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INDEX TO FINANCIAL STATEMENTS
ANNEX A TABLE OF CONTENTS

As filed with the United States Securities and Exchange Commission on February 5, 2018

Registration No. 333-221734

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 5
to
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Avista Healthcare Public Acquisition Corp.
(Exact Name of Registrant as Specified in its Charter)

Cayman Islands* (State or other jurisdiction of incorporation or organization)	6770 (Primary Standard Industrial Classification Code Number)	98-1329150 (I.R.S. Employer Identification Number)

65 East 55th Street
18th Floor
New York, New York
(212) 593-6900
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Ben Silbert
General Counsel and Secretary
Avista Healthcare Public Acquisition Corp.
65 East 55th Street
18th Floor
New York, NY 10022
Telephone: (212) 593-6900
Facsimile: (212) 593-6901
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Michael J. Aiello Jaclyn L. Cohen Weil, Gotshal & Manges LLP 767 Fifth Avenue New York, NY 10153 Tel: (212) 310-8000 Fax: (212) 310-8007	Mark Bibi General Counsel and Secretary Envigo International Holdings, Inc. 401 Hackensack Avenue Hackensack, NJ 07601 Tel: (201) 525-1819 Fax: (201) 525-1331	Jonathan A. Schaffzin Kimberly C. Petillo-Décossard Cahill Gordon & Reindel LLP 80 Pine Street New York, NY 10005 Tel: (212) 701-3000 Fax: (212) 378-2545

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement is declared effective and all other conditions to the business combination described in the enclosed Proxy Statement/Prospectus have been satisfied or waived.

          If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:    ☐

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:    ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:    ☐

          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of "large accelerated filer", "accelerated filer", "smaller reporting company" and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐ Emerging growth company ☒

          If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act . ☐

          If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)	☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)	☐

          The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the United States Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

*
The Registrant intends, subject to shareholder approval, to effect a domestication under Section 388 of the Delaware General Corporation Law, pursuant to which the Registrant's state of incorporation shall be Delaware.

The information in this preliminary proxy statement/prospectus is not complete and may be changed. The registrant may not sell the securities described herein until the registration statement filed with the United States Securities and Exchange Commission is declared effective. This preliminary proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROXY STATEMENT/PROSPECTUS—SUBJECT TO COMPLETION, DATED FEBRUARY 5, 2018

PROXY STATEMENT/PROSPECTUS FOR ANNUAL GENERAL MEETING OF AVISTA HEALTHCARE PUBLIC ACQUISITION CORP.

PROSPECTUS FOR
31,000,000 SHARES OF CLASS A COMMON STOCK AND 31,000,000 WARRANTS TO PURCHASE ONE-HALF OF ONE SHARE OF CLASS A COMMON STOCK

        The board of directors (the "AHPAC Board") of Avista Healthcare Public Acquisition Corp., a Cayman Islands exempted corporation ("AHPAC"), has unanimously approved the domestication of AHPAC as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law and the Cayman Islands Companies Law (2016 Revision) (the "domestication"), the merger of a subsidiary of AHPAC with and into Envigo International Holdings, Inc., a Delaware corporation ("Envigo"), with Envigo surviving the merger as a wholly owned direct subsidiary of AHPAC (the "first merger"), the merger of Envigo with and into a subsidiary of AHPAC, with the subsidiary of AHPAC surviving the merger as a wholly owned direct subsidiary of AHPAC (the "second merger") and the other transactions contemplated by the Transaction Agreement, dated as of August 21, 2017, by and among AHPAC, certain of AHPAC's subsidiaries, Envigo and Jermyn Street Associates LLC, solely in its capacity as shareholder representative (in such capacity, the "Shareholder Representative"), as amended on November 22, 2017, December 22, 2017 and January 21, 2018, a copy of which is attached to this proxy statement/prospectus as Annex A. After the domestication, AHPAC will change its name to "Envigo International Holdings, Inc.". We refer to AHPAC following the effectiveness of the domestication as "ENVG".

        Upon effectiveness of the domestication, ENVG's issued and outstanding share capital will consist of: (i) shares of Class A common stock, par value $0.0001 per share ("ENVG Class A common stock") issued in exchange for outstanding Class A ordinary shares, par value $0.0001 per share, of AHPAC ("AHPAC Class A ordinary shares"), (ii) warrants to purchase one-half of one share of ENVG Class A common stock ("ENVG public warrants") issued in exchange for outstanding warrants to purchase one-half of one share of AHPAC Class A ordinary shares and (iii) shares of Class B common stock, par value $0.0001 per share ( "ENVG Class B common stock") issued in exchange for outstanding Class B ordinary shares, par value $0.0001 per share, of AHPAC ("AHPAC Class B ordinary shares").

        The AHPAC units, AHPAC Class A ordinary shares and warrants to purchase AHPAC Class A ordinary shares are currently listed on the NASDAQ Capital Market ("NASDAQ") under the symbols "AHPAU", "AHPA" and "AHPAW", respectively. AHPAC has applied to continue the listing of the ENVG Class A common stock and ENVG public warrants, to be effective upon the consummation of the business combination, on NASDAQ under the proposed symbols "ENVG" and "ENVGW", respectively.

        This proxy statement/prospectus provides you with detailed information about the mergers and other matters to be considered at the annual general meeting. We encourage you to carefully read this entire document and the documents incorporated herein by reference. You should also carefully consider the risk factors described in "Risk Factors" beginning on page [37] of this proxy statement/prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the transactions described in this proxy statement/prospectus, passed upon the fairness of the Transaction Agreement or the transactions contemplated thereby, or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

        This proxy statement/prospectus is dated [    •    ], 2018, and is first being mailed to AHPAC's shareholders on or about [    •    ], 2018.

PRELIMINARY PROXY STATEMENT/PROSPECTUS—SUBJECT TO COMPLETION, DATED FEBRUARY 5, 2018

AVISTA HEALTHCARE PUBLIC ACQUISITION CORP.
A Cayman Islands Exempted Company
(Company Number 306402)
65 East 55th Street
18th Floor
New York, NY 10022

Dear Avista Healthcare Public Acquisition Corp. Shareholders:

            You are cordially invited to attend the annual general meeting of Avista Healthcare Public Acquisition Corp., a Cayman Islands exempted company ("AHPAC"), on [    •    ] at [    •    ] Eastern Time at the offices of Weil, Gotshal & Manges LLP, located at 767 Fifth Avenue, New York, NY 10153. This proxy statement/prospectus is dated [    •    ] and is first being mailed to shareholders of AHPAC on or about [    •    ].

            At the annual general meeting, which we refer to as the "general meeting", AHPAC shareholders will be asked to consider and vote upon a proposal, which is referred to herein as the "Business Combination Proposal" or "Proposal No. 1", to approve and adopt the Transaction Agreement, dated August 21, 2017, as amended on November 22, 2017, December 22, 2017 and January 21, 2018 (as it may be further amended from time to time, the "Transaction Agreement"), by and among AHPAC, Avista Healthcare Merger Sub, Inc., a wholly-owned subsidiary of AHPAC ("AHPAC Merger Sub"), Avista Healthcare NewCo, LLC, a wholly-owned subsidiary of AHPAC ("AHPAC NewCo"), Envigo International Holdings, Inc. ("Envigo") and Jermyn Street Associates LLC, solely in its capacity as shareholder representative, a copy of which is attached to the accompanying proxy statement/prospectus as Annex A, and the transactions contemplated thereby. The Transaction Agreement provides for, among other things, an integrated transaction consisting of the merger of AHPAC Merger Sub with and into Envigo, with Envigo surviving the merger (the "first merger"), and then immediately thereafter, the merger of Envigo with and into AHPAC NewCo, with AHPAC NewCo surviving the merger (the "second merger," and together with the first merger, the "mergers").

            As a condition to consummating the mergers pursuant to the terms of the Transaction Agreement, the board of directors of AHPAC (the "AHPAC Board") has unanimously approved a change of AHPAC's jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware, which we refer to as the "domestication", and together with the mergers, the "business combination." To effect the domestication, AHPAC will file a notice of de-registration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and file a certificate of incorporation and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which AHPAC will be domesticated and continue as a Delaware corporation. After the domestication, AHPAC will change its name to "Envigo International Holdings, Inc." We refer to AHPAC following effectiveness of the domestication as "ENVG." On the effective date of the domestication, each currently issued and outstanding Class A ordinary share, par value $0.0001 per share, of AHPAC, which we refer to as "AHPAC Class A ordinary shares", will be exchanged, on a one-for-one basis, for a share of Class A common stock, par value $0.0001 per share, of ENVG, which we refer to as "ENVG Class A common stock". Similarly, each currently issued and outstanding Class B ordinary share, par value $0.0001 per share, of AHPAC, which we refer to as "AHPAC Class B ordinary shares", will be exchanged, on a one-for-one basis, for a share of Class B common stock, par value $0.0001 per share, of ENVG, which we refer to as "ENVG Class B common stock". In addition, all outstanding warrants to acquire AHPAC Class A ordinary shares will be exchanged for warrants to acquire a corresponding number of shares of ENVG Class A common stock on the same terms as in effect immediately prior to the effective time of the domestication. No other changes will be made to the terms of any outstanding warrants to acquire AHPAC Class A ordinary shares as a result of the domestication. See the section entitled "Proposal No. 2—The Domestication Proposal."

            You will also be asked to consider and vote upon (i) nine separate proposals to approve material differences between AHPAC's existing amended and restated memorandum and articles of association and the proposed new certificate of incorporation of ENVG following the domestication, which we refer to as the "Charter Proposals", (ii) a proposal to elect seven directors to ENVG's board of directors for staggered terms, which we refer to as the "Director Election Proposal" or "Proposal No. 12", (iii) a proposal to approve and adopt the Envigo International Holdings, Inc. 2018 Equity Incentive Plan and the material terms thereunder, which we refer to as the "Management Incentive Plan Proposal" or "Proposal No. 13", (iv) a proposal to approve for purposes of complying with applicable provisions of NASDAQ Listing Rule 5635, the issuance of more than 20% of AHPAC's issued and outstanding ordinary shares (or issued and outstanding common stock following the domestication) to the Selling Equityholders in connection with the business combination and to participants in the equity financing (if any), which we refer to as the "NASDAQ Proposal" or "Proposal No. 14.", and (v) a proposal to approve the adjournment of the general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the general meeting, which we refer to as the "Adjournment Proposal" or "Proposal No. 15." The transactions contemplated by the Transaction Agreement will be consummated only if the Business Combination Proposal, the Domestication Proposal the Charter Proposals and the NASDAQ Proposal are approved at the general meeting. Each of these proposals is conditioned upon approval of these proposals, other than the Adjournment Proposal which is not conditioned upon the approval of any other proposal.

            Subject to the terms of the Transaction Agreement and customary adjustments set forth therein, the aggregate purchase price payable to the holders of equity interests in Envigo immediately prior to the effective time of the first merger, which are collectively referred to as the "Selling Equityholders", in connection with the business combination and related transactions is expected to be approximately (a) $401.88 million (the "purchase price"), subject to adjustment as described in the following sentence, in cash and shares of ENVG Class A common stock, (b) 4.10 million warrants to purchase one-half of one share of ENVG Class A common stock and (c) amounts payable to the Selling Equityholders under the Tax Receivable Agreement substantially in the form attached to the accompanying proxy statement/prospectus as Annex D (the "Tax Receivable Agreement"). The purchase price will be reduced by, among other things, the aggregate amount of transaction expenses incurred by Envigo in connection with the negotiation and consummation of the business combination. It is anticipated that this adjustment will result in a reduction of the purchase price by approximately $43.9 million (including non-cash expenses in the amount of $8.3 million). The cash component of the purchase price is subject to an aggregate limit on cash consideration of $100 million (which amount may be increased or reduced as described in the Transaction Agreement). The cash and stock consideration to be paid to the Selling Equityholders will be funded with approximately 36.62 million newly issued shares of ENVG Class A common stock, which amount will be reduced to the extent certain Selling Equityholders elect to receive $10.00 in cash in lieu of each share of ENVG Class A common stock such Selling Equityholder would otherwise be entitled to receive, subject to an aggregate limit on cash consideration of $100 million (which amount may be increased or reduced as described in the Transaction Agreement), and the aforementioned cash.

            At the closing of the business combination, ENVG will enter into the Tax Receivable Agreement with Envigo Holdings, Inc. and the shareholder representative on behalf of the Selling Equityholders that are entitled to receive merger consideration in connection with the business combination. The Tax Receivable Agreement will generally provide for the future payments by ENVG to the Selling Equityholders of 85% of the U.S. federal, state, local and U.K. cash tax savings deemed realized (see "AHPAC's Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Tax Receivable Agreement" in the accompanying proxy statement/prospectus) by ENVG and its subsidiaries in post-closing taxable periods as a result of the utilization of net operating losses available to be carried forward as of the consummation of the transactions contemplated by the Transaction Agreement and the imputed interest deductions arising from payments under the Tax Receivable Agreement. Although the amount and timing of any payments under the Tax Receivable Agreement will vary depending on a number of factors, including the amount and timing of ENVG's income, AHPAC expects that the payments ENVG may make thereunder could be substantial. Under certain circumstances, ENVG's obligations under the Tax Receivable Agreement may be accelerated as specified therein.

            Additionally, at the closing of the business combination, AHPAC, the sponsor, certain directors of AHPAC and the Selling Equityholders that receive ENVG common stock (such directors and Selling Equityholders, and the sponsor, collectively being the "restricted stockholders") will enter into an Amended and Restated Registration Rights Agreement substantially in the form attached to the accompanying proxy statement/prospectus as Annex D, in respect of the shares of ENVG common stock and ENVG warrants issued to the restricted stockholders in connection with the business combination, providing for, among other things, customary registration rights, including demand and piggy-back rights, subject to cut-back provisions. See the section titled "The Transaction Agreement—Related Agreements—Amended and Restated Registration Rights Agreement" in the accompanying proxy statement/prospectus for more information.

            Each of these proposals is more fully described in the accompanying proxy statement/prospectus, which each shareholder is encouraged to review carefully.

            In connection with AHPAC's initial public offering (the "IPO"), the initial shareholders agreed to vote all their AHPAC Class B ordinary shares and any AHPAC Class A ordinary shares purchased during or after the IPO in favor of the business combination. Currently, the initial shareholders own approximately 20% of AHPAC's issued and outstanding ordinary shares, including all of the AHPAC Class B ordinary shares.

            Pursuant to AHPAC's existing amended and restated memorandum and articles of association, a holder of AHPAC's public shares ("public shares") may request that AHPAC redeem all or a portion of such shareholder's public shares (which will become shares of ENVG Class A common stock following the domestication) for cash if the business combination is consummated. Holders of units of AHPAC (the "AHPAC units") must elect to separate the underlying public shares and warrants ("public warrants") prior to exercising redemption rights with respect to the public shares. If holders hold their AHPAC units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the AHPAC units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact the transfer agent directly and instruct it to do so. Public shareholders may elect to redeem their public shares even if they vote "for" the Business Combination Proposal. If the business combination is not consummated, such public shares will not be redeemed for cash. If a public shareholder properly exercises its right to redeem its public shares and timely delivers its shares to the transfer agent, and the business combination is consummated, AHPAC will redeem each public share for a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account established in connection with the IPO (the "trust account"), calculated as of two business days prior to the consummation of the business combination, including interest, divided by the number of then issued and outstanding public shares. For illustrative purposes, as of January 17, 2018, this would have amounted to approximately $10.08 per public share. If a public shareholder exercises its redemption rights, then it will be exchanging its redeemed public shares for cash and will no longer own such shares. Holders of public warrants do not have redemption rights in connection with the business combination. See the section entitled "Annual General Meeting of AHPAC Shareholders—Redemption Rights" in the accompanying proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.

            Notwithstanding the foregoing, a holder of public shares, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a "group" (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

            We are providing the accompanying proxy statement/prospectus and accompanying proxy card to AHPAC's shareholders in connection with the solicitation of proxies to be voted at the general meeting and at any adjournments or postponements of the general meeting. Information about the general meeting, the business combination and other related business to be considered by AHPAC's shareholders at the general meeting is included in the accompanying proxy statement/prospectus. Whether or not you plan to attend the general meeting, we urge all of AHPAC's shareholders to read the accompanying proxy statement/prospectus, including the Annexes and the accompanying financial statements of AHPAC and Envigo, carefully and in their entirety. In particular, we urge you to read carefully the section entitled "Risk Factors" beginning on page [37] of the accompanying proxy statement/prospectus.

            After careful consideration, the AHPAC Board has unanimously approved the business combination and unanimously recommends that shareholders vote "FOR" adoption of the Transaction Agreement and approval of the transactions contemplated thereby, including the business combination, and "FOR" all other proposals presented to AHPAC's shareholders in the accompanying proxy statement/prospectus. When you consider the AHPAC Board's recommendation of these proposals, you should keep in mind that AHPAC's directors and officers have interests in the business combination that may conflict with your interests as a shareholder. Please see the section entitled "The Business Combination—Interests of Certain Persons in the Business Combination" in the accompanying proxy statement/prospectus for additional information.

            The approval of each of the Domestication Proposal and the Charter Proposals requires the affirmative vote of holders of two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon at the general meeting. The Business Combination Proposal requires the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon at the general meeting. The approval of each of the Director Election Proposal, the Management Incentive Plan Proposal, the NASDAQ Proposal and the Adjournment Proposal requires the affirmative vote of holders of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon at the general meeting.

            AHPAC may enter into equity financing in connection with the proposed business combination through a private placement offered to a limited number of accredited investors (as defined by Rule 501 of Regulation D) pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended (the "equity financing"). The purpose of the equity financing includes raising additional funds, up to a maximum of $75 million, to fund the business combination and related transactions. The Transaction Agreement provides that any such equity financing be on terms reasonably satisfactory to Envigo. Any additional equity issuances, including in connection with the equity financing, may result in dilution of the relative ownership interest of the non-redeeming public shareholders. As the amount of any such equity issuances is not currently known, AHPAC cannot provide exact figures as to percentage ownership that may result therefrom.

            The Transaction Agreement provides that Envigo's obligation to consummate the business combination is conditioned on there being at least $220 million of available funds, collectively from the trust account and proceeds from the equity financing (if any), after giving effect to redemptions of public shares. This condition to closing is for the sole benefit of Envigo and may be waived only by Envigo. If as a result of redemptions of public shares by public shareholders the condition is not met, and the condition is also not waived by Envigo, then Envigo may terminate the Transaction Agreement and the proposed business combination may not be consummated. In addition, in no event will AHPAC redeem public shares in an amount that would cause its net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) to be less than $5,000,001.

            The initial shareholders have agreed to waive their redemption rights with respect to the Class B ordinary shares and with respect to any public shares they may hold in connection with the consummation of the business combination. The AHPAC Class B ordinary shares will be excluded from the pro rata calculation used to determine the per-share redemption price. Currently, the initial shareholders own approximately 20% of AHPAC's issued and outstanding ordinary shares, including all of the AHPAC Class B ordinary shares.

            The initial shareholders also have agreed to waive their rights to any adjustment to the ratio in which the AHPAC Class B ordinary shares will automatically convert into a number of shares of ENVG Class A common stock one business day following the consummation of the business combination. As a result, each share of ENVG Class B common stock will automatically convert into one share of ENVG Class A common stock one business day following the consummation of the business combination.

            Your vote is very important.    Whether or not you plan to attend the general meeting, please vote as soon as possible by following the instructions in the accompanying proxy statement/prospectus to make sure that your shares are represented at the general meeting. If you hold your shares in "street name" through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the general meeting. The transactions contemplated by the Transaction Agreement will be consummated only if the Business Combination Proposal, the Domestication Proposal, the Charter Proposals and the NASDAQ Proposal are approved at the general meeting. Each of the Business Combination Proposal, the Domestication Proposal, the Charter Proposals and the NASDAQ Proposal are cross-conditioned on the approval of each other. Each other proposal is conditioned on the approval of the Business Combination Proposal, the Domestication Proposal, the Charter Proposals and the NASDAQ Proposal, other than the Adjournment Proposal, which is not conditioned on the approval of any other proposal set forth in the accompanying proxy statement/prospectus.

            If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted FOR each of the proposals presented at the general meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the general meeting in person, the effect will be, among other things, that your shares will not be counted for purposes of determining whether a quorum is present at the general meeting. If you are a shareholder of record and you attend the general meeting and wish to vote in person, you may withdraw your proxy and vote in person.

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND IN WRITING THAT YOUR PUBLIC SHARES ARE REDEEMED FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO AHPAC'S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT THE GENERAL MEETING. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING DEPOSITORY TRUST COMPANY'S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.

            On behalf of the AHPAC Board, I would like to thank you for your support and look forward to the successful completion of the business combination.

Sincerely,
Thompson Dean Executive Chairman of the Board of Directors

            NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

            The accompanying proxy statement/prospectus is dated [    •    ] and is first being mailed to shareholders on or about [    •    ].

PRELIMINARY PROXY STATEMENT/PROSPECTUS—SUBJECT TO COMPLETION, DATED FEBRUARY 5, 2018

AVISTA HEALTHCARE PUBLIC ACQUISITION CORP.
A Cayman Islands Exempted Company
(Company Number 306402)
65 East 55th Street
18th Floor
New York, NY 10022

NOTICE OF ANNUAL GENERAL MEETING
TO BE HELD ON [    •    ], 2018

TO THE SHAREHOLDERS OF AVISTA HEALTHCARE PUBLIC ACQUISITION CORP.:

        NOTICE IS HEREBY GIVEN that an annual general meeting of Avista Healthcare Public Acquisition Corp., a Cayman Islands exempted company ("AHPAC"), will be held on [    •    ], 2018 at [    •    ] Eastern Time at the offices of Weil, Gotshal & Manges LLP, located at 767 Fifth Avenue, New York, NY 10153 (the "general meeting"). You are cordially invited to attend the general meeting to conduct the following items of business:

  1.
  Proposal No. 1—The Business Combination Proposal—To consider and vote upon a proposal to approve and adopt the Transaction Agreement, dated August 21, 2017, as amended on November 22, 2017, December 22, 2017 and January 21, 2018 (as it may be further amended from time to time, the "Transaction Agreement"), by and among AHPAC, Avista Healthcare Merger Sub, Inc., AHPAC's direct wholly-owned subsidiary ("AHPAC Merger Sub"), Avista Healthcare NewCo, LLC, AHPAC's direct wholly-owned subsidiary ("AHPAC NewCo"), Envigo International Holdings, Inc., a Delaware corporation ("Envigo") and Jermyn Street Associates LLC, solely in its capacity as shareholder representative (in such capacity, the "Shareholder Representative"), a copy of which is attached to the accompanying proxy statement/prospectus as Annex A, and the transactions contemplated thereby, including an integrated transaction consisting of the merger of AHPAC Merger Sub with and into Envigo, with Envigo surviving the merger (the "first merger"), and then immediately thereafter, the merger of Envigo with and into AHPAC NewCo, with AHPAC NewCo surviving the merger (the "second merger," and together with the first merger, the "mergers"), which we refer to as the "Business Combination Proposal";

  2.
  Proposal No. 2—The Domestication Proposal—To consider and vote upon a proposal to approve by special resolution, assuming the Business Combination Proposal is approved and adopted, the change of AHPAC's jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the "domestication," and together with the mergers, the "business combination"), which we refer to as the "Domestication Proposal";

  The Charter Proposals—To consider and vote upon nine separate proposals to approve by special resolution, assuming the Business Combination Proposal and the Domestication Proposal are approved and adopted, the following material differences between AHPAC's existing amended and restated memorandum and articles of association and the proposed new certificate of incorporation and bylaws of AHPAC (which will be renamed "Envigo International Holdings, Inc." after consummation of the domestication and referred to herein as "ENVG" following the domestication) the "proposed certificate" and the "proposed bylaws", respectively.

  3.
  Proposal No. 3—To consider and vote upon an amendment to AHPAC's existing organizational documents to authorize the classification of the Board of Directors of ENVG into three classes of directors, which shall consist of, as nearly as may be possible, one-third of the total number of directors on the Board of Directors of ENVG, which will initially be seven (7) and then as may be set by the Board of Directors of ENVG from time to time;

  4.
  Proposal No. 4—To consider and vote upon an amendment to AHPAC's existing organizational documents to authorize that directors may only be removed for cause;

  5.
  Proposal No. 5—To consider and vote upon an amendment to AHPAC's existing organizational documents to authorize that only the Board of Directors of ENVG, chairperson of the board of directors or chief executive officer may call a meeting of stockholders;

  6.
  Proposal No. 6—To consider and vote upon an amendment to AHPAC's existing organizational documents to authorize removal of the ability of stockholders to take action by written consent in lieu of a meeting;

  7.
  Proposal No. 7—To consider and vote upon an amendment to AHPAC's existing organizational documents to require the affirmative vote of holders of a majority of the voting power of ENVG's then issued and outstanding shares of stock entitled to vote thereon to amend the proposed certificate;

  8.
  Proposal No. 8—To consider and vote upon an amendment to AHPAC's existing organizational documents to authorize the adoption of Delaware as the exclusive forum for certain stockholder litigation;

  9.
  Proposal No. 9—To consider and vote upon an amendment to AHPAC's existing organizational documents to authorize ENVG to permit the sponsor, Jermyn Street Associates, LLC and Savanna Holdings LLC and their respective affiliates (the "ENVG Sponsors") to engage in competitive businesses and renounce certain corporate opportunities offered to the ENVG Sponsors or any of their managers, officers, directors, agents, stockholders, members, partners, affiliates and subsidiaries (other than ENVG and its subsidiaries) that are not expressly offered to them in their capacities as directors or officers of ENVG;

  10.
  Proposal No. 10—To consider and vote upon an amendment to AHPAC's existing organizational documents to approve the authorized number of shares of ENVG common stock contained in the proposed certificate; and

  11.
  Proposal No. 11—To consider and vote upon an amendment to AHPAC's existing organizational documents to authorize other changes to the organizational documents resulting from the domestication and business combination, including changing the post-business combination corporate name from "Avista Healthcare Public Acquisition Corp." to "Envigo International Holdings, Inc." and removing certain provisions relating to our status as a blank-check company that will no longer apply upon consummation of the business combination.

  Proposals No. 3-11 are collectively referred to as the "Charter Proposals";

  12.
  Proposal No. 12—The Director Election Proposal—To consider and vote upon a proposal to elect seven directors to serve staggered terms on ENVG's Board of Directors until the 2019, 2020 and 2021 annual meeting of shareholders, respectively, and until their respective successors are duly elected and qualified, which we refer to as the "Director Election Proposal";

  13.
  Proposal No. 13—The Management Incentive Plan Proposal—To consider and vote on a proposal to approve and adopt, assuming the Charter Proposals, the Domestication Proposal and the Business Combination Proposal are all approved and adopted, the Envigo International Holdings, Inc. 2018 Equity Incentive Plan (the "2018 Equity Incentive Plan") and the material terms thereunder, which we refer to as the "Management Incentive Plan Proposal". A copy of the 2018 Equity Incentive Plan is attached to the accompanying proxy statement/prospectus as Annex G;

  14.
  Proposal No. 14—The NASDAQ Proposal—To consider and vote upon a proposal to approve, assuming the Charter Proposals, the Domestication Proposal and the Business Combination Proposal are all approved and adopted, for purposes of complying with applicable provisions of NASDAQ Listing Rule 5635, the issuance of more than 20% of AHPAC's issued and outstanding ordinary shares (or issued and outstanding common stock following the domestication) to the Selling Equityholders in connection with the business combination and to participants in the equity financing (if any), which we refer to as the "NASDAQ Proposal"; and

  15.
  Proposal No. 15—Adjournment Proposal—To consider and vote upon a proposal to approve the adjournment of the general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of one or more proposals to be submitted for shareholder approval at the general meeting, which we refer to as the "Adjournment Proposal."

        The above matters are more fully described in the accompanying proxy statement/prospectus, which also includes as Annex A a copy of the Transaction Agreement. We urge you to read carefully the accompanying proxy statement/prospectus in its entirety, including the Annexes and accompanying financial statements of AHPAC and Envigo.

        The record date for the general meeting is January 16, 2018. Only shareholders of record at the close of business on that date may vote at the general meeting or any adjournment thereof.

        We are providing the accompanying proxy statement/prospectus and accompanying proxy card to AHPAC's shareholders in connection with the solicitation of proxies to be voted at the general meeting and at any adjournments or postponements of the general meeting. Information about the general meeting, the business combination and other related business to be considered by AHPAC's shareholders at the general meeting is included in this proxy statement/prospectus. Whether or not you plan to attend the general meeting, we urge all of AHPAC's shareholders to read the accompanying proxy statement/prospectus, including the Annexes and the accompanying financial statements of AHPAC and Envigo, carefully and in their entirety.

        IN PARTICULAR, WE URGE YOU TO READ CAREFULLY THE SECTION ENTITLED "RISK FACTORS" BEGINNING ON PAGE [    •    ] OF THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS.

        After careful consideration, the AHPAC Board has unanimously approved the business combination and unanimously recommends that shareholders vote "FOR" adoption of the Transaction Agreement and approval of the transactions contemplated thereby, including the business combination, and "FOR" all other proposals presented to AHPAC's shareholders in the accompanying proxy statement/prospectus. When you consider the AHPAC Board's recommendation of these proposals, you should keep in mind that AHPAC's directors and officers have interests in the business combination that may conflict with your interests as a shareholder. Please see the section entitled "The Business Combination—Interests of Certain Persons in the Business Combination" for additional information.

        On the effective date of the domestication, each currently issued and outstanding Class A ordinary share, par value $0.0001 per share, of AHPAC, which we refer to as "AHPAC Class A ordinary shares", will be exchanged, on a one-for-one basis, into a share of Class A common stock, par value $0.0001 per share, of ENVG, which we refer to as "ENVG Class A common stock". Similarly, each currently issued and outstanding Class B ordinary share, par value $0.0001 per share, of AHPAC, which we refer to as "AHPAC Class B ordinary shares", will be exchanged, on a one-for-one basis, into a share of Class B common stock, par value $0.0001 per share, of ENVG, which we refer to as "ENVG Class B common stock". In addition, all outstanding warrants to acquire AHPAC Class A ordinary shares will be exchanged for warrants to acquire a corresponding number of shares of ENVG Class A common stock on the same terms as in effect immediately prior to the effective time of the domestication. No other changes will be made to the terms of any outstanding warrants to acquire AHPAC Class A ordinary shares as a result of the domestication. See the section entitled "Proposal No. 2—The Domestication Proposal."

        As a result of the business combination, AHPAC will acquire Envigo. Subject to the terms of the Transaction Agreement and customary adjustments set forth therein, the aggregate purchase price payable to the Selling Equityholders in connection with the business combination and related transactions is expected to be approximately (a) $401.88 million, in cash and shares of ENVG Class A common stock, subject to certain adjustments, (b) 4.10 million warrants to purchase one-half of one share of ENVG Class A common stock and (c) amounts payable to the Selling Equityholders under the Tax Receivable Agreement. The cash component of the purchase price is limited to $100 million, subject to certain adjustments. A copy of the Transaction Agreement is attached to the accompanying proxy statement/prospectus as Annex A.

        In connection with AHPAC's initial public offering (the "IPO"), the initial shareholders agreed to vote all AHPAC Class B ordinary shares and any AHPAC Class A ordinary shares purchased during or after the IPO in favor of the business combination. Currently, the initial shareholders own approximately 20% of AHPAC's issued and outstanding ordinary shares, including all of the AHPAC Class B ordinary shares.

        Pursuant to AHPAC's existing amended and restated memorandum and articles of association, a holder of AHPAC's public shares ("public shares") may request that AHPAC redeem all or a portion of such shareholder's public shares (which will become shares of ENVG Class A common stock in the domestication) for cash if the business combination is consummated. For the purposes of Article 49.3 of AHPAC's amended and restated memorandum and articles of association and the Cayman Islands Companies Law (2016 Revision), the exercise of redemption rights shall be treated as an election to have such public shares repurchased for cash and references in the accompanying proxy statement/prospectus shall be interpreted accordingly. You will be entitled to receive cash for any public shares to be redeemed only if you:

  (i)
  (a) hold public shares or (b) hold public shares through units and you elect to separate your units into the underlying public shares and warrants prior to exercising your redemption rights with respect to the public shares;

  (ii)
  prior to 5:00 p.m., Eastern Time, on [    •    ], 2018, submit a written request to Continental Stock Transfer & Trust Company, AHPAC's transfer agent (the "transfer agent"), that AHPAC redeem your public shares for cash; and

  (iii)
  deliver your public shares to the transfer agent, physically or electronically through Depository Trust Company ("DTC").

        Holders of AHPAC units must elect to separate the underlying public shares and warrants ("public warrants") prior to exercising redemption rights with respect to the public shares. If holders hold their AHPAC units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the AHPAC units into the underlying public shares and public warrants, or if a holder holds AHPAC units registered in its own name, the holder must contact the transfer agent directly and instruct it to do so. Public shareholders may elect to redeem their public shares even if they vote "for" the Business Combination Proposal. If the business combination is not consummated, the public shares will not be redeemed for cash. If a public shareholder properly exercises its right to redeem its public shares and timely delivers its shares to the transfer agent, AHPAC will redeem each public share for a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account established in connection with the IPO (the "trust account"), calculated as of two business days prior to the consummation of the business combination, including interest, divided by the number of then issued and outstanding public shares. For illustrative purposes, as of January 17, 2018, this would have amounted to approximately $10.08 per public share. If a public shareholder exercises its redemption rights, then it will be exchanging its redeemed public shares for cash and will no longer own such shares. See the section entitled "Annual General Meeting of AHPAC Shareholders—Redemption Rights" in the accompanying proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.

        Notwithstanding the foregoing, a holder of public shares, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a "group" (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

        AHPAC may enter into equity financing in connection with the proposed business combination through a private placement offered to a limited number of accredited investors (as defined by Rule 501 of Regulation D) pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended (the "equity financing"). The purpose of the equity financing includes raising additional funds, up to a maximum of $75 million to fund the business combination and related transactions. Pursuant to the terms of the Transaction Agreement, AHPAC must use its commercially reasonable efforts to obtain such equity financing prior to the consummation of the business combination, on terms reasonably acceptable to Envigo.

        The Transaction Agreement provides that Envigo's obligation to consummate the business combination is conditioned on there being at least $220 million of available funds from the trust account and proceeds from the equity financing (if any), after giving effect to redemptions of public shares. This condition to closing is for the sole benefit of Envigo and may be waived only by Envigo. If, as a result of redemptions of public shares by public shareholders, the condition is not met or waived by Envigo, then the Transaction Agreement may terminate and the proposed business combination may not be consummated. As of January 17, 2018 there was approximately $312,497,921 in the Trust Account. Each redemption of shares will decrease the amount in the Trust Account. In no event will AHPAC redeem public shares in an amount that would cause its net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) to be less than $5,000,001. Holders of public warrants do not have redemption rights in connection with the business combination.

        The initial shareholders have agreed to waive their redemption rights with respect to AHPAC Class B ordinary shares, and with respect to any public shares they may hold in connection with the consummation of the business combination. The AHPAC Class B ordinary shares will be excluded from the pro rata calculation used to determine the per-share redemption price.

        The initial shareholders also have agreed to waive any adjustment to the ratio in which the AHPAC Class B ordinary shares will automatically convert into a number of shares of ENVG Class A common stock one business day following the consummation of the business combination. As a result, each share of ENVG Class B common stock will automatically convert into one share of ENVG Class A common stock one business day following the consummation of the business combination.

        The approval of each of the Domestication Proposal and the Charter Proposals requires the affirmative vote of two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon at the general meeting. The Business Combination Proposal requires the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon at the general meeting. The approval of each of the Director Election Proposal, the Management Incentive Plan Proposal, the NASDAQ Proposal and the Adjournment Proposal requires the affirmative vote of holders of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon at the general meeting.

        Your vote is very important.    Whether or not you plan to attend the general meeting, please vote as soon as possible by following the instructions in this proxy statement/prospectus to make sure that your shares are represented at the general meeting. If you hold your shares in "street name" through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the general meeting. The transactions contemplated by the Transaction Agreement will be consummated only if the Business Combination Proposal, the Domestication Proposal and the Charter Proposals are approved at the general meeting. Each of the Business Combination Proposal, the Domestication Proposal, the Charter Proposals and the NASDAQ Proposal are cross-conditioned on the approval of each other. Each other proposal is conditioned on the approval of the Business Combination Proposal, the Domestication Proposal, the Charter Proposals and the NASDAQ Proposal, other than the

Adjournment Proposal, which is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus.

        If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted FOR each of the proposals presented at the general meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the general meeting in person, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the general meeting. If you are a shareholder of record and you attend the general meeting and wish to vote in person, you may withdraw your proxy and vote in person.

        Your attention is directed to the proxy statement/prospectus accompanying this notice (including the annexes thereto) for a more complete description of the proposed business combination and related transactions and each of the proposals. We encourage you to read the accompanying proxy statement/prospectus carefully. If you have any questions or need assistance voting your ordinary shares, please contact MacKenzie Partners, AHPAC's proxy solicitor, by calling 1-800-322-2885 (toll free), or 1-212-929-5500 (call collect), or by emailing proxy@mackenziepartners.com.

        Thank you for your participation. We look forward to your continued support.

By Order of the AHPAC Board,
Thompson Dean Executive Chairman of the AHPAC Board

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND IN WRITING THAT YOUR PUBLIC SHARES ARE REDEEMED FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO AHPAC'S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT SUCH MEETING. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING DEPOSITORY TRUST COMPANY'S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.

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EXPLANATORY NOTE

        All financial information relating to Envigo for the year ended December 31, 2014 in this proxy statement/prospectus is for Envigo Holdings, Inc. ("BPAL"), a direct wholly-owned subsidiary of Envigo International Holdings, Inc. For the year ended December 31, 2014 and as of December 31, 2014, Envigo International Holdings, Inc. had no material assets or liabilities other than its equity interest in Envigo Holdings, Inc. and conducted no trading operations.

FREQUENTLY USED TERMS

        In this proxy statement/prospectus:

        "AHPAC," "we," "us," "company," or "our company" means Avista Healthcare Public Acquisition Corp., a Cayman Islands exempted company, except in the sections entitled "Information About Envigo" and "Envigo Management's Discussion and Analysis of Financial Condition and Results of Operations," where, in each case, "we," "us," "company," or "our company" means Envigo (as defined below); the term "ENVG" refers to AHPAC as it will continue to exist under the DGCL following effectiveness of the domestication.

        "AHPAC Board" means the board of directors of AHPAC.

        "AHPAC Class A ordinary share" means the Class A ordinary shares, par value $0.0001 per share, of AHPAC.

        "AHPAC Class B ordinary share" means the Class B ordinary shares, par value $0.0001 per share, of AHPAC.

        "AHPAC ordinary shares" means AHPAC Class A ordinary shares and AHPAC Class B ordinary shares.

        "AHPAC Shareholder Approval" means the affirmative vote (in person or by proxy) of the holders of a majority or a two-thirds majority (as applicable) of the issued and outstanding ordinary shares entitled to vote in favor of the Business Combination Proposal, the Domestication Proposal, the NASDAQ Proposal, the Charter Proposals, the Director Election Proposal, the NASDAQ Proposal, the Management Incentive Plan Proposal and the Adjournment Proposal.

        "Alternative Transaction" means any sale of any material assets of Envigo or its subsidiaries or any of the outstanding equity interests in Envigo or its subsidiaries, or any conversion, consolidation, liquidation, dissolution or similar transaction involving Envigo or its subsidiaries, other than with AHPAC and its Representatives.

        "Amended and Restated Registration Rights Agreement" means that certain Amended and Restated Registration Rights Agreement, substantially in the form attached hereto as Annex E, to be entered into at the closing of the business combination, by and among AHPAC, the sponsor, and the restricted stockholders.

        "Avista" means Avista Capital Holdings, L.P., a Delaware limited partnership, and its affiliates; and

        "business combination" means the transactions contemplated by the Transaction Agreement, including: (i) the domestication, (ii) the merger of a subsidiary of AHPAC with and into Envigo, with Envigo surviving the merger as a wholly owned direct subsidiary of AHPAC and (iii) the merger of Envigo immediately thereafter with and into a subsidiary of AHPAC, with the subsidiary of AHPAC surviving the merger as a wholly owned direct subsidiary of AHPAC.

        "business day" means a day, other than Saturday, Sunday or such other day on which commercial banks in New York, New York are authorized or required by applicable laws to close.

        "Class B Holders" means the sponsor and the initial shareholders, solely in their capacity as holders of Class B ordinary shares.

        "closing" means the closing of the transactions contemplated by the Transaction Agreement.

        "closing date" means the date on which the closing of the transactions contemplated by the Transaction Agreement occurs.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "DGCL" means the General Corporation Law of the State of Delaware.

        "domestication" means the intended deregistration of AHPAC as an exempted company in the Cayman Islands under the Cayman Islands Companies Law (2016 Revision), and domestication as a corporation incorporated under the laws of the State of Delaware under Section 388 of the Delaware General Corporation Law, pursuant to which AHPAC's jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware.

        "Employee Benefit Plan" means any material "employee benefit plan" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended.

        "ENVG Class A common stock" means the Class A common stock, par value $0.0001 per share, of ENVG.

        "ENVG Class B common stock" means the Class B common stock, par value $0.0001 per share, of ENVG.

        "ENVG common stock" means the ENVG Class A common stock and the ENVG Class B common stock.

        "ENVG Sponsors" means the sponsor, Jermyn Street Associates LLC and Savanna Holdings LLC and their respective affiliates.

        "Envigo" means Envigo International Holdings, Inc. and its subsidiaries.

        "Envigo Board" means the board of directors of Envigo.

        "Envigo Common Stock" means Envigo's Class A common stock, par value $0.01 and Envigo's Class B common stock, par value $0.01 per share.

        "Envigo Option" means an option to purchase shares of Envigo Common Stock.

        "Envigo SAR" means each Envigo stock appreciation right awarded under the Lion Holdings, Inc. 2010 Omnibus Incentive Plan.

        "Envigo Series A Warrant" means a warrant to purchase one share of Envigo Class A Common Stock.

        "Envigo Series B Warrant" means a warrant to purchase one share of Envigo's Class B Common Stock, par value $0.01 per share.

        "equity financing" means equity financing through a private placement of equity securities in AHPAC with a limited number of accredited investors (as defined by Rule 501 of Regulation D) pursuant to Section 4(a)(2) of the Securities Act, for gross proceeds to AHPAC in an aggregate amount of approximately $75 million.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        "excluded shares" means each share of Envigo Common Stock that is owned by AHPAC, Merger Sub, NewCo or Envigo (as treasury stock or otherwise), or any of their respective direct or indirect wholly owned subsidiaries.

        "first merger" means the merger of AHPAC Merger Sub with and into Envigo, with Envigo surviving the merger.

        "first merger effective time" means the time specified in the certificate of merger with respect to the First Merger.

        "founder shares" means AHPAC Class B ordinary shares initially purchased by the sponsor and certain other accredited investors.

        "fully diluted total shares of Envigo" means the fully diluted total shares of Envigo (accounting for SARs and shares underlying warrants and options).

        "GAAP" means generally accepted accounting principles in the United States.

        "general meeting" means the general meeting of AHPAC that is the subject of this proxy statement/prospectus.

        "governmental entity" means any court, governmental, regulatory or administrative agency or commission or other governmental authority or instrumentality, domestic, foreign or supranational (including, without limitation, the European Commission and the European Medicines Agency), or other body having governmental or quasi-governmental or adjudicatory powers or any (public or private) arbitrator or arbitral body.

        "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

        "initial shareholders" means holders of founder shares prior to the IPO.

        "Law" means, in any applicable jurisdiction, any applicable statute or law (including common law), ordinance, rule, treaty, code, directive or regulation and any decree, injunction, judgment, order, ruling, assessment, writ or other legal requirement, in any such case, of any applicable governmental entity.

        "IPO" means AHPAC's initial public offering, consummated on October 14, 2016, through the sale of 31,000,000 public units (including 1,000,000 units sold pursuant to the underwriters' partial exercise of their over-allotment option) at $10.00 per unit.

        "memorandum and articles of association" means AHPAC's amended and restated memorandum and articles of association in effect prior to the closing of the business combination.

        "NASDAQ" means the National Association of Securities Dealers Automated Quotations Capital Market.

        "Parent Sponsor Letter Agreement" means that certain letter agreement by and between AHPAC and the Class B Holders.

        "Per Share Cash Consideration" means an amount in cash equal to the quotient obtained by dividing (x) $363,133,441, subject to certain adjustments by (y) the fully diluted total shares of Envigo plus (b) an amount in cash equal to the product of (x) $10.00 multiplied by (y) the quotient obtained by dividing (A) 3,875,000 by (B) the fully diluted total shares of Envigo.

        "Per Share Merger Value" means an amount in cash equal to the quotient obtained by dividing (x) $363,133,441, subject to certain adjustments by (y) the fully diluted total shares of Envigo.

        "Per Share Stock Consideration" means a number of newly issued shares of ENVG Class A common stock equal to the quotient obtained by dividing (x) the Per Share Merger Value by (y) $10.00.

        "Per Share Total Cash Consideration" means an amount in cash equal to the total obtained by adding (a) the Per Share Cash Consideration, (b) a number of warrants to purchase one-half of one share of ENVG Class A common stock, where two warrants must be exercised for one whole share of ENVG Class A common stock at a price of $11.50 per share, equal to the quotient obtained by dividing (x) 4,100,000 by (y) the fully diluted total shares of Envigo, and (c) such holder's pro rata share of certain payments under the Tax Receivable Agreement, subject to the terms and conditions set forth therein.

        "Per Share Total Stock Consideration" means the total obtained by adding (a) the Per Share Stock Consideration, (b) a number of shares of ENVG Class A common stock equal to the quotient obtained by dividing (x) 3,875,000 by (y) the fully diluted total shares of Envigo, (c) a number of warrants to purchase one-half of one share of Class A common stock where two warrants must be exercised for one whole share of ENVG Class A common stock at a price of $11.50 per share equal to the quotient obtained by dividing (x) 4,100,000 by (y) the fully diluted total shares of Envigo, and (d) such holder's pro rata share of certain payments under the Tax Receivable Agreement.

        "private placement warrants" means the warrants issued to the initial shareholders in a private placement simultaneously with the closing of the IPO.

        "proposed certificate of incorporation" or "proposed certificate" means the proposed certificate of incorporation of ENVG, a form of which is attached hereto as Annex B, which will become AHPAC's certificate of incorporation subject to the approval of the Charter Proposals, assuming the consummation of the domestication and business combination.

        "proposed bylaws" means the proposed bylaws of ENVG, a form of which is attached hereto as Annex C, which will become AHPAC's bylaws subject to the approval of the Charter Proposals, assuming the consummation of the domestication and business combination.

        "public shareholders" means the holders of AHPAC public shares.

        "public shares" means AHPAC Class A ordinary shares sold as part of the units in the IPO.

        "public units" or "AHPAC units" means one AHPAC Class A ordinary share and one redeemable public warrant of AHPAC, whereby each public warrant entitles the holder thereof to purchase one-half of one AHPAC Class A ordinary share, where two warrants must be exercised for one whole Class A share at an exercise price of $11.50 per AHPAC Class A ordinary share, sold in the IPO.

        "public warrants" means the warrants included in the units issued in AHPAC's IPO, where two warrants must be exercised for one whole share of ENVG Class A common stock in accordance with the terms of the warrant agreements governing the warrants.

        "Related Agreements" means the Tax Receivable Agreement and the Amended and Restated Registration Rights Agreement.

        "representatives" means a Person's officers, directors, employees, accountants, consultants, agents, legal counsel, and other representatives.

        "restricted stockholders" means, collectively, the sponsor, certain directors of AHPAC (as set forth in the Amended and Restated Registration Rights Agreement) and the Selling Equityholders that receive ENVG common stock in the business combination.

        "second merger" means the merger of Envigo with and into AHPAC NewCo, with AHPAC NewCo surviving the merger.

        "second merger effective time" means the time specified in the certificate of merger with respect to the Second Merger.

        "SEC" means the United States Securities and Exchange Commission.

        "Securities Act" means the Securities Act of 1933, as amended.

        "Selling Equityholders" means, collectively, the holders of equity interests (including shares, warrants, SARs and options) in Envigo immediately prior to the effective time of the first merger.

        "Shareholder Representative" or "shareholder representative" means Jermyn Street Associates LLC.

        "sponsor" means Avista Acquisition Corp., a Cayman Islands exempted company and an affiliate of Avista Capital Holdings, L.P., a Delaware limited partnership.

        "Tax Receivable Agreement" means that certain Tax Receivable Agreement to be entered into at the closing of the business combination by and among ENVG, Envigo Holdings, Inc. and the shareholder representative on behalf of the Selling Equityholders entitled to receive merger consideration pursuant to the Transaction Agreement.

        "Transaction Agreement" means that certain Transaction Agreement, dated August 21, 2017, as amended on November 22, 2017, December 22, 2017 and January 21, 2018 (as it may be further amended from time to time), by and among AHPAC, AHPAC Merger Sub, AHPAC NewCo, Envigo and the shareholder representative, a copy of which is attached to this proxy statement/prospectus as Annex A.

        "transfer agent" means Continental Stock Transfer & Trust Company.

        "trust account" means the trust account of AHPAC that holds the proceeds from the IPO.

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS FOR SHAREHOLDERS

        The questions and answers below highlight only selected information from this document and only briefly address some commonly asked questions about the proposals to be presented at the general meeting, including with respect to the proposed business combination. The following questions and answers do not include all the information that is important to AHPAC's shareholders. We urge shareholders to read carefully this entire proxy statement/prospectus, including the Annexes and the other documents referred to herein, to fully understand the proposed business combination and the voting procedures for the general meeting, which will be held on [    •    ] at [    •    ] Eastern Time at the offices of Weil, Gotshal & Manges, LLP located at 767 Fifth Avenue, New York, New York, 10153.

Q:
Why am I receiving this proxy statement/prospectus?

A:
AHPAC's shareholders are being asked to consider and vote upon, among other proposals, a proposal to approve and adopt the Transaction Agreement and approve the transactions contemplated thereby, including the business combination. As a result of the business combination, AHPAC will acquire Envigo. Subject to the terms of the Transaction Agreement and customary adjustments set forth therein, the aggregate purchase price payable to the holders of equity interests (including shares, warrants, SARs and options) in Envigo immediately prior to the effective time of the first merger (the "Selling Equityholders") in connection with the business combination and related transactions is expected to be approximately (a) $401.88 million (the "purchase price"), subject to adjustment as described in the following sentence, in cash and shares of ENVG Class A common stock, (b) 4.10 million warrants to purchase one-half of one share of ENVG Class A common stock and (c) amounts payable to the Selling Equityholders under the Tax Receivable Agreement. The purchase price will be reduced by, among other things, the aggregate amount of transaction expenses incurred by Envigo in connection with the negotiation and consummation of the business combination. It is anticipated that this adjustment will result in a deduction to the purchase price of approximately $43.9 million (including non-cash expenses in the amount of $8.3 million). The cash component of the purchase price is subject to an aggregate limit on cash consideration of $100 million (which amount may be increased or reduced as described in the Transaction Agreement). A copy of the Transaction Agreement, including each amendment thereto through the date hereof is attached to this proxy statement/prospectus as Annex A.

  This proxy statement/prospectus and its Annexes contain important information about the proposed business combination and the other matters to be acted upon at the general meeting. You should read this proxy statement/prospectus and its Annexes carefully and in their entirety.

  Your vote is important. You are encouraged to submit your proxy as soon as possible after carefully reviewing this proxy statement/prospectus and its Annexes.

Q:
When and where is the general meeting?

A:
The general meeting will be held on [    •    ] at [    •    ] Eastern Time at the offices of Weil, Gotshal & Manges, LLP located at 767 Fifth Avenue, New York, New York, 10153.

Q:
What are the specific proposals on which I am being asked to vote at the general meeting?

A:
AHPAC's shareholders are being asked to approve the following proposals:

1.
Proposal No. 1—The Business Combination Proposal—To consider and vote upon a proposal to approve and adopt the Transaction Agreement, and the transactions contemplated thereby, which we refer to as the "Business Combination Proposal";

  2.
  Proposal No. 2—The Domestication Proposal—To consider and vote upon a proposal to approve by special resolution, assuming the Business Combination Proposal is approved and adopted, the domestication, which we refer to as the "Domestication Proposal";

  The Charter Proposals—To consider and vote upon nine separate proposals to approve by special resolution, assuming the Business Combination Proposal and the Domestication Proposal are approved and adopted, the following material differences between AHPAC's current amended and restated memorandum and articles of association and the proposed certificate and proposed bylaws.

  3.
  Proposal No. 3—To consider and vote upon an amendment to AHPAC's existing organizational documents to authorize the classification of the Board into three classes of directors, which shall consist of, as nearly as may be possible, one-third of the total number of directors on the Board, which will initially be seven (7) and then as may be set by the Board from time to time;

  4.
  Proposal No. 4—To consider and vote upon an amendment to AHPAC's existing organizational documents to authorize that directors may only be removed for cause;

  5.
  Proposal No. 5—To consider and vote upon an amendment to AHPAC's existing organizational documents to authorize that only the Board, chairperson of the Board or chief executive offer may call a meeting of stockholders;

  6.
  Proposal No. 6—To consider and vote upon an amendment to AHPAC's existing organizational documents to authorize removal of the ability of stockholders to take action by written consent in lieu of a meeting;

  7.
  Proposal No. 7—To consider and vote upon an amendment to AHPAC's existing organizational documents to require the affirmative vote of holders of a majority of the voting power of ENVG's then issued and outstanding shares of stock entitled to amend the proposed certificate;

  8.
  Proposal No. 8—To consider and vote upon an amendment to AHPAC's existing organizational documents to authorize the adoption of Delaware as the exclusive forum for certain stockholder litigation;

  9.
  Proposal No. 9—To consider and vote upon an amendment to AHPAC's existing organizational documents to authorize ENVG to permit the ENVG Sponsors to engage in competitive businesses and renounce certain corporate opportunities offered to the ENVG Sponsors or any of their managers, officers, directors, agents, stockholders, members, partners, affiliates and subsidiaries (other than ENVG and its subsidiaries) that are not expressly offered to them in their capacities as directors or officers of ENVG;

  10.
  Proposal No. 10—To consider and vote upon an amendment to AHPAC's existing organizational documents to approve the authorized number of shares of ENVG common stock contained in the proposed certificate; and

  11.
  Proposal No. 11—To consider and vote upon an amendment to AHPAC's existing organizational documents to authorize other changes to the Organizational Documents resulting from the domestication and business combination, including changing the post-business combination corporate name from "Avista Healthcare Public Acquisition Corp." to "Envigo International Holdings, Inc." and removing certain provisions relating to our status as a blank-check company that will no longer apply upon consummation of the business combination.

  We refer to Proposals No. 3-11 collectively as the "Charter Proposals";

  12.
  Proposal No. 12—The Director Election Proposal—To consider and vote upon a proposal to elect seven directors to serve staggered terms on ENVG's Board of Directors until the 2019, 2020 and 2021 annual meeting of shareholders, respectively, and until their respective successors are duly elected and qualified, which we refer to as the "Director Election Proposal";

  13.
  Proposal No. 13—The Management Incentive Plan Proposal—To consider and vote on a proposal to approve and adopt, assuming the Charter Proposals, the Domestication Proposal and the Business Combination Proposal are all approved and adopted, the 2018 Equity Incentive Plan and the material terms thereunder, which we refer to as the "Management Incentive Plan Proposal". A copy of the 2018 Equity Incentive Plan is attached to the accompanying proxy statement/prospectus as Annex G;

  14.
  Proposal No. 14—The NASDAQ Proposal—To consider and vote upon a proposal to approve, assuming the Charter Proposals, the Domestication Proposal and the Business Combination Proposal are all approved and adopted, for purposes of complying with applicable provisions of NASDAQ Listing Rule 5635, the issuance of more than 20% of AHPAC's issued and outstanding ordinary shares (or issued and outstanding common stock following the domestication) to the Selling Equityholders in connection with the business combination and to participants in the equity financing (if any), which we refer to as the "NASDAQ Proposal"; and

  15.
  Proposal No. 15—Adjournment Proposal—To consider and vote upon a proposal to approve the adjournment of the general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of one or more proposals to be submitted for shareholder approval at the general meeting, which we refer to as the "Adjournment Proposal."

Q:
Why is AHPAC providing shareholders with the opportunity to vote on the business combination?

A:
Under AHPAC's existing amended and restated memorandum and articles of association, AHPAC must provide all holders of public shares with the opportunity to have their public shares redeemed upon the consummation of AHPAC's initial business combination either in conjunction with a tender offer or in conjunction with a shareholder vote. For business and other reasons, AHPAC has elected to provide AHPAC's shareholders with the opportunity to have their public shares redeemed in connection with a shareholder vote rather than a tender offer. Therefore, we are seeking to obtain the approval of AHPAC's shareholders of the Business Combination Proposal in order to allow public shareholders to effectuate redemptions of their public shares in connection with the closing of the business combination. Additionally, approval of the Transaction Agreement and the business combination are required under AHPAC's amended and restated memorandum and articles of association, and such approval is a condition to the consummation of the business combination under the Transaction Agreement.

Q:
When is the business combination expected to be completed?

A:
The consummation of the business combination is expected to take place on or prior to the third business day following the satisfaction or waiver of the conditions set forth in the Transaction Agreement and described below in the subsection entitled "The Transaction Agreement—Conditions to Closing of the Business Combination." The closing is expected to occur in the first quarter of 2018. The Transaction Agreement may be terminated by AHPAC or Envigo if the consummation of the business combination has not occurred by March 31, 2018.

  For a description of the conditions to the completion of the business combination, see the section entitled "The Transaction Agreement—Conditions to Closing of the Business Combination."

Q:
Following the business combination, will AHPAC's securities continue to trade on a stock exchange?

A:
Yes. Our publicly traded ordinary shares, units and warrants are currently listed on the NASDAQ Capital Market under the symbols "AHPA," "AHPAU" and "AHPAW," respectively. We intend to apply to continue the listing of our publicly traded ENVG common stock and warrants on NASDAQ under the symbols "ENVG" and "ENVGW," respectively, upon the closing of the business combination. As a result, our publicly traded units may separate into the component securities upon consummation of the business combination and, as a result, may no longer trade as a separate security.

Q:
What happens if I sell my AHPAC Class A ordinary shares before the general meeting?

A:
The record date for the general meeting is earlier than the date that the business combination is expected to be completed. If you transfer your AHPAC Class A ordinary shares after the record date, but before the general meeting, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the general meeting. However, you will not be able to seek redemption of the AHPAC Class A ordinary shares because you will no longer be able to deliver them for redemption upon consummation of the business combination. If you transfer your AHPAC Class A ordinary shares prior to the record date, you will have no right to vote those shares at the general meeting or redeem those shares for a pro rata portion of the proceeds held in the trust account.

Q:
What vote is required to approve the proposals presented at the general meeting?

A:
The approval of each of the Domestication Proposal and the Charter Proposals requires the affirmative vote of holders of two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon at the general meeting. Accordingly, if an AHPAC shareholder fails to vote by proxy or to vote in person at the general meeting, their shares will not be counted in connection with the determination of whether a valid quorum is established, however, if a valid quorum is otherwise established, such failure to vote will have no effect on the outcome of any vote on the Domestication Proposal or any of the Charter Proposals. Abstentions will be counted in connection with the determination of whether a valid quorum is established and will have the same effect as a vote "AGAINST" the Domestication Proposal and the Charter Proposals.

  The approval of the Business Combination Proposal requires the affirmative vote of holders of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon at the general meeting. Accordingly, if an AHPAC shareholder fails to vote by proxy or to vote in person at the general meeting, their shares will not be counted in connection with the determination of whether a valid quorum is established, however, if a valid quorum is otherwise established, such failure to vote will have no effect on the outcome of any vote on the Business Combination Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established and will have the same effect as a vote "AGAINST" the Business Combination Proposal. The initial shareholders have agreed to vote their founder shares and any public shares they may hold in favor of the business combination. Currently, the initial shareholders own approximately 20% of AHPAC's issued and outstanding ordinary shares, including all of the founder shares.

  The approval of each of the Director Election Proposal, the Management Incentive Plan Proposal, the NASDAQ Proposal and the Adjournment Proposal requires the affirmative vote of holders of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon at the general meeting. Accordingly, if an AHPAC shareholder fails to vote by proxy or to vote in person at the general meeting, their shares will not be counted in connection with the determination of whether a valid quorum is established, however, if a valid quorum is otherwise established, such failure to vote will have no effect on the outcome of any vote on the NASDAQ Proposal, the Director Election Proposal or the Adjournment Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established and will have the same effect as a vote "AGAINST" the NASDAQ Proposal, the Director Election Proposal and the Adjournment Proposal.

Q:
How many votes do I have at the general meeting?

A:
AHPAC's shareholders are entitled to one vote on each proposal presented at the general meeting for each ordinary share held of record as of January 16, 2018, 2017, the record date for the general meeting. As of the close of business on the record date, there were 38,750,000 outstanding ordinary shares.

Q:
What constitutes a quorum at the general meeting?

A:
A majority of the issued and outstanding AHPAC ordinary shares entitled to vote as of the record date at the general meeting must be present, in person or represented by proxy, at the general meeting to constitute a quorum and in order to conduct business at the general meeting. Abstentions will be counted as present for the purpose of determining a quorum. The initial shareholders, who currently own approximately 20% of AHPAC's issued and outstanding ordinary shares, will count towards this quorum. In the absence of a quorum, the chairman of the general meeting has power to adjourn the general meeting. As of the record date for the general meeting, 19,375,001 shares of AHPAC ordinary shares would be required to achieve a quorum.

  At the general meeting, we will count a properly executed proxy marked "ABSTAIN" with respect to a particular proposal as present for purposes of determining whether a quorum is present.

Q:
How will the sponsor, directors and officers vote?

A:
In connection with the IPO, the initial shareholders agreed to vote their founder shares and any public shares purchased during or after the IPO in favor of the business combination. None of the sponsor, directors or officers has purchased any shares of AHPAC ordinary shares during or after the IPO and, as of the date of this proxy statement/prospectus, neither we nor the sponsor, directors or officers have entered into agreements, and are not currently in negotiations, to purchase shares prior to the consummation of the business combination.

Q:
What happens if I vote against the Business Combination Proposal?

A:
If you vote against the Business Combination Proposal but the Business Combination Proposal still obtains the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon at the general meeting, then the Business Combination Proposal will be approved and, assuming the approval of the Domestication Proposal, the NASDAQ Proposal and the Charter Proposals and the satisfaction or waiver of the other conditions to closing, the business combination will be consummated in accordance with the terms of the Transaction Agreement.

  If you vote against the Business Combination Proposal and the Business Combination Proposal does not obtain the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon at the general meeting, then the Business Combination Proposal will fail and we will not consummate the business combination. If AHPAC does not consummate the business combination, we may continue to try to complete a business combination with a different target business until October 14, 2018. If AHPAC fails to complete an initial business combination by October 14, 2018, then AHPAC will be required to dissolve and liquidate the trust account by returning the then-remaining funds in such account to public shareholders.

Q:
Do I have redemption rights?

A:
If you are a public shareholder and you properly exercise your right to redeem your public shares and timely deliver your shares to the transfer agent, AHPAC will redeem each public share for a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, calculated as of two business days prior to the consummation of the business combination, including interest, less income taxes payable, divided by the number of then issued and outstanding public shares; provided that AHPAC will not redeem any public shares to the extent that such redemption would result in AHPAC having net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) of less than $5,000,001. The initial shareholders have agreed to waive their redemption rights with respect to their founder shares and with respect to any public shares they may hold in connection with the consummation of the business combination. The founder shares will be excluded from the pro rata calculation used to determine the per-share redemption price. For illustrative purposes, based on the fair value of marketable securities held in the trust account of approximately $312,497,921 as of January 17, 2018, the estimated per share redemption price would have been approximately $10.08. Additionally, shares properly tendered for redemption will only be redeemed if the business combination is consummated; otherwise holders of such shares will only be entitled to a pro rata portion of the trust account (including interest but net of franchise and income taxes payable) in connection with the liquidation of the trust account, unless we complete an alternative business combination prior to October 14, 2018.

Q:
Can AHPAC's initial shareholders redeem their founder shares in connection with consummation of the business combination?

A:
No. The initial shareholders have agreed to waive their redemption rights with respect to their founder shares and any public shares they may hold in connection with the consummation of the business combination.

Q:
Is there a limit on the number of shares that may be redeemed?

A:
Yes. A public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a "group" (as defined under Section 13 of the Exchange Act), is restricted from seeking redemption rights with respect to more than an aggregate of 15% of the shares sold in the IPO. Accordingly, all shares in excess of 15% owned by a holder will not be redeemed for cash. On the other hand, a public shareholder who holds less than 15% of the public AHPAC Class A ordinary shares may redeem all of the public shares held by such shareholder for cash.

  In no event is your ability to vote all of your shares (including those shares held by you in excess of 15% of the shares sold in the IPO) for or against the business combination restricted.

  There is no specified maximum redemption threshold under AHPAC's existing amended and restated memorandum and articles of association, other than the aforementioned 15% threshold. Each redemption of AHPAC Class A ordinary shares by public shareholders will reduce the amount in the trust account. The Transaction Agreement provides that Envigo's obligation to consummate the business combination is conditioned on there being at least $220 million of available funds from the trust account and proceeds from the equity financing (if any), after giving effect to redemptions of public shares. This condition to closing in the Transaction Agreement is for the sole benefit of Envigo and may be waived only by Envigo. If, as a result of redemptions of public shares by public shareholders, these conditions are not met (or waived), then Envigo may elect not to consummate the business combination. In addition, in no event will AHPAC redeem public shares in an amount that would cause its net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) to be less than $5,000,001. Holders of public warrants do not have redemption rights in connection with the business combination.

Q:
Will my vote affect my ability to exercise redemption rights?

A:
No. You may exercise your redemption rights whether you vote your ordinary shares for or against, or whether you abstain from voting on the Business Combination Proposal or any other proposal described by this proxy statement/prospectus. As a result, the Transaction Agreement can be approved by shareholders who will redeem their shares and no longer remain shareholders, leaving shareholders who choose not to redeem their shares holding shares in a company with a potentially less-liquid trading market, fewer shareholders, potentially less cash and the potential inability to meet the listing standards of NASDAQ.

Q:
How do I exercise my redemption rights?

A:
Pursuant to AHPAC's existing amended and restated memorandum and articles of association, a holder of AHPAC's public shares may request that AHPAC redeem all or a portion of such shareholder's public shares (which will become shares of ENVG Class A common stock in the domestication) for cash if the business combination is consummated. For the purposes of Article 49.3 of AHPAC's amended and restated memorandum and articles of association and the Cayman Islands Companies Law (2016 Revision), the exercise of redemption rights shall be treated as an election to have such public shares redeemed for cash and references in this proxy statement/prospectus shall be interpreted accordingly. You will be entitled to receive cash for any public shares to be redeemed only if you:

(i)
(a) hold public shares or (b) hold public shares through units and you elect to separate your units into the underlying public shares and warrants prior to exercising your redemption rights with respect to the public shares;

(ii)
prior to 5:00 p.m., Eastern Time, on [    •    ], 2018, submit a written request to Continental Stock Transfer & Trust Company, AHPAC's transfer agent (the "transfer agent"), that AHPAC redeem your public shares for cash; and

(iii)
timely deliver your public shares to the transfer agent, physically or electronically through Depository Trust Company ("DTC").

  To complete the written request, you must (i) check the box on the enclosed proxy card to elect redemption, (ii) check the box on the enclosed proxy card marked "Shareholder Certification" and (iii) if you hold public units, separate the underlying public shares and public warrants. You must submit the written request that we redeem your public shares for cash and tender your shares physically or electronically and submit a request in writing that we redeem your public shares for cash to the transfer agent, at the following address:

    Continental Stock Transfer & Trust Company
    1 State Street- 30th Floor
    New York, NY 10004
    Attn: Mark Zimkind
    Email: mzimkind@continentalstock.com

  Please check the box on the enclosed proxy card marked "Shareholder Certification" if you are not acting in concert or as a "group" (as defined in Section 13d-3 of the Exchange Act) with any other shareholder with respect to ordinary shares. Notwithstanding the foregoing, a holder of the public shares, together with any affiliate of his or any other person with whom he is acting in concert or as a "group" (as defined in Section 13d-3 of the Exchange Act) will be restricted from seeking redemption rights with respect to more than 15% of the AHPAC Class A ordinary shares included in the units sold in the IPO, which we refer to as the "15% threshold." Accordingly, all public shares in excess of the 15% threshold beneficially owned by a public shareholder or group will not be redeemed for cash.

  Shareholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the transfer agent and time to effect delivery. It is AHPAC's understanding that shareholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, AHPAC does not have any control over this process and it may take longer than two weeks. Shareholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically.

  Shareholders seeking to exercise their redemption rights, whether they are record holders or hold their shares in "street name" are required to either tender their certificates to AHPAC's transfer agent prior to the date set forth in these proxy materials, or to deliver their shares to the transfer agent electronically using DTC's Deposit/Withdrawal At Custodian (DWAC) system, at such shareholder's option. The requirement for physical or electronic delivery prior to the general meeting ensures that a redeeming shareholder's election to redeem is irrevocable once the business combination is approved.

  There is a nominal cost associated with the above-referenced tendering process and the act of certificating the shares or delivering them through the DWAC system. The transfer agent will typically charge a tendering broker a fee and it is in the broker's discretion whether or not to pass this cost on to the redeeming shareholder. However, this fee would be incurred regardless of whether or not we require shareholders seeking to exercise redemption rights to tender their shares, as the need to deliver shares is a requirement to exercising redemption rights, regardless of the timing of when such delivery must be effectuated.

Q:
What are the U.S. federal income tax consequences of exercising my redemption rights or choosing not to exercise such redemption rights?

A:
Please see the section entitled "Material U.S. Federal Income Tax Considerations" for a discussion of material U.S. federal income tax consequences of exercising your redemption rights or choosing not to exercise such redemption rights.

Q:
If I am a Company warrant holder, can I exercise redemption rights with respect to my public warrants?

A:
No. The holders of public warrants have no redemption rights with respect to the public warrants.

Q:
Do I have appraisal rights if I object to the proposed business combination?

A:
No. Appraisal rights are not available to holders of public shares in connection with the business combination.

Q:
What happens if the business combination is not consummated?

A:
There are certain circumstances under which the Transaction Agreement may be terminated. Please see the section entitled "The Transaction Agreement—Termination" for information regarding the parties' specific termination rights.

  If AHPAC does not consummate the business combination, we may continue to try to complete a business combination with a different target business until October 14, 2018. If AHPAC fails to complete an initial business combination by October 14, 2018, then we will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (which interest shall be net of taxes payable, and less up to $50,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public shareholders' rights as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law; and (iii) as promptly as reasonably possible following such redemption, subject to the approval of AHPAC's remaining shareholders and the AHPAC Board, dissolve and liquidate, subject in each case to AHPAC's obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including trust account assets) will be less than the initial public offering price per unit in the IPO. Please see the section entitled "Risk Factors—Risks Related to AHPAC and the Business Combination."

  Holders of AHPAC founder shares have waived any right to any liquidation distribution with respect to such shares. In addition, if AHPAC fails to complete a business combination by October 14, 2018, there will be no redemption rights or liquidating distributions with respect to AHPAC's outstanding warrants, which will expire worthless.

Q:
What do I need to do now?

A:
You are urged to read carefully and consider the information contained in this proxy statement/prospectus, including the Annexes, and to consider how the business combination will affect you as a shareholder. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.

Q:
How do I vote?

A:
If you were a holder of record of AHPAC ordinary shares on January 16, 2018, the record date for the general meeting, you may vote with respect to the proposals in person at the general meeting, or by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

  Voting by Mail.    By signing the proxy card and returning it in the enclosed prepaid and addressed envelope, you are authorizing the individuals named on the proxy card to vote your shares at the general meeting in the manner you indicate. We encourage you to sign and return the proxy card even if you plan to attend the general meeting so that your shares will be voted if you are unable to attend the general meeting. If you receive more than one proxy card, it is an indication that your shares are held in multiple accounts. Please sign and return all proxy cards to ensure that all of your shares are voted. Votes submitted by mail must be received by 5:00 p.m. Eastern Time on [    •    ], 2018.

  Voting in Person at the Meeting.    If you attend the general meeting and plan to vote in person, we will provide you with a ballot at the general meeting. If your shares are registered directly in your name, you are considered the shareholder of record and you have the right to vote in person at the general meeting. If you hold your shares in "street name," which means your shares are held of record by a broker, bank or other nominee, you should follow the instructions provided by your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares or, if you wish to attend the general meeting and vote in person, you will need to bring to the general meeting a legal proxy from your broker, bank or nominee authorizing you to vote these shares. For additional information, please see the section entitled "Annual General Meeting of AHPAC Shareholders" beginning on page [    •    ] of this proxy statement/prospectus.

Q:
What will happen if I sign and return my proxy card without indicating how I wish to vote?

A:
Signed and dated proxies received by us without an indication of how the shareholder intends to vote on a proposal will be voted "FOR" each proposal presented to the shareholders. The proxy holders may use their discretion to vote on any other matters which properly come before the general meeting.

Q:
If I am not going to attend the general meeting in person, should I return my proxy card instead?

A:
Yes. Whether you plan to attend the general meeting or not, please read the enclosed proxy statement/prospectus carefully, and vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

Q:
If my shares are held in "street name," will my broker, bank or nominee automatically vote my shares for me?

A:
No. Under the rules of various national and regional securities exchanges, your broker, bank, or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank, or nominee. AHPAC believes the proposals presented to the shareholders at this general meeting will be considered non-discretionary and, therefore, your broker, bank, or nominee cannot vote your shares without your instruction on any of the proposals presented at the general meeting. If you do not provide instructions with your proxy, your broker, bank, or other nominee may deliver a proxy card expressly indicating that it is NOT voting your shares; this indication that a broker, bank, or nominee is not voting your shares is referred to as a "broker non-vote." Broker non-votes will not be counted for the purposes of determining the existence of a quorum or for purposes of determining the number of votes cast at the general meeting. Your bank, broker, or other nominee can vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares in accordance with directions you provide.

Q:
May I change my vote after I have mailed my signed proxy card?

A:
Yes. You may change your vote by sending a later-dated, signed proxy card to AHPAC's Secretary at the address listed below so that it is received by AHPAC's Secretary prior to the general meeting or attend the general meeting in person and vote. You also may revoke your proxy by sending a notice of revocation to AHPAC's Secretary, which must be received by AHPAC's Secretary prior to the general meeting.

Q:
What should I do if I receive more than one set of voting materials?

A:
You may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast your vote with respect to all of your shares.

Q:
Who will solicit and pay the cost of soliciting proxies for the general meeting?

A:
AHPAC will pay the cost of soliciting proxies for the general meeting. AHPAC has engaged MacKenzie Partners, Inc. ("MacKenzie Partners") to assist in the solicitation of proxies for the general meeting. AHPAC has agreed to pay MacKenzie Partners a fee of $15,000, plus disbursements, and will reimburse MacKenzie Partners for its reasonable out-of-pocket expenses and indemnify MacKenzie Partners and its affiliates against certain claims, liabilities, losses, damages and expenses. AHPAC will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of AHPAC's ordinary shares for their expenses in forwarding soliciting materials to beneficial owners of AHPAC's ordinary shares and in obtaining voting instructions from those owners. AHPAC's directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q:
Who can help answer my questions?

A:
If you have questions about the proposals or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card you should contact AHPAC's Secretary:

    Avista Healthcare Public Acquisition Corp.
    65 East 55th Street
    18th Floor
    New York, NY 10022
    (212) 593-6900
    Attention: Benjamin Silbert
    Email: silbert@avistacap.com

  You may also contact AHPAC's proxy solicitor at:

    MacKenzie Partners
    105 Madison Avenue
    New York, New York 10016
    1-800-322-2885 (Toll-Free)
    or
    1-212-929-5500 (call collect)
    Email: proxy@mackenziepartners.com

  To obtain timely delivery, AHPAC's shareholders must request the materials no later than five business days prior to the general meeting.

  You may also obtain additional information about us from documents filed with the SEC by following the instructions in the section entitled "Where You Can Find More Information."

  If you intend to seek redemption of your public shares, you will need to send a letter demanding redemption and deliver your stock (either physically or electronically) to AHPAC's transfer agent prior to the general meeting in accordance with the procedures detailed under the question "How do I exercise my redemption rights?" If you have questions regarding the certification of your position or delivery of your stock, please contact AHPAC's transfer agent:

    Continental Stock Transfer & Trust Company
    1 State Street- 30th Floor
    New York, NY 10004
    Attn: Mark Zimkind
    Email: mzimkind@continentalstock.com

 SUMMARY TERM SHEET

        This summary term sheet, together with the sections entitled "Questions and Answers About the Proposals for Shareholders" and "Summary of the Proxy Statement/Prospectus," summarizes certain information contained in this proxy statement/prospectus, but does not contain all of the information that is important to you. You should read carefully this entire proxy statement/prospectus, including the attached Annexes, for a more complete understanding of the matters to be considered at the general meeting. In addition, for definitions used commonly throughout this proxy statement/prospectus, including this summary term sheet, please see the section entitled "Frequently Used Terms."

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  Avista Healthcare Public Acquisition Corp., a Cayman Islands exempted company, or AHPAC, is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

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  On August 21, 2017, AHPAC, AHPAC Merger Sub, AHPAC NewCo, Envigo and the shareholder representative entered into the Transaction Agreement, a copy of which is attached to this proxy statement/prospectus as Annex A. Pursuant to the terms of the Transaction Agreement, the parties thereto agreed to an integrated transaction consisting of (i) the merger of AHPAC Merger Sub with and into Envigo, with Envigo surviving the merger (the "first merger"), and then (ii) immediately thereafter, the merger of Envigo with and into AHPAC NewCo, with AHPAC NewCo surviving the merger (the "second merger," and together with the first merger, the "mergers"). Prior to the mergers, AHPAC will change its jurisdiction of incorporation from the Cayman Islands to the State of Delaware by deregistering as an exempted company in the Cayman Islands under the Cayman Islands Companies Law (2016 Revision), and domesticating as a corporation incorporated under the laws of the State of Delaware under Section 388 of the Delaware General Corporation Law.

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  There are currently 38,750,000 AHPAC ordinary shares issued and outstanding, consisting of (i) 31,000,000 AHPAC Class A ordinary shares originally issued in the IPO, and (ii) 7,750,000 AHPAC Class B ordinary shares that were initially issued to the sponsor, a portion of which was transferred to certain independent directors following the IPO. There are currently no shares of AHPAC preferred stock issued and outstanding. In addition, AHPAC issued 31,000,000 public warrants to purchase AHPAC Class A ordinary shares as part of the units sold in the IPO and 16,400,000 private placement warrants to the sponsor in a private placement concurrently with the IPO. Each warrant entitles its holder to purchase one-half of one AHPAC Class A ordinary share where two warrants must be exercised for one whole AHPAC Class A ordinary share at an exercise price of $11.50 per share, and can be exercised only for a whole number of AHPAC Class A ordinary shares. The warrants will become exercisable on the later of 30 days after the completion of the business combination and October 14, 2017, and they expire five years after the completion of the business combination or earlier upon their redemption or liquidation. Once the warrants become exercisable, the public warrants may be redeemed, at a price of $0.01 per warrant, if the last sale price of the AHPAC Class A ordinary shares equals or exceeds $24.00 per share for any 20 trading days within a 30 trading day period ending on the third business day before the notice of redemption is sent to the warrant holders. The private placement warrants, however, are non-redeemable so long as they are held by the sponsor or its permitted transferees. For more information regarding the warrants, please see the section entitled "Description of Securities."

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  On the effective date of the domestication, each currently issued and outstanding AHPAC Class A ordinary share will be exchanged, on a one-for-one basis, for a share of ENVG Class A common stock. Similarly, each currently issued and outstanding AHPAC Class B ordinary share will be exchanged, on a one-for-one basis, for a share of ENVG Class B common stock. In addition, all outstanding warrants to acquire AHPAC Class A ordinary shares will become warrants to acquire a corresponding number of shares of ENVG Class A common stock on the same terms as in effect immediately prior to the effective time of the domestication. No other changes will be made to the terms of any outstanding warrants to acquire AHPAC Class A ordinary shares as a result of the domestication. See the section entitled "Proposal No. 2—The Domestication Proposal."

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  Envigo is a full service, non-clinical contract research organization (CRO) providing mission-critical research services and products for biopharmaceutical, crop protection and chemical companies, as well as universities, governments and other research organizations. Envigo provides its customers with animal research models used in basic research and product development, and nonclinical testing of compounds to support product registration. Utilizing its portfolio of services and products, Envigo enables its clients to create a more flexible product development model and reduce their costs, enhance their productivity, and increase speed to market.

        For more information about Envigo, please see the sections entitled "Information about Envigo," "Envigo Management's Discussion and Analysis of Financial Condition and Results of Operations", "Envigo Management" and "Management after the Business Combination."

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  Subject to the terms of the Transaction Agreement and customary adjustments set forth therein, the aggregate purchase price payable to the Selling Equityholders in connection with the business combination and related transactions is expected to consist of approximately (a) $401.88 million (the "purchase price"), subject to adjustment as described in the following sentence, in cash and shares of ENVG Class A common stock, (b) 4.10 million warrants to purchase one-half of one share of ENVG Class A common stock and (c) rights to certain payments under the Tax Receivables Agreement. The purchase price will be reduced by, among other things, the aggregate amount of transaction expenses incurred by Envigo in connection with the negotiation and consummation of the business combination. It is anticipated that this adjustment will result in a reduction of the purchase price by approximately $43.9 million (including non-cash expenses in the amount of $8.3 million). The cash and stock consideration to be paid to certain Selling Equityholders will be funded with approximately 36.62 million newly issued shares of ENVG Class A common stock, which amount is reduced to the extent Selling Equityholders elect to receive $10.00 in cash in lieu of each share of ENVG Class A common stock such Selling Equityholder would otherwise be entitled to receive, subject to an aggregate limit on cash consideration of $100 million (which amount may be increased or reduced as described in the Transaction Agreement), and the aforementioned cash. For more information about the Transaction Agreement, please see the section entitled "The Transaction Agreement."

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  It is anticipated that, upon completion of the business combination: (i) AHPAC's public shareholders will retain an ownership interest of approximately 49.4% in ENVG; (ii) the sponsor will own approximately 6.2% of ENVG and (iii) the Selling Equityholders will own approximately 44.4% of ENVG. The ownership percentages of ENVG following the business combination assume that no shares are elected to be redeemed and do not take into account (a) the warrants to purchase ENVG Class A common stock that will be issued in connection with and remain outstanding following the business combination, or (b) the issuance of any ENVG Class A common stock in connection with the equity financing (if any). For more information, please see the sections entitled "Summary of the Proxy Statement/Prospectus— Ownership of AHPAC" and "Unaudited Pro Forma Condensed Combined Financial Information." See the section titled "The Business Combination—The Transaction Agreement—Equity Financing" beginning on page [    •    ] of this proxy statement/prospectus for further details regarding AHPAC's obligations in connection with the equity financing. See the section titled "The Transaction Agreement—Related Agreements—Financing Arrangements" beginning on page [    •    ]

    of this proxy statement/prospectus for further details regarding Envigo's obligations in connection with a Debt Refinancing.

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  AHPAC's management and the AHPAC Board considered various factors in determining whether to approve the Transaction Agreement and the transactions contemplated thereby, including the business combination. See the section entitled "The Business Combination—The AHPAC Board's Reasons for the Approval of the Business Combination" on page [    •    ] of this proxy statement/prospectus.

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  In addition to voting on the proposals to approve the business combination and the domestication, at the general meeting, the shareholders of AHPAC will be asked to vote on:

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  The Charter Proposals— To consider and vote upon nine separate proposals to approve, assuming the Business Combination Proposal and the Domestication Proposal are approved and adopted, certain material differences between AHPAC's existing amended and restated memorandum and articles of association and the proposed certificate and proposed bylaws of ENVG following the domestication, which we refer to collectively as the "Charter Proposals";

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  Proposal No. 12—The Director Election Proposal—To consider and vote upon a proposal to elect seven directors to serve staggered terms on ENVG's Board of Directors until the 2019, 2020 and 2021 annual meeting of shareholders, respectively, and until their respective successors are duly elected and qualified, which we refer to as the "Director Election Proposal";

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  Proposal No. 13—The Management Incentive Plan Proposal—To consider and vote on a proposal to approve and adopt, assuming the Charter Proposals, the Domestication Proposal and the Business Combination Proposal are all approved and adopted, the Envigo International Holdings, Inc. 2018 Equity Incentive Plan (the "2018 Equity Incentive Plan") and the material terms thereunder, which we refer to as the "Management Incentive Plan Proposal". A copy of the 2018 Equity Incentive Plan is attached to the accompanying proxy statement/prospectus as Annex G;

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  Proposal No. 14—The NASDAQ Proposal—To consider and vote upon a proposal to approve, assuming the Charter Proposals, the Domestication Proposal and the Business Combination Proposal are all approved and adopted, for purposes of complying with applicable provisions of NASDAQ Listing Rule 5635, the issuance of more than 20% of AHPAC's issued and outstanding ordinary shares (or issued and outstanding common stock following the domestication) to the Selling Equityholders in connection with the business combination and to participants in the equity financing (if any), which we refer to as the "NASDAQ Proposal"; and

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  Proposal No. 15—Adjournment Proposal—To consider and vote upon a proposal to approve the adjournment of the general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of one or more proposals to be submitted for shareholder approval at the general meeting, which we refer to as the "Adjournment Proposal."

    Please see the sections entitled "Proposal No. 1—The Business Combination Proposal," "Proposal No. 2—The Domestication Proposal," "The Charter Proposals," "Proposal No. 12—The Director Election Proposal," "Proposal No. 13—The Management Incentive Plan Proposal," "Proposal No. 14—The NASDAQ Proposal" and "Proposal No. 15—The Adjournment Proposal." The transactions contemplated by the Transaction Agreement will be consummated only if the Business Combination Proposal, the Domestication Proposal, the Charter Proposals and the

    NASDAQ Proposal are approved at the general meeting. Each other proposal is conditioned on the approval of the Business Combination Proposal, the Domestication Proposal, the Charter Proposals and the NASDAQ Proposal, other than the Adjournment Proposal, which is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus.

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  Unless waived by the parties to the Transaction Agreement, and subject to applicable law, the consummation of the business combination is subject to a number of conditions set forth in the Transaction Agreement including, among others, termination of the waiting period under the HSR Act and receipt of certain shareholder approvals contemplated by this proxy statement/prospectus. For more information about the closing conditions to the business combination, please see the section entitled "The Transaction Agreement —Conditions to Closing of the Business Combination."

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  The Transaction Agreement may be terminated at any time prior to the consummation of the business combination upon agreement of AHPAC and Envigo. For more information about the termination rights under the Transaction Agreement, please see the section entitled "The Transaction Agreement—Termination."

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  The proposed business combination involves numerous risks. For more information about these risks, please see the section entitled "Risk Factors."

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  In considering the recommendation of the AHPAC Board to vote for the proposals presented at the general meeting, including the Business Combination Proposal, you should be aware that aside from their interests as shareholders, the sponsor and certain members of the AHPAC Board and officers have interests in the business combination that are different from, or in addition to, the interests of AHPAC's shareholders generally. The AHPAC Board was aware of and considered these interests, among other matters, in evaluating and negotiating the business combination and transaction agreements and in recommending to AHPAC's shareholders that they vote in favor of the proposals presented at the general meeting, including the Business Combination Proposal. Shareholders should take these interests into account in deciding whether to approve the proposals presented at the general meeting, including the Business Combination Proposal. See the sections "The Business Combination—Interests of Certain Persons in the Business Combination" and "—The AHPAC Board's Reasons for the Approval of the Business Combination" for more information.

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

        This summary highlights selected information contained in this proxy statement/prospectus and does not contain all of the information that is important to you. You should read carefully this entire proxy statement/prospectus, including the Annexes and accompanying financial statements of AHPAC and Envigo, to fully understand the proposed business combination (as described below) before voting on the proposals to be considered at the general meeting (as described below). Please see the section entitled "Where You Can Find More Information" beginning on page [    •    ] of this proxy statement/prospectus.

        Unless otherwise specified, all share calculations assume (i) no exercise of redemption rights by AHPAC's public shareholders; (ii) no inclusion of any AHPAC Class A ordinary shares issuable upon the exercise of AHPAC's warrants; (iii) the consummation of the Debt Refinancing; and (iv) no equity financing.

Parties to the Business Combination

  AHPAC

        AHPAC is a blank check company incorporated on December 4, 2015 as a Cayman Islands exempted company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.

        AHPAC's publicly traded ordinary shares, units and warrants are currently listed on the NASDAQ Capital Market under the symbols "AHPA," "AHPAU" and "AHPAW," respectively. AHPAC intends to apply to continue the listing of our publicly traded ENVG common stock and warrants on NASDAQ under the symbols "ENVG" and "ENVGW," respectively, upon the closing of the business combination. As a result, AHPAC's publicly traded units may separate into the component securities upon consummation of the business combination and, as a result, may no longer trade as a separate security.

        The mailing address of AHPAC's principal executive office is 65 East 55th Street, 18th Floor, New York, New York.

  AHPAC Merger Sub

        AHPAC Merger Sub, a Delaware corporation, is a wholly-owned subsidiary of AHPAC, formed by AHPAC on August 17, 2017, to consummate the business combination. In the business combination, AHPAC Merger Sub will merge with and into Envigo, with Envigo continuing as the surviving entity.

        The mailing address of AHPAC's principal executive office is 65 East 55th Street, 18th Floor, New York, New York.

  AHPAC NewCo

        AHPAC NewCo, a Delaware limited liability company, is a wholly-owned subsidiary of AHPAC, formed by AHPAC on August 17, 2017, to consummate the business combination. In the business combination, immediately following the merger of AHPAC Merger Sub with and into Envigo, Envigo will merge with and into AHPAC NewCo, with AHPAC NewCo continuing as the surviving entity and changing its name to "Envigo Intermediate Holdings, LLC".

        The mailing address of AHPAC's principal executive office is 65 East 55th Street, 18th Floor, New York, New York.

  Envigo

        Envigo is a full service, non-clinical contract research organization ("CRO") providing mission-critical research services and products for biopharmaceutical, crop protection and chemical companies, as well as universities, governments and other research organizations. Envigo provides its customers with non-clinical testing of compounds to support product registration and animal research models used in basic research and product development. Utilizing its portfolio of services and products, Envigo enables its clients to create a more flexible product development model and reduce their costs, enhance their productivity, and increase speed to market. Envigo has two reporting segments: Contract Research Services ("CRS") and Research Models and Services ("RMS").

        Envigo's CRS business segment provides laboratory-based, non-clinical testing services that enables its clients to outsource their critical, regulatory-required safety assessment testing and related product development activities to Envigo. The demand for these services has historically been driven by the needs of multinational companies that exceeded their internal capacity or for which it was more efficient to outsource, and by the needs of small companies and non-profits that traditionally outsourced most of their R&D activities. Envigo is one of the three largest providers of non-clinical development testing services worldwide, offering a comprehensive portfolio of non-clinical services, including safety assessment studies required for regulatory submission. Envigo has extensive expertise in the design, execution and reporting of studies for all classes of drug candidates, as well as crop protection and industrial chemical entities. Envigo currently provides non-clinical research services at multiple facilities located in the United States (US), United Kingdom (UK), mainland Europe, and Israel. Envigo's CRS segment represented approximately 60% of our total revenue in 2016 and employed approximately 2,000 people.

        Envigo is the second largest provider of RMS globally. Through its RMS segment, Envigo has been supplying research models since 1931. With over 120 different strains, Envigo is a global leader in the production and sale of the most widely used rodent research model strains, among other species. Envigo manufactures and sells premium Teklad brand diets and bedding for laboratory animals. Envigo also provides a variety of related services that are designed to assist its clients in the use of animal models in research and development. Envigo maintains production centers, including barrier and isolator facilities, in North America, UK, Europe, the Middle East and Asia. In 2016, RMS accounted for approximately 40% of Envigo's total revenue and employed approximately 1,200 people.

Envigo's Market

        The market for Envigo's services includes biopharmaceutical, crop protection and chemical companies that outsource non-clinical testing, as well as universities, governments and other research organizations. Envigo believes that it is well positioned to benefit from the following market trends:

        Increased R&D spending by biopharmaceutical companies.    Multiple market reports indicate that global biopharmaceutical R&D expenditure will grow 3-5% over the next 5 years. Drivers of this growth include the increased complexity of studies required by global drug regulators to better predict safety and efficacy of compounds in development and growth in personalized medicine leading to more targets for discovery and safety assessment work.

        Higher outsourcing penetration.    The rate of outsourcing for non-clinical research is currently estimated at approximately 50% and has been growing for over 20 years. The drivers of increased outsourcing include the need to maximize R&D productivity and the increasing technical complexity of product development. Biopharmaceutical companies are streamlining operations and continue to shift research activities to external providers in order to lower their fixed costs.

        Focus on partnering with strategic suppliers.    Multinational companies have recognized the high costs and organizational inefficiency of working with a large number of suppliers. They wish to develop more strategic relationships with a limited number of vendors to accelerate product development and lower costs. As a result, they preferentially seek to partner with larger CROs that possess the necessary resources, global network, capacity, and expertise to support all products in their portfolios.

        Increasingly stringent government regulation of chemicals and crop protection products.    Global consumers and regulators are concerned about the potential impact of chemicals and crop protection products on human health and the environment. Moreover, the science and technology used in safety testing has advanced over time, yet many chemicals in use today were tested for safety decades ago. These factors drive a strong regulatory environment that generates demand for Envigo's services.

Envigo's Competitive Strengths

        Envigo believes that it is well positioned to capitalize on favorable trends in the CRO industry and provide differentiated solutions to its customers based on our key competitive strengths set forth below:

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  Full service capabilities with global reach.  Envigo is one of only three global companies that can perform end-to-end non-clinical testing from early development to product registration for biologics and small molecules. Envigo's CRS business has a global presence with the full service capabilities necessary to win preferred provider contracts with large multinational customers. Envigo believes its extensive service and product offering, combined with its global infrastructure, provides Envigo with a significant advantage over smaller, more regionally focused CROs, especially among multinational companies seeking long term preferred partnerships with a short-list of vendors that can support all of the products in their portfolios.

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  Diversified, loyal and growing customer base.  In 2016, Envigo provided non-clinical research services to more than 800 clients, many among the largest global pharmaceutical, industrial chemical and crop protection companies. Due to the quality of Envigo's services and long-standing relationships, approximately 84% of Envigo's CRS orders in 2016 came from repeat customers. Furthermore, Envigo's business with crop protection and industrial chemical companies is independent of the pharmaceutical R&D cycle. Envigo's RMS business served more than 3,000 customers in the most recent year with high repeat orders, and supplies many of the largest biopharmaceutical, biotechnology, academic, government and contract research organizations globally.

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  Deep scientific expertise in providing mission-critical services and products.  Envigo provides a breadth and depth of scientific expertise and capabilities that are costly for its clients to build and/or maintain in-house, including biomarkers, biologics, in vitro screening, in vivo pharmacology, immunology, pathology, and other specialty services. Envigo's long track record and reputation for high quality work with all relevant regulatory agencies provides a distinct competitive advantage in the market. Its functional expertise includes in vitro and in vivo assay development, toxicology, veterinary pathology, and bioanalysis.

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  Commitment to Animal Welfare.  Envigo is on the forefront of humane care of laboratory animals and implementation of the "3Rs" (Replacement, Reduction and Refinement). Envigo maintains the highest standards of animal welfare as evidenced by its strong compliance record with regulators across the globe. Envigo frequently advises its clients in matters relating to animal welfare, including enrichment, housing, animal husbandry, and study design refinement.

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  Experienced management team and stable, high quality workforce.  Each of the members of Envigo's senior management has 15 years or more of relevant experience, including significant experience across the CRO and pharmaceutical industries. Envigo maintains a staff which includes PhD-level scientists across a variety of disciplines, providing its customers with deep scientific expertise.

Envigo's Growth Strategy

        Envigo's objective is to be a preferred strategic partner for its clients. Envigo's strategy is to deliver a comprehensive portfolio of non-clinical development services and products to support its customers'

research, development and product stewardship requirements, and enable them to conduct essential research faster and more cost effectively.

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  Strengthen existing and develop new strategic partnerships.  Envigo believes its long-term relationships with a wide range of customers are a key driver of its success. The combination of its CRS and RMS offerings provides cross-selling opportunities and enhances Envigo's position with customers. Envigo believes its global reach, high quality facilities and full service capabilities will enable Envigo to capitalize upon the trend toward greater outsourcing by providing additional services to its existing customers and developing relationships with new ones.

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  Improve margins through focus on operational efficiencies.  Envigo's management team is focused on improving efficiencies and optimizing its cost structure. Envigo is implementing an ongoing program of business optimization that will continue to expand its margins, including consolidating certain back office functions currently located at the divisional level, rolling out sales organization changes to increase revenue and focusing on RMS footprint and logistics to continue driving RMS margin expansion.

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  Continuously improve its quality and customer experience.  Envigo uses LEAN and other proven operational excellence methodologies to optimize its processes and eliminate variability in client service levels. Envigo employs dedicated business process excellence staff to support continuous improvement initiatives across the company.

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  Drive its human capital asset base to grow existing relationships.  As a CRO, Envigo's employees are critical to its ability to deliver its operational model by engaging with customers, delivering services in a complex environment and supporting and executing our growth strategy. Envigo's recruiting and retention efforts are geared towards maintaining a stable work force focused on delivering results for customers.

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  Acquisitions.  In addition to organic development of services, Envigo considers acquisitions that are complementary to its existing services and that expand Envigo's ability to serve its clients. Envigo generally expects acquisitions to enhance its existing services either qualitatively or geographically or to add new services that can be integrated with its existing services.

        The mailing address of Envigo's principal executive office is 100 Mettlers Road, East Millstone, NJ 08873, c/o Envigo International Holdings, Inc. For more information about Envigo, please see the sections entitled "Information About Envigo," "Envigo Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Management after the business combination."

  Shareholder Representative

        Jermyn Street Associates LLC is a Delaware limited liability company with a mailing address of 401 Hackensack Avenue, Hackensack, NJ 07601.

The Business Combination Proposal

        On August 21, 2017, AHPAC entered into the Transaction Agreement, which provides for, among other things, an integrated transaction consisting of (i) the merger of AHPAC Merger Sub with and into Envigo, with Envigo surviving the merger (the "first merger"), and then (ii) immediately thereafter, the merger of Envigo with and into AHPAC NewCo, with AHPAC NewCo surviving the merger (the "second merger," and together with the first merger, the "mergers"). For more information about the transactions contemplated in the Transaction Agreement, please see the sections entitled "The Business Combination" and "The Transaction Agreement." A copy of the Transaction Agreement, including each amendment thereto through the date hereof is attached to this proxy statement/prospectus as Annex A.

Consideration to Selling Equityholders in the Business Combination

Tax Receivable Consideration

        Subject to the terms and conditions of the Transaction Agreement, each Selling Equityholder will receive certain payments under the Tax Receivable Agreement (the "Tax Receivable Consideration"), as described in the section titled "The Transaction Agreement—Related Agreements—Tax Receivable Agreement".

        The Tax Receivable Consideration received by each Selling Equityholder will be such holder's pro rata share (based on the ratio of the number of shares of Envigo Class A common stock (including any shares underlying any options, stock appreciation rights or warrants) held by such holder to the fully diluted total shares of Envigo) of certain payments under the Tax Receivable Agreement.

Holders of Envigo Class A common stock

        Subject to the terms and conditions of the Transaction Agreement, each share of Envigo Class A common stock will be converted into the right to receive, in addition to the Tax Receivable Consideration, (i) cash consideration (the "Cash Consideration") or stock consideration (the "Stock Consideration") (at such holder's election, subject to the limitations described below), and (ii) a number of warrants to purchase one-half of one share of ENVG Class A common stock as described below (the "New Warrant Consideration").

        The Cash Consideration will be an amount in cash equal to:

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  the quotient obtained by dividing (x) $363,133,441 (subject to certain adjustments described in the Transaction Agreement) by (y) the fully diluted total shares of Envigo (the "Per Share Merger Value"); plus

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  the product of (x) $10.00 multiplied by (y) the quotient obtained by dividing (A) 3,875,000 by (B) the fully diluted total shares of Envigo (the "Cash Election Value").

        The Stock Consideration will be calculated as follows:

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  a number of newly issued shares of ENVG Class A common stock equal to the quotient obtained by dividing (x) the Per Share Merger Value by (y) $10.00; plus

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  a number of newly issued shares of ENVG common stock equal to the quotient obtained by dividing (x) 3,875,000 by (y) the fully diluted total shares of Envigo.

        The New Warrant Consideration will be a number of warrants to purchase one-half of one share of ENVG Class A common stock, where two warrants may be exercised for one whole share of ENVG Class A common stock at an exercise price of $11.50 per share, equal to the quotient obtained by dividing (x) 4,100,000 by (y) the fully diluted total shares of Envigo.

        The Cash Consideration, the New Warrant Consideration and the Tax Receivable Consideration are referred to, collectively, as the "Per Share Total Cash Consideration"; and the Stock Consideration, the New Warrant Consideration and the Tax Receivable Consideration are referred to, collectively, as the "Per Share Total Stock Consideration".

Holders of Envigo Warrants

        Subject to the terms and conditions of the Transaction Agreement, each warrant to purchase one share of Envigo Class A common stock ("Envigo Series A Warrant") and each warrant to purchase one share of Envigo Class B common stock ("Envigo Series B Warrant") (only if they become exercisable in the case of the Series B Warrants) will be converted into the right to receive, in addition to the Tax Receivable Consideration, (i) the New Warrant Consideration, plus (ii) a warrant to purchase, at such holder's election, either (a) the Per Share Total Cash Consideration (net of the exercise price) or (b) the Per Share Total Stock Consideration (net of the exercise price).

Holders of Envigo Options

        Subject to the terms and conditions of the Transaction Agreement, each option to purchase shares of Envigo Class A common stock for which the Per Share Merger Value is greater than the exercise price ("Envigo option") will be exchanged for the right to receive in addition to the Tax Receivable Consideration payable during the first five years after the Closing Date, (i) the New Warrant Consideration plus (ii) (a) in the case of Envigo options for which cash consideration is elected, an amount in cash equal to the Cash Consideration less the exercise price, or (b) in the case of Envigo options for which stock consideration is elected or deemed elected, (1) a number of newly issued shares of ENVG common stock equal to the quotient obtained by dividing the Cash Election Value (less the exercise price) by $10.00, and (2) a number of shares of ENVG Class A common stock equal to the quotient obtained by dividing 3,875,000 by the fully diluted shares of Envigo.

Holders of Envigo SARs

        Subject to the terms and conditions of the Transaction Agreement, each stock appreciation right granted in respect of Envigo Class A common stock for which the Per Share Merger Value is greater than the base price ("Envigo SAR") will be converted into the right to receive, in addition to the Tax Receivable Consideration payable during the first five years after the Closing Date, (i) the Cash Consideration, less the base price and (ii) an additional amount in cash commensurate in value to the New Warrant Consideration.

Limitations on ability of Selling Equityholders to make cash elections

        Each Selling Equityholder (other than a holder of Envigo SARs) who does not make any election will be deemed to have made an election to receive the Stock Consideration. If the aggregate amount of cash otherwise payable in respect of the cash elections exceeds the Cash Component (as described below), the elections of Selling Equityholders (other than holders of Envigo SARs) to receive the Cash Consideration will be subject to adjustment as described below.

Cash Component

        Notwithstanding the ability of the Selling Equityholders (other than the holders of Envigo SARs) to make a cash election, the Transaction Agreement provides a limit on the amount of aggregate cash consideration to be to such holders of $100 million, subject to certain adjustments (the "Cash Component"). If the aggregate amount of cash payable in respect the cash elections exceeds the Cash Component, the Exchange Agent will reduce all cash elections pro rata by the amount of such excess, no election shall be deemed made with respect to such shares and, as set forth in the Transaction Agreement, such shares will be converted into and become the right to receive the Stock Consideration.

        For more information about the consideration to the Selling Equityholders, please see the section entitled "The Business Combination—Consideration to Selling Equityholders in the Business Combination".

The Domestication Proposal

        As a condition to consummating the mergers pursuant to the terms of the Transaction Agreement, the AHPAC Board has unanimously approved a change of AHPAC's jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware. To effect the domestication, AHPAC will file a notice of de-registration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and file a certificate of incorporation and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which AHPAC will be domesticated and continue as a Delaware corporation. After the domestication, AHPAC will change its name to "Envigo International Holdings, Inc." We refer to AHPAC following effectiveness of the domestication as "ENVG." On the effective date of the domestication, each currently issued and outstanding AHPAC Class A ordinary share will be exchanged, on a one-for-one basis, for a share of ENVG Class A common stock. Similarly, each currently issued and outstanding AHPAC Class B ordinary share will be exchanged, on a one-for-one basis, for a share of ENVG Class B common stock. In addition, all outstanding warrants to acquire AHPAC Class A ordinary shares will become warrants to acquire a corresponding number of shares of ENVG Class A common stock on the same terms as in effect immediately prior to the effective time of the domestication. No other changes will be made to the terms of any outstanding warrants to acquire AHPAC Class A ordinary shares as a result of the domestication. See the section entitled "Proposal No. 2—The Domestication Proposal".

Related Agreements

  Tax Receivable Agreement

        At the closing of the business combination, ENVG will enter into a Tax Receivable Agreement, substantially in the form attached hereto as Annex D, with Envigo Holdings, Inc. and the shareholder representative on behalf of the Selling Equityholders. See the sections titled "The Transaction Agreement—Related Agreements—Tax Receivable Agreement" and "AHPAC's Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Tax Receivable Agreement" beginning on page [    •    ] of this proxy statement/prospectus for more information.

  Amended and Restated Registration Rights Agreement

        At the closing of the business combination, AHPAC, the sponsor and the restricted stockholders will enter into an Amended and Restated Registration Rights Agreement in respect of the shares of ENVG common stock and ENVG warrants issued to the restricted stockholders in connection with the business combination, providing for, among other things, customary registration rights, including demand and piggy-back rights, subject to cut-back provisions. See the section titled "The Transaction Agreement—Related Agreements—Amended and Restated Registration Rights Agreement" beginning on page [    •    ] of this proxy statement/prospectus for more information.

Organizational Structure

        The following diagram depicts the current ownership structure of Envigo:

        The following diagram, which is subject to change based upon any redemptions by AHPAC's current public shareholders in connection with the business combination, illustrates the ownership structure of ENVG immediately following the business combination:

Redemption Rights

        Pursuant to AHPAC's existing amended and restated memorandum and articles of association, a holder of AHPAC's public shares may request that AHPAC redeem all or a portion of such shareholder's public shares (which will become shares of ENVG Class A common stock in the domestication) for cash if the business combination is consummated. Holders of units of AHPAC (the "AHPAC units") must elect to separate the underlying public shares and warrants ("public warrants") prior to exercising redemption rights with respect to the public shares. If holders hold their AHPAC units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the AHPAC units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact the transfer agent directly and instruct it to do so. For the purposes of Article 49.3 of AHPAC's amended and restated memorandum and articles of association and the Cayman Islands Companies Law (2016 Revision), the exercise of redemption rights shall be treated as an election to have such public shares repurchased for cash and references in this proxy statement/prospectus shall be interpreted accordingly.

        If a public shareholder properly exercises its right to redeem its public shares and timely delivers its shares to the transfer agent, AHPAC will redeem each public share for a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, calculated as of two business days prior to the consummation of the business combination, including interest, less income taxes payable, divided by the number of then issued and outstanding public shares; provided that AHPAC will not redeem any AHPAC Class A ordinary shares issued in the IPO to the extent that such redemption would result in AHPAC having net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) of less than $5,000,001. For illustrative purposes, as of January 17, 2018, this would have amounted to approximately $10.08 per public share. Notwithstanding the foregoing, a holder of the public shares, together with any affiliate of his or her or any other person with whom he or she is acting in concert or as a "group" (as defined in Section 13(d)-(3) of the Exchange Act) will be restricted from seeking redemption rights with respect to more than 15% of the AHPAC Class A ordinary shares included in the units sold in the IPO.

        If a public shareholder exercises its redemption rights, then it will be exchanging its redeemed public shares for cash and will no longer own such shares. Such a holder will be entitled to receive cash for its public shares only if it properly demands redemption and delivers its shares (either physically or electronically) to AHPAC's transfer agent in accordance with the procedures described herein. If the business combination is not consummated, the public shares will not be redeemed for cash. Please see the section entitled "Annual General Meeting of AHPAC Shareholders—Redemption Rights" for the procedures to be followed if you wish to redeem your shares for cash.

Ownership of AHPAC

        It is anticipated that, upon completion of the business combination: (i) AHPAC's public shareholders will retain an ownership interest of approximately 49.4% in ENVG; (ii) the sponsor will own approximately 6.2% of ENVG and (iii) the Selling Equityholders will own approximately 44.4% of ENVG. The ownership percentages of ENVG following the business combination assume that no shares are elected to be redeemed and do not take into account (a) the warrants to purchase ENVG Class A common stock that will be issued in connection with and remain outstanding following the business combination, or (b) the issuance of any ENVG Class A common stock in connection with the equity financing (if any). See the section titled "The Business Combination—The Transaction Agreement—Equity Financing" beginning on page [    •    ] of this proxy statement/prospectus for further details regarding AHPAC's obligations in connection with the equity financing. See the section titled "The Transaction Agreement—Related Agreements—Financing Arrangements" beginning on page [    •    ] of this proxy statement/prospectus for further details regarding Envigo's obligations in connection with a Debt Refinancing.

        The following table illustrates varying ownership levels in ENVG following the business combination, assuming varying levels of redemptions by AHPAC's public shareholders:

	No Redemptions		9 Million Public Shares Redeemed
	No Exercise of Private Placement Warrants	Assuming Exercise of Private Placement Warrants	No Exercise of Private Placement Warrants	Assuming Exercise of Private Placement Warrants
Public shareholders	49.4%	49.7%	35.7%	36.2%
Sponsor	6.2%	6.5%	6.3%	6.6%
Selling Equityholders (other than management)	42.2%	41.6%	55.4%	54.7%
Envigo management	2.3%	2.2%	2.6%	2.5%

	100%	100%	100%	100%

Board of Directors of AHPAC Following the Business Combination

        Upon consummation of the business combination, the AHPAC Board anticipates increasing its initial size from six directors to seven directors, which will be comprised of three classes: Class I will have 2 members, Class II will have 2 members and Class III will have 3 members. Each Class I director will have a term that expires at AHPAC's annual meeting of shareholders in 2019, each Class II director will have a term that expires at AHPAC's annual meeting of shareholders in 2020 and each Class III director will have a term that expires at AHPAC's annual meeting of shareholders in 2021, or in each case until their respective successors are duly elected and qualified, or until their earlier resignation, removal or death. Please see the sections entitled "Proposal No. 12—The Director Election Proposal" and "Management After the Business Combination" for additional information.

The Charter Proposals

        To consider and vote upon nine separate proposals to approve, assuming the Business Combination Proposal and the Domestication Proposal are approved and adopted, the following material differences between AHPAC's existing amended and restated memorandum and articles of association and the proposed certificate and proposed bylaws of ENVG upon the domestication:

  3.
  Proposal No. 3—To consider and vote upon an amendment to AHPAC's existing organizational documents to authorize the classification of the Board into three classes of directors, which shall consist of, as nearly as may be possible, one-third of the total number of directors on the Board, which will initially be seven (7) and then as may be set by the Board from time to time;

  4.
  Proposal No. 4—To consider and vote upon an amendment to AHPAC's existing organizational documents to authorize that directors may only be removed for cause;

  5.
  Proposal No. 5—To consider and vote upon an amendment to AHPAC's existing organizational documents to authorize that only the Board, chairperson of the board of directors or chief executive offer may call a meeting of stockholders;

  6.
  Proposal No. 6—To consider and vote upon an amendment to AHPAC's existing organizational documents to authorize removal of the ability of stockholders to take action by written consent in lieu of a meeting;

  7.
  Proposal No. 7—To consider and vote upon an amendment to AHPAC's existing organizational documents to require the affirmative vote of holders of a majority of the voting power of ENVG's then issued and outstanding shares of stock entitled to amend the proposed certificate;

  8.
  Proposal No. 8—To consider and vote upon an amendment to AHPAC's existing organizational documents to authorize the adoption of Delaware as the exclusive forum for certain stockholder litigation;

  9.
  Proposal No. 9—To consider and vote upon an amendment to AHPAC's existing organizational documents to authorize ENVG to permit the ENVG Sponsors to engage in competitive businesses and renounce certain corporate opportunities offered to the ENVG Sponsors or any of their managers, officers, directors, agents, stockholders, members, partners, affiliates and subsidiaries (other than ENVG and its subsidiaries) that are not expressly offered to them in their capacities as directors or officers of ENVG;

  10.
  Proposal No. 10—To consider and vote upon an amendment to AHPAC's existing organizational documents to approve the authorized number of shares of ENVG common stock contained in the proposed certificate; and

  11.
  Proposal No. 11—To consider and vote upon an amendment to AHPAC's existing organizational documents to authorize other changes to ENVG's organizational documents resulting from the domestication and business combination, including changing the post-business combination corporate name from "Avista Healthcare Public Acquisition Corp." to "Envigo International Holdings, Inc." and removing certain provisions relating to our status as a blank-check company that will no longer apply upon consummation of the business combination;

        We refer to Proposals No. 3-11 collectively as the "Charter Proposals". Please see the sections entitled "The Charter Proposals" for more information.

Other Proposals

        In addition, the shareholders of AHPAC will be asked to vote on:

  •
  a proposal to elect seven directors to ENVG's Board, effective upon the consummation of the business combination, with each Class I director having a term that expires at AHPAC's annual meeting of shareholders in 2019, each Class II director having a term that expires at AHPAC's annual meeting of shareholders in 2020 and each Class III director having a term that expires at AHPAC's annual meeting of shareholders in 2021 or in each case until their respective successors are duly elected and qualified, or until their earlier resignation, removal or death, which we refer to as Proposal No. 12—the Director Election Proposal;

  •
  a proposal to approve and adopt, assuming the Charter Proposals, the Domestication Proposal and the Business Combination Proposal are all approved and adopted, the Envigo International Holdings, Inc. 2018 Equity Incentive Plan (the "2018 Equity Incentive Plan") and the material terms thereunder, which we refer to as Proposal No. 13—the Management Incentive Plan Proposal;

  •
  a proposal to approve, assuming the Charter Proposals, the Domestication Proposal and the Business Combination Proposal are all approved and adopted, for purposes of complying with applicable provisions of NASDAQ Listing Rule 5635, the issuance of more than 20% of AHPAC's issued and outstanding ordinary shares (or issued and outstanding common stock following the domestication) to the Selling Equityholders in connection with the business combination and to participants in the equity financing (if any), which we refer to as Proposal No. 14—the NASDAQ Proposal; and

  •
  a proposal to adjourn the general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if there are insufficient votes for, or otherwise in connection with, the approval of one or more proposals to be submitted for shareholder approval at the general meeting, which we refer to as Proposal No. 15—the Adjournment Proposal.

        Please see the sections entitled "The Charter Proposals," "Proposal No. 12—The Director Election Proposal," "Proposal No. 13—The Management Incentive Plan Proposal," "Proposal No. 14—The NASDAQ Proposal" and "Proposal No. 15—The Adjournment Proposal" for more information.

Date, Time and Place of general meeting

        The general meeting will be held on [    •    ] at [    •    ] Eastern Time at the offices of Weil, Gotshal & Manges, LLP located at 767 Fifth Avenue, New York, New York, 10153, or at such other date, time and place to which such meeting may be adjourned or postponed, to consider and vote upon the proposals.

Voting Power; Record Date

        Only AHPAC's shareholders of record at the close of business on January 16, 2018, the record date for the general meeting, will be entitled to vote at the general meeting. You are entitled to one vote for each AHPAC ordinary share that you owned as of the close of business on the record date. If your shares are held in "street name" or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the record date, there were 38,750,000 ordinary shares outstanding and entitled to vote, of which 31,000,000 are AHPAC Class A ordinary shares and 7,750,000 are AHPAC Class B ordinary shares held by the initial shareholders.

Accounting Treatment

        The business combination will be accounted for as a business combination in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) No. 805, Business Combinations (ASC 805), which provides guidance on the accounting and reporting for transactions that represent business combinations to be accounted for under the acquisition method of accounting.

        Pursuant to ASC 805, AHPAC has been determined to be the accounting acquirer based on the evaluation of the facts and circumstances including, among other things, the following:

  •
  AHPAC pays cash and equity consideration for all of the equity in Envigo; and

  •
  The existing stockholders of AHPAC retain relatively more voting rights in the post-combination business than the Selling Equityholders.

        Additionally, Envigo meets the definition of a business in accordance with ASC 805 which defines a business as an integrated set of activities and assets that is capable of being conducted and managed for the purpose of providing a return in the form of dividends, lower costs, or other economic benefits directly to investors or other owners, members, or participants.

        Under the acquisition method of accounting, the identifiable assets acquired and the liabilities assumed are measured at fair value as of the acquisition date and the difference between the consideration paid and those fair values is recorded as goodwill. Management of AHPAC has made significant estimates and assumptions in the preliminary allocation of the purchase price as reflected in the unaudited pro forma financial information. As the unaudited pro forma financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

        In historical financial statements presented in AHPAC's periodic reporting after the completion of the business combination, the historical financial information of Envigo will be presented as the predecessor for comparative purposes.

        In accordance with ASC 805, acquisition-related costs (such as advisory, legal, valuation and other professional fees) to effect a business combination are accounted for as expenses in the periods in which the costs are incurred and the services are received. AHPAC expects to incur approximately $17 million of acquisition-related costs in connection with the business combination.

        The determination of the acquirer will ultimately be made on the closing date of the transaction and as noted above will be based on the facts and circumstances including, among others, the voting rights in ENVG of the existing AHPAC shareholders post-business combination relative to the voting rights of the Selling Equityholders. There are various scenarios that could change the current expectation that the existing AHPAC shareholders will retain relatively more voting rights post combination than the Selling Equityholders, including the level of AHPAC redemptions (if any), the number of Selling Equityholders that elect to receive cash, whether a Debt Refinancing is consummated, and the value of the equity financing (if any). Changes in the equity ownership under various scenarios relating to redemptions of AHPAC shares, the equity financing, the consummation or terms of a Debt Refinancing or the number of Selling Equityholders who elect to receive cash could result in Envigo being the acquirer for accounting purposes. For further discussion of the impacts of a change in the acquirer, please see the fourth paragraph under the section titled "Unaudited Pro Forma

Condensed Combined Financial Information" commencing on page [    •    ] of this proxy statement/prospectus.

Appraisal Rights

        Appraisal rights are not available to AHPAC's shareholders in connection with the business combination.

Proxy Solicitation

        Proxies may be solicited by mail. AHPAC has engaged MacKenzie Partners to assist in the solicitation of proxies.

        If a shareholder grants a proxy, it may still vote its shares in person if it revokes its proxy before the general meeting. A shareholder may also change its vote by submitting a later-dated proxy, as described in the section entitled "Annual General Meeting of AHPAC Shareholders—Revoking Your Proxy."

Interests of Certain Persons in the Business Combination

        In considering the recommendation of the AHPAC Board to vote in favor of the business combination, shareholders should be aware that aside from their interests as shareholders, the sponsor and certain members of the AHPAC Board and officers have interests in the business combination that are different from, or in addition to, those of other shareholders generally. The AHPAC Board was aware of and considered these interests, among other matters, in evaluating and negotiating the business combination, and in recommending to shareholders that they approve the business combination. Shareholders should take these interests into account in deciding whether to approve the business combination.

        See the section titled "The Business Combination—Interests of Certain Persons in the Business Combination" for more information.

Reasons for the Approval of the Business Combination

        After careful consideration, the AHPAC Board recommends that the shareholders vote "FOR" each proposal being submitted to a vote at the general meeting. For more information about AHPAC's decision-making process, please see the section entitled "The Business Combination—The AHPAC Board's Reasons for the Approval of the Business Combination."

Conditions to Closing of the Business Combination

Conditions to Each Party's Obligations

        The respective obligations of each of the parties to the Transaction Agreement to effect the transactions contemplated by the Transaction Agreement are subject to the satisfaction, or written waiver by both AHPAC and Envigo, of each of the following conditions:

  •
  The affirmative vote (in person or by proxy) of the holders of a majority or a two-thirds majority (as applicable) of the issued and outstanding ordinary shares entitled to vote thereon in favor of the Business Combination Proposal, the Domestication Proposal, the NASDAQ Proposal, the Charter Proposals, the Director Election Proposal and the Adjournment Proposal shall have been obtained;

  •
  The applicable waiting period under the HSR Act shall have expired or been terminated or such approval shall have otherwise been obtained;

  •
  There must not be any legal proceeding by any governmental entity that challenges or seeks to make the business combination illegal or otherwise prohibited instituted, pending or threatened in writing;

  •
  AHPAC shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining; and

  •
  (i) Envigo shall have received a Lender Consent and Amendment with respect to each Envigo Credit Agreement and the Existing Third Lien Indenture (as each such term is defined in the Transaction Agreement), (ii) a Debt Refinancing (as such term is defined in the Transaction Agreement) will be consummated at or prior to closing on terms reasonably acceptable to AHPAC or (iii) a combination of the foregoing, which upon the consummation of the transactions contemplated by the Transaction Agreement do not result in a Default or Event of Default (as each such term is defined in each Envigo Credit Agreement) under any Envigo Credit Agreement or the Existing Third Lien Indenture. See the section titled "The Business Combination—Related Agreements—Financing Arrangements" for additional information.

Conditions to AHPAC's Obligations

        The obligations of AHPAC, Merger Sub and NewCo to effect the transactions contemplated by the Transaction Agreement are subject to the satisfaction of certain conditions (any or all of which may be waived in writing in whole or in part exclusively by AHPAC), including, among others, (i) Envigo must have performed and complied in all material respects with all obligations required to be performed or complied with by Envigo under the Transaction Agreement at or prior to the Closing Date and (ii) Envigo and its respective affiliates and subsidiaries shall have terminated, effective as of the closing, all Related Party Agreements (as defined in the Transaction Agreement) of Envigo and/or any of its subsidiaries that have not been specifically disclosed to AHPAC as remaining in effect, with such termination to be effective as of the closing.

Conditions to Envigo's Obligations

        The obligations of Envigo to effect the transactions contemplated by the Transaction Agreement are subject to the satisfaction at or prior to the Closing Date of certain conditions (any or all of which may be waived in writing in whole or in part exclusively by Envigo), including, among others, (i) AHPAC, Merger Sub and NewCo must have performed and complied in all material respects with all obligations required to be performed or complied with under the Transaction Agreement at or prior to the Closing Date, (ii) the ENVG Class A common stock shall have been approved for listing on NASDAQ, AHPAC shall be a listed public company on NASDAQ and the ENVG Class A common stock tradable over NASDAQ and immediately following the first merger effective time, AHPAC shall meet all of the continuing listing requirements of NASDAQ and shall not have received any notice of non-compliance (other than any notice to the extent related to AHPAC's failure to conduct an annual meeting in 2017) and (iii) the funds contained in the trust account (after giving effect to redemptions of public shares) and the proceeds of the equity financing, if any, shall together equal or exceed $220 million.

        Please see the section entitled "The Transaction Agreement—Conditions to Closing of the Business Combination" for additional information.

Regulatory Matters

        Under the HSR Act and the rules that have been promulgated thereunder by the U.S. Federal Trade Commission ("FTC"), certain transactions may not be consummated unless information has been furnished to the Antitrust Division of the Department of Justice ("Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. The business combination is subject to these requirements and may not be completed until the expiration of a 30-day waiting period following the filing of the required Notification and Report Forms with the Antitrust Division and the FTC or until early termination is granted. On August 31, 2017, AHPAC and Envigo filed the required forms under the HSR Act with the Antitrust Division and the FTC and requested early termination. Early termination of the HSR waiting period was granted on September 13, 2017.

        At any time before or after consummation of the business combination, notwithstanding termination of the waiting period under the HSR Act, the applicable competition authorities could take such action under applicable antitrust laws as each deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the business combination. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. AHPAC cannot assure you that the Antitrust Division, the FTC, any state attorney general, or any other government authority will not attempt to challenge the business combination on antitrust grounds, and, if such a challenge is made, AHPAC cannot assure you as to its result. Neither AHPAC nor Envigo is aware of any material regulatory approvals or actions that are required for completion of the business combination other than the expiration or early termination of the waiting period under the HSR Act. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

Quorum and Required Vote for Proposals for the general meeting

        A quorum of AHPAC's shareholders is necessary to hold a valid meeting. A quorum will be present at the general meeting if a majority of the ordinary shares outstanding and entitled to vote at the general meeting is represented in person or by proxy. Abstentions will count as present for the purposes of establishing a quorum.

        The approval of each of the Domestication Proposal and each of the Charter Proposals requires the affirmative vote of holders of two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon at the general meeting. Accordingly, if an AHPAC shareholder fails to vote by proxy or to vote in person at the general meeting, their shares will not be counted in connection with the determination of whether a valid quorum is established, however, if a valid quorum is otherwise established, such failure to vote will have no effect on the outcome of any vote on the Domestication Proposal or any of the Charter Proposals. Abstentions will be counted in connection with the determination of whether a valid quorum is established and will have the same effect as a vote "AGAINST" the Domestication Proposal and the Charter Proposals.

        The approval of the Business Combination Proposal requires the affirmative vote of holders of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon at the general meeting. Accordingly, if an AHPAC shareholder fails to vote by proxy or to vote in person at the general meeting, their shares will not be counted in connection with the determination of whether a valid quorum is established, however, if a valid quorum is otherwise established, such failure to vote will have no effect on the outcome of any vote on the Business Combination Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established and will have the same effect as a vote "AGAINST" the Business Combination Proposal. The initial shareholders have agreed to vote their founder shares and any public shares they may hold in favor of the business combination. Currently, the initial shareholders own approximately 20% of AHPAC's issued and outstanding ordinary shares, including all of the founder shares.

        The approval of the NASDAQ Proposal, the Director Election Proposal, the Management Incentive Plan Proposal and the Adjournment Proposal requires the affirmative vote of holders of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon at the general meeting. Accordingly, if an AHPAC shareholder fails to vote by proxy or to vote in person at the general meeting, their shares will not be counted in connection with the determination of whether a valid quorum is established, however, if a valid quorum is otherwise established, such failure to vote will have no effect on the outcome of any vote on the NASDAQ Proposal or the Director Election Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established and will have the same effect as a vote "AGAINST" the NASDAQ Proposal, the Director Election Proposal and the Adjournment Proposal.

        The transactions contemplated by the Transaction Agreement will be consummated only if the Business Combination Proposal, the Domestication Proposal, the NASDAQ Proposal and the Charter Proposals are approved at the general meeting. Each of the Business Combination Proposal, the Domestication Proposal, the NASDAQ proposal and the Charter Proposals are cross-conditioned on the approval of each other. Each other proposal is conditioned on the approval of the Business Combination Proposal, the Domestication Proposal, the NASDAQ Proposal and the Charter Proposals, other than the Adjournment Proposal, which is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus. It is important for you to note that in the event that the Business Combination Proposal, the Domestication Proposal, the NASDAQ Proposal or the Charter Proposals do not receive the requisite vote for approval, we will not consummate the business combination. If AHPAC does not consummate the business combination and fail to complete an initial business combination by October 14, 2018, AHPAC will be required to dissolve and liquidate the trust account by returning the then remaining funds in such account to public shareholders.

Recommendation to AHPAC's Shareholders

        The AHPAC Board believes that each of the Business Combination Proposal, the Domestication Proposal, the NASDAQ Proposal, the Charter Proposals, the Director Election Proposal, the Management Incentive Plan Proposal and the Adjournment Proposal to be presented at the general meeting is in the best interests of AHPAC and AHPAC's shareholders and unanimously recommends that its shareholders vote "FOR" each of the proposals.

        When you consider the recommendation of the AHPAC Board in favor of approval of the Business Combination Proposal, you should keep in mind that the sponsor and certain members of the AHPAC Board and officers have interests in the business combination that are different from or in addition to (or which may conflict with) your interests as a shareholder. Shareholders should take these interests into account in deciding whether to approve the business combination. For a discussion of these interests, please see the section titled "Annual General Meeting of AHPAC Shareholders—Recommendation to AHPAC's Shareholders" beginning on page [    •    ] of this proxy statement/prospectus.

Risk Factors

        In evaluating the business combination and the proposals to be considered and voted on at the general meeting, you should carefully review and consider the risk factors set forth under the section entitled "Risk Factors" beginning on page [    •    ] of this proxy statement/prospectus. The occurrence of one or more of the events or circumstances described in that section, alone or in combination with other events or circumstances, may have a material adverse effect on (i) the ability of AHPAC and Envigo to complete the business combination, and (ii) the business, cash flows, financial condition and results of operations of ENVG following consummation of the business combination.

RISK FACTORS

        You should carefully review and consider the following risk factors and the other information contained in this proxy statement/prospectus, including the financial statements and notes to the financial statements included herein, in evaluating the business combination and the proposals to be voted on at the general meeting. The following risk factors apply to the business and operations of Envigo and will also apply to the business and operations of ENVG following the completion of the business combination. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may adversely affect the ability to complete or realize the anticipated benefits of the business combination, and may have a material adverse effect on the business, cash flows, financial condition and results of operations of ENVG. You should carefully consider the following risk factors in addition to the other information included in this proxy statement/prospectus, including matters addressed in the section entitled "Cautionary Note Regarding Forward-Looking Statements." ENVG may face additional risks and uncertainties that are not presently known to us, or that we currently deem immaterial, which may also impair ENVG's business or financial condition. The following discussion should be read in conjunction with the financial statements and notes to the financial statements included herein.

Risks Related to Envigo and its business

Changes in government regulation or in practices relating to the biopharmaceutical industry or the contract research industry could decrease the need for the services Envigo provides or result in increased costs for Envigo.

        Governmental agencies throughout the world strictly regulate the drug development process. Envigo's business involves, among other things, helping biopharmaceutical companies navigate the drug approval process. Changes in regulation, such as a relaxation in regulatory requirements or the introduction of simplified drug approval procedures, or an increase in regulatory requirements that Envigo has difficulty satisfying or that make its services less competitive, could substantially reduce the demand for Envigo's services. In addition, if new legislation were to mandate a significant reduction in safety testing procedures which utilize laboratory animals (as has been advocated by certain groups, including petitions by anti-vivisection groups for the European Union ("EU") to ban all animal experimentation) Envigo's business could be materially adversely affected. Also, if the government were to introduce measures to contain drug costs (as has been advocated by the United States' current administration) or biopharmaceutical company profits from new drugs, Envigo's customers may spend less, or reduce their growth in spending on research and development.

        For example, in the United States in March 2010, the US Congress enacted The Patient Protection and Affordable Care Act, health care reform legislation intended to expand, over time, health insurance coverage and impose health industry cost containment measures. This legislation may significantly impact the biopharmaceutical industry. Regulations under that Act were promulgated in 2013 and approximately 20 million people have enrolled under that law. Efforts to repeal that law have been introduced in Congress and undertaken in the courts. The current U.S. administration has announced a desire to repeal and replace this law and Congress has made efforts to do so thus far without success. It is not possible to predict whether and when any such repeal or change will occur. In addition, the US Congress, various state legislatures and European and Asian governments may consider various types of health care reform in order to control growing health care costs. Implementation of health care reform legislation that contains costs could limit the profits that can be made from the development of new drugs. This could adversely affect research and development expenditures by biopharmaceutical companies which could in turn decrease the business opportunities available to us both in the United States and abroad. In addition, new laws or regulations may create a risk of liability, increase Envigo's costs or limit its service offerings. Envigo is unable to predict what legislative proposals will be adopted in the future, if any.

Failure to comply with applicable governmental regulations could harm Envigo's business.

        As a company in the contract research industry, Envigo is subject to a variety of governmental regulations, particularly in the US, Europe, and the UK, relating to animal welfare and the conduct of its business, including Good Laboratory Practice regulations, the UK Animals (Scientific Procedures) Act 1986 and United States Department of Agriculture ("USDA") Animal Welfare Regulations. Envigo's laboratories are therefore subject to routine formal inspections by regulatory and supervisory authorities, including the US Food and Drug Administration ("FDA"), the USDA and the UK Home Office, as well as by representatives from client companies. Envigo is regularly inspected by governmental agencies because of the number and complexities of the studies it undertakes. Envigo must also maintain records and reports for each study for specified periods for auditing by the study sponsor and by any regulatory authorities. Failure to comply with applicable laws and regulations could result in material liabilities, the suspension of licenses, disqualification of trials, the disqualification of data collected by Envigo, the termination of ongoing research, harm to relationships with customers or harm to Envigo's reputation and prospects for future work, and could have a material adverse effect on their business, prospects or financial condition. For example, if Envigo were to fail to properly monitor compliance by its personnel with study protocols, the data collected from that study and other studies could be disqualified. If this were to happen, Envigo could be contractually required to repeat the study or studies at no further cost to the customer, but at potentially substantial cost to Envigo, or could be exposed to a lawsuit seeking substantial monetary damages. If Envigo's operations are found to violate any applicable law or governmental regulation, it might be subject to civil and criminal penalties, damages and fines and other penalties. Any action against Envigo for violation of applicable laws, even if Envigo successfully defends against it, could cause Envigo to incur significant legal expenses, divert its management's attention from the operation of its business and damage its reputation. In addition, applicable laws and regulations could significantly restrict Envigo's ability to expand its facilities or require it to acquire costly equipment or incur other material costs to comply with regulations, or otherwise increase costs.

        Envigo expends significant resources on compliance efforts. Regulations and guidance worldwide concerning the production and use of laboratory animals for research purposes continue to be updated. For example, the European Directive 2010/63/EU established new standards for animal housing and accommodations that require implementation by 2017. Similarly, guidance has been and continues to be developed for other areas that impact the biomedical research community on both a national and international basis, including transportation, import and export requirements of biological materials, and animal housing and welfare. Certain of Envigo's customers may require Envigo to comply with any new guidance in advance of its implementation as a condition to being awarded contracts. Conforming to new guidelines may result in increased costs attributable to adding or upgrading facilities, the addition of personnel to address new processes and increased administrative burden.

Envigo depends on the biopharmaceutical industry.

        Envigo's business depends greatly on the expenditures made by the biopharmaceutical industry in research and development. Accordingly, economic factors and industry trends that affect Envigo's customers in these industries also affect Envigo's business. Also, at any given time, biopharmaceutical customers can choose to allocate their research and development expenditures more heavily towards clinical testing than the non-clinical testing that Envigo performs. As well, if payers were to change their practices with respect to reimbursements for pharmaceutical products, Envigo's customers may spend less, or reduce their growth in spending on research and development.

Several of Envigo's service and product offerings are dependent on a limited source of supply, which if interrupted could adversely affect its business.

        Envigo depends on a limited international source of supply for certain products, such as large research models. Disruptions to their continued supply may arise from health problems, export or import laws/restrictions or embargoes, international trade regulations, foreign government or economic instability, severe weather conditions, increased competition for models, disruptions to the air travel system, commercial disputes, supplier insolvency, activist intervention, or other normal-course or unanticipated events. Any disruption of supply could harm Envigo's business if it cannot address the disruption or are unable to secure an alternative or secondary supply source on comparable commercial terms.

Changes in aggregate spending, research and development budgets and outsourcing trends in the biopharmaceutical industry could adversely affect Envigo's operating results.

        Envigo's ability to continue to grow and win new business is dependent in large part upon the ability and willingness of the biopharmaceutical industry to continue to spend on compounds in the non-clinical phase of research and development and to outsource the services and products Envigo provides. Fluctuations in the expenditure amounts in each phase of the research and development budgets of these industries could have a significant effect on the demand for Envigo's services and products. Research and Development ("R&D") budgets fluctuate due to changes in available resources, mergers of biopharmaceutical companies, spending priorities, general economic conditions and institutional budgetary policies. Envigo's business could be adversely affected by any significant decrease in non-clinical research and development expenditures by biopharmaceutical companies.

        In addition to the growth in R&D budgets, the practice of many companies in the biopharmaceutical industry to hire external organizations such as Envigo to conduct non-clinical research projects has been critical to Envigo's growth. Over the past decade, the CRO industry has grown faster than the growth of R&D spending as a result of the increase in biopharmaceutical companies outsourcing their non-clinical research support activities. If they reduce their outsourcing for any reason, Envigo's operations and financial condition could be materially adversely affected. Envigo also believes that it may be negatively impacted by certain consolidation in the biopharmaceutical industry, including business reductions or failures due to a lack of financing, which could result in development pipelines being rationalized, a shift in focus from development to integration, the delay or cancellation of certain existing projects or a decrease in the number of Envigo's potential customers. If the number of Envigo's potential customers declines, existing customers may be able to negotiate price discounts or other terms for Envigo's services that are less favorable to Envigo than has historically been the case.

Envigo competes in a highly competitive market.

        The CRO and Research Models industries are highly competitive. Competition in both the biopharmaceutical and chemical market segments ranges from in-house research and development divisions of large pharmaceutical, crop protection and industrial chemical companies, that perform their own safety assessments, to contract research organizations like Envigo that provide a full range of services and products to the industries and niche suppliers focusing on specific services, geographies or industries. Some of these competitors have greater capital, technical and other resources than Envigo, while Envigo's competitors that are smaller specialized companies might compete effectively against Envigo based on price and their concentrated size and focus.

        Providers of outsourced drug development and research models and services compete on the basis of many factors, including the following:

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  reputation for on-time quality performance;

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  reputation for regulatory compliance;

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  expertise, experience and operational stability;

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  scope of service offerings;

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  how well services are integrated;

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  quality of facilities;

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  quality and stability of the animal models;

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  assurance of supply;

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  technical and scientific support;

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  strength in various geographic markets;

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  price;

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  payment terms;

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  financial stability; and

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  technological expertise and efficient drug development processes.

        Envigo has traditionally competed effectively in the above areas, but there can be no assurance that it will be able to continue to do so. The biopharmaceutical industry generally is subject to rapid technological changes. Envigo's competitors or others might develop technologies, services or products that are more effective or commercially attractive than Envigo's current or future technologies, services or products, or that render Envigo's technologies, services or products less competitive or obsolete. If competitors introduce superior technologies, services or products and Envigo cannot make enhancements to its offerings to remain competitive, it could be materially adversely affected.

New technologies may be developed, validated and increasingly used in biomedical research that could reduce demand for some of Envigo's services and products.

        For many years, groups within the scientific and research communities have attempted to develop models, methods and systems that would replace or supplement the use of living animals as test subjects in biomedical research. In addition, technological improvements to existing or new processes, such as imaging and biomarker technology, could result in a refinement in the number of animal research models necessary to conduct the required research. Alternative research methods could decrease the need for research models, and Envigo may not be able to develop new products effectively or in a timely manner to replace any lost sales. In addition, other companies or entities may develop research models with characteristics different than the ones that Envigo produces, and which may be viewed as more desirable by Envigo's customers.

        It is Envigo's policy to adopt and implement the 3R's of replacement, reduction and refinement, which may decrease the number of animals used in biomedical research.

Contract research and research model services create a risk of liability.

        In contracting to work on product development studies, Envigo faces a range of potential liabilities, for example:

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  risks associated with Envigo's possible failure to properly care for its clients' property, such as samples, study compounds, records, work in progress, other archived materials while in Envigo's possession, or goods and materials in transit;

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  errors and omissions from a test that may undermine the usefulness of a study or data from the study;

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  although Envigo does not conduct clinical trials, errors or omissions that result in harm to study volunteers during a trial or after regulatory approval of the product to consumers of the product; and

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  risks that Envigo's research models may be contaminated or infected, which could harm the models or humans coming into contact with them despite Envigo's best efforts to implement appropriate protections.

        Envigo tries to limit these risks. In its RMS business, Envigo implements testing, quarantine and veterinary measures to control animal disease. Nevertheless, Envigo has in the past suffered disease in its population, and may suffer outbreaks in the future. In Envigo's CRS and RMS businesses while it endeavors to include in its contracts provisions entitling Envigo to be indemnified or entitling Envigo to a limitation of liability, these provisions do not uniformly protect Envigo against liability arising from certain of Envigo's own actions, such as negligence or misconduct. Moreover, in certain circumstances Envigo may agree to use contracts drafted by its clients, which may not contain clauses that indemnify Envigo or limit Envigo's liability. Envigo could be materially adversely affected if it were required to pay damages or bear the costs of defending any claim which is not covered by a contractual indemnification provision or in the event that a party who must indemnify Envigo does not fulfill its indemnification obligations or which is beyond the level of Envigo's insurance coverage or for which insurance coverage is not available. There can be no assurance that Envigo will be able to maintain such insurance coverage on terms acceptable to it.

Envigo's animal populations may suffer diseases that can damage Envigo's inventory, harm its reputation or result in other liability to it.

        It is important that Envigo's research products be free of diseases, including infectious diseases. Envigo houses in its CRS business a number of different species at close proximity, with new batches being acquired frequently. In its RMS business, the models in its animal production facilities must similarly remain free of contamination. The presence of diseases or infectious agents has the potential to cause substantial loss of animals in Envigo's inventory, to result in harm to humans or the public if the disease cannot be contained to animals in inventory and/or to negatively impact the quality of the research results. These risks may differ substantially according to species. In rodents most infections are without any apparent clinical signs and therefore pose a risk to the scientific quality of the research performed on the animals rather than to humans. Envigo seeks to minimize the risk of these species being infected by the stringent health monitoring programs in place at the supplier and Envigo itself in Envigo's RMS facilities. The same applies to a certain degree to primates, where all animals are serologically tested for specific diseases. The main concern in this species is the potential of any zoonotic infectious disease to cause harm to humans. Again, the risk is substantially minimized by efficient quarantine and health monitoring programs at supplies and after acquisition. Nevertheless, Envigo has in the past suffered disease in its animal populations, and may suffer outbreaks in the future. Diseases in cats and dogs bear less risk to Envigo as efficient vaccination programs are available and followed in these species. Farm animals may be carriers of diseases, which may cause significant losses in animal numbers and are of particular public interest, including foot and mouth disease. Any significant disease outbreak at Envigo has the potential to harm Envigo's reputation or have a material adverse effect on its financial condition, results of operations, and cash flows. There is also the risk that disease from research models Envigo produces may affect customer facilities.

        If disease or contamination occurs in Envigo's animal population, it typically requires remediation and cleanup efforts that could be costly and time consuming. In certain circumstances, it can require the temporary or permanent closure of an affected facility. Envigo has experienced such closures in the past. The possibility for genetic mix ups or mutations also exists and may adversely affect Envigo's relationship with customers affected by such mix ups or mutations and may result in an affected customer requesting compensation for damages. Such mix ups or mutations may also affect Envigo's customers' animal colonies.

Envigo is subject to environmental, health and safety requirements and risks as a result of which it may incur significant costs, liabilities and obligations.

        Envigo is subject to a variety of federal, state, local and foreign environmental laws, regulations, initiatives and permits that govern, among other things: the emission and discharge of materials, including greenhouse gases, in air, land and water; the remediation of soil, surface water and groundwater contamination; the generation, storage, handling, use, disposal and transportation of regulated materials and wastes, including biomedical and radioactive wastes; and health and safety. Failure to comply with these laws, regulations or permits could result in fines or sanctions, obligations to investigate or remediate existing or potential contamination, third-party property damage claims, personal injury claims, natural resource damages claims, or modification or revocation of operating permits and may lead to temporary or permanent business interruptions. Pursuant to certain environmental laws, Envigo may be held strictly, and under certain circumstances jointly and severally liable for costs of investigation and remediation of contaminated sites which Envigo currently owns or operates, or sites Envigo or its predecessors have owned or operated in the past. Further, Envigo could be held liable at sites where it has sent waste for disposal.

        Environmental laws, regulations and permits, and the enforcement thereof, change frequently and have tended to become more stringent over time. Compliance with the requirements of laws and regulations may increase capital costs and operating expenses, or necessitate changes to Envigo's production processes.

        Envigo endeavors to conduct its operations according to all legal requirements, but it may not be in complete compliance with such laws and regulations at all times. Envigo uses, and in the past has used, hazardous materials and generates, and in the past has generated, hazardous wastes. Envigo cannot eliminate the risk of accidental contamination or injury from these materials. In the event of such an accident, Envigo could be held liable for any resulting damages and incur liabilities which exceed Envigo's resources. Envigo's costs, liabilities and obligations relating to environmental matters may have a material adverse effect on its business, financial condition, prospect, results of operations and cash flows.

Envigo may not be able to successfully develop and market or acquire new services.

        Envigo may seek to develop and market new services that complement or expand its existing business or expand its service offerings through acquisition. If Envigo is unable to develop new services and/or create demand for those newly developed services, or expand its service offerings through acquisition, its future business growth, results of operations, prospects, financial condition, and cash flows could be adversely affected.

Upgrading and integrating newly acquired business systems could result in implementation issues and business disruptions.

        Envigo has embarked upon an integration and upgrade, as appropriate, to many of its legacy business systems including Customer Relationship Management and Enterprise Resource Planning ("ERP") systems and financial, accounting and information technology systems. In general, the process of planning and preparing for these types of integrated, wide-scale implementations is complex, and Envigo is required to address a number of challenges including data conversion, system cutover and user training. Problems in any of these areas could cause operational problems during implementation including delayed shipments, missed sales, billing and accounting errors, delayed or reduced collections and other operational issues. There have been numerous instances of companies experiencing difficulties with the implementation of ERP and other systems which resulted in negative business consequences.

A cyber attack against Envigo's computer systems and information could adversely affect Envigo's operating results and financial condition.

        As a routine element of Envigo's business, it collects, analyzes and retains substantial amounts of data pertaining to the non-clinical studies Envigo conducts for its customers, much of which is highly sensitive and confidential. As a result, Envigo operates large and complex computer systems that contain significant amounts of confidential client data. Envigo's information technology systems also contain proprietary and other confidential information related to its business, such as business plans and employee information.

        Envigo has taken measures to protect the data on its computer systems from unauthorized access or intrusion, including through its information technology systems, and where Envigo considers it to be appropriate, through the implementation of security measures at its research facilities and by entering into confidentiality agreements with employees and consultants. However, any systems and processes that are designed to protect confidential information and prevent data loss and other security attacks cannot provide absolute security. Failure to prevent or mitigate data loss or future security incidents could expose Envigo or its customers to a risk of loss or misuse of such information, cause customers to lose confidence in its data protection measures, damage its reputation, adversely affect its operating results or result in litigation or potential liability. In addition, given the extensive reliance of Envigo's business on information technology and the potentially substantial investment that would be required for new technology infrastructure, any substantial disruption or resulting loss of data that is not avoided or corrected by backup measures could adversely affect Envigo's business and operations.

        In January 2018, Envigo experienced criminal cyber-attacks that involved unauthorized access to its corporate network that led to disruptions of Envigo's operations. Envigo is in the process of restoring its operations and remedying the effects of the cyber-attacks, but the business disruption and related business consequences may have a material adverse impact on Envigo's business, customer relations and financial performance.

        Envigo maintains insurance coverage that may, subject to policy terms and conditions, cover certain aspects of cyber risks. Nevertheless, this insurance coverage is subject to a retention amount and, depending on the incident, the insurance coverage may not be sufficient to cover all of Envigo's losses beyond any retention.

If Envigo is unable to identify and successfully complete acquisitions, its business could be adversely affected.

        Envigo may seek to expand its business through acquisitions. However, business and technologies may not be available on terms and conditions Envigo finds acceptable. The terms of Envigo's financing arrangements may impose restrictions on Envigo's ability to make acquisitions. Envigo may devote time and resources investigating and negotiating with potential acquisition targets, but not consummate the transactions. Even if consummated, factors which may affect Envigo's ability to grow successfully through acquisitions include:

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  difficulties and expenses in connection with integrating the acquired companies and achieving the expected benefits;

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  diversion of management's attention from current operations;

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  the possibility that Envigo may be adversely affected by risk factors facing the acquired companies;

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  potential losses resulting from undiscovered liabilities of acquired companies not covered by the indemnification Envigo may obtain from the seller;

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  difficulties in retaining customers of the acquired business;

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  risks of not being able to overcome differences in foreign business practices, language and other cultural barriers in connection with the acquisition of foreign companies; and

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  loss of key employees of the acquired companies.

        In the event that an acquired business or technology does not meet Envigo's expectations, Envigo's results of operations may be adversely affected.

Envigo's non-US locations account for a significant percentage of its revenues, exposing Envigo to risks associated with operating internationally.

        In 2016, more than 60% of Envigo's net revenues from continuing operations were generated by its facilities outside the United States. As a result of these foreign sales and facilities, Envigo's operations are subject to a variety of risks unique to international operations, including the following:

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  exposure to local economic conditions;

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  currency exchange rate fluctuations;

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  changes in tax law;

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  potential restrictions on the transfer of funds;

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  unexpected changes in regulatory requirements;

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  exposure to liabilities under the US Foreign Corrupt Practices Act or the UK Antibribery Act;

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  government imposed investment and other restrictions or requirements;

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  exposure to local social unrest, including any resultant acts of war, terrorism or similar events;

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  exposure to local public health issues and the resultant impact on economic and political conditions;

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  difficulty enforcing agreements and collecting receivables through certain legal systems;

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  more expansive legal rights of employees, including specifically those applicable to Envigo's European operations;

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  variations in protection of intellectual property and other legal rights; and

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  export and import and trade restrictions (such as antidumping duties, tariffs or embargoes).

Envigo is exposed to exchange rate fluctuations.

        Envigo operates on a worldwide basis and generally invoices its customers in the currency of the country in which the customer operates. Envigo does not hedge against this exposure. While exposure to exchange rate fluctuations may be limited since Envigo's sales are generally denominated in the same currency as its costs, trading exposures to currency fluctuations may nonetheless occur as a result of certain sales contracts, performed for customers in a different country than the testing site, which are denominated in a currency different from the site's currency. There can be no assurance Envigo will not suffer adverse impacts from currency fluctuations in the future. Moreover, since Envigo operates on an international basis, movements in exchange rates, particularly of British pounds, can have a significant impact on Envigo's price competitiveness vis a vis competitors who operate in currencies other than British pounds or US dollars. Exchange rate fluctuations against the British pound have shown increased volatility since Brexit. Envigo's indebtedness is denominated almost entirely in US dollars whereas Envigo earns significant revenues (approximately 64% of total net revenues from continuing operations in 2016) in other currencies. This may adversely impact Envigo's ability to meet its debt obligations.

Envigo is exposed to changes in interest rates.

        Envigo is exposed to changes in interest rates while conducting normal business operations as a result of ongoing financing activities. The majority of Envigo's debt is comprised of floating interest rate borrowings linked to London Interbank Offered Rate ("LIBOR"). As of September 30, 2017, a 100-basis point increase in LIBOR would increase Envigo's annual pre-tax interest expense by approximately $4.4 million.

Envigo's backlog may not be indicative of future results.

        Envigo's backlog of approximately $146 million as of December 31, 2016 is based on anticipated CRS revenue from uncompleted projects that Envigo customers have awarded and Envigo believes to be firm commitments. Once work begins on a project, net revenue is recognized over the duration of the project. Backlog is the amount of revenue that remains to be earned and recognized on signed contracts. Contracts included in backlog are generally subject to termination by Envigo's customers at any time. In the event that a customer cancels a contract, Envigo typically would be entitled to receive payment for all services performed up to the cancellation date and subsequent customer-authorized services related to terminating the cancelled project. However, it may be difficult to collect such post-termination payments from certain customers. The duration of the projects included in Envigo's backlog range from a few days to several years.

        Envigo's backlog may not be indicative of its future results and Envigo cannot assure you that it will realize all the anticipated future revenue reflected in its backlog. A number of factors may affect backlog, including:

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  the variable size and duration of the projects;

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  the delay of projects;

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  the change in the scope of work during the course of a project; and

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  the cancellation of such contracts by Envigo's customers.

        Also, if projects are delayed, they will remain in backlog but will not generate revenue at the time originally expected. Cancellation or delay of a large contract or multiple smaller contracts could result in under-utilized resources and could require an adjustment to Envigo's backlog, negatively affecting Envigo's net revenue and results of operations. The historical relationship of backlog to revenues actually realized by Envigo should not be considered indicative of future results.

Envigo's contracts are generally terminable on little or no notice. Termination of a large contract for services or multiple contracts for services or product purchases could adversely affect Envigo's revenue and profitability.

        In general, Envigo's customers may terminate the agreements that they enter into with Envigo or reduce the scope of services under these contracts upon little or no notice. Contracts may be terminated for various reasons, including:

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  unexpected or undesired study results;

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  the loss of funding for the particular research study;

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  the failure of products to satisfy technical or safety requirements;

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  production problems resulting in shortages of the product being tested;

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  adverse reactions to the product being tested;

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  regulatory restrictions placed on the product being tested; or

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  the customer's decision to forego or terminate a particular study or compound.

        The loss, reduction in scope or delay of a large contract or the loss or delay of multiple smaller contracts could materially adversely affect Envigo's business.

Because most of Envigo's CRS revenues are from fixed price contracts, these contracts may be subject to under-pricing and cost overruns.

        The majority of Envigo's CRS contracts with its customers are fixed price contracts with set limits on amounts Envigo can charge for its services, creating the risk of cost overruns under these contracts. Envigo typically has some flexibility under these contracts to adjust the price to be charged if it is asked to provide additional services. If Envigo did have to bear significant costs of under-pricing or cost overruns under these contracts, its business, financial condition and operating results could be adversely affected.

Envigo depends heavily on its senior management team, and the loss of any member may adversely affect it.

        Envigo believes its success depends on the continued availability of its senior management team, including Adrian Hardy (CEO) and Patricia Henahan (CFO). If one or more members of the senior management team were unable or unwilling to continue in their present positions, those persons would likely be difficult to replace and Envigo's business would likely be harmed. If any of Envigo's key employees were to join a competitor or to form a competing company, some of Envigo's customers might choose to use the services of that competitor or new company instead of Envigo. Furthermore, customers or other companies seeking to develop in-house capabilities may hire away some of Envigo's senior management or key employees. The loss of one or more of these key employees could adversely affect Envigo's business.

Envigo must recruit and retain qualified personnel.

        Because of the specialized scientific nature of Envigo's business, it is highly dependent upon qualified scientific, technical and managerial personnel. There is intense competition for qualified personnel in the biopharmaceutical field. The shortage of qualified scientific, technical and managerial personnel, or other factors, might lead to increased recruiting, relocation and compensation costs for these professionals. These increased costs might reduce Envigo's profit margins or make hiring new personnel impracticable. In the future it may not be able to attract and retain the qualified personnel necessary for the conduct and further development of its business. The loss of the services of existing personnel, as well as the failure to recruit additional key scientific, technical and managerial personnel in a timely manner, could have a material adverse effect on Envigo's ability to expand its businesses and remain competitive in the segments in which it participates.

Actions of animal rights activists may affect Envigo's business.

        Envigo's CRS business utilizes animals (predominantly rodents) to test the safety and efficacy of drugs. Envigo's RMS business provides animal research models (predominantly rodents) to its customers. Such activities are required for the registration of products under regulatory regimes in the United States, Europe, Japan and other countries. CROs, including Envigo, biopharmaceutical companies and other research organizations have been targeted by animal rights activists who oppose all testing on animals, for whatever purpose, including the animal testing activities in support of safety and efficacy testing for drug development. These groups, which include groups directed at the industry and Envigo, have publicly stated that their goal is to stop animal testing. Acts of vandalism and other acts by animal rights activists who object to the use of animals in product development could have a material adverse effect on Envigo's business. These groups have targeted not only CROs and biopharmaceutical companies, but also third parties including customers, suppliers, advisors, financial advisors, lenders and investors.

Unfavorable global economic conditions could negatively impact Envigo's operating results and financial condition.

        Unfavorable global economic conditions could negatively affect Envigo's business. While it is difficult for Envigo to predict the impact of general economic conditions on its business, these conditions could reduce customer demand for some of its services, which could cause its revenue to decline. Also, Envigo's customers, particularly smaller biotechnology companies which are especially reliant on the credit and capital markets, may not be able to obtain adequate access to credit or equity funding, which could affect their ability to retain Envigo's services or make timely payments to Envigo. If that were to occur, Envigo could be required to increase its allowance for doubtful accounts, and the number of days of sales outstanding for its accounts receivable could increase. For these reasons, among others, if the global economic conditions stagnate or decline, Envigo's operating results and financial condition could be adversely affected.

Envigo relies on its facilities and any disruption in their operation could materially adversely impact Envigo.

        Envigo relies on of its facilities. In particular, Envigo's CRS laboratories and RMS isolator and barrier breeding facilities are highly specialized and would be difficult to replace in a short period of time. Any event that causes a disruption of the operation of these facilities might impact Envigo's ability to provide services and products to its customers and therefore could have a material adverse effect on its financial condition, results of operations and cash flows.

If Envigo experiences a breach of the confidentiality of the information it holds or of the security of its computer systems, it could adversely affect Envigo's operating results and financial condition.

        As a routine element of Envigo's business, it collects, analyzes and retains substantial amounts of data pertaining to the non-clinical studies Envigo conducts for its customers, much of which is highly sensitive and confidential. As a result, Envigo operates large and complex computer systems that contain significant amounts of confidential client data. Envigo's contracts with its customers typically contain provisions that require Envigo to keep confidential the information received from its customers and generated from these studies. Unauthorized persons could attempt to gain entry to this confidential information for the purpose of stealing or otherwise accessing confidential data or other information. Envigo believes that it has taken adequate measures to protect its data and its customers' confidential information from unauthorized access or intrusion, including, where Envigo considers it to be appropriate, through the implementation of security measures at its research facilities and by entering into confidentiality agreements with employees and consultants. While Envigo continues to monitor, and to improve and enhance where appropriate, its systems in this regard, in the event that Envigo's efforts are unsuccessful and the confidentiality of any information is compromised, Envigo could suffer significant harm. In addition, as with all information technology, Envigo's systems could become vulnerable to potential damage or interruptions from fires, blackouts, telecommunications failures and other unexpected events, as well as to break-ins, sabotage or intentional acts of vandalism. Given the extensive reliance of Envigo's business on information technology and the substantial investment that would be required for new technology infrastructure, any substantial disruption or resulting loss of data that is not avoided or corrected by backup measures could adversely affect Envigo's business and operations.

Potential changes in tax law in Europe and the United Kingdom could adversely affect Envigo's operating results and financial condition.

        Envigo has substantial operations in the UK, which currently benefit from favorable corporate tax arrangements. Envigo receives benefits from enhanced deductions and accelerated tax depreciation allowances in the UK. Any reduction in the availability or amount of these deductions would be likely to have a material adverse effect on profits, cash flow and Envigo's effective tax rate.

        On July 18, 2013, a change was enacted in UK Tax Legislation in relation to research and development expenditures, giving companies the option of recognizing research and development credits as a reduction of cost of sales. Envigo adopted the new approach effective April 1, 2013. Envigo has significant tax losses that can be offset against future trading profits and help to minimize cash tax payments. There are limitations in the amount of losses that can be utilized each year. Envigo continues to maintain a full valuation allowance against the deferred tax assets in the UK until sufficient positive evidence exists to reduce or eliminate the allowance.

Some of Envigo's customers depend on government funding of research and development and a reduction in that funding may adversely affect Envigo's business.

        A portion of sales in Envigo's RMS business is derived from customers at academic institutions and research laboratories whose funding is partially dependent on funding from government sources, including the US National Institutes of Health ("NIH") and UK/EU equivalents. Such funding can be difficult to forecast as it may be subject to the political process. Envigo's sales may be adversely affected if its customers delay purchases as a result of uncertainties surrounding the approval of government budget proposals. A reduction in government funding for the NIH or other government research agencies could adversely affect Envigo's business and its financial results. There can be no certainty that government research funding will be directed towards projects and studies that require use of Envigo's services and products.

Impairment of goodwill or other intangible assets may adversely impact future results of operations.

        Envigo has intangible assets, including goodwill and other indefinite-lived intangible assets on its balance sheet due to acquisitions of businesses. The initial identification and valuation of these intangible assets and the determination of the estimated useful lives at the time of acquisition involve use of management judgement and estimates. The estimates are based on input from accredited valuation consultants and reviews of projected future income cash flows. The use of alternative estimates and assumptions might have increased or decreased the estimated fair value of Envigo's intangible assets. If the future growth and operating results of the business are not as strong as anticipated this could impact the assumptions in calculating the fair value of intangible assets. To the extent that intangible assets are impaired, their carrying value will be written down to their implied fair value and a charge made to the income from continuing operations that could materially affect Envigo's operating results. As of September 30, 2017 and December 31, 2016, the carrying amount of goodwill and other intangible assets was approximately $232.4 million and $235.3 million, respectively, on Envigo's consolidated balance sheet.

Envigo's substantial levels of outstanding indebtedness could adversely affect its financial condition, limit its ability to react to changes in the economy or its industry and prevent Envigo from meeting its obligations under the Envigo Credit Agreements and/or the Existing Third Lien Indenture.

        As of September 30, 2017 and December 31, 2016, Envigo had approximately $458.0 million and $443.6 million, respectively, of indebtedness, net of unamortized financing costs, warrants and discounts.

        Effective March 15, 2012, Envigo completed an offering of approximately $22.4 million principal amount of 15.00% Third Lien Debt due 2020 issued by Envigo Laboratories, Inc. (the "Third Lien Debt") which has since grown to approximately $46.3 million due to payment in kind interest.

        Effective April 29, 2014, in connection with the acquisition of Harlan Laboratories Holdings Corp. ("Harlan"), Envigo incurred additional indebtedness of $310.4 million, comprised of (a) $150.0 million of First Lien Notes pursuant to that certain First Lien Credit Agreement, dated as of April 29, 2014 (the "First Lien Credit Agreement") among Envigo Laboratories, the several guarantors from time to time party thereto, the lenders from time to time party thereto and Wilmington Trust, National Association ("Wilmington") as Administrative Agent and Collateral Agent to the First Lien Credit Agreement, (b) $130.475 million of Second Lien Notes pursuant to that certain Second Lien Credit Agreement, dated as of April 29, 2014 (the "Second Lien Credit Agreement") among Envigo Laboratories, the several guarantors from time to time party thereto, the lenders from time to time party thereto and Wilmington as Administrative Agent and Collateral Agent to the Second Lien Credit Agreement, and (c) $30.0 million of Second Lien Liquidity Notes pursuant to that certain Second Lien Liquidity Facility Credit Agreement, dated as of April 29, 2014 (the "Second Lien Liquidity Facility Credit Agreement"), among Envigo Laboratories, the several guarantors from time to time party thereto, the lenders from time to time party thereto and Wilmington as Administrative Agent and Collateral Agent to the Second Lien Liquidity Facility Credit Agreement.

        Effective November 3, 2016, Envigo incurred additional indebtedness of approximately $130 million pursuant to that certain First Lien Credit Agreement dated as of November 3, 2016 among Envigo Holdings, Inc., Envigo Laboratories, Inc., the several guarantors party thereto from time to time and Jefferies Finance LLC as Administrative Agent (the "New First Lien Credit Agreement" and together with the First Lien Credit Agreement, Second Lien Credit Agreement and Second Lien Liquidity Facility Credit Agreement, the "Envigo Credit Agreements"). As of September 30, 2017, Envigo's net indebtedness, of approximately $458.0 million consisted of $46.3 million of indebtedness related to the Third Lien Debt, $268.0 million of indebtedness of the First and Second Lien Notes, $25.6 million of indebtedness of the Second Lien Liquidity Notes and $128.3 million relating to the New First Lien Credit Agreement. This debt represents approximately 76% of Envigo's total capitalization. Envigo's substantial level of indebtedness increases the risk that it may be unable to generate cash sufficient to pay amounts due in respect of its indebtedness. Envigo's substantial indebtedness could have other important consequences to you and significant effects on Envigo's business, including:

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  increasing Envigo's vulnerability to adverse changes in general economic, industry and competitive conditions;

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  requiring a substantial portion of cash flow from operations to be dedicated to the payment of principal and interest on Envigo's indebtedness, thereby reducing its ability to use its cash flow to fund its operations, capital expenditures and future business opportunities;

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  making it more difficult for Envigo to satisfy its obligations with respect to its indebtedness, and any failure to comply with the obligations of any of its debt instruments, including financial or restrictive covenants and borrowing conditions, could result in an event of default under the Existing Third Lien Indenture governing the Third Lien Debt or the agreements governing other indebtedness and result in the acceleration of Envigo's outstanding debt;

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  require Envigo to repatriate cash for debt service from its foreign subsidiaries resulting in dividend tax costs or require it to adopt other disadvantageous tax structures to accommodate debt service payments;

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  restricting Envigo from making strategic acquisitions or causing it to make non-strategic divestitures;

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  limiting Envigo's ability to obtain additional financing for working capital, capital expenditures, product development, debt service requirements, acquisitions and general corporate or other purposes, including to repurchase the notes from the holders upon a change of control; and

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  limiting Envigo's flexibility in planning for, or reacting to, changes in its business or market conditions and placing it at a competitive disadvantage compared to its competitors who have less debt and who, therefore, may be able to take advantage of opportunities that Envigo's leverage prevents it from pursuing.

        Envigo's liquidity needs could vary significantly and may be affected by general economic conditions, industry trends, performance and many other factors not within Envigo's control. If it is unable to generate sufficient cash flow from operations in the future to service its debt, Envigo may be required to refinance all or a portion of its existing debt. However, Envigo may not be able to refinance its debt or obtain any new or additional debt on favorable terms or at all.

Envigo may incur additional amounts of debt, including secured indebtedness, which could further exacerbate the risks associated with its current level of indebtedness and allow holders of the future secured debt to exercise certain rights and remedies with respect to the collateral securing the notes.

        Envigo may incur additional indebtedness in the future, including secured indebtedness. Although the Existing Third Lien Indenture and the Envigo Credit Agreements governing its debt contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of qualifications and exceptions, and under certain circumstances, the amount of indebtedness that could be incurred in compliance with these restrictions could be substantial. If new debt is added to Envigo's existing debt levels, the related risks that it now faces would increase.

Envigo's debt agreements contain or future debt agreements may contain restrictions that will limit its flexibility in operating its business.

        The Existing Third Lien Indenture and the Envigo Credit Agreements contain, and future debt agreements may contain, various covenants that limit Envigo's ability to engage in specified types of transactions. These covenants limit Envigo's ability to, among other things:

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  incur or guarantee additional indebtedness and issue preferred stock;

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  pay dividends and make other restricted payments;

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  enter into agreements restricting the payment of dividends or other distributions from Envigo's restricted subsidiaries;

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  create or incur liens;

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  make investments;

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  transfer or sell assets;

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  engage in transactions with affiliates; and

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  merge or consolidate with other companies or transfer all or substantially all of Envigo's or their assets.

Envigo's pension plans are underfunded and may require increased contribution payments.

        Envigo provides defined benefit plans for certain of its past or current UK employees. While these plans have been closed to future participants, the plans are as of December 31, 2016 underfunded by approximately $57.1 million to meet prospective obligations to plan participants. Obligations under these plans reflect certain actuarial and other assumptions. The funding requirements and cost of these plans are dependent upon these assumptions and various other factors, including the actual return on plan assets, discount rates, participant demographics and changes in pension regulations. Envigo's future costs and funding obligations can increase or decrease significantly depending upon these factors.

Brexit may adversely affect Envigo's business.

        On June 23, 2016, the UK held a referendum in which voters approved an exit from the European Union, commonly referred to as Brexit. Brexit has caused significant disruption and uncertainty in the UK and worldwide business communities and has resulted in volatile currency exchange fluctuations. Approximately 46.5% of Envigo's revenue, and an even greater proportion of Envigo's earnings, are generated in the UK in pounds sterling. The procedures and timings for Brexit are uncertain. Brexit could potentially lead to divergent laws throughout the EU, including in countries where Envigo does business, which could lead to uncertain business relations and revenue generation in those countries.

Envigo may not be able to timely and effectively implement controls and procedures required by Section 404 of the Sarbanes Oxley Act of 2002 that will be applicable to us after the business combination.

        Envigo is currently not subject to Section 404 of the Sarbanes Oxley Act of 2002. However, following the business combination, the combined company may be required to provide management's attestation on internal controls commencing with the Company's annual report for fiscal 2018. The standards required for a public company under Section 404 of the Sarbanes-Oxley Act of 2002 are significantly more stringent than those required of Envigo as a privately-held company. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the regulatory compliance and reporting requirements that will be applicable to Envigo after the business combination. If we are not able to implement the additional requirements of Section 404 in a timely manner or with adequate compliance, we may not be able to assess whether our internal controls over financial reporting are effective, which may subject us to adverse regulatory consequences and could harm investor confidence and the market price of ENVG common stock.

New U.S. tax legislation could adversely affect Envigo's business.

        On December 22, 2017, the current U.S. administration signed an act referred to as the "Tax Cuts and Jobs Act" (the "TCJA"), generally effective for taxable years beginning after December 31, 2017. The TCJA is complex and includes significant amendments to the Internal Revenue Code of 1986 (as amended, the "Code"), including amendments that significantly change the taxation of offshore earnings and the deductibility of interest. Envigo is currently assessing the impact of the TCJA on its business and consolidated financial statements. In connection with that ongoing assessment, Envigo has identified at least three provisions that may have a material and adverse effect on Envigo's business. First, the TCJA generally will require Envigo to include in income with respect to its 2017 taxable year any undistributed and previously untaxed earnings of its foreign subsidiaries, subject to adjustments. Second, going forward, the TCJA generally will subject Envigo to a current tax on any undistributed earnings of its foreign subsidiaries to the extent such earnings are considered to be "global intangible low-taxed income ("GILTI"), subject to certain deductions and adjustments. Third, the TCJA generally will disallow Envigo's U.S. interest deductions going forward to the extent such deductions exceed 30% of its U.S. "adjusted taxable income" (which will be roughly equivalent to EBITDA through 2022 and to EBIT thereafter). These, and other provisions of the TCJA, may have a material and adverse impact on Envigo's business and financial condition and the value of ENVG's common shares. Envigo is continuing to assess the impact of the TCJA. Holders should consult their tax advisors about the TCJA and its potential impact on Envigo's business and their ownership of ENVG common shares.

Risks Related to AHPAC and the Business Combination

The initial shareholders and management team have agreed to vote in favor of the business combination, regardless of how public shareholders vote.

        As of the date hereof, the initial shareholders own 100% of AHPAC's outstanding Class B shares and approximately 20% of AHPAC's outstanding ordinary shares in total. AHPAC's amended and restated memorandum and articles of association provide that the business combination will be approved if AHPAC receives the affirmative vote of a majority of the ordinary shares voted at the general meeting, including the Class B ordinary shares. Accordingly, the agreement by the initial shareholders to vote in favor of the business combination will increase the likelihood that AHPAC will receive the requisite shareholder approval for the business combination.

The sponsor, certain members of the AHPAC Board and AHPAC's officers have interests in the business combination that are different from or are in addition to other shareholders in recommending that shareholders vote in favor of approval of the Business Combination Proposal and approval of the other proposals described in this proxy statement/prospectus.

        When considering the AHPAC Board's recommendation that AHPAC's shareholders vote in favor of the approval of the Business Combination Proposal, AHPAC's shareholders should be aware that the directors and officers of AHPAC have interests in the business combination that may be different from, or in addition to, the interests of AHPAC's shareholders. See the section titled "The Business Combination—Interests of Certain Persons in the Business Combination" for further information.

The initial shareholders, including the sponsor and AHPAC's independent directors, hold a significant number of AHPAC Common Shares. They will lose their entire investment in AHPAC if a business combination is not completed.

        The initial shareholders currently own 7,750,000 AHPAC Class B ordinary shares. The AHPAC Class B ordinary shares will be worthless if AHPAC does not complete an initial business combination. In addition, the initial shareholders own, in the aggregate, 16,400,000 private placement warrants exercisable for an aggregate of 8,200,000 AHPAC Class A ordinary shares at an exercise price of $11.50 per share, which will also be worthless if AHPAC does not complete a business combination by October 14, 2018. The personal and financial interests of the sponsor, AHPAC's executive officers and directors may influence their motivation in completing the business combination and influencing the operation of ENVG after the business combination has been consummated.

The sponsor, officers and directors will not be eligible to be reimbursed for their out-of-pocket expenses if a business combination is not completed.

        At the closing of the business combination, the sponsor, executive officers and directors, or any of their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on AHPAC's behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred in connection with activities on AHPAC's behalf. The personal and financial interests of the sponsor, executive officers and directors may influence their motivation in identifying and selecting a target business combination and completing the business combination.

The sponsor, directors or officers or their affiliates may elect to purchase shares from public shareholders, which may influence a vote on a proposed business combination and reduce the public "float" of ENVG Class A common stock.

        The sponsor, ENVG's directors or executive officers or their affiliates may purchase shares in privately negotiated transactions or in the open market either prior to or following the completion of the business combination, although they are under no obligation to do so. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record holder of shares of ENVG common stock, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the sponsor, directors, officers or their affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares. The purpose of such purchases could be to vote such shares in favor of the business combination and thereby increase the likelihood of obtaining shareholder approval of the business combination or to satisfy closing conditions in the Transaction Agreement regarding required amounts in the trust account and the proceeds from the private placement equaling or exceeding certain thresholds where it appears that such requirements would otherwise not be met. This may result in the completion of the business combination that may not otherwise have been possible.

        In addition, if such purchases are made, the public "float" of ENVG Class A common stock and the number of beneficial holders of ENVG's securities may be reduced, possibly making it difficult to maintain or obtain the quotation, listing or trading of AHPAC's securities on NASDAQ or another national securities exchange or reducing the liquidity of the trading market for ENVG Class A common stock.

Public shareholders may experience dilution as a consequence of, among other transactions, the issuance of ENVG Class A common stock as consideration in the business combination, the equity financing (if any) and the Debt Refinancing (if any). Having a minority share position may reduce the influence that AHPAC's current shareholders have on the management of AHPAC.

        It is anticipated that, upon completion of the business combination: (i) AHPAC's public shareholders will retain an ownership interest of approximately 49.4% in ENVG; (ii) the sponsor will own approximately 6.2% of ENVG and (iii) the Selling Equityholders will own approximately 44.4% of ENVG. The ownership percentages of ENVG following the business combination assume that no shares are elected to be redeemed and do not take into account (a) the warrants to purchase ENVG Class A common stock that will be issued in connection with and remain outstanding following the business combination, or (b) the issuance of any ENVG Class A common stock in connection with the equity financing (if any). For more information, please see the sections entitled "Summary of the Proxy Statement/Prospectus—Ownership of AHPAC" and "Unaudited Pro Forma Condensed Combined Financial Information." See the section titled "The Business Combination—The Transaction Agreement—Equity Financing" beginning on page [    •    ] of this proxy statement/prospectus for further details regarding AHPAC's obligations in connection with the equity financing. See the section titled "The Transaction Agreement—Related Agreements—Financing Arrangements" beginning on page [    •    ] of this proxy statement/prospectus for further details regarding Envigo's obligations in connection with a Debt Refinancing.

        To the extent that any warrants to purchase ENVG Class A common stock that will be issued in connection with and remain outstanding following the business combination are exercised, current shareholders may experience substantial dilution. Such dilution could, among other things, limit the ability of AHPAC's current shareholders to influence management of AHPAC through the election of directors following the business combination.

There can be no assurance that ENVG Class A common stock that will be issued in connection with the business combination will be approved for listing on NASDAQ following the consummation of the business combination, or that AHPAC will be able to comply with the continued listing standards of NASDAQ.

        The AHPAC Class A ordinary shares and public warrants are currently listed on NASDAQ. AHPAC's continued eligibility for listing may depend on, among other things, the number of public shares that are redeemed. If, after the business combination, NASDAQ delists ENVG Class A common stock from trading on its exchange for failure to meet the listing standards, ENVG's stockholders could face significant material adverse consequences including:

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  a limited availability of market quotations for ENVG's securities;

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  reduced liquidity for ENVG's securities;

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  a determination that ENVG Class A common stock are a "penny stock" which will require brokers trading in ENVG Class A common stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for ENVG's securities;

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  a limited amount of news and analyst coverage; and

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  a decreased ability to issue additional securities or obtain additional financing in the future.

        The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as "covered securities." Because AHPAC Class A ordinary shares and public warrants are listed on NASDAQ, they are covered securities. Although the states are preempted from regulating the sale of AHPAC's securities, the federal statute does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case. While AHPAC is not aware of a state, other than the state of Idaho, having used these powers to prohibit or restrict the sale of securities issued by blank check companies, certain state securities regulators view blank check companies unfavorably and might use these powers, or threaten to use these powers, to hinder the sale of securities of blank check companies in their states. Further, if the shares were no longer listed on NASDAQ, AHPAC's securities would not be covered securities and AHPAC would be subject to regulation in each state in which AHPAC offers securities.

A significant portion of ENVG Class A common stock following the business combination will be restricted from immediate resale, but may be sold into the market in the future. This could cause the market price of ENVG Class A common stock to drop significantly, even if our business is doing well.

        Sales of a substantial number of shares of common stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of ENVG Class A common stock.

        It is anticipated that, upon completion of the business combination: (i) AHPAC's public shareholders will retain an ownership interest of approximately 49.4% in ENVG; (ii) the sponsor will own approximately 6.2% of ENVG and (iii) the Selling Equityholders will own approximately 44.4% of ENVG. The ownership percentages of ENVG following the business combination assume that no shares are elected to be redeemed and do not take into account (a) the warrants to purchase ENVG Class A common stock that will be issued in connection with and remain outstanding following the business combination, or (b) the issuance of any ENVG Class A common stock in connection with the equity financing (if any). For more information, please see the sections entitled "Summary of the Proxy Statement/Prospectus—Ownership of AHPAC" and "Unaudited Pro Forma Condensed Combined Financial Information."

        At the closing of the business combination, AHPAC, the sponsor and the restricted stockholders will enter into the Amended and Restated Registration Rights Agreement, pursuant to which, among other things. the restricted stockholders will agree not to sell, transfer, pledge or otherwise dispose of shares of common stock or warrants in ENVG it receives in connection with the business combination for either three or six months from the closing of the business combination. As restrictions on resale end, the market price of ENVG Class A common stock could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them.

AHPAC has no operating history and is subject to a mandatory liquidation and subsequent dissolution requirement. As such, there is a risk that AHPAC will be unable to continue as a going concern if it does not consummate an initial business combination by October 14, 2018. If AHPAC is unable to effect a business combination by October 14, 2018, AHPAC will be forced to liquidate and AHPAC's warrants will expire worthless.

        AHPAC is a blank check company, and as such has no operating history and is subject to a mandatory liquidation and subsequent dissolution requirement. There is a risk that AHPAC will be unable to continue as a going concern if it does not consummate an initial business combination by October 14, 2018. Unless AHPAC amends its memorandum and articles of association to extend the life of AHPAC and certain other agreements into which AHPAC has entered, if it does not complete an initial business combination by October 14, 2018, it will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (which interest shall be net of taxes payable, and less up to $100,000 of interest to pay dissolution expenses) divided by the number of then issued and outstanding public shares, which redemption will completely extinguish public shareholders' rights as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law; and (iii) as promptly as reasonably possible following such redemption, subject to the approval of AHPAC's remaining shareholders and the AHPAC Board, dissolve and liquidate, subject in each case to AHPAC's obligations under the Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including trust account assets) will be less than the initial public offering price per public unit in the IPO. In addition, if AHPAC fails to complete an initial business combination by October 14, 2018, there will be no redemption rights or liquidating distributions with respect to AHPAC's public warrants or the private placement warrants, which will expire worthless, unless AHPAC amends AHPAC's amended and restated memorandum and articles of association to extend the life of AHPAC and certain other agreements into which AHPAC has entered.

AHPAC is not required to obtain and has not obtained an opinion from an independent investment banking or accounting firm, and consequently, you may have no assurance from an independent source that the price AHPAC is paying for Envigo is fair from a financial point of view.

        AHPAC is not required to obtain an opinion from an independent investment banking or accounting firm that the price it is paying to acquire Envigo is fair from a financial point of view. The AHPAC Board did not obtain a third-party valuation or fairness opinion in connection with their determination to approve the business combination. In analyzing the business combination, the AHPAC Board and AHPAC's management conducted due diligence on Envigo and researched the industry in which Envigo operates and concluded that the business combination was in the best interests of AHPAC and its stockholders. Accordingly, investors will be relying solely on the judgment of the AHPAC Board in valuing Envigo's business, and the AHPAC Board may not have properly valued the business. The lack of a third-party valuation or fairness opinion may also lead an increased number of public stockholders to vote against the business combination or demand redemption of their shares, which could potentially impact AHPAC's ability to consummate the business combination.

        For more information about AHPAC's decision-making process, see the section entitled "The Business Combination—The AHPAC Board's Reasons for the Approval of the Business Combination."

AHPAC and Envigo have incurred and expect to incur significant costs associated with the business combination. Whether or not the business combination is completed, the incurrence of these costs will reduce the amount of cash available to be used for other corporate purposes by AHPAC if the business combination is not completed.

        AHPAC and Envigo expect to incur significant costs associated with the business combination. Even if the business combination is not completed, AHPAC expects to incur approximately $4 million in expenses. These expenses will reduce the amount of cash available to be used for other corporate purposes by AHPAC if the business combination is not completed.

Even if the domestication qualifies as a reorganization under Section 368(a) of the Code, a U.S. Holder generally may still recognize gain with respect to AHPAC Class A ordinary shares at the effective time of the domestication.

        U.S. holders (as defined in "Material U.S. Federal Income Tax Considerations" below) of AHPAC ordinary shares may be subject to U.S. federal income tax as a result of the domestication.

        A U.S. holder who on the day of the domestication beneficially owns (actually or constructively) AHPAC ordinary shares with a fair market value of $50,000 or more, but less than 10% of the total combined voting power of all classes of AHPAC ordinary shares entitled to vote and less than 10% of the total value of all classes of AHPAC ordinary shares, generally will recognize gain (but not loss) in respect of the domestication as if such holder exchanged its AHPAC ordinary shares for ENVG common stock in a taxable transaction, unless such U.S. holder elects in accordance with applicable Treasury regulations to include in income the "all earnings and profits amount" (as defined in the Treasury regulations) attributable to the AHPAC ordinary shares held directly by such holder.

        Additionally, proposed Treasury Regulations with a retroactive effective date have been promulgated under Section 1291(f) of the Code which generally require that, a U.S. person who disposes of stock of a PFIC (as defined in "Material U.S. Federal Income Tax Considerations" below) must recognize gain equal to the excess of the fair market value of such PFIC stock over its adjusted tax basis, notwithstanding any other provision of the Code.

        If AHPAC is considered a PFIC for U.S. federal income tax purposes, these regulations, if finalized in their current form, would generally require U.S. holders of AHPAC ordinary shares to recognize gain on the exchange of AHPAC ordinary shares for ENVG common stock pursuant to the domestication. The tax on any such gain would be imposed at the rate applicable to ordinary income and an interest charge would apply based on complex rules designed to offset the tax deferral to such holders on the undistributed earnings, if any, of AHPAC. The same rule may also apply to a U.S. holder who exchanges AHPAC warrants for ENVG warrants. It is not possible to determine at this time whether, in what form, and with what effective date, final Treasury regulations under Section 1291(f) of the Code will be adopted.

        Because the domestication will occur prior to the redemption of U.S. Holders that exercise redemption rights, U.S. Holders exercising redemption rights will be subject to the foregoing tax consequences regardless of whether they exercise their redemption rights.

        All holders should consult their tax advisors regarding the tax consequences of the domestication. For a more detailed explanation of the tax consequences, see the discussion below in the section entitled "Material U.S. Federal Income Tax Consequences."

Even if AHPAC consummates the business combination, there is no guarantee that the public warrants will ever be in the money, and they may expire worthless and the terms of AHPAC's warrants may be amended.

        The exercise price for AHPAC's warrants is $11.50 per whole AHPAC Class A ordinary share. There is no guarantee that the public warrants will ever be in the money prior to their expiration, and as such, the warrants may expire worthless.

AHPAC's ability to successfully effect the business combination and to be successful thereafter will be dependent upon the efforts of AHPAC's key personnel, including the key personnel of Envigo whom AHPAC expects to stay with Envigo following the business combination. The loss of key personnel could negatively impact the operations and profitability of AHPAC post-combination business and its financial condition could suffer as a result.

        AHPAC's ability to successfully effect the business combination is dependent upon the efforts of certain key personnel, including the key personnel of Envigo. Although some of AHPAC's key personnel may remain with Envigo in senior management or advisory positions following the business combination, it is possible that AHPAC will lose some key personnel, the loss of which could negatively impact the operations and profitability of AHPAC's post-combination business. AHPAC anticipates that some or all of the management of Envigo will remain in place.

        Envigo's success depends to a significant degree upon the continued contributions of senior management, certain of whom would be difficult to replace. Departure by certain of Envigo's officers could have a material adverse effect on Envigo's business, financial condition, or operating results. Envigo does not maintain key-man life insurance on any of its officers. The services of such personnel may not continue to be available to Envigo.

AHPAC and Envigo will be subject to business uncertainties and contractual restrictions while the business combination is pending.

        Uncertainty about the effect of the business combination on employees and third parties may have an adverse effect on AHPAC and Envigo. These uncertainties may impair AHPAC or Envigo's ability to retain and motivate key personnel and could cause third parties that deal with any of us or them to defer entering into contracts or making other decisions or seek to change existing business relationships. If key employees depart because of uncertainty about their future roles and the potential complexities of the business combination, AHPAC or Envigo's business could be harmed.

AHPAC may waive one or more of the conditions to the business combination.

        AHPAC may agree to waive, in whole or in part, one or more of the conditions to AHPAC's obligations to complete the business combination, to the extent permitted by AHPAC's amended and restated memorandum and articles of association and applicable laws. For example, it is a condition to AHPAC's obligations to close the business combination Envigo performed and complied in all material respects with the obligations required to be performed or complied with by Envigo under the Transaction Agreement. However, if the AHPAC Board determines that a breach of this obligation is not material, then the Board may elect to waive that condition and close the business combination. AHPAC may not waive the condition that AHPAC's shareholders approve the business combination. Please see the section entitled "The Transaction Agreement—Conditions to Closing of the Business Combination" for additional information.

The exercise of discretion by AHPAC's directors and officers in agreeing to changes to the terms of or waivers of closing conditions in the Transaction Agreement may result in a conflict of interest when determining whether such changes to the terms of the Transaction Agreement or waivers of conditions are appropriate and in the best interests of AHPAC's shareholders.

        In the period leading up to the consummation of the business combination, other events may occur that, pursuant to the Transaction Agreement, would require AHPAC to agree to amend the Transaction Agreement, to consent to certain actions or to waive rights that it is entitled to under those agreements. Such events could arise because of changes in the course of Envigo's business, a request by Envigo or Envigo to undertake actions that would otherwise be prohibited by the terms of the Transaction Agreement or the occurrence of other events that would have a material adverse effect on Envigo's business and would entitle AHPAC to terminate the Transaction Agreement. In any of such circumstances, it would be in the discretion of AHPAC, acting through the AHPAC Board, to grant its consent or waive its rights. The existence of the financial and personal interests of the directors described elsewhere in this proxy statement/prospectus may result in a conflict of interest on the part of one or more of the directors between what he or she may believe is best for AHPAC and AHPAC's shareholders and what he or she may believe is best for himself or herself or his or her affiliates in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, AHPAC does not believe there will be any changes or waivers that AHPAC's directors and officers would be likely to make after shareholder approval of the business combination has been obtained. While certain changes could be made without further shareholder approval, if there is a change to the terms of the business combination that would have a material impact on the shareholders, AHPAC will be required to circulate a new or amended proxy statement/prospectus or supplement thereto and resolicit the vote of AHPAC's shareholders with respect to the Business Combination Proposal.

AHPAC will incur significant transaction and transition costs in connection with the business combination.

        AHPAC has incurred and expects to incur significant, non-recurring costs in connection with consummating the business combination and operating as a public company following the consummation of the business combination. AHPAC may incur additional costs to retain key employees. All expenses incurred in connection with the Transaction Agreement and the transactions contemplated thereby (including the business combination), including all legal, accounting, consulting, investment banking and other fees, expenses and costs, will be for the account of the party incurring such fees, expenses and costs.

        AHPAC's transaction expenses as a result of the business combination are currently estimated at approximately $17 million.

If AHPAC is unable to complete an initial business combination, public shareholders may receive only approximately $10.00 per share on the liquidation of the trust account (or less than $10.00 per share in certain circumstances where a third party brings a claim against us that the sponsor is unable to indemnify), and AHPAC's warrants will expire worthless.

        If AHPAC is unable to complete an initial business combination by October 14, 2018, public shareholders may receive only approximately $10.00 per share on the liquidation of the trust account (or less than $10.00 per share in certain circumstances where a third-party brings a claim against us that the sponsor unable to indemnify (as described herein)) and AHPAC's warrants will expire worthless.

If third parties bring claims against AHPAC, the proceeds held in the trust account could be reduced and the per-share redemption amount received by shareholders may be less than $10.00 per share.

        AHPAC's placing of funds in the trust account may not protect those funds from third-party claims against it. Although AHPAC will seek to have all vendors, service providers (other than AHPAC's independent auditors), prospective target businesses or other entities with which AHPAC does business execute agreements with it waiving any right, title, interest or claim of any kind in or to any funds held in the trust account for the benefit of public shareholders, such parties may not execute such agreements, or even if they execute such agreements they may not be prevented from bringing claims against the trust account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against AHPAC's assets, including the funds held in the trust account. If any third party refuses to execute an agreement waiving such claims to the funds held in the trust account, AHPAC's management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third-party that has not executed a waiver if management believes that such third party's engagement would be significantly more beneficial to it than any alternative.

        Examples of possible instances where AHPAC may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with AHPAC and will not seek recourse against the trust account for any reason. Upon redemption of public shares, if AHPAC is unable to complete the business combination within the prescribed timeframe, or upon the exercise of a redemption right in connection with the business combination, AHPAC will be required to provide for payment of claims of creditors that were not waived that may be brought against it within the ten years following redemption. Accordingly, the per-share redemption amount received by public shareholders could be less than the $10.00 per share initially held in the trust account, due to claims of such creditors. The sponsor has agreed that it will be liable to us if and to the extent any claims by a vendor for services rendered or products sold to AHPAC, or a prospective target business with which AHPAC has discussed entering into a transaction agreement, reduce the amount of funds in the trust account to below (i) $10.00 per public share or (ii) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the trust account and except as to any claims under indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the sponsor will not be responsible to the extent of any liability for such third party claims. AHPAC has not independently verified whether the sponsor has sufficient funds to satisfy its indemnity obligations and AHPAC has not asked the sponsor to reserve for such indemnification obligations.

AHPAC's directors may decide not to enforce the indemnification obligations of the sponsor, resulting in a reduction in the amount of funds in the trust account available for distribution to public shareholders.

        In the event that the proceeds in the trust account are reduced below the lesser of (i) $10.00 per share and (ii) the actual amount per share held in the trust account as of the date of the liquidation of the trust account if less than $10.00 per share due to reductions in the value of the trust assets, in each case less taxes payable, and the sponsor asserts that it is unable to satisfy his obligations or that he has no indemnification obligations related to a particular claim, AHPAC's independent directors would determine whether to take legal action against The sponsor to enforce its indemnification obligations. While AHPAC currently expects that its independent directors would take legal action on AHPAC's behalf against the sponsor to enforce its indemnification obligations to us, it is possible that AHPAC's independent directors in exercising their business judgment and subject to their fiduciary duties may choose not to do so in any particular instance. If AHPAC's independent directors choose not to enforce these indemnification obligations, the amount of funds in the trust account available for distribution to public shareholders may be reduced below $10.00 per share.

If, before distributing the proceeds in the trust account to public shareholders, AHPAC files a bankruptcy petition or an involuntary bankruptcy petition is filed against AHPAC that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of AHPAC's shareholders and the per-share amount that would otherwise be received by AHPAC's shareholders in connection with AHPAC's liquidation may be reduced.

        If, before distributing the proceeds in the trust account to public shareholders, AHPAC files a bankruptcy petition or an involuntary bankruptcy petition is filed against AHPAC that is not dismissed, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in AHPAC's bankruptcy estate and subject to the claims of third parties with priority over the claims of AHPAC's shareholders. To the extent any bankruptcy claims deplete the trust account, the per-share amount that would otherwise be received by AHPAC's shareholders in connection with AHPAC's liquidation may be reduced.

If AHPAC's due diligence investigation of Envigo was inadequate, then shareholders of AHPAC following the business combination could lose some or all of their investment.

        Even though AHPAC conducted a due diligence investigation of Envigo, AHPAC cannot be sure that this diligence uncovered all material issues that may be present inside Envigo or its business, or that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of Envigo and its business and outside of its control will not later arise.

Following the consummation of the business combination, ENVG's only significant asset will be its ownership interest in Envigo and such ownership may not be sufficiently profitable or valuable to enable ENVG to pay any dividends on ENVG Class A common stock or satisfy ENVG's other financial obligations, including its obligations under the Tax Receivable Agreement.

        Following the consummation of the business combination, ENVG will have no direct operations and no significant assets other than its ownership interest in Envigo. The initial shareholders, the Selling Equityholders that receive ENVG common stock in the business combination, and directors and officers of Envigo and its affiliates will become shareholders of AHPAC at that time. ENVG will depend on Envigo for distributions, loans and other payments to generate the funds necessary to meet its financial obligations, including its expenses as a publicly traded company, to pay any dividends with respect to ENVG Class A common stock, and to satisfy its obligations under the Tax Receivable Agreement. The financial condition and operating requirements of Envigo may limit ENVG's ability to obtain cash from Envigo. The earnings from, or other available assets of, Envigo may not be sufficient to pay dividends or make distributions or loans to enable ENVG to pay any dividends on the common stock or satisfy its other financial obligations, including its obligations under the Tax Receivable Agreement.

        In addition, payments under the Tax Receivable Agreement are not expressly permitted under Envigo's existing credit facilities and therefore would be required to comply with applicable covenants contained in each applicable credit facility in order to be paid. In accordance with the terms of the Tax Receivable Agreement, if a payment otherwise required under the Tax Receivable Agreement is not permitted by the terms of then outstanding indebtedness for borrowed money, any payment obligation under the Tax Receivable Agreement will be deferred and accrue interest at LIBOR plus 500 basis points from the date that such payment originally became due and payable through the actual payment date.

We will be required to pay Selling Equityholders for a significant portion of the tax benefit relating to the utilization of certain net operating losses available to be carried forward after the business combination and imputed interest deductions arising from the payments under the Tax Receivable Agreement. In certain instances, we may be required to make payments that exceed, and may be payable years in advance of, the actual realization of future tax benefits, if any.

        At the closing of the business combination, ENVG will enter into a Tax Receivable Agreement with Envigo Holdings, Inc. and the shareholder representative on behalf of the Selling Equityholders. The Tax Receivable Agreement will generally provide for future payments by ENVG to the Selling Equityholders related to 85% of the net cash savings, if any, in U.S. federal, state and local and U.K. income tax that ENVG and its subsidiaries actually realizes (or is deemed to realize in certain circumstances) in periods after the consummation of the business combination as a result of (i) the utilization of net operating losses available to be carried forward as of the consummation of the business combination and (ii) imputed interest deductions arising from payments under the Tax Receivable Agreement. Although the amount and timing of any payments under the Tax Receivable Agreement will vary depending upon a number of factors, including the amount and timing of ENVG's income, AHPAC expects that the payments that ENVG may make thereunder could be substantial. Under certain circumstances, ENVG's obligations under the Tax Receivable Agreement may be accelerated as specified therein.

        As a result of the foregoing, (i) ENVG could be required to make payments under the Tax Receivable Agreement that are greater than or less than the specified percentage of the actual tax savings ENVG realizes in respect of the tax attributes subject to the agreements and (ii) ENVG may be required to make an immediate lump sum payment equal to the present value of the anticipated future tax savings, which payment may be made years in advance of the actual realization of such future benefits, if any of such benefits are ever realized. In these situations, ENVG's obligations under the Tax Receivable Agreement could have a negative impact on ENVG's liquidity and could have the effect of delaying, deferring or preventing certain mergers, asset sales, other forms of business combinations or other changes of control. There can be no assurance that ENVG will be able to finance its obligations under the Tax Receivable Agreement in a manner that does not adversely affect its working capital and growth requirements.

        See the section titled "AHPAC's Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Tax Receivable Agreement" beginning on page [    •    ] of this proxy statement/prospectus for more information.

Subsequent to the completion of the business combination, ENVG may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on ENVG's financial condition, results of operations and ENVG's stock price, which could cause you to lose some or all of your investment.

        Although AHPAC has conducted due diligence on Envigo, ENVG cannot assure you that this diligence will surface all material issues that may be present in Envigo's business, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of Envigo's business and outside of ENVG and Envigo's control will not later arise. As a result of these factors, ENVG may be forced to later write-down or write-off assets, restructure operations, or incur impairment or other charges that could result in losses. Even if AHPAC's due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with AHPAC's preliminary risk analysis. Even though these charges may be non-cash items and not have an immediate impact on ENVG's liquidity, the fact that ENVG charges of this nature could contribute to negative market perceptions about ENVG or its securities. Accordingly, any of AHPAC's shareholders who choose to remain stockholders of ENVG following the business combination could suffer a reduction in the value of their shares. Such stockholders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by AHPAC's officers or fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that this proxy statement/prospectus relating to the business combination contained an actionable material misstatement or material omission.

AHPAC has no operating or financial history and AHPAC's results of operations may differ significantly from the unaudited pro forma financial data included in this proxy statement/prospectus.

        AHPAC is a blank check company and AHPAC has no operating history and no revenues. This proxy statement/prospectus includes unaudited pro forma condensed combined financial statements for AHPAC. The unaudited pro forma condensed combined statement of operations of AHPAC combines the historical audited results of operations of AHPAC for the period ended December 31, 2016, with the historical audited results of operations of Envigo for the year ended December 31, 2016, and gives pro forma effect to the business combination as if it had been consummated on January 1, 2016. The unaudited pro forma condensed combined balance sheet of AHPAC combines the historical balance sheets of AHPAC as of September 30, 2017 and of Envigo as of September 30, 2017 and gives pro forma effect to the business combination as if it had been consummated on September 30, 2017.

        The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only, are based on certain assumptions, address a hypothetical situation and reflect limited historical financial data. Therefore, the unaudited pro forma condensed combined financial statements are not necessarily indicative of the results of operations and financial position that would have been achieved had the business combination been consummated on the dates indicated above, or the future consolidated results of operations or financial position of AHPAC. Accordingly, AHPAC's business, assets, cash flows, results of operations and financial condition may differ significantly from those indicated by the unaudited pro forma condensed combined financial statements included in this document. For more information, please see the section entitled "Unaudited Pro Forma Condensed Combined Financial Information."

Unanticipated changes in effective tax rates or adverse outcomes resulting from examination of ENVG's income or other tax returns could adversely affect ENVG's financial condition and results of operations.

        ENVG will be subject to income taxes in the United States, and ENVG's domestic tax liabilities will be subject to the allocation of expenses in differing jurisdictions. ENVG's future effective tax rates could be subject to volatility or adversely affected by a number of factors, including:

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  changes in the valuation of ENVG's deferred tax assets and liabilities;

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  expected timing and amount of the release of any tax valuation allowances;

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  tax effects of stock-based compensation;

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  costs related to intercompany restructurings;

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  changes in tax laws, regulations or interpretations thereof; and

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  lower than anticipated future earnings in jurisdictions where ENVG has lower statutory tax rates and higher than anticipated future earnings in jurisdictions where ENVG has higher statutory tax rates.

        In addition, ENVG may be subject to audits of ENVG's income, sales and other taxes by U.S. federal, state, local and non-U.S. taxing authorities. Outcomes from these audits could have an adverse effect on ENVG's financial condition and results of operations.

AHPAC may be a PFIC, which could result in adverse United States federal income tax consequences to U.S. investors.

        If AHPAC is a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. holder of AHPAC Class A ordinary shares or warrants, the U.S. holder may be subject to adverse U.S. federal income tax consequences and may be subject to additional reporting requirements. Based on the composition of AHPAC's income and assets, AHPAC believes it was a PFIC for its taxable years ended December 31, 2016 and December 31, 2017 and that it will be treated as a PFlC for its current taxable year which will end as a result of the domestication. U.S. holders should consult their tax advisors regarding the possible application of the PFIC rules. For a more detailed explanation of the tax consequences of PFIC classification to U.S. holders, see "Material U.S. Federal Income Tax Considerations—U.S. Holders—Passive Foreign Investment Company Rules."

A market for ENVG's securities may not continue, which would adversely affect the liquidity and price of ENVG's securities.

        Following the business combination, the price of ENVG's securities may fluctuate significantly due to the market's reaction to the business combination and general market and economic conditions. An active trading market for ENVG's securities following the business combination may never develop or, if developed, it may not be sustained. In addition, the price of ENVG's securities after the business combination can vary due to general economic conditions and forecasts, ENVG's general business condition and the release of ENVG's financial reports. Additionally, if ENVG's securities are not listed on, or become delisted from, NASDAQ for any reason, and are quoted on the OTC Bulletin Board, an inter-dealer automated quotation system for equity securities that is not a national securities exchange, the liquidity and price of ENVG's securities may be more limited than if ENVG was quoted or listed on NASDAQ or another national securities exchange. You may be unable to sell your securities unless a market can be established or sustained.

If the business combination's benefits do not meet the expectations of investors, shareholders or financial analysts, the market price of AHPAC's securities may decline.

        If the benefits of the business combination do not meet the expectations of investors, shareholders or securities analysts, the market price of AHPAC's securities prior to the consummation of the business combination may decline. The market values of AHPAC's securities at the time of the business combination may vary significantly from their prices on the date the Transaction Agreement was executed, the date of this proxy statement/prospectus, or the date on which AHPAC's shareholders vote on the business combination.

        In addition, following the business combination, fluctuations in the price of AHPAC's securities could contribute to the loss of all or part of your investment. Immediately prior to the business combination, there has not been a public market for Envigo's stock and trading in AHPAC Class A ordinary shares has not been active. Accordingly, the valuation ascribed to Envigo and AHPAC Class A ordinary shares in the business combination may not be indicative of the price that will prevail in the trading market following the business combination. If an active market for AHPAC's securities develops and continues, the trading price of AHPAC's securities following the business combination could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond its control. Any of the factors listed below could have a material adverse effect on your investment in AHPAC's securities and AHPAC's securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of AHPAC's securities may not recover and may experience a further decline.

        Factors affecting the trading price of ENVG's securities following the business combination may include:

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  actual or anticipated fluctuations in ENVG's quarterly financial results or the quarterly financial results of companies perceived to be similar to us;

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  changes in the market's expectations about ENVG's operating results;

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  the public's reaction to ENVG's press releases, ENVG's other public announcements and ENVG's filings with the SEC;

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  speculation in the press or investment community;

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  success of competitors;

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  the operating results failing to meet the expectation of securities analysts or investors in a particular period;

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  changes in financial estimates and recommendations by securities analysts concerning ENVG or the market in general;

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  operating and stock price performance of other companies that investors deem comparable to ENVG;

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  ENVG's ability to market new and enhanced products on a timely basis;

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  changes in laws and regulations affecting ENVG's business;

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  commencement of, or involvement in, litigation involving ENVG;

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  changes in ENVG's capital structure, such as future issuances of securities or the incurrence of additional debt;

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  the volume of ENVG Class A common stock available for public sale;

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  any major change in ENVG's Board or management;

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  sales of substantial amounts of ENVG Class A common stock by ENVG's directors, officers or significant shareholders or the perception that such sales could occur;

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  general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism; and

  •
  other risk factors listed under "Risk Factors" starting on page [    •    ].

        Broad market and industry factors may materially harm the market price of ENVG's securities irrespective of ENVG's operating performance. The stock market in general and NASDAQ have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of ENVG's securities, may not be predictable. A loss of investor confidence in the market for the stocks of other companies which investors perceive to be similar to ENVG could depress ENVG's stock price regardless of ENVG's business, prospects, financial conditions or results of operations. A decline in the market price of ENVG's securities also could adversely affect ENVG's ability to issue additional securities and ENVG's ability to obtain additional financing in the future.

        In the past, securities class action litigation has often been initiated against companies following periods of volatility in their stock price. This type of litigation could result in substantial costs and divert AHPAC's management's attention and resources, and could also require us to make substantial payments to satisfy judgments or to settle litigation.

ENVG's quarterly operating results may fluctuate significantly and could fall below the expectations of securities analysts and investors due to seasonality and other factors, some of which are beyond ENVG's control, resulting in a decline in ENVG's stock price.

        ENVG's quarterly operating results may fluctuate significantly because of several factors, including:

  •
  labor availability and costs for hourly and management personnel;

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  profitability of ENVG's products, especially in new markets and due to seasonal fluctuations;

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  changes in interest or exchange rates;

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  impairment of long-lived assets;

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  macroeconomic conditions, both nationally and locally;

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  negative publicity relating to products we serve;

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  changes in consumer preferences and competitive conditions;

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  expansion to new markets; and

  •
  fluctuations in commodity prices.

If, following the business combination, securities or industry analysts do not publish or cease publishing research or reports about ENVG, its business, or its market, or if they change their recommendations regarding ENVG Class A common stock adversely, then the price and trading volume of ENVG Class A common stock could decline.

        The trading market for ENVG Class A common stock will be influenced by the research and reports that industry or securities analysts may publish about us, ENVG's business, ENVG's market, or ENVG's competitors. Securities and industry analysts do not currently, and may never, publish research on AHPAC or ENVG. If no securities or industry analysts commence coverage of ENVG, ENVG's stock price and trading volume would likely be negatively impacted. If any of the analysts who may cover ENVG change their recommendation regarding ENVG's stock adversely, or provide more favorable relative recommendations about ENVG's competitors, the price of ENVG Class A common stock would likely decline. If any analyst who may cover AHPAC were to cease coverage of ENVG or fail to regularly publish reports on it, we could lose visibility in the financial markets, which could cause ENVG's stock price or trading volume to decline.

ENVG may be unable to obtain additional financing to fund its operations or growth.

        ENVG may require additional financing to fund its operations or growth. The failure to secure additional financing could have a material adverse effect on the continued development or growth of ENVG. None of AHPAC's officers, directors or shareholders is required to provide any financing to us in connection with or after the business combination.

Some of Envigo's existing debt will incur increased interest costs beginning in April 2018 if it is not refinanced before that time.

        Envigo's current first lien and second lien term debt will see an increase in interest rates in April 2018 if that debt is not refinanced before then. Specifically, the First Lien Credit Agreement, which currently carries an interest rate of LIBOR plus 2.5%, would increase to LIBOR plus 5.75% and the Second Lien Credit Agreement, which currently carries an interest rate of LIBOR plus 2.5%, would increase to LIBOR plus 7.75%.

Changes in laws, regulations or rules, or a failure to comply with any laws, regulations or rules, may adversely affect ENVG's business, investments and results of operations.

        ENVG will be subject to laws, regulations and rules enacted by national, regional and local governments and NASDAQ. In particular, ENVG will be required to comply with certain SEC, NASDAQ and other legal or regulatory requirements. Compliance with, and monitoring of, applicable laws, regulations and rules may be difficult, time consuming and costly. Those laws, regulations or rules and their interpretation and application may also change from time to time and those changes could have a material adverse effect on ENVG's business, investments and results of operations. In addition, a failure to comply with applicable laws, regulations or rules, as interpreted and applied, could have a material adverse effect on ENVG's business and results of operations.

The Sponsor, Jermyn Street Associates LLC and Savanna Holdings LLC will have significant influence over ENVG after completion of the business combination.

        Upon completion of the business combination, the sponsor, Jermyn Street Associates LLC and Savanna Holdings LLC will beneficially own approximately 6.2%, 32.2% and 4.8%, respectively, of ENVG Class A common stock. As long as the sponsor, Jermyn Street Associates LLC or Savanna Holdings LLC own or control a significant percentage of ENVG's outstanding voting power, they will have the ability to significantly influence all corporate actions requiring shareholder approval, including the election and removal of directors and the size of ENVG's Board, any amendment to ENVG's organizational documents, or the approval of any merger or other significant corporate transaction, including a sale of substantially all of ENVG's assets.

        The sponsor, Jermyn Street Associates LLC or Savanna Holdings LLC's interests may not align with the interests of ENVG's other shareholders. The sponsor, Jermyn Street Associates LLC and Savanna Holdings LLC are each in the business of making investments in companies and may acquire and hold interests in businesses that compete directly or indirectly with ENVG. The sponsor, Jermyn Street Associates LLC or Savanna Holdings LLC may also pursue acquisition opportunities that may be complementary to ENVG's business, and, as a result, those acquisition opportunities may not be available to us. In addition, ENVG's proposed certificate and proposed bylaws provide that the ENVG Sponsors may engage in competitive businesses and renounce certain corporate opportunities offered to the ENVG Sponsors or any of their managers, officers, directors, agents, stockholders, members, partners, affiliates and subsidiaries (other than ENVG and its subsidiaries) that are not expressly offered to them in their capacities as directors or officers of ENVG. The proposed certificate and proposed bylaws also provide that the ENVG Sponsors or any of their managers, officers, directors, agents, stockholders, members, partners, affiliates and subsidiaries (other than ENVG and its subsidiaries), do not have any fiduciary duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as ENVG or any of its subsidiaries.

Registration of the ENVG Class A common stock underlying the warrants may not be in place when an investor desires to exercise warrants, thus precluding such investor from being able to exercise its warrants except on a cashless basis and potentially causing such warrants to expire worthless.

        AHPAC has not registered the ENVG Class A common stock issuable upon exercise of the warrants under the Securities Act or any state securities laws at this time. However, under the terms of the warrant agreement, AHPAC has agreed, as soon as practicable, but in no event later than 15 business days after the consummation of the business combination, to use its best efforts to file a registration statement under the Securities Act covering such shares and maintain a current prospectus relating to the ENVG Class A common stock issuable upon exercise of the warrants, until the expiration of the warrants in accordance with the provisions of the warrant agreement. AHPAC cannot assure you that it will be able to do so if, for example, any facts or events arise which represent a fundamental change in the information set forth in such registration statement or prospectus, the financial statements contained or incorporated by reference therein are not current or correct or the SEC issues a stop order. If the shares issuable upon exercise of the warrants are not registered under the Securities Act, ENVG will be required to permit holders to exercise their warrants on a cashless basis. However, no warrant will be exercisable for cash or on a cashless basis, and we will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder or an exemption is available. Notwithstanding the above, if ENVG Class A common stock are at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a "covered security" under Section 18(b)(1) of the Securities Act, we may, at ENVG's option, require holders of warrants who exercise their warrants to do so a "cashless basis" in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but we will use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In no event will we be required to net cash settle any warrant, or issue securities or other compensation in exchange for the warrants in the event that we are unable to register or qualify the shares underlying the warrants under applicable state securities laws. If the issuance of the shares upon exercise of the warrants is not so registered or qualified or exempt from registration or qualification, the holder of such warrant shall not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In such event, holders who acquired their warrants as part of a purchase of units will have paid the full unit purchase price solely for the ENVG Class A common stock included in the units. If and when the warrants become redeemable by us, ENVG may exercise its redemption right even If ENVG is unable to register or qualify the underlying ENVG Class A common stock for sale under all applicable state securities laws.

ENVG may amend the terms of the warrants in a manner that may be adverse to holders with the approval by the holders of at least 65% of the then-outstanding warrants.

        ENVG warrants will be issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and AHPAC. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 65% of the then-outstanding public warrants to make any change that adversely affects the interests of the registered holders. Accordingly, AHPAC may amend the terms of the warrants in a manner adverse to a holder if holders of at least 65% of the then-outstanding public warrants approve of such amendment. Although ENVG's ability to amend the terms of the warrants with the consent of at least 65% of the then-outstanding public warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, shorten the exercise period or decrease the number of shares of ENVG Class A common stock purchasable upon exercise of a warrant.

ENVG may redeem your unexpired warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.

        ENVG will have the ability to redeem outstanding warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the closing price of ENVG Class A common stock equals or exceeds $24.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading-day period ending on the third trading day prior to proper notice of such redemption provided that on the date we give notice of redemption. If and when the warrants become redeemable, ENVG may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding warrants could force you to (i) exercise your warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) sell your warrants at the then-current market price when you might otherwise wish to hold your warrants or (iii) accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of your warrants. None of the private placement warrants will be redeemable by us so long as they are held by their initial purchasers or their permitted transferees.

The exercise of outstanding warrants would increase the number of shares eligible for future resale in the public market and result in dilution to shareholders.

        AHPAC issued warrants to purchase 15,500,000 AHPAC Class A ordinary shares as part of the IPO and prior to the IPO, AHPAC issued private placement warrants to the initial shareholders to purchase 8,200,000 AHPAC Class A ordinary shares, in each case at $11.50 per share. In addition, prior to consummating an initial business combination, subject to the terms of the Transaction Agreement, AHPAC may issue additional securities in the equity financing so long as they do not participate in any manner in the trust account or vote as a class with the common stock on a business combination. The shares of ENVG Class A common stock issued in the equity financing (if any) and additional shares of ENVG Class A common stock issued upon exercise of AHPAC's warrants will result in dilution to the then existing holders of AHPAC Class A ordinary shares and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of AHPAC Class A ordinary shares and ENVG Class A common stock.

Because AHPAC is incorporated under the laws of the Cayman Islands, you may face difficulties in protecting your interests, and your ability to protect your rights through the U.S. Federal courts may be limited.

        AHPAC is an exempted company incorporated under the laws of the Cayman Islands. As a result, it may be difficult for investors to effect service of process within the United States upon AHPAC's directors or executive officers, or enforce judgments obtained in the United States courts against AHPAC's directors or officers.

        AHPAC corporate affairs are governed by AHPAC's amended and restated memorandum and articles of association, the Companies Law (as the same may be supplemented or amended from time to time) and the common law of the Cayman Islands. AHPAC will also be subject to the federal securities laws of the United States. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of AHPAC's directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law, the decisions of whose courts are of persuasive authority, but are not binding on a court in the Cayman Islands. The rights of AHPAC's shareholders and the fiduciary responsibilities of AHPAC's directors under Cayman Islands law are different from what they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a different body of securities laws as compared to the United States, and certain states, such as Delaware, may have more fully developed and judicially interpreted bodies of corporate law. In addition, Cayman Islands companies may not have standing to initiate a shareholders derivative action in a Federal court of the United States.

        AHPAC has been advised by AHPAC Cayman Islands legal counsel that the courts of the Cayman Islands are unlikely (i) to recognize or enforce against us judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any state; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against us predicated upon the civil liability provisions of the federal securities laws of the United States or any state, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands Court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

        As a result of all of the above, public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as public shareholders of a United States company.

Provisions in ENVG's proposed charter may inhibit a takeover of ENVG, which could limit the price investors might be willing to pay in the future for ENVG Class A common stock and could entrench management.

        ENVG's proposed certificate of incorporation contains provisions that may discourage unsolicited takeover proposals that shareholders may consider to be in their best interests. These provisions include a staggered board of directors and the ability of the board of directors to designate the terms of and issue new series of preferred shares, which may make more difficult the removal of management and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for AHPAC's securities.

The JOBS Act permits "emerging growth companies" like us to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies.

        AHPAC qualifies as an "emerging growth company" as defined in Section 2(a)(19) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, which we refer to as the "JOBS Act." As such, following the consummation of the business combination, ENVG will take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies for as long as it continues to be an emerging growth company, including (i) the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act, (ii) the exemptions from say-on-pay, say-on-frequency and say-on-golden parachute voting requirements and (iii) reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements. As a result, ENVG's stockholders may not have access to certain information they deem important. ENVG will remain an emerging growth company until the earliest of (i) the last day of the fiscal year (a) following October 14, 2021, the fifth anniversary of the IPO, (b) in which ENVG has total annual gross revenue of at least $1.0 billion or (c) in which ENVG is deemed to be a large accelerated filer, which means the market value of ENVG Class A common stock that are held by non-affiliates exceeds $700 million as of the last business day of ENVG's prior second fiscal quarter, and (ii) the date on which ENVG has issued more than $1.0 billion in non-convertible debt during the prior three-year period.

        In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the exemption from complying with new or revised accounting standards provided in

Section 7(a)(2)(B) of the Securities Act as long as ENVG is an emerging growth company. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies, but any such election to opt out is irrevocable. ENVG has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of ENVG's financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

        AHPAC cannot predict if investors will find ENVG Class A common stock less attractive because ENVG will rely on these exemptions. If some investors find ENVG Class A common stock less attractive as a result, there may be a less active trading market for ENVG Class A common stock and ENVG's stock price may be more volatile.

Risks Related to the Redemption

You must tender your AHPAC Class A ordinary shares in order to validly seek redemption at the annual general meeting.

        In connection with tendering your shares for redemption, you must elect either to physically tender your ordinary share certificates to AHPAC's transfer agent in each case by two business days prior to the consummation of the business combination, or to deliver your ordinary shares to the transfer agent electronically using The Depository Trust Company's DWAC (Deposit/Withdrawal At Custodian) System, which election would likely be determined based on the manner in which you hold your ordinary shares. The requirement for physical or electronic delivery by the business day prior to the consummation of the business combination ensures that a redeeming holder's election to redeem is irrevocable once the business combination is consummated. Any failure to observe these procedures will result in your loss of redemption rights in connection with the vote on the business combination.

AHPAC does not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it possible for us to complete a business combination with which a substantial majority of AHPAC's shareholders do not agree.

        AHPAC's amended and restated memorandum and articles of association does not provide a specified maximum redemption threshold, except that AHPAC will not redeem public shares in an amount that would cause AHPAC net tangible assets to be less than $5,000,001 (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act). However, the Transaction Agreement provides the obligations of Envigo to consummate the business combination is conditioned on there being at least $220 million of available funds from the trust account and proceeds from the equity financing (if any), after giving effect to redemptions of public shares. As a result, AHPAC may be able to complete the business combination even though a substantial portion of public shareholders do not agree with the transaction and have redeemed their shares or have entered into privately negotiated agreements to sell their shares to the sponsor, directors or officers or their affiliates. As of the date of this proxy statement/prospectus, no agreements with respect to the private purchase of public shares by AHPAC or the persons described above have been entered into with any such investor or holder. AHPAC will file a Current Report on Form 8-K with the SEC to disclose private arrangements entered into or significant private purchases made by any of the aforementioned persons that would affect the vote on the Business Combination Proposal or other proposals (as described in this proxy statement/prospectus) at the general meeting.

        In the event the aggregate cash consideration AHPAC would be required to pay for all AHPAC Class A ordinary shares that are validly submitted for redemption plus any amount required to satisfy cash conditions pursuant to the terms of the Transaction Agreement exceeds the aggregate exchange amount of cash available to us, AHPAC may not complete the business combination or redeem any shares, all AHPAC Class A ordinary shares submitted for redemption will be returned to the holders thereof, and AHPAC instead may search for an alternate business combination.

If you or a "group" of shareholders of which you are a part are deemed to hold an aggregate of more than fifteen percent (15%) of the AHPAC Class A ordinary shares issued in the IPO, you (or, if a member of such a group, all of the members of such group in the aggregate) will lose the ability to redeem all such shares in excess of 15% of the AHPAC Class A ordinary shares issued in the IPO.

        A public shareholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a "group" (as defined under Section 13 of the Exchange Act), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group's shares, in excess of 15% of the AHPAC Class A ordinary shares included in the units sold in the IPO. In order to determine whether a shareholder is acting in concert or as a group with another shareholder, AHPAC will require each public shareholder seeking to exercise redemption rights to certify to AHPAC whether such shareholder is acting in concert or as a group with any other shareholder. Such certifications, together with other public information relating to stock ownership available to AHPAC at that time, such as Section 13D, Section 13G and Section 16 filings under the Exchange Act, will be the sole basis on which AHPAC makes the above-referenced determination. Your inability to redeem any such excess shares will reduce your influence over AHPAC's ability to consummate the business combination and you could suffer a material loss on your investment in AHPAC if you sell such excess shares in open market transactions. Additionally, you will not receive redemption distributions with respect to such excess shares if AHPAC consummates the business combination. As a result, you will continue to hold that number of shares aggregating to more than 15% of the shares sold in the IPO and, in order to dispose of such excess shares, would be required to sell your stock in open market transactions, potentially at a loss. AHPAC cannot assure you that the value of such excess shares will appreciate over time following the business combination or that the market price of AHPAC Class A ordinary shares will exceed the per-share redemption price. Notwithstanding the foregoing, shareholders may challenge AHPAC's determination as to whether a shareholder is acting in concert or as a group with another shareholder in a court of competent jurisdiction.

        However, AHPAC's shareholders' ability to vote all of their shares (including such excess shares) for or against the business combination is not restricted by this limitation on redemption.

There is no guarantee that a shareholder's decision whether to redeem its shares for a pro rata portion of the trust account will put the shareholder in a better future economic position.

        AHPAC can give no assurance as to the price at which a shareholder may be able to sell its public shares in the future following the completion of the business combination or any alternative business combination. Certain events following the consummation of any initial business combination, including the business combination, may cause an increase in AHPAC share price, and may result in a lower value realized now than a shareholder of AHPAC might realize in the future had the shareholder not redeemed its shares. Similarly, if a shareholder does not redeem its shares, the shareholder will bear the risk of ownership of the public shares after the consummation of any initial business combination, and there can be no assurance that a shareholder can sell its shares in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A shareholder should consult the shareholder's own tax and/or financial advisor for assistance on how this may affect his, her or its individual situation.

Shareholders of AHPAC who wish to redeem their shares for a pro rata portion of the trust account must comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline. If shareholders fail to comply with the redemption requirements specified in this proxy statement/ prospectus, they will not be entitled to redeem their AHPAC Class A ordinary shares for a pro rata portion of the funds held in the trust account.

        Public shareholders who wish to redeem their shares for a pro rata portion of the trust account must, among other things (i) submit a request in writing and (ii) tender their certificates to AHPAC's transfer agent or deliver their shares to the transfer agent electronically through the DWAC system at least two business days prior to the general meeting. In order to obtain a physical stock certificate, a shareholder's broker and/or clearing broker, DTC and AHPAC's transfer agent will need to act to facilitate this request. It is AHPAC's understanding that shareholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, because AHPAC does not have any control over this process or over the brokers, which AHPAC refers to as "DTC," it may take significantly longer than two weeks to obtain a physical stock certificate. If it takes longer than anticipated to obtain a physical certificate, shareholders who wish to redeem their shares may be unable to obtain physical certificates by the deadline for exercising their redemption rights and thus will be unable to redeem their shares.

        Shareholders electing to redeem their shares will receive their pro rata portion of the trust account less franchise and income taxes payable, calculated as of two business days prior to the anticipated consummation of the business combination. Please see the section entitled "Annual General Meeting of AHPAC Shareholders—Redemption Rights" for additional information on how to exercise your redemption rights.

If a shareholder fails to receive notice of AHPAC offer to redeem public shares in connection with the business combination, or fails to comply with the procedures for tendering its shares, such shares may not be redeemed.

        If, despite AHPAC compliance with the proxy rules, a shareholder fails to receive AHPAC proxy materials, such shareholder may not become aware of the opportunity to redeem its shares. In addition, the proxy materials that AHPAC is furnishing to holders of public shares in connection with the business combination describes the various procedures that must be complied with in order to validly redeem public shares. In the event that a shareholder fails to comply with these procedures, its shares may not be redeemed.

ANNUAL GENERAL MEETING OF AHPAC SHAREHOLDERS

        This proxy statement/prospectus is being provided to AHPAC's shareholders as part of a solicitation of proxies by the AHPAC Board for use at the general meeting of AHPAC's shareholders to be held on [    •    ], and at any adjournment or postponement thereof. This proxy statement/prospectus contains important information regarding the general meeting, the proposals on which you are being asked to vote and information you may find useful in determining how to vote and voting procedures.

        This proxy statement/prospectus is being first mailed on or about [    •    ] to all shareholders of record of AHPAC as of January 16, 2018, the record date for the general meeting. Shareholders of record who owned AHPAC ordinary shares at the close of business on the record date are entitled to receive notice of, attend and vote at the general meeting. On the record date, there were 38,750,000 ordinary shares outstanding.

Date, Time and Place of general meeting

        The general meeting will be held at [    •    ] Eastern Time on [    •    ] at the offices of Weil, Gotshal & Manges, 767 Fifth Avenue, New York NY 10153, or such other date, time and place to which such meeting may be adjourned or postponed, to consider and vote upon the proposals.

Voting Power; Record Date

        As a shareholder of AHPAC, you have a right to vote on the matters presented at the general meeting, which are summarized above and fully set forth in this proxy statement/prospectus. You will be entitled to vote or direct votes to be cast at the general meeting if you owned AHPAC ordinary shares at the close of business on January 16, 2018, which is the record date for the general meeting. You are entitled to one vote for each AHPAC ordinary share that you owned as of the close of business on the record date. If your shares are held in "street name" or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the record date, there were 38,750,000 AHPAC ordinary shares outstanding, of which 31,000,000 are AHPAC Class A ordinary shares and 7,750,000 are AHPAC Class B ordinary shares held by the initial shareholders.

Proposals at the general meeting

        At the general meeting, AHPAC's shareholders will vote on the following proposals:

  1.
  Proposal No. 1—The Business Combination Proposal—To consider and vote upon a proposal to approve and adopt the Transaction Agreement and the transactions contemplated thereby, which we refer to as the "Business Combination Proposal";

  2.
  Proposal No. 2—The Domestication Proposal—To consider and vote upon a proposal to approve by special resolution, assuming the Business Combination Proposal is approved and adopted, the domestication, which we refer to as the "Domestication Proposal";

  The Charter Proposals—To consider and vote upon nine separate proposals to approve by special resolution, assuming the Business Combination Proposal is approved and adopted, the following material differences between AHPAC's existing amended and restated memorandum and articles of association and the proposed certificate and the proposed bylaws of ENVG upon the domestication:

  3.
  Proposal No. 3—To consider and vote upon an amendment to AHPAC's existing organizational documents to authorize the classification of the Board into three classes of directors, which shall consist of, as nearly as may be possible, one-third of the total number of directors on the Board, which will initially be seven (7) and then as may be set by the Board from time to time;

  4.
  Proposal No. 4—To consider and vote upon an amendment to AHPAC's existing organizational documents to authorize that directors may only be removed for cause;

  5.
  Proposal No. 5—To consider and vote upon an amendment to AHPAC's existing organizational documents to authorize that only the Board, chairperson of the board of directors or chief executive offer may call a meeting of stockholders;

  6.
  Proposal No. 6—To consider and vote upon an amendment to AHPAC's existing organizational documents to authorize removal of the ability of stockholders to take action by written consent in lieu of a meeting;

  7.
  Proposal No. 7—To consider and vote upon an amendment to AHPAC's existing organizational documents to require the affirmative vote of holders of a majority of the voting power of ENVG's then issued and outstanding shares of stock entitled to amend the proposed certificate;

  8.
  Proposal No. 8—To consider and vote upon an amendment to AHPAC's existing organizational documents to authorize the adoption of Delaware as the exclusive forum for certain stockholder litigation;

  9.
  Proposal No. 9—To consider and vote upon an amendment to AHPAC's existing organizational documents to authorize ENVG to permit the ENVG Sponsors to engage in competitive businesses and renounce certain corporate opportunities offered to the ENVG Sponsors or any of their managers, officers, directors, agents, stockholders, members, partners, affiliates and subsidiaries (other than ENVG and its subsidiaries) that are not expressly offered to them in their capacities as directors or officers of ENVG;

  10.
  Proposal No. 10—To consider and vote upon an amendment to AHPAC's existing organizational documents to approve the authorized number of shares of ENVG common stock contained in the proposed certificate; and

  11.
  Proposal No. 11—To consider and vote upon an amendment to AHPAC's existing organizational documents to authorize other changes to the organizational documents resulting from the domestication and business combination, including changing the post-business combination corporate name from "Avista Healthcare Public Acquisition Corp." to "Envigo International Holdings, Inc." and removing certain provisions relating to our status as a blank-check company that will no longer apply upon consummation of the business combination;

    We refer to Proposals No. 3-11 collectively as the "Charter Proposals";

  12.
  Proposal No. 12—The Director Election Proposal—To consider and vote upon a proposal to elect seven directors to serve staggered terms on ENVG's Board of Directors until the 2019, 2020 and 2021 annual meeting of shareholders, respectively, and until their respective successors are duly elected and qualified, which we refer to as the "Director Election Proposal";

  13.
  Proposal No. 13—The Management Incentive Plan Proposal—To consider and vote on a proposal to approve and adopt, assuming the Charter Proposals, the Domestication Proposal and the Business Combination Proposal are all approved and adopted, 2018 Equity Incentive Plan and the material terms thereunder, which we refer to as the "Management Incentive Plan Proposal". A copy of the 2018 Equity Incentive Plan is attached to the accompanying proxy statement/prospectus as Annex G;

  14.
  Proposal No. 14—The NASDAQ Proposal—To consider and vote upon a proposal to approve, assuming the Charter Proposals, the Domestication Proposal and the Business Combination Proposal are all approved and adopted, for purposes of complying with applicable provisions of NASDAQ Listing Rule 5635, the issuance of more than 20% of AHPAC's issued and outstanding ordinary shares (or issued and outstanding common stock following the domestication) to the Selling Equityholders in connection with the business combination and to participants in the equity financing (if any), which we refer to as the "NASDAQ Proposal". and

  15.
  Proposal No. 15—Adjournment Proposal—To consider and vote upon a proposal to approve the adjournment of the general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of one or more proposals to be submitted for shareholder approval at the general meeting, which we refer to as the "Adjournment Proposal."

 THE AHPAC BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" EACH OF THESE PROPOSALS.

Vote of AHPAC's Sponsor, Directors and Officers

        In connection with the IPO, the initial shareholders agreed to vote their founder shares and any public shares purchased during or after the IPO in favor of the business combination. Currently, the initial shareholders own approximately 20% of AHPAC's issued and outstanding ordinary shares, including all of the founder shares. These agreements apply to the initial shareholders, including the sponsor, as it relates to the founder shares and the requirement to vote all of the founder shares in favor of the Business Combination Proposal and for all other proposals presented to AHPAC's shareholders in this proxy statement/prospectus.

        The initial shareholders, other current directors and officers have waived any redemption rights, including with respect to AHPAC Class A ordinary shares purchased in the IPO or in the aftermarket, in connection with business combination. The founder shares held by the initial shareholders have no redemption rights upon AHPAC's liquidation and will be worthless if no business combination is effected by us by October 14, 2018. However, the initial shareholders are entitled to redemption rights upon AHPAC's liquidation with respect to any public shares they may own.

Quorum and Required Vote for Proposals for the General Meeting

        The approval of each of the Domestication Proposal and the Charter Proposals requires the affirmative vote of the holders of two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon at the general meeting. Accordingly, if an AHPAC shareholder fails to vote by proxy or to vote in person at the general meeting, their shares will not be counted in connection with the determination of whether a valid quorum is established, however, if a valid quorum is otherwise established, such failure to vote will have no effect on the outcome of any vote on the Domestication Proposal or any of the Charter Proposals. Abstentions will be counted in connection with the determination of whether a valid quorum is established and will have the same effect as a vote "AGAINST" the Domestication Proposal and the Charter Proposals.

        The approval of the Business Combination Proposal requires the affirmative vote of holders of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon at the general meeting. Accordingly, if an AHPAC shareholder fails to vote by proxy or to vote in person at the general meeting, their shares will not be counted in connection with the determination of whether a valid quorum is established, however, if a valid quorum is otherwise established, such failure to vote will have no effect on the outcome of any vote on the Business Combination Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established and will have the same effect as a vote "AGAINST" the Business Combination Proposal. The initial shareholders have agreed to vote their founder shares and any public shares they may hold in favor of the business combination. Currently, the initial shareholders own approximately 20% of AHPAC's issued and outstanding ordinary shares, including all of the founder shares.

        The approval of each of the Director Election Proposal, the Management Incentive Plan Proposal, the NASDAQ Proposal and the Adjournment Proposal requires the affirmative vote of holders of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon at the general meeting. Accordingly, if an AHPAC shareholder fails to vote by proxy or to vote in person at the general meeting, their shares will not be counted in connection with the determination of whether a valid quorum is established, however, if a valid quorum is otherwise established, such failure to vote will have no effect on the outcome of any vote on the NASDAQ Proposal, the Director Election Proposal or the Adjournment Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established and will have the same effect as a vote "AGAINST" the NASDAQ Proposal, the Director Election Proposal and the Adjournment Proposal.

        The transactions contemplated by the Transaction Agreement will be consummated only if the Business Combination Proposal, the Domestication Proposal, the NASDAQ Proposal and the Charter Proposals are approved at the general meeting. Each of the Business Combination Proposal, the Domestication Proposal, the NASDAQ proposal and the Charter Proposals are cross-conditioned on the approval of each other. Each other proposal is conditioned on the approval of the Business Combination Proposal, the Domestication Proposal, the NASDAQ Proposal and the Charter Proposals, other than the Adjournment Proposal, which is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus. It is important for you to note that in the event that the Business Combination Proposal, the Domestication Proposal, the NASDAQ Proposal or the Charter Proposals do not receive the requisite vote for approval, we will not consummate the business combination. If AHPAC does not consummate the business combination and fail to complete an initial business combination by October 14, 2018, AHPAC will be required to dissolve and liquidate the trust account by returning the then remaining funds in such account to public shareholders.

Recommendation to AHPAC's Shareholders

        The AHPAC Board believes that each of the Business Combination Proposal, the Domestication Proposal, the NASDAQ Proposal, the Charter Proposals, the Director Election Proposal, the Management Incentive Plan Proposal and the Adjournment Proposal to be presented at the general meeting is in the best interests of AHPAC and AHPAC's shareholders and unanimously recommends that its shareholders vote "FOR" each of the proposals.

        When you consider the recommendation of the AHPAC Board in favor of approval of the Business Combination Proposal, you should keep in mind that the sponsor and certain members of the AHPAC Board and officers have interests in the business combination that are different from or in addition to (or which may conflict with) your interests as a shareholder. Shareholders should take these interests into account in deciding whether to approve the proposals presented at the general meeting, including the Business Combination Proposal. These interests include, among other things:

  •
  the fact that the initial shareholders have agreed not to redeem any of the founder shares in connection with a shareholder vote to approve a proposed initial business combination;

  •
  the fact that AHPAC issued to the sponsor on August 11, 2017, an unsecured promissory note pursuant to which AHPAC is permitted to borrow up to $300,000 in aggregate principal amount;

  •
  the fact that the sponsor paid an aggregate of $25,000 for the founder shares for approximately $0.003 per share which, if valued based on the closing price of $9.92 per share on the NASDAQ Capital Market on January 19, 2018 would be valued at approximately $76,880,000 (after giving effect to the conversion) but will expire worthless if AHPAC fails to complete a business combination by October 14, 2018;

  •
  the fact that the initial shareholders have agreed to waive their rights to liquidating distributions from the trust account with respect to their founder shares if AHPAC fails to complete an initial business combination by October 14, 2018;

  •
  the fact that the initial shareholders paid an aggregate of $8,200,000 for their 16,400,000 private placement warrants, which, if valued based on the closing price of $0.39 per warrant on the NASDAQ Capital Market on January 19, 2018 would be valued at approximately $3,198,000 but will expire worthless if AHPAC fails to complete a business combination by October 14, 2018;

  •
  the fact that if AHPAC consummates a business combination, any amounts outstanding under any loan made by the sponsor to AHPAC will be repayable in cash or at the option of the sponsor, an aggregate amount up to $1,500,000 may be converted into warrants with identical terms as the private placement warrants, at the price of $0.50 per warrant, and if AHPAC fails to complete a business combination there may be insufficient assets outside the trust account to satisfy such loans;

  •
  the fact that if AHPAC consummates the transactions contemplated by the transaction agreement, the Class B Holders will surrender to AHPAC an aggregate 3,875,000 AHPAC Class B ordinary shares and 4,100,000 private placement warrants;

  •
  if the trust account is liquidated in the event AHPAC is unable to complete an initial business combination within the required time period, the sponsor has agreed to indemnify AHPAC to ensure that the proceeds in the trust account are not reduced below $10.00 per public share, or such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the trust account and except as to any claims under our indemnity of the underwriters of this offering against certain liabilities, including liabilities under the Securities Act;

  •
  the anticipated election of Messrs. Dean and Burgstahler, each as a director of AHPAC;

  •
  the continued indemnification of AHPAC's existing directors and officers and the continuation of AHPAC's directors' and officers' liability insurance after the business combination;

  •
  the fact that the sponsor, officers and directors may not participate in the formation of, or become a director or officer of, any other blank check company until AHPAC (i) has entered into a definitive agreement regarding an initial business combination or (ii) fails to complete an initial business combination by October 14, 2018; and

  •
  the fact that the sponsor, officers and directors will not be reimbursed for any out-of-pocket expenses if an initial business combination is not consummated by October 14, 2018.

  Broker Non-Votes

        In general, if your shares are held in "street" name and you do not instruct your broker, bank or other nominee on a timely basis on how to vote your shares, your broker, bank or other nominee, in its sole discretion, may either leave your shares unvoted or vote your shares on routine matters, but not on any non-routine matters. None of the proposals at the general meeting are routine matters. As such, without your voting instructions, your brokerage firm cannot vote your shares on any proposal to be voted on at the general meeting.

Voting Your Shares—Shareholders of Record

        If you are an AHPAC shareholder of record, you may vote by mail or in person at the general meeting. Each AHPAC ordinary share that you own in your name entitles you to one vote on each of the proposals for the general meeting. Your one or more proxy cards show the number of AHPAC ordinary shares that you own.

        Voting by Mail.    You can vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. By signing the proxy card and returning it in the enclosed prepaid and addressed envelope, you are authorizing the individuals named on the proxy card to vote your shares at the general meeting in the manner you indicate. We encourage you to sign and return the proxy card even if you plan to attend the general meeting so that your shares will be voted if you are unable to attend the general meeting. If you receive more than one proxy card, it is an indication that your shares are held in multiple accounts. Please sign and return all proxy cards to ensure that all of your shares are voted. If you hold your shares in "street name" through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the general meeting. If you sign and return the proxy card but do not give instructions on how to vote your shares, your ordinary shares will be voted as recommended by the AHPAC Board. The AHPAC Board recommends voting "FOR" the Domestication Proposal, "FOR" the Business Combination Proposal, "FOR" the NASDAQ Proposal, "FOR" the Charter Proposals, "FOR" the Director Election Proposal, "FOR" the Management Incentive Plan Proposal, and "FOR" the Adjournment Proposal. Votes submitted by mail must be received by 5:00 p.m. Eastern Time on [    •    ], 2018.

        Voting in Person at the Meeting.    If you attend the general meeting and plan to vote in person, we will provide you with a ballot at the general meeting. If your shares are registered directly in your name, you are considered the shareholder of record and you have the right to vote in person at the general meeting. If you hold your shares in "street name," which means your shares are held of record by a broker, bank or other nominee, you should follow the instructions provided by your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares or, if you wish to attend the general meeting and vote in person, you will need to bring to the general meeting a legal proxy from your broker, bank or nominee authorizing you to vote these shares. That is the only way we can be sure that the broker, bank or nominee has not already voted your ordinary shares.

Voting Your Shares—Beneficial Owners

        If your shares are held in an account at a brokerage firm, bank or other nominee, then you are the beneficial owner of shares held in "street name" and this proxy statement/prospectus is being sent to you by that broker, bank or other nominee. The broker, bank or other nominee holding your account is considered to be the shareholder of record for purposes of voting at the general meeting. As a beneficial owner, you have the right to direct your broker, bank or other nominee regarding how to vote the shares in your account by following the instructions that the broker, bank or other nominee provides you along with this proxy statement/prospectus. As a beneficial owner, if you wish to vote at the general meeting, you will need to bring to the general meeting a legal proxy from your broker, bank or other nominee authorizing you to vote those shares. Please see "Attending the general meeting" below for more details.

Attending the general meeting

        Only AHPAC's shareholders on the record date or their legal proxy holders may attend the general meeting. To be admitted to the general meeting, you will need a form of photo identification and valid proof of ownership of ordinary shares or a valid legal proxy. If you have a legal proxy from a shareholder of record, you must bring a form of photo identification and the legal proxy to the general meeting. If you have a legal proxy from a "street name" shareholder, you must bring a form of photo identification, a legal proxy from the record holder (that is, the bank, broker or other holder of record) to the "street name" shareholder that is assignable, and the legal proxy from the "street name" shareholder to you. Shareholders may appoint only one proxy holder to attend on their behalf.

Revoking Your Proxy

        If you give a proxy, you may revoke it at any time before the general meeting or at the general meeting by doing any one of the following:

  •
  you may send another proxy card with a later date;

  •
  you may notify AHPAC's Secretary in writing to Benjamin Silbert at silbert@avistacap.com, before the general meeting that you have revoked your proxy; or

  •
  you may attend the general meeting, revoke your proxy, and vote in person, as indicated above.

No Additional Matters

        The general meeting has been called only to consider the approval of the Business Combination Proposal, the Domestication Proposal, the NASDAQ Proposal, the Charter Proposals, the Director Election Proposal, the Management Incentive Plan Proposal and the Adjournment Proposal. Other than procedural matters incident to the conduct of the general meeting, no other matters may be considered at the general meeting if they are not included in this proxy statement/prospectus, which serves as the notice of the general meeting.

Who Can Answer Your Questions About Voting

        If you have any questions about how to vote or direct a vote in respect of your AHPAC ordinary shares, you may call MacKenzie Partners, AHPAC's proxy solicitor, at 1-800-322-2885 (toll free), or 1-212-929-5500 (call collect).

Redemption Rights

        Pursuant to AHPAC's existing amended and restated memorandum and articles of association, a holder of AHPAC's public shares may request that AHPAC redeem all or a portion of such shareholder's public shares (which will become shares of ENVG Class A common stock in the domestication) for cash if the business combination is consummated. For the purposes of Article 49.3 of AHPAC's amended and restated memorandum and articles of association and the Cayman Islands Companies Law (2016 Revision), the exercise of redemption rights shall be treated as an election to have such public shares repurchased for cash and references in this proxy statement/prospectus shall be interpreted accordingly. If a public shareholder properly exercises its right to redeem its public shares and timely delivers its shares to the transfer agent, AHPAC will redeem each public share for a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, calculated as of two business days prior to the consummation of the business combination, including interest, divided by the number of then issued and outstanding public shares. For illustrative purposes, as of January 17, 2018, this would have amounted to approximately $10.08 per public share.

        In order to exercise your redemption rights, you must:

  •
  if you hold public units, separate the underlying public shares and public warrants;

  •
  check the box on the enclosed proxy card to elect redemption;

  •
  check the box on the enclosed proxy card marked "Shareholder Certification" if you are not acting in concert or as a "group" (as defined in Section 13d-3 of the Exchange Act) with any other shareholder with respect to ordinary shares and

  •
  prior to 5:00 p.m. Eastern Time on [    •    ], 2018 (two business days before the general meeting), tender your shares physically or electronically and submit a request in writing that we redeem your public shares for cash to the transfer agent, at the following address:

      Continental Stock Transfer & Trust Company
      1 State Street- 30th Floor
      New York, NY 10004
      Attn: Mark Zimkind
      Email: mzimkind@continentalstock.com

        and

  •
  deliver your public shares either physically or electronically through DTC's DWAC system to the transfer agent at least two business days before the general meeting. Shareholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the transfer agent and time to effect delivery. It is AHPAC's understanding that shareholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, AHPAC does not have any control over this process and it may take longer than two weeks. Shareholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically. If you do not submit a written request and deliver your public shares as described above, your shares will not be redeemed.

        Shareholders seeking to exercise their redemption rights, whether they are record holders or hold their shares in "street name" are required to either tender their certificates to the transfer agent prior to the date set forth in these proxy materials, or up to two business days prior to the vote on the proposal to approve the business combination at the general meeting, or to deliver their shares to the transfer agent electronically using DTC's DWAC system, at such shareholder's option. The requirement for physical or electronic delivery prior to the general meeting ensures that a redeeming shareholder's election to redeem is irrevocable once the business combination is approved.

        Holders of outstanding public units must separate the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares.

        If you hold public units registered in your own name, you must deliver the certificate for such public units to the transfer agent, with written instructions to separate such public units into public shares and public warrants. This must be completed far enough in advance to permit the mailing of the public share certificates back to you so that you may then exercise your redemption rights upon the separation of the public shares from the public units.

        If a broker, dealer, commercial bank, trust company or other nominee holds your public units, you must instruct such nominee to separate your public units. Your nominee must send written instructions by facsimile to the transfer agent. Such written instructions must include the number of public units to be split and the nominee holding such public units. Your nominee must also initiate electronically, using DTC's DWAC system, a withdrawal of the relevant units and a deposit of an equal number of public shares and public warrants. This must be completed far enough in advance to permit your nominee to exercise your redemption rights upon the separation of the public shares from the public units. While this is typically done electronically on the same business day, you should allow at least one full business day to accomplish the separation. If you fail to cause your public shares to be separated in a timely manner, you will likely not be able to exercise your redemption rights.

        Each redemption of AHPAC Class A ordinary shares by public shareholders will reduce the amount in the trust account, which held marketable securities with a fair value of approximately $312,497,921 as of January 17, 2018. The Transaction Agreement provides that Envigo's obligation to consummate the business combination is conditioned on there being at least $220 million of available funds collectively from the trust account and proceeds from the equity financing (if any), after giving effect to redemptions of public shares. This condition to closing in the Transaction Agreement is for the sole benefit of Envigo and may be waived only by Envigo. If, as a result of redemptions of public shares by public shareholders, these conditions are not met (or waived), then AHPAC or Envigo (as applicable) may elect not to consummate the business combination. In addition, in no event will AHPAC redeem public shares in an amount that would cause our net tangible assets to be less than $5,000,001. Holders of public warrants do not have redemption rights in connection with the business combination.

        Prior to exercising redemption rights, shareholders should verify the market price of AHPAC Class A ordinary shares as they may receive higher proceeds from the sale of their AHPAC Class A ordinary shares in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. AHPAC cannot assure you that you will be able to sell your AHPAC Class A ordinary shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in AHPAC Class A ordinary shares when you wish to sell your shares.

        If you exercise your redemption rights, the AHPAC Class A ordinary shares will cease to be outstanding immediately prior to the business combination and will only represent the right to receive a pro rata share of the aggregate amount on deposit in the trust account. You will no longer own those shares and will have no right to participate in, or have any interest in, the future growth of AHPAC, if any. You will be entitled to receive cash for these shares only if you properly and timely demand redemption.

        If the business combination is not approved and AHPAC does not consummate an initial business combination by October 14, 2018, AHPAC will be required to dissolve and liquidate the trust account by returning the then remaining funds in such account to the public shareholders and AHPAC's warrants will expire worthless.

Appraisal Rights

        Appraisal rights are not available to holders of public shares in connection with the business combination.

Proxy Solicitation Costs

        AHPAC is soliciting proxies on behalf of the AHPAC Board. This proxy solicitation is being made by mail, but also may be made by telephone or in person. AHPAC has engaged MacKenzie Partners to assist in the solicitation of proxies for the general meeting. AHPAC and its directors, officers and employees may also solicit proxies in person. AHPAC will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions.

        AHPAC will bear the entire cost of the proxy solicitation, including the preparation, assembly, printing, mailing and distribution of the proxy materials. AHPAC will pay MacKenzie Partners a fee of $15,000, plus disbursements, reimburse MacKenzie Partners for its reasonable out-of-pocket expenses and indemnify MacKenzie Partners and its affiliates against certain claims, liabilities, losses, damages and expenses for their services as AHPAC proxy solicitor. We will reimburse brokerage firms and other custodians for their reasonable out-of-pocket expenses for forwarding the proxy materials to AHPAC's shareholders. Directors, officers and employees of AHPAC who solicit proxies will not be paid any additional compensation for soliciting proxies.

THE BUSINESS COMBINATION

General

        On August 21, 2017, AHPAC, Merger Sub and NewCo entered into the Transaction Agreement with Envigo and the shareholder representative, pursuant to which, among other things and subject to the terms and conditions contained in the Transaction Agreement, (i) AHPAC will transfer by way of continuation out of the Cayman Islands into the State of Delaware or domesticate as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law, as amended and the Cayman Islands Companies Law (2016 Revision); (ii) Merger Sub will merge with and into Envigo, the separate corporate existence of Merger Sub will cease and Envigo will be the surviving corporation and a direct wholly-owned subsidiary of AHPAC and (iii) Envigo will merge with and into NewCo, the separate corporate existence of Envigo will cease and NewCo will be the surviving company and a direct wholly-owned subsidiary of AHPAC. For more information about the transactions contemplated in the Transaction Agreement, please see the section entitled "The Transaction Agreement and Related Agreements." A copy of the Transaction Agreement, including each amendment thereto through the date hereof is attached to this proxy statement/prospectus as Annex A.

Structure of the Business Combination

        In connection with the closing of the business combination contemplated by the Transaction Agreement, the parties will undertake the following transactions:

  •
  The Class B Holders (as defined below) will surrender to AHPAC an aggregate 3,875,000 AHPAC Class B ordinary shares and 4,100,000 private placement warrants, in each case, pursuant to the Parent Sponsor Letter Agreement.

  •
  AHPAC will take the actions necessary to become a Delaware corporation unless it previously became a Delaware corporation in accordance with the Transaction Agreement.

  •
  AHPAC will make any payments required to be made by AHPAC in connection with giving effect to redemptions of public shares.

  •
  AHPAC will contribute to Merger Sub the amount of cash remaining in the trust account and the proceeds of the equity financing (net of underwriting fees) after giving effect to redemptions of public shares.

  •
  The certificate of merger with respect to the first merger will be prepared and executed in accordance with the relevant provisions of the DGCL and filed with the Secretary of State of the State of Delaware.

  •
  The certificate of merger with respect to the second merger will be prepared and executed in accordance with the relevant provisions of the DGCL and the Delaware Limited Liability Company Act (the "DLLCA") and filed with Secretary of State of the State of Delaware.

  •
  AHPAC will deposit (or cause to be deposited) with Envigo's exchange agent the aggregate amount of the cash portion of the aggregate consideration payable with respect to the first merger (the "Merger Consideration") and the aggregate amount of the equity portion of the Merger Consideration, in each case, without regard to any amounts in respect of the Envigo Series B Warrants or under the Tax Receivable Agreement.

  •
  AHPAC will (on behalf of the Company) pay, or, to the extent NewCo has sufficient immediately available funds at such time, instruct NewCo to pay, Envigo's expenses related to the business combination set forth on the statement to be delivered by the Company to AHPAC prior to the Closing, that are unpaid as of such time, by wire transfer of immediately available funds as directed by Envigo.

  •
  AHPAC, Envigo Holdings, Inc. and the shareholder representative on behalf of Envigo stockholders entitled to receive payments under the Tax Receivable Agreement pursuant to Section 2.1 of the Transaction Agreement will enter into the Tax Receivable Agreement.

  •
  AHPAC will pay, or, to the extent NewCo has sufficient immediately available funds at such time, instruct NewCo to pay, the applicable Indebtedness Amount (as defined in the Transaction Agreement) required to be paid pursuant to the Debt Financing and/or the Lender Consent and Amendment (as each such term is defined in the Transaction Agreement), if any, set forth on the statement to be delivered by Envigo to AHPAC prior to the Closing, that are unpaid as of such time, by wire transfer of immediately available funds as directed by Envigo.

        As a result of the foregoing transactions, at the consummation of the business combination, AHPAC will own 100% of NewCo.

Consideration to Selling Equityholders in the Business Combination

        Subject to the terms and conditions of the Transaction Agreement, each Selling Equityholder will receive certain payments under the Tax Receivable Agreement (the "Tax Receivable Consideration"), as described in the section titled "The Transaction Agreement—Related Agreements—Tax Receivable Agreement".

        The Tax Receivable Consideration received by each Selling Equityholder will be such holder's pro rata share (based on the ratio of the number of shares of Envigo Class A common stock held by such holder to the fully diluted total shares of Envigo) of certain payments under the Tax Receivable Agreement.

Holders of Envigo Class A common stock

        Subject to the terms and conditions of the Transaction Agreement, each share of Envigo Class A common stock will be converted into the right to receive, in addition to the Tax Receivable Consideration, (i) cash consideration (the "Cash Consideration") or stock consideration (the "Stock Consideration") (at such holder's election, subject to the limitations described below), and (ii) a number of warrants to purchase one-half of one share of ENVG Class A common stock as described below (the "New Warrant Consideration").

        The Cash Consideration will be an amount in cash equal to:

  •
  the quotient obtained by dividing (x) $363,133,441 (subject to certain adjustments described in the Transaction Agreement) by (y) the fully diluted total shares of Envigo (the "Per Share Merger Value"); plus

  •
  the product of (x) $10.00 multiplied by (y) the quotient obtained by dividing (A) 3,875,000 by (B) the fully diluted total shares of Envigo (the "Cash Election Value").

        The Stock Consideration will be calculated as follows:

  •
  a number of newly issued shares of ENVG Class A common stock equal to the quotient obtained by dividing (x) the Per Share Merger Value by (y) $10.00; plus

  •
  a number of newly issued shares of ENVG common stock equal to the quotient obtained by dividing (x) 3,875,000 by (y) the fully diluted total shares of Envigo.

        The New Warrant Consideration will be a number of warrants to purchase one-half of one share of ENVG Class A common stock, where two warrants may be exercised for one whole share of ENVG Class A common stock at an exercise price of $11.50 per share, equal to the quotient obtained by dividing (x) 4,100,000 by (y) the fully diluted total shares of Envigo.

        The Cash Consideration, the New Warrant Consideration and the Tax Receivable Consideration are referred to, collectively, the "Per Share Total Cash Consideration"; and the Stock Consideration, the New Warrant Consideration and the Tax Receivable Consideration are referred to, collectively, the "Per Share Total Stock Consideration".

Holders of Envigo Warrants

        Subject to the terms and conditions of the Transaction Agreement, each warrant to purchase one share of Envigo Class A common stock ("Envigo Series A Warrant") and each warrant to purchase one share of Envigo Class B common stock ("Envigo Series B Warrant") (in the case of Series B Warrant only if they become exercisable) will be converted into the right to receive, in addition to the Tax Receivable Consideration, (i) the New Warrant Consideration, plus (ii) a warrant to purchase, at such holder's election, either (a) the Per Share Total Cash Consideration (net of the exercise price) or (b) the Per Share Total Stock Consideration (net of the exercise price).

Holders of Envigo Options

        Subject to the terms and conditions of the Transaction Agreement, each option to purchase shares of Envigo Class A common stock for which the Per Share Merger Value is greater than the exercise price ("Envigo option") will be exchanged for the right to receive in addition to the Tax Receivable Consideration payable during the first five years after the Closing Date, (i) the New Warrant Consideration plus (ii) (a) in the case of Envigo options for which cash consideration is elected, an amount in cash equal to the Cash Consideration less the exercise price, or (b) in the case of Envigo options for which stock consideration is elected or deemed elected, (1) a number of newly issued shares of ENVG common stock equal to the quotient obtained by dividing the Cash Election Value (less the exercise price) by $10.00, and (2) a number of shares of ENVG Class A common stock equal to the quotient obtained by dividing 3,875,000 by the fully diluted shares of Envigo.

Holders of Envigo SARs

        Subject to the terms and conditions of the Transaction Agreement, each stock appreciation right granted in respect of Envigo Class A common stock for which the Per Share Merger Value is greater than the base price ("Envigo SAR") will be converted into the right to receive, in addition to the Tax Receivable Consideration payable during the first five years after the Closing Date, (i) the Cash Consideration, less the base price and (ii) an additional amount in cash commensurate in value to the New Warrant Consideration.

Limitations on ability of Selling Equityholders to make cash elections

        Each Selling Equityholder (other than a holder of Envigo SARs) who does not make any election will be deemed to have made an election to receive the Stock Consideration. If the aggregate amount of cash otherwise payable in respect of the cash elections exceeds the Cash Component (as described below), the elections of Selling Equityholders (other than holders of Envigo SARs) to receive the Cash Consideration will be subject to adjustment as described below.

Cash Component

        Notwithstanding the ability of the Selling Equityholders (other than holders of Envigo SARs) to make a cash election, the Transaction Agreement provides a limit on the amount of aggregate cash consideration to be paid to such holders of $100 million, which amount may be increased or reduced as described in the Transaction Agreement (the "Cash Component"). If the aggregate amount of cash payable in respect the cash elections exceeds the Cash Component, the Exchange Agent will reduce all cash elections pro rata by the amount of such excess, and no election shall be deemed made with respect to such shares and, as set forth in the Transaction Agreement, such shares will be converted into and become the right to receive the Stock Consideration.

Equity Financing

        AHPAC may enter into equity financing in connection with the proposed business combination through a private placement offered to a limited number of accredited investors (as defined by Rule 501 of Regulation D) pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended (the "equity financing"). The purpose of the equity financing includes raising additional funds, up to a maximum of $75 million, to fund the business combination and related transactions. Pursuant to the terms of the Transaction Agreement, AHPAC must use its commercially reasonable efforts to obtain such equity financing prior to the consummation of the business combination, on terms reasonably acceptable to Envigo.

Conditions to Closing of the Business Combination

Conditions to Each Party's Obligations

        The respective obligations of each of the parties to the Transaction Agreement to effect the transactions contemplated by the Transaction Agreement are subject to the satisfaction, or written waiver by both AHPAC and Envigo, of each of the following conditions:

  •
  The affirmative vote (in person or by proxy) of the holders of a majority or a two-thirds majority (as applicable) of the issued and outstanding ordinary shares entitled to vote thereon in favor of the Business Combination Proposal, the Domestication Proposal, the NASDAQ Proposal, the Charter Proposals, the Director Election Proposal, the Management Incentive Plan Proposal and the Adjournment Proposal shall have been obtained;

  •
  The applicable waiting period under the HSR Act shall have expired or been terminated or such approval shall have otherwise been obtained;

  •
  There must not be any legal proceeding by any governmental entity that challenges or seeks to make the business combination illegal or otherwise prohibited instituted, pending or threatened in writing;

  •
  AHPAC shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining; and

  •
  Either (i) Envigo shall have received a Lender Consent and Amendment with respect to each Envigo Credit Agreement and the Existing Third Lien Indenture (as each such term is defined in the Transaction Agreement), (ii) the consummation of a Debt Refinancing on terms reasonably acceptable to AHPAC) or (iii) a combination of the foregoing (as each such term is defined in the Transaction Agreement) which upon the consummation of the transactions contemplated by the Transaction Agreement do not result in a Default or Event of Default (as each such term is defined in each Envigo Credit Agreement) under any Envigo Credit Agreement or the Existing Third Lien Indenture (as each such term is defined in the Transaction Agreement). See the section titled "The Transaction Agreement—Related Agreements—Financing Arrangements" beginning on page [    •    ] of this proxy statement/prospectus for further details regarding Envigo's obligations in connection with a Debt Refinancing.

Conditions to AHPAC's Obligations

        The obligations of AHPAC, Merger Sub and NewCo to effect the transactions contemplated by the Transaction Agreement are subject to the satisfaction at or prior to the Closing Date of certain conditions (any or all of which may be waived in writing in whole or in part exclusively by AHPAC), including, among others, (i) Envigo must have performed and complied in all material respects with all obligations required to be performed or complied with by Envigo under the Transaction Agreement at or prior to the Closing Date and (ii) Envigo and its respective affiliates and subsidiaries shall have terminated, effective as of the closing, all Related Party Agreements (as defined in the Transaction Agreement) of Envigo and/or any of its subsidiaries that are not set forth on Section 5.19 of the Schedules, with such termination to be effective as of the closing.

Conditions to Envigo's Obligations

        The obligations of Envigo to effect the transactions contemplated by the Transaction Agreement are subject to the satisfaction at or prior to the Closing Date of certain conditions (any or all of which may be waived in writing in whole or in part exclusively by Envigo), including, among others, (i) AHPAC, Merger Sub and NewCo must have performed and complied in all material respects with all obligations required to be performed or complied with under the Transaction Agreement at or prior to the Closing Date, (ii) the ENVG Class A common stock shall have been approved for listing on NASDAQ, AHPAC shall be a listed public company on, and for the ENVG Class A common stock to be tradable over NASDAQ and immediately following the first merger effective time, AHPAC shall meet all of the continuing listing requirements of NASDAQ and shall not have received any notice of non-compliance (other than any notice to the extent related to AHPAC's failure to conduct an annual meeting in 2017) and (iii) the funds contained in the trust account (after giving effect to redemptions of public shares) and the proceeds of the equity financing, if any, shall together equal or exceed $220 million.

Related Agreements

        For a discussion regarding certain additional agreements to be entered into in connection with the Transaction Agreement, please see the section titled "The Transaction Agreement—Related Agreements" beginning on page [    •    ] of this proxy statement/prospectus.

Background of the business combination

        AHPAC is a blank check company incorporated in the Cayman Islands on December 4, 2015 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses with the intention of focusing its search for a target business in the healthcare industry. The business combination was the result of a thorough search for a potential transaction utilizing the investing and operating experience of AHPAC's management team and board of directors. The terms of the business combination were the result of extensive negotiations between AHPAC's directors, AHPAC's management team, representatives of the sponsor, management teams of Envigo's majority stockholders, Jermyn Street Associates LLC ("Jermyn") and Savanna Holdings LLC ("Savanna"), representatives of Envigo, and representatives of Credit Suisse Securities (USA) LLC, financial advisor to AHPAC ("Credit Suisse"), Jefferies LLC, financial advisor to Envigo ("Jefferies"), Weil, Gotshal & Manges LLP, legal counsel to AHPAC ("Weil") and Cahill Gordon & Reindel LLP, legal counsel to Envigo ("Cahill"). The following is a brief description of the background of these negotiations, the business combination and related transactions.

        On October 14, 2016, AHPAC consummated its IPO of 30,000,000 units at a price of $10.00 per unit generating gross proceeds of $300,000,000 before underwriting discounts and expenses. Simultaneously with the closing of its IPO, AHPAC completed the private sale of an aggregate of 16,000,000 private placement warrants, at a purchase price of $0.50 per private placement warrant, to the initial shareholders, generating gross proceeds to AHPAC of $8,000,000.

        On November 28, 2016, AHPAC completed the sale of an additional 1,000,000 units to the underwriters of the IPO at the public offering price of $10.00 per unit pursuant to the partial exercise of the over-allotment option granted to the underwriters in connection with AHPAC's IPO (the "Over-allotment Option"). On November 28, 2016, AHPAC sold an additional 400,000 private placement warrants for an aggregate purchase price of $200,000 in connection with the exercise of the Over-allotment Option. Following the partial exercise of the Over-allotment Option, 875,000 founder shares were forfeited in order to maintain the ownership of the initial shareholders at 20% of the issued and outstanding ordinary shares. On November 28, 2016, the sponsor sold 161,180 founder shares and 350,114 private placement warrants to one of AHPAC's independent directors at their original purchase price.

        AHPAC received gross proceeds from the IPO, including the partial exercise of the Over-allotment Option, and the sale of the private placement warrants of $310,000,000 and $8,200,000, respectively, for an aggregate of $318,200,000. Of such amount, $310,000,000 was deposited into the trust account by trustee. The remaining $8,200,000 was held outside of the trust account, of which $6,200,000 was used to pay underwriting discounts, with the balance used to repay a note to the sponsor and to pay accrued offering and formation costs, and the remainder was reserved for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses. At December 31, 2016, funds held in the trust account consisted solely of cash.

        Prior to the consummation of the IPO on October 14, 2016, neither AHPAC, nor anyone on its behalf, contacted any prospective target business or had any substantive discussions, formal or otherwise, with respect to a transaction between AHPAC and Envigo.

        After the IPO, AHPAC commenced an active search for prospective businesses and assets to acquire. Representatives of AHPAC contacted and were contacted by a number of individuals and entities with respect to acquisition opportunities.

        During that period, AHPAC's management and the sponsor:

  •
  considered or conducted an analysis of over 20 potential acquisition targets; and

  •
  ultimately engaged in discussions or additional due diligence with eight target businesses or their representatives, entering into non-disclosure agreements with five of those eight potential acquisition targets.

        Ultimately, AHPAC's decision not to pursue each of the alternative acquisition targets was the result of one or more of (i) AHPAC's determination that such business did not represent as attractive a target as Envigo due to a combination of factors such as business prospects, strategy, management teams, preparedness to operate as a public company or structure, (ii) a difference in valuation expectations between AHPAC, on the one hand, and the seller, on the other hand, or (iii) a potential target's inability to engage in advanced transaction negotiations with AHPAC in a timely manner.

        On October 19, 2016, David Burgstahler, President, chief executive officer and a director of AHPAC, and Robert Girardi, representative of the sponsor, met with Michael Gerardi and Matthew Miller of Jefferies to discuss Envigo as a potential target for a business combination with AHPAC, at the invitation of Mr. Gerardi. On October 21, 2016, AHPAC and Envigo entered into a non-disclosure agreement.

        On October 26, 2016, Mr. Burgstahler, Mr. Girardi and other representatives of AHPAC and its sponsor met with Scott Cragg and another representative of Jermyn at Jermyn's offices to discuss a potential business combination between AHPAC and Envigo. Representatives of Jefferies were also present at the meeting. On November 2, 2016, representatives of Jefferies provided AHPAC with due diligence reports prepared for purposes of Envigo's debt financing, which had been prepared by Alvarez & Marsal, Ernst & Young and L.E.K. Consulting at the instruction of Envigo. On November 9,

2016, representatives of AHPAC met with Adrian Hardy, President and chief executive officer of Envigo, and Patricia Henahan, chief financial officer of Envigo, at Envigo's offices to conduct due diligence on Envigo. A representative of Jermyn and representatives from Credit Suisse and Jefferies were also present at the meeting. Over the next two weeks, AHPAC continued its due diligence review of Envigo based on information provided by, and discussions with, Envigo management.

        On November 22, 2016, AHPAC submitted to Envigo a non-binding offer to acquire Envigo on a cash-free, debt-free basis at an enterprise value of $635 million (the "November 22 Offer"), with an opportunity for Envigo equity holders to receive AHPAC equity. On November 30, 2016, representatives of AHPAC discussed the November 22 Offer with representatives of Jefferies who notified AHPAC that Envigo had considered the November 22 Offer and had decided not to accept such offer.

        On January 6, 2017, Mr. Cragg provided representatives of AHPAC with an update on Envigo's recent financial performance. On January 10, 2017, Mr. Burgstahler, Mr. Girardi, Charles Harwood and other representatives of AHPAC met with Dr. Hardy, Ms. Henahan and Mr. Cragg to receive an update on Envigo's operating performance.

        From January 18, 2017 to January 23, 2017, representatives of AHPAC held discussions with representatives of Jefferies to better understand Envigo's business prospects. During that time period, representatives from AHPAC also held discussions with representatives from Credit Suisse to discuss Envigo's potential growth opportunities. After careful consideration and review of the business prospects for Envigo, AHPAC developed a revised proposal.

        On January 24, 2017, Mr. Burgstahler, Mr. Girardi and other representatives of AHPAC conducted a conference call with representatives of Credit Suisse and Jefferies to discuss a potential transaction between AHPAC and Envigo, and to receive information on a potential add-on acquisition that Envigo was evaluating.

        On January 25, 2017, AHPAC submitted to Envigo a revised letter of intent outlining a non-binding proposal to acquire Envigo on a cash-free, debt-free basis at an enterprise value of $800 million. The proposal additionally provided for the surrender of a portion of the sponsor's founder shares and an increase in the total consideration to be paid to to Envigo's existing shareholders by an amount corresponding to the value of those shares (the "January 25 Offer"). On February 7, 2017, representatives of Jefferies notified AHPAC that Envigo had considered the January 25 Offer and had decided not to accept such offer.

        During the period of February 7, 2017 to February 9, 2017, AHPAC and Credit Suisse conducted further financial analysis on Envigo. On February 19, 2017, AHPAC indicated to representatives of Jefferies that, based on further financial analysis from Credit Suisse, AHPAC was willing to submit a non-binding offer to acquire Envigo on the same terms as the January 25 Offer, except that it would increase the enterprise value to $825 million (the "February 19 Offer"). On March 15, 2017, Mr. Burgstahler and Mr. Girardi met with Mr. Cragg and Alan Willis, a representative of Savanna, at the sponsor's offices to discuss the February 19 Offer. AHPAC continued discussions regarding the February 19 Offer with representatives from Jefferies throughout the months of April and May 2017. Throughout the winter and spring, Mr. Burgstahler periodically updated the members of the board of directors of AHPAC regarding discussions with potential targets.

        On June 2, 2017, Mr. Burgstahler, Mr. Girardi, Mr. Harwood and other representatives of AHPAC conducted a conference call with Dr. Hardy and Ms. Henahan to receive an update on Envigo's operating performance.

        On June 16, 2017, AHPAC submitted to Envigo a revised letter of intent outlining a non-binding proposal to acquire Envigo on a cash-free, debt-free basis at an enterprise value range of $800-825 million in addition to the surrender of a portion of the sponsor's founder shares and an increase in the total consideration to be paid to Envigo's existing shareholders by an amount corresponding to the value of those shares (the "June 16 Offer"). On June 28, 2017, Mr. Burgstahler and Mr. Girardi conducted a conference call with representatives of Jefferies to discuss the June 16 Offer. During that conference call, representatives of Jefferies communicated to Mr. Burgstahler and Mr. Girardi a tax receivable agreement, which would provide Envigo's existing shareholders with the right to receive cash payments relating to the Company's realization of the Company's net operating loss position attributable to periods prior to a transaction, would be a required part of the consideration payable to Envigo's existing shareholders in any potential transaction. On that call, representatives of Jefferies and AHPAC also discussed that, in order to adequately address the post-business combination needs of the company, the board of directors post-business combination should include representatives of each of AHPAC, Envigo and Jermyn. The representatives of Jefferies and AHPAC also discussed that the existing management team of Envigo had indicated to Jermyn that they would be interested in remaining in their roles following the potential business combination, to which representatives of AHPAC agreed. On July 8, 2017, representatives of Credit Suisse and Jefferies discussed Envigo's response to the June 16 Offer. On July 11, 2017, Mr. Burgstahler and Mr. Girardi conducted a conference call with representatives of Jefferies to further discuss the June 16 Offer, which Envigo communicated would not be accepted.

        On July 12, 2017, AHPAC continued its due diligence process on Envigo by submitting a comprehensive due diligence request list to Jefferies. On the basis of its further due diligence, on July 14, 2017, AHPAC submitted to Envigo a revised letter of intent outlining a non-binding proposal to acquire Envigo on a cash-free, debt-free basis at an enterprise value of $830 million in addition to (i) the surrender of a portion of the sponsor's founder shares and an increase in the total consideration to be paid to Envigo's existing shareholders by an amount corresponding to the value of those shares, (ii) the surrender of a portion of the private placement warrants, with newly-issued warrants on similar terms and of commensurate value to be included in the total consideration to be paid to Envigo's existing stockholders (with a corresponding deduction to purchase price representing the cost of such private placement warrants), and (iii) entry into a Tax Receivable Agreement with Envigo's existing stockholders, which, subject to certain exceptions, is intended as a mechanism to provide Envigo's existing stockholders some of the value of Envigo's existing net operating losses on an as and when used basis (the "July 14 Offer"). Also on July 14, 2017, representatives of AHPAC, Envigo, Jermyn, Credit Suisse, Jefferies, Weil and Cahill attended a conference call to discuss a potential business combination transaction between AHPAC and Envigo.

        On July 19, 2017, AHPAC submitted to Envigo a revised draft letter of intent outlining in greater detail its non-binding proposal to acquire Envigo on a cash-free, debt-free basis at an enterprise value of $830 million, with consideration to be paid in stock and cash, plus (i) the surrender of a portion of the sponsor's founder shares and an increase in the total consideration to be paid to Envigo's existing shareholders by an amount corresponding to the value of those shares, (ii) the surrender of a portion of the private placement warrants, with newly-issued warrants on similar terms and of commensurate value to be included in the total consideration to be paid to Envigo's existing stockholders (with a corresponding deduction to purchase price representing the cost of such private placement warrants), and (iii) entry into a Tax Receivable Agreement with Envigo's existing stockholders, which, subject to certain exceptions, is intended as a mechanism to provide Envigo's existing stockholders some of the value of Envigo's existing net operating losses on an as and when used basis (the "July 19 Offer").

        On July 21, 2017, representatives of AHPAC, Credit Suisse and Weil attended a combined due diligence session and drafting session in respect of investor presentation materials (the "investor presentation materials") at Envigo's offices. Representatives of Envigo, Jefferies and Jermyn were also present. On July 25, 2017, representatives of AHPAC, Envigo, Jermyn, Credit Suisse, Jefferies and Weil attended a telephonic drafting session in respect of the investor presentation materials. Also on July 25, 2017, representatives of Weil sent Cahill a document outlining a proposed structure for a potential business combination between Envigo and AHPAC; and Weil received a revised draft of the letter of intent from Cahill. On July 27, 2017, representatives of Credit Suisse attended a teleconference with representatives of Jermyn and Jefferies to further discuss and negotiate the terms of a potential business combination between AHPAC and Envigo. Also on July 27, 2017, representatives of AHPAC, Envigo, Jermyn, Credit Suisse, Jefferies and Weil attended a telephonic drafting and preparation session in respect of the investor presentation materials.

        On July 27, 2017, representatives of Weil and Cahill held a teleconference to discuss Envigo's debt financing in connection with the proposed business combination. On July 28, 2017, representatives of Weil, Cahill, Credit Suisse, Jefferies, Jermyn, and AHPAC held a teleconference to discuss the need to obtain lender consents under Envigo's existing outstanding credit agreements.

        On July 31, 2017, representatives of Weil sent Cahill an initial draft of a term sheet in respect of the tax receivable agreement proposed to be entered into in connection with the business combination, and Weil also sent Cahill a revised draft of the letter of intent. On August 1, 2017, representatives of AHPAC, Envigo, Jermyn, Credit Suisse, Jefferies and Weil attended a telephonic meeting to finalize the investor presentation materials, and later that evening Weil sent Cahill an initial draft of the transaction agreement in connection with the potential business combination. Further on August 1, 2017, representatives of Weil and Cahill held a teleconference regarding certain proposed amendments to the draft letter of intent, and representatives of Weil sent representatives of Cahill a further revised draft of the transaction agreement following that call.

        During the period of August 1, 2017 to August 20, 2017, AHPAC and its representatives continued to conduct due diligence on Envigo, and AHPAC, Envigo and their respective representatives continued to negotiate the terms of a potential business combination between AHPAC and Envigo. During July and August 2017, Mr. Burgstahler periodically updated the members of the AHPAC Board regarding discussions with Envigo.

        On August 11, 2017, representatives of AHPAC, Envigo, Jermyn, Savanna, Credit Suisse, Jefferies, Weil and Cahill attended a telephonic meeting regarding an update regarding feedback on the potential business combination received during a recent non-deal roadshow, and on progress of negotiations of definitive terms of the potential business combination. Also on August 11, 2017, representatives of Cahill sent representatives of Weil initial drafts of amendments to each of Envigo's existing credit agreements (the "credit agreement amendments") which amendments would, among other things, (i) provide lender consent to the change of control resulting from the transactions with AHPAC (the "transactions"), (ii) permit the payment of certain junior lien indebtedness of Envigo, (iii) permit the payment of customary public company costs and expenses after giving effect to the transactions and (iv) otherwise permit the transactions. On August 12, 2017, representatives of Weil sent Cahill an initial draft of the tax receivables agreement proposed to be entered into in connection with the transactions. On August 13, 2017, representatives of Weil sent Cahill an initial draft of the amended and restated registration rights agreement proposed to be entered into in connection with the transactions. Also on August 13, 2017, Weil received a revised draft of the transaction agreement from Cahill.

        On August 14, 2017, representatives of AHPAC, Envigo, Jermyn, Savanna, Credit Suisse, Jefferies, Weil and Cahill attended a telephonic meeting regarding an update on progress of the potential business combination. Also on August 14, 2017, representatives of Weil and Cahill met via teleconference to negotiate the terms of the draft transaction agreement.

        On the morning of August 16, 2017, Weil sent Cahill a further draft of the transaction agreement, and later that day Weil sent Cahill an initial draft of the parent sponsor letter agreement proposed to be entered into in connection with the transactions. On August 16, 2017, representatives of AHPAC, Envigo, Jermyn, Savanna, Credit Suisse, Jefferies, Weil and Cahill attended a telephonic meeting regarding an update on progress of the potential business combination.

        On August 17, 2017, the board of directors of AHPAC met to review the terms of the proposed business combination between AHPAC and Envigo. Representatives of Weil attended the meeting. The board discussed with representatives of Weil, among other things, their duties as directors of a Cayman Islands corporation, the process that AHPAC had conducted since its IPO to find a suitable target for AHPAC's initial business combination, and the process that had been conducted to date to negotiate the terms of the potential business combination between AHPAC and Envigo. The board also reviewed the key terms of the draft transaction agreement and related agreements, and discussed the reasonableness of the consideration to be paid to Envigo and whether a potential business combination on the terms outlined in the transaction agreement was in the best interests of AHPAC's shareholders. After discussion, the board came to a preliminary view that the consideration proposed to be paid to Envigo was reasonable and that the potential business combination was in the best interests of AHPAC's shareholders, and authorized representatives of Weil and members of management of AHPAC and the sponsor to continue to negotiate and finalize the terms of the transaction agreement and related documents. Also on August 17, 2017, representatives of AHPAC, Envigo, Jermyn, Savanna, Credit Suisse, Jefferies, Weil and Cahill attended a telephonic meeting regarding an update on progress of the potential business combination; and Weil received a revised draft of the transaction agreement from Cahill.

        Also on August 17, 2017, representatives of Weil sent representatives of Cahill a draft consent agreement in relation to the indenture governing Envigo's existing 15.00% Third Lien Senior Secured Notes due 2020 (the "Notes"), pursuant to which it was proposed that the holders of the Notes, AHPAC and Envigo agreed to enter into a supplemental indenture upon closing of the business combination to effectuate certain changes to the terms of the Note, including a reduction in the coupon to 6.00%. Representatives of Cahill responded with a revised draft consent agreement on August 20, 2017, which was signed by the parties thereto that day.

        On the morning of August 18, 2017, representatives of Weil sent Cahill a revised draft of the transaction agreement. On August 18, 2017, representatives of AHPAC, Envigo, Jermyn, Savanna, Credit Suisse, Jefferies, Weil and Cahill attended a telephonic meeting regarding an update on progress of the potential business combination. Also on August 18, 2017, representatives of Weil and Cahill met via teleconference to negotiate the terms of the draft transaction agreement; and Weil received revised drafts of the tax receivable agreement and registration rights agreement from Cahill. Weil sent Cahill revised drafts of the registration rights agreement and tax receivable agreement on the evening of August 18, 2017.

        On August 19, 2017 and August 20, 2017, representatives of AHPAC, Envigo and their respective representatives exchanged several drafts of the transaction agreement and the ancillary agreements, and met via teleconference on multiple occasions to continue negotiating the terms thereof. Representatives of Cahill also furnished Weil with a draft of the written consent of Envigo shareholders proposed to be signed in connection with the transactions, which Weil reviewed and discussed with Cahill.

        On August 20, 2017, the AHPAC Board met to review the terms of the proposed business combination between AHPAC and Envigo, and to consider and vote on the approval of such business combination. Representatives of Weil and Credit Suisse attended the meeting. After discussion, the board of directors of AHPAC unanimously resolved, among other things, that (i) it is in AHPAC's commercial interests that AHPAC should approve and enter into the transaction agreement and the ancillary agreements, and enter into the transactions, (ii) an extraordinary general meeting of the shareholders of AHPAC (the "EGM") be convened in accordance with the articles of association with AHPAC, and (iii) any director or any officer of AHPAC be authorized to finalize this proxy statement/prospectus in connection with the EGM. For further details, see the Section titled "The AHPAC Board's Reasons for Approval of the Business Combination" commencing on page [    •    ].

        On the morning of August 21, 2017, AHPAC, Merger Sub, NewCo, Envigo and the shareholders representative executed the transaction agreement, and AHPAC issued a press release announcing the business combination between AHPAC and Envigo. Also on August 21, 2017, fully executed lender consents under Envigo's existing outstanding credit agreements were obtained from the required lenders of each class of Envigo's existing indebtedness.

        Subsequent to this, as the parties prepared the proxy statement/prospectus, the parties discussed that the "Outside Date" (as that term is defined in the Transaction Agreement) should be extended to allow sufficient time to finalize the proxy statement/prospectus. On November 6, 2017, Weil sent Cahill an initial draft of Amendment No. 1 to the Transaction Agreement. During the period of November 6, 2017 to November 22, 2017, the parties discussed and revised Amendment No. 1 to the Transaction Agreement, including adding a provision to clarify that the receipt by Parent of any notice of non-compliance from NASDAQ, to the extent related to Parent's failure to hold an annual meeting in 2017, would not constitute a breach of Section 6.3(e)(iii) of the Transaction Agreement. Envigo, Parent, Merger Sub, NewCo and the Shareholder Representative entered into Amendment No. 1 to the Transaction Agreement on November 22, 2017. Subsequent to this, the parties agreed that the Transaction Agreement should be further amended to simplify the consideration to be paid to the holders of Envigo SARs in the transaction, and to clarify that holders of Envigo SARs would not receive equity of ENVG in the transaction. On December 21, 2017, Cahill sent Weil a substantially final draft of Amendment No. 2 to the Transaction Agreement. On December 22, 2017, the parties signed Amendment No. 2 to the Transaction Agreement.

        On January 12, 2018, representatives of the Sponsor, Jermyn, Envigo, Jefferies and Credit Suisse met to discuss various matters related to the transaction. The Sponsor proposed a potential amendment to the Transaction Agreement to reduce the aggregate consideration payable to the Selling Equityholders and to eliminate the payment by the Company for the private placement warrants. On January 17, 2018, Weil sent Cahill an initial draft of Amendment No. 3 to the Transaction Agreement. During the period of January 17, 2018 to January 21, 2018, the parties negotiated the terms of this amendment. On January 21, 2018, the parties signed Amendment No. 3 to the Transaction Agreement.

The AHPAC Board's Reasons for the Approval of the Business Combination

        The AHPAC Board, in evaluating the transaction with Envigo, consulted with AHPAC's management and its legal counsel, financial advisors and other advisors. In reaching its unanimous resolution (i) that the terms and conditions of the Transaction Agreement and the transactions contemplated thereby, including the business combination, are advisable, fair to and in the best interests of AHPAC and its shareholders and (ii) to recommend that the shareholders adopt the Transaction Agreement and approve the transactions contemplated thereby, including the business combination, the AHPAC Board considered and evaluated a number of factors, including, but not limited to, the factors discussed below. In light of the number and wide variety of factors considered in connection with its evaluation of the business combination, the AHPAC Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. The AHPAC Board did not seek to obtain a third-party valuation or fairness opinion in connection with their determination to approve the business combination. The AHPAC Board viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of AHPAC's reasons for the business combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under "Cautionary Note Regarding Forward-Looking Statements" beginning on page [    •    ] of this document.

        The AHPAC Board considered a number of factors pertaining to the business combination as generally supporting its decision to enter into the Transaction Agreement and the transactions contemplated thereby, including but not limited to, the following material factors:

        Consideration to be paid to Envigo is reasonable and the business combination is in the best interests of AHPAC's stockholders. The AHPAC Board considered the following factors:

  •
  the financial data reviewed by AHPAC included Envigo's historical and projected financial statements and comparable publicly traded company analyses;

  •
  AHPAC conducted a due diligence review of Envigo that included an analysis of Envigo's existing business model, historical and projected financial results, and a valuation analysis in order to enable its board of directors to ascertain the reasonableness of the consideration being paid;

  •
  during its negotiations with Envigo, AHPAC received services from its financial advisor, Credit Suisse, to assist it in evaluating the reasonableness of the consideration to be paid to Envigo stockholders;

  •
  the board concluded that the consideration to be paid to Envigo stockholders represents an attractive entry point valuation relative to the publicly traded comparables; and

  •
  the board considered the risk that the current public stockholders of AHPAC would convert their public shares for cash upon consummation of the transactions, thereby reducing the amount of cash available to AHPAC following the transactions or cause a condition under the transaction agreement not to be met. The board noted that AHPAC had conducted a non-deal roadshow in respect of the potential business combination with selected investors, and had received substantial interest from investors. The board therefore deemed this risk to be low, and in any event no worse with regard to Envigo than it would be with regard to other target companies.

        Strategic Considerations.    The AHPAC Board considered that the business combination with Envigo is expected to provide a number of significant strategic opportunities, including the following:

  •
  Envigo represents an ideal target for AHPAC given its financial profile, growth opportunities, leading market position in an attractive industry, diverse blue-chip customer base and strong business fundamentals;

  •
  the team at AHPAC is highly experienced in investing in the CRO sector, and the fact that Envigo falls squarely in one of AHPAC's areas of expertise provides the opportunity for us to leverage that expertise in realizing the investment potential from the business combination;

  •
  Envigo has an experienced management team with a strong track record of growing EBITDA, generating free cash flow and integrating acquisitions;

  •
  the non-clinical CRO market remains highly attractive and is expected to grow at close to 10% annually over the next 4 years. It is a large, $4 billion market globally, but still meaningfully underpenetrated from an outsourcing perspective and thus represents favorable industry dynamics for an investment by AHPAC;

  •
  Envigo's positioning within the CRO market relative to other existing CROs is favorable, with Envigo being one of the leading players globally in its CRS business, most notably in safety assessment, serving customers ranging from big pharma to biotech. In Envigo's RMS business, 16 of the top 20 customers have been repeat customers for more than 15 years;

  •
  Envigo has a diverse, blue-chip customer base in both CRS and RMS, with limited concentration. Envigo's largest customer represented less than 6% of revenue in the past 2 years, and Envigo's top 5 customers represent less than 13% of all revenue;

  •
  the margin enhancement opportunities that AHPAC expects to be able to implement into Envigo's business following the transactions;

  •
  Envigo's existing global footprint represents a strong platform for AHPAC to achieve accelerate growth and achieve scale via consolidation; and

  •
  the fact that members of Envigo's management, led by Adrian Hardy (CEO) and Patricia Henahan (CFO), will continue to oversee Envigo's business following the transactions.

        Other Factors Considered by the AHPAC Board.    In addition to considering the strategic factors described above, the AHPAC Board considered the following additional factors, all of which it viewed as supporting its decision to approve the transaction agreement:

  •
  AHPAC raised $310 million in October of 2016 with the objective of consummating an attractive business combination;

  •
  AHPAC has evaluated a number of businesses since then, but are most impressed by Envigo;

  •
  the board's knowledge of Envigo's business, operations, financial condition, earnings and prospects, taking into account the results of AHPAC's due diligence review of Envigo;

  •
  the current and prospective business climate in the industry in which Envigo operates, including the position of current and likely competitors of Envigo;

  •
  the alternatives reasonably available to AHPAC, including pursuing other potential targets, and the board's belief that the business combination with Envigo creates the best reasonably available opportunity to maximize value for the AHPACs shareholders given the potential risks, rewards and uncertainties associated with each alternative;

  •
  the fact that 2 members of the 7-member post-transaction board will be comprised of members from AHPAC; and

  •
  the terms and conditions of the transaction agreement, including the strong commitments by both AHPAC and Envigo to complete the transactions.

        The AHPAC Board weighed these advantages and opportunities against a number of other factors identified in its deliberations weighing negatively against the business combination with Envigo, including:

  •
  the risk that AHPAC shareholders may object to and challenge the transactions and take actions that may prevent or delay the consummation of the transactions, including to vote down the proposals at the AHPAC general meeting or convert their shares;

  •
  the potential for diversion of management and employee attention during the period prior to completion of the transactions, and the potential negative effects on Envigo's business;

  •
  the risk that, despite the efforts of AHPAC and Envigo prior to the consummation of the transactions, Envigo may lose key personnel, and the potential resulting negative effects on Envigo's business;

  •
  the possibility that Envigo might not achieve its projected financial results;

  •
  the fact that the transaction agreement prohibits AHPAC from soliciting or engaging in discussions regarding alternative transactions during the pendency of the transactions;

  •
  the risk that changes in the regulatory and legislative landscape or new industry developments, including changes in consumer preferences, may adversely affect the business benefits anticipated to result from the transactions; and

  •
  the risks of the type and nature described under "Risk Factors" beginning on page [    •    ] and the matters described under "Cautionary Statement Regarding Forward-Looking Statements" beginning on page [    •    ].

Satisfaction of 80% Test

        It is a requirement under AHPAC's existing amended and restated memorandum and articles of association and NASDAQ listing requirements that the business or assets acquired in AHPAC's initial business combination have a fair market value equal to at least 80% of the balance of the funds in the trust account (excluding the deferred underwriting commissions and taxes payable on the income earned on the trust account) at the time of the execution of a definitive agreement for AHPAC's initial business combination. As of August 21, 2017, the date of the execution of the Transaction Agreement, the fair value of marketable securities held in the trust account was approximately $311,360,861 (excluding $10,850,000 of deferred underwriting commissions) and 80% thereof represents approximately $249,088,689. In reaching its conclusion that the business combination meets the 80% asset test, the AHPAC Board reviewed the enterprise value of Envigo of approximately $924 million implied by adding: (i) approximately $301 million of equity consideration in ENVG to be issued to the Selling Equityholders; (ii) approximately $100 million (excluding transaction costs incurred by Envigo) of cash consideration payable to the Selling Equityholders at the consummation of the business combination; (iii) the assumption of approximately $274 million of Envigo's existing net indebtedness; (iv) the repayment of approximately $166 million of Envigo's existing indebtedness; (v) the payment of approximately $44 million of certain transaction costs; and (vi) approximately $39 million of founder shares retained by the initial shareholders. In determining whether the enterprise value described above represents the fair market value of Envigo, the AHPAC Board considered all of the factors described above in this section and the fact that the purchase price for Envigo was the result of an arm's length negotiation. As a result, the AHPAC Board concluded that the fair market value of the business acquired was significantly in excess of 80% of the assets held in the trust account (excluding the deferred underwriting commissions and taxes payable on the income earned on the trust account).

Certain Envigo Projected Financial Information

        Envigo provided AHPAC with its internally prepared projections for the fiscal years ended December 31, 2017 and 2018. The prospective financial information was not prepared with a view toward compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. These projections were prepared solely for internal use, capital budgeting and other management purposes, and are therefore subjective in many respects and susceptible to varying interpretations and the need for periodic revision based on actual experience and business developments, and were not intended for third party use, including by investors or holders. You are cautioned not to rely on the projections in making a decision regarding the transaction, as the projections may be materially different than actual results.

        The projections reflect numerous assumptions including assumptions with respect to general business, economic, market, regulatory, and financial conditions and various other factors, all of which are difficult to predict and many of which are beyond Envigo's control, such as the risks and uncertainties contained in the section entitled "Risk Factors." The projections reflect the consistent application of accounting policies of Envigo and should be read in conjunction with the accounting policies included in Note 1 accompanying the historical audited consolidated financial statement of Envigo included in this proxy statement.

        The financial projections for revenue and costs are forward looking statements that are based on growth assumptions that are inherently subject to significant uncertainties and contingencies, many of which are beyond Envigo's control. While all projections are necessarily speculative, Envigo believes that the prospective financial information covering periods beyond 12 months from its date of preparation carries even higher levels of uncertainty and should be read in that context. There will be differences between actual and projected financial results, and actual results may be materially greater or materially less than those contained in the projections. The inclusion of the projections in this proxy statement should not be regarded as an indication that Envigo or its representatives considered or consider the projections to be a reliable prediction of future events.

        The projections were requested by, and disclosed to, AHPAC for use as a component in its overall evaluation of Envigo, and are included in this proxy statement on that account. Envigo has not warranted the accuracy, reliability, appropriateness or completeness of the projections to anyone, including AHPAC. Neither Envigo's management nor any of its representatives has made or makes any representation to any person regarding the ultimate performance of Envigo compared to the information contained in the projections, and none of them intends to or undertakes any obligation to update or otherwise revise the projections to reflect the circumstances existing after the date when made or to reflect the occurrence of future events in the event that any or all of the assumptions underlying the projections are shown to be in error. Accordingly, they should not be looked at as "guidance" of any sort. Envigo will not refer back to these forecasts in its future periodic reports filed under the Exchange Act.

        The projections were prepared by, and the responsibility of, Envigo's management. KPMG, Envigo's auditor, has neither examined, compiled nor performed any procedures with respect to the accompanying prospective financial information and, accordingly KPMG does not express any opinion or any other form of assurance with respect thereto. The KPMG report included in this proxy statement relates to historical financial information of Envigo. They do not extend to the projections and should not be read as if they do.

        The key elements of the projections provided to AHPAC are summarized in the table below (in millions of dollars):

	Fiscal Year Ended December 31,
($ in millions)	2017E	2018E
Revenue	$407	$432
% Growth	–1.9%	6.1%
Gross Profit(a)	$138	$155
% Margin	33.8%	35.9%
Adjusted EBITDA(b)	$73	$87
% Margin	17.9%	20.2%
Capital Expenditures(c)	$15	$22

(a)
Calculated in accordance with US GAAP.

(b)
Adjusted EBITDA is net income (loss) before depreciation, amortization, interest expense and income taxes (EBITDA) adjusted to exclude the impact of foreign exchange gains and losses, pension expense, stock compensation, sponsor management fees and expenses, discontinued operations and certain significant items (some of which may recur, such as restructuring, but which management does not believe are reflective of ongoing core operations).

(c)
Net of asset dispositions.

Interests of Certain Persons in the Business Combination

        In considering the recommendation of the AHPAC Board to vote in favor of the business combination, shareholders should be aware that aside from their interests as shareholders, the sponsor and certain members of the AHPAC Board and officers have interests in the business combination that are different from, or in addition to, those of other shareholders generally. The AHPAC Board was aware of and considered these interests, among other matters, in evaluating and negotiating the business combination, and in recommending to shareholders that they approve the business combination. Shareholders should take these interests into account in deciding whether to approve the business combination.

        For a discussion of these interests, please see the section titled "Annual General Meeting of AHPAC Shareholders—Recommendation to AHPAC's Shareholders" beginning on page [    •    ] of this proxy statement/prospectus. These interests may influence AHPAC's directors in making their recommendation that you vote in favor of the approval of the business combination.

Potential Purchases of Public Shares

        In connection with the shareholder vote to approve the proposed business combination, the sponsor, AHPAC's directors or officers or their respective affiliates may privately negotiate transactions to purchase shares from shareholders who would have otherwise elected to have their shares redeemed in conjunction with the vote to approve the business combination. None of AHPAC's directors or officers or their respective affiliates will make any such purchases when they are in possession of any material non-public information not disclosed to the seller or during a restricted period under Regulation M under the Exchange Act. Such a purchase would include a contractual acknowledgement that such shareholder, although still the record holder of AHPAC shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights, and would include a contractual provision that directs such shareholder to vote such shares in a manner directed by the purchaser. In the event that the sponsor, AHPAC's directors or officers or their affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares. Any such privately negotiated purchases may be effected at purchase prices that are in excess of the per-share pro rata portion of the trust account. The purpose of such purchases would be to increase the likelihood of obtaining shareholder approval of the business combination.

Total AHPAC Shares to be Issued in the Business Combination

        It is anticipated that, upon completion of the business combination: (i) AHPAC's public shareholders will retain an ownership interest of approximately 49.4% in ENVG; (ii) the sponsor will own approximately 6.2% of ENVG and (iii) the Selling Equityholders will own approximately 44.4% of ENVG. The ownership percentages of ENVG following the business combination assume that no shares are elected to be redeemed and do not take into account (a) the warrants to purchase ENVG Class A common stock that will be issued in connection with and remain outstanding following the business combination, or (b) the issuance of any ENVG Class A common stock in connection with the equity financing (if any).

        For more information, please see the sections entitled "Summary of the Proxy Statement/Prospectus—Ownership of AHPAC" and "Unaudited Pro Forma Condensed Combined Financial Information." See the section titled "The Business Combination—The Transaction Agreement—Equity Financing" beginning on page [    •    ] of this proxy statement/prospectus for further details regarding AHPAC's obligations in connection with the equity financing. See the section titled "The Transaction Agreement—Related Agreements—Financing Arrangements" beginning on page [    •    ] of this proxy statement/prospectus for further details regarding Envigo's obligations in connection with a Debt Refinancing.

Sources and Uses for the Business Combination

        The following tables summarize the sources and uses for funding the business combination (all numbers in millions):

Sources and Uses—assuming no redemptions and no equity financing

($ in millions)	$ Amount		$ Amount
Uses		Sources
Equity Issued to Selling Equityholders	$271.1	AHPAC Trust Account	$311.8
Cash to Selling Equityholders	$95.1	Selling Equityholders Rollover Equity	$232.4
Founder Shares Retained	$38.8	Founder Shares	$77.5
Paydown of Debt & Accrued Interest Net of Cash(1)	$433.0	New Term Loan (Net of Cash on Balance Sheet)	$280.0
Estimated Cash Transaction Fees & Expenses	$63.7

Total Uses	$901.7	Total Sources	$901.7

(1)
Cash balance includes Envigo excess cash and cash remaining in balance sheet. Note: Sources & uses reflect $8 million of cash proceeds received from sale of dog business in October 2017; pro forma balance sheet is not reflective of this transaction.

Sources and Uses—assuming maximum redemptions and no equity financing

($ in millions)	$ Amount		$ Amount
Uses		Sources
Equity Issued to Selling Equityholders	$357.1	AHPAC Trust Account	$221.8
Cash to Selling Equityholders	$9.2	Selling Equityholders Rollover Equity	$318.3
Founder Shares Retained	$38.8	Founder Shares	$77.5
Paydown of Debt & Accrued Interest Net of Cash(1)	$433.0	New Term Loan (Net of Cash on Balance Sheet)	$284.0
Estimated Cash Transaction Fees & Expenses	$63.7

Total Uses	$901.7	Total Sources	$901.7

(1)
Cash balance includes Envigo excess cash and cash remaining in balance sheet. Note: Sources & uses reflect $8 million of cash proceeds received from sale of dog business in October 2017; pro forma balance sheet is not reflective of this transaction.

        As of the date of this proxy statement/prospectus, assuming there were no proceeds from the equity financing, a maximum of 29% of the outstanding AHPAC Class A ordinary shares could be redeemed and allow satisfaction of the condition that there be at least $220 million of available funds in the trust account after giving effect to redemptions.

Board of Directors of AHPAC Following the Business Combination

        Upon the closing of the business combination, the board of directors of ENVG will consist of seven directors, each of whom will be voted upon by AHPAC's shareholders at the general meeting. Please see the sections entitled "Proposal No. 12—The Director Election Proposal" and "Management after the Business Combination" for additional information.

AHPAC Certificate of Incorporation

        If the Domestication Proposal is approved and the business combination is to be consummated, AHPAC will replace its amended and restated memorandum and articles of association, under the Cayman Islands Companies Law (which are also referred to as the "Existing Organizational

Documents"), with the proposed certificate and the proposed bylaws, in each case, under the DGCL (which are collectively referred to as the "Proposed Organizational Documents").

        The Proposed Organizational Documents differ materially from the Existing Organizational Documents. For a table setting forth a summary of the proposed principal changes between the Existing Organizational Documents and the Proposed Organizational Documents, please see the section entitled "The Charter Proposals." Additionally, as the Existing Organizational Documents are governed by the Cayman Islands Companies Law and the Proposed Organizational Documents will be governed by the DGCL, we encourage shareholders to carefully consult the information set out under the "Comparison of Corporate Governance and Shareholder Rights" section of this proxy statement/prospectus commencing on page [    •    ].

Name; Headquarters

        The name of AHPAC after the business combination will be "Envigo International Holdings, Inc." and its headquarters will be located at 100 Mettlers Road, East Millstone, New Jersey 08873.

Redemption Rights

        If a public shareholder properly exercises its right to redeem its public shares and timely delivers its shares to the transfer agent, AHPAC will redeem each public share for a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, calculated as of two business days prior to the consummation of the business combination, including interest, divided by the number of then issued and outstanding public shares; provided that AHPAC will not redeem any AHPAC Class A ordinary shares issued in the IPO to the extent that such redemption would result in AHPAC having net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) of less than $5,000,001. For illustrative purposes, as of January 17, 2018, this would have amounted to approximately $10.08 per public share. Notwithstanding the foregoing, a holder of the public shares, together with any affiliate of his or her or any other person with whom he or she is acting in concert or as a "group" (as defined in Section 13(d)-(3) of the Exchange Act) will be restricted from seeking redemption rights with respect to more than 20% of the AHPAC Class A ordinary shares included in the units sold in the IPO.

        If a public shareholder exercises its redemption rights, then it will be exchanging its redeemed public shares for cash and will no longer own such shares. Such a holder will be entitled to receive cash for its public shares only if it properly demands redemption and delivers its shares (either physically or electronically) to AHPAC's transfer agent in accordance with the procedures described herein. If the business combination is not consummated, the public shares will not be redeemed for cash.

        There is no specified maximum redemption threshold under its memorandum and articles of association, other than the aforementioned 15% threshold. Each redemption of AHPAC Class A ordinary shares by public shareholders will reduce the amount in the trust account, which held marketable securities with a fair value of approximately $312,497,921 as of January 17, 2018. The Transaction Agreement provides that AHPAC's obligation to consummate the business combination and the obligations of Envigo to consummate the business combination are each conditioned on there being at least $220 million of available funds from the trust account and proceeds from the equity financing (if any), after giving effect to redemptions of public shares. These conditions to closing in the Transaction Agreement are for the sole benefit of the parties thereto and may be waived by such parties. If, as a result of redemptions of public shares by public shareholders, these conditions are not met (or waived), then AHPAC or Envigo (as applicable) may elect not to consummate the business combination. In addition, in no event will AHPAC redeem public shares in an amount that would cause our net tangible assets to be less than $5,000,001. Holders of public warrants do not have redemption rights in connection with the business combination. Please see the section entitled "Annual General Meeting of AHPAC Shareholders— Redemption Rights" for the procedures to be followed if you wish to redeem your shares for cash. See the section titled "The Business Combination—The Transaction Agreement—Equity Financing" beginning on page [    •    ] of this proxy statement/prospectus for further details regarding AHPAC's obligations in connection with the equity financing.

Appraisal Rights

        Appraisal rights are not available to AHPAC's shareholders in connection with the business combination.

Accounting Treatment

        The business combination will be accounted for as a business combination in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) No. 805, Business Combinations (ASC 805), which provides guidance on the accounting and reporting for transactions that represent business combinations to be accounted for under the acquisition method of accounting.

        Pursuant to ASC 805, AHPAC has been determined to be the accounting acquirer based on the evaluation of the facts and circumstances including, among other things, the following:

  •
  AHPAC pays cash and equity consideration for all of the equity in Envigo; and

  •
  The existing stockholders of AHPAC retain relatively more voting rights in the post-combination business than the Selling Equityholders.

        Additionally, Envigo meets the definition of a business in accordance with ASC 805 which defines a business as an integrated set of activities and assets that is capable of being conducted and managed for the purpose of providing a return in the form of dividends, lower costs, or other economic benefits directly to investors or other owners, members, or participants.

        Under the acquisition method of accounting, the identifiable assets acquired and the liabilities assumed in are measured at fair value as of the acquisition date and the difference between the consideration paid and those fair values is recorded as goodwill. Management of AHPAC has made significant estimates and assumptions in the preliminary allocation of the purchase price as reflected in the unaudited pro forma financial information. As the unaudited pro forma financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

        In historical financial statements presented in AHPAC's periodic reporting after the completion of the business combination, the historical financial information of Envigo will be presented as the predecessor for comparative purposes.

        In accordance with ASC 805, acquisition-related costs (such as advisory, legal, valuation and other professional fees) to effect a business combination are accounted for as expenses in the periods in which the costs are incurred and the services are received. AHPAC expects to incur approximately $17 million of acquisition-related costs in connection with the business combination.

        The determination of the acquirer will ultimately be made on the closing date of the transaction and as noted above will be based on the facts and circumstances including, among others, the voting rights in ENVG of the existing AHPAC shareholders post-business combination relative to the voting rights of the Selling Equityholders. There are various scenarios that could change the current expectation that the existing AHPAC shareholders will retain relatively more voting rights post combination than the Selling Equityholders, including the level of AHPAC redemptions (if any), the number of Selling Equityholders that elect to receive cash, whether a Debt Refinancing is consummated, and the value of the equity financing (if any). Changes in the equity ownership under various scenarios relating to redemptions of AHPAC shares, the equity financing, the consummation or terms of a Debt Refinancing or the number of Selling Equityholders who elect to receive cash could result in Envigo being the acquirer for accounting purposes. For further discussion of the impacts of a change in the acquirer, please see the fourth paragraph under the section titled "Unaudited Pro Forma Condensed Combined Financial Information" commencing on page [    •    ] of this proxy statement/prospectus.

MATERIAL TAX CONSIDERATIONS

Material U.S. Federal Income Tax Considerations

        The following is a discussion of material U.S. federal income tax considerations for beneficial owners of AHPAC Class A ordinary shares and AHPAC warrants (collectively, the "AHPAC securities") relating to the business combination (including the Domestication) and the ownership and disposition of ENVG Class A common stock and ENVG warrants (collectively, the "ENVG securities") acquired pursuant to the domestication. This discussion applies only to AHPAC securities and ENVG securities held as capital assets for U.S. federal income tax purposes, and does not describe all of the U.S. federal income tax consequences that may be relevant to beneficial owners of AHPAC securities and ENVG securities in light of their particular circumstances, including alternative minimum tax and Medicare contribution tax consequences, or beneficial owners who are subject to special rules, such as:

  •
  financial institutions or financial service entities;

  •
  governments or agencies or instrumentalities thereof;

  •
  insurance companies;

  •
  dealers or traders subject to a mark-to-market method of tax accounting with respect to the AHPAC securities or ENVG securities;

  •
  persons holding the AHPAC securities or ENVG securities as part of a "straddle," hedge, integrated transaction or similar transaction, or persons deemed to sell the securities under constructive sale provisions of the Code;

  •
  U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

  •
  partnerships or other pass-through entities for U.S. federal income tax purposes or investors in such entities;

  •
  holders who are controlled foreign corporations or passive foreign investment companies;

  •
  regulated investment companies;

  •
  real estate investment trusts;

  •
  U.S. holders (as defined below) owning or considered as owning 10 percent or more of the total combined voting power of all classes of stock entitled to vote of, or 10% or more of the total value of all classes of shares of, AHPAC or ENVG;

  •
  anchor investors;

  •
  U.S. holders (as defined below) that hold their AHPAC securities or ENVG securities through a non-U.S. broker or other non-U.S. intermediary;

  •
  persons who are, or may become, subject to the expatriation provisions of the Code; or

  •
  tax-exempt entities.

        If you are a partnership for U.S. federal income tax purposes, the U.S. federal income tax treatment of your partners will generally depend on the status of the partners and your activities.

        This discussion is based on the Code, and administrative pronouncements, judicial decisions and final, temporary and proposed U.S. Treasury Regulations all as of the date hereof, changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein (possibly with retroactive effect). This discussion does not take into account proposed changes in such tax laws and does not address any aspect of state, local or non-U.S. taxation, or any U.S. federal taxes other than income taxes (such as estate or gift tax consequences). Each of the foregoing is subject to change, possibly with retroactive effect. You should consult your tax advisors with respect to the application of U.S. federal tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction.

        Because AHPAC public units (each unit consisting of one AHPAC Class A ordinary share and one AHPAC warrant) can be separated into their component parts at the option of the holder, a beneficial owner of an AHPAC public unit should be treated as the owner of the underlying AHPAC securities for U.S. federal income tax purposes. The discussion below with respect to AHPAC securities should also apply to holders of AHPAC public units (as the deemed owner of the underlying AHPAC securities). References in this discussion to "ordinary shares" or "shares" refers to AHPAC Class A ordinary shares and references in this discussion to "common stock" or "stock" refers to ENVG Class A common stock and references to "warrants" refer to AHPAC warrants or ENVG warrants, as the context may require.

        Because ENVG is acquiring Envigo in the merger for U.S. federal income tax purposes, there are no adverse tax consequences to the beneficial owners of AHPAC securities and there are no adverse tax consequences to ENVG, in each case, as a result of the merger.

U.S. Holders

        This section applies to you if you are a "U.S. holder." A U.S. holder is a beneficial owner of AHPAC securities or ENVG securities who or that is, for U.S. federal income tax purposes:

  •
  an individual who is a citizen or resident of the United States;

  •
  a corporation organized under the laws of the United States, any state thereof or the District of Columbia;

  •
  an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

  •
  a trust, if (i) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more "United States persons" (within the meaning of the Code) have the authority to control all substantial decisions of the trust, or (ii) the trust has validly elected to be treated as a United States person for U.S. federal income tax purposes.

        ALL HOLDERS OF AHPAC SECURITIES SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE BUSINESS COMBINATION (INCLUDING THE DOMESTICATION) TO THEM, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE, LOCAL, NON-U.S. AND OTHER TAX LAWS.

  Consequences of the Domestication—F Reorganization.

        The discussion under this heading "Consequences of the Domestication—F Reorganization" constitutes the opinion of Weil, Gotshal & Manges LLP, counsel to AHPAC ("Weil"), as to the material U.S. federal income tax consequences of the domestication to U.S. holders of AHPAC securities. In the opinion of Weil, although no authority directly addressing the tax consequences of the domestication exists, the domestication should qualify as a "reorganization" within the meaning of section 368(a)(1)(F) of the Code (an "F Reorganization"). Pursuant to the domestication, AHPAC will change its jurisdiction of incorporation from the Cayman Islands to Delaware, and, after the domestication will change its name to ENVG. Because the domestication should qualify as an F Reorganization, U.S. holders generally should not recognize taxable gain or loss on the domestication for U.S. federal income tax purposes, except as provided below under the caption headings "—Effects of Section 367" and "—Passive Foreign Investment Company Rules", and the domestication should be treated for U.S. federal income tax purposes as if AHPAC (i) transferred all of its assets and liabilities to ENVG in exchange for all of the outstanding common stock and warrants of ENVG; and (ii) then distributed the common stock and warrants of ENVG to the shareholders and warrant holders of AHPAC in liquidation of AHPAC. The taxable year of AHPAC will be deemed to end on the date of the domestication. Assuming the domestication qualifies as an F Reorganization: (i) the tax basis of a share of ENVG common stock or an ENVG warrant received by a U.S. holder in the domestication will equal the U.S. holder's adjusted tax basis in the AHPAC ordinary share or warrant, as the case may be, surrendered in exchange therefor, increased by any amount included in the income of such U.S. holder as a result of Section 367 of the Code (as discussed below) and (ii) the holding period for a share of ENVG common stock or an ENVG warrant received by a U.S. holder will include such U.S. holder's holding period for the AHPAC ordinary shares or warrant surrendered in exchange therefor.

        If the domestication fails to qualify as an F Reorganization, a U.S. holder generally would recognize gain or loss with respect to his AHPAC securities in an amount equal to the difference between the fair market value of ENVG securities received in the domestication and the U.S. holder's adjusted tax basis in his AHPAC securities surrendered in the domestication. In such event, such U.S. holder's basis in ENVG securities would be equal to their fair market value on the date of the domestication, and such U.S. holder's holding period for ENVG securities would begin on the day following the date of the domestication.

        Because the domestication will occur prior to the redemption of U.S. holders that exercise redemption rights, U.S. holders exercising such redemption rights will be subject to the potential tax consequences of the domestication.

        All U.S. holders considering exercising redemption rights should consult their tax advisors with respect to the potential tax consequences of the domestication and an exercise of redemption rights to them.

Effect of Section 367

        Section 367 of the Code applies to certain nonrecognition transactions involving foreign corporations, including a domestication of a foreign corporation in an F Reorganization. Section 367 of the Code imposes income tax on certain U.S. persons in connection with transactions that would otherwise be tax-free. Section 367(b) of the Code generally will apply to U.S. holders that exchange AHPAC ordinary shares (but not warrants) for ENVG common stock as part of the domestication.

U.S. Holders That Own Less Than 10 Percent of AHPAC

        A U.S. holder who, at the time of the domestication, beneficially owns (actually or constructively) AHPAC ordinary shares with a fair market value of $50,000 or more but less than ten percent (10%) of the total combined voting power of all classes of AHPAC ordinary shares entitled to vote and less than 10% of the total value of all classes of AHPAC ordinary shares must either recognize gain with respect to the domestication or, in the alternative, may elect to recognize the "all earnings and profits" amount attributable to such holder as described below.

        Unless a U.S. holder makes the "all earnings and profits" election as described below, such holder generally must recognize gain (but not loss) with respect to its AHPAC ordinary shares exchanged for ENVG common stock pursuant to the domestication. Any such gain would be equal to the excess of the fair market value of such ENVG common stock received over the U.S. holder's adjusted tax basis in the AHPAC ordinary shares deemed to be surrendered in exchange therefor. Subject to the PFIC rules discussed below, such gain would be capital gain, and should be long-term capital gain if the U.S. holder held the AHPAC ordinary shares for longer than one year.

        In lieu of recognizing any gain as described in the preceding paragraph, a U.S. holder may elect to include in income the all earnings and profits amount attributable to its AHPAC ordinary shares. There are, however, strict conditions for making this election. This election must comply with applicable Treasury regulations and generally must include, among other things:

  •
  a statement that the domestication is a Section 367(b) exchange;

  •
  a complete description of the domestication;

  •
  a description of any stock, securities or other consideration transferred or received in the domestication;

  •
  a statement describing the amounts required to be taken into account for U.S. federal income tax purposes as income or as an adjustment to basis, earnings and profits or other tax attributes;

  •
  a statement that the U.S. holder is making the election that includes (A) a copy of the information that the U.S. holder received from AHPAC (or ENVG) establishing and substantiating the U.S. holder's all earnings and profits amount with respect to the U.S. holder's AHPAC ordinary shares, and (B) a representation that the U.S. holder has notified AHPAC (or ENVG) that the U.S. holder is making the election; and

  •
  certain other information required to be furnished with the U.S. holder's tax return or otherwise furnished pursuant to the Code or the Treasury Regulations.

        The election must be attached by the U.S. holder to its timely filed U.S. federal income tax return for the year of the domestication, and the U.S. holder must send notice of making the election to ENVG no later than the date such tax return is filed. In connection with this election, AHPAC intends to provide each U.S. holder eligible to make such an election with information regarding AHPAC's earnings and profits upon request.

        U.S. HOLDERS ARE STRONGLY URGED TO CONSULT A TAX ADVISOR REGARDING THE CONSEQUENCES OF MAKING AN ALL EARNINGS AND PROFITS ELECTION AND THE APPROPRIATE FILING REQUIREMENTS WITH RESPECT TO SUCH AN ELECTION.

U.S. Holders that Own AHPAC Securities with a Fair Market Value of Less Than $50,000

        A U.S. holder who, at the time of the domestication, owns (or is considered to own) AHPAC ordinary shares with a fair market value of less than $50,000 should not be required to recognize any gain or loss under Section 367(b) of the Code in connection with the domestication, and generally should not be required to include any part of the all earnings and profits amount in income.

        The opinion described above under the heading "—F Reorganization" is based on customary assumptions and representations from AHPAC and ENVG. If any of the assumptions or representations is incorrect, incomplete or inaccurate, the validity of the opinion described above may be affected and the tax consequences of the domestication could differ from those described above. Further, an opinion of counsel represents counsel's best legal judgment but is not binding on the IRS or any court, so there can be no certainty that the IRS will not challenge the conclusion reflected above or that a court would not sustain such a challenge. AHPAC does not intend to obtain a ruling from the IRS regarding the qualification of the domestication as an F Reorganization.

        U.S. holders should consult their tax advisors regarding the potential tax consequences to them if the domestication were to fail to qualify as an F Reorganization.

Redemption of AHPAC Class A Ordinary Shares

        In the event that a U.S. holder's AHPAC Class A ordinary shares (which become ENVG common stock in the domestication) are redeemed pursuant to the redemption provisions described in this registration statement, the treatment of the transaction for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale of ENVG common stock under section 302 of the Code. If the redemption qualifies as a sale of ENVG common stock, the U.S. holder will be treated in the same manner as described under "—U.S. Holders—Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of ENVG Stock and Warrants" below. If the redemption does not qualify as a sale of ENVG common stock, the U.S. holder will be treated as receiving a corporate distribution with similar tax consequences to those described below under "—U.S. Holders—Taxation of Distributions." Whether a redemption qualifies for sale treatment will depend largely on the total number of ENVG common stock treated as held by the U.S. holder (including any stock constructively owned by the U.S. holder as a result of owning warrants) relative to all of the ENVG common stock outstanding both before and after the redemption (for this purpose, the stock outstanding after the redemption should include stock issued pursuant to the mergers). The redemption of ENVG common stock generally will be treated as a sale of ENVG common stock (rather than as a corporate distribution) if the redemption (i) is "substantially disproportionate" with respect to the U.S. holder, (ii) results in a "complete termination" of the U.S. holder's interest in ENVG or (iii) is "not essentially equivalent to a dividend" with respect to the U.S. holder. These tests are explained more fully below.

        In determining whether any of the foregoing tests are satisfied, a U.S. holder takes into account not only stock actually owned by the U.S. holder, but also ENVG common stock that is constructively owned by it. A U.S. holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the U.S. holder has an interest or that have an interest in such U.S. holder, as well as any stock the U.S. holder has a right to acquire by exercise of an option, which would generally include ENVG common stock that could be acquired pursuant to the exercise of the warrants.

        In order to meet the substantially disproportionate test, the percentage of the ENVG outstanding voting shares actually and constructively owned by the U.S. holder immediately following the redemption of ENVG common stock must, among other requirements, be less than 80% of the percentage of the ENVG outstanding voting shares actually and constructively owned by the U.S. holder immediately before the redemption. Prior to the business combination, the AHPAC/ENVG common stock may not be considered voting shares for this purpose and, consequently, this substantially disproportionate test may not be applicable. There will be a complete termination of a U.S. holder's interest if either (i) all of ENVG common stock actually and constructively owned by the U.S. holder are redeemed or (ii) all of ENVG common stock actually owned by the U.S. holder are redeemed and the U.S. holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the U.S. holder does not constructively own any other ENVG stock. The redemption of ENVG common stock will not be essentially equivalent to a dividend if a U.S. holder's redemption results in a "meaningful reduction" of the U.S. holder's proportionate interest in ENVG. Whether the redemption will result in a meaningful reduction in a U.S. holder's proportionate interest in ENVG will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a "meaningful reduction." A U.S. holder should consult with its tax advisors as to the tax consequences of a redemption.

        If none of the foregoing tests is satisfied, then the redemption will be treated as a corporate distribution from ENVG. Such distribution will generally be treated as a dividend for U.S. federal income tax purposes to the extent the distribution is paid out of ENVG's current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Distributions in excess of any such earnings and profits will generally be applied against and reduce the U.S. holder's basis (but not below zero) in its other ENVG common stock (determined separately for each share) and, to the extent in excess of such basis, will be treated as capital gain from the sale or exchange of ENVG stock. While not free from doubt, any tax basis of the U.S. holder in the redeemed ENVG common stock should be added to the U.S. holder's adjusted tax basis in its remaining stock, or, if it has none, to the U.S. holder's adjusted tax basis in its warrants or possibly in other stock constructively owned by it.

        U.S. holders who actually or constructively own at least five percent (5%) (or, if ENVG common stock is not then publicly traded, at least one percent (1%)) or more of ENVG common stock may be subject to special reporting requirements with respect to a redemption of ENVG common stock, and such holders should consult with their tax advisors with respect to their reporting requirements.

Passive Foreign Investment Company Rules

        General.    A foreign corporation generally will be a passive foreign investment company ("PFIC") for U.S. federal income tax purposes with respect to a taxable year of the foreign corporation if at least 75% of its gross income in such taxable year, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income. Alternatively, a foreign corporation will be a PFIC with respect to a taxable year of the foreign corporation if at least 50% of its assets in such taxable year, ordinarily determined based on fair market value and averaged quarterly over the year, including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets.

        AHPAC believes that AHPAC met the PFIC asset test for 2016 and the asset and income tests for 2017 and will meet such tests for the current taxable year that will end on the date of the domestication. Consequently, AHPAC will be a PFIC at least for 2016, 2017 and the current taxable year that will end on the date of the domestication.

        Consequences if a PFIC.    If AHPAC is determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. holder of AHPAC's ordinary shares or warrants (e.g., because AHPAC did not qualify under the start-up exception, as described above) and, in the case of ordinary shares, the U.S. holder did not make either a timely qualified electing fund ("QEF") election for AHPAC's first taxable year as a PFIC in which the U.S. holder held (or was deemed to hold) such ordinary shares, or did not make a timely mark-to-market election as discussed below, then as described below, such holder generally will be subject to special rules with respect to: (i) any gain recognized by the U.S. holder on the sale or other disposition of its AHPAC ordinary shares or warrants; and (ii) any "excess distribution" made to the U.S. holder (generally, any distributions to such U.S. holder during a taxable year of the U.S. holder that are greater than 125% of the average annual distributions received by such U.S. holder in respect of the ordinary shares during the three preceding taxable years of such U.S. holder or, if shorter, such U.S. holder's holding period for the AHPAC ordinary shares).

        Under these rules:

  •
  the U.S. holder's gain or excess distribution will be allocated ratably over the U.S. holder's holding period for the AHPAC ordinary shares or warrants;

  •
  the amount allocated to the U.S. holder's taxable year in which the U.S. holder recognized gain or received the excess distribution, or to the period in the U.S. holder's holding period before the first day of the first taxable year in which AHPAC is a PFIC, will be taxed as ordinary income;

  •
  the amount allocated to other taxable years (or portions thereof) of the U.S. holder and included in its holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. holder; and

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  the interest charge generally applicable to underpayments of tax will be imposed in respect of the tax attributable to each such other taxable year of the U.S. holder.

        QEF Election.    In general, if AHPAC is determined to be a PFIC, a U.S. holder may avoid the PFIC tax consequences described above in respect to its AHPAC ordinary shares by making a timely QEF election to include in income its pro rata share of AHPAC's net capital gains (as long-term capital gain) and other earnings and profits (as ordinary income), on a current basis, in each case whether or not distributed, in each taxable year of the U.S. holder in which or with which AHPAC's taxable year ends. However, in order to comply with the requirements of a QEF election, a U.S. holder must receive a PFIC annual information statement from AHPAC. AHPAC did not provide a PFIC annual information statement for 2016. AHPAC will endeavor to provide to a U.S. holder such information as the IRS may require, including a PFIC annual information statement, in order to enable the U.S. holder to make and maintain a QEF election, but there can be no assurance that we will timely provide such required information.

        A U.S. holder may not make a QEF election with respect to its AHPAC warrants. As a result, if a U.S. holder of AHPAC warrants sells or otherwise disposes of such warrants, any gain recognized will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above, if AHPAC was a PFIC at any time during the period the U.S. holder held the AHPAC warrants.

        Mark-to-Market Election.    Alternatively, if a U.S. holder, at the close of its taxable year, owns shares in a PFIC that are treated as marketable stock, the U.S. holder may make a mark-to-market election with respect to such shares for such taxable year. If the U.S. holder makes a valid mark-to-market election for the first taxable year of the U.S. holder in which the U.S. holder holds (or is deemed to hold) AHPAC ordinary shares and for which AHPAC is determined to be a PFIC, such holder generally will not be subject to the PFIC rules described above in respect of its ordinary shares. Instead, in general, the U.S. holder will include as ordinary income each year the excess, if any, of the fair market value of its ordinary shares at the end of its taxable year over the adjusted basis in its ordinary shares. The U.S. holder also will be allowed to take an ordinary loss in respect of the excess, if any, of the adjusted basis of its ordinary shares over the fair market value of its ordinary shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). The U.S. holder's basis in its AHPAC ordinary shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of the AHPAC ordinary shares will be treated as ordinary income. Currently, a mark-to-market election may not be made with respect to warrants.

        The mark-to-market election is available only for stock that is regularly traded on a national securities exchange that is registered with the Securities and Exchange Commission, including NASDAQ Capital Market (on which AHPAC ordinary shares have been listed), or on a foreign exchange or market that the IRS determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value. U.S. holders should consult their tax advisors regarding the availability and tax consequences of a mark-to-market election in respect to our ordinary shares under their particular circumstances.

        Effect of PFIC Rules on the domestication.    Even if the domestication qualifies as an F Reorganization, Section 1291(f) of the Code requires that, to the extent provided in regulations, a U.S. person that disposes of stock of a PFIC (including rights to acquire stock of a PFIC) must recognize gain notwithstanding any other provision of the Code. No final Treasury regulations are currently in effect under Section 1291(f) of the Code. Proposed Treasury regulations under Section 1291(f), or the "Proposed Regulations", were promulgated in 1992, with a retroactive effective date once they become finalized. If finalized in their current form, those regulations may require taxable gain recognition by a U.S. holder subject to the PFIC rules with respect to its exchange of

AHPAC securities for ENVG securities in the domestication if AHPAC were classified as a PFIC at any time during such U.S. holder's holding period in AHPAC securities. Any such gain would be treated as an "excess distribution" made in the year of the domestication and subject to the special tax and interest charge rules discussed above. In addition, the regulations would provide coordinating rules with Section 367(b) of the Code, whereby, if the gain recognition rule of the Proposed Regulations applied to a disposition of PFIC stock that results from a transfer with respect to which Section 367(b) requires the shareholder to recognize gain or include an amount in income as a distribution under Section 301 of the Code, the gain realized on the transfer is taxable as an excess distribution under Section 1291 of the Code, and the excess, if any, of the amount to be included in income under Section 367(b) over the gain realized under Section 1291 is taxable as provided under Section 367(b). See the discussion above under the section entitled "—Effect of Section 367". The Proposed Regulations should not apply to an Electing Shareholder with respect to its AHPAC ordinary shares for which a timely QEF election is made. An Electing Shareholder may, however, be subject to the rules discussed above under the section entitled "—Effect of Section 367". In addition, as discussed above, since a QEF election cannot be made with respect to AHPAC warrants, if the Proposed Regulations applied, they would likely cause gain recognition under the PFIC rules on the exchange of AHPAC warrants for ENVG warrants pursuant to the domestication.

        It is difficult to predict whether, in what form and with what effective date, final Treasury Regulations under Section 1291(f) of the Code will be adopted. The rules dealing with PFIC and with the QEF election and purging election (or a mark-to-market election) are very complex and are affected by various factors in addition to those described above. Accordingly, a U.S. holder of AHPAC securities should consult its tax advisors concerning the application of the PFIC rules to such securities under such holder's particular circumstances.

        Reporting.    A U.S. holder that owns (or is deemed to own) shares in a PFIC during any taxable year of the U.S. holder, may have to file an IRS Form 8621 (whether or not a QEF or market-to-market election is made) and such other information as may be required by the U.S. Treasury Department. Failure to do so, if required, will extend the statute of limitations until such required information is furnished to the IRS and may result in significant penalties.

        The rules dealing with PFICs and with the QEF and mark-to-market elections are very complex and are affected by various factors in addition to those described above. Accordingly, U.S. holders of the AHPAC or ENVG securities should consult their tax advisors concerning the application of the PFIC rules to such securities under their particular circumstances.

Taxation of Distributions on ENVG Common Stock

        A U.S. holder generally will be required to include in gross income the amount of any cash dividend paid on ENVG common stock. A cash distribution on such stock generally will be treated as a dividend for U.S. federal income tax purposes to the extent the distribution is paid out of ENVG's current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Such dividends paid by ENVG will be taxable to a corporate U.S. holder at regular rates but will be eligible (subject to applicable requirements and limitations) for the dividends-received deduction.

        Distributions in excess of such earnings and profits generally will be applied against and reduce the U.S. holder's basis in its stock (but not below zero), determined separately for each share, and any excess will be treated as gain from the sale or exchange of such stock as described below under "—U.S. Holders—Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of ENVG Stock and Warrants."

        With respect to non-corporate U.S. holders, dividends generally will be taxed at the lower applicable long-term capital gains rate (see "—U.S. Holders—Gain or Loss on Sale, Taxable Exchange or

Other Taxable Disposition of ENVG Stock and Warrants" below), subject to applicable requirements and limitations.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of ENVG Stock and Warrants

        Upon a sale or other taxable disposition of ENVG common stock or ENVG warrants, a U.S. holder of such securities generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. holder's adjusted tax basis in ENVG common stock or ENVG warrants.

        Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder's holding period for ENVG common stock or ENVG warrants so disposed of exceeds one year. It is unclear, however, whether the redemption rights with respect to the AHPAC Class A ordinary shares described in this registration statement may suspend the running of the applicable holding period for this purpose. Long-term capital gains recognized by non-corporate U.S. holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

        Generally, the amount of gain or loss recognized by a U.S. holder is an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. holder's adjusted tax basis in its shares or warrants so disposed of.

Exercise or Lapse of a Warrant

        Except as discussed below with respect to the cashless exercise of an ENVG warrant, a U.S. holder generally will not recognize gain or loss upon the acquisition of ENVG common stock on the exercise of a warrant for cash. A U.S. holder's tax basis in a share of ENVG common stock received upon exercise of the warrant generally will be an amount equal to the sum of the U.S. holder's tax basis in the AHPAC warrant (or portion thereof) exchanged therefor and the exercise price. The U.S. holder's holding period for a share of ENVG common stock received upon exercise of an ENVG warrant will begin on the date following the date of exercise of the ENVG warrant and will not include the period during which the U.S. holder held the ENVG warrant. If a warrant is allowed to lapse unexercised, a U.S. holder generally will recognize a capital loss equal to such holder's tax basis in the public warrant.

        The tax consequences of a cashless exercise of a warrant are not clear under current tax law. A cashless exercise may be tax-free, either because the exercise is not a gain realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either tax-free situation, a U.S. holder's basis in the ENVG common stock received would equal the holder's basis in the ENVG warrants exchanged therefor. If the cashless exercise were treated as not being a gain realization event, a U.S. holder's holding period in ENVG common stock would be treated as commencing on the date following the date of exercise of ENVG warrants. If the cashless exercise were treated as a recapitalization, the holding period of ENVG common stock would include the holding period of ENVG warrants.

        It is also possible that a cashless exercise could be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. holder would recognize gain or loss with respect to the portion of the exercised ENVG warrants treated as surrendered (the "surrendered warrants") to pay the exercise price of the portion of the ENVG warrants not surrendered. The U.S. holder would recognize capital gain or loss with respect to the surrendered warrants in an amount generally equal to the difference between (i) the fair market value of ENVG common stock that would have been received with respect to the surrendered warrants in a regular exercise of such surrendered warrants and (ii) the sum of the U.S. holder's tax basis in the surrendered warrants and the aggregate cash exercise price of such warrants (if they had been exercised in a regular exercise). In this case, a U.S. holder's tax basis in ENVG common stock received would equal the U.S. holder's tax basis in ENVG warrants deemed exercised plus the exercise price deemed paid. A U.S. holder's holding period for ENVG common stock would commence on the date following the date of exercise of ENVG warrants.

        Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. holders should consult their tax advisors regarding the tax consequences of a cashless exercise.

Possible Constructive Distributions

        The terms of each ENVG warrant provide for an adjustment to the number of ENVG common stock for which the ENVG warrant may be exercised or to the exercise price of ENVG warrant in certain events, as discussed in the section of this registration statement captioned "Description of Securities—Warrants." An adjustment which has the effect of preventing dilution generally is not taxable. The U.S. holders of the warrants would, however, be treated as receiving a constructive distribution from ENVG if, for example, the adjustment increases the warrant holders' proportionate interest in ENVG's assets or earnings and profits (e.g., through an increase in the number of ENVG common stock that would be obtained upon exercise) as a result of a distribution of cash to the holders of the ENVG common stock which is taxable to the U.S. holders of such stock as described under "Taxation of Distributions" above. Such constructive distribution would be subject to tax as described under that section in the same manner as if the U.S. holders of the warrants received a cash distribution from ENVG equal to the fair market value of such increased interest.

Non-U.S. Holders

        This section applies to you if you are a "Non-U.S. holder." A Non-U.S. holder is a beneficial owner of AHPAC ordinary shares or warrants and ENVG common stock or warrants who or that is, for U.S. federal income tax purposes:

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  a non-resident alien individual;

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  a foreign corporation; or

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  a foreign estate or trust.

Dividends

        Any cash distribution (or a constructive distribution) ENVG makes to a Non-U.S. holder of ENVG securities, to the extent paid out of ENVG's current or accumulated earnings and profits (as determined under U.S. federal income tax principles), generally will constitute a dividend for U.S. federal income tax purposes. Any such dividends paid or deemed paid to a Non-U.S. holder in respect of ENVG common stock (or warrants) that is not effectively connected with the Non-U.S. holder's conduct of a trade or business within the United States, as described below, generally will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividend, unless such Non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E, as applicable). In satisfying the foregoing withholding obligation with respect to a distribution, the applicable withholding agent may withhold up to 30% of either (i) the gross amount of the entire distribution, even if the amount of the distribution is greater than the amount constituting a dividend, as described above, or (ii) the amount of the distribution ENVG projects will be a dividend, based upon a reasonable estimate of both its current and accumulated earnings and profits for the taxable year in which the distribution is made. If U.S. federal income tax is withheld on the amount of a distribution in excess of the amount constituting a dividend, the Non-U.S. holder may obtain a refund of all or a portion of the excess amount withheld by timely filing a claim for refund with the IRS. Any such distribution not constituting a dividend generally will be treated, for U.S. federal income tax purposes, first as reducing the Non-U.S. holder's adjusted tax basis in such securities (but not below zero), determined separately for each share, and, to the extent such distribution exceeds the Non-U.S. holder's adjusted tax basis, as gain from the sale or other taxable disposition of such securities, which will be treated as described under "—Gain on Sale, Taxable Exchange or Other Taxable Disposition of ENVG Stock and Warrants" below.

        Dividends (including constructive dividends) ENVG pays to a Non-U.S. holder that are effectively connected with such Non-U.S. holder's conduct of a trade or business within the United States generally will not be subject to the foregoing U.S. federal withholding tax, provided such Non-U.S. holder complies with certain certification and disclosure requirements (usually by providing an IRS Form W-8ECI). Instead, unless an applicable income tax treaty provides otherwise, such dividends generally will be subject to U.S. federal income tax, net of certain deductions, at the same regular U.S. federal income tax rates applicable to a comparable U.S. holder. In addition, if the Non-U.S. holder is a corporation, such holder's effectively connected earnings and profits (subject to adjustments) may be subject to a U.S. federal "branch profits tax" at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).

Gain on Sale, Taxable Exchange or Other Taxable Disposition of ENVG Stock and Warrants

        A Non-U.S. holder generally will not be subject to U.S. federal income tax in respect of gain recognized on a sale, exchange or other disposition of ENVG common stock or warrants unless:

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  the gain is effectively connected with the conduct of a trade or business by the Non-U.S. holder within the United States ;

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  the Non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met; or

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  ENVG is or has been a "United States real property holding corporation" ("USRPHC") for U.S. federal income tax purposes at any time during the shorter of the five year period ending on the date of disposition or the Non-U.S. holder's holding period for such securities disposed of, and, generally, in the case where ENVG securities are regularly traded on an established securities market, the Non-U.S. holder has owned, actually or constructively, more than five percent (5%) of such securities, as applicable, at any time during the shorter of the five year period ending on the date of disposition or the Non-U.S. holder's holding period for the security disposed of. There can be no assurance that ENVG securities will be treated as regularly traded on an established securities market for this purpose.

        Unless an applicable tax treaty provides otherwise, any gain described in the first or third bullet points above generally will be subject to U.S. federal income tax, net of certain deductions, at the same regular U.S. federal income tax rates applicable to a comparable U.S. holder and, in addition, a Non-U.S. holder described in the first bullet point that is a foreign corporation will be subject to U.S. federal "branch profits tax" at a 30% rate (or a lower applicable tax treaty rate) on such non-U.S. holder's effectively connected earnings and profits (subject to adjustments). Any gain of a Non-U.S. holder described in the second bullet point above (which may be offset by U.S. source capital losses during the taxable year of the disposition) generally will be subject to a flat 30% U.S. federal income tax rate (or a lower applicable tax treaty rate).

Information Reporting and Backup Withholding

        Dividend payments with respect to ENVG common stock and proceeds from the sale, exchange or redemption of ENVG common stock or ENVG warrants may be subject to information reporting to the IRS and possible U.S. backup withholding. Backup withholding will not apply, however, to a U.S.

holder who furnishes a correct taxpayer identification number and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status.

        A Non-U.S. holder generally will eliminate the requirement for information reporting (other than with respect to dividends) and backup withholding by providing certification of its non-U.S. status on a duly-executed applicable IRS Form W-8 or by otherwise establishing an exemption.

        Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a holder's U.S. federal income tax liability, and a holder generally may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information.

Foreign Account Tax Compliance Act

        Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance promulgated thereunder (commonly referred as the "Foreign Account Tax Compliance Act" or "FATCA") generally impose withholding at a rate of 30% in certain circumstances on dividends in respect of, and, after December 31, 2018, gross proceeds from the sale or other disposition of, securities (including AHPAC ordinary shares or warrants and ENVG common stock or warrants) which are held by or through certain foreign financial institutions (including investment funds), as a beneficial owner or as an intermediary, unless any such institution (i) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (ii) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which AHPAC ordinary shares or warrants or ENVG common stock or warrants are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of, and, after December 31, 2018, gross proceeds from the sale or other disposition of, AHPAC ordinary shares or warrants or ENVG common stock or warrants held by an investor that is a non-financial non-U.S. entity (as a beneficial owner or as an intermediary) that does not qualify under certain exceptions will generally be subject to withholding at a rate of 30%, unless such entity either (i) certifies to the applicable withholding agent that such entity does not have any "substantial United States owners" or (ii) provides certain information regarding the entity's "substantial United States owners", which will in turn be provided to the U.S. Department of Treasury. All holders should consult their tax advisors regarding the possible implications of FATCA on their investment in AHPAC ordinary shares or warrants or ENVG common stock or warrants.

Material Cayman Islands Tax Considerations

        Prospective investors should consult their professional advisers on the possible tax consequences of buying, holding or selling any Shares under the laws of their country of citizenship, residence or domicile.

Cayman Islands Taxation

        The following is a discussion on certain Cayman Islands income tax consequences of an investment in shares of a Cayman Islands company which constitutes an opinion from AHPAC's Cayman Islands legal counsel Maples and Calder. The discussion is a general summary of present law, which is subject to prospective and retroactive change. It is not intended as tax advice, does not consider any investor's particular circumstances, and does not consider tax consequences other than those arising under Cayman Islands law.

Under Existing Cayman Islands Laws

        Payments of dividends and capital in respect of shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of interest and principal or a dividend or capital to any holder of shares, as the case may be, nor will gains derived from the disposal of the Shares be subject to Cayman Islands income or corporation tax. The Cayman Islands currently have no income, corporation or capital gains tax and no estate duty, inheritance tax or gift tax.

        No stamp duty is payable in respect to the issue of shares or on an instrument of transfer in respect of a share.

        AHPAC has been incorporated under the laws of the Cayman Islands as an exempted company with limited liability and, as such, has obtained an undertaking from the Financial Secretary of the Cayman Islands in the following form:

The Tax Concessions Law

(2011 Revision)

Undertaking as to Tax Concessions

        In accordance with Section 6 of the Tax Concessions Law (2011 Revision) the Financial Secretary undertakes with Avista Healthcare Public Acquisition Corp. (the "Company").

  (a)
  that no Law which is hereafter enacted in the Islands imposing any tax to be levied on profits, income, gains or appreciations shall apply to the Company or its operations; and

  (b)
  in addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax shall be payable:

  (i)
  on or in respect of the shares, debentures or other obligations of the Company; or

  (ii)
  by way of the withholding in whole or part, of any relevant payment as defined in Section 6(3) of the Tax Concessions Law (2011 Revision).

        These concessions shall be for a period of TWENTY years from January 12, 2016.

THE TRANSACTION AGREEMENT AND RELATED AGREEMENTS

The Transaction Agreement

        This subsection of the proxy statement/prospectus describes the material provisions of the Transaction Agreement, but does not purport to describe all of the terms of the Transaction Agreement. The following summary is qualified in its entirety by reference to the complete text of the Transaction Agreement, including each amendment thereto through the dute hereof, which is attached as Annex A hereto. You are urged to read the Transaction Agreement in its entirety because it is the primary legal document that governs the business combination. The legal rights and obligations of the parties to the Transaction Agreement are governed by the specific language of the Transaction Agreement, and not this summary.

        The Transaction Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Transaction Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Transaction Agreement. The representations, warranties and covenants in the Transaction Agreement are also modified in important part by the underlying disclosure schedules, which are referred to as the "Schedules," which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to shareholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. AHPAC does not believe that the Schedules contain information that is material to an investment decision. Moreover, certain representations and warranties in the Transaction Agreement may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement/prospectus.

General Description of the Transaction Agreement

        On August 21, 2017, AHPAC, Merger Sub and NewCo entered into the Transaction Agreement (as amended on November 22, 2017, December 22, 2017 and January 21, 2018) with Envigo and the shareholder representative, pursuant to which, among other things and subject to the terms and conditions contained in the Transaction Agreement, (i) AHPAC will transfer by way of continuation out of the Cayman Islands into the State of Delaware or domesticate as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law, as amended and the Cayman Islands Companies Law (2016 Revision); (ii) Merger Sub will merge with and into Envigo, the separate corporate existence of Merger Sub will cease and Envigo will be the surviving corporation and a direct wholly-owned subsidiary of AHPAC and (iii) Envigo will merge with and into NewCo, the separate corporate existence of Envigo will cease and NewCo will be the surviving company and a direct wholly-owned subsidiary of AHPAC.

        Subject to the terms of the Transaction Agreement and customary adjustments set forth therein, the aggregate purchase price payable to the Selling Equityholders in connection with the business combination and related transactions is expected to be approximately (a) $401.88 million (the "purchase price"), subject to adjustment as described in the following sentence, in cash and shares of ENVG Class A common stock, (b) 4.10 million warrants to purchase one half of one share of ENVG Class A common stock and (c) amounts payable to the Selling Equityholders under the Tax Receivable Agreement. The purchase price will be reduced by, among other things, the aggregate amount of transaction expenses incurred by Envigo in connection with the negotiation and consummation of the business combination. It is anticipated that this adjustment will result in a deduction to the purchase price of approximately $43.9 million (including non-cash expenses in the amount of $8.3 million). The cash component of the purchase price is subject to an aggregate limit on cash consideration of $100 million (which amount may be increased or reduced as described in the Transaction Agreement). The cash and stock consideration to be paid to certain Selling Equityholders will be funded with approximately 36.62 million newly issued shares of ENVG Class A common stock, which amount is reduced to the extent Selling Equityholders elect to receive $10.00 in cash in lieu of each share of ENVG Class A common stock such Selling Equityholder would otherwise be entitled to receive, subject to an aggregate limit on cash consideration of $100 million (which amount may be increased or reduced as described in the Transaction Agreement), and the aforementioned cash.

        The first merger will become effective at the time specified in the certificate of merger with respect to the first merger (the "first merger effective time"). At the first merger effective time:

            (i)  each share of Envigo common stock that is owned by AHPAC, Merger Sub, NewCo or Envigo (as treasury stock or otherwise), or any of their respective direct or indirect wholly owned subsidiaries ("excluded shares"), will automatically be cancelled and retired and will cease to exist, and no consideration will be delivered in exchange therefor,

           (ii)  each share of Envigo common stock (other than excluded shares and shares of Envigo common stock that are issued and outstanding immediately prior to the first merger effective time and which are held by holders of such shares of Envigo common stock who properly exercise appraisal rights with respect thereto in accordance with Section 262 of the DGCL) issued and outstanding immediately prior to the first merger effective time with respect to which an election to receive cash has been effectively made and not revoked or deemed revoked pursuant to the Transaction Agreement, will be cancelled and exchanged for the right to receive the Per Share Total Cash Consideration,

          (iii)  each share of Envigo common stock (other than excluded shares and other than shares as described in (ii)) issued and outstanding immediately prior to the first merger effective time will be cancelled and exchanged for the right to receive the Per Share Total Stock Consideration,

          (iv)  each Envigo Series A Warrant outstanding and unexercised immediately prior to the first merger effective time with respect to which an election to receive cash has been effectively made and not revoked or deemed revoked will be amended so that such Envigo Series A Warrant will entitle the holder thereof, when exercised, to receive for each share of Envigo common stock subject to such Envigo Series A Warrant, the Per Share Total Cash Consideration (net of the exercise price),

           (v)  each Envigo Series A Warrant (other than warrants as described in (iv)) outstanding and unexercised immediately prior to the first merger effective time will be amended so that such Envigo Series A Warrant will entitle the holder thereof, when exercised, to receive for each share of Envigo common stock subject to such Envigo Series A Warrant(as defined below), the Per Share Total Stock Consideration (net of the exercise price),

          (vi)  each Envigo Series B Warrant outstanding and unexercised immediately prior to the first merger effective time will be amended so that such Envigo Series B Warrant will entitle the holder thereof (if such Envigo Series B Warrant becomes exercisable), when exercised, to receive for each share of Envigo common stock subject to such Envigo Series B Warrant, the Per Share Total Cash Consideration or the Per Share Total Stock Consideration (in each case, net of the exercise price),

         (vii)  each Envigo option and Envigo SAR outstanding and unexercised immediately prior to the first merger effective time with respect to which the applicable exercise price or base price per share of Envigo common stock underlying such Envigo option or Envigo SAR equals or exceeds the Per Share Merger Value, will be canceled and no longer be exercisable by the holder thereof,

        (viii)  each Envigo option with respect to which an election to receive cash has been effectively made and not revoked or deemed revoked pursuant to the Transaction Agreement, and each Envigo SAR (in each case other than as described in (vii)) outstanding and unexercised immediately prior to the first merger effective time, will be cancelled and exchanged for the right to receive for each share of Envigo common stock subject to such Envigo option or Envigo SAR, the Per SAR/Option Total Cash Consideration,

          (ix)  each Envigo option (other than as described in (vii) and (viii)) outstanding and unexercised immediately prior to the first merger effective time, will be cancelled and exchanged for the right to receive for each share of Envigo common stock subject to such Envigo option the Per Option Total Stock Consideration, and

           (x)  each issued and outstanding share of common stock of AHPAC Merger Sub will be converted into one (1) validly issued fully paid and non-assessable share of common stock of Envigo, as the surviving corporation of the first merger, and all such shares together shall constitute the only outstanding shares of capital stock of Envigo.

        At the effective time of the second merger, which will be immediately following the first merger effective time, (i) the separate existence of Envigo will cease and NewCo will continue its existence under the DLLCA as the surviving company and (ii) by virtue of the second merger and without any action on the part of any party or the holder of any of their securities, each share of common stock of Envigo issued and outstanding immediately prior to the second merger effective time will automatically be cancelled and retired and will cease to exist, and no consideration will be delivered in exchange therefor.

Consideration to Selling Equityholders in the Business Combination

Tax Receivable Consideration

        Subject to the terms and conditions of the Transaction Agreement, each Selling Equityholder will receive certain payments under the Tax Receivable Agreement (the "Tax Receivable Consideration"), as described in the section titled "The Transaction Agreement—Related Agreements—Tax Receivable Agreement".

        The Tax Receivable Consideration received by each Selling Equityholder will be such holder's pro rata share (based on the ratio of the number of shares of Envigo Class A common stock held by such holder to the fully diluted total shares of Envigo) of certain payments under the Tax Receivable Agreement.

Holders of Envigo Class A common stock

        Subject to the terms and conditions of the Transaction Agreement, each share of Envigo Class A common stock will be converted into the right to receive, in addition to the Tax Receivable Consideration, (i) cash consideration (the "Cash Consideration") or stock consideration (the "Stock Consideration") (at such holder's election, subject to the limitations described below), and (ii) a number of warrants to purchase one-half of one share of ENVG Class A common stock as described below (the "New Warrant Consideration").

        The Cash Consideration will be an amount in cash equal to:

  •
  the quotient obtained by dividing (x) $363,133,441 (subject to certain adjustments described in the Transaction Agreement) by (y) the fully diluted total shares of Envigo (the "Per Share Merger Value"); plus

  •
  the product of (x) $10.00 multiplied by (y) the quotient obtained by dividing (A) 3,875,000 by (B) the fully diluted total shares of Envigo (the "Cash Election Value").

        The Stock Consideration will be calculated as follows:

  •
  a number of newly issued shares of ENVG Class A common stock equal to the quotient obtained by dividing (x) the Per Share Merger Value by (y) $10.00; plus

  •
  a number of newly issued shares of ENVG common stock equal to the quotient obtained by dividing (x) 3,875,000 by (y) the fully diluted total shares of Envigo.

        The New Warrant Consideration will be a number of warrants to purchase one-half of one share of ENVG Class A common stock, where two warrants may be exercised for one whole share of ENVG Class A common stock at an exercise price of $11.50 per share, equal to the quotient obtained by dividing (x) 4,100,000 by (y) the fully diluted total shares of Envigo.

        The Cash Consideration, the New Warrant Consideration and the Tax Receivable Consideration are referred to, collectively, the "Per Share Total Cash Consideration"; and the Stock Consideration, the New Warrant Consideration and the Tax Receivable Consideration are referred to, collectively, the "Per Share Total Stock Consideration".

Holders of Envigo Warrants

        Subject to the terms and conditions of the Transaction Agreement, each warrant to purchase one share of Envigo Class A common stock ("Envigo Series A Warrant") and each warrant to purchase one share of Envigo Class B common stock ("Envigo Series B Warrant") (only if they become exercisable in the case of Series B Warrants) will be converted into the right to receive, in addition to the Tax Receivable Consideration, (i) the New Warrant Consideration, plus (ii) a warrant to purchase, at such holder's election, either (a) the Per Share Total Cash Consideration (net of the exercise price) or (b) the Per Share Total Stock Consideration (net of the exercise price).

Holders of Envigo Options

        Subject to the terms and conditions of the Transaction Agreement, each option to purchase shares of Envigo Class A common stock for which the Per Share Merger Value is greater than the exercise price ("Envigo option") will be exchanged for the right to receive in addition to the Tax Receivable Consideration payable during the first five years after the Closing Date, (i) the New Warrant Consideration plus (ii) (a) in the case of Envigo options for which cash consideration is elected, an amount in cash equal to the Cash Consideration less the exercise price, or (b) in the case of Envigo options for which stock consideration is elected or deemed elected, (1) a number of newly issued shares of ENVG common stock equal to the quotient obtained by dividing the Cash Election Value (less the exercise price) by $10.00, and (2) a number of shares of ENVG Class A common stock equal to the quotient obtained by dividing 3,875,000 by the fully diluted shares of Envigo.

Holders of Envigo SARs

        Subject to the terms and conditions of the Transaction Agreement, each stock appreciation right granted in respect of Envigo Class A common stock for which the Per Share Merger Value is greater than the base price ("Envigo SAR") will be converted into the right to receive, in addition to the Tax Receivable Consideration payable during the first five years after the Closing Date, (i) the Cash Consideration, less the base price and (ii) an additional amount in cash commensurate in value to the New Warrant Consideration.

Limitations on ability of Selling Equityholders to make cash elections

        Each Selling Equityholder (other than a holder of Envigo SARs) who does not make any election will be deemed to have made an election to receive the Stock Consideration. If the aggregate amount of cash otherwise payable in respect of the cash elections exceeds the Cash Component (as described below), the elections of Selling Equityholders (other than holders of Envigo SARs) to receive the Cash Consideration will be subject to adjustment as described below.

Cash Component

        Notwithstanding the ability of the Selling Equityholders (other than the holders of Envigo SARs) to make a cash election, the Transaction Agreement provides a limit on the amount of aggregate cash consideration to be paid to such holders of $100 million, which amount may be increased or reduced as described in the Transaction Agreement (the "Cash Component"). If the aggregate amount of cash payable in respect the cash elections exceeds the Cash Component, the Exchange Agent will reduce all cash elections pro rata by the amount of such excess, no election shall be deemed made with respect to such shares and, as set forth in the Transaction Agreement, such shares will be converted into and become the right to receive the Stock Consideration.

Material Adverse Effect

        Under the Transaction Agreement, certain representations and warranties of Envigo are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred. Pursuant to the Transaction Agreement, an "Envigo Material Adverse Effect" means any occurrence, condition, change, development, event or effect that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the financial condition, business, assets, liabilities or results of operations of Envigo and its subsidiaries, taken as a whole, or that prevents or materially delays or impairs, or would reasonably be expected to prevent or materially delay or impair, the ability of Envigo to consummate the transactions contemplated by the Transaction Agreement; provided, however, that in no event will any of the following constitute an Envigo Material Adverse Effect: (A) any occurrence, condition, change, development, event or effect resulting from or relating to changes in general economic, regulatory or political conditions or conditions in the United States, the markets where Envigo and its subsidiaries operate or anywhere else in the world; (B) any occurrence, condition, change, development, event or effect that affects the industries in which Envigo and its subsidiaries operate generally (including changes in commodity prices, general market prices and regulatory changes); (C) the outbreak or escalation of hostilities, the declaration of a national emergency or war, the issuance of health advisories or the occurrence of any other similar calamity or crisis, including natural disasters and acts of terrorism; (D) any change or proposed change in any applicable statute or Law, or the interpretation or enforcement policy thereof; (E) any change or proposed change in the requirements or principles imposed upon Envigo, its subsidiaries or their respective businesses after the date of the Transaction Agreement by GAAP, (F) any occurrence, condition, change, development, event or effect resulting from the announcement of the transactions contemplated by the Transaction Agreement, (G) actions or omission of Envigo or any of its subsidiaries taken with the prior written consent of AHPAC or required by the Transaction Agreement; (H) the failure to meet any projections, forecasts, guidance estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position of Envigo or its subsidiaries (provided that the underlying cause of such failure can be considered for purposes hereunder to the extent not otherwise excluded); and further provided that the exceptions in clauses (A) through (H) will only apply so long as Envigo or its subsidiaries are not, or would not reasonably be expected to be, materially adversely affected in a disproportionate manner relative to other participants in the markets or industries in which Envigo and its subsidiaries operate.

Closing and Effective Time of the business combination

        The closing of the transactions contemplated by the Transaction Agreement will take place at 8:00 a.m. Eastern Time, on the third (3rd) business day after the satisfaction (or waiver in accordance with the Transaction Agreement) of the last to occur of the conditions described below under the subsection entitled "Conditions to Closing of the Business Combination" (other than any such conditions which by their nature cannot be satisfied until the Closing Date, which will be required to be so satisfied or (to the extent permitted by applicable Laws and the Transaction Agreement) waived on the Closing Date), at the offices of Weil, Gotshal & Manges LLP in New York, New York, unless another date or place is agreed to in writing by the parties.

Conditions to Closing of the Business Combination

  Conditions to Each Party's Obligations

        The respective obligations of each of the parties to the Transaction Agreement to effect the transactions contemplated by the Transaction Agreement are subject to the satisfaction, or written waiver by both AHPAC and Envigo, of each of the following conditions:

  •
  The affirmative vote (in person or by proxy) of the holders of a majority or a two-thirds majority (as applicable) of the issued and outstanding ordinary shares entitled to vote thereon in favor of the Business Combination Proposal, the Domestication Proposal, the NASDAQ Proposal, the Charter Proposals, the Director Election Proposal, the Management Incentive Plan Proposal and the Adjournment Proposal shall have been obtained;

  •
  The applicable waiting period under the HSR Act shall have expired or been terminated or such approval shall have otherwise been obtained;

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  There must not be any legal proceeding by any governmental entity that challenges or seeks to make the business combination illegal or otherwise prohibited instituted, pending or threatened in writing;

  •
  AHPAC shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining; and

  •
  Either (i) Envigo shall have received a Lender Consent and Amendment with respect to each Envigo Credit Agreement and the Existing Third Lien Indenture, (ii) the consummation of a Debt Refinancing on terms reasonably acceptable to AHPAC) or (iii) a combination of the foregoing which upon the consummation of the transactions contemplated by the Transaction Agreement do not result in a Default or Event of Default under any Envigo Credit Agreement or the Existing Third Lien Indenture.

  Conditions to AHPAC's Obligations

        The obligations of AHPAC, Merger Sub and NewCo to effect the transactions contemplated by the Transaction Agreement are subject to the satisfaction at or prior to the Closing Date of certain conditions (any or all of which may be waived in writing in whole or in part exclusively by AHPAC), including, among others, (i) Envigo must have performed and complied in all material respects with all obligations required to be performed or complied with by Envigo under the Transaction Agreement at or prior to the Closing Date and (ii) Envigo and its respective affiliates and subsidiaries shall have terminated, effective as of the closing, all Related Party Agreements (as defined in the Transaction Agreement) of Envigo and/or any of its subsidiaries that are not set forth on Section 5.19 of the Schedules, with such termination to be effective as of the closing.

  Conditions to Envigo's Obligations

        The obligations of Envigo to effect the transactions contemplated by the Transaction Agreement are subject to the satisfaction at or prior to the Closing Date of certain conditions (any or all of which may be waived in writing in whole or in part exclusively by Envigo), including, among others, (i) AHPAC, Merger Sub and NewCo must have performed and complied in all material respects with all obligations required to be performed or complied with under the Transaction Agreement at or prior to the Closing Date, (ii) the ENVG Class A common stock shall have been approved for listing on

NASDAQ, AHPAC shall be a listed public company on, and for the ENVG Class A common stock to be tradable over NASDAQ and immediately following the first merger effective time, AHPAC shall meet all of the continuing listing requirements of NASDAQ and shall not have received any notice of non-compliance (other than any notice to the extent related to AHPAC's failure to conduct an annual meeting in 2017) and (iii) the funds contained in the trust account (after giving effect to redemptions of public shares) and the proceeds of the equity financing, if any, shall together equal or exceed $220 million.

Representations and Warranties

        Under the Transaction Agreement, Envigo made customary representations and warranties relating to: organization, standing and power; capital structure; authority, no violations, consents and approvals; information supplied; absence of certain changes or events; financial statements, no undisclosed liabilities; compliance with laws; international trade matters; anti-corruption matters; litigation; taxes; compensation and benefits; United Kingdom pension plans; labor matters; intellectual property; real property; environmental matters; insurance; affiliate transactions; brokers; material contracts; healthcare regulatory matters; and accredited investors.

        Under the Transaction Agreement, AHPAC, Merger Sub and NewCo made customary representations and warranties relating to: organization, standing and power; capital structure; authority, no violations, consents and approvals; U.S. Securities and Exchange Commission documents; information supplied; absence of certain changes or events; no default; compliance with applicable laws; litigation; listing on NASDAQ; trust account; no business conduct; affiliate transactions; and AHPAC material contracts.

Covenants of the Parties

  Covenants of Envigo

        Envigo made certain covenants under the Transaction Agreement, including, among others, the following:

  •
  Each of Envigo and its subsidiaries will conduct its businesses in the ordinary course and will use commercially reasonable efforts to preserve intact its present business organization, keep available services of its officers and key employees, and preserve its relationships with its material customers and suppliers;

  •
  Except for transactions solely among Envigo and its subsidiaries, Envigo will not and will not permit any of its subsidiaries to: (i) split, combine, or reclassify any membership interests, capital stock or any other equity interests, as applicable, in Envigo or any subsidiary of Envigo, (ii) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any membership interests, capital stock or any other equity interests, as applicable, in Envigo or any subsidiary of Envigo; (iii) grant, issue sell or otherwise dispose, or authorize to issue sell, or otherwise dispose any membership interests, capital stock or any other equity interests (such as stock options, stock units, restricted stock or other contracts for the purchase or acquisition of such capital stock), as applicable, in Envigo or any subsidiary of Envigo or (iv) declare, set aside or pay any dividend or make any other distribution;

  •
  Envigo will not amend or propose to amend Envigo's certificate of incorporation and will not permit any of its subsidiaries to amend or propose to amend its certificate of incorporation or bylaws or other similar or organizational documents;

  •
  Envigo will not, and will not permit any of its subsidiaries to, (i) merge, consolidate, combine or amalgamate with any individual, partnership, limited liability company, corporation, joint stock company, trust, estate, joint venture, association or unincorporated organization, or any other form of business or professional entity ("Person"), (ii) acquire or agree to acquire by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, (iii) buy, purchase or otherwise acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses, other than (A) inventory and supplies in the ordinary course of business consistent with past practice, (B) other assets in the ordinary course of business, consistent with past practice, in an amount not to exceed $500,000 individually or $1,000,000 in the aggregate or (iv) make any loans, advances or capital contributions to, or investments in, any person other than Envigo or any wholly owned subsidiary or joint venture investment of Envigo except for loans, advances or capital contributions pursuant to and in accordance with the terms of agreements or legal obligations, in each case (A) existing as of the date of the Transaction Agreement or (B) in the ordinary course of business consistent with past practice and not in excess of $500,000 individually or $3.0 million in the aggregate;

  •
  Envigo will not, and will not permit any of its subsidiaries to, sell, lease, license, abandon, permit to lapse or expire, dedicate to the public, or otherwise dispose of, or agree to sell, lease, license, abandon, permit to lapse or expire, dedicate to the public, or otherwise dispose of, any portion of its assets or properties, other than any sale, lease or disposition in the ordinary course of business consistent with past practice or pursuant to agreements existing on the date hereof and set forth on Schedule 4.1 of the Schedules;

  •
  Envigo will not, and will not permit any of its subsidiaries to, authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, restructuring, recapitalization, dissolution or winding-up;

  •
  Envigo will not, and will not permit any of its subsidiaries to (i) change in any material respect their material accounting methods or policies, except as required by GAAP or (ii) make any material change to any of the cash management practices of Envigo or any of its subsidiaries, including materially deviating from or materially altering any of its practices, policies or procedures in paying accounts payable or collecting accounts receivable;

  •
  Envigo will not (i) except in the ordinary course of business, make or rescind any material express or deemed election or change any annual accounting period or material method of accounting relating to taxes (including any such election, period or method for any controlled joint venture, partnership, limited liability company or other investment where Envigo has the capacity to make such binding election, but excluding any election that must be made periodically and is made consistent with past practice), (ii) amend any material tax return or (iii) settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes;

  •
  Envigo will not, and will not permit its subsidiaries to, enter into or amend any related party agreement (including the Management Agreement, dated as of November 24, 2009, between Life Sciences Research, Inc. and LAB Holdings LLC, as amended by Amendment No. 1 thereto, dated as of August 4, 2016) other than the terminations provided for in Section 5.19 of the Transaction Agreement;

  •
  Envigo will not, and will not permit its subsidiaries to, (i) increase the compensation of any current or former employee, director or individual independent contractor of Envigo, except for increases consistent with past practice or required by a material "employee benefit plan" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("Employee Benefit Plan") in effect on the date hereof or applicable Law, (ii) merge, terminate or amend any Employee Benefit Plan, or establish or adopt any arrangement that would be an Employee Benefit Plan if in effect on the date of the Transaction Agreement,

    (iii) hire, engage or terminate any employee or individual independent contractor, or change the classification or status in respect of any employee or independent contractor, other than (A) terminations for cause and (B) new hires to fill non-executive vacancies occurring following the date hereof, (iv) except in the ordinary course of business and consistent with past practice, loan or advance any money or other property to any present or former director, officer, employee or consultant of Envigo or any of its subsidiaries, other than an advance to any employee or consultant in the ordinary course of business in connection with reasonable, out-of-pocket expenses related to their employment or service and in accordance with Envigo policy in effect on the date of the Transaction Agreement, (v) grant any severance, except in the ordinary course of business, in connection with new hires, or change in control benefits or (vi) take any action to accelerate the vesting or payment of, otherwise fund or secure the payment of, any compensation or benefits under any Employee Benefit Plan;

  •
  Envigo will not, and will not permit any of its subsidiaries to: (i) incur, create or assume any Indebtedness for borrowed money or guarantee any such Indebtedness of another Person or issue or sell any debt securities or rights to acquire any debt securities of Envigo or any of its subsidiaries or guarantee any debt securities of another Person, (ii) except in the ordinary course of business consistent with past practice, create any material Encumbrances (as defined in the Transaction Agreement) on any material property or assets of Envigo or any of its subsidiaries in connection with any Indebtedness thereof other than certain permitted encumbrances, (iii) cancel or forgive any Indebtedness in excess of $100,000 owed to Envigo or any of its subsidiaries or (iv) make or incur any capital expenditures, except for capital expenditures (A) in the ordinary course of business consistent with past practice or (B) other capital expenditures in an amount not to exceed $1,000,000 individually or $10,000,000 in the aggregate;

  •
  Envigo will not, and will not permit any of its subsidiaries to, (i) enter into any lease of real property or modify, amend or terminate any lease, except in the ordinary course of business consistent with past practice or (ii) amend in any adverse respect or terminate or extend any Envigo Material Contract (as defined in the Transaction Agreement) except extensions, renewals and non-renewals of existing Material Contracts in the ordinary course of business consistent with past practice;

  •
  Envigo will not, and will not permit any of its subsidiaries to, (i) enter into any lease of real property or modify, amend or terminate any lease, except in the ordinary course of business consistent with past practice or (ii) amend in any adverse respect or terminate or extend any Envigo Material Contract except extensions, renewals and non-renewals of existing Material Contracts in the ordinary course of business consistent with past practice;

  •
  Envigo will not, and will not permit any of its subsidiaries to, agree to take any action that is prohibited by Section 4.1 of the Transaction Agreement (Conduct of Business by the Company and its subsidiaries Pending the Transaction);

  •
  From and after the date of the Transaction Agreement until the earlier of the Closing and the termination of the Transaction Agreement in accordance with its terms, Envigo will not, and will cause its subsidiaries not to, and will use reasonable best efforts to cause their respective officers, directors, employees, accountants, consultants, agents, legal counsel, and other representatives (collectively, the "Representatives") not to, directly or indirectly: (i) enter into, knowingly solicit, initiate or continue any discussions or negotiations with, or knowingly encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, any Person or other entity or group (other than AHPAC, its subsidiaries and their Representatives), concerning any sale of any material assets of Envigo or its subsidiaries or any of the outstanding equity interests in Envigo or its subsidiaries, or any conversion, consolidation, liquidation, dissolution or similar transaction involving Envigo or its subsidiaries, other than with AHPAC and its Representatives (an "Alternative Transaction"), (ii) enter into any agreement regarding, continue or otherwise participate in any discussions regarding, or furnish to any Person any information with respect to, any Alternative Transaction or (iii) commence, continue or renew any due diligence investigation regarding any Alternative Transaction; provided that the execution, delivery and performance of the Transaction Agreement and the other Related Agreements and the consummation of the transactions contemplated by the Transaction Agreement will not be deemed a violation of Section 4.3 of the Transaction Agreement (No Solicitation). Envigo will, and will cause its affiliates and instruct its Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted heretofore with respect to any Alternative Transaction. If Envigo, its subsidiaries or any of their respective Representatives receives any inquiry or proposal with respect to an Alternative Transaction at any time prior to the Closing, then Envigo will promptly (and in no event later than twenty-four (24) hours after Envigo becomes aware of such inquiry or proposal) (A) advise AHPAC orally and in writing of such inquiry or proposal (including the identity of the Person making such inquiry or submitting such proposal, and the terms thereof), (B) provide AHPAC a copy of such inquiry or proposal, if in writing, and (C) notify such Person in writing that Envigo is subject to an exclusivity agreement with respect to the sale of Envigo or its subsidiaries that prohibits Envigo from considering such inquiry or proposal. Without limiting the foregoing, parties agree that any violation of the restrictions set forth in Section 4.3(a) of the Transaction Agreement (No Solicitation) by any of Envigo, its subsidiaries, affiliates or any of their respective Representatives will be deemed to be a breach of Section 4.3(a) of the Transaction Agreement (No Solicitation) by Envigo;

  Covenants of AHPAC

        AHPAC made certain covenants under the Transaction Agreement, including, among others, the following:

  •
  Each of AHPAC and its subsidiaries will conduct its businesses in the ordinary course consistent with past practice;

  •
  Except for transactions solely among AHPAC and its subsidiaries, AHPAC will not and will not permit any of its subsidiaries to: (i) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding capital stock of, or other equity interests in, AHPAC or its subsidiaries; (ii) split, combine or reclassify any capital stock of, or other equity interests in, AHPAC; or (iii) other than required by any Related Agreement or as otherwise required by AHPAC's organizational documents in order to consummate the transactions contemplated hereby or thereby, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, AHPAC, except as required by the terms of any capital stock of, or other equity interests in, AHPAC or any of its subsidiaries outstanding on the date of the Transaction Agreement or as contemplated by any existing director compensation plan, Employee Benefit Plan or employment agreement of AHPAC;

  •
  AHPAC will not, and will not permit any of its subsidiaries to, offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, AHPAC or any of its subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests;

  •
  Other than pursuant to the Transaction Agreement, AHPAC will not amend or propose to amend the Organizational Documents of AHPAC and will not permit any of its subsidiaries to amend or propose to amend its Organizational Documents;

  •
  Except as contemplated hereby, AHPAC will not, and will not permit any of its subsidiaries to, (i) merge, consolidate, combine or amalgamate with any Person other than another wholly owned subsidiary of AHPAC, (ii) acquire or agree to acquire by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or (iii) make any loans, advances or capital contributions to, or investments in, any Person other than AHPAC or any wholly owned subsidiary;

  •
  AHPAC will not amend the Investment Management Trust Agreement dated as of October 10, 2016 by and between AHPAC and Continental Stock Transfer & Trust Company, a New York corporation, or any other agreement related to the trust account;

  •
  AHPAC will not, and will not permit any of its subsidiaries to, authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, dissolution or winding-up;

  •
  AHPAC will not, and will not permit any of its subsidiaries to, change in any material respect their material accounting methods or policies, except as required by GAAP;

  •
  AHPAC will not enter into or amend any contract, agreement or commitment with any former or present director or officer of AHPAC or any of its subsidiaries or with any affiliate of any of the foregoing Persons or any other Person covered under Item 404 of Regulation S-K under the Securities Act;

  •
  AHPAC will not, and will not permit any of its subsidiaries to, (i) incur, create or assume any Indebtedness for borrowed money (except for trade credit incurred in the ordinary course) or guarantee any such Indebtedness of another Person or issue or sell any debt securities or rights to acquire any debt securities of AHPAC or any of its subsidiaries or guarantee any debt securities of another Person or (ii) create any material encumbrances on any material property or assets of AHPAC or any of its subsidiaries in connection with any Indebtedness thereof other than certain permitted encumbrances;

  •
  AHPAC will not, and will not permit any of its subsidiaries to, agree to take any action that is prohibited by Section 4.2 of the Transaction Agreement (Conduct of Business of AHPAC Pending the Merger); and

  •
  From and after the date of the Transaction Agreement until the earlier of the Closing or the termination of the Transaction Agreement in accordance with its terms, AHPAC will not, and will cause its affiliates not to, and will use reasonable best efforts to cause their respective Representatives not to, directly or indirectly: (i) enter into, knowingly solicit, initiate or continue any discussions or negotiations with, or knowingly encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, any Person or other entity or group (other than AHPAC, its subsidiaries and their Representatives), concerning any offer, inquiry, proposal or indication of interest, written or oral (whether binding or non-binding and other than an offer, inquiry, proposal or indication of interest) relating to a business combination ("business combination proposal"), (ii) enter into any agreement regarding, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or cooperate in any way that would otherwise reasonably be expected to lead to, any business combination proposal or (iii) commence, continue or renew any due diligence investigation regarding any business combination proposal. AHPAC will, and will cause each of its affiliates and instruct their respective Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted heretofore with respect to any business combination proposal. If AHPAC, its affiliates or any of their respective Representatives receives any inquiry or proposal with respect to a business combination proposal at any time prior to the Closing, then AHPAC will promptly (and in no event later than twenty-four (24) hours after AHPAC becomes aware of such inquiry or proposal) (A) advise Envigo orally and in writing of such inquiry or proposal (including the identity of the Person making such inquiry or submitting such proposal, and the terms thereof) and (B) provide Envigo a copy of such inquiry or proposal, if in writing. Without limiting the foregoing, the parties agree that any violation of the restrictions set forth in Section 4.3(b) of the Transaction Agreement (No Solicitation) by any of AHPAC or its affiliates or their respective Representatives will be deemed to be a breach of Section 4.3(b) of the Transaction Agreement (No Solicitation) by AHPAC.

Survival of Representations and Warranties; Indemnification

        The representations and warranties of the parties contained in the Transaction Agreement or any instrument delivered pursuant to the Transaction Agreement (other than the Related Agreements) will terminate and be of no further force and effect as of the closing and any liability for breach or violation thereof will terminate absolutely.

Termination

        The Transaction Agreement may be terminated and the business combination may be abandoned any time prior to the closing, whether before or after shareholder approval of the Transaction Agreement, as follows:

  •
  by mutual written consent of AHPAC and Envigo;

  •
  by either AHPAC or Envigo:

  •
  if any governmental entity having jurisdiction over any party hereto has issued any order, decree, ruling or injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by the Transaction Agreement and such order, decree, ruling or injunction or other action has become final and non-appealable or if there is adopted any Law that makes consummation of the transactions contemplated by the Transaction Agreement illegal or otherwise prohibited; provided, however, that this right to terminate the Transaction Agreement will not be available to any party whose failure to fulfill any obligation or condition under the Transaction Agreement proximately caused such order, decree, ruling, injunction or other action;

  •
  if the mergers are not consummated by March 31, 2018; provided, however, that the right to terminate the Transaction Agreement will not be available to any party in breach of the Transaction Agreement such that certain conditions will not be satisfied on or prior to the Closing; or

  •
  in the event of a breach by the other party of any representation, warranty, covenant or other agreement contained in the Transaction Agreement which (A) would give rise to the failure of certain conditions and (B) cannot be or has not been cured by the earlier of thirty (30) days after the giving of written notice to the breaching party of such breach and March 31, 2018 (a "terminable breach"); provided that the terminating party is not then in terminable breach of any representation, warranty, covenant or other agreement contained in the Transaction Agreement.

  •
  by Envigo:

  •
  if the AHPAC Shareholder Approval is not obtained by reason of the failure to obtain the required vote upon a vote held at the general meeting of AHPAC's shareholders; or

    •
    if the AHPAC Board publicly withdraws, modifies or changes, in any manner that is adverse to Envigo, its approval or recommendation to the shareholders of AHPAC with respect to any of the Transaction Proposals (including the "Parent Recommendation" or the "Parent Board Recommendation", as each such term is defined in the Transaction Agreement).

  •
  by AHPAC:

  •
  if and for so long as a written consent of a majority of the outstanding common stock of Envigo approving the business combination is not delivered to AHPAC by 5:00 p.m. ET on the first business day after the date of the Transaction Agreement.

        In the event of termination of the Transaction Agreement by any party thereto as provided thereunder, the Transaction Agreement will forthwith become void and there will be no liability or obligation on the part of any party thereto except with certain exceptions; provided, however, that no such termination will relieve any party from liability for damages for fraud or an intentional breach of any representation, warranty or obligation under the Transaction Agreement; provided that, notwithstanding anything to the contrary contained in the Transaction Agreement, no party thereto will be liable under the Transaction Agreement for any consequential (including lost profits) damages, punitive or special damages, irrespective of whether such damages are available under applicable Law. "Intentional Breach" means a material breach or material default that is a consequence of an act knowingly undertaken by the breaching party with the intent of causing a breach of the Transaction Agreement.

Amendments

        The Transaction Agreement may be amended by the parties thereto, at any time before or after the receipt of the AHPAC Shareholder Approval, but, after any such adoption, no amendment shall be made which by Law would require the further approval by such shareholders without first obtaining such further approval. The Transaction Agreement may not be amended except by an instrument in writing signed (including by electronic means) on behalf of each of the parties thereto; provided that notwithstanding anything to the contrary set forth in the Transaction Agreement, certain customary provisions may not be amended, modified, waived or terminated in a manner that is materially adverse to the Debt Financing Sources (as defined in the Transaction Agreement) without the prior written consent of such Debt Financing Sources.

Related Agreements

        This section describes certain additional agreements to be entered into pursuant to the Transaction Agreement, which we refer to as the "related agreements," but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the related agreements. A form of the Amended and Restated Registration Rights Agreement is attached hereto as Annex E, a form of the Tax Receivable Agreement is attached hereto as Annex D and a form of the Parent Sponsor Letter Agreement is attached hereto as Annex F. Shareholders and other interested parties are urged to read such related agreements in their entirety prior to voting on the proposals presented at the general meeting.

Amended and Restated Registration Rights Agreement

        At the closing of the business combination, AHPAC, the sponsor and the restricted stockholders will enter into the Amended and Restated Registration Rights Agreement in respect of the shares of ENVG Class A common stock, ENVG warrants and shares of ENVG Class A common stock issued with respect to ENVG warrants (the "ENVG restricted securities") issued to the restricted stockholders in connection with the business combination. The restricted stockholders and their permitted transferees will be entitled to certain registration rights described in the Amended and Restated

Registration Rights Agreement, including, among other things, customary registration rights, including demand and piggy-back rights, subject to cut-back provisions. ENVG will bear the expenses incurred in connection with the filing of any such registration statements, other than certain underwriting discounts, selling commissions and expenses related to the sale of shares to fund the indemnification obligations of the Selling Equityholders under the Transaction Agreement.

        Pursuant to the Amended and Restated Registration Rights Agreement, the restricted stockholders will agree not to sell, transfer, pledge grant any option to purchase, make any short sale or otherwise dispose of ENVG restricted securities it receives in connection with the business combination for either three or six months (as applicable to such restricted holder) from the closing of the business combination, except for transfers to certain affiliates or family members, to the beneficial owners of a restricted stockholder (where such restricted stockholder is an entity), or with the prior written consent of ENVG. The foregoing restriction expressly precludes each restricted stockholder from engaging in any hedging or other transaction which could result in a sale or disposition of the ENVG restricted securities even if such securities would be disposed of by someone other than such restricted stockholder.

        The Amended and Restated Registration Rights Agreement amends and restates the Registration Rights Agreement that was entered into on the effective date of AHPAC's IPO (the "Original Registration Rights Agreement"), by and among the holders of the founder shares, private placement warrants and warrants that may be issued on conversion of working capital loans (and any AHPAC Class A ordinary shares issuable upon the exercise of the private placement warrants or warrants issued upon conversion of the working capital loans and upon conversion of the founder shares). The Amended and Restated Registration Rights Agreement is on substantially similar terms to the Original Registration Rights Agreement.

Tax Receivable Agreement

        At the closing of the business combination, ENVG will enter into the Tax Receivable Agreement with Envigo Holdings, Inc. and the shareholder representative on behalf of the Selling Equityholders. The Tax Receivable Agreement will generally provide for future payments by ENVG to the holders of common stock and certain other interests in Envigo, as of the time immediately before the consummation of the business combination, related to 85% of the net cash savings, if any, in U.S. federal, state and local and U.K. income tax that ENVG and its subsidiaries actually realizes (or is deemed to realize in certain circumstances) in periods after the consummation of the business combination as a result of (i) the utilization of net operating losses available to be carried forward as of the consummation of the business combination and (ii) imputed interest deductions arising from payments under the Tax Receivable Agreement. Although the amount and timing of any payments under the Tax Receivable Agreement will vary depending upon a number of factors, including the amount and timing of ENVG's income, AHPAC expects that the payments that ENVG makes thereunder could be substantial.

        The Tax Receivable Agreement provides, among other things, that (i) in the event that ENVG materially breaches the Tax Receivable Agreement, (ii) if, at any time, ENVG elects an early termination of the Tax Receivable Agreement, or (iii) upon certain mergers, asset sales, other forms of business combinations or other divestitures or changes of control as specified therein, ENVG's obligations under the Tax Receivable Agreement would accelerate and become payable in a lump sum amount. The lump sum amount would be equal to the present value of the anticipated future tax benefits calculated based on certain assumptions, including that ENVG and its subsidiaries will generate an amount of taxable income in accordance with management's pre-existing projections as of the time of the relevant event described above.

        See the section titled "AHPAC's Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Tax Receivable Agreement" beginning on page [    •    ] of this proxy statement/prospectus for more information.

Parent Sponsor Letter Agreement

        In connection with the execution and delivery of the Transaction Agreement, the Class B Holders have entered into the Parent Sponsor Letter Agreement pursuant to which, immediately prior to the consummation of the first merger, the Class B Holders will surrender to AHPAC an aggregate 3,875,000 AHPAC Class B ordinary shares and 4,100,000 private placement warrants.

Financing Arrangements

  Lender Consents

        In connection with the execution and delivery of the Transaction Agreement, Envigo obtained (i) signed amendments to each Envigo Credit Agreement (each such amendment a "Credit Agreement Amendment" and collectively the "Credit Agreement Amendments") and (ii) a signed consent agreement (the "Indenture Consent Agreement") among Envigo Laboratories Inc., AHPAC, and the noteholders, pursuant to which holders of 100% of the aggregate principal amount of notes outstanding agreed to consent to a supplemental indenture (the "Third Lien Supplemental Indenture"), among Envigo Laboratories Inc., U.S. Bank National Association as trustee and collateral trustee and the guarantors party thereto amending and waiving certain terms of the Existing Third Lien Indenture and the notes issued thereunder. The Credit Agreement Amendments will only become effective upon the satisfaction of certain conditions, including, without limitation, (i) the consummation of the business combination on or prior to February 7, 2018, (ii) the prepayment of certain outstanding indebtedness in an amount not less than $143 million in the aggregate and (iii) obtaining an amendment in respect of indebtedness issued pursuant to the Existing Third Lien Indenture to reduce the rate of interest thereon to no more than 6.0% per annum and to otherwise permit the transactions. Pursuant to the terms of the Indenture Consent Agreement, the Third Lien Supplemental Indenture shall amend the Existing Third Lien Indenture and the notes to (i) reduce the interest rate of the notes to 6.0%; (ii) amend certain definitions and covenants and (iii) waive the requirement for any change of control offer that would otherwise be required as a result of the transactions contemplated by the Transaction Agreement. Upon effectiveness of each Credit Agreement Amendment and the Third Lien Supplemental Indenture, each Credit Agreement Amendment and the Third Lien Supplemental Indenture constitutes a "Lender Consent and Amendment" under the terms of the Transaction Agreement.

        The Transaction Agreement alternatively permits Envigo to obtain a full or partial refinancing of its existing outstanding indebtedness (a "Debt Refinancing") in lieu of implementing Lender Consents and Amendments for each applicable existing credit facility.

        It is a condition to AHPAC and Envigo's obligations under the Transaction Agreement that Envigo shall have either received the Lender Consent & Amendment, or consummated a Debt Refinancing, or a combination thereof.

  Credit Facilities

        Prior to or concurrently with the closing of the proposed business combination, we expect Envigo Holdings, Inc. (the "Borrower") to enter into a new credit facility consisting of (i) a new $300.0 million senior secured term loan facility (the "Term Facility") and (ii) a new $50.0 million senior secured revolving credit facility (the "Revolving Facility" and, together with the Term Facility, the "Credit Facilities"), the proceeds of which are expected to refinance substantially all of the Borrower's existing third party indebtedness (including all indebtedness issued pursuant to the Envigo Credit Agreements and the Existing Third Lien Indenture) (the "Refinancing") and pay related fees and expenses and, in the case of the Revolving Facility, on and after the Closing date, for working capital and general corporate purposes. The Term Facility will mature six years after the closing of the Acquisition and the Revolving Facility will mature five years after the closing of the Credit Facilities (the "Closing Date"). The Credit Facilities are being negotiated on a "best efforts" basis and, if consummated, will constitute a "Debt Refinancing" as defined in the Transaction Agreement and will replace the Lender Consents and Amendments that have been obtained. The below is a summary of the expected terms of the Credit Facilities. There can be no assurance that the final terms of the Credit Facilities will be consistent with those described below.

        The obligations of the Borrower under the Credit Facilities will be guaranteed jointly and severally by EVNG, Envigo Intermediate Holdings, LLC, a Delaware limited liability company ("Holdings") and each of the Borrower's direct and indirect, existing and future, wholly-owned domestic subsidiaries (collectively, the "Guarantors"), subject to certain customary exceptions.

        The Credit Facilities will be secured by a perfected first-priority security interest (subject to certain permitted liens and other customary exceptions) in substantially all tangible and intangible personal property of the Borrower and the Guarantors, including all of the capital stock of the Borrower and its direct and indirect subsidiaries (subject to certain customary exceptions, including for foreign subsidiaries) (the "Collateral"). In this proxy statement/prospectus, we refer to these transactions as the "Financing Transactions."

Description of New Financing

        The below is a summary of the expected terms of the Credit Facilities. There can be no assurance that the final terms of the Credit Facilities will be consistent with those described below. Availability of the Credit Facilities will be subject to specified conditions precedent, including the consummation of the business combination. Subject to the satisfaction of these conditions, we expect to draw the full amount of the Term Facility on the Closing Date to finance a portion of the business combination (including the Refinancing) and the payment of related fees, expenses and other costs. The proceeds of the Revolving Facility are expected to be used to finance working capital needs and for general corporate purposes. In addition, we will be permitted to borrow up to $10 million under the Revolving Facility on the Closing Date to finance a portion of the business combination (including the Refinancing) and the payment of related fees, expenses and other costs. Availability of the Revolving Facility after the Closing Date will be subject to additional conditions precedent.

Voluntary Prepayments

        We may voluntarily reduce the unutilized portion of the revolving commitments under the Revolving Facility and prepay outstanding loans under the Term Facility at any time without premium or penalty other than (a) customary breakage costs and (b) with respect to the Term Facility, (i) with respect to any such prepayment occurring prior to the first anniversary of the Closing Date, a prepayment premium of 2.00% of the principal amount of the term loans being prepaid and (ii) with respect to any such prepayment occurring prior to the second anniversary of the Closing Date but on or after the first anniversary of the Closing Date, a prepayment premium of 1.00% of the principal amount of the Initial Term Loans being prepaid.

Amortization and Final Maturity

        We will be required to make scheduled quarterly amortization payments equal to (i) 0.625% of the original principal amount of the term loans under the Term Facility for the first eight fiscal quarters after the Closing Date (beginning with the fiscal quarter ending on June 30, 2018) and (ii) thereafter, 1.25% of the original principal amount of the term loans under the Term Facility made on the Closing

Date, with the balance due six years after the Closing Date. The Revolving Facility will terminate and all outstanding loans thereunder shall be payable five years after the Closing Date. No amortization will be required in respect of the Revolving Facility.

Guarantees and Security

        All obligations under our Credit Facilities, and under any interest rate protection or other swap or hedging arrangements (subject to certain customary exceptions), will be guaranteed jointly and severally by the Guarantors.

        The Borrower and each Guarantor will grant a security interest in the Collateral to JPMorgan Chase Bank, N.A., in its capacity as administrative agent and collateral agent (in such capacities, the "Agent") under the Credit Facilities.

Certain Covenants and Events of Default

        The Credit Facilities will contain a number of restrictive covenants that, among other things and subject to certain exceptions, will restrict the ability of the Borrower, the Guarantors, and certain of their subsidiaries to:

  •
  incur additional indebtedness;

  •
  incur liens;

  •
  engage in transactions with affiliates;

  •
  sell, transfer, lease or otherwise dispose of assets;

  •
  make dividends and other payments in respect of capital stock;

  •
  make investments;

  •
  prepay subordinated debt or modify subordinated debt and organizational documents in a manner materially adverse to the lenders under the Credit Facility; and

  •
  consolidate, merge, liquidate or dissolve.

        In addition, the Credit Facilities will contain a financial maintenance covenant requiring the Parent to maintain a maximum consolidated leverage ratio of not more than 5.50 to 1.00 (the "Financial Covenant"). The Financial Covenant will be tested quarterly commencing with the fiscal quarter ending on June 30, 2018.

        The Credit Facilities will also contain certain customary representations and warranties, affirmative covenants and reporting obligations. In addition, the lenders under the Credit Facilities will be permitted to accelerate the loans and terminate commitments thereunder or exercise other specified remedies available to secured creditors upon the occurrence of certain events of default, subject to certain grace periods and exceptions, which will include, among others, payment defaults, breaches of representations and warranties, covenant defaults, cross-defaults to certain material indebtedness, certain events of bankruptcy, certain events under the Employee Retirement Income Security Act of 1974, as amended, material judgments and changes of control.

REGULATORY APPROVALS RELATED TO THE BUSINESS COMBINATION

        Neither AHPAC nor Envigo is aware of any material regulatory approvals or actions that are required for completion of the business combination other than the expiration or early termination of the waiting period under the HSR Act. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

Regulatory Matters

        Under the HSR Act and the rules that have been promulgated thereunder by the U.S. Federal Trade Commission ("FTC"), certain transactions may not be consummated unless information has been furnished to the Antitrust Division of the Department of Justice ("Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. The business combination is subject to these requirements and may not be completed until the expiration of a 30-day waiting period following the filing of the required Notification and Report Forms with the Antitrust Division and the FTC or until early termination is granted. On August 31, 2017, AHPAC and Envigo filed the required forms under the HSR Act with the Antitrust Division and the FTC and requested early termination. Early termination of the HSR waiting period was granted on September 13, 2017.

        At any time before or after consummation of the business combination, notwithstanding termination of the waiting period under the HSR Act, the applicable competition authorities could take such action under applicable antitrust laws as each deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the business combination. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. AHPAC cannot assure you that the Antitrust Division, the FTC, any state attorney general, or any other government authority will not attempt to challenge the business combination on antitrust grounds, and, if such a challenge is made, AHPAC cannot assure you as to its result. Neither AHPAC nor Envigo is aware of any material regulatory approvals or actions that are required for completion of the business combination other than the expiration or early termination of the waiting period under the HSR Act. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

 SELECTED HISTORICAL FINANCIAL INFORMATION OF AHPAC

        AHPAC is providing the following selected historical financial information to assist you in your analysis of the financial aspects of the business combination.

        AHPAC's balance sheet data as of September 30, 2017 and statement of operations data for the nine months ended September 30, 2017 and September 30, 2016 are derived from AHPAC's unaudited financial statements, which are included in the Index to Financial Statements section of this proxy statement/prospectus. AHPAC's balance sheet data as of December 31, 2016 and December 31, 2015 and statement of operations data for the year ended December 31, 2016 and for the period from December 4, 2015 (inception) through December 31, 2015 are derived from AHPAC's audited financial statements, audited by Marcum LLP, independent registered public accounts, included in the Index to Financial Statements section of this proxy statement/prospectus.

Selected Historical Financial Information—AHPAC

Income Statement Data:	For the nine months ended September 30, 2017	For the nine months ended September 30, 2016	For the year ended December 31, 2016	Period from December 4, 2015 (inception) through December 31, 2015
Revenue	$—	$—	$—	$—
Loss from operations	3,293,587	(30,542)	(208,698)	(25,162)
Interest income	1,697,781	—	—	—
Net loss	(1,595,806)	(30,542)	(208,698)	(25,162)
Weighted average shares outstanding excluding
shares subject to possible conversion—basic and diluted	9,259,196	7,500,000	7,919,906	7,500,000
Basic and diluted net loss per share	(0.35)	(0.00)	(0.03)	(0.00)

Balance Sheet Data:	As of September 30, 2017	As of December 31, 2016	As of December 31, 2015
Trust account, restricted	311,697,781	310,000,000	—
Total assets	312,057,811	311,435,911	416,271
Total liabilities	13,546,066	11,328,360	416,433
Value of common stock which may be redeemed for cash	293,511,740	295,107,550	—
Stockholders' equity (deficit)	5,000,005	5,000,001	(162)

ENVIGO SELECTED CONSOLIDATED HISTORICAL FINANCIAL AND OTHER INFORMATION

        The selected data presented below under the headings "Selected Statement of Operations Data" and "Selected Balance Sheet Data" for, and as of the end of, December 31, 2016 and 2015, are derived from the consolidated financial statements of Envigo and subsidiaries, which financial statements have been audited by KPMG LLP, an independent registered public accounting firm. The consolidated financial statements as of December 31, 2016 and 2015, and the report thereon, are included elsewhere in this prospectus. The selected data presented below for the nine-month periods ended September 30, 2017 and 2016, are derived from the unaudited financial statements of Envigo International Holdings, Inc. included elsewhere in this proxy statement/prospectus.

        The information presented below under the heading "Other Financial Information" is not derived from Envigo's financial statements.

        The unaudited condensed consolidated financial data presented has been prepared on a basis consistent with our audited consolidated financial statements. In the opinion of management, such unaudited financial data reflects all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation of the results for those periods. The results of operations for the interim periods are not necessarily indicative of the results to be expected for the full year or any future period.

        You should read the information contained in this table in conjunction with "Organizational Structure," "Envigo Management's Discussion and Analysis of Financial Condition and Results of Operations" and Envigo's audited consolidated and unaudited condensed consolidated financial statements and the accompanying notes included in this proxy statement/prospectus.

	Year ended December 31		Nine months ended September 30
	2016	2015	2017	2016
	(amounts in thousands)
Selected Statement of Operations Data:
Net revenues	415,429	429,514	303,650	321,033
Cost of sales	(280,199)	(308,505)	(201,719)	(217,975)
Selling, general and administrative expenses	(88,282)	(97,449)	(62,505)	(66,909)
Amortization	(7,755)	(8,591)	(5,317)	(5,858)
Other operating expense	(6,866)	(11,357)	(3,946)	(4,609)
Operating income	32,327	3,612	30,163	25,682
Interest expense, net	(47,395)	(45,172)	(35,242)	(35,565)
Foreign exchange gain (loss)	(20,524)	(11,709)	11,226	(11,480)
Other expense	(6,495)	1,255	(738)	(4,272)
Income (loss) from continuing operations, before income taxes	(42,087)	(52,014)	5,409	(25,635)
Income tax (expense) benefit	3,902	(1,706)	(4,151)	908
Income (loss) from continuing operations	(38,185)	(53,720)	1,258	(24,727)
Loss from discontinued operations, net of tax	(1,449)	(13,954)	—	(3,810)
Consolidated net income (loss)	(39,634)	(67,674)	1,258	(28,537)
Net loss (income) attributable to non-controlling interests	208	(185)	68	(20)
Net income (loss) attributable to the stockholders	$(39,426)	$(67,859)	$1,326	(28,557)
Other financial information (in $ millions)
EBITDA (a)	26.9	8.5	56.9	23.6
Adjusted EBITDA (a)	63.8	57.3	51.3	48.4
Adjusted Revenue (b)	405.3	417.2	299.5	312.1

	December 31, 2016	December 31, 2015	September 30, 2017
Selected Balance Sheet Data, as of:
Total assets	549,351	596,364	604,469
Total long term debt, net of current portion	442,238	420,524	456,622
Total liabilities	653,339	646,996	707,116
Stockholders' deficit	(103,988)	(50,632)	(102,467)

(a)
Envigo defines EBITDA as net income (loss) before depreciation, amortization, interest expense and income taxes. Envigo defines Adjusted EBITDA as EBITDA adjusted to exclude the impact of foreign exchange gains and losses, pension expense, stock compensation, sponsor management fees and expenses, discontinued and divested operations and and certain significant items (some of which may recur, such as restructuring, but which management does not believe are reflective of ongoing core operations).

Envigo's management believes that Adjusted EBITDA, when considered along with other performance measures, is a useful measure as it reflects certain drivers of Envigo's business, such as sales growth and operating costs. Envigo believes that Adjusted EBITDA can be useful in providing enhanced understanding of the underlying operating results, trends, and prospects for the future. While Adjusted EBITDA is not a recognized measure under GAAP, Envigo's management uses this financial measure to evaluate and forecast business performance. Adjusted EBITDA is not intended to be a measure of liquidity or cash flows from operations or a measure comparable to net income as it does not take into account certain requirements, such as capital expenditures and related depreciation, principal and interest payments, and tax payments. Adjusted EBITDA is not a presentation made in accordance with GAAP, and Envigo's use of the term Adjusted EBITDA may vary from the use of similarly-titled measures by others in our industry due to potential inconsistencies in the method of calculation and differences due to items subject to interpretation. For further discussion on Envigo's use of Non-GAAP financial measures, please see the section entitled "Non-GAAP Financial Measures" beginning on page [    •    ] of this proxy statement/prospectus.

(b)
Adjusted Revenue represents historical revenue adjusted to exclude revenue from Envigo's ILS operations that were divested in October 2016, and revenue from Envigo's dog breeding business that was divested in October 2017. Envigo's management believes that Adjusted Revenue, when considered along with other performance measures, is a useful measure as it excludes the impact of revenues not expected to recur in future periods.

Adjusted Revenue is not a recognized measure under GAAP. Envigo's management uses this financial measure to evaluate and forecast business performance. Envigo's use of the term Adjusted Revenue may vary from the use of similarly-titled measures by others in our industry due to potential inconsistencies in the method of calculation and differences of interpretation.

The presentation of non-GAAP financial information should not be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. You should read this discussion and analysis of Envigo's financial condition and results of operations together with the condensed consolidated financial statements and the related notes thereto also included within. See the section entitled "Non-GAAP Financial Measures."

        The selected data presented below under the heading "Selected Statement of Operations Data" for the year ended December 31, 2014, are derived from the unaudited consolidated financial statements of Envigo Holdings, Inc. and its subsidiaries ("BPAL"). The unaudited consolidated statement of operations and unaudited consolidated statement of cash flows (together "BPAL's financial information") for the year ended December 31, 2014, are included elsewhere in this prospectus.

        The unaudited condensed consolidated financial data presented has not been prepared on a basis that is fully consistent with our audited consolidated financial statements; the data reported here is for BPAL, a direct wholly-owned subsidiary of Envigo International Holdings, Inc. In the opinion of management, such unaudited financial data reflects all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation of the results for this period.

        You should read the information contained in this table in conjunction with "Explanatory Note", "Organizational Structure," "Envigo Management's Discussion and Analysis of Financial Condition and Results of Operations" and BPAL's financial information and the accompanying notes included in this proxy statement/prospectus.

Year ended December 31
2014
(amounts in thousands)
Selected Statement of Operations Data:
Net revenues	350,999
Cost of sales	(260,506)
Selling, general and administrative expenses	(69,462)
Amortization	(6,524)
Other operating expense	(35,050)
Operating loss	(20,543)
Interest expense, net	(36,822)
Foreign exchange loss	(14,475)
Other income	1,629
Loss from continuing operations, before income taxes	(70,211)
Income tax benefit	4,842
Loss from continuing operations	(65,369)
Loss from discontinued operations, net of tax	(3,736)
Consolidated net loss	(69,105)
Net loss attributable to non-controlling interests	27
Net loss attributable to the stockholders	(69,078)

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

        The following unaudited pro forma financial data is derived from the unaudited pro forma condensed consolidated balance sheet and statement of operations.

        The unaudited pro forma condensed combined financial statements are based on AHPAC's historical consolidated financial statements and Envigo's historical consolidated financial statements as adjusted to give effect to the business combination. The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2017 and the year ended December 31, 2016 give effect to the business combination as if it had occurred on January 1, 2016. The unaudited pro forma condensed combined balance sheet as of September 30, 2017 gives effect to the business combination as if it had occurred on September 30, 2017.

        The historical financial information has been adjusted to give pro forma effect to events that are related and/or directly attributable to the business combination, are factually supportable and, with respect to the pro forma statement of operations, are expected to have a continuing impact on the results of the combined company. The adjustments presented on the unaudited pro forma condensed combined financial statements have been identified and presented to provide relevant information necessary for an accurate understanding of the combined company upon consummation of the business combination.

        The unaudited pro forma condensed combined financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience. AHPAC and Envigo have not had any historical relationship prior to the business combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies. Other than the Transactions described in this proxy statement, the unaudited pro forma condensed combined financial statements do not include pro forma adjustments for subsequent events as disclosed in the notes to Envigo's financial statements for the year ended December 31, 2016 and the nine months ended September 30, 2017, as these are not related and/or directly attributable to the business combination.

        The unaudited pro forma condensed combined financial information has been prepared assuming two redemption scenarios as follows:

  •
  Assuming No Redemptions:  This scenario assumes that no AHPAC Class A ordinary shares are redeemed; and

  •
  Assuming Maximum Redemptions:  This scenario assumes that 9,000,000 AHPAC Class A ordinary shares, or 29% of the outstanding AHPAC Class A ordinary shares, are redeemed, resulting in an aggregate payment of $90,000,000 out of the trust account, and that the fair value of the marketable securities held in the trust account following such redemption along with the proceeds from the private placement are sufficient to satisfy closing cash conditions pursuant to the terms of the Transaction Agreement.

This information should be read together with AHPAC's and Envigo's financial statements and related notes, "Unaudited Pro Forma Condensed Combined Financial Information," "Envigo Management's

Discussion and Analysis of Financial Condition and Results of Operations," and other financial information included elsewhere in this proxy statement/prospectus.

	Year ended December 31		Nine months ended September 30
	2016 (assuming no redemptions)	2016 (assuming redemptions)	2017 (assuming no redemptions)	2017 (assuming redemptions)
	(amounts in thousands)
Statement of Operations data:
Net revenues	415,429	415,429	303,650	303,650
Cost of sales	(280,199)	(280,199)	(201,719)	(201,719)
Selling, general and administrative expenses	(118,400)	(118,400)	(86,830)	(86,830)
Other operating expense	(6,866)	(6,866)	(3,946)	(3,946)
Operating income	9,964	9,964	11,155	11,155
Interest expense, net	(23,972)	(23,972)	(17,932)	(17,932)
Foreign exchange gain (loss)	(20,524)	(20,524)	11,226	11,226
Other expense	(6,495)	(6,495)	(738)	(738)
Income (loss) from continuing operations, before income taxes	(41,027)	(41,027)	3,711	3,711
Income tax (expense) benefit	3,458	3,458	(4,115)	(4,115)
Loss from continuing operations	(37,569)	(37,569)	(404)	(404)
Balance sheet data (at end of period):
Total assets			1,167,874	1,156,249
Total long term debt, net of current portion			287,281	287,281
Total liabilities			595,118	595,118
Shareholders' equity			572,756	561,131

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

        AHPAC is providing the following unaudited pro forma condensed combined financial information to aid you in your analysis of the financial aspects of the business combination.

        The unaudited pro forma condensed combined financial statements are based on our historical consolidated financial statements and Envigo's historical consolidated financial statements as adjusted to give effect to the business combination. The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2017 and the 12 months ended December 31, 2016 give effect to the business combination as if it had occurred on January 1, 2016. The unaudited pro forma condensed combined balance sheet as of September 30, 2017 gives effect to the business combination as if it had occurred on September 30, 2017.

        The unaudited pro forma condensed combined financial statements were prepared using the acquisition method of accounting and based on the historical financial information of AHPAC and Envigo, assuming that AHPAC is the acquirer for accounting purposes. Pursuant to AHPAC's existing amended and restated memorandum and articles of association, a holder of public shares may request that AHPAC redeem all or a portion of such shareholder's public shares (which will become shares of ENVG Class A common stock following the domestication) for cash if the business combination is consummated. If a public shareholder properly exercises its right to redeem its public shares and timely delivers its shares to the transfer agent, AHPAC will redeem each public share for a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, calculated as of two business days prior to the consummation of the business combination, including interest, less income taxes payable, divided by the number of then issued and outstanding public shares. Pursuant to the terms of the Transaction Agreement, the Selling Equityholders may elect to receive up to $100 million of their consideration in cash, subject to certain adjustments.

        The unaudited pro forma condensed combined financial statements have been prepared assuming (i) either no redemptions or that any redemptions of AHPAC shares would be entirely funded through the equity financing; (ii) the consummation of the Debt Refinancing and (iii) that Selling Equityholders would elect to receive $100 million of their consideration in cash, subject to certain adjustments. Changes in the equity ownership under various scenarios relating to redemptions of AHPAC shares, the equity financing, the consummation or terms of a Debt Refinancing or the number of Selling Equityholders who elect to receive cash could result in Envigo being the acquiror for accounting purposes. If it were determined that Envigo is the accounting acquirer, the proposed transaction would not be accounted for as business combination but instead as a financing transaction, which would materially impact the unaudited pro forma condensed combined financial statements. The changes would include the elimination of all impacts of the fair value adjustments reflected in the accompanying pro forma financial information.

        The pro forma financial statements were prepared in accordance with Article 11 of SEC Regulation S-X. The pro forma adjustments reflecting the completion of the business combination are based upon the acquisition method of accounting in accordance with GAAP, and upon the assumptions set forth in the notes to the pro forma financial statements.

        The preliminary estimated purchase consideration, as calculated and described in Footnote 2 to the unaudited pro forma condensed combined financial statements, has been allocated to net tangible and intangible assets acquired based on their respective estimated fair values. We have made significant assumptions and estimates in determining the preliminary estimated purchase price consideration and the preliminary allocation of the estimated purchase price in the unaudited pro forma condensed combined financial statements. These preliminary estimates and assumptions are subject to change during the estimated purchase price allocation period (not to exceed one year from the Acquisition date) as we finalize the valuations of the net tangible and intangible assets. Differences between these preliminary estimates and the final acquisition accounting could have a material impact on the accompanying unaudited pro forma condensed combined financial statements and the combined company's future results of operations and financial position. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial statements.

        The pro forma financial statements are not intended to represent or be indicative of the consolidated results of operations or financial position that would have been reported had the business combination been completed as of the dates presented, and should not be taken as representative of the future consolidated results of operations or financial position of the combined company following the business combination. The pro forma financial statements are based upon available information and certain assumptions that management believes are reasonable.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE FISCAL YEAR ENDED DECEMBER 31, 2016

(In thousands, except per share amounts)	Historical AHPAC FY16	Historical Envigo FY16	Pro-Forma Adjustments (3g)	Note Reference	Pro Forma Condensed Combined (Assuming No Redemptions)	Redemption Adj.(5)	Note Reference	Pro Forma Condensed Combined (Assuming $90M Redemptions)
Net revenues	$—	$415,429	$—		$415,429	$—		$415,429
Cost of sales	—	(280,199)	—		(280,199)	—		(280,199)

Gross profit	—	135,230	—		135,230	—		135,230
Selling, general and administrative expenses	(209)	(96,037)	(22,154)	3(a), 3(h)	(118,400)	—		(118,400)
Other operating (expense) income	—	(6,866)	—		(6,866)	—		(6,866)

Operating income	(209)	32,327	(22,154)		9,964	—		9,964
Interest expense, net	—	(41,360)	17,388	3(c)	(23,972)	—		(23,972)
Interest expense, related parties	—	(6,035)	6,035	3(c)	—	—		—
Loss on extinguishment of debt	—	(3,002)	—		(3,002)	—		(3,002)
Goodwill impairment loss	—	(678)	—		(678)	—		(678)
Foreign exchange gain (loss)	—	(20,524)	—		(20,524)	—		(20,524)
Other (expense) income	—	(2,815)	—		(2,815)	—		(2,815)

Income (loss) from continuing operations, before income taxes	(209)	(42,087)	1,269		(41,027)	—		(41,027)
Income tax (expense) benefit	—	3,902	(444)	3(d)	3,458	—		3,458

Net income (loss) from continuing operations	$(209)	$(38,185)	$825		$(37,569)	$—		$(37,569)

Net income (loss) per share:
Basic	$(0.03)				$(0.60)			$(0.61)
Diluted	$(0.03)				$(0.60)			$(0.61)
Shares used in computing net income (loss) per share:
Basic	7,920		27,871	3(e)
			26,955	3(f)	62,746	(1,162)	3(f)	61,583
Diluted	7,920		27,871	3(e)
			26,955	3(f)	62,746	(1,162)	3(f)	61,583

See accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Statements

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2017

(In thousands, except per share amounts)	Historical AHPAC YTD Sep-17	Historical Envigo YTD Sep-17	Pro-Forma Adjustments (3g)	Note Reference		Pro Forma Condensed Combined (Assuming No Redemptions)	Redemption Adj. (5)	Note Reference	Pro Forma Condensed Combined (Assuming $90M Redemptions)
Net revenues	$—	$303,650	$—			$303,650	$—		$303,650
Cost of sales	—	(201,719)	—			(201,719)	—		(201,719)

Gross profit	—	101,931	—			101,931	—		101,931
Selling, general and administrative expenses	(3,294)	(67,822)	(15,714)	3(a), 3(h)		(86,830)	—		(86,830)
Other operating (expense) income	—	(3,946)	—			(3,946)	—		(3,946)

Operating income	(3,294)	30,163	(15,714)			11,155	—		11,155
Interest expense, net	1,698	(30,140)	10,510	3(b), 3(c)		(17,932)	—		(17,932)
Interest expense, related parties	—	(5,102)	5,102	3(c)		—	—		—
Loss on extinguishment of debt	—	—	—			—	—		—
Goodwill impairment loss	—	—	—			—	—		—
Foreign exchange gain (loss)	—	11,226	—			11,226	—		11,226
Other (expense) income	—	(738)	—			(738)	—		(738)

Income (loss) from continuing operations, before income taxes	(1,596)	5,409	(102)			3,711	—		3,711
Income tax (expense) benefit	—	(4,151)	36	3	(d)	(4,115)	—		(4,115)

Net income (loss) from continuing operations	$(1,596)	$1,258	$(66)			$(404)	$—		$(404)

Net income (loss) per share:
Basic	$(0.35)					$(0.01)			$(0.01)
Diluted	$(0.35)					$(0.01)			$(0.01)
Shares used in computing net income (loss) per share:
Basic	9,259		27,871	3	(e)
			25,616	3	(f)	62,746	(1,162)	3(f)	61,583
Diluted	9,259		27,871	3	(e)
			25,616	3	(f)	62,746	(1,162)	3(f)	61,583

See accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Statements

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AT SEPTEMBER 30, 2017

(In thousands)	Historical AHPAC Sep-17	Historical Envigo Sep-17	Pro-Forma Adjustments*	Note Reference		Pro Forma Condensed Combined (Assuming No Redemptions)	Redemption Adj. (5)	Note Reference		Pro Forma Condensed Combined (Assuming $90M Redemptions)
ASSETS
Current assets
Cash and cash equivalents	$118	$56,123	$(36,241)	4	(a)	$20,000	$(11,625)	4	(a)	$8,375
Account receivable	—	58,593	—			58,593	—			58,593
Unbilled receivables	—	38,036	—			38,036	—			38,036
Inventories	—	14,067	4,449	4	(b)	18,516	—			18,516
Research and development credit receivable	—	7,497	—			7,497	—			7,497
Prepaid expenses and other current assets	242	10,724	—			10,966	—			10,966

Total current assets	360	185,040	(31,792)			153,608	(11,625)			141,983
Cash and cash equivalents held in trust account	311,658	—	(311,658)	4	(c)	—	—			—
Accrued interest receivable held in trust account	40	—	(40)	4	(c)	—	—			—
Property plant and equipment, net	—	159,074	—			159,074	—			159,074
Goodwill	—	168,930	303,514	4	(d)	472,444	—			472,444
Intangible assets, net	—	63,510	183,290	4	(e)	246,800	—			246,800
Research and development credit receivable	—	3,495	—			3,495	—			3,495
Other assets	—	1,497	—			1,497	—			1,497
Deferred income taxes	—	22,923	108,033	4	(f)	130,956	—			130,956

Total assets	$312,058	$604,469	$251,347			$1,167,874	$(11,625)			$1,156,249

LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$—	$26,362	$—			$26,362	$—			$26,362
Accrued payroll and other benefits	—	12,491	—			12,491	—			12,491
Accrued expenses and other liabilities	2,696	19,920	—			22,616	—			22,616
Accrued loan interest	—	8,993	(8,993)	4	(g)	—	—			—
Short-term debt	—	1,384	(1,384)	4	(i)	—	—			—
Fees invoiced in advance	—	67,350	(6,350)	4	(h)	61,000	—			61,000

Total current liabilities	2,696	136,500	(16,727)			122,469	—			122,469
Long-term debt, net	—	412,632	(125,351)	4	(i)	287,281	—			287,281
Related party long term debt, net		43,990	(43,990)	4	(i)	—	—			—
Deferred underwriting commission	10,850	—	(10,850)	4	(j)	—	—			—
Contingent consideration	—	—	14,781	4	(k)	14,781	—			14,781
Other liabilities	—	45,606	(11,338)	4	(l)	34,268	—			34,268
Pension liabilities	—	56,958	—			56,958	—			56,958
Long-term deferred tax liabilities	—	11,430	67,931	4	(m)	79,361	—			79,361

Total liabilities	13,546	707,116	(125,544)			595,118				595,118
Redeemable Equity	293,512	—	(293,512)	4	(n)	—	—			—
Company stockholder's equity (deficit)
Additional paid in capital	6,829	200,125	380,158	4	(o), 4(n)	587,112	(12,409)	4	(n)	574,703
Class A Ordinary shares	—	—	2,788	4	(p)	2,788	784	4	(n)	3,572
Class B Ordinary shares	1	—	(1)	4	(q)	—	—			—
Accumulated earnings (deficit)	(1,830)	(272,059)	256,745	4	(o), 4(r)	(17,144)	—			(17,144)
Accumulated other comprehensive loss	—	(32,068)	32,068	4	(o)	—	—			—

Total company stockholder's equity (deficit)	5,000	(104,002)	671,758	4	(s)	572,756	(11,625)			561,131
Non-controlling interests in subsidiaries	—	1,355	(1,355)	4	(o)	—	—			—

Total equity (deficit)	5,000	(102,647)	670,403			572,756	(11,625)			561,131

Total liabilities and equity (deficit)	$312,058	$604,469	$251,347			$1,167,874	$(11,625)			$1,156,249

*
Note: Pro forma balance sheet does not reflect $8 million of cash proceeds received from sale of dog business in October 2017 as shown in sources and uses on page [    •    ].

See accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Statements

NOTES TO UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL STATEMENTS

1. Description of the Transaction and Basis of Presentation

Description of the Transaction

        AHPAC entered into the Transaction Agreement to acquire 100% of the outstanding shares of Envigo. Based on the terms of the Transaction Agreement, the consideration paid by AHPAC will consist of cash, shares, warrants, and a Tax Receivable Agreement ("TRA"). AHPAC has estimated the transaction price and associated fees to be approximately $381.0 million comprised of (a) $366.2 million in cash and shares of ENVG, successor to AHPAC, Class A common stock ($401.9 million offset by estimated Envigo transaction expenses incurred of $43.9 million, including non-cash expenses in the amount of $8.3 million) and (b) amounts contingently payable to the Selling Equityholders under the TRA. See Footnote 2 below for further discussion of the purchase consideration.

Basis of Presentation

        The unaudited pro forma condensed combined financial statements are based on AHPAC's and Envigo's historical consolidated financial statements as adjusted to give effect to the business combination. The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2017 and the 12 months ended December 31, 2016 give effect to the business combination as if it had occurred on January 1, 2016. The unaudited pro forma condensed combined balance sheet as of September 30, 2017 gives effect to the business combination as it if had occurred on September 30, 2017.

        The unaudited pro forma condensed combined financial statements were prepared using the acquisition method of accounting and based on the historical financial information of AHPAC and Envigo. The acquisition method of accounting in accordance with ASC 805, "Business Combinations" (ASC 805) requires, among other things, that assets acquired and liabilities assumed in a business combination be recognized at their fair values as of the acquisition date, as defined in ASC 820, "Fair Value Measurement" (ASC 820). The historical consolidated financial information has been adjusted in the unaudited pro forma condensed combined financial statements to give effect to pro forma events that are (1) directly attributable to the transaction, (2) factually supportable, and (3) with respect to the unaudited pro forma condensed combined statement of operations, expected to have a continuing impact on the consolidated results.

        Under ASC 805, acquisition-related transaction costs are not included as a component of consideration transferred but are accounted for as expenses in the periods in which such costs are incurred, or if related to the issuance of debt, capitalized as debt issuance costs. Acquisition-related transaction costs expected to be incurred as part of the Acquisition include estimated fees related to the issuance of long-term debt, as well as advisory, legal and accounting fees.

        The unaudited pro forma condensed combined financial statements were prepared using the acquisition method of accounting and based on the historical financial information of AHPAC and Envigo, assuming that AHPAC is the acquirer for accounting purposes. Pursuant to AHPAC's existing amended and restated memorandum and articles of association, a holder of public shares may request that AHPAC redeem all or a portion of such shareholder's public shares (which will become shares of ENVG Class A common stock following the domestication) for cash if the business combination is consummated. If a public shareholder properly exercises its right to redeem its public shares and timely delivers its shares to the transfer agent, AHPAC will redeem each public share for a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, calculated as of two business days prior to the consummation of the business combination, including interest, less income taxes payable, divided by the number of then issued and outstanding public shares.

NOTES TO UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL STATEMENTS (Continued)

1. Description of the Transaction and Basis of Presentation (Continued)

        In addition, Selling Equityholders may elect to receive up to $100 million of their consideration in cash, subject to certain adjustments. The unaudited pro forma condensed combined financial statements have been prepared assuming (i) either no redemptions or that any redemptions of AHPAC shares would be entirely funded through the equity financing; (ii) the consummation of the Debt Refinancing and (iii) that Selling Equityholders would elect to receive $100 million of their consideration in cash, subject to certain adjustments. Changes in the equity ownership under various scenarios relating to redemptions of AHPAC shares, the equity financing, the consummation or terms of a Debt Refinancing or the number of Selling Equityholders who elect to receive cash could result in accounting for the transaction as a financing transaction which could materially change the presentation of the unaudited pro forma condensed combined financial statements.

        The unaudited pro forma condensed combined financial information does not reflect the impact of possible revenue or earnings enhancements, cost savings initiatives, or asset dispositions. Also, the unaudited pro forma condensed combined financial information does not reflect possible adjustments related to restructuring or integration activities that have yet to be determined or transaction or other costs following the business combination that are not expected to have a continuing impact. The unaudited pro forma condensed combined financial statements have been compiled using the significant accounting policies as set forth in the audited consolidated financial statements included in this proxy statement / prospectus. During the preparation of the unaudited pro forma condensed combined financial information, AHPAC's management performed an analysis of accounting policies at Envigo, and is not aware of any differences that could have a material impact on the unaudited pro forma condensed combined financial statements.

2. Preliminary Estimate of Purchase Price Consideration and Related Allocation

        The preliminary purchase price is based on an assumed purchase price of approximately $381.0 million, which is subject to change as described below. The final purchase price will be determined at the date of close.

        The preliminary purchase price allocation and the estimated fair value of the assets acquired and liabilities assumed is based on management's best estimates of fair value. The Company has assumed for the purpose of the pro forma financials that the fair value of property, plant, and equipment is equivalent to book value. The Company believes that book value is a good approximation for fair value for preliminary purchase accounting because the fair values of property, plant and equipment are based on relatively recent transactions. Legacy LSR fixed assets were fair valued during the 2012 sale lease back transaction. Legacy Harlan fixed assets were fair valued during the 2014 acquisition by LSR. A fair value analysis of property, plant, and equipment will be completed in connection with the finalization of the purchase price allocation.

        The final allocation of the purchase consideration will be determined after completion of a thorough analysis to determine the fair value of all assets acquired and liabilities assumed but in no event later than one year following completion of the business combination. Accordingly, the final acquisition accounting adjustments could differ materially from the unaudited pro forma adjustments presented herein. Any increase or decrease in the fair value of the assets acquired or liabilities assumed, as compared to the information shown herein, could also change the portion of the purchase price consideration allocable to goodwill and could impact the operating results of the Company following the business combination due to differences in the allocation of the purchase consideration, depreciation and amortization related to some of these assets and liabilities.

NOTES TO UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL STATEMENTS (Continued)

2. Preliminary Estimate of Purchase Price Consideration and Related Allocation (Continued)

Preliminary Estimate of Purchase Price Consideration

        The following table represents the preliminary estimate of total purchase consideration:

(In thousands)	September 30, 2017
Cash consideration(1)	87,536
Stock Issued(1)	278,708
Plus: Contingent Consideration—Tax Receivable Agreement(2)	14,781

Total Purchase Consideration	$381,025

(1)
The Selling Equityholders will have an option to elect to receive either cash or shares. The Company has estimated the total value of the shares and cash to be approximately $401.9 million, which is reduced by the estimated Envigo cash transaction expenses of $35.6 million resulting in an adjusted value of $366.2 million. The total cash and number of shares are subject to change based on the amount of redemptions of AHPAC shares (if any), the consummation of the equity financing (if any), the consummation of a Debt Refinancing (if any), and the election of the Selling Equityholders as described below.

Cash—The Transaction Agreement provides a limit on the amount of aggregate cash consideration to be paid to the Selling Equityholders of $100.0 million, subject to certain adjustments as defined in the Transaction Agreement. This includes an adjustment, as applicable, to reduce the total cash paid to the Selling Equityholders by an amount necessary to maintain a minimum $20 million of estimated pro forma cash on the balance sheet. In the case of such adjustment, a corresponding increase would be made to shares issued to offset the reduction of cash considerations. The amount of cash consideration paid to the Selling Equityholders will be reduced pro rata amongst all such holders electing cash consideration so that the aggregate amount of cash consideration paid to all Selling Equityholders does not exceed the cash component. Cash consideration totalled $87.5 million which included an adjustment of $12.5 million from the maximum cash election of $100.0 million to maintain a minimum $20 million of pro forma cash on the balance sheet. Accordingly, there was a $12.5 million increase in stock issued due to the reduction of cash considerations. The pro forma financial statements are prepared under the assumptions that (a) there are no redemptions or that any redemptions of AHPAC shares would be offset through the equity financing, (b) there is a consummation of a Debt Refinancing and (c) that Selling Equityholders will elect to receive the maximum amount of cash consideration permitted under the transaction agreement. In turn, the Selling Equityholders will receive $278.7 million of shares of Class A common stock.

Additionally, the $87.5 million of total cash paid to selling equity holders includes the cash settlement of Envigo SARs.

Shares—AHPAC issued its shares at $10.00 per share. Management has determined that the $10.00 per share represents the best estimate of the fair value of the stock price upon consummation of the business combination. The actual price per share will be based on the share price at the time of close, and as a result the value of the shares is subject to change. The table below provides a sensitivity analysis which indicates the impact to

NOTES TO UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL STATEMENTS (Continued)

2. Preliminary Estimate of Purchase Price Consideration and Related Allocation (Continued)

  goodwill and equity when using a range of $10.00 per share to $11.50 per share as the estimated fair value of the ENVG Class A common stock.

(In thousands)	September 30, 2017 @ $10.00 per share	September 30, 2017 @ $10.50 per share	September 30, 2017 @ $11.00 per share	September 30, 2017 @ $11.50 per share
Shares	27,871	27,871	27,871	27,871
Stock Issued	$278,708	$292,644	$306,579	$320,515
Equity	$572,756	$586,691	$600,627	$614,562
Goodwill	$472,444	$486,379	$500,315	$514,250

  See the section titled "The Business Combination—The Transaction Agreement—Equity Financing" beginning on page [    •    ] of this proxy statement/prospectus for further details regarding AHPAC's obligations in connection with the equity financing.

  See the section titled "The Transaction Agreement—Related Agreements—Financing Arrangements" beginning on page [    •    ] of this proxy statement/prospectus for further details regarding Envigo's obligations in connection with a Debt Refinancing.

(2)
As part of the business combination, the Company will enter into the TRA with the Selling Equityholders. The TRA will generally provide for the future payments by ENVG to the Selling Equityholders of 85% of the U.S. federal, state, local and U.K. cash tax savings deemed realized by ENVG and its subsidiaries in post-closing taxable periods as a result of the utilization of net operating losses available to be carried forward as of the date of consummation of the business combination and the imputed interest deductions arising from payments under the TRA. Although the amount and timing of any payments under the TRA will vary depending on a number of factors, including the amount and timing of income, the Company expects that the payments it may be required to make could be substantial. This reflects the estimated fair value of the contingent consideration related to the TRA.

NOTES TO UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL STATEMENTS (Continued)

2. Preliminary Estimate of Purchase Price Consideration and Related Allocation (Continued)

Preliminary Allocation of Estimated Purchase Price to Assets Acquired and Liabilities Assumed

        The following represents the preliminary allocation of the purchase price to the assets acquired and the liabilities assumed in the business combination.

(In thousands)	Estimated Fair Value at September 30, 2017
Tangible Assets Acquired:
Acquired cash	$56,123
Inventory	18,516
Other current assets(3)	114,850
Property, plant & equipment	159,074
Other non-current assets(4)	4,992

Total tangible assets	$353,555
Liabilities Assumed
Debt assumed	$496,730
Current liabilities assumed	119,773
Pension liabilities assumed	56,958
Other liabilities assumed	34,268

Total liabilities assumed	$707,729
Envigo transaction expenses	(35,639)
Long-term deferred tax liabilities, net	51,594
Identifiable intangible assets(1)	246,800

Goodwill(2)	472,444

Total Purchase Consideration	$381,025

(1)
As of the effective date of the business combination, identifiable intangible assets are required to be measured at fair value. For purposes of these unaudited pro forma condensed combined financial statements, it is assumed that all assets will be used and that all assets will be used in a manner that represents the highest and best use of those assets. AHPAC used an income approach to estimate the preliminary fair value of intangible assets. The acquired intangibles have an estimated weighted-average useful life of approximately 12.1 years and will be amortized using the straight-line method. The definite-lived intangible assets include CRS customer relationships, RMS customer relationships, trademark/tradename, technology, and backlog assets. There were no indefinite-lived intangible assets.

(2)
Goodwill is calculated as the difference between the estimated fair value of the consideration transferred and the estimated fair values of the assets acquired and liabilities assumed. Goodwill is not amortized.

(3)
Other current assets is comprised of various receivables, prepaids and other current assets.

NOTES TO UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL STATEMENTS (Continued)

2. Preliminary Estimate of Purchase Price Consideration and Related Allocation (Continued)

(4)
Other non-current assets is comprised of long term research and development credit receivables and other non-current assets.

3. Pro-Forma Adjustments to the Statements of Operations

(a)
Represents the adjustment to record the incremental intangible asset amortization expense as follows:

(In thousands)	FY16	YTD Sep-17
Prelim. Amortization Exp.	$29,909	$21,031
Historical Amortization Exp.	(7,755)	(5,317)

Adjustment	$22,154	$15,714

  Refer to Footnote 4(e) within the Pro Forma Adjustments to the Balance Sheet section for additional detail as to the computation of the pro-forma intangible amortization expense.

(b)
Represents the adjustment to eliminate $1.7 million of historical interest income of AHPAC associated with the funds that were previously held in trust, which will be used to fund the purchase consideration to effectuate the Acquisition.

(c)
In connection with the acquisition there will be a refinancing of Envigo's borrowing arrangements and approximately $487.7 million of Envigo's debt will be repaid in connection with the business combination. As part of the refinancing, Envigo will also enter into a Term Loan Agreement for an aggregate amount of $300.0 million. The interest rate per annum applicable to the Term Loan is equal to the London Interbank Offered Rate ("LIBOR") rate plus 5.50%. The Term Loan was issued with a 2.0% of original issue discount. Additionally, Envigo will enter into a Revolving Credit Agreement which allows borrowings up to $50.0 million. The interest rate per annum applicable to the Revolving Credit Agreement is equal to the LIBOR rate plus 3.75%. The Revolving Credit Agreement was issued with 0.5% of original issue discount. The Revolving Credit Agreement also includes an annual commitment fee of 50-basis points on the $50.0 million less any outstanding borrowings which is included as Interest Expense, net. As of the close of the business combination ENVG will not have any borrowings under the Revolving Credit Agreement. The following represents an adjustment to historical interest expense to reflect the impact of these transaction including the following:

(In thousands)	FY16	YTD Sep-17
Historical Interest Expense	$47,395	$35,242	(1)
New Financing Interest Expense	(21,850)	(16,343	)(2)
Amortization Expense—Discount	(1,042)	(779	)(3)
Amortization Expense—New Deferred Financing Costs	(1,080)	(810	)(4)

Total Adjustment	$23,423	$17,310

(1)
Reflects a decrease in historical interest expense resulting from the repayment of $487.7 million of Envigo's debt in association with the debt refinancing. This includes historical amortization expense associated with the original issue discount and deferred financing costs of the pre-existing debt.

NOTES TO UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL STATEMENTS (Continued)

3. Pro-Forma Adjustments to the Statements of Operations (Continued)

(2)
Represents interest expense recorded for the $300.0 million principal amount outstanding of the newly issued Term Loan as well as interest expense associated with the 50-basis points commitment fee on the Revolving Credit Agreement.

(3)
Amortization expense associated with the original issue discount of the newly issued Term Loan and Revolving Credit facility.

(4)
In connection with the debt refinancing and issuance of the Term Loan and Revolving Credit Facility by Envigo there were additional debt issuance costs capitalized that will be amortized over the term of the borrowings. This represents amortization expense related to these deferred financing costs.
(d)
Reflects the income tax effect of the pro-forma adjustments which have been calculated based on an estimated effective marginal tax rate of 35.0%. The effective tax rate of the combined company could be significantly different depending on post-acquisition income and other activities in various foreign tax jurisdictions.

(e)
Reflects the increase in the weighted average shares in connection with the issuance of 27.87 million common shares to finance the business combination at $10.00 per share.

(f)
AHPAC's common stock prior to the consummation of the business combination is subject to a possible redemption and, as such, was recorded as temporary equity in AHPAC's historical consolidated balance sheet as of September 30, 2017. In connection with the consummation of the business combination, the AHPAC shareholders have the option to exercise their right to redeem these shares. If the shareholders do not elect redemption at such time, the shares are no longer redeemable. The Company has assumed for the purpose of the pro forma basic and diluted shares outstanding that no shareholders will request redemption of their shares.

As part of the consummation of the business combination, 50% of AHPAC's existing Class B ordinary shares (3.875 million) are being surrendered by the sponsor and an equivalent number of Class A ordinary shares are being issued to Envigo shareholders and included in the issuance of common shares as discussed in Footnote 3(e). This adjustment reflects the reduction of such shares as they are currently included within the total 27.87 million common shares being issued.

For the redemption scenario, the number of shares outstanding has been reduced by a total of 1.2 million shares. This includes a reduction of 9.0 million shares ($90 million of redemptions at $10.00 per share) assuming max redemptions. This is partially offset by the issuance of 7.8 million shares ($78.4 million of additional shares issued to selling equity holders at $10.00 per share). Refer to Footnote 4(n) for additional detail.

(g)
The pro forma statements of operations do not reflect certain non-recurring items or items that are not expected have a continuing impact. (i.e., an impact greater than 12 months) such as the Company's transaction expenses, debt modification costs, and impact of fair value adjustment to fees invoiced in advance and inventory.

(h)
The Tax Receivable Agreement will be accounted for as a contingent liability and recorded at estimated fair value at each reporting date with the change in value reflected as a period expense in the statements of operations. The pro forma statements of operations do not reflect an adjustment for the potential change in fair value of the Tax Receivable Agreement as potential changes in fair value cannot be determined at this time.

NOTES TO UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL STATEMENTS (Continued)

4. Pro Forma Adjustments to the Balance Sheet

(a)
Represents the net adjustment to cash associated with the business combination and associated transactions:

(In thousands)	Sep-17
Cash from Trust Account	$311,698	(1)
Paydown of Envigo debt	(487,724	)(2)
Cash consideration to Envigo shareholders	(87,536	)(3)
Payment of debt amendment costs including OID	(12,733	)(4)
Payment of Envigo cash transaction expenses	(35,639	)(5)
Payment of AHPAC transaction expenses	(15,314	)(6)
Payment of accrued interest	(8,993	)(7)
Term Loan issuance	300,000	(8)

Total Adjustment	$(36,241	)(9)

(1)
Represents the adjustment related to the reclassification of the cash equivalents held in the trust account in the form of investments to cash and cash equivalents to reflect the fact that these investments are available for use in connection with the business combination and the payment of the cash purchase consideration and repayment of a portion of historical Envigo long-term debt.

(2)
Represents the repayment of Envigo's debt in accordance with refinancing of Envigo's borrowing arrangements.

(3)
Represents the cash consideration paid to Selling Equityholders related to the business combination assuming there are no redemptions or that (a) any redemptions of AHPAC shares would be offset through additional equity investments from third parties, (b) there is a consummation of a Debt Refinancing and (c) that Selling Equityholders will elect to receive the maximum amount of cash consideration permitted under the Transaction Agreement, subject to certain adjustments.

(4)
Represents capitalizable debt amendment costs including fees paid to lenders and related legal expenses as well as the OID of the newly issued Term Loan and Revolving Credit Agreement.

(5)
Represents an adjustment to record estimated Envigo acquisition-related cash transaction costs.

(6)
Represents an adjustment to record estimated AHPAC acquisition-related transaction costs.

(7)
Represents the payment of the accrued interest balance in association with the repayment of $487.7 million of Envigo debt at closing due to the refinancing.

(8)
Represents the gross cash proceeds from the newly issued Term Loan.

(9)
The AHPAC public shareholders have the right to request redemption of their ordinary shares in connection with the business combination as described below in Footnote 4(n). For purposes of the pro forma balance sheet, the Company has presented scenarios assuming no redemptions and $90 million of redemptions. When assuming $90 million of redemptions, cash is reduced by $11.6 million. Although there is a requirement to maintain a minimum of $20 million of estimated pro forma cash on the balance sheet, such requirement is governed by payouts to shareholders beyond the SARs payments. To the extent cash sources are not adequate to cover the SARs payments ($9.2 million) the amount of cash can be reduced below the $20 million threshold.

NOTES TO UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL STATEMENTS (Continued)

4. Pro Forma Adjustments to the Balance Sheet (Continued)

(b)
Represents the adjustment to increase the inventory balance by $4.4 million to its preliminary fair value of $18.5 million.

(c)
Represents an adjustment to reflect the reclassification of funds held in trust by AHPAC to cash and cash equivalents to be used to fund a portion of the overall purchase consideration.

(d)
Represents the adjustment to goodwill based on the preliminary purchase price allocation. Refer to Footnote 2 for additional detail as to the purchase price calculation.

(In thousands)	Sep-17
Elimination of Envigo's historical goodwill	$(168,930)
Goodwill from preliminary allocation of purchase consideration	472,444

Net adjustment to goodwill	$303,514

(e)
Represents the net adjustment to intangible assets based on the preliminary purchase price allocation and calculated as follows:

(In thousands)	Sep-17
Elimination of Envigo's historical intangible assets	$(63,510)
Intangible assets from preliminary allocation of purchase consideration	246,800

Net adjustment to intangible assets	$183,290

        The estimated intangible assets, and the associated amortization expense, are as follows:

(In thousands)	Prelim FV	Prelim Est. Useful Life (Years)	FY16 Amort. Exp.	Nine Months Ended Sep-17 Exp.
CRS—Customer Relationships	$129,000	7	$18,429	$13,821
RMS—Customer Relationships	52,000	20	2,600	1,950
Trademark/Tradename—Envigo	36,200	20	1,810	1,358
Animal Strains—DT	13,000	15	867	650
RMS—Teklad IP	6,500	15	433	325
CRS—Inhalation IP	1,700	10	170	128
Backlog Asset (CRS)	8,400	1.5	5,600	2,800

Total Intangible Assets	$246,800		$29,909	$21,031

  Amortization expense of intangible assets is reflected within Selling, General, and Administrative in the Statement of Operations.

(f)
Reflects a $108.0 million increase in deferred tax assets as a result of an increase in intangible assets which represents a reversing temporary difference and creates sufficient taxable income for book purposes to utilize existing NOL's. The offset to this adjustment is a corresponding decrease in goodwill.

(g)
Reflects a decrease in accrued interest resulting from the refinancing of Envigo's debt.

NOTES TO UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL STATEMENTS (Continued)

4. Pro Forma Adjustments to the Balance Sheet (Continued)

(h)
Represents the adjustment to reflect the fees invoiced in advance at estimated fair value. The Company has assumed that the fair value of the fees invoiced in advance balance represented approximately 91% of the carrying value of Envigo's fees invoiced in advance balance at September 30, 2017, or $61.0 million. Upon closing of the acquisition, AHPAC will record the assumed fees invoiced in advance at its acquisition date fair values, which will represent AHPAC's future performance obligation.

(i)
Reflects the adjustment to long term debt associated with the debt refinancing and new Term Loan and Revolving Credit Agreement and is calculated as follows:

(In thousands)	Sep-17
Paydown of Envigo long-term debt	$(439,906)
Paydown of Envigo related party long term debt	(46,434)
Paydown of Envigo short-term debt	(1,384)
Write-down of unamortized discounts & warrants	19,435
Write-down of unamortized deferred financing costs	10,297
Term loan issuance	300,000
Capitalizable debt amendment costs including OID	(12,733)

Adjustment	$(170,725)

  As discussed in Footnote 3(c), Envigo will refinance its pre-existing debt and enter into a new Term Loan and Revolving Credit Agreement. As a result of the refinancing, the pre-existing debt will be paid down and the new Term Loan and Revolving Credit Agreement will be recorded on the balance sheet. As noted in Footnote 3(c), Envigo does not plan to draw down on the Revolving Credit Agreement as of the close of the business combination and therefore there are no outstanding borrowings as of September 30, 2017. Additionally, the adjustment to the long-term debt balance above includes capitalizable debt amendment costs in connection with the refinancing and original issue discount of the new Term Loan and Revolving Credit Agreement.

(j)
Represents the payment of deferred underwriting commissions upon closing of the business combination and removal of the corresponding liability.

(k)
Represents the estimated fair value of the contingent consideration liability related to the Tax Receivable Agreement.

(l)
Envigo's historical balance sheet reflects a liability of $11.3 million included in other liabilities associated with stock appreciation rights (SARs) held by certain individuals that require settlement. In connection with the business combination, these SARs will be settled in cash by the Company and included as part of the $87.5 million of cash paid to selling equityholders as noted in Footnote 2. This adjustment reflects the elimination of the historical liability. There were additional SARs held by certain individuals at Envigo that were exercisable only upon the occurrence of contingent events and, as a result, there was no historical compensation expense recorded in relation to these SARs. There will be approximately $0.3 million of expense recorded in relation to these awards at the time of business combination. This has not been reflected in the pro forma statements of operations due to the non-recurring nature of the expense.

NOTES TO UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL STATEMENTS (Continued)

4. Pro Forma Adjustments to the Balance Sheet (Continued)

(m)
Represents the adjustment to record the deferred tax liability associated with the fair value adjustment associated with inventory, intangible assets and fees invoiced in advance based on an estimated tax rate of 35.0%. See Footnote 3(d) for further consideration of the 35.0% tax rate utilized.

(n)
AHPAC's common stock prior to the consummation of the business combination is subject to a possible redemption and, as such, was recorded as temporary equity in AHPAC's historical consolidated balance sheet as of September 30, 2017. In connection with the consummation of the business combination, the AHPAC shareholders have the option to exercise their right to redeem of these shares. If the shareholders do not elect redemption at such time, the shares are no longer redeemable. The Company has assumed for the purpose of the pro forma balance sheet that no shareholders will request redemption of their shares. This represents an adjustment to reclassify the temporary equity to permanent equity.

  Under the assumption of a $90 million redemption, there would be $90 million that would be paid to AHPAC investors and not transferred to equity. This reduction is reflected as a redemption adjustment. However, such amount is offset by an increase of $78.4 million of additional shares issued to the Selling Equityholders. This is the result of the original cash paid to selling equity holders of $87.5 million assuming no redemptions being reduced to $9.2 million to cover payments to the SARs holders and rather paid in the form of shares issued. The issuance of common shares to the Selling Equityholders includes a fair value of $78.4 million (7.8 million shares at $10.00 per share) at $0.01 par value recorded in Class A Ordinary Shares with the remainder recorded in Additional Paid in Capital ("APIC").

(o)
To record the adjustments to stockholders' equity to eliminate Envigo's historical equity including the elimination of the non-controlling interests ("NCI") in subsidiaries. The NCI will be acquired by Envigo under an existing put/call option with the NCI holders that became exercisable as a result of the business combination. This adjustment also reflects the recording of estimated AHPAC acquisition-related transaction costs of $15.3 million which are included as a reduction to cash and stockholders' equity.

(In thousands)	September 30, 2017
Eliminate historical Additional Paid in Capital	$(200,125)
Eliminate historical Accumulated earnings (deficit)	272,059
Eliminate historical Accumulated other comprehensive loss	32,068
Eliminate historical Non-Controlling interests in subsidiaries	(1,355)
Record AHPAC acquisition-related transaction costs—Accumulated earnings (deficit)	(15,314)
Reclass Redeemable Equity to APIC	293,512
Record remainder of shares issued greater than par value	275,921
Removal of Deferred underwriting commission liability	10,850
(p)
Adjustment to record the issuance of common shares to finance the business combination which includes a fair value of $278.7 million (27.87 million shares at $10.00 per share) at $0.01 par value. The remainder of the fair value of shares is recorded in APIC. Additionally, this adjustment includes the conversion of $1 thousand of Class B Ordinary Shares to Class A Ordinary Shares.

NOTES TO UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL STATEMENTS (Continued)

4. Pro Forma Adjustments to the Balance Sheet (Continued)

(q)
Upon completion of the business combination Class B Ordinary Shares convert to Class A Ordinary Shares which is reflected in this adjustment.

(r)
The following is a reconciliation of beginning AHPAC equity to the ending pro-forma equity balance included within the pro-forma balance sheet.

(In thousands)	September 30, 2017
AHPAC equity	$5,000
Reclassification of Temporary Equity (1)	293,512
Stock issued	278,708
Removal of deferred underwriting commission	10,850
AHPAC Transaction costs	(15,314)

Total Equity	$572,756
Equity per Pro-Forma Balance Sheet	$572,756
Difference	—

(1)
Temporary Equity includes both AHPAC shares and warrants

5. Redemption of $90 million Pro Forma Scenario

        The Transaction Agreement provides that Envigo's obligation to consummate the business combination is conditioned on there being at least $220 million of available funds collectively from the trust account and proceeds from the equity financing (if any), after giving effect to redemptions of public shares. As a result, if there is more than approximately $90 million, or 29.0%, of redemptions, such condition may not be satisfied. The unaudited pro forma condensed combined financial statements have been prepared assuming (i) either no redemptions or that any redemptions of AHPAC shares would be entirely funded through the equity financing; (ii) the consummation of the Debt Refinancing and (iii) that Selling Equityholders would elect to receive $100 million of their consideration in cash, subject to certain adjustments. Changes in the equity ownership under various scenarios relating to redemptions of AHPAC shares, the equity financing, the consummation or terms of a Debt Refinancing or the number of Selling Equityholders who elect to receive cash could result in accounting for the transaction as a financing transaction which could materially change the presentation of the unaudited pro forma condensed combined financial statements.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This proxy statement/prospectus contains forward-looking statements. These forward-looking statements relate to expectations for future financial performance, business strategies or expectations for AHPAC's business, and the timing and ability for us to complete the business combination. Specifically, forward-looking statements may include statements relating to:

  •
  the benefits of the business combination;

  •
  the future financial performance of AHPAC following the business combination;

  •
  changes in the market for Envigo's services;

  •
  expansion plans and opportunities; and

  •
  other statements preceded by, followed by or that include the words "may," "can," "should," "will," "estimate," "plan," "project," "forecast," "intend," "expect," "anticipate," "believe," "seek," "target" or similar expressions.

        These forward-looking statements are based on information available as of the date of this proxy statement/prospectus and AHPAC's management's current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing AHPAC views as of any subsequent date. AHPAC does not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

        You should not place undue reliance on these forward-looking statements in deciding how your vote should be cast or in voting your shares on the proposals set forth in this proxy statement/prospectus. As a result of a number of known and unknown risks and uncertainties, AHPAC actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:

  •
  the occurrence of any event, change or other circumstances that could delay the business combination or give rise to the termination of the Transaction Agreement;

  •
  the outcome of any legal proceedings that may be instituted against Envigo or AHPAC following announcement of the proposed business combination and transactions contemplated thereby;

  •
  the inability to complete the transactions contemplated by the proposed business combination due to the failure to obtain approval of the shareholders of AHPAC, or other conditions to closing in the Transaction Agreement;

  •
  the inability to obtain or maintain the listing of ENVG Class A common stock on NASDAQ following the business combination;

  •
  the risk that the proposed business combination disrupts current plans and operations as a result of the announcement and consummation of the transactions described herein;

  •
  the impact of information technology, cybersecurity or data security breaches, including the data security breaches experienced on January 14, 2018 and January 18, 2018;

  •
  the amount of any insurance recoveries, if any, associated with the data security breaches experienced by Envigo in January 2018;

  •
  the ability to recognize the anticipated benefits of the business combination, which may be affected by, among other things, competition, the ability to integrate Envigo and AHPAC's businesses, and the ability of the combined business to grow and manage growth profitably;

  •
  costs related to the business combination;

  •
  changes in applicable laws or regulations;

  •
  the inability to launch new Envigo products or to profitably expand into new markets;

  •
  the possibility that Envigo or AHPAC may be adversely affected by other economic, business, and/or competitive factors; and

  •
  other risks and uncertainties indicated in this proxy statement/prospectus, including those set forth under the section entitled "Risk Factors."

 COMPARATIVE SHARE INFORMATION

        The following tables set forth the:

  •
  historical per share information of AHPAC for the nine months ended September 30, 2017 (unaudited) and the year ended December 31, 2016;

  •
  historical per share information of Envigo for the nine months ended September 30, 2017 (unaudited) and the year ended December 31, 2016; and

  •
  unaudited pro forma per share information of the combined company for the nine months ended September 30, 2017 and the fiscal year ended December 31, 2016, after giving effect to the business combination, assuming two redemption scenarios as follows:

  •
  Assuming No Redemptions:  This scenario assumes that no AHPAC Class A ordinary shares are redeemed; and

  •
  Assuming Maximum Redemptions:  This scenario assumes that 9,000,000 AHPAC Class A ordinary shares, or 29% of the outstanding AHPAC Class A ordinary shares, are redeemed, resulting in an aggregate payment of $90,000,000 out of the trust account, and that the fair value of the marketable securities held in the trust account following such redemption along with the proceeds from the private placement are sufficient to satisfy closing cash conditions pursuant to the terms of the Transaction Agreement. If, as a result of redemptions of AHPAC Class A ordinary shares by public shareholders, these closing cash conditions are not met (or waived), then AHPAC or Envigo (as applicable) may elect not to consummate the business combination or redeem any shares and all AHPAC Class A ordinary shares submitted for redemption will be returned to the holders thereof.

        The pro forma net income (loss) and cash dividends per share information reflect the business combination contemplated by the Transaction Agreement as if it had occurred on January 1, 2016.

        This information is based on, and should be read together with, the selected historical consolidated financial information, the unaudited pro forma condensed combined financial information and the historical consolidated financial information of AHPAC and Envigo, and the accompanying notes to such financial statements, that has been presented in its filings with the SEC that are included or incorporated herein by reference in this proxy statement/prospectus. The unaudited pro forma condensed combined per share data are presented for illustrative purposes only and are not necessarily indicative of actual or future financial position or results of operations that would have been realized if the business combination had been completed as of the dates indicated or will be realized upon the completion of the business combination. Please see the section entitled "Where You Can Find More Information" beginning on page [    •    ] of this proxy statement/prospectus. Uncertainties that could impact AHPAC's financial condition include risks that effect Envigo's operations and outlook such as economic recessions, inflation, fluctuations in interest and currency exchange rates, and changes in the fiscal or monetary policies of the United States government. For more information on the risks, please see the section entitled "Risk Factors." You are also urged to read the section entitled "Unaudited Pro Forma Condensed Combined Financial Information" beginning on page [    •    ] of this proxy statement/

prospectus and the section entitled "Unaudited Pro Forma Condensed Combined Financial Information" beginning on page [    •    ] of this proxy statement/prospectus.

	Nine Months Ended September 30, 2017
	AHPAC 9 Months Ended 9/30/2017	Envigo 9 Months Ended 9/30/2017	Pro Forma Combined (No Redemptions) (1)	Pro Forma Combined (With Redemptions) (1)
Net income	(1,596)	1,258	(404)	(404)
Net income, excl. interest income from trust account (2)	(3,195)	1,258	(404)	(404)
Shareholder's equity (3)	298,512	(104,002)	572,756	561,131
Shares subject to redemption	29,191
Ending Shares	9,559	16,958	62,746	61,583
Avg. Shares	9,259	16,958	62,746	61,583
Ending shares (incl. shares subject to redemption)	38,750
Book value per share (4)	$7.70		$9.13	$9.11
Basic net income (loss) per common share (5)	$(0.35)		$(0.01)	$(0.01)
Diluted net income (loss) per common share (5)	$(0.35)		$(0.01)	$(0.01)
Cash dividends per share	NA		NA	NA
Pro forma Envigo equivalent per share data (6)
Book value per share		$(6.13)	$15.68	$15.65
Basic net income (loss) per common share		$0.07	$(0.01)	$(0.01)
Diluted net income (loss) per common share		$0.07	$(0.01)	$(0.01)
Cash dividends per share		NA	NA	NA

(1)
Refer to Unaudited Pro Forma Condensed Combined Financial Statements on pages [    •    ] and [    •    ].

(2)
Net income for AHPAC excludes the portion of interest income attributable to Class A ordinary shares subject to redemption. (Refer to page F-11 for details).

(3)
AHPAC shareholder's equity includes capital amount subject to possible redemption.

(4)
Calculated based on total shareholder's equity including shares subject to possible redemption.

(5)
Calculated based on average share count excluding shares subject to possible redemption.

(6)
The pro forma Envigo equivalent per share data is calculated by multiplying the pro forma combined data amounts by the exchange ratio of 1.7 shares of AHPAC common stock for each share of Envigo common stock.

	Year Ended December 31, 2016
	AHPAC 12 Months Ended 12/31/2016	Envigo 12 Months Ended 12/31/2016	Pro Forma Combined (No Redemptions) (1)	Pro Forma Combined (With Redemptions) (1)
Net income	(209)	(38,185)	(37,569)	(37,569)
Shares subject to redemption	29,511
Ending Shares	9,239	16,958	62,746	61,583
Avg. Shares	7,920	16,719	62,746	61,583
Ending shares (incl. shares subject to redemption)	38,750
Basic net income (loss) per common share (2)	$(0.03)		$(0.60)	$(0.61)
Diluted net income (loss) per common share (2)	$(0.03)		$(0.60)	$(0.61)
Cash dividends per share	NA		NA	NA
Pro forma Envigo equivalent per share data (3)
Basic net income (loss) per common share		$(2.28)	$(1.03)	$(1.05)
Diluted net income (loss) per common share		$(2.28)	$(1.03)	$(1.05)
Cash dividends per share		NA	NA	NA

(1)
Refer to Unaudited Pro Forma Condensed Combined Financial Statements on page [    •    ].

(2)
Calculated based on average share count excluding shares subject to possible redemption.

(3)
The pro forma Envigo equivalent per share data is calculated by multiplying the pro forma combined data amounts by the exchange ratio of 1.7 shares of AHPAC common stock for each share of Envigo common stock.

 INFORMATION ABOUT AHPAC

General

        AHPAC is a blank check company incorporated on December 4, 2015 as a Cayman Islands exempt company and formed for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses, which we refer to as a "business combination." Prior to entering into the Transaction Agreement, AHPAC's acquisition and value creation strategy was to identify, acquire and, after an initial business combination, build a company in the healthcare sector in public markets that complements the experience of AHPAC's management team and can benefit from AHPAC's management's operational expertise. AHPAC's acquisition selection process has leveraged its management team's network of potential transaction sources, ranging from healthcare industry executives, board members, private equity investors, wealthy families, commercial banks, investment bankers, advisors, attorneys, accountants and other transaction intermediaries. AHPAC has neither engaged in any operations nor generated any revenue to date. Based on AHPAC's business activities, we are a "shell company" as defined under the Exchange Act because AHPAC has no operations and nominal assets consisting almost entirely of cash.

        Prior to our IPO, on December 14, 2015, our sponsor purchased 8,625,000 founder shares of our Class B ordinary shares, par value $0.0001 per share, for an aggregate purchase price of $25,000, or approximately $0.003 per share. In October 2016, our sponsor transferred 50,000 founder shares to each of our independent directors at their original per share purchase price. In addition, at such time, each of our independent directors purchased an additional 421,250 founder shares from our sponsor at their original purchase price.

        On October 14, 2016, we consummated our IPO of 30,000,000 units at a price of $10.00 per unit generating gross proceeds of $300,000,000 before underwriting discounts and expenses. Each unit ("unit") consists of one AHPAC Class A ordinary share, par value $0.0001 per share and, together with the Class B ordinary share, and one warrant to purchase one-half of one AHPAC Class A ordinary share where two warrants must be exercised for one whole AHPAC Class A share at an exercise price of $11.50 per whole share (each, a "public warrant"). Simultaneously with the closing of our IPO, AHPAC completed the private sale of an aggregate of 16,000,000 private placement warrants, at a purchase price of $0.50 per private placement warrant, to the initial shareholders, generating gross proceeds to AHPAC of $8,000,000.

        On November 28, 2016, we completed the sale of an additional 1,000,000 units to the underwriters of the IPO at the public offering price of $10.00 per unit pursuant to the partial exercise of the Over-allotment Option. On November 28, 2016, we sold an additional 400,000 private placement warrants for an aggregate purchase price of $200,000 in connection with the exercise of the Over-allotment Option. Following the partial exercise of the Over-allotment Option, 875,000 founder shares were forfeited in order to maintain the ownership of the initial shareholders at 20% of the issued and outstanding ordinary shares. On November 28, 2016, our sponsor sold 161,180 founder shares and 350,114 private placement warrants to one of our independent directors at their original purchase price. On July 5, 2017, our sponsor sold 186,320 founder shares and 404,723 private placement warrants to one of our independent directors at their original per share purchase price.

        We received gross proceeds from the IPO, including the partial exercise of the Over-allotment Option, and the sale of the private placement warrants of $310,000,000 and $8,200,000, respectively, for an aggregate of $318,200,000. Of such amount, $310,000,000 was deposited into the trust account by trustee. The remaining $8,200,000 was held outside of the trust account, of which $6,200,000 was used to pay underwriting discounts, with the balance used to repay a note to our sponsor and to pay accrued offering and formation costs, and the remainder was reserved for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses. In the future, a portion of interest income on the funds held in the trust account may be released to us to pay tax obligations. At December 31, 2016, funds held in the trust account consisted solely of cash.

        On November 28, 2016, we announced that, commencing November 29, 2016, holders of the 31,000,000 units sold in the IPO may elect to separately trade the AHPAC Class A ordinary shares and public warrants included in the units. Those Units not separated will continue to trade on the NASDAQ under the symbol "AHPAU," and the AHPAC Class A ordinary shares and warrants that are separated will trade on the NASDAQ under the symbols "AHPA" and "AHPAW," respectively.

Initial business combination

        NASDAQ rules require that an initial business combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in AHPAC's trust account (less any deferred underwriting commissions and taxes payable on interest earned) at the time AHPAC signs a definitive agreement in connection with an initial business combination. The AHPAC Board has determined that the business combination meets the 80% test.

Redemption Rights for Holders of Public Shares

        AHPAC is providing its public shareholders with the opportunity to redeem their public shares for a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, calculated as of two business days prior to the consummation of the business combination, including interest, divided by the number of then issued and outstanding public shares. For illustrative purposes, as of January 17, 2018, this would have amounted to approximately $10.08 per public share. The initial shareholders have agreed to waive their redemption rights with respect to their founder shares, and the initial shareholders, other than the anchor investors, have agreed to waive their redemption rights with respect to any public shares they may hold in connection with the consummation of the business combination. The founder shares will be excluded from the pro rata calculation used to determine the per-share redemption price.

Submission of the business combination to a Shareholder Vote

        The general meeting of AHPAC's shareholders to which this proxy statement/prospectus relates is to solicit your approval of the business combination. Unlike many other blank check companies, public shareholders are not required to vote against the business combination in order to exercise their redemption rights. If the business combination is not completed, then public shareholders electing to exercise their redemption rights will not be entitled to receive such payments. The initial shareholders have agreed to vote their founder shares and any public shares they may hold in favor of the business combination. Currently, the initial shareholders own approximately 20% of AHPAC's issued and outstanding ordinary shares, including all of the founder shares.

Limitations on Redemption Rights

        Notwithstanding the foregoing, AHPAC's amended and restated memorandum and articles of association provides that a public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a "group" (as defined under Section 13 of the Exchange Act), will be restricted from seeking redemptions with respect to more than an aggregate of 15% of the public shares included in the units sold in the IPO.

Officers

        We currently have four (4) officers. Members of AHPAC's management team are not obligated to devote any specific number of hours to AHPAC-related matters, but they intend to devote as much of their time as they deem necessary to AHPAC's affairs until it has completed an initial business combination. We presently expect AHPAC's officers to devote such amount of time as they reasonably believe is necessary to AHPAC's business, and the amount of time that any such person will devote in any time period will vary based on the current stage of the business combination.

Management

        In this section, "Avista" means Avista Capital Holdings, L.P., a Delaware limited partnership, and includes, where context requires, Avista's affiliates.

Directors and Executive Officers

        The directors and officers of AHPAC are as follows as of February 5, 2018:

Name	Age	Position
Thompson Dean	59	Executive Chairman
David Burgstahler	49	President and Chief Executive Officer, Director
John Cafasso	45	Chief Financial Officer
Benjamin Silbert	46	General Counsel and Secretary
Håkan Björklund	61	Director
Charles Harwood	64	Director
Brian Markison	58	Director
Robert O'Neil	67	Director

        Thompson Dean has served as a director since December 4, 2015 and as the Executive Chairman of our board of directors since December 10, 2015. Mr. Dean is a Co-Managing Partner and Chief Executive Officer of Avista and has served in various capacities at Avista since its founding in in 2005. From 1995 to 2005, Mr. Dean served as Co-Managing Partner of DLJMB Fund, Inc. ("DLJMB") and was Chairman of the investment committees of DLJMB I, DLJMB II, DLJMB III and DLJ Growth Capital Partners. Mr. Dean currently serves on the boards of Acino Pharma AG, Trimb Healthcare AB and Zest Anchors LLC. Mr. Dean also previously served on the Boards of Directors of Charles River Laboratories International, Inc., ConvaTec Healthcare B S.a.r.l., Fougera Pharmaceuticals Inc., IWCO Direct, Inc., Nycomed A/S, Sidewinder Drilling, Inc. and VWR Corp. (NASDAQ: VWR). Mr. Dean is a former trustee of Choate Rosemary Hall and The Eaglebrook School. In addition, he serves on various committees of the Boys Club of New York, the Lenox Hill Neighborhood Association and the Museum of the City of New York. Mr. Dean received a B.A. from the University of Virginia, where he was an Echols Scholar, and an M.B.A. with high distinction from Harvard Business School, where he was a Baker Scholar. Mr. Dean was chosen to serve as the Executive Chairman of our board of directors because of his executive level management experience at Avista, board and advisory experience with other companies in and outside of the healthcare industry and his extensive experience in the areas of finance, strategy, international business transactions and mergers and acquisitions.

        David Burgstahler has served as a director since December 4, 2015 and as our President and Chief Executive Officer since December 10, 2015. Mr. Burgstahler is a Co-Managing Partner and President of Avista and has served in various capacities at Avista since its founding in 2005. Prior to forming Avista, he was a Partner of DLJMB from 2004 to 2005 and he served in various capacities at DLJMB and its affiliates from 1995 to 2005. Prior to DLJMB, Mr. Burgstahler worked at Andersen Consulting (now known as Accenture) and McDonnell Douglas (now known as Boeing). He currently serves as a director of United BioSource Corporation, Inform Diagnostics, MPI Research, Inc., Osmotica Holdings, S.C.Sp, and WideOpenWest, LLC (NYSE: WOW). Mr. Burgstahler also previously served on the boards of directors of AngioDynamics Inc. (NASDAQ: ANGO), Armored AutoGroup, BioReliance Corp., ConvaTec Healthcare B S.a.r.l., Focus Diagnostics, Inc., INC Research Holdings, Inc. (NASDAQ: INCR), Lantheus Holdings, Inc. (NASDAQ: LNTH), Strategic Partners, LLC, Visant Corp. and Warner Chilcott PLC (NASDAQ: WCRX). Mr. Burgstahler is also a Trustee of the Trinity School in New York City. Mr. Burgstahler received a B.S. from the University of Kansas and an M.B.A. from Harvard Business School. Mr. Burgstahler was chosen to serve as a director because of his extensive experience serving as a director for a diverse group of private and public companies, including those in the healthcare industry.

        John Cafasso has been our Chief Financial Officer since December 10, 2015. He joined Avista in May 2011. Prior to joining Avista, Mr. Cafasso was in the asset management division of Credit Suisse from 2001 to May 2011, where he was responsible for the accounting and reporting for Credit Suisse's direct private equity funds. Prior to joining Credit Suisse, Mr. Cafasso was a Manager at KPMG, LLP in the financial services practice. Mr. Cafasso is a Certified Public Accountant and received a B.B.A. degree from Hofstra University.

        Benjamin Silbert has been our General Counsel and Secretary since December 10, 2015. He was one of the founding members of Avista in 2005. Prior to joining Avista, Mr. Silbert was at DLJMB from 2001 to 2005. He advised DLJMB as internal counsel on a number of investments and divestitures, in addition to fund and partnership matters. Prior to joining DLJMB, Mr. Silbert was a lawyer in the private equity and mergers and acquisitions practice groups of Morgan, Lewis & Bockius LLP, which he joined in 1996. Mr. Silbert previously served on the board of directors of WideOpenWest, LLC (NYSE: WOW). Mr. Silbert received a B.A. from Haverford College and a J.D. from Columbia Law School.

        Håkan Björklund, Ph.D. has served as a director since the completion of the IPO. Dr. Björklund has been a healthcare industry advisor to Avista since October 2011. Dr. Björklund worked closely with Avista on the development of Nycomed A/S prior to its sale to Takeda Pharmaceutical Company Limited. Under Dr. Björklund's leadership from 1999 to 2011, Nycomed A/S grew from a predominantly Scandinavian business into a global pharmaceutical company, with Dr. Björklund leading the company through numerous acquisitions. Prior to Nycomed A/S, Dr. Björklund was Regional Director at Astra AB (now AstraZeneca plc) from 1996 to 1999 and, prior to that he was President of Astra Draco AB from 1991 to 1996. Dr. Björklund is Chairman of the board of directors at Acino Pharma AG, Swedish Orphan Biovitrum AB (SOBI) and Trimb Healthcare AB. He was also a director at Danisco A/S until its recent acquisition by Dupont, and was formerly a member of the boards of directors of Atos Medical AB, Coloplast A/S (CPH: COLO-B) and Kibion AB. Dr. Björklund received a Ph.D. in Neuroscience from Karolinska Institutet in Sweden. Dr. Björklund was chosen as a director because of his strong background and extensive experience in the healthcare industry. Dr. Björklund was formerly the Chairman of the board of Directors at H. Lundbeck A/S (CPH: LUN).

        Charles Harwood has served as a director since the completion of the IPO. Mr. Harwood has served as a healthcare industry advisor to Avista since 2007. Mr. Harwood previously served as the President and Chief Executive Officer of BioReliance Corp., a pharmaceutical services company engaged in biologic product testing and specialty toxicology testing, from April 2009 until March 2013, after its sale to Sigma-Aldrich Co. LLC in January 2012. Prior to that, Mr. Harwood was President and Chief Executive Officer of Focus Diagnostics, Inc. from 2002 until the company's sale in July 2006. From 1993 to 2001, Mr. Harwood held several positions, including Chief Financial Officer and Senior Vice President of Venture Development at Covance Inc., a drug development services company, where he led numerous acquisitions and divestitures, as well as the spin-off of Covance Inc. from Corning Inc. in January 1997. Prior to working at Covance Inc., Mr. Harwood worked in commercial real estate development and in the Medical Products Group of the Hewlett-Packard Company. He is the Chairman of the boards of directors of United BioSource Corporation, Inform Diagnostics and MPI Research, Inc., and previously served as MPI Research Inc.'s Chief Executive Officer. He also previously served as a director of BioReliance Corp., and as director and Chairman of the Audit Committee of INC Research Holdings, Inc. (NASDAQ: INCR). Mr. Harwood received a B.A. from Stanford University and an M.B.A. from Harvard Business School. Mr. Harwood was chosen as a director because of his extensive knowledge and experience in the healthcare industry.

        Brian Markison has served as a director since the completion of the IPO. Mr. Markison has been a healthcare industry advisor to Avista since September 2012. Mr. Markison has more than 30 years of operational, marketing, commercial development and sales experience with international pharmaceutical companies. He is currently the Chief Executive Officer of Osmotica Holdings, S.C.Sp. Prior to that he was the President and Chief Executive Officer and member of the board of directors of Fougera Pharmaceuticals Inc. from July 2011 to July 2012, a specialty pharmaceutical company in dermatology, prior to its sale to Sandoz Ltd., the generics division of Novartis AG. Before leading Fougera, Mr. Markison was Chairman and Chief Executive Officer of King Pharmaceuticals, Inc., which he joined as Chief Operating Officer in March 2004, and was promoted to President and Chief Executive Officer later that year and elected Chairman in 2007. Prior to joining King Pharmaceuticals, Inc., Mr. Markison held various senior leadership positions at Bristol-Myers Squibb Company, including President of Oncology, Virology and Oncology Therapeutics Network; President of Neuroscience, Infectious Disease and Dermatology; and Senior Vice President, Operational Excellence and Productivity. He serves as Chairman of the boards of Lantheus Holdings, Inc. (NASDAQ: LNTH), and Osmotica Holdings, S.C.Sp. and is on the boards of directors of Rosetta Genomics Ltd. (NASDAQ: ROSG) Braeburn Pharmaceuticals, Inc. and Immunomedics, Inc. (NASDAQ: IMMU). He is also a director of the College of New Jersey. Mr. Markison received a B.S. degree from Iona College. Mr. Markison was chosen as a director because of his strong commercial and operational management background and extensive experience in the pharmaceutical industry.

        Robert O'Neil has served as a director since the completion of the IPO. Mr. O'Neil has served as a healthcare industry advisor to Avista since April 2015. Most recently, he was Worldwide Vice President of Business Development for Johnson & Johnson's Consumer Group of Companies from November 2002 to May 2014 and concurrently served as a Member of the Consumer Group Operating Committee and a member of the board for the Johnson & Johnson Development Corp. Previously, he was Vice President, Business Development, for Johnson & Johnson's Pharmaceutical Group from 1994 to November 2002. From 1991 to 1993, Mr. O'Neil was Senior Vice President, Sales, Marketing, New Product Development, for Ortho McNeil Pharmaceutical (a wholly-owned company of Johnson & Johnson). He was also a member of the board of directors of Trimb Healthcare AB. Prior to that role, Mr. O'Neil held various leadership positions in sales and marketing with Johnson & Johnson beginning in 1974. Mr. O'Neil currently serves on the board of directors of Trimb Healthcare AB. Mr. O'Neil received a B.S. from the Stillman School of Business at Seton Hall University and a M.B.A. from the Tobin College of Business at St. John's University. Mr. O'Neil was chosen as a director due to his extensive experience in the pharmaceutical and healthcare industries.

Shareholder Communications

        The AHPAC Board has established a process for shareholders to send it communications. Shareholders may communicate with the AHPAC Board generally or a specific director at any time by writing to AHPAC's Secretary at Avista Healthcare Public Acquisition Corp., 65 East 55th Street, 18th Floor, New York, New York 10022. AHPAC reviews all messages received, and forwards any message that reasonably appears to be a communication from a shareholder about a matter of shareholder interest that is intended for communication to the AHPAC Board. Communications are sent as soon as practicable to the director to whom they are addressed, or if addressed to the AHPAC Board generally, to the Chairman of the AHPAC Board. Because other appropriate avenues of communication exist for matters that are not of shareholder interest, such as general business complaints or employee grievances, communications that do not relate to matters of shareholder interest are not forwarded to the AHPAC Board.

Director Independence

        NASDAQ listing standards require that a majority of the AHPAC Board be independent. An "independent director" is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of the AHPAC Board, would interfere with the director's exercise of independent judgment in carrying out the responsibilities of a director.

        The AHPAC Board has determined that Messrs. Björklund, Harwood, Markison and O'Neil are "independent directors" as defined in Rule 10A-3 of the Exchange Act and the rules of the NASDAQ. Our independent directors have regularly scheduled meetings at which only independent directors are present.

Board Leadership Structure and Role in Risk Oversight

        The AHPAC Board recognizes that the leadership structure and combination or separation of the Chief Executive Officer and Chairman roles is driven by the needs of AHPAC at any point in time. As a result, no policy exists requiring combination or separation of leadership roles and AHPAC's governing documents do not mandate a particular structure. This has allowed AHPAC's board the flexibility to establish the most appropriate structure for AHPAC at any given time. Currently, AHPAC's Chief Executive Officer and Chairman roles are separately held by Messrs. Burgstahler and Dean, respectively.

        The AHPAC Board is actively involved in overseeing AHPAC's risk management process. The AHPAC Board focuses on AHPAC's general risk management strategy and ensures that appropriate risk mitigation strategies are implemented by management. Further, operational and strategic presentations by management to the AHPAC Board include consideration of the challenges and risks of AHPAC's businesses, and AHPAC's Board and management actively engage in discussion on these topics. In addition, each of the AHPAC Board's committees considers risk within its area of responsibility. The audit committee is responsible for appointing, setting compensation and overseeing the work of the independent auditors. In recognition of this responsibility, the audit committee reviews and, in its sole discretion, pre-approves all audit and permitted non-audit services to be provided by the independent auditors as provided under the audit committee charter. In addition, AHPAC's Compensation Committee considers risk and structures AHPAC's executive compensation programs, if any, to provide incentives to appropriately reward executives for growth without undue risk taking.

Compensation Committee Interlocks and Insider Participation

        None of our officers currently serves, and in the past year has not served, as a member of the Board or compensation committee of an entity that has one or more executive directors serving on our Board.

Number and Terms of Office of Officers and Directors

        The AHPAC Board consists of six (6) members. Holders of the founder shares have the right to elect all of AHPAC's directors prior to consummation of its initial business combination and holders of AHPAC's public shares will not have the right to vote on the election of directors during such time. These provisions of AHPAC's amended and restated memorandum and articles of association may only be amended by a special resolution passed by a majority of at least 90% of AHPAC's ordinary shares voting in a general meeting. Each of AHPAC's directors hold office for a two-year term. Subject to any other special rights applicable to the shareholders, any vacancies on the AHPAC Board may be filled by the affirmative vote of a majority of the directors present and voting at the meeting of the AHPAC Board or by a majority of the holders of the founder shares.

        AHPAC's officers are elected by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. The AHPAC Board is authorized to appoint persons to the offices set forth in its amended and restated memorandum and articles of association as it deems appropriate. AHPAC's amended and restated memorandum and articles of association provides that its officers may consist of a Chairman, Chief Executive Officer, President, Chief Financial Officer, Vice Presidents, Secretary, Assistant Secretaries, Treasurer and such other offices as may be determined by the AHPAC Board.

Committees of AHPAC's Board

        The AHPAC Board has two standing committees: an Audit Committee and a Compensation Committee. Each of AHPAC's Audit Committee and AHPAC's Compensation Committee is composed solely of independent directors.

Audit Committee

        The members of our audit committee are Messrs. Harwood, Markison and O'Neil. Mr. Harwood serves as chairman of the audit committee.

        Each member of the audit committee is financially literate and the AHPAC Board has determined that Mr. Harwood qualifies as an "audit committee financial expert" as defined in applicable SEC rules.

        We have adopted an audit committee charter, which details the principal functions of the audit committee, including:

  •
  the appointment, compensation, retention, replacement, and oversight of the work of the independent auditors and any other independent registered public accounting firm engaged by us;

  •
  pre-approving all audit and non-audit services to be provided by the independent auditors or any other registered public accounting firm engaged by us, and establishing pre-approval policies and procedures;

  •
  reviewing and discussing with the independent auditors all relationships the auditors have with us in order to evaluate their continued independence;

  •
  setting clear hiring policies for employees or former employees of the independent auditors;

  •
  setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

  •
  obtaining and reviewing a report, at least annually, from the independent auditors describing (i) the independent auditor's internal quality-control procedures and (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities, within, the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;

  •
  reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and

  •
  reviewing with management, the independent auditors, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee

        The members of our Compensation Committee are Messrs. Markison and Harwood. Mr. Markison serves as chairman of the compensation committee. AHPAC adopted a Compensation Committee Charter which details the principal functions of the Compensation Committee, including:

  •
  reviewing and approving on an annual basis the corporate goals and objectives relevant to AHPAC's Chief Executive Officer's compensation, evaluating AHPAC's Chief Executive Officer's performance in light of such goals and objectives and determining and approving the remuneration (if any) of AHPAC's Chief Executive Officer's based on such evaluation;

  •
  reviewing and approving the compensation of all of AHPAC's other officers;

  •
  reviewing AHPAC's executive compensation policies and plans;

  •
  implementing and administering AHPAC's incentive compensation equity-based remuneration plans;

  •
  assisting management in complying with AHPAC's proxy statement and annual report disclosure requirements;

  •
  approving all special perquisites, special cash payments and other special compensation and benefit arrangements for AHPAC's officers and employees;

  •
  producing a report on executive compensation to be included in AHPAC's annual proxy statement; and

  •
  reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

        The Compensation Committee Charter also provides that the Compensation Committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the Compensation Committee will consider the independence of each such adviser, including the factors required by NASDAQ and the SEC.

Committee Membership, Board and Committee Meetings and Attendance

        Each of the Audit Committee and Compensation Committee of AHPAC's Board is comprised entirely of independent directors.

        From December 4, 2015 (inception) through December 31, 2016, the end of AHPAC's fiscal year, AHPAC's Audit Committee held one meeting, at which all members of the Audit Committee were present. The AHPAC Board or a committee thereof acted by written consent six times in fiscal year 2016. AHPAC's Compensation Committee did not hold meetings in fiscal year 2016.

        AHPAC encourages all of its directors to attend AHPAC's annual meetings of shareholders. This general meeting will be AHPAC's first annual meeting.

Director Nominations

        AHPAC does not have a standing nominating committee, though it intends to

        AHPAC is not prohibited from pursuing a business combination with a company that is affiliated with the sponsor, officers or directors. In the event AHPAC seeks to complete a business combination with such a company, AHPAC, or a committee of independent directors, would obtain an opinion from an independent investment banking firm which is a member of FINRA, or from an independent accounting firm, that such a business combination is fair to AHPAC from a financial point of view.

        In the event that AHPAC submits its business combination to its public shareholders for a vote, the initial shareholders, officers and directors have agreed (and their permitted transferees will agree), pursuant to the terms of a letter agreement entered into with AHPAC, to vote any founder shares held by them and any public shares purchased by them in favor of the business combination.

Limitation on Liability and Indemnification of Officers and Directors

        Cayman Islands law does not limit the extent to which a company's memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, fraud or the consequences of committing a crime. AHPAC's amended and restated memorandum and articles of association provides for indemnification of its officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect. AHPAC may purchase a policy of directors' and officers' liability insurance that insures its officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify its officers and directors.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Executive Compensation

        For a discussion regarding certain the compensation of AHPAC's executive officers and directors, please see the section titled "Executive Compensation" beginning on page [    •    ] of this proxy statement/prospectus.

Audit Committee Report

        AHPAC's Audit Committee has reviewed and discussed AHPAC's audited financial statements with management, and has discussed with AHPAC's independent registered public accounting firm the matters required to be discussed by Public Company Accounting Oversight Board, which we refer to as "PCAOB," Audit Standard No. 16, "Communications with Audit Committees," referred to as PCAOB Audit Standard No. 16. Additionally, AHPAC's Audit Committee has received the written disclosures and the letter from AHPAC's independent registered public accounting firm, as required by the applicable requirements of the PCAOB, and has discussed with the independent registered public accounting firm the independent registered public accounting firm's independence. Based upon such review and discussion, AHPAC's Audit Committee recommended to the AHPAC Board that the audited financial statements for the year ended December 31, 2016 be included in AHPAC's annual report on Form 10-K for the last fiscal year for filing with the SEC.

Submitted by:
Audit Committee of the AHPAC Board,
Charles Harwood Brian Markison Robert O'Neil

        AHPAC presently occupies office space provided by an affiliate of the sponsor (the "affiliate"). The affiliate has agreed that, until AHPAC consummates a business combination, it will make such office space, as well as certain support services, available to AHPAC, as may be required by AHPAC from time to time. AHPAC will pay the affiliate an aggregate of $10,000 per month for such office space and support services.

        In order to preserve liquidity, as of April 30, 2017, the affiliate has agreed to defer payment of the monthly administrative fee under the Administrative Services Agreement until the initial business combination, at which time all such accrued but unpaid fees will be paid to the affiliate. AHPAC does not believe that it will need to raise additional funds during the next 12 months in order to meet the expenditures required for operating AHPAC's business. However, if AHPAC's estimates of the costs of identifying a target business, undertaking in-depth due diligence and negotiating a business combination are less than the actual amount necessary to do so, AHPAC may have insufficient funds available to operate its business prior to its initial business combination. Moreover, AHPAC may need to obtain additional financing either to complete its business combination or because it becomes obligated to redeem a significant number of the public shares upon completion of the business combination, in which case AHPAC may issue additional securities or incur debt in connection with such business combination. AHPAC believes that it has sufficient funds available to complete its efforts to effect a business combination with an operating business by October 14, 2018, which is 24 months from the closing of the IPO.

Fees and Services

        Marcum LLP has audited AHPAC's financial statements for the fiscal year ended December 31, 2016. The following is a summary of fees paid or to be paid to Marcum LLP for services rendered in fiscal year 2016.

        Audit Fees.    Audit fees consist of fees billed for professional services rendered for the audit of AHPAC's year-end financial statements and services that are normally provided by Marcum LLP in connection with regulatory filings. The fees billed by Marcum LLP for professional services rendered for the audit of AHPAC's annual financial statements, review of the financial information included in AHPAC's forms 10-Q for the respective periods, the registration statement, the Form 8-K filed in connection with the closing of the IPO and other required filings with the SEC for the period from December 4, 2015 (inception) through December 31, 2016 totaled $104,642. The above amounts include interim procedures and audit fees, as well as attendance at Audit Committee meetings.

        Audit-Related Fees.    Audit-related services consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of AHPAC's financial statements and are not reported under "Audit Fees." These services include attest services that are not required by statute or regulation and consultations concerning financial accounting and reporting standards. AHPAC did not pay Marcum LLP for audit-related fees for the period from December 4, 2015 (inception) through December 31, 2016.

        Tax Fees.    AHPAC did not pay Marcum LLP for tax planning and tax advice for the period from December 4, 2015 (inception) through December 31, 2016.

        All Other Fees.    AHPAC did not pay Marcum LLP for any other services for the period from December 4, 2015 (inception) through December 31, 2016.

        AHPAC's Audit Committee has determined that the services provided by Marcum LLP are compatible with maintaining the independence of Marcum LLP as AHPAC's independent registered public accounting firm.

Pre-Approval Policy

        AHPAC's Audit Committee has approved all of the foregoing services. AHPAC's Audit Committee will pre-approve all future auditing services and permitted non-audit services to be performed for AHPAC by its auditors, including the fees and terms thereof (subject to the de minimis exceptions for non-audit services described in the Exchange Act which are approved by AHPAC's Audit Committee prior to the completion of the audit).

 AHPAC'S MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion and analysis should be read in conjunction with the financial statements and related notes of AHPAC included elsewhere in this proxy statement/prospectus. This discussion contains forward-looking statements reflecting AHPAC's current expectations, estimates and assumptions concerning events and financial trends that may affect AHPAC's future operating results or financial position. Actual results and timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the sections entitled "Risk Factors" and "Cautionary Note Regarding Forward-Looking Statements."

Overview

        AHPAC is a blank check company incorporated in the Cayman Islands on December 4, 2015 and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses with one or more target businesses. AHPAC intends to effectuate a business combination using cash from the proceeds of the IPO, the sale of an aggregate of 4,400,000 private placement warrants at a price of $0.50 per warrant (a purchase price of $8,200,000) that occurred simultaneously with the closing of the IPO, proceeds from the equity financing, if any, debt, or a combination of cash, equity and debt.

        As indicated in the accompanying condensed financial statements, at September 30, 2017, AHPAC held cash of $117,728, had current liabilities of $2,696,066 and deferred underwriting compensation of $10,850,000. AHPAC expects to continue to incur significant costs in the pursuit of AHPAC's acquisition plans. AHPAC cannot assure you that its plans to complete a business combination will be successful.

Recent Developments

Proposed Envigo Business Combination

        On August 21, 2017, AHPAC, Merger Sub and NewCo entered into the Transaction Agreement with Envigo and the shareholder representative, pursuant to which, among other things and subject to the terms and conditions contained in the Transaction Agreement, (i) AHPAC will transfer by way of continuation out of the Cayman Islands into the State of Delaware or domesticate as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law, as amended and the Cayman Islands Companies Law (2016 Revision); (ii) Merger Sub will merge with and into Envigo, the separate corporate existence of Merger Sub will cease and Envigo will be the surviving corporation and a direct wholly-owned subsidiary of AHPAC; and (iii) Envigo will merge with and into NewCo, the separate corporate existence of Envigo will cease and NewCo will be the surviving company and a direct wholly-owned subsidiary of AHPAC. For more information about the transactions contemplated in the Transaction Agreement, please see the section entitled "The Transaction Agreement." A copy of the Transaction Agreement, including each amendment thereto through the date hereof is attached to this proxy statement/prospectus as Annex A.

Results of Operations

        For the year ended December 31, 2016, AHPAC had net losses of $208,698. For the period from December 4, 2015 (Inception) through December 31, 2015, we had net losses of $25,162.

        For the three months ended September 30, 2017 AHPAC had a net loss of $2,117,003, which consisted of interest income from the trust account of $736,128 and operating costs of $2,853,131. For the three months ended September 30, 2016 AHPAC had a loss of $14,492, which consisted of operating costs of $14,492. For the nine months ended September 30, 2017 AHPAC had a net loss of

$1,595,806, which consisted of interest income from the trust account of $1,697,781 and operating costs of $3,293,587. For the nine months ended September 30, 2016 AHPAC had a loss of $30,542, which consisted of operating costs of $30,542.

        Our business activities from inception through June 30, 2017 consisted solely of completing the IPO and identifying and evaluating prospective acquisition targets for a business combination. AHPAC will not generate any operating revenues until after completion of the business combination at the earliest. Starting in January 2017, AHPAC began generating non-operating income in the form of interest income on the funds held in the trust account. There has been no significant change in AHPAC's financial or trading position and no material adverse change has occurred since the date of AHPAC's financial statements. AHPAC incurs expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses related to its acquisition plans. We believe that we have sufficient funds available to complete our efforts to effect a business combination with an operating business by October 14, 2018, which is 24 months from the closing of the IPO.

Liquidity and Capital Resources

        As of September 30, 2017 AHPAC had cash of $117,728 and a working capital deficit of $2,336,036.

        At September 30, 2017, $311,697,781 was held in the trust account and consisted of cash, U.S. Treasury Bills and accrued interest. The U.S. Treasury Bills matured on October 26, 2017. On October 26, 2017 the funds in the Trust Account were reinvested in U.S. Treasury Bills, maturing on November 24, 2017.

        On December 14, 2015, AHPAC's sponsor purchased 8,625,000 founder shares for an aggregate purchase price of $25,000, or approximately $0.003 per share. In October 2016, the sponsor transferred 50,000 founder shares to each of our independent directors at their original per share purchase price. In addition, at such time, each of our independent directors purchased an additional 421,250 Founder Shares from our Sponsor at their original purchase price.

        On October 14, 2016, AHPAC consummated its IPO of 30,000,000 units, each unit consisting of one AHPAC Class A ordinary share and one warrant to purchase one-half of one AHPAC Class A ordinary share. The units were sold at an offering price of $10.00 per unit, generating gross proceeds of $300,000,000. AHPAC granted the underwriters a 45-day option to purchase up to 4,500,000 additional units to cover over-allotments, if any (the "Over-allotment Option"). On November 28, 2016, the underwriters partially exercised the Over-allotment Option, and AHPAC sold an additional 1,000,000 units at a price of $10.00 per unit, generating an additional $10,000,000 of gross proceeds.

        On October 14, 2016, simultaneously with the consummation of the IPO, AHPAC completed a private placement of an aggregate of 16,000,000 private placement warrants to the sponsor and AHPAC's independent directors, at a purchase price of $0.50 per warrant, generating gross proceeds of $8,000,000. On November 28, 2016, the initial shareholders purchased an additional 400,000 private placement warrants at a price of $0.50 per warrant (or an aggregate purchase price of $200,000) in conjunction with the exercise of the Over-allotment Option. Following the partial exercise of the Over-allotment Option, 875,000 founder shares were forfeited in order to maintain the ownership of the initial shareholders at 20% of the issued and outstanding ordinary shares. On November 28, 2016, the sponsor sold 161,180 founder shares and 350,114 private placement warrants to one of AHPAC's independent directors at their original purchase price. On July 5, 2017, the sponsor sold 186,320 founder shares and 404,723 private placement warrants to one of AHPAC's independent directors at their original per share purchase price.

        A total of $310,000,000 of the net proceeds from the IPO and the sale of the private placement warrants was deposited in the trust account. Remaining proceeds of approximately $2,000,000 were used to repay the sponsor note and accrued offering and formation costs, and the remainder was deposited in AHPAC's operating account and is available for working capital purposes.

        AHPAC intends to use substantially all of the funds held in the trust account, including any amounts representing interest earned on the trust account (which interest shall be net of taxes payable and excluding deferred underwriting commissions) to complete the business combination. AHPAC may withdraw interest to pay taxes, if any. AHPAC's annual income tax obligations will depend on the amount of interest and other income earned on the amounts held in the trust account. To the extent that AHPAC's ordinary shares or debt is used, in whole or in part, as consideration to complete the business combination, the remaining proceeds held in the trust account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.

        AHPAC will use the funds held outside the trust account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, structure, negotiate and complete a business combination, and to pay taxes to the extent the interest earned on the trust account is not sufficient to pay our taxes. Such expenses may be significant, and we expect that a portion of these expenses will be paid upon completion of the business combination.

        In order to fund working capital deficiencies or finance transaction costs in connection with an intended business combination, AHPAC issued to the sponsor on August 11, 2017, an unsecured promissory note pursuant to which AHPAC is permitted to borrow up to $300,000 in aggregate principal amount. On December 12, 2017, AHPAC borrowed $100,000 on the sponsor note. This note is non-interest bearing and payable on the earlier of October 14, 2018 or the closing of the business combination. In the event that the business combination does not close, AHPAC may use a portion of the working capital held outside the trust account to repay such loaned amounts but no proceeds from the trust account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into warrants at a price of $0.50 per warrant at the option of the lender. The warrants would be identical to the private placement warrants issued to AHPAC's initial shareholders. The terms of such loans by AHPAC's officers and directors, if any, have not been determined and no written agreements exist with respect to such loans. AHPAC does not expect to seek loans from parties other than the sponsor or an affiliate of the sponsor, as AHPAC does not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in AHPAC's trust account.

        AHPAC has 24 months after the closing date of its IPO to complete a business combination. If AHPAC does not complete a business combination within this time period, AHPAC shall (i) cease all operations except for the purposes of winding up, (ii) as promptly as reasonably possible, but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest, net of tax (less up to $50,000 of such net interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish the shareholder rights of owners of AHPAC Class A ordinary shares (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the board of directors, dissolve and liquidate, subject in each case to AHPAC's obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

Administrative Services Agreement

        For a discussion of the arrangements under AHPAC's Administrative Services Agreement, please see the section entitled "Certain Relationships and Related Transactions—AHPAC's Related Proxy Transactions—Administrative Services Agreement" beginning on page [    •    ] of this proxy statement/prospectus.

Off-balance sheet financing arrangements

        As of September 30, 2017, AHPAC did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K. AHPAC does not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. AHPAC has not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

Contractual obligations

        As of September 30, 2017, AHPAC does not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities other than under the Administrative Services Agreement to reimburse the affiliate for office space, secretarial and administrative services provided to AHPAC in an amount not to exceed $10,000 per month. Upon completion of a business combination or AHPAC's liquidation, AHPAC will cease paying these monthly fees. In order to preserve liquidity, as of April 30, 2017, the affiliate has agreed to defer payment of the monthly administrative fee under the Administrative Services Agreement until the initial Business Combination, at which time all such accrued but unpaid fees will be paid to the affiliate.

        The underwriters are entitled to underwriting discounts and commissions of 5.5%, of which 2% ($6,200,000) was paid at the closing at the Public Offering and Over-allotment Option, and 3.5% ($10,850,000) was deferred. The deferred underwriting discount will become payable to the underwriters from the amounts held in the trust account solely in the event that AHPAC completes an initial business combination, subject to the terms of the underwriting agreement. The underwriters are not entitled to any interest accrued on the deferred underwriting discount.

Tax Receivable Agreement

        At the closing of the business combination, ENVG will enter into the Tax Receivable Agreement with Envigo Holdings, Inc. and the shareholder representative on behalf of the Selling Equityholders. The Tax Receivable Agreement will generally provide for future payments by ENVG to the holders of common stock and certain other interests in Envigo, as of the time immediately before the consummation of the business combination, related to 85% of the net cash savings, if any, in U.S. federal, state and local and U.K. income tax that ENVG and its subsidiaries actually realizes (or is deemed to realize in certain circumstances) in periods after the consummation of the business combination as a result of (i) the utilization of net operating losses available to be carried forward as of the consummation of the business combination and (ii) imputed interest deductions arising from payments under the Tax Receivable Agreement. Although the amount and timing of any payments under the Tax Receivable Agreement will vary depending upon a number of factors, including the amount and timing of ENVG's income, AHPAC expects that the payments that ENVG may make thereunder could be substantial.

        Payments under the Tax Receivable Agreement are not expressly permitted under Envigo's existing credit facilities and therefore would be required to comply with applicable covenants contained in each applicable credit facility in order to be paid. In accordance with the terms of the Tax Receivable

Agreement, if a payment otherwise required under the Tax Receivable Agreement is not permitted by the terms of then outstanding indebtedness for borrowed money, any such payment obligation under the Tax Receivable Agreement will be deferred and accrue interest at LIBOR plus 500 basis points from the date that such payment originally became due and payable through the actual payment date.

        The Tax Receivable Agreement provides that (i) in the event that ENVG materially breaches the Tax Receivable Agreement, (ii) if, at any time, ENVG elects an early termination of the Tax Receivable Agreement, or (iii) upon certain mergers, asset sales, other forms of business combinations or other divestitures or changes of control as specified therein, ENVG's obligations under the Tax Receivable Agreement would accelerate and become payable in a lump sum amount. The lump sum amount would be equal to the present value of the anticipated future tax benefits calculated based on certain assumptions, including that ENVG and its subsidiaries will generate an amount of taxable income in accordance with management's pre-existing projections as of the time of the relevant event described above.

        As a result of the foregoing, (i) ENVG could be required to make payments under the Tax Receivable Agreement that are greater than or less than the specified percentage of the actual tax savings ENVG realizes in respect of the tax attributes subject to the agreements and (ii) ENVG may be required to make an immediate lump sum payment equal to the present value of the anticipated future tax savings, which payment may be made years in advance of the actual realization of such future benefits, if any of such benefits are ever realized. In these situations, ENVG's obligations under the Tax Receivable Agreement could have a negative impact on ENVG's liquidity and could have the effect of delaying, deferring or preventing certain mergers, asset sales, other forms of business combinations or other changes of control. There can be no assurance that ENVG will be able to finance its obligations under the Tax Receivable Agreement in a manner that does not adversely affect its working capital and growth requirements.

Critical Accounting Policies

        The preparation of condensed financial statements and related disclosures in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the condensed financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. AHPAC has identified the following as its critical accounting policies:

Recent Accounting Pronouncements

        Management does not believe that any other recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

Offering Costs

        AHPAC complies with the requirements of Accounting Standards Codification ("the ASC") 340-10-S99-1 and SEC Staff Accounting Bulletin (SAB) Topic 5A—"Expenses of Offering". AHPAC incurred offering costs in connection with the IPO of $833,589, primarily consisting of accounting and legal services, securities registration expenses and exchange listing fees. These costs, along with paid and deferred underwriting commissions totaling $17,050,000, were charged to additional paid-in capital at the close date of the IPO.

Redeemable Ordinary Shares

        The AHPAC Class A ordinary shares subject to possible redemption will be recorded at redemption value and classified as temporary equity in accordance with Financial Accounting Standards

Board ("FASB") Accounting Standards Update ("ASU") 480, Distinguishing Liabilities from Equity. AHPAC will proceed with a business combination only if it has net tangible assets of at least $5,000,001 upon consummation of the business combination and, in the case of a shareholder vote, a majority of the outstanding ordinary shares voted are voted in favor of the business combination. Accordingly, at September 30, 2017, 29,191,301 of 31,000,000 AHPAC Class A ordinary shares were classified outside of permanent equity at their redemption value.

Quantitative and Qualitative Disclosures About Market Risk

        All AHPAC's activity through September 30, 2017 related to its formation and the preparation for the IPO and identifying and evaluating prospective acquisition targets for a business combination. On September 28, 2017, the net proceeds of the IPO and the sale of the private placement warrants held in the trust account were invested in U.S. government treasury bills with a maturity of 180 days or less. Due to the short-term nature of these investments, AHPAC believes there will be no associated material exposure to interest rate risk. For the three months ended September 30, 2017, the effective annualized interest rate earned on AHPAC's US Treasury Bills investment was 0.96%.

        At September 30, 2017, $311,697,781 was held in the trust account for the purposes of consummating a business combination. If AHPAC completes a business combination within 24 months after the close date of the IPO, funds in the trust account will be used to pay for the business combination, redemptions of AHPAC Class A ordinary shares, if any, the deferred underwriting compensation of $10,850,000 and accrued expenses related to the business combination. Any funds remaining will be made available to us to provide working capital to finance AHPAC's operations.

 INFORMATION ABOUT ENVIGO

        Unless the context otherwise requires, for purposes of this section, the terms "we," "us," "the Company," "Envigo," "Holdings" or "our company" refer to Envigo International Holdings, Inc. and its subsidiaries as they currently exist under Delaware law.

Corporate History

        Envigo International Holdings, Inc. and its predecessors began operations in 1931. The Company was incorporated in 2012 for the purpose of holding the equity interests of Life Sciences Research, Inc. ("LSR"). LSR was founded in 1951 in England and subsequently listed on the London Stock Exchange, and later the New York Stock Exchange Arca until being taken private in 2009. In April 2014, the Company acquired Harlan, a leading provider of research models and contract research services. Effective September 2015, the Company rebranded under the name "Envigo".

Overview

        We are a full service, non-clinical contract research organization (CRO) providing mission-critical research services and products for biopharmaceutical, crop protection and chemical companies, as well as universities, governments and other research organizations. We provide our customers with animal research models used in basic research and product development, and non-clinical testing of compounds to support product registration. Utilizing our portfolio of services and products, we enable our clients to create a more flexible product development model and reduce their costs, enhance their productivity, and increase speed to market.

        We have two reporting segments, which are as follows:

Contract Research Services (CRS)	Research Models and Services (RMS)
Safety Assessment	Research Models
Bioanalytical Chemistries	Diet, Bedding, and Enrichment Products
Research Model Services

        Our CRS business segment is a services business that provides non-clinical laboratory-based testing services that enable our clients to outsource their critical, regulatory-required safety assessment testing and related product development activities to us. The demand for these services, particularly our safety assessment testing services which are performed on both small (e.g., rodent) and large animal models, has historically been driven by the needs of multinational companies that exceeded their internal capacity or for which it was more efficient to outsource, and by the needs of small companies and non-profits that traditionally outsourced most of their R&D activities. Companies choose to outsource research and development work because outsourcing reduces the significant investment in personnel, facilities and other capital resources necessary to efficiently and effectively conduct required scientific studies. Additionally, outsourcing to Envigo provides companies access to scientific expertise that they may not have internally.

        We are one of the three largest providers of non-clinical development testing services worldwide, offering a comprehensive portfolio of non-clinical services, including safety assessment studies required for regulatory submission. We have extensive expertise in the design, execution and reporting of studies for all classes of drug candidates, as well as crop protection and industrial chemical entities. We currently provide non-clinical research services at multiple facilities located in the United States (US), United Kingdom (UK), mainland Europe, and Israel. Our CRS segment represented approximately 60% of our total revenue in 2016 and employed approximately 2,000 people.

        Our RMS segment is primarily a product business that provides research-quality animals for use in laboratory tests, as well as standard and custom diets and bedding and other associated services. We are the second largest provider of RMS globally and have been supplying research models since 1931. With over 120 different strains, we are a global leader in the production and sale of the most widely used rodent research model strains, among other species. We manufacture and sell premium Teklad brand diets and bedding for laboratory animals. We also provide a variety of related services that are designed to assist our clients in the use of animal models in research and development. We maintain production centers, including barrier and isolator facilities, in North America, UK, Europe, the Middle East and Asia. In 2016, RMS accounted for approximately 40% of our total revenue and employed approximately 1,200 people.

        For the year ended December 31, 2016, we had net loss of $(39.6) million and Adjusted EBITDA from continuing operations of $63.8 million.

Our Market

        The market for our services includes biopharmaceutical, crop protection and chemical companies that outsource non-clinical testing, as well as universities, governments and other research organizations.

        CROs offer product development services, regulatory and scientific support, and infrastructure to provide their clients with the flexibility to supplement their in-house capabilities or to access fully outsourced solutions. The CRO industry has grown from providing limited "overflow services" to a full service industry characterized by deep client relationships and by service offerings that encompass the entire product development cycle.

        We believe that we are well positioned to benefit from the following market trends:

        Increased R&D spending by biopharmaceutical companies.    Multiple market reports indicate that global biopharmaceutical R&D expenditure will grow 3-5% over the next 5 years. Drivers of this growth include the increased complexity of studies required by global drug regulators to better predict safety and efficacy of compounds in development, and growth in personalized medicine leading to more targets for discovery and safety assessment work.

        Higher outsourcing penetration.    It has been estimated that the market for regulated safety assessment services is currently approximately 50% outsourced. The rate of outsourcing is believed to have been steadily growing for over 20 years. The drivers of increased outsourcing include the need to maximize R&D productivity and the increasing technical complexity of product development. Biopharmaceutical companies are streamlining operations and shifting product development activities to external providers in order to lower their fixed costs. These companies continue to reassess their core competencies, and we believe they will be conservative in rebuilding infrastructure and expertise. In addition, non-clinical CRO sector volumes are increasing due to robust levels of biotechnology funding and an increased reliance by large biopharmaceutical companies on biotechnology companies (either via partnership investing or M&A) to drive their innovation engines. Such biotechnology companies do not generally possess internal competencies critical to perform the studies required by global drug regulators. These factors are expected to lead to more outsourcing as these companies choose to utilize external resources rather than invest in internal infrastructure.

        Focus on partnering with strategic suppliers.    Multinational companies have recognized the high costs and organizational inefficiency of working with a large number of suppliers within a purchasing category. Informed by professional procurement functions, we believe they are deciding to limit the number of suppliers with which they work. They wish to develop more strategic relationships with vendors, with the expectation that this will accelerate product development and lower costs. As a result, they preferentially seek to partner with larger CROs that possess the necessary resources, global network, capacity, and expertise to support all products in their portfolios.

        Increasingly stringent government regulation of chemicals and crop protection products.    Global consumers and regulators are concerned about the potential impact of chemicals on human health and the environment. Moreover, the science and technology used in safety testing has advanced over time, yet many chemicals in use today may have been tested for safety decades ago. Additionally, innovative crop protection agents are needed to meet global food production requirements to feed growing populations. These factors drive a strong regulatory environment that generates demand for our services.

Our role in drug development

        Envigo offers services and products that are critical to drug discovery, development and registration. Discovering and developing new drugs is an expensive and time-consuming process and is highly regulated. It is estimated that it can cost up to $2 billion to develop a drug to regulatory approval. Before a new drug reaches commercialization, it must undergo extensive non-clinical and clinical testing to verify that it is safe and effective.

        Drug discovery represents the earliest stages of research in the life sciences, directed at the identification, screening, and selection of lead molecules for further development. During this stage, new molecules are tested for therapeutic value using various in silico, in vitro and in vivo models. Discovery activities typically extend anywhere from 4 to 6 years.

        Development activities, which follow discovery, can take 7 to 10 years, and are directed at demonstrating the safety, tolerability, and efficacy of a drug candidate. When a drug candidate is selected for development, in vitro testing (non-animal, typically in a test tube or petri plate) and in vivo testing (in animal models) are completed to assess the safety profile. Toxicology studies are performed in research models to identify any potential adverse effects that a compound has on a living system over a variety of doses and over various time periods. If a candidate shows an adequate safety profile, an investigational new drug application, or "IND", is submitted to the FDA and/or other health authorities. Once the IND becomes effective, the drug progresses to human clinical trials. As a drug candidate proceeds through Phase I-III clinical trials, additional non-clinical safety testing is often performed, generally focused on understanding the effects of longer term exposure to the drug and the potential effects on specific sub-populations such as females of child-bearing age. When a drug candidate is successful in all stages of clinical and non-clinical development, the drug company submits a New Drug Application ("NDA"), Biologics License Application (BLA), or equivalent dossier to health authorities for approval. The application contains all of the clinical and non-clinical data needed to inform a regulatory review.

        Our CRS segment provides a full range of testing required at each non-clinical stage of drug development. Additionally, we offer customers full service program management to help them navigate all aspects of non-clinical development, including design and execution of studies as well as preparation and submission of regulatory dossiers. Our study reports form an essential part of the dossiers used to support IND and NDA/BLA regulatory review.

        Envigo research models and services are extensively used by academic research centers, government agencies and biopharmaceutical companies engaged in drug discovery. They are also routinely used in safety testing during drug development. Envigo's services and products create high customer stickiness, due to the strong preference of customers to avoid variability in their data and to work with an industry founder with more than 85 years of experience.

        Our research models include standard stocks and strains, immunocompromised models which are useful for oncology research, and disease models which are in demand as early-stage research tools. The FDA and other regulatory agencies require that the safety and efficacy of new drug candidates, as well as industrial chemicals and crop protection agents are tested on research models like ours prior to product registration. As a result, our research models are an essential part of the product research and development process.

Our role in crop protection and industrial chemicals registration

        Crop protection products and industrial chemicals are regulated in all major markets.

        New active crop protection substances under development must be tested in a similar manner to new pharmaceutical products to fully characterize any toxic effects the chemical may have on human health or on the environment. For example, a new crop protection product must be sprayed onto the crops it is intended to be used upon so that potential residues that could be left on foodstuffs can be assessed.

        The potential for chemicals to cause environmental and human harm can result in new regulations. One example is the potential of chemicals to interfere with the hormones of animals, potentially causing cancer, birth defects, low fertility and other hazards (so-called endocrine disruption). As a result, regulatory authorities now require certain chemicals to be tested for this hazard.

        Testing technology is constantly evolving and regulators in certain regions are demanding that existing chemicals be tested to current standards. For example, the Registration, Evaluation, Authorization and Restriction of Chemicals ("REACH") legislation has been enacted in Europe to test all chemicals on the market to bring them up to current standards. As another example, in some cases, new crop protection licenses are granted for 10 years and safety data must be retested against the standards of the time when the license is renewed.

        Envigo is a world leader in providing safety and efficacy testing services to the crop protection and industrial chemical industries. We believe we are the foremost CRO globally providing the entire range of integrated services required to register a new crop protection chemical, from regulatory advice through safety and efficacy testing, to dossier preparation and submission.

        The laboratory testing we perform for our customers in these industries is used in the characterization of potential hazards of exposing humans and the environment to specific chemicals in order to help our customers comply with regulatory requirements.

Contract Research Services (CRS)

        We offer discovery and safety assessment services, both regulated and non-regulated, including in vitro (cell culture based) and in vivo (animal based) testing studies, supporting laboratory services, as well as scientific and regulatory consulting and program management to support product development. Most of our scientific and technological capabilities are utilized by all our customer segments.

        Toxicology and Safety Assessment.    We provide a wide range of in vivo toxicology studies, which are studies of the effects of agents (pharmaceutical drug candidates, industrial chemicals, or crop protection products) in animals.

        We have expertise in the design and execution of development programs for both small molecule and large molecule pharmaceuticals, administered by standard (e.g. oral and intravenous) and specialty (e.g. infusion, intravitreal, intrathecal and inhalation) routes of administration. We routinely perform all the standard in vitro and in vivo studies in support of general toxicology (acute, sub-acute and chronic studies), genetic toxicology, safety pharmacology and carcinogenicity bioassays that are required for IND and NDA/BLA regulatory submissions.

        Bioanalysis, Pharmacokinetics and Drug Metabolism.    As part of non-clinical drug safety testing, our biopharmaceutical clients are required to determine the pharmacokinetics of their drug candidates. We have the sophisticated bioanalytical capabilities required to satisfy these requirements. Pharmacokinetics refers to understanding what the body does to a drug compound once administered, including the process by which the drug is absorbed, distributed in the body, metabolized and excreted (ADME); toxicokinetics refers to the same understanding as applied at higher doses that may result in adverse effects. These studies are required for the full non-clinical assessment of the disposition of the drug and the results are used in the non-clinical safety evaluation of the compound.

        Pathology Services.    We employ a large number of highly trained veterinary anatomic and clinical pathologists and other scientists who use state-of-the-art techniques to identify potential test article-related changes within tissues, fluids and cells. In addition to all standard anatomic and clinical pathology techniques, we provide specialized evaluations such as cytology, platelet function, and immunohistochemistry services.

        Environmental Assessment.    We offer ecotoxicology testing for both water and soil-based organisms, environmental fate studies, residue analytical services, and endocrine disruptor screening. Environmental risk assessments are required for all crop protection and chemical entities, and Envigo is a leading provider of regulatory advice and testing to support chemical companies in complying with European REACH requirements. Assessments are also required for many pharmaceuticals prior to product registration.

        Chemistry Manufacturing and Control (CMC) Services.    We offer compound stability and lot release testing for commercial products as well as products in development. Our capabilities include biologics and small molecules.

        Regulatory Consultancy.    We provide advice, guidance and full regulatory support to clients through all stages of product development and registration.

        Our facilities comply with Good Laboratory Practice ("GLP"), Good Manufacturing Practice ("GMP") and Good Clinical Practice ("GCP") as applicable to the services offered. Our facilities are regularly inspected by US, UK and other regulatory compliance monitoring authorities, our clients' quality assurance departments and our own internal quality assurance program.

Research Models and Services (RMS).

        Our RMS segment is comprised of (1) Research Models, (2) Diets and Bedding, and (3) Research Model Services.

        Research Models.    Our Research Models business is comprised of the commercial production and sale of research models, principally purpose-bred rats and mice for use by researchers. We provide our models to numerous clients around the world, including many academic institutions, government agencies, pharmaceutical companies, and contract research organizations. We have a global footprint with production facilities strategically located in eight countries. Our operations are located in close proximity to our clients, enabling us to provide top-tier customer service with a high degree of animal welfare.

        Our research models include standard stocks and strains, immunocompromised models which are useful for oncology research, and disease models which are in demand as early-stage research tools. The FDA and other regulatory agencies require that the safety and efficacy of new drug candidates, as well as industrial chemicals and crop protection agents are tested on research models like ours prior to product registration. As a result, our research models are an essential part of the product research and development process.

        Our rodent species have been, and continue to be, some of the most extensively used research models in the world, largely as a result of our geographic footprint and our commitment to quality and customer service. Our research models are bred and maintained in controlled environments, which are designed to ensure that the models are free of specific viral and bacterial agents, and other contaminants that can disrupt research operations and distort research results. With our production capabilities, we strive to deliver consistently high-quality research models worldwide.

        Our research models include:

  •
  outbred, which are purposefully bred for heterogeneity;

  •
  inbred, which are bred to be genetically identical;

  •
  spontaneous mutant, which contain a naturally occurring genetic mutation (such as immune deficiency); and

  •
  hybrid, which are the offspring of two different inbred parents.

        Certain of our models are proprietary, disease-specific rodent models used to research treatments for diseases such as diabetes, obesity, cardiovascular and kidney disease.

        Diets and Bedding.    Through our Teklad branded product line, we produce and sell laboratory animal diets, bedding, and enrichment products. With primary manufacturing operations in the US and a Company-owned and/or managed distribution network throughout the US, UK and Europe, we distribute Teklad products globally. The Company also maintains contract manufacturing relationships with companies in the UK and Italy.

        Teklad has been manufacturing animal diets for over 40 years and offers a full line of off-the-shelf formulations as well as custom diets to meet our customers' specific research needs. A team of nutritionists works with our customers to determine the best diet for their research objectives. If a custom diet is required, our nutritionists define the appropriate formula and our custom diet manufacturing line produces the feed. Our manufacturing facilities are ISO 9001:2008 certified.

        Teklad diets are manufactured from natural ingredients and use fixed formulas. In conjunction with strict quality standards for raw materials, this approach ensures quality and consistency by minimizing nutrient variability and the variability of phytochemicals in the diet which might affect a research study.

        Teklad offers a variety of bedding and enrichment products to support model breeding, weaning, and holding.

        Research Model Services.    We also offer a variety of services designed to support our clients' use of research models in basic research and product development. These services include specialized surgical modifications such as cannulation, implants, and the creation of surgically derived disease state models. We also provide contract breeding, contract colony management, health monitoring, quarantine, cryopreservation, rederivation and revitalization services, as well as antibody development and production.

Our Competitive Strengths

        We believe that we are well positioned to capitalize on favorable trends in the CRO industry and provide differentiated solutions to our customers based on our key competitive strengths set forth below:

  •
  Full service capabilities with global reach.  We have developed a full service business model that provides a broad range of services and products that support our customers' research, development and product stewardship requirements. Envigo is one of only three global companies that can perform end-to-end non-clinical testing from early development to product registration, for biologics and small molecules. We have offices, laboratories, breeding facilities and people in over 25 locations in 13 different countries across three continents. Our CRS business has a global presence with the full service capabilities necessary to win preferred provider contracts with large multinational customers. We believe our extensive service and product offering, combined with our global infrastructure, provides us with a significant advantage over smaller, more regionally focused CROs, especially among multinational companies seeking long term preferred partnerships with a short-list of vendors that can support all of the products in their portfolios.

  •
  Diversified, loyal and growing customer base.  In 2016, we provided non-clinical research services to more than 800 clients, many among the largest global pharmaceutical, industrial chemical and crop protection companies. Due to the quality of our services and long-standing relationships, approximately 84% of our CRS orders in 2016 came from repeat customers. We acquired more than 300 new clients, ranging from multinational pharmaceutical companies to emerging biotech. Furthermore, our business with crop protection and industrial chemical companies is independent of the pharmaceutical R&D cycle. Our RMS business served more than 3,000 customers in the most recent year with repeat orders, and supplies many of the largest biopharmaceutical, biotechnology, academic, government and contract research organizations globally.

  •
  Deep scientific expertise in providing mission-critical services and products. We provide a breadth and depth of scientific expertise and capabilities that are costly for our clients to build and/or maintain in-house, including biomarkers, biologics, in vitro screening, in vivo pharmacology, immunology, pathology, and other specialty service areas. Our long-tenured track record and reputation for high quality work with all relevant regulatory agencies provides a distinct competitive advantage in the market. Our functional expertise includes in vitro and in vivo assay development, toxicology, veterinary pathology, and bioanalysis. Additionally, we are recognized for our leadership in inhalation toxicology, a highly challenging route of administration, including a dedicated engineering team that designs proprietary inhalation delivery systems.

  •
  Commitment to Animal Welfare.  We are on the forefront of humane care of laboratory animals and implementation of the "3Rs" (Replacement, Reduction and Refinement). We maintain the highest standards of animal welfare as evidenced by our strong compliance record with regulators across the globe. We frequently advise our clients in matters relating to animal welfare, including enrichment, housing, animal husbandry, and study design refinement.

  •
  Experienced management team and stable, high quality workforce.  Each of the members of our senior management has 15 years or more of relevant experience, including significant experience across the CRO and pharmaceutical industries. We maintain a staff which includes PhD-level scientists across a variety of disciplines, providing our customers with deep scientific expertise.

Our Growth Strategy

        Our objective is to be a preferred strategic partner for our clients. Our strategy is to deliver a comprehensive portfolio of non-clinical development services and products to support our customers' research, development and product stewardship requirements, and enable them to conduct essential research faster and more cost effectively.

  •
  Strengthen existing and develop new strategic partnerships.  We believe our long-term relationships with a wide range of biopharmaceutical, industrial chemical, and crop protection companies are a key driver of our success. To date, we have been able to secure multiple strategic partnerships with leading companies, many of which have expressed their intention to outsource an increasing proportion of their non-clinical development work in order to reduce their fixed cost bases and avoid the investment needed to update and/or replace aging facilities. The combination of our

    CRS and RMS offerings provides cross-selling opportunities for key customers and enhances our position with these customers. We plan to build on our existing scientific expertise, including in biologics and inhalation. We believe our global reach, high quality facilities and full service capabilities will enable us to capitalize upon the trend toward greater outsourcing by providing additional services to our existing customers and developing relationships with new ones.

  •
  Improve margins through focus on operational efficiencies.  Our management and operational teams are continuously focused on improving efficiencies and optimizing our cost structure. In 2016 we completed the closure of our Switzerland CRS facility, sold our non-core food testing business in the UK and initiated the closure of a European animal breeding site. We created centers of excellence for animal surgery in North America and metabolism testing in Europe. We also undertook a reorganization aimed at reducing management layers and increasing spans of control. We are implementing an ongoing program of business optimization that will continue to expand our margins, including consolidating certain back office functions currently located at the divisional level, rolling out sales organization changes to increase revenue and utilize operating leverage to drive margin expansion and focusing on RMS footprint and logistics to continue driving RMS margin expansion.

  •
  Continuously improve our quality and customer experience.  We use LEAN and other proven operational excellence methodologies to optimize our processes and eliminate variability in client service levels. We employ dedicated business process excellence staff to support continuous improvement initiatives across the Company.

  •
  Drive our human capital asset base to grow existing relationships.  As a CRO, our employees are critical to our ability to deliver our operational model by engaging with customers, delivering services in a complex environment and supporting and executing our growth strategy. All employees undergo comprehensive initial orientation and ongoing training. Our recruiting and retention efforts are geared towards maintaining a stable work force focused on delivering results for customers. We also plan to broaden our relationships within biotech and consultant sector. We believe we have a best-in-class pool of highly experienced animal technicians and research scientists.

  •
  Acquisitions.  In addition to organic development of services, we consider acquisitions that are complementary to our existing services and that expand our ability to serve our clients. While we cannot exclude the possibility that we may opportunistically seek to take advantage of other situations, we generally expect acquisitions to enhance our existing services either qualitatively or geographically or to add new services that can be integrated with our existing services. In 2014, we acquired Harlan Laboratories, a global provider of research models and services, as well as a reputable non-clinical CRO with particular strength in the chemical and crop protection industries.

Customers

        Our clients consist primarily of biopharmaceutical, crop protection and industrial chemical companies and contract research organizations, as well as leading hospitals, academic institutions and government agencies. In 2016, the Company received orders from companies ranging from some of the largest in their respective industries to small, start-up organizations. We have stable, long-term relationships with many of our clients. During 2016, no single client accounted for more than 10% of our total revenue, or more than 10% in either the CRS or RMS segments.

        In the year ended December 31, 2016, we derived 56% of our CRS orders from biopharmaceutical companies, 25% of our CRS orders from industrial chemical companies, 17% of our CRS orders from crop protection companies and 2% from other organizations.

        In the year ended December 31, 2016, we derived 43% of our RMS revenue from academic institutions, 6% of our RMS revenue from government agencies, 13% of our RMS revenue from contract research organizations, 29% of our RMS revenue from biopharmaceutical companies and 9% from other organizations.

        We continue to pursue a goal of expanding our relationships with large and mid-market biopharmaceutical, crop and chemical clients. These relationships take different forms, from preferred provider arrangements to strategic partnerships.

Sales, Marketing and Customer Support

        We sell our services and products principally through our direct sales force and account management teams who work in North America, Europe, the Middle East and the Asia-Pacific region. In addition to interactions with our direct sales force, our primary promotional activities include organizing scientific symposia, publishing scientific papers and newsletters, hosting webinars and making presentations at, and participating in, scientific conferences and trade shows in North America, Europe and Asia. We supplement these scientifically-based marketing activities with internet-based marketing, advertising and direct mail. In certain areas, our direct sales force is supplemented by international distributors and agents.

        We have proven sales teams with the ability to build relationships with new clients and to grow within existing clients. Critical to our CRS sales process is the involvement of our operations and scientific staff who contribute their knowledge to client proposals. These teams also work closely with the sales team to build long-term relationships with our clients.

        Our internal marketing teams support the field sales staff and account management teams while developing and implementing programs to create close working relationships with our clients in the research community. We maintain customer service, technical assistance and consulting service departments (in addition to project managers for our service businesses), which address both our clients' routine and more specialized needs and serve as a scientific resource for them. We frequently assist our clients in solving problems related to animal husbandry, health and genetics, biosecurity, non-clinical study design, regulatory consulting, protocol development and other areas in which our expertise is widely recognized as a valuable resource.

Competition

        Competition in our market segments includes:

  •
  in-house R&D divisions of biopharmaceutical, crop protection and industrial chemical companies who perform their own non-clinical development and/or build and maintain their own animal breeding stocks;

  •
  "full service" non-clinical testing providers—CROs like Envigo, which provide a broad range of non-clinical safety assessment services, including Covance (a division of LabCorp) and Charles River Laboratories;

  •
  "niche" non-clinical testing suppliers focusing on specific services, geographic areas, or industries, including MPI Research and CiToxLAB, among many other smaller suppliers; and

  •
  research models suppliers, such as Charles River Laboratories, Taconic Biosciences and Janvier Labs.

        There is competition for customers on the basis of many factors, including scientific and technological expertise, quality, reputation, responsiveness, price, scope of service offerings, and geographic presence.

        The CRO industry remains highly fragmented, with numerous smaller, limited service providers and a small number of full-service companies with global capabilities. We believe there are significant barriers to becoming a global provider offering a broad range of services and products. These barriers include specialized tangible assets with high capital costs and hard-to-build intangible assets. There are significant capital costs associated with building new facilities along with ongoing maintenance investments necessary for maintaining high quality equipment and laboratories. The construction of biosecure barrier production facilities, flexible-film isolator production facilities and the population of these facilities with more than 100 strains of animal models requires years of investment and strict operating procedures. The non-clinical business is highly dependent on intangible assets including employee expertise, company reputation, regulatory compliance and government licenses. We believe that CRO customers demand deep expertise and a strong track record with regulators, as well as scientific excellence and invaluable background data over a wide range of chemical moieties and therapeutic areas.

Industry Support and Animal Welfare

        We are committed to delivering first-class science, operational performance and customer service. High standards of animal welfare are vital to each of these, and so are integral to our business success.

        We have been at the forefront of animal welfare improvements and the humane care of laboratory animals. We are a leading advocate for implementation of the 3Rs (Replacement, Reduction and Refinement). We provide financial support to the National Centre for the Replacement, Refinement and Reduction of Animals in Research ("NC3Rs") and the Fund for the Replacement of Animals in Medical Experiments ("FRAME") in the UK, and have been involved in international validation studies of alternative testing approaches. Members of our scientific and technical care staff undertake continuing professional development in the field of laboratory animal science, with special focus to animal welfare and the 3Rs, and they are encouraged to publish and present within the scientific community.

        The Company has formed an internal Institutional Animal Care and Use Committee, comprising staff from many disciplines within the Company, in addition to external representation, to comply with applicable regulations and provide strict oversight of animal welfare matters. Our animal production facilities in the US, Bresso in Italy, Horst in the Netherlands, Wyton in the UK and India, and our CRS facilities in the US, UK, and Spain are accredited by the Association for Assessment and Accreditation of Laboratory Animal Care International, a private, non-profit, international accrediting organization that promotes the humane treatment of animals in science through voluntary accreditation and assessment programs.

        We are firmly committed to the 3Rs and to reducing the number of animals used in research by emphasizing health and genetic integrity to decrease study data variability. Whenever possible, we use technological advances such as new diagnostic tests for screening pathogens in laboratory rodents, micro-sampling and in vitro assays. We also partner with customers to develop study designs decreasing the number of animals needed and suggesting pilot studies where appropriate.

        Laboratory animals remain an essential component in the research and development that both we and our customers conduct. They further our knowledge of living systems and help in the discovery and development of products that make a real difference to people's lives. We work with the scientific community to improve our understanding and promote best practice in the care and welfare of research animals. As researchers as well as providers of research models to the research community, we are responsible to our customers and the public for the health and well-being of the animals in our care.

Environmental, Social and Governance Principles

        Envigo endeavors to fully comply with all applicable and appropriate environmental, social and governance criteria. The Company utilizes an independent third party sustainability firm to monitor the Company's efforts regarding the environment, labor practices, fair business practices and sustainable procurement. The Company's strengths include, among other areas, our dedicated responsibility for environmental issues; our waste management and hazardous substances handling procedures; labor and human rights policies (including employee health and safety); customer protection policies and efforts; and our policies on anticorruption and bribery.

        Environmental.    We maintain policies regarding appropriate energy use, treatment of waste, natural resource conservation and animal welfare. Given our line of business, animal welfare is one of our highest priorities, as it is crucially important from both an ethical and a good business practices perspective.

        Social.    The Company's business practices stress ethical engagement with suppliers and customers. We have implemented a Suppliers and Contractors Governance Policy. We believe that we provide a crucial, socially important service: safety testing services that are mandated by governments around the world as a crucial first step in the discovery and development of medicines and pharmaceuticals, and ensuring that crop protection and chemical agents do not adversely affect human health.

        Governance.    We have adopted and implemented a Business Conduct Policy. We engage a top tier accounting firm to audit our financial statements and provide that audit opinion to our investors and lenders. The Company has put in place both an audit committee and a compensation committee to oversee and manage those functions at the board of directors level and has adopted charters for those committees that are substantially in compliance with the recommendations of the national stock exchanges (even though the Company is not currently traded on a national stock exchange). The Company has put in place stringent anti-corruption and anti-bribery policies and does not participate in any type of political fund raising or political action committee efforts.

Employees

        As of December 31, 2016 we had approximately 3,300 employees, 52% of whom were in the UK, 29% of whom were in the US, and the remaining 19% in the rest of the world. More than 20% of employees hold a Master's level degree or higher and 6% of our employees are science professionals with Ph.D.s, M.D.s and D.V.M.s.

        Our employees are not unionized in the US or the UK. Employees at some of our European facilities are represented by works councils and/or unions, which is consistent with local custom for our industry. We believe that we have strong relations with our employees and we have a history of implementing change without any disruption of the business from strikes or other employee action.

Properties

        Envigo owns its corporate headquarters located at 100 Mettlers Road, East Millstone, New Jersey 08873. This facility is 152,500 square feet and also serves as a major center for Envigo's contract research services business. In addition, Envigo leases space domestically, including in Hackensack, New Jersey, Livermore, California, Indianapolis, Indiana, and Madison, Wisconsin, and in foreign countries including the Netherlands, in each case to support its operations. Envigo believes its office space and facilities are suitable and adequate to support its current business needs and are appropriately utilized.

Contractual Arrangements

        Many of our contracts with our clients are fixed price. To a lesser extent, some of our contracts are sample-based or time and materials. In cases where the contracts are fixed price, we may bear the cost of overruns, or we benefit if the costs are lower than we anticipated. Contracts may contain provisions for re-negotiation in the event of cost overruns due to changes in work scope. Contracts may range in duration from less than a month to several years depending on the nature of the work performed. Billing schedules and payment terms are generally negotiated on a contract-by-contract basis, but some portion of the fee is generally invoiced upon contract execution.

        Most of our contracts may be terminated by the client either immediately or upon notice. These contracts often require payment to Envigo of expenses to wind down a project, payment to Envigo of fees earned to date, and, in some cases, a termination fee or payment of some portion of the fee.

Backlog

        Our backlog for our CRS reportable segment was approximately $146 million as of December 31, 2016, as compared to $173 million as of December 31, 2015. On a constant currency basis, backlog declined 2.0% year over year. We do not track backlog for RMS as the turnaround time from receipt of order to fulfillment, for both products and services, is relatively short.

        Studies are performed over varying durations, from a few days to three years. We maintain an order backlog to track anticipated revenue from studies that either have not started, but are anticipated to begin in the near future, or are in process and have not been completed. We only recognize a study in backlog after we have received written, contractually-binding evidence of a client's intention to proceed. Cancelled studies are removed from backlog. Given the mix of studies in our backlog, we expect to recognize approximately 70% of backlog in revenue in 2017.

        Our backlog as of any date is not necessarily a meaningful indicator of our future results for a variety of reasons. First, studies vary in duration (i.e., some studies or projects that are included in 2016 backlog may be completed in 2017, while others may be completed in later years). Second, the scope of studies or projects may change, which may either increase or decrease their value. Third, studies or projects may be terminated or delayed at any time by the client or regulatory authorities for a number of reasons, including the failure of a product to satisfy safety and efficacy requirements, or a sponsor making a strategic decision that a study or service is no longer necessary. Fourth, fluctuations in foreign exchange rates can impact the value of backlog. We cannot provide any assurance that we will be able to realize all or most of the net revenues included in backlog or estimate the portion to be realized in any given time period.

        For more details regarding risks related to our backlog, see "Risk Factors—Risks Related to Envigo and its Business—Envigo's backlog may not be indicative of future results".

        We do not report backlog for RMS as the turnaround time from receipt of order to fulfillment, for both products and services, is relatively short.

Regulatory Matters

        As our business operates in a number of distinct operating environments and in a variety of locations worldwide, we are subject to numerous, and sometimes overlapping, regulatory environments.

        The Animal Welfare Act ("AWA") governs the care and use of certain species of animals used for research in the US other than laboratory rats, mice and birds. For regulated species, the AWA and the associated animal care regulations require producers and users of regulated species to provide veterinary care and to utilize specific husbandry practices such as cage size, shipping conditions, sanitation and environmental enrichment to assure the welfare of these animals. Separately, facilities using live vertebrate animals in research funded by the US Public Health Service ("PHS") must also adhere to the PHS Policy on Humane Care and Use of Laboratory Animals and follow the Guide for the Care and Use of Laboratory Animals produced by the Institute for Laboratory Animal Research.

        We comply with licensing and registration requirement standards set by the USDA and similar agencies in other countries for the care and use of regulated species. The Company's operations in the UK are regulated by the Animals (Scientific Procedures) Act 1986 Amendment Regulations 2012. This legislation, administered by the UK Home Office, provides for the control of scientific procedures carried out on animals and the regulation of their environment. Personal licenses are issued by the UK Home Office to personnel who are competent to perform regulated procedures and each program of work must be authorized in advance by a Project Licensee. Premises where procedures are carried out are formally licensed by the UK Home Office. Consultations and inspections are regularly undertaken by the UK Home Office in order to ensure continued compliance with legal requirements.

        Our import and export of animals and our operations in foreign countries are subject to international agreements and conventions, as well as a variety of national, regional, and local laws and regulations, which establish the standards for the humane treatment, care, handling and transport of animals by dealers and research facilities.

        The Company's services are subject to international standards for the conduct of research and development studies embodied in the regulations for GLP, GCP and GMP. The FDA and other national and international regulatory agencies require the test results included in regulatory filings to be based on studies conducted in accordance with GLP, GCP or GMP, as applicable. GxP regulations describe a quality system for the organizational process, and conditions under which our services are planned, performed, monitored, recorded, reported and archived. GxP requirements are significantly harmonized throughout the world and our laboratories are capable of conducting studies in compliance with all necessary requirements.

        In addition, the specific activities of some of our businesses require us to hold specialized licenses for the conduct, manufacture, distribution and/or marketing of particular products and services.

        All of our sites are subject to licensing and regulation under international treaties and conventions, including national, regional and local laws relating to:

  •
  the surface and air transportation of chemicals, biological reagents and laboratory specimens;

  •
  the handling, use, storage and disposal of chemicals (including narcotics and psychotropic drugs), biological reagents, laboratory specimens, hazardous waste and radioactive materials;

  •
  the procurement, handling, use, storage and disposal of cells, tissues and cellular and tissue based products for research purposes; and

  •
  the safety and health of employees and visitors to our facilities; and protection of the environment and general public.

        To assure these compliance obligations, we established quality assurance procedures and functions in each of our regulated businesses. The quality assurance function operates independently from those individuals that direct and conduct studies, or manage RMS production.

Intellectual Property

        We maintain and protect trade secrets, know-how and other proprietary information regarding many of our business processes and related systems. Although our intellectual property rights are valuable to our success, we believe that such factors as the technical expertise, proprietary know-how, ability and experience of our staff are more important. Where we consider it appropriate, steps are taken to protect our know-how through confidentiality agreements and registration of title or use. While the Company has certain trademarks and patents, we have no patents, trademarks, licenses, franchises or concessions which are material and upon which any of our services are dependent.

NON-GAAP FINANCIAL MEASURES

EBITDA and Adjusted EBITDA

        EBITDA and Adjusted EBITDA information regarding Envigo presented in this proxy statement/prospectus are supplemental measures of business performance that are not required by, or presented in accordance with, generally accepted accounting principles in the United States of America ("GAAP"). EBITDA and Adjusted EBITDA are not measurements of Envigo's financial performance under GAAP and neither should be considered as an alternative to net income, operating income or any other performance measures derived in accordance with GAAP or as an alternative to cash flows from operating activities as a measure of Envigo's liquidity.

        Envigo defines EBITDA as net income (loss) before depreciation, amortization, interest expense and income taxes. Envigo defines Adjusted EBITDA as EBITDA adjusted to exclude the impact of foreign exchange gains and losses, pension expense, stock compensation, sponsor management fees and expenses, discontinued and divested operations and and certain significant items (some of which may recur, such as restructuring, but which management does not believe are reflective of ongoing core operations). Envigo's presentation of EBITDA and Adjusted EBITDA should not be construed as an inference that Envigo's future results will be unaffected by unusual or non-recurring items.

        Envigo's management believes that Adjusted EBITDA, when considered along with other performance measures, is a useful measure as it reflects certain drivers of Envigo's business, such as sales growth and operating costs. Envigo believes that Adjusted EBITDA can be useful in providing enhanced understanding of the underlying operating results, trends, and prospects for the future. While Adjusted EBITDA is not a recognized measure under GAAP, Envigo's management uses this financial measure to evaluate and forecast business performance. Adjusted EBITDA is not intended to be a measure of liquidity or cash flows from operations or a measure comparable to net income as it does not take into account certain requirements, such as capital expenditures and related depreciation, principal and interest payments, and tax payments. Adjusted EBITDA is not a presentation made in accordance with GAAP, and Envigo's use of the term Adjusted EBITDA may vary from the use of similarly-titled measures by others in our industry due to potential inconsistencies in the method of calculation and differences due to items subject to interpretation.

        EBITDA and Adjusted EBITDA each have limitations as an analytical tool, and you should not consider them in isolation, or as a substitute for analysis of Envigo's operating results or cash flows as reported under GAAP. Some of these limitations are:

  •
  they do not reflect Envigo's cash expenditures, or future requirements, for capital expenditures or contractual commitments;

  •
  they do not reflect changes in, or cash requirements for, Envigo's working capital needs;

  •
  they do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments on Envigo's debt;

  •
  although depreciation is a non-cash charge, the assets being depreciated will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements;

  •
  they are not adjusted for all non-cash income or expense items that are reflected in Envigo's statements of cash flows; and

  •
  other companies in Envigo's industry may calculate these measures differently than Envigo does, limiting their usefulness as comparative measures.

        Because of these limitations, EBITDA and Adjusted EBITDA should not be considered as measures of discretionary cash available to Envigo to invest in the growth of Envigo's business. Envigo compensates for these limitations by relying primarily on Envigo's GAAP results and using EBITDA and Adjusted EBITDA only for supplemental purposes. The presentation of non-GAAP financial information should not be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. Envigo's measurements of EBITDA and Adjusted EBITDA may not be comparable to those of other companies. You should read this discussion and analysis of Envigo's financial condition and results of operations together with the condensed consolidated financial statements and the related notes thereto also included within.

Adjusted Revenue

        Adjusted Revenue represents historical revenue adjusted to exclude revenue from Envigo's ILS operations that were divested in October 2016 and revenue from Envigo's dog breeding business that was divested in October 2017. Envigo's management believes that Adjusted Revenue, when considered along with other performance measures, is a useful measure as it excludes the impact of revenues not expected to recur in future periods.

        Adjusted Revenue is not a recognized measure under GAAP. Envigo's management uses this financial measure to evaluate and forecast business performance. Envigo's use of the term Adjusted Revenue may vary from the use of similarly-titled measures by others in our industry due to potential inconsistencies in the method of calculation and differences of interpretation.

Constant Currency

        Measures "on a constant currency basis" are non-GAAP measures. Envigo analyzes revenue, operating expenses, operating income, EBITDA, and Adjusted EBITDA on a constant currency basis to better measure the comparability of results between periods. Because changes in foreign currency exchange rates have a non-operating impact on such measures, Envigo believes that evaluating growth in such measures on a constant currency basis provides an additional and meaningful assessment to both management and Envigo's investors. Constant currency growth rates are calculated by translating all periods' local currency financial performance at constant exchange rates, and calculating the growth rates on the translated results. Constant currency growth rates are not indicative of changes in corresponding cash flows.

        The following table is the reconciliation from net income (loss) to Adjusted EBITDA for the periods indicated:

	Nine Months Ended September 30		Year Ended December 31
$ Millions	2017	2016	2016	2015
Consolidated net income (loss)	1.3	(28.5)	(39.6)	(67.7)
Interest expense, net	35.2	35.6	47.4	45.2
Taxation	4.2	(1.0)	(3.9)	1.7
Depreciation and amortization	16.2	17.5	23.0	29.3

EBITDA	56.9	23.6	26.9	8.5
Adjustments
Loss on extinguishment of debt	—	—	3.0	—
Foreign exchange (gain) loss	(11.2)	11.5	20.5	11.7
Goodwill impairment loss	—	—	0.7	—
Loss (gain) on disposition of assets	0.7	4.3	2.8	(1.3)
Pension expense	2.2	2.9	3.2	1.8
Stock compensation (credit) expense	(2.6)	(3.2)	(4.5)	8.6
Integration and transition costs	—	4.0	3.6	12.3
Restructuring costs	3.8	4.4	7.1	1.4
Other adjustments(a)	(0.4)	(3.2)	(3.2)	1.5
Sponsor management fees and expenses	1.9	1.9	2.6	2.2
EBITDA losses related to discontinued operations in Switzerland	—	2.2	1.1	10.6

Adjusted EBITDA	51.3	48.4	63.8	57.3

(a)
Other adjustments include costs not related to the underlying business including equity issuance costs and EBITDA from divestitures, which are offset by business interruption insurance proceeds. These items are not expected to impact business operations on an ongoing basis.

        The following table is a reconciliation from revenue to adjusted revenue for the periods indicated.

	Nine Months Ended September 30		Year Ended December 31
$ Millions	2017	2016	2016	2015
Revenue	303.7	321.0	415.4	429.5
Revenue from divested ILS operations	—	(4.8)	(5.1)	(7.1)
Revenue from divested dog business	(4.2)	(4.1)	(5.0)	(5.2)

Adjusted Revenue	299.5	312.1	405.3	417.2

 INDUSTRY AND MARKET DATA TERMINOLOGY

        This proxy statement/prospectus may include estimates of market share and industry data and forecasts that Envigo obtained from industry publications, securities analyst research reports and internal company sources. Industry publications and other third party materials generally state that the information contained therein has been obtained from sources believed to be reliable, but there can be no assurance as to the accuracy or completeness of the included information. Envigo has not independently verified any of the data from third-party sources nor has Envigo ascertained the underlying economic assumptions relied upon therein. Statements as to Envigo's market position are based on market data currently available to it. Envigo's estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading "Risk Factors" starting on page [    •    ].

ENVIGO MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

        Unless the context otherwise requires, for purposes of this section, the terms "we," "us," "the Company," "Envigo," "Holdings" or "our company" refer to Envigo International Holdings, Inc. and its subsidiaries as they currently exist under Delaware law.

        The following discussion and analysis should be read in conjunction with the financial statements and related notes of Envigo included elsewhere in this proxy statement/prospectus. This discussion contains forward-looking statements reflecting Envigo's current expectations, estimates and assumptions concerning events and financial trends that may affect Envigo's future operating results or financial position. Actual results and timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the sections entitled "Risk Factors" and "Cautionary Note Regarding Forward-Looking Statements."

Overview

        We are a full service, non-clinical contract research organization providing essential products and research services for biopharmaceutical, crop protection and chemical companies, as well as universities, governments and other research organizations. We provide our customers with animal research models used in basic research and product development, and non-clinical testing of compounds to support product registration. Utilizing our portfolio of products and services enables our clients to create a more flexible product development model, which reduces their costs, enhances their productivity, and increases speed to market.

Critical Accounting Estimates

        In preparing its consolidated financial statements in accordance with GAAP, the Company makes assumptions, judgments and estimates that affect the reported amounts of assets, liabilities, revenue and expenses, and related disclosures of contingent assets and liabilities. There are certain accounting policies the Company considers critical because they are the most important to the depiction of the Company's financial statements and require significant, difficult or complex judgments by the Company, often requiring the use of estimates about the impact of matters that are inherently uncertain. The Company bases its assumptions, judgments and estimates on historical experience and various other factors that it believes to be reasonable under the circumstances. These assumptions, judgments and estimates are evaluated on a regular basis. Actual outcomes may differ from these assumptions, judgments and estimates and these differences may have a material impact on the consolidated financial statements.

        A summary of the accounting policies that the Company considers critical to the consolidated financial statements is set out below:

Service Revenue Recognition

        The Company's net service revenues (CRS segment) have been earned under contractual arrangements, which generally range in duration from a few days to three years. Net revenue from these contracts is generally recognized over the term of the contracts as services are rendered using the proportional performance method of accounting. Revenue is recognized under these arrangements based on the ratio of outputs or performance obligations completed to the total contractual outputs or performance obligations to be provided.

        Revenue recognition requires the Company to make various estimates including the total expected effort to complete the study and portion of the study completed at each reporting date. These estimates are based on various factors including, but not limited to, historical experience and the time expected to complete each portion of the study, and are updated each period based on the experience to date on the study. If the Company does not accurately estimate the resources required or the scope of work to be performed, or does not manage its projects properly within the planned periods of time or satisfy its obligations under the contracts, then future margins may be significantly and negatively affected or losses on existing contracts may need to be recognized. While such issues have not historically been significant, any such resulting reductions in margins or contract losses could be material to the Company's results of operations.

Pension Costs

        The Company has obligations under defined benefit plans it previously provided to certain of its employees. The measurement of the pension benefit obligations and net periodic benefit costs recorded each year are based upon actuarial computations and are dependent on significant assumptions. The assumptions are reviewed annually, and revised if appropriate. The most significant of these assumptions include (a) the discount rate used in computing the present value of the benefit obligation; (b) the expected return on plan assets and (c) life expectancy. The selection of the assumptions involves an analysis of both short-term and long-term historical trends and known economic and market conditions at the time of the valuation. The use of different assumptions would result in different measures of the funded status and net cost. Actual results may differ from the expected results. Those differences, along with changes that may be made in the assumptions used from period to period, will impact the amounts reported in the financial statements and footnote disclosures. The Company is not able to estimate the probability of actual results differing from expected results, but believes its assumptions are appropriate.

Taxation

        The Company records deferred tax assets and liabilities for the estimated future tax consequences of events attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are reduced by a valuation to the extent the Company believes it is more likely than not that the deferred tax assets will not be realized. In determining whether a valuation allowance is required, the Company evaluates various factors including historical profits and losses, expected future earnings, carryback and carryforward limitations and feasible tax planning strategies. A change in these assumptions in a future period may result in a change in the Company's assessment of whether it would not be able to realize all or part of its net deferred tax assets in the future, which may result in a change in the valuation allowance in that period.

        In the normal course of business, the Company is audited by federal, state and foreign tax authorities, and is periodically challenged regarding the amount of taxes due. These challenges relate to the timing and amount of deductions and the allocation of income among various tax jurisdictions. The Company believes its tax positions comply with applicable tax law and the Company intends to defend its positions. In evaluating the exposure associated with various tax filing positions, the Company records reserves for uncertain tax positions in accordance with GAAP, based on the technical support for the positions, the Company's past audit experience with similar situations, and potential interest and penalties related to the matters. The Company's results of operations and effective tax rate in a given period could be impacted if, upon final resolution with taxing authorities, the Company prevailed in positions for which reserves have been established, or was required to pay amounts in excess of established reserves. The Company considers matters to be effectively settled once the taxing authority has completed all of its required or expected examination procedures, including all appeals and administrative reviews; the Company has no plans to appeal or litigate any aspect of the tax position; and the Company believes that it is highly unlikely that the taxing authority would re-examine the related tax position.

Stock Appreciation Rights

        The Company grants stock appreciation rights (SARs) to certain officers and employees of the Company. The Company accounts for the SARs under the liability method of accounting and the fair value of the liability is remeasured at the end of each reporting period until settlement. Changes in the value of the SARs are recognized as a cumulative adjustment to share-based compensation expense and the related liability at each reporting date.

        The fair value of the liability is estimated using a Black Scholes model, which requires various assumptions. These assumptions include interest rate, expected term of the SARs and expected volatility of the Company's shares. We estimate the term of the SARs based historical experience of the period SARs will be outstanding prior to exercise or forfeiture. The stock volatility factor is based on an assessment of the volatility rate of publicly traded entities providing similar services. The Company did not use the volatility rate for the Company's common stock, as the Company's common stock does not trade on an exchange or market. A change in the assumptions used could result in a different fair value, which would increase or decrease the compensation expense recorded during the period.

Impairment of Assets

        Goodwill is subject to impairment review annually, and whenever indicators of impairment exist. The Company assesses goodwill for impairment based on its reporting units, which are CRS, RMS North America and RMS Rest of World. During the year ended December 31, 2016 the Company recorded an impairment of $0.7 million to its RMS Rest of World goodwill resulting from the operational performance of the reporting unit.

        Intangible assets with definite lives and other long-lived assets (such as fixed assets) are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

        The Company's impairment reviews are based on an estimated future cash flow approach that requires significant judgment with respect to future volume, revenue and expense growth rates, changes in working capital use, foreign currency exchange rates, the selection of an appropriate discount rate, asset groupings, and other assumptions and estimates. The estimates and assumptions used are consistent with the Company's business plans and when applicable, market participants' views of the Company and similar companies. The use of alternative estimates and assumptions could increase or decrease the estimated fair values of the assets, and potentially result in different impacts to the Company's results of operations. Actual results may differ from the Company's estimates.

Significant events

        On April 29, 2014, BPAL acquired 100 percent of the outstanding common stock and voting interests of Harlan, a business offering full service, non-clinical, contract research services and research models and services. The acquisition involved no cash payments to Harlan's equity holders. The existing Harlan debt of $280,425 was refinanced pursuant to a Consent and Exchange Agreement, under which BPAL delivered new loans and warrants to Harlan lenders in full satisfaction of Harlan's indebtedness. The fair value of the long-term debt issued amounted to $245,910, including the fair value of warrants issued by Envigo International Holdings. The transaction was accounted for using the acquisition method of accounting.

        On October 21, 2014, BPAL announced a decision to close its CRS operations in Switzerland. BPAL determined the operations meet the definition of a discontinued operation in accordance with ASC 205-20 and therefore excluded from the continuing operations in the unaudited consolidated statement of operations.

Recent Developments

        On January 14, 2018 and January 18, 2018, Envigo experienced criminal cyber-attacks that involved unauthorized access to its corporate network that led to a disruption of Envigo's operations. As of February 4, 2018, Envigo is in the process of restoring its operations and remedying the effects of the cyber-attacks. As part of this process, Envigo has engaged third party experts, including a leading cybersecurity firm, to perform a forensic investigation of this attack. Envigo is assessing the impact of the attack on its business and pursuing insurance coverage for costs associated with its recovery efforts and business interruption. However, Envigo may have incurred, and may incur in the future, expenses and losses related to this attack that are not covered by insurance. The business impact and total amount of such expenses or losses, if any, cannot be estimated at this time, but they could be material.

Results of Operations

Nine months ended September 30, 2017 compared with nine months ended September 30, 2016

  Revenue

	Nine months ended
			Change
	September 30, 2017	September 30, 2016
			$	%
CRS	$181,162	$195,220	(14,058)	(7.2)%
RMS	122,488	125,813	(3,325)	(2.6)%

	$303,650	$321,033	(17,383)	(5.4)%

        Net revenues for the nine months ended September 30, 2017 were $303.7 million, a decrease of 5.4% compared to $321.0 million for the nine months ended September 30, 2016, or 1.4% on a constant currency basis.

        CRS revenues decreased by $14.1 million (7.2%) to $181.2 million compared to the prior period, or 1.3% on a constant currency basis, primarily driven by the sale of the non-core food testing business which accounted for $4.8 million of revenue in the nine months ended September 30, 2016. Excluding the revenue from the divested non-core food testing business, underlying CRS revenue grew 1.2% on a constant currency basis given strong market demand for biopharma safety assessment and REACH-related services. RMS revenues decreased by $3.3 million (2.6%) when compared to the prior period, and declined 1.6% on a constant currency basis due to lower demand for small animal models, particularly in the oncology portfolio. This global volume-driven decline was partially offset by an increase in average selling prices.

  Cost of sales

	Nine months ended
					Change
	September 30, 2017	% of revenue	September 30, 2016	% of revenue
					$	%
CRS	$112,146	61.9%	$123,981	63.5%	(11,835)	(9.5)%
RMS	89,573	73.1%	93,994	74.7%	(4,421)	(4.7)%

	$201,719	66.4%	$217,975	67.9%	(16,256)	(7.5)%

        Cost of sales for the nine months ended September 30, 2017 was $201.7 million, a decrease of 7.5% on cost of sales of $218.0 million for the nine months ended September 30, 2016, or 4.1% on a constant currency basis.

        CRS cost of sales decreased by $11.8 million (9.5%) to $112.1 million. The movement, after taking account of the impact of exchange rate fluctuations, was 4.7%, primarily due to the sale of the non-core food testing business which accounted for a $5.6 million reduction in cost of sales over the prior period. Although underlying CRS cost of sales was nearly flat, year over year labor savings and increases in the UK R&D credit due to higher volumes of UK work were offset by unfavorable transactional foreign exchange movements (gain in 2016, loss in 2017).

        RMS cost of sales decreased by $4.4 million (4.7%) to $89.6 million, or 3.4% on a constant currency basis, primarily due to cost savings arising from the restructuring program implemented across certain of our European facilities in 2016 and productivity initiatives globally. Headcount and labor costs were substantially reduced in all regions given lower volumes of production, restructuring, and productivity improvements. Additionally, distribution costs declined in Europe as a result of streamlined routing implemented in the current year, combined with procurement initiatives with carriers.

  Selling, general and administrative expenses ("SG&A")

	Nine months ended
					Change
	September 30, 2017	% of revenue	September 30, 2016	% of revenue
					$	%
CRS	$20,709	11.4%	$24,453	12.5%	(3,744)	(15.3)%
RMS	15,477	12.6%	15,597	12.4%	(120)	(0.8)%
Corporate(1)	26,319	8.7%	26,859	8.4%	(540)	(2.0)%

	$62,505	20.6%	$66,909	20.8%	(4,404)	(6.6)%

(1)
Corporate SG&A expenses have been calculated as a percentage of total revenues

        Selling, general and administrative expenses for the nine months ended September 30, 2017 were $62.5 million, a decrease of 6.6% compared to the nine months ended September 30, 2016, or 3.5% on a constant currency basis.

        CRS SG&A decreased by $3.7 million (15.3%) compared to the prior period, or 11.4% on a constant currency basis primarily due to recoveries of bad debts previously provided for and the adjustment of incentive compensation accruals based on actual results. RMS SG&A decreased 0.8% to $15.5 million, and decreased by 0.2% on a constant currency basis. Corporate SG&A costs decreased by $0.5 million (2.0%) to $26.3 million or increased by 1.8% on a constant currency basis, primarily due to there being a $1.1 million year on year movement in the SARs credit. Underlying Corporate SG&A costs were consistent year over year.

  Operating income before other operating expense and amortization

	Nine months ended
			Change
	September 30, 2017	September 30, 2016
			$	%
CRS	$48,307	$46,786	1,521	3.3%
RMS	17,438	16,222	1,216	7.5%
Corporate	(26,319)	(26,859)	540	(2.0)%

	$39,426	$36,149	3,277	9.1%

        Other operating expense of $3.9 million is comprised of $3.8 million of restructuring costs and $0.1 million of other non-recurring costs for the nine months ended September 30, 2017. Other operating expense of $4.6 million for the nine months ended September 30, 2016 includes reduction in force of $2.4 million, $2.0 million related to restructuring, $4.0 million of integration and transition related expenses and $1.4 million of other non-recurring expenses, offset by business interruption proceeds of $5.3 million.

        Net interest expense remained consistent between periods at $35.2 million for the nine months ended September 30, 2017 compared to $35.6 million for the nine months ended September 30, 2016.

        Foreign exchange gains and losses arise from currency exposures on intercompany loan balances transacted in foreign currency. For the nine months ended September 30, 2017 there was a gain of $11.2 million and for the nine months ended September 30, 2016 there was a loss of $11.5 million. The change between the years was primarily due to movements in the US Dollar and Sterling.

        Income tax expense for the nine months ended September 30, 2017 was $4.2 million. The income tax benefit for the nine months ended September 30, 2016 was $0.9 million.

Adjusted EBITDA

	Nine Months Ended September 30
$ Millions	2017	2016
Adjusted EBITDA	51.3	48.4

        Adjusted EBITDA for the nine months ended September 30, 2017 was $51.3 million (17.1% of revenue), an increase of 5.9% compared to $48.4 million (15.5% of adjusted revenue) for the nine months ended September 30, 2016; the increase in Adjusted EBITDA was 12.8% on a constant currency basis. For a reconciliation to the most directly comparable GAAP measures see the table on page [    •    ].

Results of Operations

Year ended December 31, 2016 compared with year ended December 31, 2015

        Backlog (booked-on-work) at December 31, 2016 amounted to approximately $146.4 million, a decrease of $27.1 million (15.6%) from the level at December 31, 2015. On a constant currency basis, backlog decreased 2.0%.

  Revenue

	Year ended
			Change
	December 31, 2016	December 31, 2015
			$	%
CRS	$252,504	$260,463	(7,959)	(3.1)%
RMS	162,925	169,051	(6,126)	(3.6)%

	$415,429	$429,514	(14,085)	(3.3)%

        Net revenues for the year ended December 31, 2016 were $415.4 million, a decrease of 3.3% on net revenues of $429.5 million for the year ended December 31, 2015. Net revenues increased 2.1% on a constant currency basis.

        CRS revenues decreased by $8.0 million (3.1%) to $252.5 million compared to the prior year, but increased by 5.1% on a constant currency basis, primarily due to CRS market growth, particularly in the chemical industry. RMS revenues decreased by $6.1 million (3.6%) compared to the prior year, or 2.1% after taking into account the negative impact of exchange rates. The decline in RMS revenues was primarily driven by the decline in volume of small animal models, partially offset by growth in research model services, including surgery services.

Cost of sales

	Year ended
					Change
	December 31, 2016	% of revenue	December 31, 2015	% of revenue
					$	%
CRS	$157,012	62.2%	$173,380	66.6%	(16,368)	(9.4)%
RMS	123,187	75.6%	135,125	79.9%	(11,938)	(8.8)%

	$280,199	67.4%	$308,505	71.8%	(28,306)	(9.2)%

        Cost of sales for the year ended December 31, 2016 were $280.2 million, a decrease of 9.2% on cost of sales of $308.5 million for the year ended December 31, 2015. On a constant currency basis, cost of sales decreased by 4.8%.

        CRS cost of sales decreased by $16.4 million (9.4%) to $157.0 million. On a constant currency basis, CRS cost of sales decreased by 2.8% primarily due to a credit of $0.6 million for SARs for the year ended December 31, 2016 compared to a charge of $1.4 million for the year ended December 31, 2015 due to the same circumstances described in the Corporate SG&A analysis below. Additional drivers of the year on year decrease in costs include an increase in the UK R&D credit driven by higher work volumes in the UK, and lower direct costs in North America due to lower study volumes and a change in study mix.

        RMS cost of sales decreased by $11.9 million (8.8%) to $123.2 million. On a constant currency basis, RMS cost of sales decreased 7.1%, due to reduced materials, distribution and other costs as a result of lower production volumes and ongoing efficiency initiatives.

  Selling, general and administrative expenses ("SG&A")

	Year ended
					Change
	December 31, 2016	% of revenue	December 31, 2015	% of revenue
					$	%
CRS	$31,734	12.6%	$33,032	12.7%	(1,298)	(3.9)%
RMS	20,800	12.8%	19,668	11.6%	1,132	5.8%
Corporate[1]	35,748	8.6%	44,749	10.4%	(9,001)	(20.1)%

	$88,282	21.3%	$97,449	22.6%	(9,167)	(9.4)%

(1)
Corporate SG&A expenses have been calculated as a percentage of total revenues.

        Selling, general and administrative expenses decreased by 9.4% to $88.3 million for the year ended December 31, 2016 from $97.4 million in the year ended December 31, 2015. On a constant currency basis, SG&A expenses decreased by 5.9%.

        CRS SG&A decreased by $1.3 million (3.9%) compared to the prior period. On a constant currency basis, CRS SG&A increased by 3.8%, primarily due to wage inflation and higher sales incentive expense recorded in 2016.

        RMS SG&A increased by $1.1 million (5.8%) to $20.8 million. On a constant currency basis, RMS SG&A increased by 6.7% due to an increase in marketing expenditure, partially offset by a reduction in sales incentive compensation and lower travel expenditure.

        Corporate SG&A decreased by $9.0 million (20.1%) to $35.7 million. On a constant currency basis, Corporate SG&A decreased 19.4% primarily due to a credit of $2.5 million for SARs in the year ended December 31, 2016 compared to a charge of $6.5 million for the year ended December 31, 2015. The increase in SARs value in 2015 was primarily due to an equity transaction that provided an updated market benchmark for the Company's valuation. The reduction in SARs value in 2016 was primarily due to the impact of the Brexit-driven Sterling devaluation which lowered the long term business projections used for SARs valuation. Underlying Corporate SG&A expenses were consistent year over year.

  Operating income before other operating expenses and amortization

	Year ended
			Change
	December 31, 2016	December 31, 2015
			$	%
CRS	$63,758	$54,051	9,707	18.0%
RMS	18,938	14,258	4,680	32.8%
Corporate	(35,748)	(44,749)	9,001	(20.1)%

	$46,948	$23,560	23,388	99.3%

        Other operating expense of $6.9 million for the year ended December 31, 2016 comprises $3.6 million integration and transition expenses related to professional fees and restructuring and costs specific to the integration following the acquisition of Harlan in 2014, $2.9 million costs in reduction in force, $4.2 million restructuring costs for the European business and senior management and $1.4 million other expenses related to special projects, offset by $5.3 million insurance proceeds for business interruption incurred following fire damage at a US site.

        Net interest expense increased to $47.4 million for the year ended December 31, 2016 from $45.2 million for the year ended December 31, 2015. The increase is principally due to the new First Lien Credit Agreement entered into in November 2016, including amortization of related debt discount and deferred financing costs, as well as the interest on the increased capital balance on the Third Lien Debt.

        Foreign exchange loss for the year ended December 31, 2016 was $20.5 million. The foreign exchange loss for the year ended December 31, 2015 was $11.7 million. The increased foreign exchange loss in 2016 is largely attributable to movements in exchange rates following Brexit.

        Income tax benefit for the year ended December 31, 2016 was $3.9 million. The income tax expense for the year ended December 31, 2015 was $1.7 million.

Adjusted EBITDA

	Year Ended December 31
	2016	2015
$ Millions
Adjusted EBITDA	63.8	57.3

        Adjusted EBITDA for the year ended December 31, 2016 was $63.8 million (15.7% of adjusted revenue), an increase of 11.3% compared to $57.3 million (13.7% of adjusted revenue) for the year ended December 31, 2015; the increase in Adjusted EBITDA was 30.7% on a constant currency basis. For a reconciliation to the most directly comparable GAAP measures see the table on page [    •    ].

Results of Opeations

Year ended December 31, 2015 compared with year ended December 31, 2014

        Backlog (booked-on-work) at December 31, 2015 amounted to approximately $173.5 million, an increase of 3.6% from the level at December 31, 2014, which represents a 10.1% increase on a constant currency basis.

        The operating results of BPAL for the year ended December 31, 2014, have been presented with comparative information as if the acquisition of Harlan had occurred on January 1, 2014 and excludes the results of discontinued CRS operations in Switzerland. A reconciliation of the pro forma operating results for the year ended December 31, 2014, to those presented in the unaudited consolidated statement of operations for BPAL is set out below:

	Financial statements	Harlan pro forma	Discontinued operations	Pro forma
Revenue	$350,999	$104,668	(8,848)	446,819
Cost of sales	(260,506)	(76,994)	13,321	(324,179)

Gross profit	90,493	27,674	4,473	122,640
Selling, general and administrative expenses	(69,462)	(30,403)	1,346	(98,519)
Amortization of intangible assets	(6,524)	—	—	(6,524)
Other operating expense	(35,050)	(10,477)	176	(45,351)

Operating (expense) income	$(20,543)	(13,206)	5,995	(27,754)

  Revenue

	Year ended
			Change
	December 31, 2015	December 31, 2014
			$	%
CRS	$260,463	$262,206	(1,743)	(0.7)%
RMS	169,051	184,613	(15,562)	(8.4)%

	$429,514	$446,819	(17,305)	(3.9)%

        Net revenues for the year ended December 31, 2015 were $429.5 million, a decrease of 3.9% on net revenues of $446.8 million for the year ended December 31, 2014.

        CRS revenues decreased by $1.7 million (0.7%) to $260.5 million compared to the prior year primarily due to a negative impact from exchange rates, which masked an underlying increase of 6.8% on a constant currency basis. CRS revenue growth was primarily driven by CRS market growth. RMS revenues decreased by $15.5 million (8.4%), or 3.0% on a constant currency basis. The underlying decline in RMS revenues was primarily driven by the decline in volume of small animal models sales as industry participants continue to adopt the "3Rs" (replace, reduce, refine) in animal research.

  Cost of sales

	Year ended
					Change
	December 31, 2015	% of revenue	December 31, 2014	% of revenue
					$	%
CRS	$173,380	66.6%	$176,640	67.4%	(3,260)	(1.8)%
RMS	135,125	79.9%	147,539	79.9%	(12,414)	(8.4)%

	$308,505	71.8%	$324,179	72.6%	(15,674)	(4.8)%

        Cost of sales for the year ended December 31, 2015 were $308.5 million, a decrease of 4.8% on cost of sales of $324.2 million for the year ended December 31, 2014.

        CRS cost of sales decreased by $3.3 million (1.8%) to $173.4 million, however, on a constant currency basis there is an underlying increase of 5.8% reflecting the increased headcount to deliver higher volumes of service revenue, as well as increased facility costs. RMS cost of sales decreased by $12.4 million (8.4%) to $135.1 million, primarily due to the impact of changes in exchange rates and 2014 including $4,325 related to purchase accounting for inventory, which did not recur in 2015. Underlying RMS constant currency cost of sales increased in 2015 compared to 2014 as BPAL invested to improve quality and biosecurity in the RMS business.

  Selling, general and administrative expenses ("SG&A")

	Year ended
					Change
	December 31, 2015	% of revenue	December 31, 2014	% of revenue
					$	%
CRS	$33,032	12.7%	$34.285	13.1%	(1,253)	(3.7)%
RMS	19,668	11.6%	20,464	11.1%	(796)	(3.9)%
Corporate(1)	44,749	10.4%	43,770	9.8%	979	2.2%

	$97,449	22.6%	$98,519	22.0%	(1,070)	(1.1)%

(1)
Corporate SG&A expenses have been calculated as a percentage of total revenues.

        Selling, general and administrative expenses decreased by 1.1% to $97.4 million for the year ended December 31, 2015 from $98.5.0 million in the year ended December 31, 2014.

        The decrease in CRS SG&A of $1.3 million reflects a favorable impact of exchange rates, offset by the increase in sales incentive compensation due to strong sales performance and increases in IT expenditures in 2015. The decrease in RMS SG&A of $0.8 million is primarily due to a favorable impact of exchange rates. The increase in Corporate SG&A of $1.0 million relates primarily to a $4.9 million increase in SARs expense in 2015, substantially offset by the savings from the exit of senior executives following the Harlan acquisition.

  Operating income before other operating expense and amortization

	Year ended
			Change
	December 31, 2015	December 31, 2014
			$	%
CRS	$54,051	$51,281	2,770	5.4%
RMS	14,258	16,610	(2,352)	(14.2)%
Corporate	44,749	(43,770)	(979)	2.2%

	$23,560	$24,121	561	(2.3)%

        Operating income before other operating expense and amortization decreased by 2.3% to $23.6 million in the year ended December 31, 2015 from $24.1 million in the year ended December 31, 2014.

        Other operating expense of $11.4 million for the year ended December 31, 2015 comprises $10.4 million integration and transition expenses related to professional fees and restructuring and costs specific to the integration following the acquisition of Harlan, $0.7 million costs in relation to the issuance of equity in Envigo International Holdings, and $0.3 million other non-recurring expenses related to costs incurred following a fire at a US site.

        Net interest expense increased to $45.2 million for the year ended December 31, 2015 from $36.8 million for the year ended December 31, 2014. The increase of $8.4 million was principally due to the new financing following the acquisition of Harlan, including amortization of related debt discount and deferred financing costs, as well as the increased capital balance on the Third Lien Debt.

        Foreign exchange gains and losses arise from currency exposures on intercompany loan balances transacted in foreign currency. For the year ended December 31, 2015 and 2014 the loss was $11.7 million and $14.5 million, respectively.

        Income tax expense for the year ended December 31, 2015 was $1.7 million. The income tax benefit for the year ended December 31, 2014 was $4.8 million.

Liquidity and Capital Resources

        Cash and cash equivalents at September 30, 2017 were $56.1 million and were held in accounts denominated in the following currencies:

Currency (Amounts in USD equivalents)	$000
US Dollar	$20,193
Sterling	8,367
Euro	15,106
Yen	6,382
Swiss Franc	1,437
Israeli New Shekel	3,563
Mexican Peso	93
Indian Rupee	35
Korean Won	462
Canadian Dollar	472
Danish Krona	13

$56,123

        On November 3, 2016, the Company secured loans of $111.0 million and $19.2 million, equivalent to £15.5 million at that date, under a new First Lien Credit Agreement. The maturity date of the First Lien Credit Agreement is November 2021. The First Lien Credit Agreement contains a financial covenant based on a secured net leverage ratio (the ratio of secured net debt to consolidated EBITDA, each, as defined therein), whereby Envigo must not allow such ratio as of the end of each fiscal quarter to exceed the level for the relevant quarter:

September 30, 2017	7.40 to 1.00
December 31, 2017	7.20 to 1.00
March 31, 2018	6.90 to 1.00
June 30, 2018	6.70 to 1.00
September 30, 2018	6.50 to 1.00
December 31, 2018	6.30 to 1.00
March 31, 2019	6.10 to 1.00
June 30, 2019	5.90 to 1.00
September 30, 2019	5.70 to 1.00
December 31, 2019 And thereafter	5.50 to 1.00

        As of September 30, 2017, Envigo was in compliance with the financial covenant under the First Lien Credit Agreement with a secured net leverage ratio (as defined in the First Lien Credit Agreement) of 5.47x.

        On April 29, 2014, the Company secured $280.4 million of First Lien Term Loan and Second Lien Term Loan. The maturity date of the loans was 2017, but has been extended to April 2020 in connection with the First Lien Credit Agreement. The First Lien Term Loan and the Second Lien Term Loan do not contain any financial covenants. The Company also secured $30.0 million of Second Lien Liquidity Facility due 2020. The Second Lien Liquidity Facility does not contain any financial covenants. The proceeds were used to provide funds for the acquisition and integration of Harlan.

        On March 15, 2012, the Company issued $22.4 million of 15.00% Second Lien Debt due 2017. The Second Lien Debt was converted to Third Lien Debt on April 29, 2014 and was further amended on November 3, 2016 with all interest now payment in kind and maturity extended to November 2022. The Third Lien Debt does not contain any financial covenants.

        At September 30, 2017, the Company had $458.0 million of outstanding debt, net, including $24.0 million of capitalized interest.

        The Company's expected primary cash needs on both a short-term and a long-term basis are for payment of interest and debt, capital expenditures, expansion of services, possible future acquisitions, restructuring, working capital and other general corporate purposes.

        As of September 30, 2017, the Company had a working capital surplus of $48.2 million; the Company believes that projected cash flow from operations will satisfy its contemplated cash requirements for at least the next 12 months. Working capital, as stated in the First Lien Credit Agreement, is defined as current assets less current liabilities.

        Net days sales outstanding (DSO) at September 30, 2017, were 25 days, a decrease from the 26 days at December 31, 2016 (32 days at September 30, 2016). DSO is calculated as a sum of accounts receivable, unbilled receivables and fees invoiced in advance over total net revenue. The impact on liquidity from a one-day change in DSO is approximately $1.2 million.

        During the nine months ended September 30, 2017, the Company's operating activities provided $24.5 million after other operating expense of $3.9 million; of this, the change in assets and liabilities used $27.1 million. This was mainly caused by a $24.7 million increase in accounts payable, accrued expenses and other liabilities, a $5.0 million increase in fees invoiced in advance and a $3.3 million reduction in accrued loan interest, offset by a $4.2 million decrease in defined pension liabilities and a $2.5 million increase in accounts receivable and unbilled receivables.

        Investing activities for the nine months ended September 30, 2017 used net cash of $8.1 million, which relates to purchase of property, plant and equipment.

        Net cash used in financing activities for the nine months ended September 30, 2017 was $1.1 million, which represents repayment of long-term borrowings.

        The effect of exchange rate movements on cash for the nine months ended September 30, 2017 was a decrease of $0.6 million.

        Cash and cash equivalents at December 31, 2016 were $41.4 million and were held in accounts denominated in the following currencies:

Currency (Amounts in USD equivalents)	$000
US Dollar	$21,681
Sterling	5,581
Euro	6,889
Yen	3,641
Swiss Franc	721
Israeli New Shekel	2,480
Mexican Peso	49
Indian Rupee	68
Korean Won	166
Canadian Dollar	94
Danish Krona	11

$41,381

        At December 31, 2016, the Company had $443.6 million of outstanding debt, net, including $20.8 million of capitalized interest.

        As of December 31, 2016, the Company had a working capital surplus of $37.5 million; the Company believes that projected cash flow from operations will satisfy its contemplated cash requirements for at least the next 12 months. Working capital, as stated in the First Lien Credit Agreement, is defined as current assets less current liabilities.

        Net days sales outstanding (DSO) at December 31, 2016, were 26 days, a decrease from the 35 days at December 31, 2015. DSO is calculated as a sum of accounts receivable, unbilled receivables and fees invoiced in advance over total net revenue. The impact on liquidity from a one-day change in DSO is approximately $0.9 million.

        During the year ended December 31, 2016, the Company's operating activities provided $13.6 million after other operating expense of $6.9 million; of this the change in assets and liabilities used $11.6 million. This was mainly caused by a $1.5 million increase in inventories, an $8.0 million increase in defined benefit pension liabilities and an $8.3 million decrease in accounts payable, accrued expenses and other liabilities, offset by a $5.2 million decrease in accounts receivable and a $2.5 million increase in fees invoiced in advance.

        Investing activities for the year ended December 31, 2016 used net cash of $13.0 million, which mainly relates to $19.5 million purchase of property, plant and equipment, offset by proceeds from the sale of assets of $1.9 million, sale of subsidiary $2.2 million and proceeds from casualty insurance of $2.4 million.

        Net cash used in financing activities for the year ended December 31, 2016 is $0.1 million, which represents the net effect of refinancing the senior loan offset by repayment of short-term borrowings.

        The effect of exchange rate movements on cash for the year ended December 31, 2016 was a decrease of $3.2 million.

Contractual Obligations

        The Company leases certain equipment and buildings under various non-cancellable operating leases and is obligated under purchase agreements, including long-term power contracts. The Company also has outstanding debt commitments and is obliged to make benefit payments for its defined benefit pension plans. These commitments, as of December 31, 2016, are set out in the table below:

	Total	Less than 1 year	1 - 3 years	3 - 5 years	More than 5 years
Operating leases	$21,524	$6,211	$8,972	$4,999	$1,342
Capital leases	19	6	12	1	—
Long-term financing	483,864	1,354	2,646	436,669	43,195
Future benefit payments	110,698	8,768	19,173	21,215	61,542

	$616,105	$16,339	$30,803	$462,884	$106,079

Contingencies

        The Company is party to certain legal actions arising in the normal course of its business. In management's opinion, none of these actions will have a material effect on the Company's operations, financial condition or liquidity. No form of proceedings has been brought, instigated or is known to be contemplated against the Company by any government agency.

Inflation

        While most of the Company's net revenues are earned under fixed price contracts, the effects of inflation do not generally have a material adverse effect on its operations or financial condition as only a minority of the contracts have a duration in excess of one year.

Recently Issued Accounting Standards

        Management is currently evaluating recently issued, but not yet effective, accounting standards to determine the effect on the accompanying financial statements. See Note 3 ("Recent Accounting Pronouncements") to the audited consolidated financial statements of Envigo International Holdings, Inc.

Quantitative and Qualitative Disclosures about Market Risk

        We are subject to market risks arising from changes in interest rates and foreign currency exchange rates.

Foreign Currency Risks

        The Company operates on a global basis and is therefore exposed to various foreign currency risks due to the nature of certain contracts. The principal functional currencies of the Company's foreign subsidiaries are the Euro and British Pound. The Company executes contracts with its customers where the contracts are denominated in a currency different from the functional currencies of the subsidiaries performing the work under the contracts. As a result, revenue recognized for services rendered may be denominated in a currency different from the currencies in which the subsidiaries' expenses are incurred. Fluctuations in exchange rates (from those in effect at the time the contract is executed and pricing is established to the time services are rendered and revenue is recognized) can affect the subsidiary's net revenues and resultant earnings. This risk is generally applicable only to a portion of the contracts executed by the Company's subsidiaries providing contract research services. Historically fluctuations in exchange rates from those in effect at the time contracts were executed have not had a material effect upon the condensed consolidated financial results.

        We also have other cross-currency contracts executed by subsidiaries where the foreign currency amounts billed are determined by converting local currency revenue amounts to the contract billing currency using the exchange rates in effect at the time services are rendered. These contracts do not give rise to foreign currency denominated revenue and local currency denominated expenses but through the passage of time between the invoicing of customers under both of these types of contracts and the ultimate collection of customer payments against such invoices. Because such invoices are denominated in a currency other than the subsidiary's local currency, the Company recognizes a receivable at the time of invoicing for the local currency equivalent of the foreign currency invoice amount as of the invoice date. Subsequent changes in exchange rates from the time the invoice is prepared to the time payment from the customer is received will result in the Company receiving either more or less in local currency equivalent of the invoice amount at the time the invoice was prepared and the receivable was recorded. This difference is recognized by the Company as a foreign currency transaction gain or loss, as applicable, in the condensed consolidated statements of operations.

        The Company's consolidated financial statements are denominated in US dollars. Accordingly, changes in exchange rates between the applicable functional currencies and the US dollar will affect the translation of each foreign subsidiary's financial results into US dollars for purposes of reporting the condensed consolidated financial results. The process by which each foreign subsidiary's financial results are translated into US dollars is as follows: income statement accounts are translated at average exchange rates for the period; balance sheet asset and liability accounts are translated at end of the period exchange rates; and equity accounts are translated at historical exchange rates. Translation of the balance sheet in this manner affects the stockholders' equity account, referred to as the cumulative translation adjustment account. This account exists only in the foreign subsidiary's US dollar balance sheet and is necessary to keep the foreign balance sheet stated in US dollars in balance. At September 30, 2017, accumulated other comprehensive loss on the condensed consolidated balance sheet includes the cumulative translation account surplus for the period ended September 30, 2017 of $0.1 million.

Interest Rate Risks

        At September 30, 2017, the Company has net indebtedness of $458.0 million, which represents approximately 76% of the total capitalization of the Company, and therefore we are exposed to changes in interest rates while conducting normal business operations as a result of these ongoing financing activities. The majority of our debt is comprised of floating interest rate borrowings linked to LIBOR. A 100-basis point increase in LIBOR would increase our annual pre-tax interest expense by approximately $4.4 million.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosures

        None.

Legal Proceedings

        The Company is party to certain legal actions arising out of the normal course of its business. In management's opinion, none of these actions will have a material effect on the Company's operations, financial condition or liquidity. No form of proceedings has been brought, instigated or is known to be contemplated against the Company by any governmental agency.

Risk Factors

        The Company's business is subject to a number of risks and uncertainties, which are discussed in detail in the "Risk Factors" section of this proxy statement. There were no material changes to the Company's risk factors during the period covered by these financial statements.

 ENVIGO MANAGEMENT

Executive Officers and Senior Management Team

        The following table sets forth certain information regarding Envigo's executive officers and key employees as of February 5, 2018. Envigo expects that these executive officers and key employees will continue as executive officers and key employees following the business combination.

Name	Age	Position
Dr. Adrian Hardy	47	Director, Chief Executive Officer and President
Patricia Henahan	48	Chief Financial Officer
Mark Bibi	59	Secretary and General Counsel
Michael Caulfield	58	President, North American Operations
Lizanne Muller	44	President, EMEA and CRS
Craig Boyd	47	Chief Commercial Officer

        Dr. Adrian Hardy has been with Envigo since 2002. He became CEO and President on July 1, 2016. He initially joined the Company in a business development leadership role which ultimately included global responsibility for sales, corporate development and strategic marketing. Dr. Hardy was appointed Chief Operating Officer in 2014, with global responsibility for the operations of the Company. Dr. Hardy has a background in molecular and developmental biology, with a doctorate from University College, London where he also completed his post-doctoral research. After leaving academia, Dr. Hardy spent three years working in product development for a subsidiary of Novartis and a further two years running his own business.

        Patricia Henahan joined Envigo as Chief Financial Officer on June 13, 2016. Prior to joining Envigo she served as Vice President of Finance for Hospira's US business. Previous to that she was Chief Financial Officer of the AstraZeneca Group Company IPR Pharmaceuticals. Ms. Henahan also served for 10 years as a US Army Captain in the Medical Service Corps. Ms. Henahan holds a BS in Biology from University of Notre Dame and an MBA from Wharton.

        Mark Bibi became Secretary and General Counsel of Envigo effective July 28, 2005. Prior thereto he had served as General Counsel of the Company and LSR since 2002. He served as Executive Vice President, Secretary and General Counsel of Unilab Corporation, a clinical laboratory testing Company from 1998 to 1999 and as Vice President, Secretary and General Counsel of Unilab from 1993 to 1998. Prior thereto, Mr. Bibi was affiliated with the New York City law firms, Schulte Roth & Zabel and Sullivan & Cromwell. Mr. Bibi received his JD degree from Columbia Law School.

        Michael Caulfield became President, North American Operations on February 2, 2016. Prior thereto he had served as President, North America and RMS since 2014. Mr. Caulfield became VP, Operations in 2000 and Princeton Research Center General Manager in 2002. He started his career in research quality assurance, and joined LSR in 1996 from Bristol Myers Squibb as Director of Quality Assurance and Regulatory Compliance. In 1999 he moved into Operations as Vice-President, Toxicology Operations, with responsibilities for Toxicology and Pathology technical study conduct. Mr. Caulfield holds a BS in Biology from Rutgers University.

        Lizanne Muller joined Envigo in mid-2017. Prior to joining Envigo, she had served 17 years with the Dishman Group in various senior operational, compliance, commercial and finance roles and acquired significant acquisition experience. At Envigo, she is responsible for all ROW operations, CRS and RMS. Ms. Muller graduated from Rand Afrikaans University in South Africa.

        Craig Boyd joined Envigo in August 2017. Mr. Boyd previously had 20 years of experience in sales and marketing, including leadership roles with Novartis, Mylan, Hospira and Mayne Pharma. He is responsible for global sales and marketing for all Envigo services and products. Mr. Boyd holds a BA from the University of Wollongong and an MBA from Deakin University in Australia.

 EXECUTIVE COMPENSATION

AHPAC

        The following disclosure concerns the compensation of AHPAC's officers and directors for the fiscal year ending December 31, 2017 (i.e., pre-business combination). After the completion of our business combination, directors or members of our management team who remain with us may be paid consulting, management or other fees from the post-combination company. For a discussion of our executive compensation arrangements after the closing of the business combination, please see the section entitled "ENVG Executive Compensation" beginning on page [    •    ] of this proxy statement.

        None of AHPAC's officers or directors have received any cash compensation for services rendered to us. There are no agreements or understandings, whether written or unwritten, with our named executive officers concerning the information specified in Item 402(t)(2) or (3) (i.e., any type of compensation, whether present, deferred or contingent, that is based on or otherwise relates to the business combination). Since our formation, we have not granted any stock options or stock appreciation rights or any other awards under long-term incentive plans to any of our officers or directors. Commencing on October 11, 2016, through the earlier of the consummation of an initial business combination or our liquidation, we have and will continue to pay monthly recurring expenses of $10,000 to our Sponsor for office space, administrative and support services. Our Sponsor, officers, directors, or any of their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our independent directors review on a quarterly basis all payments that were made to our Sponsor, officers, directors, and our or their affiliates. We note that some named executive officers have economic interests in our Sponsor. For more information about the interests of our Sponsor in the business combination, please see the section entitled "Proposal No. 1—The Business Combination Proposal."

Envigo

        The following disclosure concerns the compensation of Envigo's officers and directors for the fiscal year ended December 31, 2017 (i.e., pre-business combination).

Brian Cass

        The services of Mr. Cass are provided through a service agreement between Envigo and Mr. Cass. Mr. Cass serves as Executive Chairman of Envigo. Mr. Cass resigned as CEO and President of Envigo and became Executive Chairman effective July 1, 2016. Mr. Cass' service agreement can be terminated on two years' written notice from either party. In the event of termination without "cause" or for "good reason" within 12 months following a "change of control", as defined in the service agreement, Mr. Cass would receive a payment equal to 2.99 times his annual salary plus an amount equal to 2.99 times all incentive compensation earned or received by Mr. Cass during the 12 months prior to termination. Mr. Cass' total remuneration, including bonus, in 2016 was $1,015,113 and in 2017 was $811,131. This included health and, life insurance, and pension benefits, and also included a non-pensionable car allowance and an accommodation allowance. Mr. Cass' service agreement also provides for payment to Mr. Cass of a bonus, in the absolute discretion of Envigo's Board.

        Mr. Cass' service agreement may be terminated at any time by Envigo with immediate effect. In the event such termination occurs other than within 12 months following a change of control, Envigo will be required to make a payment in lieu of notice in an amount equal to Mr. Cass' annualized salary plus additional compensation, including bonus and incentive compensation, earned or received in the prior 12 months. Mr. Cass' service agreement may be terminated without notice and without payment in lieu of notice if Mr. Cass is guilty of serious misconduct or is in repeated material breach of the terms of the service agreement or is in breach of the model code for securities transactions by directors of listed companies, among other reasons.

        Mr. Cass is bound by confidentiality restrictions and a restriction applicable during his employment preventing him from being engaged, concerned or interested in any business that conflicts with the business of Envigo or any subsidiary unless either Envigo's Board otherwise consents or the interest is limited to a holding or other interest of no more than five percent of the total amount of shares or securities of any company quoted on a recognized investment exchange. The service agreement also restricts Mr. Cass' solicitation of clients, suppliers and senior employees for six months following his termination of employment.

Adrian Hardy

        The services of Dr. Hardy are provided through a service agreement between Envigo and Dr. Hardy. Dr. Hardy became CEO and President of Envigo effective July 1, 2016. Dr. Hardy's service agreement can be terminated on twelve months written notice from Envigo or six months written notice from Dr. Hardy. In the event of termination without "cause" or for "good reason" within 12 months following a "change of control", as defined in the service agreement, Dr. Hardy would receive a payment equal to 2.99 times his annual salary plus an amount equal to 2.99 times all incentive compensation earned or received by Dr. Hardy during the 12 months prior to termination.

        Dr. Hardy's total remuneration, including bonus, in 2016 was $757,795 and in 2017 was $688,983. This included health insurance, life insurance, medical insurance, and an accommodation allowance. Dr. Hardy's service agreement also provides for payment to Dr. Hardy of a bonus, in the absolute discretion of Envigo's Board.

        Dr. Hardy's service agreement may be terminated at any time by Envigo with immediate effect. In the event such termination occurs other than within 12 months following a change of control, Envigo will be required to make a payment in lieu of notice in an amount equal to Dr. Hardy's annualized salary plus additional compensation, including bonus and incentive compensation, earned or received in the prior 12 months. Dr. Hardy's service agreement may be terminated by Envigo without notice and without payment in lieu of notice if Dr. Hardy is guilty of serious misconduct or is in material repeated breach of the terms of the service agreement, among other reasons.

        Dr. Hardy is bound by confidentiality restrictions and a restriction applicable during his employment preventing him from being engaged, concerned or interested in any business that conflicts with the business of Envigo or any subsidiary unless either Envigo's Board otherwise consents or the interest is limited to a holding or other interest of no more than five percent of the total amount of shares or securities of any company quoted on a recognized investment exchange. Following termination of Dr. Hardy's employment he will be subject to a 12 month noncompetition covenant and covenants restricting his solicitation of clients, suppliers and employees for 12 months, but such covenants will apply only if Envigo elects to pay Dr. Hardy's monthly salary for 12 months following termination.

Patricia Henahan

        The services of Ms. Henahan are provided through a service agreement between her and Envigo, which appoints her as Chief Financial Officer. Ms. Henahan's service agreement may be terminated by her on sixty days' written notice or by Envigo on sixty days' written notice provided that Ms. Henahan shall be entitled to severance if terminated without "cause" (as defined below) equal to her base salary for 12 months following termination, continued healthcare benefits for 12 months and forgiveness of relocation expenses. However, in the event of termination without "cause" or for "good reason" within 12 months following a "change of control", as defined in the service agreement, Ms. Henahan would receive a payment equal to her total compensation (base salary plus incentive compensation) earned during the 12 months prior to such termination plus forgiveness of relocation expenses.

        Ms. Henahan's total remuneration, including bonus, during 2016 was $294,597 and in 2017 was $432,942. This included health insurance, life insurance, medical insurance, relocation expenses and participation in the 401(k) Plan of Envigo CRS, Inc. Ms. Henahan's service agreement also provides for eligibility to participate in Envigo's annual bonus plan and its long term incentive plan in the discretion of Envigo's Board.

        The agreement may be terminated by Envigo without advance notice for "cause", i.e., if Ms. Henahan is guilty of gross negligence or willful misconduct in the performance of her duties, dishonesty or fraud against Envigo, or violation of applicable laws or regulations, she is convicted of a felony or is in material breach of the terms of the service agreement, which breach is not corrected within 30 days following notice thereof.

        Ms. Henahan is bound by confidentiality restrictions and a restriction applicable during her employment preventing her from being engaged, concerned or interested in any business conflicting with the business of Envigo or any subsidiary unless the Board otherwise consents or the interest is limited to a holding or other interest of no more than five percent of the total amount of shares or securities or any company quoted on a recognized investment exchange. Following termination of Ms. Henahan's employment she will be subject to a 12 month noncompetition covenant and covenants restricting her solicitation of clients, suppliers and employees for 12 months.

Mark Bibi

        The services of Mr. Bibi are provided through a service agreement between him and Envigo. Mr. Bibi serves as General Counsel and Secretary. Mr. Bibi's service agreement will continue until terminated by Mr. Bibi on thirty days' written notice or by Envigo on 12 months' written notice. In the event of termination without "cause" or for "good reason" within 12 months following a "change of control", as defined in the service agreement, Mr. Bibi would receive a payment equal to 2.99 times his annual salary plus an amount equal to 2.99 times all incentive compensation earned or received by Mr. Bibi during the 12 months prior to termination.

        Mr. Bibi's total remuneration, including bonus, during 2016 was $635,379 and in 2017 was $495,185. This included health and life insurance, participation in the 401(k) Plan of Envigo CRS, Inc. and also included a car allowance. Mr. Bibi's service agreement also provides for the payment of a bonus to Mr. Bibi in the absolute discretion of Envigo's Board.

        Mr. Bibi's service agreement may be terminated at any time by Envigo with immediate effect. In the event such termination occurs other than within 12 months following a change of control, Envigo will be required to make a payment in lieu of notice in an amount equal to Mr. Bibi's annualized salary plus additional compensation, including bonus and incentive compensation, earned or received in the prior 12 months. The agreement may be terminated by Envigo without notice and without payment in lieu of notice if Mr. Bibi is guilty of serious misconduct or is in material repeated breach of the terms of the service agreement, among other reasons.

        Mr. Bibi is bound by confidentiality restrictions and a restriction applicable during his employment preventing him from being engaged, concerned or interested in any business that conflicts with the business of Envigo or any subsidiary unless either Envigo's Board otherwise consents or the interest is limited to a holding or other interest of no more than five percent of the total amount of shares or securities of any company quoted on a recognized investment exchange. Following termination of Mr. Bibi's employment he will be subject to a 6 month noncompetition covenant and covenants restricting his solicitation of clients, suppliers and employees for 6 months, but such covenants will apply only if Envigo elects to pay Mr. Bibi's monthly salary for 12 months following termination.

 MANAGEMENT AFTER THE BUSINESS COMBINATION

Management and Board of Directors

        The current executive officers of Envigo are expected to become executive officers of ENVG following the business combination. For biographical information concerning the current executive officers of Envigo, who are anticipated to become the executive officers of ENVG, please see the section entitled "Information About Envigo—Executive Officers and Senior Management Team." The following persons are anticipated to be the directors and executive officers of ENVG, upon the consummation of the business combination:

Name	Age	Position
Dr. Adrian Hardy	47	Director, Chief Executive Officer and President
Brian Cass	70	Chairman
David Burgstahler	49	Director
Richard Cimino	57	Director
Scott Cragg	40	Director
Thompson Dean	59	Director
Bill Klitgaard	64	Director
Patricia Henahan	48	Chief Financial Officer
Mark Bibi	59	Secretary and General Counsel
Michael Caulfield	58	President, North American Operations
Lizanne Muller	44	President, EMEA and CRS
Craig Boyd	47	Chief Commercial Officer

Information about Anticipated Executive Officers and Directors upon the Consummation of the Business Combination

        Upon the consummation of the business combination, we anticipate increasing the initial size of ENVG's board from six directors to seven directors, each of whom will be voted upon by AHPAC's shareholders at the general meeting. If all director nominees are elected and the business combination is consummated, ENVG's board will initially consist of seven directors. The Board has determined that each of Messrs. Cass, Burgstahler, Cimino, Cragg, Dean and Klitgaard will be "independent directors" under NASDAQ listing standards.

        See the biography relating to David Burgstahler and Thompson Dean set forth above under the section entitled "Information About AHPAC—Management".

        See the biography relating to Dr. Hardy set forth above under the section entitled "Envigo Management—Executive Officers and Senior Management Team".

        Brian Cass CBE, FRSB, FCMA, became a director and President and Managing Director of Envigo in 2002. Mr. Cass was appointed to the board of directors of Envigo as Managing Director in 1998 and was appointed Chief Executive Officer of Holdings in 2014. He stepped down as CEO effective July 1, 2016 at which time he became Executive Chairman. Prior to joining Envigo, he was a Vice President of Covance Inc. and Managing Director of Covance Laboratories Ltd. (previously Hazleton Europe Ltd.) for nearly 12 years, having joined the company in 1979 as Controller. Mr. Cass has previous experience with other companies in the electronics and heavy plant industries. He was awarded the Pharmaceutical Times' Industry Award in 2001 for the Outstanding Achievement of the Year. In further recognition of his services to medical research, Mr. Cass was appointed as a Commander of the Most Excellent Order of the British Empire ("CBE") in 2002. The highly prestigious CBE is awarded on merit, for exceptional achievement or service; it is recommended by the Prime Minister of Great Britain, and approved by the Queen.

        Richard Cimino Mr. Cimino is a Partner and a co-founder of Trevi Strategic Opportunities, a fund that focuses on the Pharma Services sector, since February 2017. Prior to his current role, Mr. Cimino was Executive Vice President and Group President Clinical Development and Commercialization Services at Covance. Mr. Cimino oversaw global operations in more than 60 countries for Clinical Pharmacology, Early Clinical Development, Phase II/IV Clinical Development, Commercialization Services, as well as Covance's Molecule Development Group. Mr. Cimino was a member of the company's Operating Committee, Executive Committee and Benefits Committee. Mr. Cimino also directed corporate strategy and reported directly to the Chairman and Chief Executive Officer. Mr. Cimino joined Covance in December 2003. Under Mr. Cimino's leadership, Covance's Clinical Development Services business grew considerably, increasing in scale, profitability, size, and strategic service capabilities during his tenure. Prior to joining Covance, Mr. Cimino held several senior management positions during his 20-year career at Eastman Kodak. Most notably, he served as General Manager and Corporate Vice President, Americas, Health Imaging Group, where he was instrumental in the digital transformation of Kodak's second-largest business, now Carestream Health Inc. Mr. Cimino has served, as a director for BioClinica as a public company and non-executive Chairman of MedAvante. He holds a Bachelor of Science degree in biology from the State University of New York at Geneseo.

        Scott Cragg Mr. Cragg is a co-founder of Trevi Health Capital since 2005 and Managing Partner since 2017. Mr. Cragg has over 17 years of investment and advisory experience in the healthcare sector. Mr. Cragg's investment experience includes behavioral health, clinical labs, clinical research organizations, eClinical, medical devices, specialty pharmaceuticals and urgent care. Mr. Cragg has considerable experience in building healthcare companies, overseeing corporate strategy and M&A and raising debt and equity capital. Mr. Cragg was previously an investment banker at Groton Partners, a merchant banking firm and, prior to that, a member of the Healthcare & Life Sciences Group at Wasserstein Perella and Prudential Vector Healthcare. Mr. Cragg has advised or invested in over $2 billion of equity and debt financings and $14 billion of M&A transactions. Mr. Cragg received a B.A., magna cum laude, from the University of St. Thomas. Mr. Cragg currently serves, or has served, as a director of AGI Dermatics, CareWell Urgent Care, Deep Vein Medical, Envigo, Manhattan Physicians Laboratories and MedAvante.

        Bill Klitgaard Mr. Klitgaard served as President of Enlighten Health, a division of LabCorp that focuses on innovation and creation of new information-based services utilizing core assets of LabCorp and Covance. Previously he spent 19 years at Covance, one of the world's largest contract research organizations, where he served for three years as Corporate Senior Vice President and Chief Information Officer and nearly twelve years as Corporate Senior Vice President and Chief Financial Officer. Prior to his time at Covance, Mr. Klitgaard held finance leadership positions at Kenetech Corporation and Consolidated Freightways, Inc., and is currently a professional consultant in the IT industry. He is on the board of directors of Liaison Technologies, a private company that provides cloud data brokerage services; INC Research/inVentiv Health, a contract research organization engaged in providing drug development services to the pharmaceutical industry; and Certara, a leading provider of decision support technology and consulting services for optimizing drug development and improving health outcomes. Mr. Klitgaard completed his undergraduate studies in economics at the University of California at Berkeley, followed by his master's degree at the Sloan Management School, Massachusetts Institute of Technology.

Classified Board of Directors

        As discussed above, in connection with the business combination, ENVG's board will be reconstituted and initially be comprised of seven members. If the Director Election Proposal is approved at the general meeting, each of ENVG's Class I directors will have a term that expires at ENVG's annual meeting of shareholders in 2019, each Class II director will have a term that expires at ENVG's annual meeting of shareholders in 2020 and each Class III director will have a term that expires at ENVG's annual meeting of shareholders in 2021, or in each case until their respective successors are duly elected and qualified, or until their earlier resignation, removal or death.

Committees of the Board of Directors

        Upon consummation of the business combination, ENVG will establish an Audit Committee, a Compensation Committee and a Nominating and Governance Committee. Each of the committees will report to ENVG's board as they deem appropriate and as the board may request. The composition, duties and responsibilities of these committees are set forth below.

Audit Committee

        The Audit Committee will be responsible for, among other matters: (i) reviewing and discussing with management and the independent auditor the annual audited financial statements, and recommending to the board whether the audited financial statements should be included in ENVG's Form 10-K; (ii) discussing with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of ENVG's financial statements; (iii) discussing with management major risk assessment and risk management policies; (iv) monitoring the independence of the independent auditor; (v) verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law; (vi) reviewing and approving all related-party transactions; (vii) inquiring and discussing with management ENVG's compliance with applicable laws and regulations; (viii) pre-approving all audit services and permitted non-audit services to be performed by ENVG's independent auditor, including the fees and terms of the services to be performed; (ix) appointing or replacing the independent auditor; (x) determining the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work; and (xi) establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding AHPAC's financial statements or accounting policies.

        Upon consummation of the business combination, the Audit Committee will consist of Messrs. Cimino, Dean and Klitgaard, with Mr. Klitgaard serving as the chair of the Audit Committee. Each of Messrs. Cimino, Dean and Klitgaard is expected to qualify as independent directors according to the rules and regulations of the SEC and NASDAQ with respect to audit committee membership. Mr. Klitgaard is expected to qualify as ENVG's "audit committee financial expert," as such term is defined in applicable SEC rules. ENVG expects that its Board will adopt a written charter for the Audit Committee, which will be available free of charge on ENVG's corporate website (www.envigo.com/investors) under "Investors" upon the completion of the business combination. The information on ENVG's website is not part of this proxy statement/prospectus.

Compensation Committee

        The Compensation Committee will be responsible for, among other matters: (i) reviewing key employee compensation goals, policies, plans and programs; (ii) reviewing and approving the compensation of ENVG's directors, Chief Executive Officer and other executive officers; (iii) reviewing and approving employment agreements and other similar arrangements between ENVG and ENVG's executive officers; and (iv) administering ENVG's stock plans and other incentive compensation plans.

        Upon consummation of the business combination, the Compensation Committee will consist of Messrs. Burgstahler, Cimino, Klitgaard and Cragg, with Mr. Burgstahler serving as the chair of the Compensation Committee. Each of Messrs. Burgstahler, Cimino, Klitgaard and Cragg is expected to qualify as independent directors according to the rules and regulations of the SEC and NASDAQ with respect to compensation committee membership. Messrs. Cimino and Klitgaard, each of whom qualifies as a "non-employee director" under Rule 16b-3 of the Exchange Act, will compose a subcommittee of the Compensation Committee for the purpose of reviewing and approving equity awards to our directors and executive officers pursuant to the Plan. AHPAC expects that the ENVG board will adopt a written charter for the Compensation Committee, which will be available free of charge on ENVG's corporate website (www.envigo.com/investors) under "Investors" upon the completion of the business combination. The information on ENVG's website is not part of this proxy statement/prospectus.

Nominating and Governance Committee

        The Nominating and Governance Committee will be responsible for, among other matters: (i) identifying individuals qualified to become members of ENVG's Board, consistent with criteria approved by ENVG's board; (ii) overseeing the organization of ENVG's Board to discharge the board's duties and responsibilities properly and efficiently; (iii) identifying best practices and recommending corporate governance principles; and (iv) developing and recommending to ENVG's board a set of corporate governance guidelines and principles applicable to ENVG.

        Upon consummation of the business combination, the Nominating and Governance Committee will consist of Messrs. Burgstahler and Cragg, with Mr. Cragg serving as the chair of the Nominating and Governance Committee. AHPAC expects that the ENVG board will adopt a written charter for the Nominating and Governance Committee, which will be available free of charge on ENVG's corporate website (www.envigo.com/investors) under "Investors" upon the completion of the business combination. The information on ENVG's website is not part of this proxy statement/prospectus.

Code of Ethics

        ENVG is expected to adopt a Code of Ethics applicable to ENVG's directors, executive officers and employees that complies with the rules and regulations of the NASDAQ. The Code of Ethics will codify the business and ethical principles that govern all aspects of AHPAC's business. A copy of the Code of Ethics will be filed with the SEC and will be provided without charge upon written request to AHPAC in writing at Avista Healthcare Public Acquisition Corp., c/o AHPAC Secretary, 65 East 55th Street, 18th Floor, New York, New York 10022 or by telephone at (212) 593-6900. ENVG intends to disclose any amendments to or waivers of certain provisions of ENVG's Code of Ethics in a Current Report on Form 8-K or on ENVG's website.

ENVG Executive and Director Compensation

        The following disclosure concerns the compensation of individuals who will serve as ENVG's named executive officers and directors following the completion of the business combination. As an emerging growth company, AHPAC provides the disclosures required for "smaller reporting companies," as such term is defined under the Securities Exchange Act.

Executive Compensation

  Summary Compensation Table

        The following table presents information regarding the compensation of ENVG's named executive officers for services rendered during the fiscal years ended December 31, 2016 and December 31, 2017.

Name and principal position	Year	Salary ($)	Bonus ($)(1)	Option awards ($)(2)	Non-equity incentive plan compensation ($)(3)	All other compensation ($)(4)	Total ($)
Adrian Hardy	2017	650,000	—	—	—	38,983	688,983
Chief Executive	2016	525,000	212,000	62,093	—	20,795	819,888
Officer and President
Mark Bibi	2017	450,000	—	—	—	45,185	495,185
Secretary and General	2016	438,000	75,000	—	—	122,379	635,279
Counsel
Patricia Henahan	2017	400,000	—	—	—	32,942	432,942
Chief Financial Officer	2016	207,692	57,500	170,851	—	29,404	465,448

(1)
Reflects payment of a discretionary annual bonus for Dr. Hardy, payment of a retention bonus for Mr. Bibi and payment of a minimum annual bonus for Ms. Henahan for the 2016 fiscal year.

(2)
Reflects the grant of stock appreciation rights ("SARs") to Dr. Hardy and Ms. Henahan during fiscal 2016, respectively, covering 73,746 and 75,000 shares of Envigo Class A common stock with a base price of $21.44 and $15.00 per share. The SARs are exercisable solely on the occurrence of a liquidity event, defined as a change in control, an initial public offering with a value greater than $75 million or a dividend recapitalization of more than $15 per share. The reported amounts represent the grant date calculated value estimate of the SARs, estimated without reduction for the possibility of forfeiture using the Black-Scholes option pricing model and the following assumptions: (i) volatility—34%; (ii) dividend yield—0%; (iii) risk-free rate—0.59% (Dr. Hardy) and 0.73% (Ms. Henahan); (iv) share price—$15; and (v) contractual term—1.83 years (Dr. Hardy) and 1.88 years (Ms. Henahan); and (vi) probability of liquidation—80%. The calculated value estimate assuming a 100% probability of liquidation is $77,616 in the case of Mr. Hardy and $213,564 in the case of Ms. Henahan.

(3)
Dr. Hardy, Mr. Bibi and Ms. Henahan each participated in Envigo's 2014 long-term incentive plan and 2016 annual bonus plan, under which the named executive officer was eligible to receive a cash bonus on achievement of stated goals under the plan. No payment was earned under either plan for fiscal 2016.

(4)
Consists of the following: (i) employer contributions to Envigo's Section 401(k) retirement plan of $7,754 (Mr. Bibi) and $5,308 (Ms. Henahan) for 2016 and $10,385 (Mr. Bibi) and $12,544 (Ms. Henahan) for 2017; (ii) life insurance premiums of $803 (Dr. Hardy), $23,141 (Mr. Bibi) and $213 (Ms. Henahan) for 2016 and $17,524 (Dr. Hardy), $22,800 (Mr. Bibi) and $7,902 (Ms. Henahan) for 2017; (iii) accommodations of $18,647 in 2016 and $21,459 in 2017 (Dr. Hardy); (iv) relocation benefits (including tax gross-up of certain items) of $22,285 in 2016 and $12,496 in 2017 (Ms. Henahan); (v) medical benefits of $1,345 (Dr. Hardy), $79,484 (Mr. Bibi) and $1,598 (Ms. Henahan) for 2016; and (vi) automobile allowance of $12,000 (Mr. Bibi) for each of 2016 and 2017.

        Dr. Hardy, Mr. Bibi and Ms. Henahan each are party to a service agreement with Envigo described below in the section titled "Certain Relationships and Related Transactions—Envigo Related Party Transactions—Employment Agreements" at page [    •    ] of this proxy statement/prospectus, which

provides, among other things, for payments and benefits to the named executive officer in connection with a termination of employment and/or change in control.

  Outstanding Equity Awards at Fiscal Year-End

        The following table presents information regarding stock appreciation rights ("SARs") held by ENVG's named executive officers as of December 31, 2017.

	Option/SAR Awards
Name	Number of securities underlying unexercised options/SARs (#) exercisable	Number of securities underlying unexercised options/SARs (#) unexercisable(1)	Option/SAR exercise price ($)	Option/SAR expiration date
Adrian Hardy	—	73,746	$21.44	7/1/2026
	—	75,000	$15.00	10/8/2024
	12,700	—	$8.50	10/1/2022
	75,000	—	$8.50	12/3/2020
Mark Bibi	—	50,000	$15.00	10/8/2024
	170,455	—	$8.50	12/3/2020
Patricia Henahan	—	75,000	$15.00	6/13/2026

(1)
SARs included in the table are exercisable if there is a liquidity event, defined as a change in control, an initial public offering with a value greater than $75 million or a dividend recapitalization of more than $15 per share.

Director Compensation

        The following table presents information regarding the compensation of Brian Cass for the fiscal year ended December 31, 2017. Other than Mr. Cass, none of the directors of AHPAC or Envigo who will be continuing as ENVG directors following the Business Combination received any compensation for their board service during fiscal year ended December 31, 2017. For additional information regarding the compensation of AHPAC directors, see AHPAC Executive Compensation above at page [    •    ].

Name	Fees earned or paid in cash ($)	Option awards ($)(1)	Non-equity incentive plan compensation ($)	All other compensation ($)(2)	Total ($)
Brian Cass	585,596	—	—	225,535	811,131

(1)
There were 355,500 shares underlying outstanding SAR awards held by Mr. Cass at the end of the 2017 fiscal year.

(2)
Consists of (i) employer contributions to Mr. Cass's personal pension plan of $179,271, (ii) accomodation benefits of $30,842 and (iii) automobile allowance of $15,421.

        Mr. Cass is party to a service agreement with Envigo described below in the section titled "Certain Relationships and Related Transactions—Envigo Related Party Transactions—Employment Agreements" at page [    •    ] of this proxy statement/prospectus.

Envigo Share Ownership

        As of December 31, 2017, Mr. Bibi and Mr. Cass each own, respectively, 145,202 and 455,893 shares of Envigo Class A common stock.

Compensation Philosophy and Objectives Following the Business Combination

        Following the consummation of the business combination, ENVG intends to develop an executive compensation program that is consistent with Envigo's existing compensation policies and philosophies, which are designed to align compensation with ENVG's business objectives and the creation of shareholder value, while enabling ENVG to attract, motivate and retain individuals who contribute to the long-term success of ENVG.

        Decisions on the executive compensation program will be made by ENVG's Compensation Committee, which will be established at the consummation of the business combination. The following discussion is based on the present expectations as to the executive compensation program to be adopted by ENVG's Compensation Committee. The executive compensation program actually adopted will depend on the judgment of the members of ENVG's Compensation Committee and may differ from that set forth in the following discussion.

        ENVG anticipates that decisions regarding executive compensation will reflect ENVG's belief that the executive compensation program must be competitive in order to attract and retain ENVG's executive officers. ENVG anticipates that its Compensation Committee will seek to implement ENVG's compensation policies and philosophies by linking a significant portion of ENVG's executive officers' cash compensation to performance objectives and by providing a portion of their compensation as long-term incentive compensation in the form of equity awards.

        ENVG anticipates that compensation for its executive officers will have three primary components: base salary, an annual cash incentive bonus and long-term equity-based incentive compensation.

  Base Salary

        It has been Envigo's historical practice to assure that base salary is fair to the executive officers, competitive within the industry and reasonable in light of Envigo's cost structure. Upon completion of the business combination, ENVG's Compensation Committee will determine base salaries, subject to the terms of any employment agreements, and will review base salaries annually based upon advice and counsel of its advisors.

  Annual Bonuses

        ENVG intends to use annual cash incentive bonuses for the named executive officers to tie a portion of their compensation to financial and operational objectives achievable within the applicable fiscal year. ENVG expects that, near the beginning of each year, its Compensation Committee will select the performance targets, target amounts, target award opportunities and other term and conditions of annual cash bonuses for the named executive officers. Following the end of each year, ENVG's Compensation Committee will determine the extent to which the performance targets were achieved and the amount of the award that is payable to the named executive officers. For 2018, ENVG plans to establish an annual cash bonus plan that links the payment of cash bonus awards to the achievement of targeted financial performance goals.

  Equity-Based Awards

        ENVG intends to use equity-based awards to reward long-term performance of the named executive officers. ENVG believes that providing a meaningful portion of the total compensation package in the form of equity-based awards will align the incentives of its named executive officers with the interests of its shareholders and serve to motivate and retain the individual named executive officers. See the section titled "Proposal No. 13—The Management Incentive Plan Proposal" for further information.

Executive Agreements

        ENVG anticipates that it will put in place a policy to pay and compensate key executives as appropriate to attract, retain and compensate executive talent following the business combination and that said policies will be subject to approval by its Compensation Committee.

Other Compensation

        ENVG expects to continue to maintain various employee benefit plans, including medical, dental, life insurance and 401(k) plans, in which the named executive officers will participate. ENVG also expects to continue to provide certain perquisites to its named executive officers, subject to its Compensation Committee's ongoing review.

Deductibility of Executive Compensation

        Section 162(m) of the Code denies a federal income tax deduction for certain compensation in excess of $1.0 million per year paid to certain current and former executive officers of a publicly traded corporation.

Director Compensation Following the Business Combination

        Following the completion of the business combination, ENVG's Compensation Committee will determine the annual compensation to be paid to the members of ENVG's board.

DESCRIPTION OF SECURITIES

        The following summary of the material terms of ENVG's securities following the business combination is not intended to be a complete summary of the rights and preferences of such securities. The full text of ENVG's proposed certificate and proposed bylaws are attached as Annex B and Annex C, respectively, to this proxy statement/prospectus. We urge you to read ENVG's proposed certificate and proposed bylaws in its entirety for a complete description of the rights and preferences of ENVG's securities following the business combination.

Authorized and Outstanding Stock

        The proposed certificate authorizes the issuance of 421,000,000 shares of capital stock, consisting of (i) 420,000,000 shares of common stock, including (A) 400,000,000 shares of ENVG Class A common stock and (B) 20,000,000 shares of ENVG Class B common stock and (ii) 1,000,000 shares of preferred stock, par value $0.0001 per share. The shares of ENVG common stock issuable in connection with the business combination pursuant to the Transaction Agreement, and the equity financing (if any) will be duly authorized, validly issued, fully paid and non-assessable. As of January 16, 2018, the record date, there were (i) 31,000,000 AHPAC Class A ordinary shares outstanding, held of record by approximately 215 holders, (ii) 7,750,000 AHPAC Class B ordinary shares outstanding, held of record by approximately 5 holders, (iii) 16,400,000 private placement warrants are outstanding, held of record by approximately 6 holders, (iv) 31,000,000 public warrants are outstanding, held of record by approximately 110 holders, and (v) no preferred shares outstanding. Such numbers do not include DTC participants or beneficial owners holding shares through nominee names.

        On the effective date of the domestication, each currently issued and outstanding AHPAC Class A ordinary share will automatically convert by operation of law, on a one-for-one basis, into shares of ENVG Class A common stock. Similarly, each currently issued and outstanding AHPAC Class B ordinary share will automatically convert by operation of law, on a one-for-one basis, into shares of ENVG Class B common stock. In addition, all outstanding warrants to acquire AHPAC Class A ordinary shares will become warrants to acquire a corresponding number of shares of ENVG Class A common stock on the same terms as in effect immediately prior to the effective time of the domestication. No other changes will be made to the terms of any outstanding warrants to acquire AHPAC Class A ordinary shares as a result of the domestication. See the section entitled "Proposal No. 2—The Domestication Proposal."

ENVG Common Stock

  ENVG Class A Common Stock

        Holders of shares of ENVG Class A common stock will be entitled to one vote for each share held of record on all matters on which shareholders are entitled to vote generally, including the election or removal of directors. Holders of shares of ENVG Class A common stock will not have cumulative voting rights in the election of directors.

        Holders of shares of ENVG Class A common stock will be entitled to receive ratable dividends when and if declared by ENVG's Board out of funds legally available therefor, subject to any rights of any outstanding series of preferred shares.

        Upon ENVG's liquidation, dissolution or winding up and after payment in full of all amounts required to be paid to creditors and to the holders of preferred shares having liquidation preferences, if any, holders of shares of ENVG Class A common stock will be entitled to receive pro rata our remaining assets available for distribution.

        The rights, powers and privileges of holders of ENVG Class A common stock will be subject to those of holders of any shares of ENVG's preferred stock or any other series or class of stock ENVG may authorize and issue in the future.

  ENVG Class B Common Stock

        The ENVG Class B common stock will automatically convert into a number of shares of ENVG Class A common stock one business day following the consummation of the business combination on a one-for-one basis; provided, however, in the case that additional shares of ENVG Class A common stock or any other equity-linked securities are issued or deemed issued in excess of the amount sold in the IPO and related to or in connection with the consummation of the business combination, all issued and outstanding shares of ENVG Class B common stock shall automatically convert into shares of ENVG Class A common stock at an adjusted ratio as set out in the form of proposed certificate of ENVG upon the domestication attached hereto as Annex B. Pursuant to the Parent Sponsor Letter Agreement, the holders of AHPAC Class B ordinary shares have waived their rights under the existing organizational documents to receive, with respect to each share of ENVG Class B common stock held immediately following the domestication, more than one share of ENVG common. Under the existing organizational documents, the holders of AHPAC Class B ordinary shares have an anti-dilution right, pursuant to which the ratio at which AHPAC Class B ordinary shares shall convert into AHPAC Class A ordinary shares will be adjusted (unless the holders of a majority of the outstanding AHPAC Class B ordinary shares agree to waive such anti-dilution adjustment with respect to any such issuance or deemed issuance) so that the number of AHPAC Class A ordinary shares issuable upon conversion of all AHPAC Class B ordinary shares will equal, in the aggregate, 20% of the sum of all AHPAC Class A ordinary shares outstanding plus any AHPAC Class A ordinary shares to be issued in connection with the business combination, excluding any shares or equity-linked securities issued, or to be issued, to Envigo in the business combination. Pursuant to the Parent Sponsor Letter Agreement, the holders of AHPAC Class B ordinary shares have unanimously agreed to waive such anti-dilution adjustment in connection with the business combination.

Voting Power

        Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred shares, the holders of common stock possess all voting power for the election of our directors and all other matters requiring shareholder action and will at all times vote together as one class on all matters submitted to a vote of the stockholders of ENVG. Holders of ENVG common stock are entitled to one vote per share on matters to be voted on by stockholders.

Dividends

        Holders of ENVG common stock will be entitled to receive such dividends and other distributions, if any, as may be declared from time to time by ENVG's board in its discretion out of funds legally available therefor and shall share equally on a per share basis in such dividends and distributions.

Liquidation, Dissolution and Winding Up

        In the event of the voluntary or involuntary liquidation, dissolution, or winding-up of ENVG, holders of common stock will be entitled to receive an equal amount per share of ENVG's assets of whatever kind available for distribution to shareholders, after the rights of the creditors of ENVG and the holders of the preferred shares have been satisfied.

Preemptive or Other Rights

        The holders of ENVG common stock will not have preemptive or other subscription rights and there will be no sinking fund or redemption provisions applicable to ENVG common stock.

Election of Directors

        ENVG's Board will be divided into three classes, Class I, Class II and Class III, with only one class of directors being elected in each year, and each class (except for those directors appointed prior to the first annual meeting of shareholders) serving a three-year term. Under ENVG's proposed certificate, its board will be divided into three separate classes, with each class serving a three year term; provided that Class I directors will serve until the 2019 annual meeting, Class II directors will serve until the 2020 annual meeting and Class III directors will serve until the 2021 annual meeting. Each class will consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board. The Board existing as of the effective time may assign members of the Board already in office into such classes as of the effective time. There will be no cumulative voting with respect to the election of directors, with the result that directors will be elected by a majority of the votes cast at an annual meeting of shareholders by holders of ENVG's common stock.

Share Capital Prior to the Business Combination

        Pursuant to AHPAC's existing amended and restated memorandum and articles of association, a holder of AHPAC public shares may request that AHPAC redeem all or a portion of such shareholder's public shares (which will become shares of ENVG Class A common stock in the domestication) for cash upon the completion of the business combination. For the purposes of Article 49.3 of AHPAC's amended and restated memorandum and articles of association and the Cayman Islands Companies Law (2016 Revision), the exercise of redemption rights shall be treated as an election to have such public shares repurchased for cash and references in this proxy statement/prospectus shall be interpreted accordingly.

        If the business combination is not consummated, the public shares will not be redeemed for cash. If a public shareholder properly exercises its right to redeem its public shares and timely delivers its shares to the transfer agent, AHPAC will redeem each public share for a per-share price, payable in cash, equal to (x) the aggregate amount then on deposit in the trust account, calculated as of two business days prior to the consummation of the business combination, including interest, divided by (y) the number of then issued and outstanding public shares. For illustrative purposes, as of January 17, 2018, this would have amounted to approximately $10.08 per public share.

        The initial shareholders have agreed to waive their redemption rights with respect to their founder shares, and the initial shareholders, other than the anchor investors, have agreed to waive their redemption rights with respect to any public shares they may hold in connection with the consummation of the business combination. The founder shares will be excluded from the pro rata calculation used to determine the per-share redemption price.

        AHPAC will consummate the business combination only if a majority of AHPAC's ordinary shares represented in person or by proxy and entitled to vote thereon at the general meeting are voted in favor of the Business Combination Proposal at the general meeting, and additionally the Domestication Proposal, the NASDAQ Proposal and the Charter Proposals are approved.

        The initial shareholders have agreed to vote their founder shares and any public shares they may hold in favor of the business combination. As of the date of filing this proxy statement/prospectus, the initial shareholders and AHPAC's directors and officers do not currently hold any public shares. Public shareholders may elect to redeem their public shares whether they vote for or against the business combination.

        Pursuant to AHPAC's existing amended and restated memorandum and articles of association, if AHPAC is unable to consummate an initial business combination by October 14, 2018, it will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem its public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (less up to $100,000 of interest to pay dissolution expenses and net of taxes payable), divided by the number of then issued and outstanding public shares, which redemption will completely extinguish the public shareholders' rights as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of AHPAC's remaining shareholders and the AHPAC Board, dissolve and liquidate, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. The initial shareholders have agreed to waive their rights to liquidating distributions from the trust account with respect to the founder shares if AHPAC fails to complete its business combination by October 14, 2018. However, the initial shareholders would be entitled to liquidating distributions from the trust account with respect to any public shares they acquire if AHPAC fails to consummate an initial business combination within that period.

        AHPAC's shareholders have no preemptive or other subscription rights. There are no sinking fund provisions applicable to AHPAC's ordinary shares, except that upon the consummation of a business combination, subject to the limitations described herein, AHPAC's public shareholders will be provided the opportunity to redeem their public shares for cash at a per share price equal to the aggregate amount then on deposit in the trust account, including interest (net of taxes payable), divided by the number of then issued and outstanding public shares, subject to the limitations described herein.

AHPAC Founder Shares

        The founder shares are designated as AHPAC Class B ordinary shares and, except as described below, are identical to AHPAC Class A ordinary shares, and holders of founder shares have the same shareholder rights as public shareholders, except that (i) the founder shares are subject to certain transfer restrictions, as described in more detail below, (ii) are convertible into AHPAC Class A ordinary shares on a one-for-one basis, subject to adjustment pursuant to applicable anti-dilution provisions and (iii) the initial shareholders have entered into agreements with AHPAC, pursuant to which they have agreed (A) to waive their redemption rights with respect to their founder shares, and the initial shareholders, other than the anchor investors, have agreed to waive their redemption rights with respect to any public shares they may hold in connection with the consummation of the business combination and (B) to waive their rights to liquidating distributions from the trust account with respect to their founder shares if AHPAC fails to complete its business combination by October 14, 2018, although they will be entitled to liquidating distributions from the trust account with respect to any public shares they hold if AHPAC fails to complete its business combination within such time period.

        The founder shares may not be transferred, assigned or sold until the earlier of (i) one year after the completion of the business combination and (ii) the date on which the AHPAC completes a liquidation, merger, share exchange, reorganization or other similar transaction after the business combination that results in all of the public shareholders having the right to exchange their AHPAC Class A ordinary shares for cash, securities or other property. Notwithstanding the foregoing, if the last sale price of the AHPAC Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the business combination, the founder shares will be released from the lock-up.

        The initial shareholders have agreed to vote their founder shares and any public shares they may hold in favor of the business combination and have waived any adjustment to the exchange ratio upon conversion into ENVG Class A common stock.

Preferred Shares

        The proposed certificate provides that preferred shares may be issued from time to time in one or more series. ENVG's board will be authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. ENVG's Board will be able, without shareholder approval, to issue preferred shares with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects. The ability of the board to issue preferred shares without shareholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. AHPAC has no preferred shares outstanding at the date hereof. Although AHPAC does not currently intend to issue any preferred shares, it cannot assure you that we will not do so in the future.

Warrants

Public Warrants

        Each warrant entitles the registered holder to purchase one-half of one share of ENVG Class A common stock, where two warrants may be exercised for one whole share of ENVG Class A common stock at an exercise price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of 12 months from the closing of the IPO or 30 days after the completion of the business combination, provided in each case that an effective registration statement under the Securities Act covering the ENVG Class A common stock issuable upon exercise of the warrants and a current prospectus relating to them is available (or ENVG permits holders to exercise their warrants on a cashless basis under the circumstances specified in the warrant agreement) and such shares are registered, qualified or exempt from registration under the securities or blue sky laws of the state of residence of the holder. Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of shares of ENVG Class A common stock. The warrants will expire five years after the completion of the business combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

        ENVG is not obligated to deliver any shares of ENVG Class A common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of ENVG Class A common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to ENVG satisfying its obligations described below with respect to registration. No warrant will be exercisable, and ENVG will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the shares of ENVG Class A common stock issuable upon such warrant exercise have been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will ENVG be required to net cash settle any warrant.

        AHPAC has agreed that as soon as practicable, but in no event later than fifteen (15) business days after the consummation of the business combination, it will use its best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of ENVG Class A common stock issuable upon exercise of the warrants. ENVG will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. If a registration statement covering the shares of ENVG Class A common stock issuable upon exercise of the warrants is not effective by the sixtieth (60th) day after the closing of the business combination, warrant holders may, until such time as there is an effective registration statement and during any period when we will have failed to maintain an effective registration statement, exercise warrants on a "cashless basis" in accordance with Section 3(a)(9) of the Securities Act or another exemption.

        Once the warrants become exercisable, ENVG may call the warrants for redemption:

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  in whole and not in part;

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  at a price of $0.01 per warrant;

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  upon not less than 30 days' prior written notice of redemption (the "30 day redemption period") to each warrant holder; and

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  if, and only if, the last reported sale price of the ENVG Class A common stock equals or exceeds $24.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading day period ending three business days prior to the date ENVG sends the notice of redemption to the warrant holders.

        If and when the warrants become redeemable, ENVG may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

        If the foregoing conditions are satisfied and ENVG issues a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the ENVG Class A common stock may fall below the $24.00 redemption trigger price (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) as well as the $11.50 warrant exercise price after the redemption notice is issued.

        If ENVG calls the warrants for redemption as described above, ENVG's management will have the option to require any holder that wishes to exercise his, her or its warrant to do so on a "cashless basis." In determining whether to require all holders to exercise their warrants on a "cashless basis," ENVG's management will consider, among other factors, ENVG's cash position, the number of warrants that are outstanding and the dilutive effect on shareholders of issuing the maximum number of shares of ENVG Class A common stock issuable upon the exercise of its warrants. If ENVG's board takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of shares of ENVG Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of ENVG Class A common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the "fair market value" (defined below) by (y) the fair market value. The "fair market value" shall mean the average reported closing price of the ENVG Class A common stock for the ten trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If ENVG's management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of ENVG Class A common stock to be received upon exercise of the warrants, including the "fair market value" in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. If ENVG's management does not take advantage of this option, the holders of the private placement warrants and their permitted transferees would still be entitled to exercise their private placement warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below.

        A holder of a warrant may notify ENVG in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person's affiliates), to the warrant agent's actual knowledge, would beneficially own in excess of 9.8% (or such other amount as specified by the holder) of the shares of ENVG Class A common stock outstanding immediately after giving effect to such exercise.

        If the number of outstanding shares of ENVG Class A common stock is increased by a share dividend payable in shares of ENVG Class A common stock, or by a split-up of ENVG Class A common stock or other similar event, then, on the effective date of such share dividend, split-up or similar event, the number of shares of ENVG Class A common stock issuable on exercise of each warrant will be increased in proportion to such increase in outstanding ENVG Class A common stock. A rights offering to holders of shares of ENVG Class A common stock entitling holders to purchase shares of ENVG Class A common stock at a price less than the fair market value will be deemed a share dividend of a number of shares of ENVG Class A common stock equal to the product of (i) the number of shares of ENVG Class A common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for ENVG Class A common stock) and (ii) the quotient of (x) the price per share of ENVG Class A common stock paid in such rights offering and (y) the fair market value. For these purposes, (i) if the rights offering is for securities convertible into or exercisable for ENVG Class A common stock, in determining the price payable for the ENVG Class A common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of the ENVG Class A common stock as reported during the ten trading day period ending on the trading day prior to the first date on which the ENVG Class A common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

        In addition, if ENVG, at any time while the warrants are outstanding and unexpired, pays a dividend or makes a distribution in cash, securities or other assets to the holders of shares of ENVG Class A common stock on account of such ENVG Class A common stock (or other shares of our share capital into which the warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, (c) to satisfy the redemption rights of the holders of shares of ENVG Class A common stock in connection with the business combination or (d) in connection with the redemption of our public shares upon our failure to complete the business combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of ENVG Class A common stock in respect of such event.

        If the number of outstanding shares of ENVG Class A common stock is decreased by a consolidation, combination, reverse share split or reclassification of shares of ENVG Class A common stock or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of ENVG Class A common stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding share of ENVG Class A common stock.

        Whenever the number of shares of ENVG Class A common stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of ENVG Class A common stock purchasable upon the exercise of the warrants immediately prior to such adjustment and (y) the denominator of which will be the number of shares of ENVG Class A common stock so purchasable immediately thereafter.

        In case of any reclassification or reorganization of the outstanding shares of ENVG Class A common stock (other than those described above or that solely affects the par value of such ENVG Class A common stock), or in the case of any merger or consolidation of ENVG with or into another corporation (other than a consolidation or merger in which ENVG is the continuing corporation and that does not result in any reclassification or reorganization of the outstanding shares of ENVG Class A common stock), or in the case of any sale or conveyance to another corporation or entity of ENVG's assets or other property as an entirety or substantially as an entirety in connection with which ENVG is dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of ENVG Class A common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised his, her or its warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of shares of ENVG Class A common stock in such transaction is payable in the form of shares of Class A common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within 30 days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes value (as defined in the warrant agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants.

        The warrants have been issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and ENVG. You should review a copy of the warrant agreement, which is filed as an exhibit to the registration statement pertaining to the IPO, for a complete description of the terms and conditions applicable to the warrants. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 65% of the then issued and outstanding public warrants to make any change that adversely affects the interests of the registered holders, including any modification or amendment to increase the warrant price or shorten the exercise period and any amendment to the terms of only the private placement warrants issued to the sponsor.

        The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to ENVG, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of shares of ENVG Class A common stock and any voting rights until they exercise their warrants and receive shares of ENVG Class A common stock. After the issuance of shares of ENVG Class A common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

        No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, ENVG will, upon exercise, round down to the nearest whole number the number of shares of ENVG Class A common stock to be issued to the warrant holder.

Private Placement Warrants

        The private placement warrants (including the shares of ENVG Class A common stock issuable upon exercise of the private placement warrants) are not be transferable, assignable or salable until 30 days after the completion of the business combination (except, among other limited exceptions, to AHPAC's officers and directors and other persons or entities affiliated with the sponsor) and they will not be redeemable so long as they are held by the sponsor or its permitted transferees. The sponsor, or its permitted transferees, has the option to exercise the private placement warrants on a cashless basis. Except as described below, the private placement warrants have terms and provisions that are identical to those of the public warrants. If the private placement warrants are held by holders other than the sponsor or its permitted transferees, the private placement warrants will be redeemable and exercisable by the holders on the same basis as the public warrants.

        If holders of the private placement warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of shares of ENVG Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of ENVG Class A common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the "fair market value" (defined below) by (y) the fair market value. The "fair market value" shall mean the average reported closing price of the ENVG Class A common stock for the ten trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.

        The sponsor has agreed not to transfer, assign or sell any of the private placement warrants (including the ENVG Class A common stock issuable upon exercise of any of these warrants) until the date that is 30 days after the date the business combination is consummated, except that, among other limited exceptions, transfers can be made to ENVG's officers and directors and other persons or entities affiliated with the sponsor.

Dividends

        AHPAC has not paid any cash dividends on its shares to date, nor does it intend to pay cash dividends prior to the completion of the business combination. The payment of cash dividends in the future will be dependent upon ENVG's revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of a business combination. The payment of any cash dividends subsequent to a business combination will be within the discretion of the AHPAC Board at such time. In addition, AHPAC is not currently contemplating and does not anticipate declaring any stock dividends in the foreseeable future. Further, if ENVG incurs any indebtedness, its ability to declare dividends may be limited by restrictive covenants it may agree to in connection therewith.

Transfer Agent and Warrant Agent

        The transfer agent for the AHPAC ordinary shares and warrant agent for the AHPAC warrants is Continental Stock Transfer & Trust Company. AHPAC has agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and warrant agent, its agents and each of its shareholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any claims and losses due to any gross negligence or intentional misconduct of the indemnified person or entity.

        Continental Stock Transfer & Trust Company has agreed that it has no right of set-off or any right, title, interest or claim of any kind to, or to any monies in, the trust account, and has irrevocably waived any right, title, interest or claim of any kind to, or to any monies in, the trust account that it may have now or in the future. Accordingly, any indemnification provided will only be able to be satisfied, or a claim will only be able to be pursued, solely against AHPAC and AHPAC's assets outside the trust account and not against the any monies in the trust account or interest earned thereon.

Certain Anti-Takeover Provisions of Delaware Law, ENVG's Certificate of Incorporation and Bylaws

        Upon the completion of the domestication, ENVG would, as a corporation incorporated under the laws of the State of Delaware, be subject to the provisions of Section 203 of the DGCL, which we refer to as "Section 203," regulating corporate takeovers. However, assuming the approval of the Charter Proposals, ENVG will not be subject to Section 203 following the closing of the business combination.

        Section 203 prevents certain Delaware corporations, under certain circumstances, from engaging in a "business combination" with:

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  A shareholder who owns fifteen percent or more of ENVG's outstanding voting stock (otherwise known as an "interested shareholder");

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  an affiliate of an interested shareholder; or

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  an associate of an interested shareholder, for three years following the date that the shareholder became an interested shareholder.

        A "business combination" includes a merger or sale of more than ten percent of ENVG's assets. However, the above provisions of Section 203 do not apply if:

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  the ENVG Board approves the transaction that made the shareholder an "interested shareholder," prior to the date of the transaction;

  •
  after the completion of the transaction that resulted in the shareholder becoming an interested shareholder, that shareholder owned at least 85% of ENVG's voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of common stock; or

  •
  on or subsequent to the date of the transaction, the business combination is approved by ENVG's Board and authorized at a meeting of ENVG's shareholders, and not by written consent, by an affirmative vote of two-thirds of the outstanding voting stock not owned by the interested shareholder.

        The proposed certificate and proposed bylaws provide that ENVG's Board is classified into three classes of directors. As a result, in most circumstances, a person can gain control of the Board only by successfully engaging in a proxy contest at three or more annual meetings. The proposed certificate and proposed bylaws will continue to provide that the board will be classified into three classes of directors.

        In addition, the proposed certificate will not provide for cumulative voting in the election of directors. ENVG's Board will be empowered to elect a director to fill a vacancy created by the expansion of the Board or the resignation, death, or removal of a director in certain circumstances; and the advance notice provisions will require that shareholders must comply with certain procedures in order to nominate candidates to the board or to propose matters to be acted upon at a shareholders' meeting.

        ENVG's authorized but unissued common stock and preferred shares will be available for future issuances without shareholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred shares could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Rule 144

        Pursuant to Rule 144 of the Securities Act, which we refer to as "Rule 144", a person who has beneficially owned restricted shares or warrants for at least six months would be entitled to sell their securities, provided that (i) such person is not deemed to have been one of AHPAC's affiliates at the time of, or at any time during the three months preceding, a sale and (ii) AHPAC is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as AHPAC was required to file reports) preceding the sale.

        Persons who have beneficially owned restricted shares or warrants for at least six months but who are affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

  •
  one percent (1%) of the total number of shares of ENVG Class A common stock then issued and outstanding, on an as converted basis; or

  •
  the average weekly reported trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

        Sales by AHPAC's affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

        Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

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  the issuer of the securities that was formerly a shell company has ceased to be a shell company;

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  the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

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  the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

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  at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

        As of the date of this proxy statement/prospectus, AHPAC had 31,000,000 AHPAC Class A ordinary shares outstanding and 7,750,000 AHPAC Class B ordinary shares outstanding. Of these shares, the AHPAC Class A ordinary shares are freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by one of AHPAC's affiliates within the meaning of Rule 144 under the Securities Act. All of the 7,500,000 founder shares owned by the initial shareholders are restricted securities under Rule 144, in that they were issued in private transactions not involving a public offering. If the business combination is approved, the ENVG Class A common stock we issue to (i) the Selling Equityholders as stock consideration pursuant to the Transaction Agreement and (ii) the investors in connection with the equity financing (if any) will be restricted securities for purposes of Rule 144.

        As of the date of this proxy statement/prospectus, there are 47,400,000 warrants of AHPAC outstanding, consisting of 31,000,000 public warrants originally sold as part of the units issued in the IPO and 16,400,000 private placement warrants that were sold to the sponsor in a private sale prior to the IPO. Each warrant entitles the registered holder to purchase one-half of one AHPAC Class A ordinary share, where two warrants may be exercised for one whole AHPAC ordinary share at an exercise price of $11.50 per share, in accordance with the terms of the warrant agreements governing the warrants. 31,000,000 of these warrants are public warrants and are freely tradable. In addition,

ENVG will be obligated to file no later than 15 business days after the consummation of the business combination a registration statement under the Securities Act covering the 15,500,000 shares of ENVG Class A common stock that may be issued upon the exercise of the public warrants, and cause such registration statement to become effective and maintain the effectiveness of such registration statement until the expiration of the warrants.

        AHPAC anticipates that following the consummation of the business combination, ENVG will no longer be a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

Registration Rights

        At the closing of the business combination, AHPAC, the sponsor, and the restricted stockholders will enter into an Amended and Restated Registration Rights Agreement in respect of the shares of ENVG common stock and ENVG warrants issued to the restricted stockholders in connection with the business combination, providing for, among other things, customary registration rights, including demand and piggy-back rights, subject to cut-back provisions For more information on the Amended and Restated Registration Rights Agreement, please see the section entitled "The Transaction Agreement—Related Agreements—Registration Rights Agreement."

Listing of Securities

        Upon the consummation of the business combination, AHPAC intends to apply to continue the listing of its publicly traded ENVG common stock and warrants on NASDAQ under the symbols "ENVG" and "ENVGW," respectively, upon the closing of the business combination. As a result, our publicly traded units may separate into the component securities upon consummation of the business combination and, as a result, may no longer trade as a separate security.

COMPARISON OF CORPORATE GOVERNANCE AND SHAREHOLDER RIGHTS

        AHPAC is an exempted company incorporated under the Cayman Islands Companies Law (2016 Revision) (the "Companies Law"). The Companies Law and AHPAC memorandum and articles of association govern the rights of AHPAC's shareholders. The Companies Law differs in some material respects from laws generally applicable to United States corporations and their shareholders. In addition, AHPAC's amended and restated memorandum and articles of association will differ in certain material respects from the certificate of incorporation and bylaws of AHPAC. As a result, when you become a shareholder of AHPAC, your rights will differ in some regards as compared to when you were a shareholder of AHPAC before the domestication and business combination.

        Below is a summary chart outlining important similarities and differences in the corporate governance and shareholder/shareholder rights associated with each of AHPAC and ENVG according to applicable law and/or the organizational documents of AHPAC and ENVG. You also should review the proposed certificate and proposed bylaws of ENVG attached hereto as Annexes B and C to this proxy statement/prospectus, as well as the Delaware corporate law and corporate laws of the Cayman Islands, including the Companies Law, to understand how these laws apply to AHPAC and ENVG.

	Delaware	Cayman Islands
Shareholder/Shareholder Approval of business combinations	Mergers generally require approval of a majority of all outstanding shares.	Mergers require a special resolution, and any other authorization as may be specified in the relevant articles of association. Parties holding certain security interests in the constituent companies must also consent.
	Mergers in which less than 20% of the acquirer's stock is issued generally do not require acquirer shareholder approval.	All mergers (other than parent/subsidiary mergers) require shareholder approval—there is no exception for smaller mergers.
	Mergers in which one corporation owns 90% or more of a second corporation may be completed without the vote of the second corporation's board of directors or shareholders.	Where a bidder has acquired 90% or more of the shares in a Cayman Islands company, it can compel the acquisition of the shares of the remaining shareholders and thereby become the sole shareholder.

A Cayman Islands company may also be acquired through a "scheme of arrangement" sanctioned by a Cayman Islands court and approved by 50%+1 in number and 75% in value of shareholders in attendance and voting at a shareholders' meeting.

	Delaware	Cayman Islands
Shareholder/Shareholder Votes for Routine Matters

Generally, approval of routine corporate matters that are put to a shareholder vote require the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter.

Under the Cayman Islands Companies Law and AHPAC's amended and restated memorandum and articles of association law, routine corporate matters may be approved by an ordinary resolution (being a resolution passed by a simple majority of the shareholders as being entitled to do so).

Appraisal Rights	Generally a shareholder of a publicly traded corporation does not have appraisal rights in connection with a merger.	Minority shareholders that dissent from a merger are entitled to be paid the fair market value of their shares, which if necessary may ultimately be determined by the court.
Inspection of Books and Records	Any shareholder may inspect the corporation's books and records for a proper purpose during the usual hours for business.	Shareholders generally do not have any rights to inspect or obtain copies of the register of shareholders or other corporate records of a company.
Shareholder/Shareholder Lawsuits	A shareholder may bring a derivative suit subject to procedural requirements (including adopting Delaware as the exclusive forum as per Proposal 8)

In the Cayman Islands, the decision to institute proceedings on behalf of a company is generally taken by the company's board of directors. A shareholder may be entitled to bring a derivative action on behalf of the company, but only in certain limited circumstances.

Fiduciary Duties of Directors	Directors must exercise a duty of care and duty of loyalty and good faith to the company and its shareholders	A director owes fiduciary duties to a company, including to exercise loyalty, honesty and good faith to the company as a whole.
In addition to fiduciary duties, directors owe a duty of care, diligence and skill.
Such duties are owed to the company but may be owed direct to creditors or shareholders in certain limited circumstances.

 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

AHPAC's Related Party Transactions

Related Party Loans

        AHPAC issued to the sponsor on December 14, 2015, as amended and restated on September 1, 2016, an unsecured promissory note pursuant to which AHPAC was permitted to borrow up to $300,000 in aggregate principal amount. Between inception and the October 14, 2016, AHPAC borrowed $300,000. This note was non-interest bearing and was repaid in full to the sponsor at the time of the IPO. AHPAC also issued to the sponsor on August 11, 2017, an unsecured promissory note pursuant to which AHPAC is permitted to borrow up to $300,000 in aggregate principal amount. As of December 31, 2017, AHPAC has borrowed $100,000 under such note. In addition certain vendors have agreed to defer the payment of invoices until the close or termination of the business combination. AHPAC has not drawn amounts under this note.

        The sponsor may make a working capital loan to AHPAC and up to $1,500,000 of such loan may be converted into warrants, at the price of $0.50 per warrant at the option of the sponsor. Such warrants would be identical to the private placement warrants.

Administrative Services Agreement

        AHPAC presently occupies office space provided by an affiliate of the sponsor. The affiliate has agreed that, until AHPAC consummates a business combination, it will make such office space, as well as certain support services, available to AHPAC, as may be required by AHPAC from time to time. AHPAC will pay the affiliate an aggregate of $10,000 per month for such office space and support services. As of April 30, 2017, the affiliate agreed to defer payment of the monthly administrative fee under the Administrative Services Agreement until the initial business combination, at which time all such accrued but unpaid fees will be paid to the affiliate.

Private Placement Warrants

        The initial shareholders purchased 16,000,000 private placement warrants at $0.50 per warrant (for an aggregate purchase price of $8,000,000) from AHPAC in a private placement on the Close Date. A portion of the proceeds from the sale of the private placement warrants were placed into the trust account. The initial shareholders have also purchased an additional 400,000 private placement warrants at $0.50 per warrant (for an aggregate purchase price of $200,000) simultaneously with the underwriters' exercise of the over-allotment option granted to the underwriters in connection with the IPO. Each private placement warrant is exercisable for one-half of one AHPAC Class A ordinary share. Two private placement warrants must be exercised for one whole AHPAC Class A ordinary share at a price of $11.50 per share. The private placement warrants are identical to the warrants included in the units to be sold in the IPO except that the private placement warrants: (i) will not be redeemable by AHPAC and (ii) may be exercised for cash or on a cashless basis, as described in the registration statement relating to the IPO, so long as they are held by the initial shareholders or any of their permitted transferees. Additionally, the initial shareholders have agreed not to transfer, assign or sell any of the private placement warrants, including the AHPAC Class A ordinary shares issuable upon exercise of the private placement warrants (except to certain permitted transferees), until 30 days after the completion of the business combination.

Founder Shares

        In connection with the organization of AHPAC, on December 14, 2015, an aggregate of 8,625,000 founder shares were sold to the sponsor at a price of approximately $0.003 per share, for an aggregate price of $25,000. In October 2016, the sponsor transferred 50,000 founder shares to each of AHPAC's independent directors at a price per share of approximately $0.003 per share. In addition, at such time, each of AHPAC's independent directors purchased an additional 421,500 founder shares from the sponsor at a price per share of approximately $0.003 per share. The 8,625,000 founder shares included an aggregate of up to 1,125,000 shares that were subject to forfeiture if the over-allotment option was not exercised in full by the underwriters of the IPO in order to maintain the initial shareholders' ownership at 20% of the issued and outstanding ordinary shares upon completion of the IPO. Following the partial exercise of the over-allotment option, 875,000 founder shares were forfeited in order to maintain the initial shareholders' ownership at 20% of the issued and outstanding AHPAC ordinary shares. The founder shares are identical to the AHPAC Class A ordinary shares included in the units sold in the IPO, except that the founder shares (i) have the exclusive right to vote on the election of directors prior to the business combination, (ii) are subject to certain transfer restrictions described below and (iii) are convertible into AHPAC Class A ordinary shares on a one-for-one basis, subject to adjustment pursuant to the anti-dilution provisions contained therein. The founder shares may not be transferred, assigned or sold until the earlier of (i) one year after the completion of the business combination and (ii) the date on which AHPAC completes a liquidation, merger, share exchange, reorganization or other similar transaction after the business combination that results in all of the public shareholders having the right to exchange their AHPAC Class A ordinary shares for cash, securities or other property. Notwithstanding the foregoing, if the last sale price of the AHPAC Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the business combination, the founder shares will be released from the lock-up.

Envigo Related Party Transactions

Related Party Loans

        As of September 30, 2017, Envigo has issued and outstanding $46,433,548 aggregate principal amount of Third Lien Senior Secured Notes due 2020 (the "Third Lien Debt"). The Third Lien Debt is held by an affiliate of Jermyn Street Associates LLC (owner of approximately 37% of Envigo common stock). The Third Lien Debt matures on November 7, 2022, and is payable in full on this date. This debt bears interest at a rate of 15% per annum, payable semi-annually in arrears, provided that interest payments are 100% payment in kind and no cash interest is due. All of the interest payable on each interest payment date is capitalized and added to the principal amount of Third Lien Debt. A total of $20,805,000, $14,988,000 and $24,044,548 of interest arising on the Third Lien Debt was capitalized as of December 31, 2016 and 2015 and September 30, 2017, respectively. No principal payments were made in 2015, 2016 or 2017. As of February 5, 2018, there was $49,916,173 of Third Lien Debt outstanding.

        In connection with the closing of the Business Combination, pursuant to the terms of the Indenture Consent Agreement, the Third Lien Supplemental Indenture shall amend the Existing Third Lien Indenture and the notes relating to the Third Lien Debt to (i) reduce the interest rate of the notes to 6.0%; (ii) amend certain definitions and covenants and (iii) waive the requirement for any change of control offer that would otherwise be required as a result of the transactions contemplated by the Transaction Agreement.

Management Agreement

        Envigo is party to a management agreement (the "Management Agreement") with LAB Holdings LLC (the "Provider"), which is owned by Jermyn Street Associates LLC and Savanna Holdings LLC and their affiliates, pursuant to which the Provider provides: (a) general monitoring and management services; (b) identify, support, negotiate and analyze acquisitions and dispositions by the Envigo or its subsidiaries; (c) support, negotiate and analyze financing alternatives including in connection with acquisitions, capital expenditures, refinancing of existing indebtedness and equity issuances; (d) monitor finance functions, including assisting with the preparation of financial projections and compliance with financing agreements; (e) identify and develop growth strategies; and (f) other monitoring services that the Provider and Envigo agree upon. In consideration for the above mentioned services, the Provider is entitled to compensation in the aggregate amount of $2,250,000 per annum, plus expenses. The Provider received $2,250,000 in each of the years ended December 31, 2014, 2015 and 2016 and $1,687,500 for the nine months ended September 30, 2017. In addition the Provider is entitled to fees and expenses relating to various financing transactions, which amounted to $0 in 2017, $1,313,638 in 2016, $0 in 2015 and $5,256,000 in 2014, respectively. The Management Agreement will be terminated at closing of the Business Combination. For more information, please see the section entitled "The Transaction Agreement—Conditions to Closing of the Business Combination."

Strategic Advisor Agreements

        Envigo is a party to strategic advisor agreements with each of Jermyn Street Associates LLC and Savanna Holdings LLC pursuant to which each of Jermyn Street Associates LLC and Savanna Holdings LLC provided consulting services, negotiation assistance and strategic advice related to the business combination. Pursuant to these agreements, each of Jermyn Street Associates LLC and Savanna Holdings LLC is entitled to be paid a fee equal to 1% of the gross sales price of the business combination in connection with the closing of the business combination. Such fee is payable 50% in stock of ENVG and 50% in cash.

Employment Agreements

        For a discussion of the compensation of Envigo's officers and directors, please see the section entitled "Executive Compensation—Envigo" beginning on page [    •    ] of this proxy statement/prospectus.

Policies and Procedures for Related Party Transactions

        AHPAC has not yet adopted a formal policy for the review, approval or ratification of related party transactions. Accordingly, the transactions discussed above were not reviewed, approved or ratified in accordance with any such policy.

        AHPAC has adopted a code of ethics requiring it to avoid, wherever possible, all conflicts of interests, except under guidelines or resolutions approved by the AHPAC Board (or the appropriate committee of the AHPAC Board) or as disclosed in its public filings with the SEC. Under AHPAC's code of ethics, conflict of interest situations include any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) involving AHPAC.

        In addition, AHPAC's audit committee is responsible for reviewing and approving related party transactions to the extent that AHPAC enters into such transactions. An affirmative vote of a majority of the members of the audit committee present at a meeting at which a quorum is present is required in order to approve a related party transaction. A majority of the members of the entire audit committee constitutes a quorum. Without a meeting, the unanimous written consent of all of the members of the audit committee is be required to approve a related party transaction. AHPAC also requires each of its directors and executive officers to complete a directors' and officers' questionnaire that elicits information about related party transactions.

        These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.

        To further minimize conflicts of interest, AHPAC has agreed not to consummate an initial business combination with an entity that is affiliated with any of its sponsor, officers or directors unless AHPAC, or a committee of independent directors, has obtained an opinion from an independent investment banking firm which is a member of FINRA or an independent accounting firm that AHPAC's initial business combination is fair from a financial point of view. Furthermore, no finder's fees, reimbursements or cash payments will be made to the sponsor, AHPAC's officers or directors, or its or their affiliates, for services rendered to AHPAC prior to or in connection with the completion of AHPAC's initial business combination.

        AHPAC's audit committee reviews on a quarterly basis all payments that were made to the sponsor, AHPAC's officers or directors, or its or their affiliates.

BENEFICIAL OWNERSHIP OF SECURITIES

        The following table sets forth information known to AHPAC regarding (i) the actual beneficial ownership of AHPAC ordinary shares as of the record date (pre-business combination) and (ii) expected beneficial ownership of ENVG common stock immediately following consummation of the business combination (post-business combination), assuming that no public shares are redeemed, and alternatively the maximum number of shares are redeemed, by:

  •
  each person who is, or is expected to be, the beneficial owner of more than five percent (5%) of the outstanding shares of our common stock;

  •
  each of AHPAC's current officers and directors;

  •
  each person who will become a named officer or director of AHPAC; and

  •
  all executive officers and directors of AHPAC, as a group.

        Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

        The beneficial ownership of AHPAC ordinary shares pre-business combination is based on 38,750,000 ordinary shares (of which 31,000,000 are AHPAC Class A ordinary shares and 7,750,000 are founder shares held by the initial shareholders) issued and outstanding as of January 16, 2018.

        The expected beneficial ownership of shares of ENVG common stock post-business combination, assuming no public shares are redeemed, has been determined based upon the following: (i) no public shareholder has exercised its redemption rights to receive cash from the trust account in exchange for AHPAC Class A ordinary shares and AHPAC has not issued any additional AHPAC Class A ordinary shares; (ii) the Selling Equityholders have in aggregate elected to receive the maximum amount of cash available in lieu of shares of ENVG Class A common stock that such Selling Equityholders would otherwise have been entitled to receive as part of merger consideration; (iii) there will be an aggregate of 62,745,839 shares of ENVG common stock (including founder shares) issued and outstanding at the consummation of the business combination; (iv) approximately 27,870,839 shares of ENVG Class A common stock have been issued to the Selling Equityholders as part of the stock consideration; (v) none of the private placement warrants have been exercised by the initial shareholders; and (vi) no equity financing and no Debt Refinancing.

        The expected beneficial ownership of shares of ENVG common stock post-business combination assuming 9,000,000 public shares have been redeemed has been determined based on the following: (i) public shareholders (other than the shareholders listed in the table below) have exercised their redemption rights with respect to 9,000,000 shares of the AHPAC Class A ordinary shares; (ii) the Selling Equityholders have in aggregate elected to receive the maximum amount of cash available in lieu of shares of ENVG Class A common stock that such Selling Equityholders would otherwise have been entitled to receive as part of merger consideration; (iii) there will be an aggregate of 61,583,378 shares of ENVG common stock (including founder shares) issued and outstanding at the consummation of the business combination; (iv) approximately 35,708,378 shares of ENVG Class A common stock have been issued to the Selling Equityholders as part of the stock consideration; (v) none of the private placement warrants have been exercised by the initial shareholders; and (vi) no equity financing and no Debt Refinancing.

        The table below presents the expected beneficial ownership of shares of ENVG common stock post-business combination for the following: (i) AHPAC founders; (ii) AHPAC public shareholders holding more than 5% of the AHPAC shares outstanding prior to business combination; and (iii) Selling Equityholders on a proforma basis post consummation of the business combination. The table also shows the expected beneficial ownership on a fully diluted basis if all the outstanding warrants are exercised at an exercise price of $11.50 per share, where 2 warrants must be exercised for one AHPAC ordinary share, assuming an expected per share price of $12.00. Unless otherwise indicated, AHPAC believes that all persons named in the table below have sole voting and investment power with respect to all AHPAC or AHPAC securities, as applicable, beneficially owned by them.

				Proforma beneficial ownership post-closing
	Pre-closing			No redemption			With max. redemption(1)			No redemption			With max. redemption(1)
Beneficial owners	Basic shares		% owned	Basic shares		% owned	Basic shares		% owned	FDSO		% owned	FDSO		% owned
Avista Acquisition Corp.	5,692,500		14.7%	2,846,250		4.5%	2,846,250		4.6%	2,846,250		4.5%	2,846,250		4.5%
Thompson Dean(2)	5,692,500		14.7%	2,846,250		4.5%	2,846,250		4.6%	2,846,250		4.5%	2,846,250		4.5%
David Burgstahler(2)	5,692,500		14.7%	2,846,250		4.5%	2,846,250		4.6%	2,846,250		4.5%	2,846,250		4.5%
Håkan Björklund	427,500		1.1%	213,750		0.3%	213,750		0.3%	213,750		0.3%	213,750		0.3%
Charles Harwood	427,500		1.1%	213,750		0.3%	213,750		0.3%	213,750		0.3%	213,750		0.3%
Brian Markison	775,000		2.0%	387,500		0.6%	387,500		0.6%	387,500		0.6%	387,500		0.6%
Robert O'Neil	427,500		1.1%	213,750		0.3%	213,750		0.3%	213,750		0.3%	213,750		0.3%
Shares from Private Placement Warrants	0	(3)	0.0%	0	(3)	0.0%	0	(3)	0.0%	256,250	(4)	0.4%	256,250	(4)	0.4%

Founders	7,750,000		20.0%	3,875,000		6.2%	3,875,000		6.3%	4,131,250		6.5%	4,131,250		6.6%
Hudson Bay Capital Management, L.P.(5)	3,000,000		7.7%	3,000,000		4.8%	3,000,000		4.9%	3,000,000		4.7%	3,000,000		4.8%
Alyeska Investment Group, L.P.(6)	2,100,000		5.4%	2,100,000		3.3%	2,100,000		3.4%	2,100,000		3.3%	2,100,000		3.4%
Polar Asset Management Partners Inc.(7)	2,099,532		5.4%	2,099,532		3.3%	2,099,532		3.4%	2,099,532		3.3%	2,099,532		3.4%
BlueMountain Capital Management, LLC(8)	2,040,718		5.3%	2,040,718		3.3%	2,040,718		3.3%	2,040,718		3.2%	2,040,718		3.3%
Shares from Warrants attached to Units	0	(3)	0.0%	0	(3)	0.0%	0	(3)	0.0%	645,833	(4)	1.0%	645,833	(4)	1.0%

AHPAC public shareholders	31,000,000		80.0%	31,000,000		49.4%	22,000,000		35.7%	31,645,833		49.7%	26,645,833		36.2%
Selling Equityholders (Envigo)(9)	0		0.0%	27,870,839		44.4%	35,708,378		58.0%	27,956,256		43.9%	35,793,795		57.2%

Total shares	38,750,000		100.0%	62,745,839		100.0%	61,583,378		100.0%	63,733,339		100.0%	62,570,878		100.0%

(1)
Max. redemption of $90mm.

(2)
Deemed to beneficially own shares by virtue of their shared control over Avista Acquisition Corp. as its directors.

(3)
Assuming share price of $12.00 and warrant exercise price of conversion at $11.50.

(4)
Dilution based on the treasury stock method.

(5)
According to Schedule 13G, filed on January 30, 2017, by Hudson Bay Capital Management, L.P. and Mr. Sander Gerber, the business address of such parties is 777 Third Avenue, 30th Floor, New York, NY 10017. According to such Schedule 13G, Hudson Bay Capital Management, L.P. serves as the investment manager to Hudson Bay Master Fund Ltd., in whose name the AHPAC Class A ordinary shares are held, and Mr. Gerber serves as the managing member of the general partner of Hudson Bay Capital Management, L.P

(6)
According to Schedule 13G, filed on February 14, 2017, by Alyeska Investment Group, L.P, Alyeska Fund GP, LLC, Alyeska Fund 2 GP, LLC and Parekh, the business address of such parties is 77 West Wacker Drive, 7th Floor, Chicago, IL 60601. According to such Schedule 13G, Alyeska Fund GP, LLC is the general partner and control person of Alyeska Master Fund, L.P., Alyeska Fund 2 GP, LLC is the general partner and control person of Alyeska Master Fund 2, L.P., and Anand Parekh is the Chief Executive Officer and control person of Alyeska Investment Group, L.P.

(7)
According to Schedule 13G, filed on February 10, 2017, the business address of Polar Asset Management Partners Inc. is 401 Bay Street, Suite 1900, PO Box 19, Toronto, Ontario M5H 2Y4, Canada. According to such Schedule 13G, Polar Asset Management Partners Inc. serves as investment manager to Polar Multi Strategy Master Fund and certain managed accounts with respect to the AHPAC Class A ordinary shares held by such parties.

(8)
According to Schedule 13G/A, filed on December 8, 2017 by BlueMountain Capital Management, LLC and BlueMountain Credit Alternatives Master Fund L.P., the business address of such parties is 280 Park Avenue, 12th Floor, New York, New York 10017. According to such Schedule 13G, BlueMountain Capital Management acts as investment advisor to the entities named therein that hold the AHPAC Class A ordinary shares, including BlueMountain Credit Alternatives Master Fund L.P.

(9)
The Selling Equityholders, as a group, are expected to hold common stock representing 44.4% of the ENVG common stock immediately following consummation of the business combination (post-business combination). The exact stock ownership, as well as the allocation thereof amongst the Selling Equityholders, will not be determinable until closing, but the only holders of the Selling Equityholders that will own more than five percent (5%) of the outstanding shares of ENVG common stock will be Jermyn Street Associates LLC and Savanna Holdings LLC based on their pre-business combination holdings in Envigo. In addition, with respect to the post-business combination executive officers and directors that are part of the Selling Equityholders, only Mark Bibi (Secretary and General Counsel) and Brian Cass (Chairman of the ENVG board of directors) will hold ENVG common stock following the business combination, the exact amounts will not be determinable until closing, but neither individual will own more than five percent (5%) upon the consummation of the business combination.

        AHPAC's initial shareholders beneficially own 20% of AHPAC's issued and outstanding ordinary shares and have the right to elect all of AHPAC's directors prior to AHPAC's initial business combination as a result of holding all of the founder shares. Holders of AHPAC's public shares will not have the right to elect any directors to the AHPAC Board prior to AHPAC's initial business combination. In addition, because of their ownership block, AHPAC's initial shareholders may be able to effectively influence the outcome of all other matters requiring approval by AHPAC's shareholders, including amendments to AHPAC's amended and restated memorandum and articles of association and approval of significant corporate transactions.

 PRICE RANGE OF SECURITIES AND DIVIDENDS

AHPAC

Price Range of AHPAC's Securities

        AHPAC units, each of which consists of one AHPAC Class A ordinary share, par value $0.0001 per share, and one warrant to purchase one-half of one AHPAC Class A ordinary share, began trading on NASDAQ under the symbol "AHPAU" on May 20, 2016. On July 7, 2016, AHPAC announced that holders of AHPAC units could elect to separately trade the AHPAC Class A ordinary shares and the warrants included in the AHPAC units, or to continue to trade the AHPAC units without separating them. On July 8, 2016, the AHPAC Class A ordinary shares and warrants began trading on NASDAQ under the symbols "AHPA" and "AHPAW," respectively. Each warrant entitles the registered holder to purchase one-half of one AHPAC Class A ordinary share, where two warrants may be exercised for one whole AHPAC ordinary share at an exercise price of $11.50 per share, subject to adjustments as described in AHPAC's final prospectus dated May 20, 2016, which was filed with the SEC. Warrants may only be exercised for a whole number of AHPAC Class A ordinary shares and will become exercisable 30 days after the completion of an initial business combination. AHPAC's warrants will expire five years after the completion of an initial business combination or earlier upon redemption or liquidation as described in this proxy statement/prospectus.

        The following table sets forth, for the calendar quarter indicated, the high and low sales prices per AHPAC unit, AHPAC Class A ordinary share and warrant as reported on NASDAQ for the periods presented.

		Q4 2016	Q1 2017	Q2 2017	Q3 2017
Public unit	High	$10.25	$10.45	$10.40	$10.40
	Low	$9.86	$10.10	$10.16	$10.24
Class A ordinary share	High	NA	$9.95	$9.89	$10.00
	Low	NA	$9.75	$9.79	$9.80
Warrant	High	NA	$0.53	$0.50	$0.47
	Low	NA	$0.45	$0.20	$0.33

        On August 18, 2017, the trading date before the public announcement of the business combination, the public units, AHPAC Class A ordinary shares and AHPAC warrants closed at $10.29, $9.85 and $0.45, respectively.

Dividend Policy of AHPAC

        AHPAC has not paid any cash dividends on the AHPAC Class A ordinary shares to date and does not intend to pay cash dividends prior to the completion of the business combination. Following completion of the business combination, the AHPAC Board will consider whether or not to institute a dividend policy. It is the present intention of AHPAC to retain any earnings for use in its business operations and, accordingly, AHPAC does not anticipate the AHPAC Board declaring any dividends in the foreseeable future.

Envigo

Price Range of Envigo Securities

        Historical market price information regarding Envigo is not provided because there is no public market for Envigo's shares. For information about distributions paid by Envigo to its equityholders, please see the sections entitled "Envigo Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources."

PROPOSAL NO. 1—THE BUSINESS COMBINATION PROPOSAL
APPROVAL OF THE BUSINESS COMBINATION

        AHPAC is asking its shareholders to adopt the Transaction Agreement and approve the transactions contemplated thereby, including the business combination. AHPAC's shareholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Transaction Agreement, which is attached as Annex A to this proxy statement/prospectus.

        Please see the subsection entitled "The Business Combination" beginning at page [    •    ] of this Proxy Statement/Prospectus for additional information and a summary of certain terms of the business combination and please see the subsection entitled "The Transaction Agreement" beginning at page [    •    ] of this Proxy Statement/Prospectus for additional information and a summary of certain terms of the Transaction Agreement. You are urged to read carefully the Transaction Agreement in its entirety before voting on this proposal.

Vote Required for Approval

        The transactions contemplated by the Transaction Agreement will be consummated only if the Business Combination Proposal, the Domestication Proposal, the NASDAQ Proposal and the Charter Proposals are approved at the general meeting. Each of the Business Combination Proposal, the Domestication Proposal, the NASDAQ proposal and the Charter Proposals are cross-conditioned on the approval of each other. Each other proposal is conditioned on the approval of the Business Combination Proposal, the Domestication Proposal, the NASDAQ Proposal and the Charter Proposals, other than the Adjournment Proposal, which is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus.

        This Business Combination Proposal (and consequently, the Transaction Agreement and the transactions contemplated thereby, including the business combination) will be adopted and approved only if the holders of a majority of ordinary shares represented in person or by proxy and entitled to vote thereon at the general meeting vote "FOR" the Business Combination Proposal. Failure to vote by proxy or to vote in person at the general meeting will have no effect on the vote. An abstention from voting will have the same effect as a vote "AGAINST" the Business Combination Proposal.

        As of the date of this proxy statement/prospectus, the initial shareholders have agreed to vote their founder shares and any public shares they may hold in favor of the business combination. Currently, the initial shareholders own approximately 20% of AHPAC's issued and outstanding ordinary shares, including all of the founder shares.

Recommendation of the Board of Directors

        THE AHPAC BOARD UNANIMOUSLY RECOMMENDS
THAT SHAREHOLDERS VOTE "FOR"
THE BUSINESS COMBINATION PROPOSAL.

 PROPOSAL NO. 2—THE DOMESTICATION PROPOSAL
APPROVAL OF DOMESTICATION FROM THE CAYMAN ISLANDS TO DELAWARE

        As a condition to consummating the business combination, the AHPAC Board has unanimously approved a change of AHPAC's jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware. To effect the domestication, AHPAC will file a notice of de-registration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and file a certificate of incorporation and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which AHPAC will be domesticated and continue as a Delaware corporation. After the domestication, AHPAC will change its name to "Envigo International Holdings, Inc." We refer to AHPAC following effectiveness of the domestication as "ENVG." On the effective date of the domestication, each currently issued and outstanding AHPAC Class A ordinary share will automatically convert by operation of law, on a one-for-one basis, into shares of ENVG Class A common stock. Similarly, each currently issued and outstanding AHPAC Class B ordinary share will automatically convert by operation of law, on a one-for-one basis, into a share of ENVG Class B common stock. In addition, all outstanding warrants to acquire AHPAC Class A ordinary shares will become warrants to acquire a corresponding number of shares of ENVG Class A common stock on the same terms as in effect immediately prior to the effective time of the domestication. No other changes will be made to the terms of any outstanding warrants to acquire AHPAC Class A ordinary shares as a result of the domestication.

        Being domiciled in Delaware will create operational efficiencies for ENVG due to the fact that Envigo and its subsidiaries are all located in the United States and a Delaware company will provide its shareholders with certain rights not afforded to them by a Cayman Islands company. The domestication will be completed prior to the business combination. If the business combination is approved, then AHPAC is asking its shareholders to approve the domestication, which is required under the terms of the business combination. If, however, the Domestication Proposal is approved, but the business combination is not approved, then neither the domestication nor the business combination will be consummated.

        The full text of the resolution to be passed is as follows:

        It is resolved as a special resolution that Avista Healthcare Public Acquisition Corp. be de-registered in the Cayman Islands pursuant to Article 47 of the Amended and Restated Articles of Association of Avista Healthcare Public Acquisition Corp. and be registered by way of continuation as a corporation in the State of Delaware.

        Shareholders should read carefully this proxy statement/prospectus and the Transaction Agreement in its entirety for more detailed information concerning the business combination, which is attached as Annex A to this proxy statement/prospectus and is incorporated by reference as an exhibit to the registration statement of which this proxy statement/prospectus is a part. Please see the section entitled "The Transaction Agreement" beginning on page [    •    ] for additional information and a summary of certain terms of the Transaction Agreement. You are urged to read carefully the entire Transaction Agreement before voting on this proposal.

        Approval of this proposal is a condition to the completion of the business combination. If the proposal is not approved, the business combination will not occur.

Vote Required for Approval

        The domestication is conditioned on the approval of the Business Combination Proposal, the Domestication Proposal, the NASDAQ Proposal and the Charter Proposals at the general meeting.

        The approval of the Domestication Proposal requires a special resolution under the Cayman Islands Companies Law, being the affirmative vote of the holders of two-thirds of the then issued and outstanding AHPAC ordinary shares who, being present and entitled to vote at the general meeting, vote at the annual general meeting. Accordingly, if an AHPAC shareholder fails to vote by proxy or to vote in person at the general meeting, their shares will not be counted in connection with the determination of whether a valid quorum is established, however, if a valid quorum is otherwise established, such failure to vote will have no effect on the outcome of any vote on the Domestication Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established and will have the same effect as a vote "AGAINST" the Domestication Proposal.

        As of the date of this proxy statement/prospectus, the initial shareholders have agreed to vote their founder shares and any public shares they may hold in favor of the business combination. Currently, the initial shareholders own approximately 20% of AHPAC's issued and outstanding ordinary shares, including all of the founder shares.

Recommendation of the Board of Directors

        THE AHPAC BOARD UNANIMOUSLY RECOMMENDS
THAT SHAREHOLDERS VOTE "FOR"
THE DOMESTICATION PROPOSAL.

PROPOSAL NOS. 3 through 11—THE CHARTER PROPOSALS
APPROVAL OF THE CHARTER PROPOSALS

        If the Domestication Proposal is approved and the business combination is to be consummated, AHPAC will replace its Existing Organizational Documents with the Proposed Organizational Documents.

        AHPAC's shareholders are asked to consider and vote upon and to approve by special resolution nine separate proposals in connection with the replacement of the Existing Organizational Documents with the Proposed Organizational Documents. The Charter Proposals are conditioned on the approval of the Domestication Proposal, and, therefore, also conditioned on approval of the Business Combination Proposal and the NASDAQ Proposal. Accordingly, if the Business Combination Proposal, the Domestication Proposal and the NASDAQ Proposal are not approved, the Charter Proposals will have no effect, even if approved by holders of AHPAC ordinary shares.

        Certain of the Proposed Organizational Documents differ materially from the Existing Organizational Documents. The following table summarizes the principal proposed changes and the differences between the Existing Organizational Documents and the Proposed Organizational Documents. This summary is qualified by reference to the complete text of the proposed certificate, a copy of which is attached to this proxy statement/prospectus as Annex B and the complete text of the Proposed Bylaws, a copy of which is attached to this proxy statement/prospectus as Annex C. All shareholders are encouraged to read each of the Proposed Organizational Documents in their entirety for a more complete description of its terms. Additionally, as the Existing Organizational Documents are governed by the Cayman Islands Companies Law and the Proposed Organizational Documents will be governed by the DGCL, we encourage shareholders to carefully consult the information set out under the "Comparison of Corporate Governance and Shareholder Rights" section of this proxy statement/prospectus.

	Existing Organizational Documents	Proposed Organizational Documents
Board Classification(Proposal 3)	The Existing Organizational Documents provide for one class of directors.	The Proposed Organizational Documents provide that director elections shall occur annually and that the Board shall be divided into three classes designated Class I, Class II and Class III consisting, as nearly as may be possible, of one-third of the total number of directors on the Board, which will initially be seven (7) and then as may be set by the Board from time to time. The term of office of initial Class I directors shall expire at the first annual meeting of the stockholders following the Effective Time; the term of office of initial Class II directors shall expire at the second annual meeting of the stockholders following the Effective Time; and the term of office of initial Class III directors shall expire at the third annual meeting of the stockholders following the Effective Time.

	Existing Organizational Documents	Proposed Organizational Documents
See Article VI of the proposed certificate.
Removal of Directors Only For Cause (Proposal 4)

Prior to the closing of a business combination, AHPAC may by ordinary resolution of the holders of the Class B ordinary shares remove any Director

 See Article 29.1 of the Existing Organizational Documents.

The Proposed Organizational Documents provide that the directors may only be removed for cause. Additionally, a decrease in the size of the board of directors will not have the effect of removing any incumbent director before his or her term expires.

 See Section 6.4 of the proposed certificate and Section 3.11 of the proposed bylaws.

Ability of Stockholders to Call a Special Meeting (Proposal 5)

The Existing Organizational Documents provide that the board of directors shall, on a shareholders' requisition, proceed to convene an extraordinary general meeting of AHPAC, provided that the requesting shareholder holds not less than 10% in par value of the issued shares entitled to vote at a general meeting.

 See Article 20.4 of the Existing Organizational Documents.

The Proposed Organizational Documents do not permit the stockholders to call a special meeting. See Section 7.5 of the proposed certificate and Section 1.02 of the proposed bylaws.
Shareholder/Stockholder Written Consent In Lieu of a Meeting (Proposal 6)

The Existing Organizational Documents provide that resolutions may be passed by a vote in person, by proxy at a general meeting, or by unanimous written resolution.

 See Article 22 of the Existing Articles.

The Proposed Organizational Documents allow stockholders to vote in person or by proxy at a meeting of stockholders, but prohibit the ability of stockholders to act by written consent in lieu of a meeting.

 See Section 7.3 of the proposed certificate and Section 1.03 of the proposed bylaws.

	Existing Organizational Documents	Proposed Organizational Documents
Amendments of Organizational Documents (Proposal 7)	Amending the Existing Organizational Documents requires (i) a simple majority of the members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting or (ii) a unanimous written resolution of AHPAC's shareholders) to amend the Existing Organizational Documents, in each case, other than Article 29.1 (appointment and removal of directors) of the Existing Organizational Documents, which requires an amendment by a Special Resolution passed by a majority of at least 90% of the members, as being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting.

See Article 18 of the Existing Organizational Documents.	The Proposed Organizational Documents require the affirmative vote of at least a majority of the voting power of ENVG's then issued and outstanding shares of stock entitled to amend either the proposed charter and the proposed bylaws, subject to certain exceptions; provided, that no amendment to the Corporate Opportunities provision of the proposed charter shall be amended without the prior consent of the ENVG Sponsors for so long as the ENVG Sponsors and their affiliates collectively own more than 50% of the shares of ENVG Common Stock owned by the ENVG Sponsors upon consummation of the business combination.

See Articles X and XIII of the proposed certificate and Article VIII of the proposed bylaws.
Exclusive Jurisdiction (Proposal 8)	The Existing Organizational Documents do not contain a provision adopting an exclusive forum for certain stockholder litigation.	The Proposed Organizational Documents adopt Delaware as the exclusive forum for certain stockholder litigation. See Article XII of the proposed certificate and Section 7.10 of the proposed bylaws.
Corporate Opportunities (Proposal 9)	The Existing Organizational Documents do not address corporate opportunities.

The Proposed Organizational Documents provide that, unless otherwise agreed in writing, the ENVG Sponsors may engage in a business that is the same as or similar to, or do business with client, competitors or customers of, ENVG and that ENVG renounces its interest or expectancy in any corporate opportunity offered to the ENVG Sponsors or any of their managers, officers, directors, agents, stockholders, members, partners affiliates and subsidiaries (other than ENVG and its subsidiaries) unless such opportunity is expressly offered to such director or officer in his or her capacity as a director or officer of ENVG.

	Existing Organizational Documents	Proposed Organizational Documents
See Section 11.2 of the proposed certificate.
Increase in Authorized Shares(Proposal 10)	The Existing Organizational Documents currently authorize the issuance of 221,000,000 shares of common stock. See Paragraph 5 of the Existing Organizational Documents.	The Proposed Organizational Documents propose to increase the number of shares of common stock authorized for issuance to 421,000,000. See Section 4.1 of the proposed certificate.

VOTE REQUIRED FOR APPROVAL OF EACH OF THE CHARTER PROPOSALS

        The approval of each of Proposal 3 through Proposal 11 below requires a special resolution under the Cayman Islands Companies Law, which requires the affirmative vote of the holders of two-thirds of the then issued and outstanding AHPAC ordinary shares who, being present and entitled to vote at the general meeting, vote at the general meeting.

PROPOSAL 3: BOARD CLASSIFICATION

        Classified boards provide protection against unwanted takeovers and proxy contests because they make it difficult for a substantial stockholder to gain control of the board of directors without the cooperation or approval of incumbent directors. Other than with respect to the mergers, the AHPAC Board is not aware of any planned or actual attempt to accumulate the common stock or to obtain control of the Company but rather is recommending Proposal 3 to ensure fair treatment of ENVG's stockholders in any future takeover attempt.

        The AHPAC Board believes that Proposal 3 will reduce the possibility that a third party could effect a sudden change in the majority control of the board without the support of the incumbent directors. However, Proposal 3 may have significant effects on the ability of stockholders of ENVG to effect an immediate change in the composition of the board and otherwise to exercise their voting power to affect the composition of the board. Accordingly, stockholders are urged to read carefully the following portions of this section of this proxy statement/prospectus and the relevant annexes hereto.

        The AHPAC Board also believes a classified board will help ensure some continuity of management of the business and affairs of ENVG by minimizing the potential turnover of directors in a particular year and making it more time-consuming for a potential acquirer, or a substantial stockholder or stockholders to gain control of the board or ENVG without the consent of the incumbent board, and provide the board with sufficient time to review any proposal from the potential acquirer or substantial stockholders. Specifically, Proposal 3 will extend the time required to effect a change in control of the board and may discourage hostile takeover bids. Currently, changes in control of the board can be made at a single meeting of the ENVG's stockholders. Upon the implementation of Proposal 3A, it will take at least two annual meetings for a majority of stockholders to replace a majority of the board, because only a minority of the directors would be eligible for election at each meeting; however, it should be noted that all holders of ENVG common stock would be eligible to vote subject to the approval of Proposal 3.

THE AHPAC BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR"
THE APPROVAL OF PROPOSAL 3.

PROPOSAL 4: REMOVAL OF DIRECTORS ONLY FOR CAUSE

        The current AHPAC Board is a single class and only the holders of founder shares are able to vote to remove a director from office. Following the business combination, ENVG will have a classified board. Under Delaware law, the general rule with respect to director removal is that directors may be removed by stockholders with or without cause. There is an exception for corporations that have classified boards. If a corporation has a classified board, then, unless it provides otherwise in its certificate of incorporation, stockholders may only remove directors for cause. The AHPAC Board believes that such a standard will, in conjunction with the classification (i) increase board continuity and the likelihood that experienced board members with familiarity of ENVG's business operations would serve on the board at any given time and (ii) make it more difficult for a potential acquiror or other person, group or entity to gain control of the board.

THE AHPAC BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR"
THE APPROVAL OF PROPOSAL 4.

PROPOSAL 5: NO RIGHT TO CALL SPECIAL MEETINGS

        The Proposed Organizational Documents stipulate that, unless required by law, special meetings of stockholders may only be called by (i) a majority of the board, (ii) the chairperson of the board, or (iii) the chief executive officer. Under the Proposed Organizational Documents, stockholders have no power to call a special meeting.

        Limiting the stockholders' ability to call a special meeting limits the opportunities for minority stockholders to remove directors, amend organizational documents or take other actions without the board's consent or to call a stockholders meeting to otherwise advance minority stockholders' agenda. The amendment is intended to avoid distraction of management caused by holding meetings in addition to the annual meeting unless a majority of the board, the chairperson of the board, or the chief executive officer determines such expense and management focus is warranted.

THE AHPAC BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR"
THE APPROVAL OF PROPOSAL 5.

PROPOSAL 6: NO ACTION BY WRITTEN CONSENT

        The Existing Organizational Documents, which are prepared under Cayman Islands Companies Law, provide that resolutions may be passed by a vote in person, by proxy at a general meeting, or by unanimous written resolution. Under Delaware law, stockholder action may be taken by written consent in lieu of a meeting unless the existing charter expressly prohibits action by consent. As a blank check company formed in order to effect a business combination with one or more entities, the Existing Organizational Documents provide that resolutions may be passed by a vote in person, by proxy at a general meeting, or by unanimous written resolution. The AHPAC Board believes is necessary to protect ENVG as it enters into its post-business combination phase and therefore believes it necessary and appropriate to prohibit stockholders from taking action by written consent.

THE AHPAC BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR"
THE APPROVAL OF PROPOSAL 6.

PROPOSAL 7: AMENDMENTS OF ORGANIZATIONAL DOCUMENTS

        Amending the Existing Organizational Documents requires (i) a simple majority of the members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting or (ii) a unanimous written resolution of AHPAC's shareholders), in each case, other than Article 29.1 (appointment and removal of directors) of the Existing Organizational Documents, which requires an amendment by a special resolution passed by a majority of at least 90% of the members of AHPAC, as being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting.

        The Proposed Organizational Documents will require the affirmative vote of at least a majority of the voting power of ENVG's then issued and outstanding shares of stock entitled to amend either the proposed charter or the proposed bylaws, subject to certain exceptions; provided, that no amendment to the 'Corporate Opportunities' provision of the proposed charter shall be amended without the prior consent of the ENVG Sponsors for so long as the ENVG Sponsors and their affiliates collectively own more than 50% of the shares of ENVG common stock owned by the ENVG Sponsors at consummation of the business combination. The AHPAC Board believes that a majority vote is most appropriate for a public operating company with sponsor investors.

THE AHPAC BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR"
THE APPROVAL OF PROPOSAL 7.

PROPOSAL 8: EXCLUSIVE FORUM

        The Proposed Organizational Documents stipulate that the Court of Chancery for the State of Delaware, which we refer to as the "Court of Chancery", be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of ENVG, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, or other employee of ENVG to ENVG or its stockholders, (iii) any action asserting a claim against ENVG or any director or officer or other employee of the Company arising pursuant to any provision of the DGCL or ENVG's certificate of incorporation or bylaws, or (iv) any action asserting a claim against ENVG or any director, officer, stockholder or employee of ENVG governed by the internal affairs doctrine of the State of Delaware. If the Court of Chancery dismisses any action, proceeding or claim because it does not have subject matter jurisdiction thereon, then such action or proceeding must be brought in another state or federal court in the State of Delaware. ENVG may decide that it is in the best interests of ENVG and its stockholders to bring an action in a forum other than the Court of Chancery (or a state court in the State of Delaware if the Court of Chancery does not have subject matter jurisdiction), and it may consent in writing to the selection of an alternative forum. The related provisions also stipulate that any person who acquires an interest in the stock of ENVG will be deemed to have notice of this provision and consent to personal jurisdiction in the applicable Delaware court.

        Adopting Delaware as the exclusive forum for certain stockholder litigation is intended to assist ENVG in avoiding multiple lawsuits in multiple jurisdictions regarding the same matter. The ability to require such claims to be brought in a single forum will help to assure consistent consideration of the issues, the application of a relatively known body of case law and level of expertise and should promote efficiency and cost-savings in the resolutions of such claims. The AHPAC Board believes that the Delaware courts are best suited to address disputes involving such matters given that the after the domestication, the Company will be incorporated in Delaware. Delaware law generally applies to such matters and the Delaware courts have a reputation for expertise in corporate law matters. Delaware offers a specialized Court of Chancery to address corporate law matters, with streamlined procedures and processes which help provide relatively quick decisions. This accelerated schedule can minimize the time, cost and uncertainty of litigation for all parties. The Court of Chancery has developed considerable expertise with respect to corporate law issues, as well as a substantial and influential body of case law construing Delaware's corporate law and long-standing precedent regarding corporate governance. This provides stockholders and the post-combination company with more predictability regarding the outcome of intra-corporate disputes. In the event the Court of Chancery does not have jurisdiction, the other state courts located in Delaware would be the most appropriate forums because these courts have more expertise on matters of Delaware law compared to other jurisdictions. In addition, this amendment would promote judicial fairness and avoid conflicting results, as well as make ENVG's defense of applicable claims less disruptive and more economically feasible, principally by avoiding duplicative discovery. For these reasons, the AHPAC Board believes that providing for Delaware as the exclusive forum for the types of disputes described above is in the best interests of ENVG and its stockholders.

THE AHPAC BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR"
THE APPROVAL OF PROPOSAL 8.

PROPOSAL 9: CORPORATE OPPORTUNITIES

        In connection with the ENVG Sponsors' direct or indirect holdings of ENVG, and in recognition of the benefits derived from ENVG's relations with the ENVG Sponsors and the difficulties attendant to any directors to satisfy his or her fiduciary duties to ENVG, the AHPAC Board recommends the approval of the proposed corporate opportunities amendment that permits the ENVG Sponsors and any of their managers, officers, directors, agents, stockholders, members, partners affiliates and subsidiaries (other than ENVG and its subsidiaries) to engage in a business that is the same as or similar to, or do business with clients, competitors or customers of, ENVG and for ENVG to renounce its interest or expectancy in any corporate opportunity offered to such directors unless such opportunity is expressly offered to such director or officer in his or her capacity as a director or officer of ENVG.

THE AHPAC BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR"
THE APPROVAL OF PROPOSAL 9.

PROPOSAL 10: INCREASE NUMBER OF AUTHORIZED SHARES

        The 421,000,000 authorized shares of common stock in the proposed certificate represent an increase from the existing authorization of 221,000,000 shares of common stock in the Existing Organizational Documents. Based on the shares outstanding and reserved for issuance of both AHPAC and Envigo as of the date hereof, it is anticipated that there will be approximately 27,870,839 shares issued in the connection with the business combination, resulting in approximately 62,745,839 shares of ENVG common stock outstanding immediately following the business combination, with an additional 8,364,414 shares reserved for issuance under Envigo International Holdings, Inc. 2018 Equity Incentive Plan (the "Plan") and an additional 23,700,000 shares reserved for issuance in connection with the ENVG warrants.

        Although ENVG has a sufficient number of authorized but unissued shares of common stock to complete the business combination, the AHPAC Board has determined that the increase in the number of shares of authorized ENVG common stock is desirable and in the best interests of stockholders because it will enhance ENVG's flexibility to consider and respond to future business needs and opportunities as they arise from time to time following the consummation of the business combination. Although there is no present intention to issue any shares beyond those contemplated by the Transaction Agreement and any of the transactions contemplated in connection therewith or otherwise in the ordinary course of business, the additional authorized shares of common stock would be issuable for any proper corporate purpose, including without limitation, stock splits, stock dividends, future acquisitions, investment opportunities, capital raising transactions of equity or convertible debt securities, issuances under current or future equity compensation plans or for other corporate purposes. ENVG's authorized but unissued common stock and preferred shares will be available for future issuances without shareholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans.

        Since stockholders of ENVG will have no preemptive rights, the ENVG board of directors may issue shares, including the additional authorized shares, at any time without further authorization from such stockholders, except to the extent otherwise required by law or NASDAQ rules. The terms upon which any such securities may be issued will be determined by the board of directors of ENVG.

        If approved, the additional shares of ENVG common stock will have rights as described in "Description of Securities" beginning on page [    •    ] and "Comparison of Corporate Governance and Shareholder Rights" beginning on page [    •    ]. Incidental effects of the increase in the outstanding number of shares of ENVG common stock may include dilution of ownership and voting rights of existing holders of AHPAC ordinary shares and lower earnings per share. ENVG could also use the increased number of shares of ENVG common stock for potential strategic transactions, including, among other things, acquisitions, strategic partnerships, joint ventures, restructurings, business combinations and investments, although there are no immediate plans to do so. No assurance can be given that any such transactions will (i) be completed on favorable terms or at all, (ii) enhance stockholder value or (iii) not adversely affect the business or trading price of common stock of ENVG.

        The determination to increase the number of authorized shares of ENVG common stock has been prompted by business and financial considerations and not by the threat of any known or threatened hostile takeover attempt. However, shareholders should be aware that, while not the current intention, approval of this Proposal 10 could facilitate future efforts by ENVG to deter or prevent changes in control of ENVG, including transactions the board of directors determines are not in the best interests of ENVG or its stockholders. For example, without further stockholder approval, the board of directors could sell shares of ENVG common stock in a private transaction to purchasers who would oppose a takeover or favor the board. At the present time, there is no intention to use any additional shares for anti-takeover purposes.

THE AHPAC BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR"
THE APPROVAL OF PROPOSAL 10.

PROPOSAL 11: UPDATE OF OTHER PROVISIONS

        Approval of each of the Charter Proposals, assuming approval of each of the other condition precedent proposals, will result, upon consummation of the business combination, in the wholesale replacement of the Existing Organizational Documents with the Proposed Organizational Documents. While certain material changes between the Existing Organizational Documents and the Proposed Organizational Documents have been unbundled into distinct proposals, there are other differences between the Existing and Proposed Organizational Documents arising from, among other things, from the differences between the Cayman Islands Companies Law and the DGCL and the typical form of organizational documents under each such body of law and the business combination, including removing certain provisions relating to our status as a blank-check company that will no longer apply upon consummation of the business combination, all of which the AHPAC Board believes is necessary to adequately address the needs of ENVG after the business combination. These changes will be implemented (subject to the approval aforementioned related proposals and consummation of the business combination) if our shareholders approve this Proposal 11. We encourage shareholders to carefully review the terms of the Proposed Organizational Documents, attached hereto as Annexes B and C as well as the information set under the "Comparison of Corporate Governance and Shareholder Rights" section of this joint proxy statement/prospectus.

THE AHPAC BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR"
THE APPROVAL OF PROPOSAL 11.

PROPOSAL NO. 12—THE DIRECTOR ELECTION PROPOSAL
ELECTION OF NOMINEES TO THE BOARD OF DIRECTORS

Overview

        Upon the closing of the business combination, ENVG's board of directors will be divided into three classes, Class I, Class II and Class III, with one class of directors being elected in each year and each class serving a three year term. Assuming the Business Combination Proposal, the NASDAQ Proposal and Charter Proposals are approved at the general meeting, shareholders are being asked to elect seven directors to ENVG's Board, effective upon the consummation of the business combination, which will be comprised of three classes: Class I will have 2 members, Class II will have 2 members and Class III will have 3 members. Each Class I director having a term that expires at ENVG's annual meeting of shareholders in 2019, each Class II director having a term that expires at ENVG's annual meeting of shareholders in 2020 and each Class III director having a term that expires at ENVG's annual meeting of shareholders in 2021, or in each case until their respective successors are duly elected and qualified, or until their earlier resignation, removal or death. The election of these directors is contingent upon the closing of the business combination.

        The AHPAC Board has nominated each of Messrs. David Burgstahler, Brian Cass, Richard Cimino, Scott Cragg, Thompson Dean, Adrian Hardy and Bill Klitgaard to serve as directors of ENVG, with Messrs. Cass and Hardy to serve as Class I directors, Messrs. Cimino and Dean to serve as Class II directors and Messrs. Burgstahler, Cragg and Klitgaard to serve as Class III directors. The following sets forth information regarding each nominee.

        For more information on the experience of Messrs. Burgstahler and Dean, please see the section titled "Information About AHPAC—Management—Directors and Executive Officers" commencing on page [    •    ] of this proxy statement/prospectus.

        For more information on the experience of Messrs. Cass, Cimino, Cragg, Hardy and Klitgaard, please see the section titled "Management After the Business Combination" commencing on page [    •    ] of this proxy statement/prospectus.

Vote Required for Approval

        The approval of the Director Election Proposal requires that a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon at the general meeting are voted "FOR" the Director Election Proposal. Failure to vote by proxy or to vote in person at the general meeting will have no effect on the vote. Abstentions will have the same effect as a vote "AGAINST" this proposal.

        This proposal is conditioned upon the approval of the Business Combination Proposal, the NASDAQ Proposal and the Charter Proposals. If the Business Combination Proposal, the NASDAQ Proposal or the Charter Proposals are not approved, this proposal will have no effect, even if approved by AHPAC's shareholders.

Recommendation of the Board of Directors

THE AHPAC BOARD UNANIMOUSLY RECOMMENDS THAT
SHAREHOLDERS VOTE "FOR"
THE ELECTION OF EACH OF THE SEVEN DIRECTOR
NOMINEES TO THE BOARD OF DIRECTORS.

 PROPOSAL NO. 13—THE MANAGEMENT INCENTIVE PLAN PROPOSAL APPROVAL AND ADOPTION OF THE 2018 EQUITY INCENTIVE PLAN

Overview

        In Proposal No. 13, we are requesting that stockholders approve and adopt the Envigo International Holdings, Inc. 2018 Equity Incentive Plan, as amended (the "Plan") and the material terms thereunder. A total of 8,364,414 shares of ENVG Class A common stock will be reserved for issuance under the Plan. As of [    •    ], 2018, the latest practicable date, the closing price on the NASDAQ Capital Market per AHPAC Class A ordinary share, which each shall be converted to one share of ENVG Class A Common Stock was $[    •    ]. The AHPAC Board approved the Plan on November 18, 2017 and subsequently amended the Plan on [    •    ] 2018, subject to stockholder approval at the general meeting. The Plan was amended by the AHPAC Board to remove provisions no longer applicable to the Plan resulting from changes made to the Code under the Tax Cuts and Jobs Act of 2017. No awards were awarded under the Plan prior to the amendment. The Plan is described in more detail below. A copy of the Plan is attached to this proxy statement as Annex G.

The 2018 Equity Incentive Plan

        The purpose of the Plan is to further align the interests of eligible participants with those of the stockholders of ENVG by providing long-term incentive compensation opportunities tied to the performance of ENVG and its common stock. The Plan is intended to advance the interests of ENVG and increase stockholder value by attracting, retaining and motivating key personnel upon whose judgment, initiative and effort the successful conduct of ENVG's business is largely dependent. Our board of directors and management believe that equity awards are necessary to remain competitive in our industry and are essential to recruiting and retaining the highly qualified employees who help ENVG meet its goals.

Summary of the 2018 Equity Incentive Plan

Eligibility and Administration

        Any employee, non-employee director, consultant or other personal service provider of ENVG or any of its subsidiaries is eligible to receive Awards (as defined below) under the Plan. The selection of participants is within the sole discretion of the Committee (as defined below). Designation as a participant in any year does not require the Committee to designate such person to receive an Award in any other year or to receive the same type or amount of Award as granted to the participant in any other year. Incentive stock options may be granted only to employees of ENVG and certain of its subsidiaries. As of the date of this filing, there are approximately 3,800 employees (including officers) and seven non-employee directors who are expected to be eligible to participate in the Plan on the basis of their services provided to ENVG.

        The Plan will be administered by the Compensation Committee of the board of directors of ENVG (the "Board"), such other committee of the board appointed by the Board to administer the Plan, or the Board, as determined by the Board (in each case, the "Committee"). To the extent deemed necessary by the Board, each Committee member will satisfy the requirements for (i) an "independent director" under rules adopted by the NASDAQ or other principal exchange on which ENVG Class A common stock is then listed and (ii) a "nonemployee director" for purposes of such Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

Awards

        The Plan permits the grant of (a) nonqualified stock options, (b) incentive stock options, (c) stock appreciation rights, (d) restricted stock awards, (e) restricted stock units, (f) cash incentive awards and

(g) stock awards (collectively, "Awards"). Awards may be granted singly or in combination. Awards will be evidenced by award agreements (which need not be identical) in a written or electronic form that will provide additional terms and conditions associated with such Awards, as determined by the Committee in its sole discretion (the "Award Agreements"). In the event of any conflict between the provisions of the Plan and any such Award Agreement, the provisions of the Plan will prevail. A brief description of each award type follows:

  •
  Stock Options.  A stock option gives the holder the right to purchase a specified number of shares of ENVG Class A common stock during a specified term at a fixed price (the "Exercise Price"), which is payable to ENVG at the time the stock option is exercised. Options are either "incentive stock options" or "nonqualified stock options." Incentive stock options are designed to meet the requirements of Section 422 of the Code. The per-share Exercise Price of a stock option granted under the Plan will not be less than 100% of the fair market value of a share of ENVG Class A common stock on the date the stock option is granted. In the case of an incentive stock option granted to a stockholder of ENVG who owns 10% or more of the total combined voting power of all classes of stock of ENVG or certain subsidiaries ("10% Stockholder"), the per-share Exercise Price of a stock option granted under the Plan will not be less than 110% of the fair market value of a share of ENVG Class A common stock on the date the stock option is granted.

  •
  Stock Appreciation Rights (SARs).  A stock appreciation right gives the holder the right to receive an amount equal to the excess of the fair market value of a share of ENVG Class A common stock on the date of exercise over a fixed value (the "Base Price") of the stock appreciation right. A stock appreciation right may be settled in shares of ENVG Class A common stock, cash, or any combination thereof as specified by the Committee. The Base Price of a stock appreciation right granted under the Plan will not be less than the fair market value of the shares of ENVG Class A common stock subject to the stock appreciation right on the date the stock appreciation right is granted (unless granted in tandem with a stock option).

  •
  Restricted Stock.  A restricted stock award is a grant of shares of ENVG Class A common stock that, until the shares of ENVG Class A common stock are vested: (i) is forfeitable by the holder of such restricted stock either because the holder's service with ENVG (or any of its subsidiaries) terminates or because of the failure of another condition prescribed in the Award Agreement (i.e., the holder is required to transfer the shares of ENVG Class A common stock back to ENVG and will not receive any payment from ENVG for the shares of ENVG Class A common stock); and (ii) generally may not be transferred to any person, except back to ENVG in connection with the forfeiture provision.

  •
  Restricted Stock Units.  A restricted stock unit award is a contractual right representing notational unit interests equal in value to a specified number of shares of ENVG Class A common stock, determined at the date the Award is made, but ENVG Class A common stock is not issued at the time of grant.

  •
  Cash Incentive Awards.  A cash incentive award is an Award that is denominated by a cash amount and is payable based upon the attainment of pre-established business and/or individual performance goals over a specified performance period.

  •
  Stock Awards.  A stock award is a grant of shares of ENVG Class A common stock that may not be subject to vesting and may require a purchase price.

Shares Available for Awards

        A total of 8,364,414 shares of ENVG Class A common stock will be reserved for issuance under the Plan (the "Share Reserve"). In the event that an Award granted under the Plan is canceled,

expired, forfeited, surrendered, settled by delivery of fewer shares of ENVG Class A common stock than the number underlying such Award, as applicable or otherwise terminated without delivery of the shares to the participant, the shares of ENVG Class A common stock retained by or returned to ENVG will (i) not be deemed to have been delivered, (ii) be available for future Awards under the Plan, and (iii) increase the Share Reserve by one share for each share that is retained by or returned to ENVG. Shares of ENVG Class A common stock that are (a) withheld from an Award in payment of the exercise, base or purchase price or taxes relating to such Award or (b) not issued or delivered as a result of the net settlement of an outstanding stock option or stock appreciation right shall be deemed delivered shares of ENVG Class A common stock and will not be available for future Awards under the Plan. Awards required to be paid in cash shall not reduce the share reserve.

Individual Award Limits

        No non-employee director may be granted, during any calendar year, Awards having a fair value (determined on the date of grant) that, when added to all other compensation paid to the non-employee director during the same calendar year for service as a member of the Board, exceeds $500,000 or, in the case of the first year of service, $750,000.

Material U.S. Federal Income Tax Consequences

        The following summary briefly describes current U.S. federal income tax consequences of rights under the Plan. The summary is not a detailed or complete description of all U.S. federal tax laws or regulations that may apply, however, and does not address any local, state or other country laws. Therefore, no one should rely on this summary for individual tax compliance, planning or decisions. Participants in the Plan are encouraged to consult their own professional tax advisors concerning tax aspects of rights under the Plan and should be aware that tax laws may change at any time.

  •
  Stock Options.  A participant to whom an incentive stock option, within the meaning of Section 422 of the Code, is granted generally will not recognize income at the time of grant or exercise of such option (although special alternative minimum tax rules may apply to the participant upon option exercise). No federal income tax deduction will be allowable to ENVG upon the grant or exercise of such incentive stock option.

    When the participant sells shares of ENVG Class A common stock acquired through the exercise of an incentive stock option more than one year after the date of transfer of such shares and more than two years after the date of grant of such incentive stock option, the participant will normally recognize a long-term capital gain or loss equal to the difference, if any, between the sale prices of such shares and the option price, for which ENVG is not entitled to a federal income tax deduction. If the participant does not hold such shares for this period, when the participant sells such shares, the participant will recognize ordinary income and possibly capital gain or loss in such amounts as are prescribed by the Code and regulations thereunder, and ENVG will generally be entitled to a federal income tax deduction in the amount of such ordinary income.

    A participant to whom a nonqualified stock option is granted will not recognize income at the time of grant of such option. When such participant exercises a nonqualified stock option, the participant will recognize ordinary income equal to the excess, if any, of the fair market value as of the date of a nonqualified stock option exercise of the shares of ENVG Class A common stock the participant receives, over the option exercise price. The tax basis of such shares will be equal to the exercise price paid plus the amount includable in the participant's gross income, and the participant's holding period for such shares will commence on the day after which the participant recognized taxable income in respect of such shares. Subject to applicable provisions of the Code and regulations thereunder, ENVG will generally be entitled to a federal income tax deduction in respect of the exercise of nonqualified options in an amount equal to the ordinary income recognized by the participant. Any gain or loss recognized upon a subsequent sale or exchange of the shares of ENVG Class A common stock is treated as capital gain or loss for which ENVG is not entitled to a deduction.

  •
  Stock Appreciation Rights.  When a stock appreciation right is granted, there are no income tax consequences for the participant or ENVG. When a stock appreciation right is exercised, the participant recognizes compensation equal to the cash and/or the fair market value of the shares received upon exercise. ENVG is entitled to a deduction equal to the compensation recognized by the participant.

  •
  Restricted Stock.  Unless an election is made by the participant under section 83(b) of the Code, the grant of an award of restricted stock will have no immediate tax consequences to the participant, and ENVG will not be allowed a tax deduction at the time the restricted stock are granted. Generally, upon the lapse of restrictions (as determined by the applicable restricted stock agreement between the participant and ENVG), a participant will recognize ordinary income in an amount equal to the fair market value of the shares of ENVG Class A common stock for which the restrictions lapse, less any amount paid, and ENVG will be allowed a corresponding tax deduction at that time. The participant's tax basis will be equal to the sum of the amount of ordinary income recognized upon the lapse of restrictions and any amount paid for such restricted stock. The participant's holding period for tax purposes will commence on the date on which the restrictions lapse.

    A participant may make an election under section 83(b) of the Code within 30 days after the date of grant of an award of restricted stock to recognize ordinary income on the date of award based on the fair market value of shares of ENVG Class A common stock on such date, less any amount the participant paid for the ENVG Class A common stock, and ENVG will be allowed a corresponding tax deduction at that time. A participant making such an election will have a tax basis in the restricted stock equal to the sum of the amount the participant recognizes as ordinary income and any amount paid for such restricted stock, and the participant's holding period for such restricted stock for tax purposes will commence on the grant date. Any future appreciation in the ENVG Class A common stock will be taxable to the participant at capital gains rates. However, if the restricted stock award is later forfeited, the participant will not be able to recover the tax previously paid pursuant to the participant's Section 83(b) election.

    With respect to restricted stock upon which restrictions have lapsed, when the participant sells such shares, the participant will recognize capital gain or loss consistent with the treatment of the sale of shares received upon the exercise of non-qualified options.

  •
  Restricted Stock Units.  A participant to whom a restricted stock unit is granted generally will not recognize income at the time of grant. Upon delivery of shares of ENVG Class A common stock or cash in respect of an restricted stock unit, a participant will recognize ordinary income in an amount equal to the amount of cash or the fair market value of the shares of ENVG Class A common stock for which the restrictions lapse, less any amount paid (although the participant may become subject to employment taxes when the right to receive shares becomes "vested" due to retirement eligibility or otherwise), and ENVG will be allowed a corresponding tax deduction at that time. Any gain or loss recognized upon a subsequent sale or exchange of the stock (if settled in stock) is treated as capital gain or loss for which ENVG is not entitled to a deduction.

  •
  Stock Awards and Cash Incentive Awards.  With respect to cash incentive awards and stock awards paid in cash or shares of ENVG Class A common stock, participants will generally recognize ordinary income equal to the fair market value of the shares of ENVG Class A common stock or the amount of cash paid on the date on which delivery of shares or payment in cash is made to the participant and ENVG will generally be allowed a corresponding tax deduction at that time.

        Each participant under the Plan will be responsible for payment of any taxes or similar charges required by law to be paid or withheld with respect to any Award. Any required withholdings must be paid by participants on or prior to the payment or other event that results in taxable income with respect to an Award. The Award Agreement may specify the manner in which the withholding obligation shall be satisfied with respect to the particular type of Award, which may include permitting participants to elect to satisfy the withholding obligation by tendering shares of ENVG Class A common stock to ENVG or having ENVG withhold a number of shares of ENVG Class A common stock having a value equal to the minimum statutory tax or similar charge required to be paid or withheld.

        If an Award is treated as "nonqualified deferred compensation" and the Award does not comply with or is not exempt from Section 409A of the Code, Section 409A may impose additional taxes, interest and penalties on recipients of Awards under the Plan. All grants made under the Plan are designed and intended to either be exempt from or comply with Section 409A of the Code to avoid such additional taxes, interest and penalties. However, in the event that the Committee determines that the Awards are subject to Section 409A, the Committee shall have the authority to take such actions and to make such changes to the Plan or an Award Agreement as the Committee deems necessary to comply with such requirements; provided, that no such action shall materially and adversely affect any outstanding Award without the consent of the affected participant. Neither the Committee nor ENVG is obligated to ensure that Awards comply with Code Section 409A or to take any actions to ensure such compliance.

Certain Transactions

        In the event of any change with respect to the outstanding shares of ENVG Class A common stock by reason of any recapitalization, reclassification, stock dividend, extraordinary dividend, stock split, reverse stock split or other distribution with respect to the shares of ENVG Class A common stock or any merger, reorganization, consolidation, combination, spin-off or other similar corporate change or any other change affecting the ENVG Class A common stock (other than regular cash dividends to stockholders of ENVG), the Committee will, in the manner it considers appropriate and equitable to the participants and consistent with the terms of the Plan, cause an adjustment to be made to (i) the maximum number and kind of shares of ENVG Class A common stock that may be issued under the Plan, (ii) the number and kind of shares of ENVG Class A common stock, units or other rights subject to then outstanding Awards, (iii) the exercise, base or purchase price for each share or unit or other right subject to then outstanding Awards, (iv) other value determinations applicable to the Plan and/or outstanding Awards, and (v) any other terms of an Award that are affected by the event.

        Upon the occurrence of a "Change of Control" (as defined in the Plan) of ENVG, unless otherwise provided in the Award Agreement, the Committee is authorized (but not obligated) to make adjustments in the terms and conditions of outstanding Awards, including without limitation the following (or any combination thereof): (a) continuation or assumption of such outstanding Awards; (b) substitution of such outstanding Awards with Awards having substantially the same terms (with appropriate adjustments to the type of consideration payable upon settlement of the Awards); (c) accelerated exercisability, vesting and/or payment under outstanding Awards; (d) upon written notice, provide that any outstanding stock options and stock appreciation rights are exercisable during a reasonable period of time, as determined by the Committee, and at the end of such period, such stock options and stock appreciation rights shall terminate to the extent not so exercised within the relevant period; and (e) cancellation of any such outstanding Awards for fair value as determined in the sole discretion of the Committee.

Plan Amendment and Termination

        The Board may from time to time and in any respect, amend, modify, suspend or terminate the Plan. However, no such amendment, modification, suspension or termination of the Plan may materially and adversely affect any Award previously granted without the consent of the participant or the permitted transferee of the Award. The Board may seek the approval of any amendment, modification, suspension or termination by ENVG's stockholders to the extent it deems necessary or advisable. Notwithstanding the foregoing, the Board may amend the Plan or any Award under the Plan without the consent of a participant to the extent necessary to comply with applicable tax laws, securities laws, employment laws or accounting rules. However, the Board will use commercially reasonable efforts to ensure that no such amendment materially and adversely affects, or to minimize the adverse effect upon, any outstanding Award. Unless terminated earlier, the Plan is scheduled to terminate on the tenth anniversary of stockholder approval of the Plan.

Forfeiture of Awards

        Unless otherwise provided by the Committee and set forth in an Award Agreement, if (i) a Plan participant's service is terminated for "Cause" (as defined in the Plan), (ii) the Committee reasonably determines that the participant is subject to any recoupment of benefits pursuant to ENVG's compensation recovery, "clawback" or similar policy, as may be in effect from time to time or (iii) after termination of service for any other reason, the Committee reasonably determines either that, (1) during the participant's period of service the participant engaged in an act which would have warranted termination from service for "Cause" or (2) that after termination, the participant engaged in conduct that violates any continuing obligation or duty in respect of ENVG or any subsidiary, the participant's rights, payments and benefits with respect to an Award shall be subject to cancellation, forfeiture and/or recoupment. In addition, at the sole discretion of the Committee, any gain the participant realized from the exercise, vesting, payment or other realization of income by the participant in connection with an Award, shall be paid by the participant to ENVG upon notice from ENVG, subject to applicable law.

        Further, the Committee may specify in an Award Agreement that a participant's rights, payments and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of additional specified events.

Vote Required for Approval

        The approval of the Management Incentive Plan Proposal requires that a majority of the issued and outstanding shares entitled to vote and represented in person or by proxy at the meeting are voted "FOR" the Management Incentive Plan Proposal. Failure to vote by proxy or to vote in person at the general meeting will have no effect on the vote. Abstentions will have the same effect as a vote "AGAINST" this proposal.

        This proposal is conditioned upon the approval of the Business Combination Proposal, the NASDAQ Proposal and the Charter Proposals. If the Business Combination Proposal, the NASDAQ Proposal or the Charter Proposals are not approved, this proposal will have no effect, even if approved by AHPAC's shareholders.

Recommendation of the Board of Directors

THE AHPAC BOARD UNANIMOUSLY RECOMMENDS THAT
SHAREHOLDERS VOTE "FOR" THE APPROVAL AND ADOPTION OF
THE 2018 EQUITY INCENTIVE PLAN
AND THE MATERIAL TERMS THEREUNDER

 PROPOSAL NO. 14—THE NASDAQ PROPOSAL
APPROVAL OF THE ISSUANCE OF
MORE THAN 20% OF THE COMPANY'S ISSUED AND OUTSTANDING COMMON STOCK IN
CONNECTION WITH
THE BUSINESS COMBINATION AND THE EQUITY FINANCING

Overview

        Assuming the Business Combination Proposal is approved, a portion of the consideration payable to the Selling Equityholders will be paid through stock consideration, consisting of approximately 36.62 million newly issued shares of ENVG Class A common stock, par value $0.0001 per share, which will allow certain Selling Equityholders to continue to hold their ownership interest in ENVG in a tax efficient manner, which shares will be valued at approximately $10.00 per share for purposes of determining the aggregate number of shares payable to the Selling Equityholders for their ownership interests therein. The foregoing consideration to be paid to the Selling Equityholders may be further increased by amounts payable under the Tax Receivable Agreement.

        At the closing of the business combination, AHPAC, the sponsor and the restricted stockholders will enter into an Amended and Restated Registration Rights Agreement in respect of the shares of ENVG common stock and ENVG warrants issued to the restricted stockholders in connection with the business combination, providing for, among other things, customary registration rights, including demand and piggy-back rights, subject to cut-back provisions. See the section titled "The Transaction Agreement—Related Agreements—Amended and Restated Registration Rights Agreement" beginning on page [    •    ] of this proxy statement/prospectus for more information.

        In connection with the business combination, AHPAC may issue up to $75 million of ENVG Class A common stock in connection with the equity financing (subject to customary terms and conditions, including the consummation of the business combination) to a limited number of accredited investors (as defined by Rule 501 of Regulation D) pursuant to Section 4(a)(2) of the Securities Act of 1933, including the sponsor.

        The terms of the stock consideration are complex and only briefly summarized above. For further information, please see the full text of the Transaction Agreement, which is attached as Annex A hereto and the form of the Amended and Restated Registration Rights Agreement, which is attached as Annex E hereto. The discussion herein is qualified in its entirety by reference to such documents.

Why AHPAC Needs Shareholder Approval

        We are seeking shareholder approval in order to comply with NASDAQ Listing Rules 5635(a), (b) and (d).

        Under NASDAQ Listing Rule 5635(a), shareholder approval is required prior to the issuance of securities in connection with the acquisition of another company if such securities are not issued in a public offering and (A) have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of common stock (or securities convertible into or exercisable for common stock); or (B) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities. Collectively, AHPAC and ENVG, as successor to AHPAC may issue 20% or more of AHPAC's outstanding ordinary shares or 20% or more of the voting power, in each case outstanding before the issuance, in connection with the business combination, the equity financing (if any) and the Management Incentive Plan Proposal. In addition, AHPAC intends to reserve for issuance shares of ENVG Class A common stock for potential future issuances of ENVG Class A common stock under the Exchange Agreement.

        Under NASDAQ Listing Rule 5635(b), shareholder approval is required where the issuance of securities will result in a change of control. Because the issuances to Selling Equityholders and in connection with any equity financing, in each case as described above, may result in certain of the Selling Equityholders owning more than 20% of AHPAC's ordinary shares outstanding before the issuance, it is possible that such issuances may be deemed a change of control. Therefore, we are seeking the approval of our shareholders.

        Under NASDAQ Listing Rule 5635(d), shareholder approval is required for a transaction other than a public offering involving the sale, issuance or potential issuance by an issuer of common stock (or securities convertible into or exercisable for common stock) at a price that is less than the greater of book or market value of the stock if the number of shares of common stock to be issued is or may be equal to 20% or more of the common stock, or 20% or more of the voting power, outstanding before the issuance.

Effect of Proposal on Current Shareholders

        If the NASDAQ Proposal is adopted and the business combination is consummated, approximately 36.62 million shares of ENVG Class A common stock will be issued as stock consideration pursuant to the terms of the Transaction Agreement as stock consideration which will allow certain Selling Equityholders to continue to hold their ownership interest in ENVG in a tax efficient manner, which collectively represents approximately 95% of the 38,750,000 shares outstanding on the date hereof. The issuance of such shares would result in significant dilution to AHPAC's shareholders, and would afford AHPAC's shareholders a smaller percentage interest in the voting power, liquidation value and aggregate book value of AHPAC.

Vote Required for Approval

        The approval of the NASDAQ Proposal requires that a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon at the general meeting are voted "FOR" the NASDAQ Proposal. Failure to vote by proxy or to vote in person at the general meeting will have no effect on the vote. Abstentions will have the same effect as a vote "AGAINST" this proposal. This proposal is conditioned upon the approval of the Business Combination Proposal, the Domestication Proposal and the Charter Proposals. If the Business Combination Proposal, the Domestication Proposal and the Charter Proposals are not approved, this proposal will have no effect, even if approved by AHPAC's shareholders.

Recommendation of the Board of Directors

        THE AHPAC BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS
VOTE "FOR" THE ISSUANCE OF MORE THAN 20% OF THE COMPANY'S
ISSUED AND OUTSTANDING COMMON STOCK IN CONNECTION WITH THE STOCK
CONSIDERATION TO BE ISSUED IN THE BUSINESS COMBINATION AND
THE EQUITY FINANCING.

 PROPOSAL NO. 15—THE ADJOURNMENT PROPOSAL

Overview

        The Adjournment Proposal, if adopted, will allow the AHPAC Board to adjourn the general meeting to a later date or dates to permit further solicitation of proxies. The Adjournment Proposal will only be presented to AHPAC's shareholders in the event that there are insufficient votes for, or otherwise in connection with, the approval of one or more proposals submitted for shareholder approval at the general meeting.

Consequences if the Adjournment Proposal is Not Approved

        If the Adjournment Proposal is not approved by AHPAC's shareholders, the AHPAC Board may not be able to adjourn the general meeting to a later date in the event that there are insufficient votes for, or otherwise in connection with, the approval of one or more proposals submitted to shareholders for approval at the general meeting.

Vote Required for Approval

        The approval of the Adjournment Proposal requires that a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon at the general meeting are voted "FOR" the Adjournment Proposal. Failure to vote by proxy or to vote in person at the general meeting will have no effect on the vote. Abstentions will have the same effect as a vote "AGAINST" this proposal.

Recommendation of the Board of Directors

        THE AHPAC BOARD UNANIMOUSLY RECOMMENDS
THAT SHAREHOLDERS
VOTE "FOR" THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        Representatives of AHPAC's independent registered public accounting firm, Marcum LLP, will be present at the general meeting. The representatives will have the opportunity to make a statement if they so desire and they are expected to be available to respond to appropriate questions.

LEGAL MATTERS

        Weil, Gotshal & Manges LLP, legal counsel to AHPAC, has provided a legal opinion regarding the validity of the securities being offered by this document.

EXPERTS

        The consolidated financial statements of Envigo International Holdings, Inc. as of December 31, 2016 and 2015, and for each of the years then ended, have been included herein in reliance upon the report of KPMG LLP, an independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

        The balance sheets of Avista Healthcare Public Acquisition Corp. as of December 31, 2016 and December 31, 2015 and statements of operations, shareholders' equity and cashflows for the year ended December 31, 2016 and for the period from December 4, 2015 (inception) through December 31, 2015, has been included in this proxy statement/prospectus in reliance upon the report of Marcum LLP, an independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

APPRAISAL RIGHTS

        Appraisal rights are not available to holders of public shares in connection with the business combination.

HOUSEHOLDING INFORMATION

        Unless AHPAC has received contrary instructions, AHPAC may send a single copy of this proxy statement/prospectus to any household at which two or more shareholders reside if AHPAC believes the shareholders are members of the same family. This process, known as "householding," reduces the volume of duplicate information received at any one household and helps to reduce our expenses. However, if shareholders prefer to receive multiple sets of disclosure documents at the same address this year or in future years, the shareholders should follow the instructions described below. Similarly, if an address is shared with another shareholder and together both of the shareholders would like to receive only a single set of our disclosure documents, the shareholders should follow these instructions:

  •
  If the shares are registered in the name of the shareholder, the shareholder should contact us AHPAC at Avista Healthcare Public Acquisition Corp., c/o AHPAC Secretary, 65 East 55th Street, 18th Floor, New York, NY 10022 or by telephone at (212) 593-6900, to inform AHPAC of his or her request; or

  •
  If a bank, broker or other nominee holds the shares, the shareholder should contact the bank, broker or other nominee directly.

TRANSFER AGENT AND REGISTRAR

        The transfer agent for AHPAC's securities is Continental Stock Transfer & Trust Company.

SUBMISSION OF SHAREHOLDER PROPOSALS

        The AHPAC Board is aware of no other matter that may be brought before the general meeting. Under Cayman Law, only business that is specified in the notice of general meeting to AHPAC shareholders may be transacted at the general meeting.

FUTURE SHAREHOLDER PROPOSALS

        For any proposal to be considered for inclusion in ENVG's proxy statement and form of proxy for submission to the stockholders at ENVG's 2019 annual meeting of stockholders, it must be submitted in writing and comply with the requirements of Rule 14a-8 of the Exchange Act and its bylaws.

        The proposed bylaws provide notice procedures for stockholders to nominate a person as a director and to propose business to be considered by stockholders at a meeting. To be timely, a stockholder's notice must be delivered to the principal executive offices of ENVG not later than the close of business on the 90th nor earlier than the opening of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is more than thirty (30) days before or more than sixty (60) days after such anniversary date, notice by the stockholder to be timely must be so received no earlier than the opening of business on the 120th day before the meeting and not later than the later of the close of business on the 90th day before the meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the meeting, the close of business on the 10th day following the day on which public announcement of the date of the annual meeting is first made by ENVG.

WHERE YOU CAN FIND MORE INFORMATION

        AHPAC files reports, proxy statements and other information with the SEC as required by the Exchange Act. Following the business combination, AHPAC will file reports, proxy statements and other information with the SEC. You can read AHPAC's SEC filings, including this proxy statement/prospectus, over the Internet at the SEC's website at http://www.sec.gov. You may also read and copy any document AHPAC files with the SEC at the SEC public reference room located at 100 F Street, N.E., Room 1580 Washington, D.C., 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of the materials described above at prescribed rates by writing to the SEC, Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549.

        If you would like additional copies of this proxy statement/prospectus or if you have questions about the business combination or the proposals to be presented at the general meeting, you should contact AHPAC at the following address and telephone number:

    Avista Healthcare Public Acquisition Corp.
    65 East 55th Street
    18th Floor
    New York, NY 10022
    (212) 593-6900
    Attention: Benjamin Silbert
    Email: silbert@avistacap.com

        You may also obtain these documents, without charge, by requesting them in writing or by telephone from AHPAC's proxy solicitation agent at the following address and telephone number:

    MacKenzie Partners
    105 Madison Avenue
    New York, New York 10016 1-800-322-2885 (Toll-Free)
    Or
    1-212-929-5500 (call collect)
    Email: proxy@mackenziepartners.com

        If you are a shareholder of AHPAC and would like to request documents, please do so by [February 8, 2018], in order to receive them before the general meeting. If you request any documents from us, we will mail them to you, without charge, by first class mail, or another equally prompt means.

        All information contained in this proxy statement/prospectus relating to AHPAC has been supplied by AHPAC, and all such information relating to Envigo has been supplied by Envigo. Information provided by either AHPAC or Envigo does not constitute any representation, estimate or projection of any other party.

        This document is a proxy statement of AHPAC for the general meeting. AHPAC has not authorized anyone to give any information or make any representation about the business combination, AHPAC or Envigo that is different from, or in addition to, that contained in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus, unless the information specifically indicates that another date applies.

Avista Healthcare Public Acquisition Corp.

CONDENSED BALANCE SHEETS

	As of September 30, 2017	As of December 31, 2016
	(Unaudited)
ASSETS
Current assets
Cash	$117,728	$1,040,068
Prepaid expenses	242,302	395,843

Total current assets	360,030	1,435,911
Cash and cash equivalents held in trust account	311,658,037	310,000,000
Accrued interest receivable held in trust account	39,744	—

Total assets	$312,057,811	$311,435,911

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Offering costs payable	$—	$427,578
Accrued expenses	2,696,066	50,782

Total current liabilities	2,696,066	478,360
Deferred underwriting commission	10,850,000	10,850,000

Total liabilities	13,546,066	11,328,360
COMMITMENTS
Class A ordinary shares subject to possible redemption, $0.0001 par value; 29,191,301 and 29,510,755 shares at conversion value at September 30, 2017 and December 31, 2016	293,511,740	295,107,550
Shareholders' equity
Preferred shares, $0.0001 par value, 1,000,000 shares authorized: no shares issued and outstanding at September 30, 2017 and December 31, 2016	—	—
Ordinary shares, $0.0001 par value, 220,000,000 shares authorized
Class A ordinary shares 200,000,000 shares authorized; 1,808,699 and 1,489,245 shares issued and outstanding at September 30, 2017 and December 31, 2016, respectively, (excluding 29,191,301 and 29,510,755 shares subject to possible redemption at September 30, 2017 and December 31, 2016, respectively)	181	149
Class B ordinary shares, 20,000,000 shares authorized; 7,750,000 and 7,750,000 shares issued and outstanding at September 30, 2017 and December 31, 2016	775	775
Additional paid-in capital	6,828,715	5,232,937
Accumulated deficit	(1,829,666)	(233,860)

Total shareholders' equity	5,000,005	5,000,001

Total liabilities and shareholders' equity	$312,057,811	$311,435,911

Avista Healthcare Public Acquisition Corp.

CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)

	For the Three Months Ended September 30, 2017	For the Three Months Ended September 30, 2016	For the Nine Months Ended September 30, 2017	For the Nine Months Ended September 30, 2016
Formation and operating costs	$2,853,131	$14,492	$3,293,587	$30,542

Loss from operations	(2,853,131)	(14,492)	(3,293,587)	(30,542)
Other income:
Interest income	736,128	—	1,697,781	—

Net loss	$(2,117,003)	$(14,492)	$(1,595,806)	$(30,542)

Weighted average number of shares outstanding, basic and diluted(1)	9,278,550	7,500,000	9,259,196	7,500,000

Basic and diluted loss per share	$(0.30)	$(0.00)	$(0.35)	$(0.00)

(1)
Excludes an aggregate of up to 1,125,000 shares that are subject to forfeiture if the over-allotment option is not exercised in full by the underwriters at September 30. 2016 (see Note 6)

The accompanying notes are an integral part of the unaudited condensed financial statements.

Avista Healthcare Public Acquisition Corp.

CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)

	For the Nine Months Ended September 30, 2017	For the Nine Months Ended September 30, 2016
Cash flows from operating activities:
Net loss	$(1,595,806)	$(30,542)
Adjustments to reconcile net loss to net cash used in operating activities:
Interest income received in the Trust Account	(1,658,037)	—
Change in operating assets and liabilities:
Accrued interest receivable held in Trust Account	(39,744)	—
Prepaid expenses	153,541	—
Accrued expenses	2,645,284	6,056

Net cash used in operating activities	(494,762)	(24,486)

Cash flows from financing activities:
Proceeds from note payable to Sponsor	—	125,000
Payment of offering costs	(427,578)	(54,742)

Net cash Provided by/(used) in financing activities	(427,578)	70,258

Net change in cash	(922,340)	45,772
Cash at beginning of period	1,040,068	126,062

Cash at end of period	$117,728	$171,834

Supplemental disclosure of non-cash financing activities:
Offering costs included in deferred offering costs	$—	$305,095

Change in ordinary shares subject to possible redemption	$(1,595,810)	$—

The accompanying notes are an integral part of the unaudited condensed financial statements.

AVISTA HEALTHCARE PUBLIC ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

Note 1—Organization and Plan of Business Operations

Organization and General

        Avista Healthcare Public Acquisition Corp. (the "Company") was incorporated as a Cayman Islands exempted company on December 4, 2015. The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (a "Business Combination"). The Company intends to focus its search for a target business in the healthcare industry, although it may seek to complete a Business Combination with an operating company in any industry or sector. The Company is an "emerging growth company," as defined in Section 2(a) of the Securities Act of 1933, as amended (the "Securities Act"), as modified by the Jumpstart Our Business Startups Act of 2012 (as amended, the "JOBS Act"). The Company's sponsor is Avista Acquisition Corp. (the "Sponsor"), which was incorporated on December 4, 2015.

        At September 30, 2017, the Company had not commenced any operations. All activity through September 30, 2017 relates to the Company's formation, its initial public offering of 30,000,000 units (the "Units") at $10.00 per Unit, each consisting of one of the Company's Class A ordinary shares, par value $0.0001 per share (the "Class A Shares"), and one warrant (the "Warrants") to purchase one-half of one Class A Share (the "Public Offering") and efforts directed towards locating a suitable initial Business Combination. The Company also granted the Underwriters (as defined below) of the Public Offering a 45-day option to purchase up to 4,500,000 additional Units to cover over-allotments (the "Over-allotment Option"). The Class A Shares sold as part of the Units in the Public Offering are sometimes referred to herein as the "public shares." The Company will not generate any operating revenues until after completion of a Business Combination, at the earliest.

Financing

        The registration statement for the Company's Public Offering was declared effective by the U.S. Securities and Exchange Commission (the "SEC") on October 7, 2016. The Public Offering closed on October 14, 2016 (the "Close Date"). The Sponsor and certain other accredited investors (the "Initial Shareholders") purchased an aggregate of 16,000,000 warrants (the "Private Placement Warrants") at a purchase price of $0.50 per warrant, or $8,000,000 in the aggregate, in a private placement at the Close Date (the "Private Placement").

        On November 28, 2016, the Company consummated the closing of the sale of 1,000,000 Units which were sold pursuant to the Over-allotment Option. The Company also consummated a simultaneous private placement of an additional 400,000 Private Placement Warrants with the Initial Shareholders. Following the closing of the Over-allotment Option and Private Placement, an additional $10,000,000 was placed into the Trust Account, after paying additional underwriting discounts of $200,000.

        The Company intends to finance a Business Combination with net proceeds from its $310,000,000 Public Offering and $8,200,000 Private Placement (see Note 3). Following the Public Offering, after paying underwriting discounts of $6,200,000 and funds designated for operational use of $2,000,000, the remaining net proceeds of $310,000,000 were deposited in a trust account with Continental Stock Transfer and Trust Company acting as trustee (the "Trust Account") as described below.

The Trust Account

        On January 6, 2017 the funds in the Trust Account were invested in U.S. government treasury bills, which matured on April 6, 2017. On April 6, 2017 the funds in the Trust Account were reinvested in

AVISTA HEALTHCARE PUBLIC ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS (Continued)

Note 1—Organization and Plan of Business Operations (Continued)

U.S. government treasury bills, which matured on July 6, 2017. On July 6, 2017, the funds in the Trust Account were reinvested in US government treasury bills, which matured on August 3, 2017. On August 3, 2017, the funds in the Trust Account were reinvested in US government treasury bills, which matured on August 31, 2017. On August 31, 2017, the funds in the Trust Account were reinvested in US government treasury bills, which matured on September 28, 2017. On September 28, 2017, the funds in the Trust Account were reinvested in US government treasury bills, which matured on October 26, 2017. On October 26, 2017 the funds in the Trust Account were reinvested in U.S. government treasury bills, maturing on November 24, 2017. On November 22, 2017 the funds in the Trust Account were reinvested in U.S. government treasury bills, maturing on December 21, 2017. On December 21, 2017 the funds in the Trust Account were invested into a Qualified Money Market Fund within the meaning of Section 2(a)(16) of the Investment Company Act of 1940. The funds in the Trust Account will continue to be invested in U.S. government treasury bills, or other similar investments until the earlier of (i) the consummation of the Business Combination and (ii) the Company's failure to consummate a Business Combination within the prescribed time. Placing funds in the Trust Account may not protect those funds from third-party claims against the Company. Although the Company will seek to have all vendors, service providers (other than its independent auditors), prospective target businesses or other entities it engages execute agreements with the Company waiving any claim of any kind in or to any monies held in the Trust Account, there is no guarantee that such persons will execute such agreements. The Sponsor has agreed that it will be liable to the Company under certain circumstances if and to the extent any claims by such persons reduce the amount of funds in the Trust Account below a specified threshold. The Company has not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believes that the Sponsor's only assets are securities of the Company. Therefore, the Sponsor may not be able to satisfy those obligations should they arise. The remaining net proceeds (not held in the Trust Account) may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses as well as any taxes. The balance in the Trust Account as of September 30, 2017 was $311,697,781, of this amount $39,744 was accrued interest.

Business Combination

        The Company's management has broad discretion with respect to the specific application of the net proceeds of the Public Offering, the sale of the Private Placement Warrants and the Over-allotment Option, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to successfully effect a Business Combination. The Company will provide the holders of the public shares (the "Public Shareholders") with the opportunity to redeem all or a portion of their public shares upon the completion of the Business Combination, either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer, in either case at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest (which interest shall be net of taxes payable) divided by the number of then outstanding public shares. Notwithstanding the foregoing, if the Company seeks shareholder approval of the Business Combination and the Company does not conduct redemptions pursuant to the tender offer rules, a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a "group" (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the public shares. In connection with any

AVISTA HEALTHCARE PUBLIC ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS (Continued)

Note 1—Organization and Plan of Business Operations (Continued)

shareholder vote required to approve any Business Combination, the Initial Shareholders have agreed (i) to vote any of their respective Ordinary Shares (as defined below) in favor of the Business Combination and (ii) not to redeem any of their Ordinary Shares in connection therewith.

        The NASDAQ rules require that the Business Combination must be with one or more target businesses that together have an aggregate fair market value equal to at least 80% of the balance in the Trust Account (less any Deferred Commissions (as defined below) and taxes payable on interest earned) at the time of the Company signing a definitive agreement in connection with the Business Combination.

        If the Company has not completed a Business Combination by October 14, 2018, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable, and less up to $50,000 of interest to pay dissolution expenses) divided by the number of then outstanding public shares, which redemption will completely extinguish the rights of the Public Shareholders as Shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company's remaining shareholders and its Board of Directors, dissolve and liquidate, subject in each case to the Company's obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In the event of a liquidation, the Public Shareholders will be entitled to receive a full pro rata interest in the Trust Account (initially anticipated to be approximately $10.00 per share, plus any pro rata interest earned on the Trust Fund not previously released to the Company and less up to $50,000 of interest to pay dissolution expenses). There will be no redemption rights or liquidating distributions with respect to the Founder Shares (as defined below) or the Private Placement Warrants, which will expire worthless if the Company fails to complete a Business Combination within the 24-month time period.

Proposed Business Combination

        On August 21, 2017, the Company, Avista Healthcare Merger Sub, Inc. ("Merger Sub"), Avista Healthcare NewCo, LLC ("NewCo"), Envigo International Holdings, Inc. ("Envigo"), and Jermyn Street Associates, LLC, solely in its capacity as Shareholder Representative, entered into a Transaction Agreement as amended on November 22, 2017, December 22, 2017 and January 21, 2018 (the "Transaction Agreement").

        Pursuant to the Transaction Agreement, among other things, (i) the Company will transfer by way of continuation out of the Cayman Islands into the State of Delaware or domesticate as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law, as amended and the Cayman Islands Companies Law (2016 Revision); (ii) Merger Sub will merge with and into Envigo, the separate corporate existence of Merger Sub will cease and Envigo will be the surviving corporation and a direct wholly-owned subsidiary of the Company (the "First Merger") (Envigo, in its capacity as the surviving corporation in the First Merger, is sometimes referred to as the "Surviving Corporation") and (iii) the Surviving Corporation will merge with and into NewCo, the separate corporate existence of the Surviving Corporation will cease and NewCo will be the surviving company and a direct wholly-owned subsidiary of the Company. For additional information regarding the Transaction Agreement, the Parent Sponsor Letter Agreement and the Business Combination, see the Current Report on Form 8-K filed by the Company on August 22, 2017.

AVISTA HEALTHCARE PUBLIC ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS (Continued)

Note 1—Organization and Plan of Business Operations (Continued)

Liquidity

        As of September 30, 2017, the Company had a working capital deficit of $2,336,036. In order to preserve liquidity, as of April 30, 2017, the affiliate of the Sponsor (the "Affiliate") has agreed to defer payment of the monthly administrative fee under the Administrative Services Agreement until the initial Business Combination, at which time all such accrued but unpaid fees will be paid to the Affiliate. In addition certain vendors have agreed to defer the payment of invoices until the close or termination of the Proposed Business Combination. The Company issued to the Sponsor on August 11, 2017, an unsecured promissory note pursuant to which the Company is permitted to borrow up to $300,000 in aggregate principal amount. The Company has not drawn amounts under this note. This note is non-interest bearing and payable on the earlier of October 14, 2018 or the closing of the Proposed Business Combination.

        Based on the foregoing, management believes that the Company will have sufficient working capital to continue as a going concern until the earlier of October 14, 2018 or the close or termination of the Proposed Business Combination.

Note 2—Significant Accounting Policies

Basis of Presentation

        The accompanying unaudited condensed financial statements have been prepared in U.S. dollars in accordance with accounting principles generally accepted in the United States of America ("US GAAP") for interim financial information and in accordance with the instructions to Form 10-Q and Article 10 of Regulation S-X of the SEC. Certain information or footnote disclosures normally included in financial statements prepared in accordance with US GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all of the information and footnotes necessary for a comprehensive presentation of the financial position, results of operations or cash flows. In the opinion of management, the accompanying unaudited condensed financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

        The accompanying unaudited condensed financial statements should be read in conjunction with the Company's form 10-K, as filed with the SEC on March 28, 2017. Operating results for the nine months ended September 30, 2017 are not necessarily indicative of the results that may be expected for the year ending December 31, 2017 or any other future period.

Emerging Growth Company

        Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

AVISTA HEALTHCARE PUBLIC ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS (Continued)

Note 2—Significant Accounting Policies (Continued)

Use of Estimates

        The preparation of the Company's financial statements in conformity with US GAAP requires the Company's management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

Cash and Cash Equivalents

        The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Concentration of Credit Risk

        Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which at times, may exceed the Federal depository insurance coverage of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Financial Instruments

        The fair value of the Company's assets and liabilities, which qualify as financial instruments under FASB ASC 820, Fair Value Measurements and Disclosures, approximates the carrying amounts represented in the balance sheet.

Fair Value Measurement

        ASC 820 establishes a fair value hierarchy that prioritizes and ranks the level of observability of inputs used to measure investments at fair value. The observability of inputs is impacted by a number of factors, including the type of investment, characteristics specific to the investment, market conditions and other factors. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level I measurements) and the lowest priority to unobservable inputs (Level III measurements).

        Investments with readily available quoted prices or for which fair value can be measured from quoted prices in active markets will typically have a higher degree of input observability and a lesser degree of judgment applied in determining fair value.

        The three levels of the fair value hierarchy under ASC 820 are as follows:

        Level I—Quoted prices (unadjusted) in active markets for identical investments at the measurement date are used.

        Level II—Pricing inputs are other than quoted prices included within Level I that are observable for the investment, either directly or indirectly. Level II pricing inputs include quoted prices for similar investments in active markets, quoted prices for identical or similar investments in markets that are not active, inputs other than quoted prices that are observable for the investment, and inputs that are derived principally from or corroborated by observable market data by correlation or other means.

        Level III—Pricing inputs are unobservable and include situations where there is little, if any, market activity for the investment. The inputs used in determination of fair value require significant judgment and estimation.

        In some cases, the inputs used to measure fair value might fall within different levels of the fair value hierarchy. In such cases, the level in the fair value hierarchy within which the investment is

AVISTA HEALTHCARE PUBLIC ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS (Continued)

Note 2—Significant Accounting Policies (Continued)

categorized in its entirety is determined based on the lowest level input that is significant to the investment. Assessing the significance of a particular input to the valuation of an investment in its entirety requires judgment and considers factors specific to the investment. The categorization of an investment within the hierarchy is based upon the pricing transparency of the investment and does not necessarily correspond to the perceived risk of that investment.

        The following table presents information about the Company's assets that are measured at fair value on a recurring basis as of September 30, 2017.

Description	September 30, 2017	Level 1	Level 2	Level 3
Investments and cash held in Trust Account	$311,697,781	$311,697,781	$—	$—
Total	$311,697,781	$311,697,781	$—	$—

Offering Costs

        The Company complies with the requirements of ASC 340-10-S99-1 and SEC Staff Accounting Bulletin Topic 5A; "Expenses of Offering". The Company incurred offering costs in connection with its Public Offering of $833,589, primarily consisting of accounting and legal services, securities registration expenses and exchange listing fees, and excluding $6,200,000 in underwriting discounts and $10,850,000 in deferred underwriting discounts. These offering costs, along with underwriting discounts, were charged to shareholders' equity.

Net Income (Loss) Per Share

        The Company complies with accounting and disclosure requirements ASC Topic 260, "Earnings Per Share." Net income/(loss) per ordinary share is computed by dividing net income/(loss) attributable to ordinary shares by the weighted average number of ordinary shares outstanding for the period. Ordinary shares subject to possible redemption at September 30, 2017, which are not currently redeemable and are not redeemable at fair value, have been excluded from the calculation of basic income per share since such shares, if redeemed, only participate in their pro rata share of the Trust Account earnings. Also excluded, to the extent dilutive, is the incremental number of Class A Shares to settle the Private Placement Warrants and the Warrants included in the Units. At September 30, 2017, the Company had outstanding warrants for the purchase of up to 23,700,000 Class A Shares. For the period ended September 30, 2017, the weighted average of these shares was excluded from the calculation of diluted net income/(loss) per ordinary share since the exercise of the warrants is contingent on the occurrence of future events. As a result, diluted net income/(loss) per ordinary share is equal to basic net income/(loss) per ordinary share.

AVISTA HEALTHCARE PUBLIC ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS (Continued)

Note 2—Significant Accounting Policies (Continued)

Reconciliation Of Net Income (Loss) Per Share

        The Company's net loss is adjusted for the portion of income that is attributable to ordinary shares subject to redemption, as these shares only participate in the income of the Trust Account and not the losses of the Company. Accordingly, basic and diluted loss per ordinary share is calculated as follows:

	Three Months Ended September 30, 2017	Nine Months Ended September 30, 2017
Net Loss	$(2,117,003)	$(1,595,806)
Less: Income attributable to ordinary shares subject to redemption	(693,179)	(1,598,724)
Adjusted net loss	$(2,810,182)	$(3,194,530)
Weighted average shares outstanding, basic and diluted	9,278,550	9,259,196
Basic and diluted net loss per ordinary shares	$(0.30)	$(0.35)

Income Taxes

        The Company accounts for income taxes under FASB ASC 740, Income Taxes ("ASC 740"). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.

        ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits as of September 30, 2017. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

        There is currently no taxation imposed on income by the Government of the Cayman Islands.

Recent Accounting Standards

        Management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying balance sheet.

Subsequent Events

        On October 26, 2017, the Company invested the funds held in the Trust Account in U.S. Treasury Bills maturing on November 24, 2017. On November 22, 2017 the funds in the Trust Account were reinvested in U.S. government treasury bills, maturing on December 21, 2017. On December 21, 2017 the funds in the Trust Account were invested into a Qualified Money Market Fund within the meaning of Section 2(a)(16) of the Investment Company Act of 1940. On December 12, 2017, AHPAC borrowed $100,000 on the sponsor note.

        On January 4, 2018, we received a letter from the staff of the Listing Qualifications Department of NASDAQ notifying us that we no longer comply with NASDAQ Listing Rules 5620(a) and 5810(c)(2)(G) because we did not hold an annual meeting of shareholders within twelve months of the

AVISTA HEALTHCARE PUBLIC ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS (Continued)

Note 2—Significant Accounting Policies (Continued)

end of our fiscal year ended December 31, 2016. As disclosed in our Form 8-K filed with the SEC on January 9, 2018 and consistent with our Registration Statement on Form S-4, as amended, initially filed with the SEC on November 22, 2017, we will hold an annual general meeting to approve the proposed business combination and related matters as well as conduct the election of directors. We intend to submit a plan to NASDAQ within the time frame allotted under the NASDAQ rules. If NASDAQ accepts our plan, it may grant an exception of up to 180 calendar days from the fiscal year end, or until June 29, 2018, to regain compliance.

        Other than the foregoing, management has performed an evaluation of subsequent events from September 30, 2017 through the date which these financial statements were issued. Based upon the review, management did not identify any recognized or non-recognized subsequent events that would have required adjustment or disclosure in the financial statements.

Note 3—Public Offering

        In the Public Offering, the Company issued and sold 31,000,000 Units at a price of $10.00 per Unit, including 1,000,000 Units issued upon exercise of the Over-allotment Option. The ordinary shares and warrants comprising the Units began separate trading on November 29, 2016. The holders have the option to continue to hold Units or separate their Units into the component securities. Each Unit consists of one Class A Share and one Warrant to purchase one-half of one Class A Share. Two Warrants must be exercised for one whole Class A Share at a price of $11.50 per share. The Warrants will become exercisable on the later of 30 days after completion of the Business Combination or 12 months after the Close Date and will expire five years from the completion of the Business Combination or earlier upon redemption or liquidation. The Company may redeem the Warrants at a price of $0.01 per Warrant upon 30 days' notice, only in the event that the last sale price of the Class A Shares is at least $24.00 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which notice of redemption is given. The Company will not redeem the Warrants unless a registration statement under the Securities Act covering the Class A Shares issuable upon exercise of the Warrants is effective and a current prospectus relating to those shares is available throughout the 30 day redemption period, unless the Warrants may be exercised on a cashless basis and such cashless exercise is exempt from registration under the Securities Act. If the Company redeems the Warrants as described above, management will have the option to require all holders that wish to exercise their Warrants to do so on a cashless basis, provided an exemption from registration is available. No Warrants will be exercisable for cash unless the Company has an effective registration statement covering the Class A Shares issuable upon exercise of the Warrants and a current prospectus relating to such shares. If the shares issuable upon exercise of the Warrants are not registered under the Securities Act, holders will be permitted to exercise their Warrants on a cashless basis. However, no Warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue any Class A Shares to holders seeking to exercise their Warrants, unless the issuance of the Class A Shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption is available.

Note 4—Commitments

Underwriting Agreement

        The Company entered into an agreement with the underwriters (the "Underwriters") of the Public Offering ("Underwriting Agreement") that required the Company to pay an underwriting discount of 2.0% of the gross proceeds of the Public Offering and Over-allotment Option to the Underwriters at

AVISTA HEALTHCARE PUBLIC ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS (Continued)

Note 4—Commitments (Continued)

the Close Date of the Public Offering. The Company will pay the Underwriters a deferred underwriting discount of 3.5% of the gross proceeds of the Public Offering and Over-allotment Option ("Deferred Commissions") at the time of the closing of the Business Combination. The Deferred Commission was placed in the Trust Account at the completion of the Public Offering and will be forfeited if the Company is unable to complete a Business Combination in the prescribed time.

Registration Rights

        Holders of the Founder Shares, the Private Placement Warrants, and warrants that may be issued on conversion of working capital loans (and any Class A Shares issuable upon exercise of such warrants and upon conversion of the Founder Shares) will be entitled to registration rights with respect to such securities (in the case of the Founder Shares, only after conversion to Class A Shares) pursuant to an agreement signed on the effective date of the Public Offering. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities for resale. In addition, the holders have certain "piggy-back" registration rights with respect to registration statements filed subsequent to the Business Combination. However, the registration rights agreement will provide that the Company will not permit any registration statement to become effective until termination of applicable lock-up periods with respect to such securities.

Note 5—Cash Held in Trust Account

        Gross proceeds of $310,000,000 and $8,200,000 from the Public Offering and Over-allotment Option, and Private Placement, respectively, less underwriting discounts of $6,200,000 and $2,000,000 designated for offering expenses and to fund the Company's ongoing administrative and acquisition search costs, were held in the Trust Account at the close date.

Note 6—Related Party Transactions

Related Party Loans

        The Company issued to the Sponsor on December 14, 2015, as amended and restated on September 1, 2016, an unsecured promissory note pursuant to which the Company was permitted to borrow up to $300,000 in aggregate principal amount. Between inception and the Close Date, the Company borrowed $300,000. This note was non-interest bearing and was repaid in full to the Sponsor at the Close Date.

        The Company issued to the Sponsor on August 11, 2017, an unsecured promissory note pursuant to which the Company is permitted to borrow up to $300,000 in aggregate principal amount. The Company has not drawn amounts under this note. This note is non-interest bearing and payable on the earlier of October 14, 2018 or the closing of the Business Combination.

        The Sponsor may make a working capital loan to the Company and up to $1,500,000 of such loan may be converted into warrants, at the price of $0.50 per warrant at the option of the Sponsor. Such warrants would be identical to the Private Placement Warrants.

Administrative Services Agreement

        The Company presently occupies office space provided by an Affiliate. The Affiliate has agreed that, until the Company consummates a Business Combination, it will make such office space, as well as certain support services, available to the Company, as may be required by the Company from time to time. The Company will pay the Affiliate an aggregate of $10,000 per month for such office space and support services.

AVISTA HEALTHCARE PUBLIC ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS (Continued)

Note 6—Related Party Transactions (Continued)

        As of April 30, 2017, the Affiliate has agreed to defer payment of the monthly administrative fee under the Administrative Services Agreement until the initial Business Combination, at which time all such accrued but unpaid fees will be paid to the Affiliate.

Private Placement Warrants

        The Initial Shareholders purchased 16,000,000 Private Placement Warrants at $0.50 per warrant (for an aggregate purchase price of $8,000,000) from the Company in a Private Placement on the Close Date. A portion of the proceeds from the sale of the Private Placement Warrants were placed into the Trust Account. The Initial Shareholders have also purchased an additional 400,000 Private Placement Warrants at $0.50 per warrant (for an aggregate purchase price of $200,000) simultaneously with the underwriter's exercise of the Over-Allotment Option. Each Private Placement Warrant is exercisable for one-half of one Class A Share. Two Private Placement Warrants must be exercised for one whole Class A Share at a price of $11.50 per share. The Private Placement Warrants are identical to the Warrants included in the Units to be sold in the Public Offering except that the Private Placement Warrants: (i) will not be redeemable by the Company and (ii) may be exercised for cash or on a cashless basis, as described in the registration statement relating to the Public Offering, so long as they are held by the Initial Shareholders or any of their permitted transferees. Additionally, the Initial Shareholders have agreed not to transfer, assign or sell any of the Private Placement Warrants, including the Class A Shares issuable upon exercise of the Private Placement Warrants (except to certain permitted transferees), until 30 days after the completion of the Business Combination.

Founder Shares

        In connection with the organization of the Company, on December 14, 2015, an aggregate of 8,625,000 Class B Shares (the "Founder Shares") were sold to the Sponsor at a price of approximately $0.003 per share, for an aggregate price of $25,000. In October 2016, the Sponsor transferred 50,000 Founder Shares to each of the Company's independent directors at a price per share of approximately $0.003 per share. In addition, at such time, each of our independent directors purchased an additional 421,250 Founder Shares from our Sponsor at a price per share of approximately $0.003 per share. The 8,625,000 Founder Shares included an aggregate of up to 1,125,000 shares that were subject to forfeiture if the Over-allotment Option was not exercised in full by the Underwriters in order to maintain the Initial Shareholders' ownership at 20% of the issued and outstanding Ordinary Shares upon completion of the Public Offering. Following the partial exercise of the Over-allotment Option, 875,000 Founder Shares were forfeited in order to maintain the Initial Shareholder's ownership at 20% of the issued and outstanding Ordinary shares. The Founder Shares are identical to the Class A Shares included in the Units sold in the Public Offering, except that the Founder Shares (i) have the voting rights described in Note 7, (ii) are subject to certain transfer restrictions described below, and (iii) are convertible into Class A Shares on a one-for-one basis, subject to adjustment pursuant to the anti-dilution provisions contained therein. The Founder Shares may not be transferred, assigned or sold until the earlier of (i) one year after the completion of the Business Combination and (ii) the date on which the Company completes a liquidation, merger, share exchange, reorganization or other similar transaction after the Business Combination that results in all of the Public Shareholders having the right to exchange their Class A Shares for cash, securities or other property. Notwithstanding the foregoing, if the last sale price of the Class A Shares equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any 20 trading days within any 30 trading day period commencing at least 150 days after the Business Combination, the Founder Shares will be released from the lock-up.

AVISTA HEALTHCARE PUBLIC ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS (Continued)

Note 7—Shareholders' Equity

Preferred Shares

        The Company is authorized to issue 1,000,000 preferred shares with a par value of $0.0001. The Company's board of directors will be authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. The board of directors will be able to, without shareholder approval, issue preferred shares with voting and other rights that could adversely affect the voting power and other rights of the holders of the Ordinary Shares and could have anti-takeover effects. At September 30, 2017 there were no preferred shares issued or outstanding.

Ordinary Shares

        The Company is authorized to issue 200,000,000 Class A Shares, with a par value of $0.0001 each, and 20,000,000 Class B ordinary shares, with a par value of $0.0001 each (the "Class B Shares" and, together with the Class A Shares, the "Ordinary Shares"). Holders of the Ordinary Shares are entitled to one vote for each Ordinary Share; provided, that only holders of the Class B Shares have the right to vote on the election of directors prior to the Business Combination. The Class B Shares will automatically convert into Class A Shares at the time of the Business Combination, on a one-for-one basis, subject to adjustment for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like, and subject to further adjustment as provided herein. In the case that additional Class A Shares, or equity-linked securities, are issued or deemed issued in excess of the amounts sold in the Public Offering and related to the closing of the Business Combination, the ratio at which the Class B Shares shall convert into Class A Shares will be adjusted (unless the holders of a majority of the outstanding Class B ordinary shares agree to waive such anti-dilution adjustment with respect to any such issuance or deemed issuance) so that the number of Class A Shares issuable upon conversion of all Class B Shares will equal, in the aggregate, 20% of the sum of all Ordinary Shares outstanding upon completion of the Public Offering plus all Class A Shares and equity-linked securities issued or deemed issued in connection with the Business Combination, excluding any Ordinary Shares or equity-linked securities issued, or to be issued, to any seller in the Business Combination. Holders of Founder Shares may also elect to convert their Class B Shares into an equal number of Class A Shares, subject to adjustment as provided above, at any time. At September 30, 2017 there were 31,000,000 Class A Shares issued and outstanding, of which 29,191,301 shares were subject to possible redemption and are classified outside of shareholders' equity at the balance sheet date and 7,750,000 Class B Shares issued and outstanding.

Redeemable Ordinary Shares

        The Class A Shares subject to possible redemption will be recorded at redemption value and classified as temporary equity in accordance with Financial Accounting Standards Board ("FASB") Accounting Standards Update ("ASU") 480, Distinguishing Liabilities from Equity. The Company will proceed with a Business Combination only if it has net tangible assets of at least $5,000,001 upon consummation of the Business Combination and, in the case of a shareholder vote, a majority of the outstanding Ordinary Shares voted are voted in favor of the Business Combination. Accordingly, at September 30, 2017, 29,191,301 of the Company's 31,000,000 Class A Shares were classified outside of permanent equity at their redemption value.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Audit Committee of the
Board of Directors and Shareholders
of Avista Healthcare Public Acquisitions Corp.

        We have audited the accompanying balance sheets of Avista Healthcare Public Acquisitions Corp. (the "Company") as of December 31, 2016 and 2015, and the related statements of operations, changes in shareholders' equity and cash flows for the year ended December 31, 2016 and for the period from December 4, 2015 (inception) through December 31, 2015. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Avista Healthcare Public Acquisitions Corp., as of December 31, 2016, and 2015 and the results of its operations and its cash flows for the year ended December 31, 2016 and the period from December 4, 2015 (inception) through December 31, 2015 in conformity with accounting principles generally accepted in the United States of America.

/s/ Marcum LLP

Marcum LLP
New York, NY
March 28, 2017

Avista Healthcare Public Acquisition Corp.

BALANCE SHEETS

	As of December 31
	2016	2015
ASSETS
Current assets
Cash	$1,040,068	$126,062
Prepaid expenses	395,843	—

Total current assets	1,435,911	126,062
Cash held in Trust Account	310,000,000	—
Deferred offering costs	—	290,209

Total assets	$311,435,911	$416,271

LIABILITIES AND SHAREHOLDERS' EQUITY/(DEFICIT)
Current liabilities
Offering costs payable	$427,578	$232,959
Note payable to Sponsor	—	175,000
Accrued expenses	50,782	8,474

Total current liabilities	478,360	416,433
Deferred underwriting commission	10,850,000	—

Total liabilities	11,328,360	416,433
COMMITMENTS
Class A ordinary shares subject to possible redemption, $0.0001 par value; 29,510,755 and -0- shares at conversion value at December 31, 2016 and 2015	295,107,550	—
Shareholders' equity/(deficit)
Preferred shares, $0.0001 par value, 1,000,000 shares authorized:
no shares issued and outstanding at December 31, 2016 and 2015	—	—
Ordinary shares, $0.0001 par value, 220,000,000 shares authorized
Class A ordinary shares 200,000,000 shares authorized;
1,489,245 and -0- shares issued and outstanding at December 31, 2016 and 2015, respectively, (excluding 29,510,755 shares subject to possible redemption at December 31, 2016)	149	—
Class B ordinary shares, 20,000,000 shares authorized;
7,750,000 and 8,625,000 shares issued and outstanding at December, 31, 2016 and 2015(1)	775	863
Additional paid-in capital	5,232,937	24,137
Accumulated deficit	(233,860)	(25,162)

Total shareholders' equity/(deficit)	5,000,001	(162)

Total liabilities and shareholders' equity	$311,435,911	$416,271

(1)
Includes 875,000 shares that were forfeited on November 25, 2016 following expiration of the underwriters' over-allotment option at December 31, 2015 (see Note 6).

The accompanying notes are an integral part of these financial statements.

Avista Healthcare Public Acquisition Corp.

STATEMENTS OF OPERATIONS

	For the Year Ended December 31, 2016	For the Period from December 4, 2015 (Inception) Through December 31, 2015
Formation and operating costs	$208,698	$25,162

Net loss	$(208,698)	$(25,162)

Weighted average number of shares outstanding, basic and diluted(1)	7,919,906	7,500,000

Basic and diluted loss per share	$(0.03)	$(0.00)

(1)
Excludes 29,510,755 Class A Shares subject to redemption at December 31, 2016 and an aggregate of up to 1,125,000 Class B Shares that were subject to forfeiture if the over-allotment option was not exercised in full by the underwriters at December 31, 2015 (see Note 6).

The accompanying notes are an integral part of these financial statements.

Avista Healthcare Public Acquisition Corp.

STATEMENTS OF CHANGES IN SHAREHOLDER'S EQUITY/(DEFICIT)

	Ordinary Shares
			Additional Paid-in Capital	Accumulated Deficit	Total Shareholder's Equity
	Shares	Amount
Balances, December 4, 2015 (Inception)	—	$—	$—	$—	$—
Class B ordinary shares issued to Sponsor(1)	8,625,000	863	24,137	—	25,000
Loss	—	—	—	(25,162)	(25,162)

Balances, December 31, 2015	8,625,000	863	24,137	(25,162)	(162)

Sale of 31,000,000 Class A ordinary shares, net of underwriters' commissions	31,000,000	3,100	292,946,900	—	292,950,000
Proceeds from issuance of Private Placement
Warrants	—	—	8,200,000	—	8,200,000
Offering Costs	—	—	(833,589)	—	(833,589)
Forfeiture of Initial Shareholder's shares pursuant to partial exercise of underwriters' over-allotment option	(875,000)	(88)	88	—	—
Class A ordinary shares subject to possible redemption	(29,510,755)	(2,951)	(295,104,599)	—	(295,107,550)
Loss	—	—	—	(208,698)	(208,698)

Balances, December 31, 2016	9,239,245	924	5,232,937	(233,860)	5,000,001

(1)
Includes 875,000 shares that were forfeited on November 25, 2016 following expiration of the underwriters' over-allotment option at December 31, 2015 (see Note 6).

The accompanying notes are an integral part of these financial statements.

Avista Healthcare Public Acquisition Corp.

STATEMENTS OF CASH FLOWS

	For the Year Ended December 31, 2016	For the Period from December 4, 2015 (Inception) Through December 31, 2015
Cash flows from operating activities:
Loss	$(208,698)	$(25,162)
Adjustments to reconcile loss to net cash used in operating activities:
Change in operating assets and liabilities:
Prepaid expenses	(395,843)	—
Accrued expenses	42,308	8,474

Net cash used in operating activities:	(562,233)	(16,688)

Cash flows from investing activities:
Principal deposited in trust account:	(310,000,000)	—

Net cash used in investing activities:	(310,000,000)	—

Cash flows from financing activities:
Proceeds from note payable to Sponsor	125,000	175,000
Repayment of note payable to Sponsor	(300,000)	—
Proceeds from issuance of Class B ordinary shares to Sponsor	—	25,000
Proceeds from initial public offering, net of underwriters' compensation	303,800,000	—
Proceeds from issuance of Private Placement Warrants	8,200,000	—
Payment of offering costs	(348,761)	(57,250)

Net cash provided by financing activities:	311,476,239	142,750

Net change in cash	914,006	126,062
Cash at beginning of period	126,062	—

Cash at end of period	$1,040,068	$126,062

Supplemental disclosure of non-cash financing activities:
Deferred underwriting compensation	$10,850,000	$—

Offering costs payable	$194,619	$232,959

Initial classification of ordinary shares subject to possible redemption	$285,639,010	$—

Change in ordinary shares subject to possible redemption	$9,468,540	$—

The accompanying notes are an integral part of these financial statements.

AVISTA HEALTHCARE PUBLIC ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

Note 1—Organization and Plan of Business Operations

Organization and General

        Avista Healthcare Public Acquisition Corp. (the "Company") was incorporated as a Cayman Islands exempted company on December 4, 2015. The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (a "Business Combination"). The Company intends to focus its search for a target business in the healthcare industry, although it may seek to complete a Business Combination with an operating company in any industry or sector. The Company is an "emerging growth company," as defined in Section 2(a) of the Securities Act of 1933, as amended (the "Securities Act"), as modified by the Jumpstart Our Business Startups Act of 2012 (the "JOBS Act"). The Company's sponsor is Avista Acquisition Corp. (the "Sponsor"), which was incorporated on December 4, 2015.

        At October 14, 2016, the Company had not commenced any operations. All activity for the period from December 4, 2015 (inception) through October 14, 2016 relates to the Company's formation and its initial public offering of 30,000,000 units (the "Units") at $10.00 per Unit, each consisting of one of the Company's Class A ordinary shares, par value $0.0001 per share (the "Class A Shares"), and one warrant (the "Warrants") to purchase one-half of one Class A Share (the "Public Offering"). The Company also granted the Underwriters (as defined below) of the Public Offering a 45-day option to purchase up to 4,500,000 additional Units to cover over-allotments (the "Over-allotment Option"). The Class A Shares sold as part of the Units in the Public Offering are sometimes referred to herein as the "public shares." The Company will not generate any operating revenues until after completion of a Business Combination, at the earliest. The Company has selected December 31 as its fiscal year end.

Financing

        The registration statement for the Company's Public Offering was declared effective by the U.S. Securities and Exchange Commission (the "SEC") on October 7, 2016. The Public Offering closed on October 14, 2016 (the "Close Date"). The Sponsor and certain other accredited investors (the "Initial Shareholders") purchased an aggregate of 16,000,000 warrants (the "Private Placement Warrants") at a purchase price of $0.50 per warrant, or $8,000,000 in the aggregate, in a private placement at the Close Date (the "Private Placement"). The Initial Shareholders agreed to purchase up to an additional 1,800,000 Private Placement Warrants at $0.50 per warrant, or $900,000 in the aggregate, in the event the Over-allotment Option was exercised in full. The Private Placement Warrants are included in additional paid-in capital on the balance sheet.

        The Company intends to finance a Business Combination with net proceeds from its $300,000,000 Public Offering and $8,000,000 Private Placement (see Note 3). As of the Close Date, after paying underwriting discounts of $6,000,000 and funds designated for operational use of $2,000,000, the remaining net proceeds of $300,000,000 were deposited in a trust account with Continental Stock Transfer and Trust Company acting as trustee (the "Trust Account") as described below. As of the Close Date, the Over-allotment Option had not been exercised. An amount equal to the gross proceeds from any exercise of the Over-allotment Option will be deposited into the Trust Account.

        On November 28, 2016, the Company consummated the closing of the sale of 1,000,000 Units which were sold pursuant to the Over-allotment Option. The Company also consummated a simultaneous private placement of an additional 400,000 Private Placement Warrants with the Initial Shareholders. Following the closing of the Over-allotment Option and Private Placement, an additional

AVISTA HEALTHCARE PUBLIC ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS (Continued)

Note 1—Organization and Plan of Business Operations (Continued)

$10,000,000 was placed into the Trust Account, after paying additional underwriting discounts of $200,000.

The Trust Account

        Prior to January 2017, funds held in the Trust Account will not be invested and will be held in a non-interest bearing account. Beginning in January 2017, the funds in the Trust Account will be invested in U.S. government treasury bills with a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended, which invest only in direct U.S. government treasury obligations, until the earlier of (i) the consummation of the Business Combination and (ii) the Company's failure to consummate a Business Combination within the prescribed time. Placing funds in the Trust Account may not protect those funds from third-party claims against the Company. Although the Company will seek to have all vendors, service providers (other than its independent auditors), prospective target businesses or other entities it engages execute agreements with the Company waiving any claim of any kind in or to any monies held in the Trust Account, there is no guarantee that such persons will execute such agreements. The Sponsor has agreed that it will be liable to the Company under certain circumstances if and to the extent any claims by such persons reduce the amount of funds in the Trust Account below a specified threshold. The Company has not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believes that the Sponsor's only assets are securities of the Company. Therefore, the Sponsor may not be able to satisfy those obligations should they arise. The remaining net proceeds (not held in the Trust Account) may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses as well as any taxes. The amount in the Trust Account as of December 31, 2016 is $10.00 per public share ($310,000,000 held in the Trust Account divided by 31,000,000 public shares).

Business Combination

        The Company's management has broad discretion with respect to the specific application of the net proceeds of the Public Offering, the sale of the Private Placement Warrants and the Over-allotment Option, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to successfully effect a Business Combination. The Company will provide the holders of the public shares (the "Public Shareholders") with the opportunity to redeem all or a portion of their public shares upon the completion of the Business Combination, either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer, in either case at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest (which interest shall be net of taxes payable) divided by the number of then outstanding public shares. Notwithstanding the foregoing, if the Company seeks shareholder approval of the Business Combination and the Company does not conduct redemptions pursuant to the tender offer rules, a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a "group" (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the public shares. In connection with any shareholder vote required to approve any Business Combination, the Initial Shareholders have agreed

AVISTA HEALTHCARE PUBLIC ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS (Continued)

Note 1—Organization and Plan of Business Operations (Continued)

(i) to vote any of their respective Ordinary Shares (as defined below) in favor of the Business Combination and (ii) not to redeem any of their Ordinary Shares in connection therewith.

        The NASDAQ rules require that the Business Combination must be with one or more target businesses that together have an aggregate fair market value equal to at least 80% of the balance in the Trust Account (less any Deferred Commissions (as defined below) and taxes payable on interest earned) at the time of the Company signing a definitive agreement in connection with the Business Combination.

        If the Company has not completed a Business Combination by October 14, 2018, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable, and less up to $50,000 of interest to pay dissolution expenses) divided by the number of then outstanding public shares, which redemption will completely extinguish the rights of the Public Shareholders as Shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company's remaining shareholders and its Board of Directors, dissolve and liquidate, subject in each case to the Company's obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In the event of a liquidation, the Public Shareholders will be entitled to receive a full pro rata interest in the Trust Account (initially anticipated to be approximately $10.00 per share, plus any pro rata interest earned on the Trust Fund not previously released to the Company and less up to $50,000 of interest to pay dissolution expenses). There will be no redemption rights or liquidating distributions with respect to the Founder Shares (as defined below) or the Private Placement Warrants, which will expire worthless if the Company fails to complete a Business Combination within the 24-month time period.

Liquidity

        As of December 31, 2016, the Company had $561,708 in cash held outside of the Trust Account available for working capital purposes. If needed to finance ongoing operating expenses, the Sponsor may, but is not obligated to, make working capital loans to the Company, as noted in Note 6.

        Based on the foregoing, management believes that the Company will have sufficient working capital to continue as a going concern.

Note 2—Significant Accounting Policies

Basis of Presentation

        The accompanying financial statements are presented in U.S dollars in accordance with accounting principles generally accepted in the United States of America ("US GAAP") and pursuant to the accounting and disclosure rules and regulations of the SEC

Emerging Growth Company

        Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of

AVISTA HEALTHCARE PUBLIC ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS (Continued)

Note 2—Significant Accounting Policies (Continued)

securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

Use of Estimates

        The preparation of the Company's financial statements in conformity with US GAAP requires the Company's management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

Cash and Cash Equivalents

        The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Cash equivalents are carried at cost, which approximates fair value.

Concentration of Credit Risk

        Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which at times, may exceed the Federal depository insurance coverage of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Financial Instruments

        The fair value of the Company's assets and liabilities, which qualify as financial instruments under FASB ASC 820, Fair Value Measurements and Disclosures, approximates the carrying amounts represented in the balance sheet.

Offering Costs

        The Company complies with the requirements of ASC 340-10-S99-1 and SEC Staff Accounting Bulletin Topic 5A; "Expenses of Offering". The Company incurred offering costs in connection with its Public Offering of $833,589, primarily consisting of accounting and legal services, securities registration expenses and exchange listing fees, and excluding $6,200,000 in underwriting discounts and $10,850,000 in deferred underwriting discounts. These offering costs, along with underwriting discounts, were charged to shareholders' equity.

Loss Per Share

        Loss per ordinary share is computed by dividing loss attributable to ordinary shares by the weighted average number of ordinary shares outstanding during the period (excluding 29,510,755 Class A Shares subject to possible redemption as of December 31, 2016 and 1,125,000 Class B Shares

AVISTA HEALTHCARE PUBLIC ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS (Continued)

Note 2—Significant Accounting Policies (Continued)

subject to forfeiture at December 31, 2015, respectively), plus, to the extent dilutive, the incremental number of Class A Shares to settle the Private Placement Warrants and the Warrants included in the Units. At December 31, 2016, the Company had outstanding warrants for the purchase of up to 23,700,000 Class A Shares. For the year ended December 31, 2016, the weighted average of these shares was excluded from the calculation of diluted loss per ordinary share because its inclusion would have been anti-dilutive. As a result, diluted loss per ordinary share is equal to basic loss per ordinary share.

Income Taxes

        The Company accounts for income taxes under FASB ASC 740, Income Taxes ("ASC 740"). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.

        ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits as of December 31, 2016. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

        There is currently no taxation imposed on income by the Government of the Cayman Islands.

Recent Accounting Pronouncements

        Management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying balance sheet.

Subsequent Events

        On January 6, 2017, the Company invested the funds held in the Trust Account in U.S. Treasury Bills maturing on April 6, 2017.

        Other than the foregoing, management has performed an evaluation of subsequent events from December 31, 2016 through the date which these financial statements were issued and noted no items which require adjustment or disclosure.

Note 3—Public Offering

        In the Public Offering, the Company issued and sold 31,000,000 Units at a price of $10.00 per Unit, including 1,000,000 Units issued upon exercise of the Over-allotment Option. The ordinary shares and warrants comprising the Units began separate trading on November 29, 2016. The holders have the option to continue to hold Units or separate their Units into the component securities. Each Unit consists of one Class A Share and one Warrant to purchase one-half of one Class A Share. Two

AVISTA HEALTHCARE PUBLIC ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS (Continued)

Note 3—Public Offering (Continued)

Warrants must be exercised for one whole Class A Share at a price of $11.50 per share. The Warrants will become exercisable on the later of 30 days after completion of the Business Combination or 12 months after the Close Date and will expire five years from the completion of the Business Combination or earlier upon redemption or liquidation. The Company may redeem the Warrants at a price of $0.01 per Warrant upon 30 days' notice, only in the event that the last sale price of the Class A Shares is at least $24.00 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which notice of redemption is given. The Company will not redeem the Warrants unless a registration statement under the Securities Act covering the Class A Shares issuable upon exercise of the Warrants is effective and a current prospectus relating to those shares is available throughout the 30 day redemption period, unless the Warrants may be exercised on a cashless basis and such cashless exercise is exempt from registration under the Securities Act. If the Company redeems the Warrants as described above, management will have the option to require all holders that wish to exercise their Warrants to do so on a cashless basis, provided an exemption from registration is available. No Warrants will be exercisable for cash unless the Company has an effective registration statement covering the Class A Shares issuable upon exercise of the Warrants and a current prospectus relating to such shares. If the shares issuable upon exercise of the Warrants are not registered under the Securities Act, holders will be permitted to exercise their Warrants on a cashless basis. However, no Warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue any Class A Shares to holders seeking to exercise their Warrants, unless the issuance of the Class A Shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption is available.

Note 4—Commitments

Underwriting Agreement

        The Company entered into an agreement with the underwriters (the "Underwriters") of the Public Offering ("Underwriting Agreement") that required the Company to pay an underwriting discount of 2.0% of the gross proceeds of the Public Offering and Over-allotment Option to the Underwriters at the Close Date of the Public Offering. The Company will pay the Underwriters a deferred underwriting discount of 3.5% of the gross proceeds of the Public Offering and Over-allotment Option ("Deferred Commissions") at the time of the closing of the Business Combination. The Deferred Commission will be placed in the Trust Account and will be forfeited if the Company is unable to complete a Business Combination in the prescribed time.

Registration Rights

        Holders of the Founder Shares, the Private Placement Warrants, and warrants that may be issued on conversion of working capital loans (and any Class A Shares issuable upon exercise of such warrants and upon conversion of the Founder Shares) will be entitled to registration rights with respect to such securities (in the case of the Founder Shares, only after conversion to Class A Shares) pursuant to an agreement signed on the effective date of the Public Offering. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities for resale. In addition, the holders have certain "piggy-back" registration rights with respect to registration statements filed subsequent to the Business Combination. However, the registration

AVISTA HEALTHCARE PUBLIC ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS (Continued)

Note 4—Commitments (Continued)

rights agreement will provide that the Company will not permit any registration statement to become effective until termination of applicable lock-up periods with respect to such securities.

Note 5—Cash Held in Trust Account

        Gross proceeds of $310,000,000 and $8,200,000 from the Public Offering and Over-allotment Option, and Private Placement, respectively, less underwriting discounts of $6,200,000 and $2,000,000 designated for offering expenses and to fund the Company's ongoing administrative and acquisition search costs, were held in the Trust Account at December 31, 2016.

Note 6—Related Party Transactions

Related Party Loans

        The Company issued to the Sponsor on December 14, 2015, as amended and restated on September 1, 2016, an unsecured promissory note pursuant to which the Company was permitted to borrow up to $300,000 in aggregate principal amount. Between inception and the Close Date, the Company borrowed $300,000. This note was non-interest bearing and was repaid in full to the Sponsor at the Close Date.

        The Sponsor may make a working capital loan to the Company and up to $1,500,000 of such loan may be converted into warrants, at the price of $0.50 per warrant at the option of the Sponsor. Such warrants would be identical to the Private Placement Warrants.

Administrative Services Agreement

        The Company presently occupies office space provided by an affiliate of the Sponsor. The affiliate has agreed that, until the Company consummates a Business Combination, it will make such office space, as well as certain support services, available to the Company, as may be required by the Company from time to time. The Company will pay the affiliate an aggregate of $10,000 per month for such office space and support services.

Private Placement Warrants

        The Initial Shareholders purchased 16,000,000 Private Placement Warrants at $0.50 per warrant (for an aggregate purchase price of $8,000,000) from the Company in a Private Placement on the Close Date. A portion of the proceeds from the sale of the Private Placement Warrants were placed into the Trust Account. The Initial Shareholders have also purchased an additional 400,000 Private Placement Warrants at $0.50 per warrant (for an aggregate purchase price of $200,000) simultaneously with the underwriter's exercise of the Over-Allotment Option. Each Private Placement Warrant is exercisable for one-half of one Class A Share. Two Private Placement Warrants must be exercised for one whole Class A Share at a price of $11.50 per share. The Private Placement Warrants are identical to the Warrants included in the Units to be sold in the Public Offering except that the Private Placement Warrants: (i) will not be redeemable by the Company and (ii) may be exercised for cash or on a cashless basis, as described in the registration statement relating to the Public Offering, so long as they are held by the Initial Shareholders or any of their permitted transferees. Additionally, the Initial Shareholders have agreed not to transfer, assign or sell any of the Private Placement Warrants,

AVISTA HEALTHCARE PUBLIC ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS (Continued)

Note 6—Related Party Transactions (Continued)

including the Class A Shares issuable upon exercise of the Private Placement Warrants (except to certain permitted transferees), until 30 days after the completion of the Business Combination.

Founder Shares

        In connection with the organization of the Company, on December 14, 2015, an aggregate of 8,625,000 Class B Shares (the "Founder Shares") were sold to the Sponsor at a price of approximately $0.003 per share, for an aggregate price of $25,000. In October 2016, the Sponsor transferred 50,000 Founder Shares to each of the Company's independent directors at a price per share of approximately $0.003 per share. In addition, at such time, each of our independent directors purchased an additional 421,500 Founder Shares from our Sponsor at a price per share of approximately $0.003 per share. The 8,625,000 Founder Shares included an aggregate of up to 1,125,000 shares that were subject to forfeiture if the Over-allotment Option was not exercised in full by the Underwriters in order to maintain the Initial Shareholders' ownership at 20% of the issued and outstanding Ordinary Shares upon completion of the Public Offering. Following the partial exercise of the Over-allotment Option, 875,000 Founder Shares were forfeited in order to maintain the Initial Shareholder's ownership at 20% of the issued and outstanding Ordinary shares. The Founder Shares are identical to the Class A Shares included in the Units sold in the Public Offering, except that the Founder Shares (i) have the voting rights described in Note 7, (ii) are subject to certain transfer restrictions described below, and (iii) are convertible into Class A Shares on a one-for-one basis, subject to adjustment pursuant to the anti-dilution provisions contained therein. The Founder Shares may not be transferred, assigned or sold until the earlier of (i) one year after the completion of the Business Combination and (ii) the date on which the Company completes a liquidation, merger, share exchange, reorganization or other similar transaction after the Business Combination that results in all of the Public Shareholders having the right to exchange their Class A Shares for cash, securities or other property. Notwithstanding the foregoing, if the last sale price of the Class A Shares equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination, the Founder Shares will be released from the lock-up.

Note 7—Shareholders' Equity

Preferred Shares

        The Company is authorized to issue 1,000,000 preferred shares with a par value of $0.0001. The Company's board of directors will be authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. The board of directors will be able to, without shareholder approval, issue preferred shares with voting and other rights that could adversely affect the voting power and other rights of the holders of the Ordinary Shares and could have anti-takeover effects. At December 31, 2016 there were no preferred shares issued or outstanding.

Ordinary Shares

        The Company is authorized to issue 200,000,000 Class A Shares, with a par value of $0.0001 each, and 20,000,000 Class B ordinary shares, with a par value of $0.0001 each (the "Class B Shares" and, together with the Class A Shares, the "Ordinary Shares"). Holders of the Ordinary Shares are entitled

AVISTA HEALTHCARE PUBLIC ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS (Continued)

Note 7—Shareholders' Equity (Continued)

to one vote for each Ordinary Share; provided, that only holders of the Class B Shares have the right to vote on the election of directors prior to the Business Combination. The Class B Shares will automatically convert into Class A Shares at the time of the Business Combination, on a one-for-one basis, subject to adjustment for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like, and subject to further adjustment as provided herein. In the case that additional Class A Shares, or equity-linked securities, are issued or deemed issued in excess of the amounts sold in the Public Offering and related to the closing of the Business Combination, the ratio at which the Class B Shares shall convert into Class A Shares will be adjusted (unless the holders of a majority of the outstanding Class B ordinary shares agree to waive such anti-dilution adjustment with respect to any such issuance or deemed issuance) so that the number of Class A Shares issuable upon conversion of all Class B Shares will equal, in the aggregate, 20% of the sum of all Ordinary Shares outstanding upon completion of the Public Offering plus all Class A Shares and equity-linked securities issued or deemed issued in connection with the Business Combination, excluding any Ordinary Shares or equity-linked securities issued, or to be issued, to any seller in the Business Combination. Holders of Founder Shares may also elect to convert their Class B Shares into an equal number of Class A Shares, subject to adjustment as provided above, at any time. At December 31, 2016 there were 31,000,000 Class A Shares issued and outstanding, of which 29,510,755 shares were subject to possible redemption and are classified outside of shareholders' equity at the balance sheet date and 7,750,000 Class B Shares issued and outstanding.

Redeemable Ordinary Shares

        The Class A Shares subject to possible redemption will be recorded at redemption value and classified as temporary equity in accordance with Financial Accounting Standards Board ("FASB") Accounting Standards Update ("ASU") 480, Distinguishing Liabilities from Equity. The Company will proceed with a Business Combination only if it has net tangible assets of at least $5,000,001 upon consummation of the Business Combination and, in the case of a shareholder vote, a majority of the outstanding Ordinary Shares voted are voted in favor of the Business Combination. Accordingly, at December 31, 2016, 29,510,755 of the Company's 31,000,000 Class A Shares were classified outside of permanent equity at their redemption value.

Note 8—Quarterly Financial Information (unaudited)

        The following are the Company's unaudited quarterly statements of operations for the period from Inception to December 31, 2015 and the quarters ended March 31, 2016 through December 31, 2016. The Company has prepared the quarterly information on a consistent basis with the audited financial statements included elsewhere in this Annual Report on Form 10-K and, in the opinion of management, the financial information reflects all necessary adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results of operations for those periods. This information should be read in conjunction with the audited financial statements and related notes included elsewhere in this Annual Report on Form 10-K. These quarterly operating results are not necessarily indicative of the Company's operating results for any future period. The financial

AVISTA HEALTHCARE PUBLIC ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS (Continued)

Note 8—Quarterly Financial Information (unaudited) (Continued)

information presented below has been prepared assuming the Company will continue as a going concern.

	For the Three Months Ended March 31, 2016	For the Three Months Ended June 30, 2016	For the Three Months Ended September 30, 2016	For the Three Months Ended December 31, 2016
Formation and operating costs	$15,550	$500	$14,492	$178,156

Net loss	$(15,550)	$(500)	$(14,492)	$(178,156)

Per share data:
Basic and diluted net loss per share	$(0.00)	$(0.00)	$(0.00)	$(0.02)
Basic and diluted weighted average ordinary shares outstanding	7,500,000	7,500,000	7,500,000	7,919,906

For the Period from December 4, 2015 (Inception) Through December 31, 2015
Formation and operating costs	$25,162

Net loss	$(25,162)

Per share data:
Basic and diluted net loss per share	$(0.00)
Basic and diluted weighted average ordinary shares outstanding	7,500,000

ENVIGO INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2017 AND 2016

DOLLARS IN (000's)

(Unaudited)

	Nine months ended September 30, 2017	Nine months ended September 30, 2016
Net service revenues	$181,162	$195,220
Net product revenue	122,488	125,813

Total net revenues	303,650	321,033
Service cost of sales	(112,146)	(123,981)
Product cost of sales	(89,573)	(93,994)
Selling, general and administrative expenses	(62,505)	(66,909)
Amortization	(5,317)	(5,858)
Other operating expense	(3,946)	(4,609)

Operating income	30,163	25,682
Interest expense, net	(30,140)	(31,150)
Interest expense, related parties	(5,102)	(4,415)
Foreign exchange gain (loss)	11,226	(11,480)
Other expense	(738)	(4,272)

Income (loss) from continuing operations, before income taxes	5,409	(25,635)
Income tax (expense) benefit	(4,151)	908

Income (loss) from continuing operations	1,258	(24,727)
Loss from discontinued operations, net of tax	—	(3,810)

Consolidated net income (loss)	1,258	(28,537)
Net loss (income) attributable to non-controlling interests	68	(20)

Net income (loss) attributable to the stockholders	$1,326	$(28,557)

See accompanying notes to condensed consolidated financial statements

ENVIGO INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2017 AND 2016

DOLLARS IN (000's)

(Unaudited)

	Nine months ended September 30, 2017	Nine months ended September 30, 2016
Consolidated net income (loss)	$1,258	$(28,537)

Other comprehensive income (loss), net of tax
Foreign currency translation adjustments	83	(12,846)
Defined benefit plans:
Actuarial loss on plan assets	—	(845)
Amortization of actuarial losses and prior service costs included in net periodic benefit cost	—	1,273
Gain on settlement	—	4,775

Other comprehensive income (loss), net of tax	83	(7,643)

Consolidated comprehensive income (loss)	1,341	(36,180)
Comprehensive loss attributable to non-controlling interests	(54)	(79)

Comprehensive income (loss) attributable to the stockholders	$1,287	$(36,259)

See accompanying notes to condensed consolidated financial statements

ENVIGO INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF SEPTEMBER 30, 2017 AND DECEMBER 31, 2016

DOLLARS IN (000's)

	September 30, 2017	December 31, 2016
	(Unaudited)	(Audited)
ASSETS
Current assets:
Cash and cash equivalents	$56,123	$41,381
Accounts receivable (net of doubtful debt provision of $1,430 in 2017 and $1,938 in 2016)	58,593	51,642
Unbilled receivables	38,036	31,247
Inventories	14,067	14,658
Research and development credit receivable, net	7,497	7,138
Prepaid expenses and other current assets	10,724	8,562

Total current assets	185,040	154,628
Property, plant and equipment, net	159,074	152,660
Goodwill	168,930	168,077
Intangible assets, net	63,510	67,174
Research and development credit receivable, net	3,495	3,997
Other assets	1,497	1,298
Deferred income taxes	22,923	1,517

Total assets	$604,469	$549,351

LIABILITIES AND STOCKHOLDERS EQUITY
Current liabilities:
Accounts payable	$26,362	$22,125
Accrued payroll and other benefits	12,491	12,790
Accrued expenses and other liabilities	19,920	17,008
Accrued loan interest (includes related parties of $3,483 in 2017 and $1,620 in 2016)	8,993	5,705
Short-term debt	1,384	1,360
Fees invoiced in advance	67,350	58,098

Total current liabilities	136,500	117,086
Long-term debt, net	412,632	401,545
Long-term debt related parties, net	43,990	40,693
Other liabilities	45,606	26,698
Pension liabilities	56,958	57,056
Long-term deferred tax liabilities	11,430	10,261

Total liabilities	707,116	653,339

Company stockholders deficit
Common stock, $0.01 par value, 20,000,000 shares authorized and 16,957,849 issued and outstanding	170	170
Paid in capital	199,955	199,955
Accumulated deficit	(272,059)	(273,385)
Accumulated other comprehensive loss	(32,068)	(32,029)

Total Company stockholders deficit	(104,002)	(105,289)
Non-controlling interests in subsidiaries	1,355	1,301

Total deficit	(102,647)	(103,988)

Total liabilities and deficit	$604,469	$549,351

See accompanying notes to condensed consolidated financial statements

ENVIGO INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS EQUITY

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2017

DOLLARS IN (000's)

(Unaudited)

	Voting Common Stock
					Accumulated Other Comprehensive Loss
			Paid in Capital	Accumulated Deficit		Non- Controlling Interests
	Shares	Amount					Total
Balance, January 1, 2017	16,958	$170	$199,955	$(273,385)	$(32,029)	$1,301	$(103,988)
Consolidated net income (loss)	—	—	—	1,326	—	(68)	1,258
Other comprehensive (loss) income	—	—	—	—	(39)	122	83

Balance, September 30, 2017	16,958	$170	$199,955	$(272,059)	$(32,068)	$1,355	$(102,647)

See accompanying notes to condensed consolidated financial statements

ENVIGO INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2017 AND 2016

DOLLARS IN (000's)

(Unaudited)

	Nine months ended September 30, 2017	Nine months ended September 30, 2016
Cash flows from operating activities:
Consolidated net income (loss)	$1,258	$(28,537)
Adjustments to reconcile consolidated net income (loss) to net cash provided by operating activities:
Depreciation and amortization	17,155	18,066
Loss on disposal of property, plant and equipment	78	2,145
Non-cash compensation benefit associated with employee stock compensation plans	(2,667)	(3,254)
Foreign exchange (gain) loss on intercompany balances	(11,226)	11,480
Deferred income tax (benefit) expense	(20,552)	2,663
Provision for losses on accounts receivable	(555)	64
Amortization of debt issue and financing costs included in interest expense	10,627	11,747
Capitalization of accrued interest	3,240	2,803
Changes in operating assets and liabilities:
Accounts receivable and unbilled receivables	(2,539)	(10,285)
Prepaid expenses and other current assets	(1,647)	(242)
Inventories	1,390	(2,418)
Research and development credit, net	1,043	3,415
Accounts payable, accrued expenses and other liabilities	24,731	11,805
Accrued loan interest	3,287	5,488
Fees invoiced in advance	5,043	4,792
Defined benefit pension plan liabilities	(4,168)	(13,010)

Net cash provided by operating activities	24,498	16,722

Cash flows from investing activities:
Purchases of property, plant and equipment	(8,191)	(16,098)
Proceeds from sale of assets	99	1,862
Proceeds from casualty insurance	—	1,271
Purchase of minority interests	—	(11)

Net cash used in investing activities	(8,092)	(12,976)

Cash flows from financing activities:
Repayments of short-term borrowings	(54)	(143)
Repayments of long-term borrowings	(1,030)	—

Net cash used in financing activities	(1,084)	(143)

Effect of exchange rate changes on cash and cash equivalents	(580)	(1,810)

Increase in cash and cash equivalents	14,742	1,793
Cash and cash equivalents at beginning of period	41,381	43,969

Cash and cash equivalents at end of period	$56,123	$45,762

Supplementary disclosures:
Interest paid	$17,881	$15,806
Income taxes paid (received)	$2,243	$(516)

See accompanying notes to condensed consolidated financial statements

ENVIGO INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED STATEMENTS

SEPTEMBER 30, 2017 AND DECEMBER 31, 2016

DOLLARS IN (000's)

(Unaudited)

NOTE 1—BASIS OF PRESENTATION

        The accompanying unaudited condensed consolidated financial statements of Envigo International Holdings, Inc. and its subsidiaries (the "Company") have been prepared in accordance with generally accepted accounting principles in the United States of America (GAAP) for interim financial information. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. These unaudited condensed consolidated financial statements should be read in conjunction with the Company's audited consolidated financial statements for the year ended December 31, 2016.

        In the opinion of management, all normal recurring adjustments considered necessary for a fair presentation of our financial position and operating results have been included in the unaudited condensed consolidated financial statements. Operating results for the nine months ended September 30, 2017 are not necessarily indicative of the results that may be expected for the year ending December 31, 2017.

        In August 2017, the Company announced its intention to merge with Avista Healthcare Public Acquisition Corporation ("AHPAC"). The transaction values Envigo at over $900 million, and is expected to close in early 2018.

Newly Issued Accounting Pronouncements

        In March 2017, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") 2017-07, "Compensation—Retirement Benefits (Topic 715): Improving the Presentation of Net Periodic Benefit Cost and Net Periodic Postretirement Benefit Cost" ("ASU 2017-07"). ASU 2017-07 improves the presentation of net periodic pension cost and net periodic postretirement benefit cost. For non-public entities and emerging growth companies, the amendments are effective for fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019. The Company is currently evaluating the effects of adopting ASU 2017-07 on its consolidated financial statements.

        In May 2017, FASB issued ASU 2017-09, "Compensation—Stock Compensation (Topic 718): Scope of Modification Accounting" ("ASU 2017-09"). ASU 2017-09 provides clarity in applying guidance in Topic 718 to a change to the terms or conditions of a share-based payment award. The amendments are effective for annual periods and interim periods within those annual periods, beginning after December 15, 2017. The Company is currently evaluating the effects of adopting ASU 2017-09 on its consolidated financial statements.

        In July 2017, the Financial Accounting Standards Board ("FASB") issued an Accounting Standards Update ("ASU") 2017-11, "Earnings Per Share (Topic 260); Distinguishing Liabilities from Equity (Topic 480); Derivatives and Hedging (Topic 815): (Part I) Accounting for Certain Financial Instruments with Down Round Features, (Part II) Replacement of the Indefinite Deferral for Mandatorily Redeemable Financial Instruments of Certain Nonpublic Entities and Certain Mandatorily Redeemable Non-controlling Interests with a Scope Exception" ("ASU 2017-11"). Part I of ASU 2017-11 addresses the complexity of accounting for certain financial instruments with down round features. Part II of this Update addresses the difficulty of navigating Topic 480, Distinguishing

ENVIGO INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED STATEMENTS (Continued)

SEPTEMBER 30, 2017 AND DECEMBER 31, 2016

DOLLARS IN (000's)

(Unaudited)

NOTE 1—BASIS OF PRESENTATION (Continued)

Liabilities from Equity, because of the existence of extensive pending content in the FASB Accounting Standards Codification. The amendments are effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. The Company is currently evaluating the effects of adopting ASU 2017-11 on its consolidated financial statements.

        Management does not believe that any other recently issued but not yet effective accounting standards if currently adopted would have a material effect on the accompanying consolidated financial statements.

NOTE 2—CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS:

        The Company is party to a number of transactions with related parties including:

  •
  Debt—the Company has borrowings from related parties in the form of loans. As of September 30, 2017, the Company has outstanding loans $46,434 due to related parties, respectively, and recorded interest expense of $5,102 and $4,415 during the nine months ended September 30, 2017 and 2016, respectively. All interest is payment in kind.

  •
  The Company rents certain of its facilities from a significant shareholder. As of September 30, 2017, the Company has recorded rent expense of $264 and $258 for the nine month period ended September 30, 2017 and 2016, respectively.

  •
  The Company purchases medicated diets and bedding from an entity owned by a significant shareholder. Purchases from this entity were $1,674 and $1,777 for the nine months ended September 30, 2017 and 2016, respectively. The Company has a payable of $185 as of September 30, 2017. The Company also sold $126 and $105 of diets to this entity in the nine months ended September 30, 2017 and 2016, respectively.

NOTE 3—DEBT:

        Long-term debt consists of the following:

	September 30, 2017	December 31, 2016
Long-term financing	$487,724	$483,864
Leases—other	14	19
Warrants and discount costs	(19,435)	(27,696)
Financing costs	(10,297)	(12,589)

	458,006	443,598
Less: current portion	(1,384)	(1,360)

Long-term debt, net of current portion	$456,622	$442,238

ENVIGO INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED STATEMENTS (Continued)

SEPTEMBER 30, 2017 AND DECEMBER 31, 2016

DOLLARS IN (000's)

(Unaudited)

NOTE 3—DEBT: (Continued)

Financial instruments not recorded at fair value on a recurring basis

        On a quarterly basis, the Company measures the fair value of its short-term debt and long-term debt carried at amortized cost. The book value of the Company's term loans, which are variable rate loans, carried at amortized cost approximate their fair value based on current market pricing of similar debt.

NOTE 4—INCOME TAXES:

        The effective tax rate ("ETR") for continuing operations was 76.8% for the nine months ended September 30, 2017 and 3.5% for the nine months ended September 30, 2016. The September 30, 2017 effective tax rate of 76.8% is significantly higher than the US statutory tax rate due to the current year Section 956 inclusion for deemed dividends that will be recognized in U.S. taxable income in 2017. The 2017 year to date Section 956 inclusion will result in a U.S. tax liability of $5.7 million, which increased the effective tax rate by 105% in the nine months ended September 30, 2017. The Company also has UK Research and Development ("R & D") tax credits amounting to $2.1 million which reduced the effective tax rate by 46% during the same period.

        As of September 30, 2017, the balance of the reserve for uncertain tax positions was $36,301 which is recorded in Other liabilities on the consolidated balance sheet.

        Of the total balance, $14,303 relates to positions taken on historical tax returns related to the Company's treatment of deemed dividends under Section 956. The positions relate to U.S. federal income taxes as a result of certain provisions contained in the Company's third-party loan agreements, where certain foreign corporations serve as guarantors of the debt or as issuers of pledged stock in case of default of a loan to a third-party. The Company believes, based on its analysis, that the provision represents the actual amount of tax that the Company may be required to pay to the Internal Revenue Service ("IRS") in respect of the potential deemed dividends and other adjustments for all periods ending on or before September, 2017 not taking into account any potential penalties, but including interest. However, the Company has several defenses available to mitigate its tax liability and intends to assert those defenses vigorously.

        In the nine months ended September 30, 2017, certain U.S. subsidiaries conducted a review of intercompany balances and determined that a partial write-down should be made, by recording a specific reserve to the extent that those balances are considered uncollectable. The Company has taken a deduction for those specific reserves, but as the allowability of this as an ordinary loss has not yet been determined through the tax filing, the Company has recorded a FASB Interpretation No. 48 ("FIN 48") reserve of $21,280.

ENVIGO INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED STATEMENTS (Continued)

SEPTEMBER 30, 2017 AND DECEMBER 31, 2016

DOLLARS IN (000's)

(Unaudited)

NOTE 5—CONTINGENCIES:

        The Company is party to certain legal actions arising out of the normal course of its business. In management's opinion, none of these actions will have a material effect on the Company's operations, financial condition or liquidity. No form of proceedings has been brought, instigated or is known to be contemplated against the Company by any government agency.

NOTE 6—EMPLOYEE BENEFITS:

Stock Appreciation Rights

        The Company has previously granted stock appreciation rights ("SARs") in the Company. Upon exercise, each SAR entitles the holder to receive an amount in cash equal to the difference between the notional fair market value of one share in the Company on the exercise date and the notional fair market value of one share in the Company on the grant date.

        For the nine months ended September 30, 2017, a total of 101,623 SARs were exercised. No SARs were exercised in the nine months ended September 30, 2016.

        The compensation expense associated with the SARs is recorded in the following financial line items:

	Nine months ended September 30, 2017	Nine months ended September 30, 2016
Services cost of sales	$(1,113)	$(575)
Selling, general and administrative expense	(1,533)	(2,679)

	$(2,646)	$(3,254)

        The Company has recorded a liability of $11,338 and $14,005 as of September 30, 2017 and December 31, 2016, respectively, reflected within Other liabilities.

Defined Benefit Plan

        The following table provides the components of net periodic benefit cost for the Company's defined benefit plans for the nine months ended September 30, 2017 and September 30, 2016:

	Nine months ended September 30, 2017	Nine months ended September 30, 2016
Components of net periodic benefit cost:
Service cost/(income)	$231	$(224)
Interest cost	4,569	5,821
Expected return on assets	(5,859)	(6,435)
Curtailments/settlements	—	144
Amortization of net loss	3,264	2,566

Net periodic benefit cost	$2,205	$1,872

ENVIGO INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED STATEMENTS (Continued)

SEPTEMBER 30, 2017 AND DECEMBER 31, 2016

DOLLARS IN (000's)

(Unaudited)

NOTE 7—DISCONTINUED OPERATIONS

        The CRS operations in Switzerland are classified as discontinued operations in the condensed consolidated statements of operations. These activities ceased in the year ended December 31, 2016.

        The discontinued operations of CRS operations in Switzerland are summarized below:

Nine months ended September 30, 2016
Net revenues	$38
Cost of sales	(1,892)

Gross loss	(1,854)
Selling, general and administrative expenses	(547)
Other operating income (expense)	(1,409)

Operating loss	(3,810)

Loss from discontinued operations, net of income tax	$(3,810)

        There was no activity pertaining to discontinued CRS operations in Switzerland in the nine months ended September 30, 2017.

NOTE 8—OPERATING SEGMENTS:

        The Company determines operating segments based on how its chief operating decision makers manages the business, including making operating decisions, deciding how to allocate resources and evaluating operating performance.

        The Company has two reportable operating segments consisting of Contract Research Services ("CRS") and Research Models and Services ("RMS"). CRS consists of sales of a wide variety of testing services to support customers in product development and registration in the biopharmaceutical, crop protection and chemical industries. The RMS segment consists of sales of research models, research model services, diets and bedding, and other related services. The Company uses operating income excluding amortization and other operating expense to make resource allocation decisions and assess the ongoing performance of the Company's business segments. Amortization, other operating expense, interest income, interest expense and income taxes are excluded from the segment profitability metric as they are not considered in the performance evaluation by the Company's chief operating decision-makers.

        There are certain items that are maintained at Corporate and are not allocated to a segment. The corporate costs consist of executive compensation, executive benefit programs, corporate finance, legal and human resource personnel, certain IT expenditures and professional fees.

        The table below has been amended to correct immaterial adjustments to the Depreciation disclosed in relation to each of the segments. The impact to the Consolidated Financial Statements is considered immaterial to the financial statements as a whole and there have been no changes to the Consolidated Statements of Operations and Balance Sheets.

ENVIGO INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED STATEMENTS (Continued)

SEPTEMBER 30, 2017 AND DECEMBER 31, 2016

DOLLARS IN (000's)

(Unaudited)

NOTE 8—OPERATING SEGMENTS: (Continued)

        Asset information on an operating segment basis is not disclosed as this information is not separately identified nor internally reported to the Company's chief operating decision makers.

        Operating segment information is as follows:

Nine months ended September 30, 2017	CRS	RMS	Corporate	Total
Net revenues	$181,162	$122,488	$—	$303,650
Operating income (expense) before other operating expense and amortization	$48,307	$17,438	$(26,319)	$39,426
Depreciation	6,164	3,866	944	10,974

Nine months ended September 30, 2016	CRS	RMS	Corporate	Total
Net revenues	$195,220	$125,813	$—	$321,033
Operating income (expense) before other operating expense and amortization	$46,786	$16,222	$(26,859)	$36,149
Depreciation	6,736	4,021	826	11,583

NOTE 9—ACCUMULATED OTHER COMPREHENSIVE LOSS:

	Pension	Cumulative translation adjustment	Total
As of January 1, 2017	$26,376	$5,653	$32,029
Other comprehensive loss	—	39	39

As of September 30, 2017	$26,376	$5,692	$32,068

NOTE 10—SUBSEQUENT EVENTS:

        Subsequent events are defined as those events or transactions that occur after the balance sheet date, but before the financial statements are issued or available to be issued. The Company completed an evaluation of the impact of any subsequent events through November 22, 2017, the date at which the financial statements were available to be issued.

        On October 31, 2017, the Company completed the sale of its dog breeding business for total consideration of $8 million. The business had operations in the UK and France. Revenue from the business was less than $5 million for the year ended December 31, 2016 and the nine months ended September 30, 2017, respectively.

Report of Independent Registered Public Accounting Firm

The Board of Directors
Envigo International Holdings, Inc.:

        We have audited the accompanying consolidated balance sheets of Envigo International Holdings, Inc. and subsidiaries as of December 31, 2016 and 2015, and the related consolidated statements of operations, comprehensive loss, stockholders' equity, and cash flows for each of the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Envigo International Holdings, Inc. and subsidiaries as of December 31, 2016 and 2015, and the results of their operations and their cash flows for each of the years then ended, in conformity with U.S. generally accepted accounting principles.

                      (signed) KPMG LLP

Indianapolis, Indiana
November 22, 2017

ENVIGO INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015
DOLLARS IN (000's)

	Year ended December 31, 2016	Year ended December 31, 2015
Net service revenue	$252,504	$260,463
Net product revenue	162,925	169,051

Total net revenues	415,429	429,514
Service cost of sales	(157,012)	(173,380)
Product cost of sales	(123,187)	(135,125)
Selling, general and administrative expenses	(88,282)	(97,449)
Amortization of intangible assets	(7,755)	(8,591)
Other operating expense	(6,866)	(11,357)

Operating income	32,327	3,612
Interest expense, net	(41,360)	(39,949)
Interest expense, related parties	(6,035)	(5,223)
Loss on extinguishment of debt	(3,002)	—
Goodwill impairment loss	(678)	—
Foreign exchange loss	(20,524)	(11,709)
Other (expense) income	(2,815)	1,255

Loss from continuing operations, before income taxes	(42,087)	(52,014)
Income tax benefit	3,902	(1,706)

Loss from continuing operations	(38,185)	(53,720)
Loss from discontinued operations, net of tax	(1,449)	(13,954)

Consolidated net loss	(39,634)	(67,674)
Net income (loss) attributable to non-controlling interests	208	(185)

Net loss attributable to the stockholders	$(39,426)	$(67,859)

See accompanying notes to consolidated financial statements

ENVIGO INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

DOLLARS IN (000's)

	Year ended December 31, 2016	Year ended December 31, 2015
Consolidated net loss	$(39,634)	$(67,674)
Other comprehensive loss, net of tax
Foreign currency translation gain	2,404	808
Defined benefit plans:
Actuarial gain (loss) on plan assets	7,067	(10,365)
Actuarial loss on benefit obligations	(31,991)	(3,466)
Amortization of actuarial losses and prior service costs included in net periodic benefit cost	4,448	1,607
Gain on settlement	4,343	5,540

Other comprehensive loss, net of tax	(13,729)	(5,876)

Consolidated comprehensive loss	(53,363)	(73,550)
Comprehensive gain (loss) attributable to non-controlling interests	191	(187)

Comprehensive loss attributable to the stockholders	$(53,172)	$(73,737)

See accompanying notes to consolidated financial statements

ENVIGO INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2016 AND 2015

DOLLARS IN (000's)

	2016	2015
ASSETS
Current assets:
Cash and cash equivalents	$41,381	$43,969
Accounts receivable (net of doubtful debt provision of $1,938 in 2016 and $1,632 in 2015)	51,642	56,535
Unbilled receivables	31,247	29,594
Inventories, net	14,658	14,129
Research and development credit receivable, net	7,138	8,895
Prepaid expenses and other current assets	8,562	8,967
Current assets of discontinued operations	—	5,360

Total current assets	154,628	167,449
Property, plant and equipment, net	152,660	175,457
Goodwill	168,077	169,618
Intangible assets, net	67,174	75,989
Research and development credit receivable, net	3,997	3,685
Other assets	1,298	1,569
Deferred income taxes	1,517	836
Non-current assets of discontinued operations	—	1,761

Total assets	$549,351	$596,364

LIABILITIES AND STOCKHOLDERS EQUITY
Current liabilities:
Accounts payable	$22,125	$29,965
Accrued payroll and other benefits	12,790	11,651
Accrued expenses and other liabilities	17,008	19,076
Accrued loan interest (includes related parties of $1,620 in 2016 and $1,402 in 2015)	5,705	6,801
Short-term debt	1,360	194
Fees invoiced in advance	58,098	49,296
Current liabilities of discontinued operations	—	7,632

Total current liabilities	117,086	124,615
Long-term debt, net	401,545	384,461
Long-term debt related parties, net	40,693	36,063
Other liabilities	26,698	32,895
Pension liabilities	57,056	53,231
Long-term deferred tax liabilities	10,261	14,003
Long-term liabilities of discontinued operations	—	1,728

Total liabilities	653,339	646,996

Company stockholders deficit
Common stock, $0.01 par value, 20,000,000 shares authorized; 16,957,850 issued and outstanding as of December 31, 2016 and 16,294,094 issued and outstanding as of December 31, 2015.	170	163
Paid in capital	199,955	199,955
Accumulated deficit	(273,385)	(233,959)
Accumulated other comprehensive loss	(32,029)	(18,283)

Total Company stockholders deficit	(105,289)	(52,124)
Non-controlling interests in subsidiaries	1,301	1,492

Total deficit	(103,988)	(50,632)

Total liabilities and deficit	$549,351	$596,364

See accompanying notes to consolidated financial statements

ENVIGO INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

DOLLARS IN (000's)

	Voting Common Stock
					Accumulated Other Comprehensive (Loss)/Income
			Paid in Capital	Accumulated Deficit		Non-Controlling Interests
	Shares	Amount					Total
Balance, January 1, 2015	15,385,003	$154	$175,254	$(166,100)	$(12,405)	$1,305	$(1,792)
Issuance of equity	909,091	9	24,701	—	—	—	24,710
Consolidated net loss	—	—	—	(67,859)	—	185	(67,674)
Other comprehensive loss	—	—	—	—	(5,878)	2	(5,876)

Balance, December 31, 2015	16,294,094	163	199,955	(233,959)	(18,283)	1,492	(50,632)
Exercise of warrants	663,756	7	—	—	—	—	7
Consolidated net loss	—	—	—	(39,426)	—	(208)	(39,634)
Other comprehensive loss	—	—	—	—	(13,746)	17	(13,729)

Balance, December 31, 2016	16,957,850	$170	$199,955	$(273,385)	$(32,029)	$1,301	$(103,988)

See accompanying notes to consolidated financial statements

ENVIGO INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

DOLLARS IN (000's)

	Year ended December 31, 2016	Year ended December 31, 2015
Cash flows from operating activities:
Consolidated net loss	$(39,634)	$(67,674)
Adjustments to reconcile consolidated net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	23,045	29,269
Loss on disposal of property, plant and equipment	5,653	1,605
Goodwill impairment loss	678	—
Non-cash compensation expense associated with employee stock compensation plans	(4,503)	8,597
Gain on pension settlements	(460)	(1,814)
Gain on casualty insurance	(2,376)	—
Foreign exchange loss on intercompany balances	20,524	10,837
Deferred income tax benefit	(891)	(1,895)
Provision for losses on accounts receivable	306	306
Loss on extinguishment of debt	1,778	—
Amortization of debt issue and financing costs included in interest expense	15,302	14,570
Capitalization of accrued interest	5,817	5,033
Changes in assets and liabilities:
Accounts receivable and unbilled receivables	5,163	354
Prepaid expenses and other current assets	427	(3,640)
Inventories	(1,549)	(110)
Research and development credit, net	(669)	(4,276)
Accounts payable, accrued expenses and other liabilities	(8,341)	(4,425)
Accrued loan interest	(1,096)	291
Fees invoiced in advance	2,464	94
Defined benefit pension plan liabilities	(8,035)	(5,914)

Net cash provided by (used in) operating activities	13,603	(18,792)

Cash flows from investing activities:
Purchase of property, plant and equipment	(19,458)	(16,118)
Proceeds from sale of property, plant and equipment	1,864	4,028
Proceeds from casualty insurance	2,376	1,612
Proceeds from sale of business	2,237	—
Purchase of minority interests	(11)	—

Net cash used in investing activities	(12,992)	(10,478)

Cash flows from financing activities:
Issuance of equity, net	7	24,710
Proceeds from long-term borrowings, net of discount	127,159	—
Repayments of long-term borrowings	(120,000)	—
Repayment of short-term borrowings	(186)	(10,289)
Financing fees	(7,029)	—

Net cash (used in) provided by financing activities	(49)	14,421

Effect of exchange rate changes on cash and cash equivalents	(3,150)	(2,144)

(Decrease) in cash and cash equivalents	(2,588)	(16,993)
Cash and cash equivalents at beginning of year	43,969	60,962

Cash and cash equivalents at end of year	$41,381	$43,969

Supplementary disclosures:
Interest paid	$27,531	$25,487
Income taxes (received) paid	$(393)	$3,384

See accompanying notes to consolidated financial statements

ENVIGO INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED STATEMENTS

DECEMBER 31, 2016 AND 2015

DOLLARS IN (000's)

NOTE 1—THE COMPANY AND ITS OPERATIONS:

        Envigo International Holdings, Inc. ("Parent" or "Holdings") was incorporated in the State of Delaware on June 30, 2009. The Company, together with its subsidiaries (the "Company"), is a global contract research organization, providing laboratory-based, non-clinical testing services for biological safety evaluation research to the biopharmaceutical, crop protection and chemical industries. The purpose of this safety evaluation is to identify risks to humans, animals or the environment resulting from the use or manufacture of a wide range of compounds which are essential components of the Company's customers' products. The customers are required to perform the safety evaluations offered by the Company because safety testing is mandated by governments around the world before products can be brought to market. The Company also provides research models and services and laboratory animal diets and bedding.

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Basis of Presentation

        The consolidated financial statements include the accounts of Holdings and its subsidiaries in which Holdings holds a controlling interest, and are prepared in conformity with accounting principles generally accepted in the United States of America ("GAAP").

        The Company accounts for non-controlling interests in accordance with Accounting Standard Codification ("ASC") 810, "Consolidation" ("ASC 810"). ASC 810 requires companies with non-controlling interests to disclose such interests clearly as a portion of equity but separate from the Parent's equity. The non-controlling interests' portion of net income/loss is presented on the consolidated statement of operations.

        All intercompany accounts and transactions have been eliminated in the consolidated financial statements.

Foreign Currencies

        Transactions in currencies other than the functional currency of each entity are recorded at the rates of exchange at the date of the transaction. Assets and liabilities in currencies other than the functional currency are translated at the rates of exchange at the balance sheet date and the related transaction gains and losses are reported in the consolidated statements of operations, as other income (expense). The Company records gains and losses from re-measuring intercompany loans as a component of other income (expense).

        Upon consolidation, the results of operations of subsidiaries whose functional currency is other than the US dollar are translated into US dollars at the average exchange rate, assets and liabilities are translated at year-end exchange rates, capital accounts are translated at historical exchange rates, and retained earnings are translated at the weighted average of historical rates. Translation adjustments are excluded from the determination of net income and are recorded as a separate component of equity within accumulated other comprehensive loss in the consolidated financial statements.

ENVIGO INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED STATEMENTS (Continued)

DECEMBER 31, 2016 AND 2015

DOLLARS IN (000's)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (Continued)

Use of Estimates

        The preparation of consolidated financial statements in conformity with GAAP requires the Company to make estimates and judgements that may affect the reported amounts of assets, liabilities, revenues, and expenses, and related disclosures of contingent assets and liabilities. These include management estimates in the calculation and timing of revenue recognition, pension liabilities, deferred tax assets and liabilities and the related valuation allowance. Although estimates are based upon management's best estimate using historical experience, current events, and actions, actual results could differ from those estimates. Changes in estimates are reflected in reported results in the period in which they become known.

Revenue Recognition

Net Service Revenues

        Net service revenues are earned under contractual arrangements, which generally range in duration from a few days to three years. Net revenue from these contracts is generally recognized over the term of the contracts as services are rendered using the proportional performance method of accounting. Revenue is recognized under these arrangements based on the ratio of outputs or performance obligations completed to the total contractual outputs or performance obligations to be provided. Contracts may contain provisions for re-negotiation in the event of cost overruns due to changes in the level of work scope.

        Renegotiated amounts are included in net revenue when earned and realization is assured. Most service contracts may be terminated for a variety of reasons by the Company's customers either immediately or upon notice at a future date. The contracts generally require payments to the Company to recover costs incurred, including costs to wind down the study, and payment of fees earned to date, and in some cases to provide the Company with a portion of the fees or income that would have been earned under the contract had the contract not been terminated early.

        Unbilled receivables are recorded for net service revenue recognized to date that is currently not billable to the customer pursuant to contractual terms. In general, amounts become billable upon the achievement of certain aspects of the contract or in accordance with predetermined payment schedules. Unbilled receivables are billable to customers within one year from the respective balance sheet date. Fees in advance are recorded for amounts billed to customers for whom net revenue has not been recognized at the balance sheet date (such as upfront payments upon contract authorization, but prior to the actual commencement of the study).

Net Product Revenues

        The Company recognizes revenue in relation to its products, which include research models, research model diets, bedding and biomedical products, when title and risk have been transferred, which usually occurs at the time of delivery to the customer. Product sales are recorded net of discounts to customers.

ENVIGO INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED STATEMENTS (Continued)

DECEMBER 31, 2016 AND 2015

DOLLARS IN (000's)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (Continued)

        The Company accounts for shipping and handling costs billed to the customer as revenue. Shipping and handling costs incurred are recorded in cost of sales. The Company accounts for the sale of containers used to ship products as revenue. Costs related to containers are recorded in cost of sales.

Accounts Receivables and Allowance for Uncollectible Accounts

        The Company records accounts receivables net of an allowance for doubtful accounts. The Company establishes an allowance for uncollectible accounts which it believes is adequate to cover anticipated losses on the collection of all outstanding trade receivables, which is based on historical information, a review of customer accounts and related receivables, and management's assessment of current economic conditions. The Company reassesses the allowance for uncollectible accounts at the end of each quarter. Provisions to the allowance for doubtful accounts were $695 in 2016 and $688 in 2015. Net recoveries and write-offs of provisions against the allowance for doubtful accounts were $389 in 2016 and $382 in 2015.

Inventories

        Inventories consist primarily of research models stock, biomedical products diets and bedding, and are stated at the lower of cost or market value using the average costing methodology. The determination of market value is assessed using the selling price of the products. Provisions are recorded to reduce the carrying value of inventory determined to be unsalable. Materials and supplies inventories are valued on a FIFO (first-in, first out) method at the lower of cost or market value.

Income Taxes

        The Company recognizes deferred tax assets and liabilities for estimated future tax consequences of events attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted rates in effect for the year in which the differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of changes in tax rates is recognized in the statement of operations in the period in which the enactment rate changes. Deferred tax assets and liabilities are reduced through the establishment of a valuation allowance at such time if, based on available evidence, it is more likely than not the deferred tax assets will not be realized.

        The Company accounts for uncertainties in income taxes using a "more-likely-than-not" threshold for recognizing and resolving uncertain tax positions. The Company evaluates uncertain tax positions on a quarterly basis. The Company also accrues for potential interest and penalties related to unrecognized tax benefits in income tax expense.

Cash and Cash Equivalents

        Cash and cash equivalents include all highly liquid investments with original maturities of three months or less and consist primarily of amounts invested in money market funds and bank deposits.

ENVIGO INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED STATEMENTS (Continued)

DECEMBER 31, 2016 AND 2015

DOLLARS IN (000's)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (Continued)

Fair Value Measurements

        Fair value is the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining fair value, the Company considers the principal or most advantageous market in which the Company would transact, and the assumptions that market participants would use when pricing the asset or liability.

        The Company's financial assets are measured and recorded at cost. The Company's liabilities are measured and recorded at cost or amortized cost.

        The Company utilizes the three-level valuation hierarchy for the recognition and disclosure of fair value measurements. The categorization of assets and liabilities within this hierarchy is based upon the lowest level of input that is significant to the measurement of fair value. The three levels of hierarchy consist of the following:

  •
  Level 1—Inputs to the valuation methodology are unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.

  •
  Level 2—Inputs to the valuation methodology are quoted prices for similar assets and liabilities in active markets, quoted prices in markets that are not active or inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the instrument.

  •
  Level 3—Inputs to the valuation methodology are unobservable inputs based upon management's best estimate of inputs market participants could use in pricing the asset or liability at the measurement date, including assumptions about risk.

Concentration of Risk

        The Company maintains cash and cash equivalents with various financial institutions. These financial institutions are located primarily in the US, UK, and Switzerland, and the Company's policy is designed to limit exposure with any one institution. Balances in these accounts, at times, may be in excess of insured limits. At December 31, 2016 and 2015, the Company had uninsured balances of $32,598 and $39,875, respectively. The Company has not experienced any losses in such accounts.

        Financial instruments that also potentially subject the Company to concentrations of credit risk consist primarily of trade receivables from customers in the biopharmaceutical, chemical, academic, and governmental sectors. The Company believes its exposure to credit risk is minimal, as the customers are predominantly well established and viable. Additionally, the Company maintains allowances for potential credit losses. The Company's exposure to credit loss in the event that payment is not received for revenue recognized equals the outstanding accounts receivable and unbilled receivables less fees invoiced in advance.

        The Company has a wide range of customers and suppliers and therefore, believes its concentration risk to any one customer or supplier is minimal. In the years ended December 31, 2016 and 2015 no customer accounted for greater than 10% of sales and no supplier accounted for more than 10% of purchases of goods and services.

ENVIGO INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED STATEMENTS (Continued)

DECEMBER 31, 2016 AND 2015

DOLLARS IN (000's)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (Continued)

        An analysis of the Company's net revenues from continuing operations and total assets are included in the notes to the consolidated financial statements (see Note 19—Operating Segments).

Property, Plant and Equipment

        Property, plant and equipment are stated at cost and depreciated over the estimated useful lives on a straight-line basis. Estimated useful lives of respective assets are as follows:

Asset	Estimated Useful Lives
Land	Indefinite
Land improvements	5 - 13 years
Freehold buildings	10 - 45 years
Plant and equipment	3 - 25 years
Vehicles	3 - 5 years
Computers and software	3 - 5 years
Large animal breeding stock	5 years

        Leasehold buildings and improvements are depreciated over the lesser of its estimated useful life or remaining lease term. Repairs and maintenance expenses on these assets arising from the normal course of business are expensed in the period incurred.

Goodwill

        Goodwill represents difference between the purchase price and the fair value of net tangible and identifiable net intangible assets acquired in business combinations when accounted for using the purchase method of accounting.

        Goodwill is not amortized, but is tested for impairment at the reporting unit level on an annual basis. Where a reporting unit had a positive carrying value, the Company performed the quantitative impairment test by comparing, at the reporting unit level, the carrying value of the reporting unit to its fair value. Where a reporting unit had a negative carrying value, the Company performed a qualitative impairment test. The Company assesses fair value based upon its estimate of the present value of the future cash flows that it expects to be generated by the reporting unit. The Company recorded an impairment of goodwill amounting to $678 and $0 for the years ended December 31, 2016 and 2015, respectively.

ENVIGO INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED STATEMENTS (Continued)

DECEMBER 31, 2016 AND 2015

DOLLARS IN (000's)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (Continued)

Long-Lived and Intangible Assets

        Long-lived and intangible assets are stated at cost or fair value acquired and amortized over their estimated useful lives on a straight-line basis. Estimated useful lives are as follows:

Asset	Estimated Useful Lives
Customer contracts	2 - 20 years
Customer relationships	11 - 20 years
Trade name	2 years
Intellectual property—animal strains	30 years

        Long-lived and intangible assets subject to amortization, to be held and used, are reviewed for impairment whenever events or changes in circumstances indicate that the related carrying amount may be impaired. The Company records an impairment loss if the undiscounted future cash flows are found to be less than the carrying amount of the asset group. If an impairment loss has occurred, a charge is recorded to reduce the carrying amount of the asset to fair value. Long-lived and intangible assets subject to amortization to be disposed of are reported at the lower of carrying amount or fair value less cost to sell. No events or changes in circumstances have occurred that caused an evaluation of the recoverability of long-lived and intangible assets subject to amortization at December 31, 2016 and 2015.

        As of December 31, 2016 and 2015, there were no intangible assets with indefinite useful lives.

Leased Assets

        Assets held under the terms of capital leases are included in property and equipment and are depreciated on a straight-line basis over the lesser of the useful life of the asset or the term of the lease. Obligations for future lease payments under capital leases, less attributable finance charges, are shown within liabilities and are presented between current and long-term.

        Operating leases are expensed on a straight-line basis over the lease term, and the Company records the difference between amounts charged to operations and amounts paid within accrued expenses.

Pension Costs

        The Company has a number of defined contribution plans, as well as three defined benefit plans, of which two are in UK subsidiaries and one in Switzerland.

        The projected benefit obligations and funded position of the defined benefit plans are estimated by actuaries and the Company recognizes the funded status of its defined benefit plan on its consolidated balance sheet and recognizes gains, losses and prior service costs or credits that arise during the period that are not recognized as components of net periodic benefit cost as a component of accumulated other comprehensive income (loss), net of tax. The Company measures plan assets and obligations as of the date of the Company's year-end consolidated balance sheet making assumptions to anticipate future events.

ENVIGO INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED STATEMENTS (Continued)

DECEMBER 31, 2016 AND 2015

DOLLARS IN (000's)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (Continued)

        Additional information about certain effects on net periodic benefit cost for the next fiscal year that arise from delayed recognition of the gains or losses, prior service costs or credits, and transition assets or obligations are disclosed in the notes to the consolidated financial statements (see Note 17—Employee Benefits).

Advertising Costs

        Advertising costs are expensed as incurred. Advertising expense for the years ended December 31, 2016 and 2015 was $580 and $334, respectively.

Debt, Issuance Costs and Stock Warrants

        Debt issued with stock warrants are recorded at their pro-rata fair values in relation to the proceeds received with the portion allocable to the warrants accounted for as a debt discount and paid-in-capital. Fees incurred related to the issuance of debt are recorded as deferred financing costs and are amortized to interest expense using the effective interest method over the term of the loans.

        Costs charged by the lender, including the pro-rata fair value relating to issuance of stock warrants to the lender, are netted against the related debt and are amortized to interest expense using the effective interest method over the term of the debt. As of December 31, 2016 and 2015, financing costs, other than costs charged directly by the lender, are reported on the consolidated balance sheet and are netted against the related debt and are also amortized to interest expense using the effective interest method over the term of the debt.

Comprehensive Loss

        Comprehensive loss for the years presented is comprised of consolidated net loss plus the change in the cumulative translation adjustment equity account and the adjustments, net of tax, for the current year actuarial gains (losses) and prior service costs in connection with the Company's defined benefit plans.

NOTE 3—RECENT ACCOUNTING PRONOUNCEMENTS:

        In May 2014, the FASB issued ASU No. 2014-09, "Revenue from Contracts with Customers" ("ASU 2014-09"). The amendments in ASU 2014-09 affect any entity that either enters into contracts with customers to transfer goods or services or enters into contracts for the transfer of nonfinancial assets unless those contracts are within the scope of other standards (e.g., insurance contracts or lease contracts). This ASU will supersede the revenue recognition requirements in Accounting Standards Codification, "Revenue Recognition" ("ASC 605") and most industry-specific guidance and creates ASC 606, "Revenue from Contracts with Customers." The language included in this ASU was further updated in March 2016, when the FASB issued ASU 2016-08, which clarifies the language used in principal versus agent considerations. In August 2015, the FASB also issued ASU 2015-14, "Revenue from Contracts with Customers" ("ASU 2015-14"). This update defers the effective date of ASU 2014-09 for all entities by one year. For non-public entities and Emerging Growth Companies, the standard is effective for annual reporting periods beginning after December 15, 2018, and interim

ENVIGO INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED STATEMENTS (Continued)

DECEMBER 31, 2016 AND 2015

DOLLARS IN (000's)

NOTE 3—RECENT ACCOUNTING PRONOUNCEMENTS: (Continued)

periods within those annual periods beginning after December 15, 2019. A non-public entity or Emerging Growth Company may elect to adopt ASU 2014-09 earlier as defined in ASU 2015-14. The FASB further issued ASU 2016-10 to clarify the aspects of identifying performance obligations and the licensing implementation guidance and ASU 2016-12 which provides narrow-scope improvements and practical expedients. Both amendments have the same effective date and transition requirements as ASU 2015-14. The Company has not yet selected a transition method. The Company established a project team to evaluate the impact of the adoption of the new Standard and has completed its preliminary analysis to assess its contractual relationships and identify differences to the current revenue recognition policy. The Company also plans to review and update systems, processes and controls to support the recognition and disclosure requirements of the new Standard.

        While the Company is continuing to assess the potential impacts of the new Standard, the Company believes that it could have most impact on the recognition of CRS net revenues in relation to services performed over time under contractual arrangements. Due to the complexity of certain of our contracts, the timing of revenue recognition under the new Standard may differ, but the preliminary analysis has indicated that the adoption of ASC 605 will not have a material effect on the Company's consolidated financial statements.

        In February 2016, the FASB issued ASU 2016-02, "Leases (Topic 842)" ("ASU 2016-02"). ASU 2016-02 requires an entity to recognize right-of-use assets and lease liabilities on its balance sheet and disclose key information about leasing arrangements. ASU 2016-02 offers specific accounting guidance for a lessee, a lessor and sale and leaseback transactions. Lessees and lessors are required to disclose qualitative and quantitative information about leasing arrangements to enable a user of the financial statements to assess the amount, timing and uncertainty of cash flows arising from leases. This guidance is effective for annual reporting periods beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020, and requires a modified retrospective adoption, with early adoption permitted. The Company is currently evaluating the effects of adopting ASU 2016-02 on its consolidated financial statements, but expects that it will result in a significant increase in the assets and liabilities recorded on the consolidated balance sheet.

        In March 2016, the FASB issued ASU 2016-09, "Compensation—Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting" ("ASU 2016-09"). The amendments in ASU 2016-09 simplify several aspects of the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. ASU 2016-09 is effective for annual periods beginning after December 15, 2017, and interim periods within annual periods beginning after December 15, 2018. Early adoption is permitted. The Company is currently evaluating the effects of adopting ASU 2016-09 on its consolidated financial statements.

        In October 2016, the FASB issued ASU 2016-16, "Income Taxes (Topic 740): Intra-Entity Transfers of Assets Other Than Inventory." The Board issued this ASU to improve the accounting for the income tax consequences of intra-entity transfers of assets other than inventory. Current GAAP prohibits the recognition of current and deferred income taxes for an intra-entity asset transfer until the asset has been sold to an outside party. The Board decided that an entity should recognize the

ENVIGO INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED STATEMENTS (Continued)

DECEMBER 31, 2016 AND 2015

DOLLARS IN (000's)

NOTE 3—RECENT ACCOUNTING PRONOUNCEMENTS: (Continued)

income tax consequences of an intra-entity transfer of an asset other than inventory when the transfer occurs. For non-public entities and Emerging Growth Companies, the amendments are effective for fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019. Early adoption is permitted. The Company anticipates that the adoption of ASU 2016-16 will not have a material effect on the Company's consolidated financial statements.

        In March 2017, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") 2017-07, "Compensation—Retirement Benefits (Topic 715): Improving the Presentation of Net Periodic Benefit Cost and Net Periodic Postretirement Benefit Cost" ("ASU 2017-07"). ASU 2017-07 improves the presentation of net periodic pension cost and net periodic postretirement benefit cost. For non-public entities, the amendments are effective for fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019. The Company is currently evaluating the effects of adopting ASU 2017-07 on its consolidated financial statements.

        In May 2017, the FASB issued ASU 2017-09, "Compensation—Stock Compensation (Topic 718): Scope of Modification Accounting", which provides clarity on the accounting for modifications of stock-based awards. This standard provides guidance that clarifies when changes to the terms or conditions of a share-based payment award require the application of modification accounting under ASC 718. This new guidance will allow for certain changes to be made to awards without accounting for them as modifications. For non-public entities and Emerging Growth Companies, the amendments are effective for fiscal years, including interim periods within those fiscal years, beginning after December 15, 2017. The standard is required to be applied prospectively to awards modified on or after the adoption date. The Company is currently evaluating the effects of adopting ASU 2017-09 on its consolidated financial statements.

        Management does not believe that any other recently issued but not yet effective accounting standards if currently adopted would have a material effect on the accompanying consolidated financial statements.

NOTE 4—CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS:

        The Company and its subsidiaries are parties to a number of transactions with related parties.

Financing

        The Company has an outstanding loan of $43,194 from related parties (including individuals and/or entities who are stockholders of the Company). The loan matures on November 7, 2022, and is payable in full on this date. This debt bears interest at a rate of 15% per annum, payable semi-annually in arrears. The Company recorded interest expense of $6,035 and $5,223 for the years ended December 31, 2016 and 2015, respectively. All of the interest payable on each interest payment date is capitalized and added to the principal amount of the loan. A total of $20,805 and $14,988 of interest arising on the loan was capitalized as of December 31, 2016 and 2015, respectively. See Note 11 for further description of the loan.

ENVIGO INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED STATEMENTS (Continued)

DECEMBER 31, 2016 AND 2015

DOLLARS IN (000's)

NOTE 4—CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS: (Continued)

Management Agreement

        The Company is party to a management agreement (the "Management Agreement") with certain of its indirect shareholders (the "Providers"), under which the Providers are obligated to: (a) provide general monitoring and management services; (b) identify, support, negotiate and analyze acquisitions and dispositions by the Company or its subsidiaries; (c) support, negotiate and analyze financing alternatives including in connection with acquisitions, capital expenditures, refinancing of existing indebtedness and equity issuances; (d) monitor finance functions, including assisting with the preparation of financial projections and compliance with financing agreements; (e) identify and develop growth strategies; and (f) other monitoring services that the Providers and the Company agree upon. In consideration for the above mentioned services, the Providers are entitled to compensation in the aggregate amount of $2,250 per annum, plus expenses. In addition the Providers are entitled to fees and expenses relating to various financing transactions, which amounted to $1,314 in 2016 and $0 in 2015.

        The Management Agreement remains in full force and effect so long as Baker, Jermyn Street and Savanna (the "Providers") and their respective affiliates collectively own at least 20% of the voting membership or other equity interests in the Company; provided that (i) the Management Agreement terminates upon the sale of all or substantially all of the Company's assets, and (ii) the Providers may terminate the agreement upon 30 days' notice to the Company. Under the Management Agreement, the Company indemnifies the Providers against all claims, liabilities, losses, damages and expenses as a result of any action, suit, proceeding or demand against the Providers by a third party, other than those resulting from the gross negligence or willful misconduct of the Providers.

Other

        On April 29, 2014, Hal Harlan, a founder and significant equity holder in Harlan Laboratories Holding Corp. ("Harlan"), which was acquired by the Company in April 2014, and an equity holder in the Company, became a director of the Company. Harlan had entered into lease agreements with entities owned by Hal Harlan at certain of its research model facilities under which the Company paid rent of $345 in 2016 and $337 in 2015. Hal Harlan receives annual fees of $250 for his services as a director.

        The Company purchases medicated diets and bedding from an entity owned by Hal Harlan. Purchases from this entity were $2,383 and $2,601 during the years ended December 31, 2016 and 2015, respectively. The Company also sold $157 and $173 of diets to this entity during the years ended December 31, 2016 and 2015, respectively. The Company has a payable of $150 at December 31, 2016 to that entity.

        On June 30, 2015, Timothy Mayhew, an advisor to an equity holder in the Company, became a director. Timothy Mayhew receives annual fees of $250 for his services as a director, plus expenses. In addition, the Company paid expenses of $290 relating to the issuance of equity in the year ended December 31, 2015.

ENVIGO INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED STATEMENTS (Continued)

DECEMBER 31, 2016 AND 2015

DOLLARS IN (000's)

NOTE 4—CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS: (Continued)

        As described in Note 15—Commitments and Contingencies, the services of Andrew Baker are provided to the Company via a management services contract with a company controlled by Andrew Baker, employed under a service agreement. Andrew Baker received payments of $1,980 and $1,424 during the years ended December 31, 2016 and 2015, respectively. This agreement carries rights to termination payments.

NOTE 5—PROPERTY, PLANT AND EQUIPMENT:

        Property, plant and equipment consisted of the following as of December 31:

	2016	2015
Land	$31,300	$39,428
Buildings	77,304	87,169
Leasehold buildings and improvements	14,152	12,687
Plant, equipment, vehicles, computers and software	125,126	135,339
Assets in the course of construction	13,835	10,864
Animal breeding stock	431	517

	262,148	286,004

Less: accumulated depreciation	(109,488)	(110,547)

Property, plant and equipment, net	$152,660	$175,457

        Depreciation expense totaled $15,290 and $19,265 for 2016 and 2015, respectively. Of the depreciation expense in the years ended December 31, 2016 and 2015, $0 and $1,413, respectively, have been included in discontinued operations.

        Acquisitions of property, plant and equipment totaled $19,458 and $16,118 in 2016 and 2015, respectively.

        Included within operating income are losses on disposal of property, plant and equipment of $5,653 in 2016 and $1,605 in 2015. The net book value of assets held under capital leases and included above is as follows:

	2016			2015
	Cost	Accumulated Depreciation	Net Book Value	Cost	Accumulated Depreciation	Net Book Value
Other capital leases	$319	$(220)	$99	$319	$(170)	$149

        The assets under capital leases and the associated liabilities are recorded at the lower of the present value of the minimum lease payments or the fair value of the asset.

        Depreciation expense on these capital leases and included in the depreciation expense above, amounted to $50 and $46 for 2016 and 2015, respectively.

ENVIGO INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED STATEMENTS (Continued)

DECEMBER 31, 2016 AND 2015

DOLLARS IN (000's)

NOTE 6—GOODWILL:

        The goodwill balances by operating segment, which is reflected in goodwill on the consolidated balance sheet as of December 31, 2016 and 2015 were as follows:

	2016
	CRS	RMS	Total
Change in goodwill:
Goodwill, beginning of year	$93,219	$76,399	$169,618
Goodwill impairment loss	—	(678)	(678)
Foreign currency translation adjustment	(870)	7	(863)

Goodwill, end of year	$92,349	$75,728	$168,077

	2015
	CRS	RMS	Total
Change in goodwill:
Goodwill, beginning of year	$95,862	$67,877	$163,739
Acquisition adjustment	—	8,614	8,614
Foreign currency translation adjustment	(2,643)	(92)	(2,735)

Goodwill, end of year	$93,219	$76,399	$169,618

        Goodwill is not amortized, but is tested annually for impairment at the reporting unit level. The Company reports its results in two operating segments: CRS and Research Models and Services ("RMS"). The Company aggregates reporting units into operating segments if they are similar in the nature of the products or services, and the aggregation helps users better understand the Company's performance. The Company has three reporting units, CRS, RMS North America and RMS Rest of World.

        Goodwill is not amortized, but is tested annually for impairment at the reporting unit level. Where a reporting unit had a positive carrying value the Company performed the quantitative impairment test by comparing, at the reporting unit level, the carrying value of the reporting unit to its fair value. Where a reporting unit had a negative carrying value, the Company performed the qualitative impairment test. The Company assesses fair value based upon its estimate of the present value of the future cash flows that it expects to be generated by the reporting unit. As of December 31, 2016, the Company concluded that the RMS Rest of World reporting unit contained an impairment loss of $678 due to operational performance of the reporting unit.

        The accumulated impairment loss to RMS goodwill as of December 31, 2016 and 2015 was $678 and $0. There has been no impairments of CRS goodwill at December 31, 2016 or 2015.

NOTE 7—INTANGIBLE ASSETS:

        Identifiable intangible assets are amortized over the period of their expected benefit, unless they were determined to have indefinite lives.

ENVIGO INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED STATEMENTS (Continued)

DECEMBER 31, 2016 AND 2015

DOLLARS IN (000's)

NOTE 7—INTANGIBLE ASSETS: (Continued)

        The following table summarizes the intangible assets of the Company, which are reflected in intangibles assets, net on the consolidated balance sheet:

	December 31, 2016
	Gross Amount	Accumulated Amortization	Net Amount
Customer contracts	$5,100	$(5,100)	$—
Customer relationships	81,163	(37,756)	43,407
Trade names (net of impairment)	2,687	(2,687)	—
Intellectual property—animal strains	26,086	(2,319)	23,767

Total intangible assets	$115,036	$(47,862)	$67,174

	December 31, 2015
	Gross Amount	Accumulated Amortization	Net Amount
Customer contracts	$5,100	$(5,100)	$—
Customer relationships	81,659	(31,895)	49,764
Trade names (net of impairment)	2,722	(1,801)	921
Intellectual property—animal strains	26,792	(1,488)	25,304

Total intangible assets	$116,273	$(40,284)	$75,989

        Amortization expense for acquired intangibles for 2016 and 2015 was $7,755 and $8,591, respectively.

        Amortization expense for the Company's intangible assets expected to be recorded for each of the next five years is as follows:

Year Ending December 31,	Intangible Assets Amortization
2017	$6,773
2018	6,773
2019	6,773
2020	6,689
2021	5,773
Thereafter	34,393

$67,174

ENVIGO INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED STATEMENTS (Continued)

DECEMBER 31, 2016 AND 2015

DOLLARS IN (000's)

NOTE 8—INVENTORIES:

        Inventories at December 31, 2016 and December 31, 2015 consist of the following:

	2016	2015
Raw materials	$2,788	$2,794
Finished goods	3,718	3,668
Animal stock	8,152	7,667

	$14,658	$14,129

NOTE 9—INCOME TAXES:

        An analysis of the loss from operations before income taxes is presented below:

	Year ended December 31, 2016	Year ended December 31, 2015
Loss before taxes:
US	$18,311	$20,286
Non-US	23,776	31,728

Continuing operations	42,087	52,014
Discontinued operations (non-US)	1,449	13,954

Total loss before taxes	$43,536	$65,968

        The benefit for income taxes from continuing operations by location of the taxing jurisdiction consisted of the following:

	Year ended December 31, 2016	Year ended December 31, 2015
Current taxation:
US—Federal	$1,024	$(1,944)
US—State	(91)	(51)
Non-US	(1,202)	(1,757)

Total current	(269)	(3,752)
Deferred taxation:
US—Federal	2,522	1,340
US—State	140	295
Non-US	1,509	411

Total deferred	4,171	2,046

Income tax benefit	$3,902	$(1,706)

        All income taxes relate to the continuing operations.

ENVIGO INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED STATEMENTS (Continued)

DECEMBER 31, 2016 AND 2015

DOLLARS IN (000's)

NOTE 9—INCOME TAXES: (Continued)

        Reconciliation between the US statutory rate and the effective rate is as follows:

	Year ended December 31, 2016	Year ended December 31, 2015
US statutory rate	35%	35%
Foreign rate differential	(1)%	2%
Non-deductible items	7%	(8)%
Valuation allowance	(12)%	(27)%
State taxes	1%	1%
US taxes on unremitted earnings	(21)%	(6)%

Effective tax rate	9%	(3)%

        The Company conducts business in various international and domestic tax jurisdictions. As a result, the Company is subject to tax examinations on a regular basis including, but not limited to, such major jurisdictions as the US, UK, and the Netherlands. As of the date that these financial statements were available to be issued, tax examinations were occurring in Germany, Italy, India and the US.

        With few exceptions, the Company is no longer subject to US federal and state income tax examinations for the years prior to 2006. The most significant US jurisdictions in which the Company is required to file income tax returns includes the states of New Jersey, Maryland, Indiana, California and Wisconsin. In addition, with few exceptions, the Company is no longer subject to foreign tax examinations for years prior to 2011.

ENVIGO INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED STATEMENTS (Continued)

DECEMBER 31, 2016 AND 2015

DOLLARS IN (000's)

NOTE 9—INCOME TAXES: (Continued)

        As of December 31, 2016 and 2015, the Company accrued $94 and $0, respectively, for fines and penalties which have been classified as income tax expense on the consolidated statement of operations.

	2016	2015
Deferred tax assets:
Accruals and liabilities	$2,232	$2,725
Depreciation and amortization	583	350
Inventory	897	1,621
Net operating losses	68,111	74,812
Employee benefits and compensation	15,597	15,581
Unrealized foreign exchange	2,716	1,193
Other	4,221	4,540

Total gross deferred tax assets	94,357	100,822

Deferred tax liabilities:
Accruals and liabilities	178	7
Depreciation and amortization	28,893	33,699
Inventory	401	155
Unrealized foreign exchange	66	110
Other	413	1,396

Total gross deferred tax liabilities	29,951	35,367

Less valuation allowance	73,150	78,622

Net deferred tax liability	$8,744	$13,167

        The Company received net repayments of income taxes in the amount of $393 for the year ended December 31, 2016 and made net payments of income taxes of $3,384 for the year ended December 31, 2015.

        At December 31, 2016, the Company has Federal net operating losses in its US entities of $50,356 of which $2,301 expires in 2026, $1,910 expires in 2028, $3,747 expires in 2029, $11,308 expires in 2030, $6,158 expires in 2031, $3,168 expires in 2032, $5,408 expires in 2033, $13,557 expires in 2034, $1,583 in 2035 and $1,216 in 2036. Additionally, the Company has State net operating losses in its US entities at December 31, 2016 of $64,928 which will begin to expire in 2017. The utilization of these net operating losses is subject to limitations based on past changes in ownership of the Company pursuant to Internal Revenue Code ("IRC") Section 382.

        The gross amount of net operating losses at December 31, 2016 in the UK is $98,176 and has no expiration date. The Company has provided a valuation allowance on the net operating loss carry forwards because it believes that it is more likely than not that those amounts will not be realized through taxable income in the foreseeable future. A full valuation allowance has been recorded for the total benefit of capital losses incurred in prior years, as the Company does not anticipate that the benefit will be realized in the foreseeable future through the recognition of capital gains. At December 31, 2016, the Company has net operating losses in other foreign jurisdictions excluding

ENVIGO INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED STATEMENTS (Continued)

DECEMBER 31, 2016 AND 2015

DOLLARS IN (000's)

NOTE 9—INCOME TAXES: (Continued)

Switzerland, of $54,249 which will begin to expire in 2017, although many jurisdictions have no expiration date. On April 1, 2017, the UK introduced new legislation restricting the amount of profits that can be offset against net operating losses from earlier years. The Company will be able to offset profits of approximately $6,200 without restriction, and profits over that amount will be subject to a 50% restriction.

        The Company evaluates its deferred income taxes to determine if valuation allowances are required or should be adjusted. US GAAP requires that valuation allowances should be established against deferred tax assets based on consideration of all available evidence, both positive and negative, using a "more likely than not" standard.

        This assessment considers, among other matters, the nature, frequency and amount of recent losses, the duration of statutory carryforward periods, and tax planning strategies. In making such judgments, significant weight is given to evidence that can be objectively verified.

        The Company provides for income taxes on the earnings of foreign subsidiaries to the extent those earnings are taxable or expected to be remitted. The Company's historical policy has been to leave its unremitted foreign earnings invested indefinitely outside the United States and it intends to continue this policy. It is not practical to estimate the amount of additional tax that might be payable if such accumulated earnings were remitted.

        Additionally, if such accumulated earnings were remitted, certain countries impose withholding taxes that, subject to certain limitations, would be available for use as a tax credit against any Federal income tax liability arising from such remittance.

        The Company recognizes a tax benefit from uncertain tax positions only if the Company believes it is "more likely than not" to be sustained upon examinations based on the technical merits of the position. The amount of the accrual for which an exposure exists is measured as the largest amount of benefit determined on a cumulative probability basis that the Company believes is "more likely than not" to be realized upon ultimate settlement of the position. The Company also accrues interest and penalties in relation to previously unrecognized tax benefits as a component of income tax expense. The movements on the reserve for uncertain tax positions is as follows:

	Year ended December 31, 2016	Year ended December 31, 2015
Balance at beginning of year	14,074	12,856
Increase related to current year positions	602	1,227
Decrease related to current year positions	(12)	(9)

Balance at end of year	14,664	14,074

        The balance of the reserve for uncertain tax positions is recorded in Long Term Other Liabilities on the consolidated balance sheet related to positions taken on historical tax returns related to Company's treatment of deemed dividends under Section 956. The positions relate to U.S. federal income taxes as a result of certain provisions contained in the Company's third-party loan agreements,

ENVIGO INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED STATEMENTS (Continued)

DECEMBER 31, 2016 AND 2015

DOLLARS IN (000's)

NOTE 9—INCOME TAXES: (Continued)

where certain foreign corporations serve as guarantors of the debt or as issuers of pledged stock in case of default of a loan to a third-party. The Company believes, based on its analysis, that the actual amount of tax that the Company may be required to pay to the Internal Revenue Service ("IRS") in respect of the potential deemed dividends and other adjustments could be as high as $13,881 for all periods ending on or before December 31, 2016, not taking into account any potential penalties, but including interest. However, the Company has several defenses available to mitigate its tax liability and intends to assert those defenses vigorously.

        The Company anticipates that a significant increase in the previously unrecognized benefit will occur during the next 12 months. During 2017, certain U.S. subsidiaries conducted a review of intercompany balances and determined that a partial write-down should be made, by recording a specific reserve to the extent that those balances are considered uncollectable. The Company will take a deduction for those specific reserves, but as the allowability of this as an ordinary loss has not yet been determined through the tax filing, the Company will make a FASB Interpretation No. 48 ("FIN 48") reserve of $21,280.

        In accordance with accounting for income taxes, the Company nets all current and non-current assets and liabilities by tax jurisdiction.

NOTE 10—ACCRUED EXPENSES AND OTHER LIABILITIES:

        Accrued expenses and other liabilities consist of the following:

	2016	2015
Expense accruals	$12,887	$13,763
Waste accrual	813	1,446
Other creditors	977	1,882
Discounts and commissions	2,331	1,985

	$17,008	$19,076

NOTE 11—LONG-TERM DEBT:

        Long-term debt consists of the following:

	2016	2015
Long-term financing	$440,670	$430,425
Long-term financing-related parties	43,194	37,377
Leases—other	19	341
Warrants and discount costs	(27,696)	(36,076)
Financing costs	(12,589)	(11,349)

	443,598	420,718
Less: current portion	(1,360)	(194)

Long-term debt, net of current portion	$442,238	$420,524

ENVIGO INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED STATEMENTS (Continued)

DECEMBER 31, 2016 AND 2015

DOLLARS IN (000's)

NOTE 11—LONG-TERM DEBT: (Continued)

        Minimum future principal payments of long-term debt at December 31, 2016 are as follows:

	Total	2017	2018	2019	2020	2021	Thereafter
Long-term financing	$483,864	$1,354	$1,354	$1,292	$311,717	$124,952	$43,195
Leases—other	19	6	6	6	1	—	—

	$483,883	$1,360	$1,360	$1,298	$311,718	$124,952	$43,195

Long-Term Financing

First Lien Credit Agreement

        On November 3, 2016, the Company secured loans of $111,000 ("the Dollar Term Borrowings") and $19,191, equivalent to £15,500 at that date ("the Sterling Term Borrowings") collectively (the "First Lien Credit Agreement"). The First Lien Credit Agreement matures on November 3, 2021. The annual interest rate is 8.5% above LIBOR (subject to a minimum of 1.0%), beginning March 31, 2017. The Company is required to make quarterly capital repayments of $275 and $46 against the Dollar Term Borrowings and the Sterling Term Borrowings, respectively, with the balance payable in full on maturity. The Company is required to make a prepayment of the principal balance according to the Consolidated First Lien Net Leverage Ratio as applied to Excess Cash Flow in the period, as defined by the First Lien Credit Agreement at each year-end beginning in 2017.

Senior Secured Notes

        On March 15, 2012, the Company issued Senior Secured Notes in the original principal amount of $120,000. This debt bore interest at a rate of 12.25% per annum. Upon entering into the new First Lien Credit Agreement, the Senior Secured Notes were called for redemption at which point fees of $1,225 were paid in relation to the extinguishment of the debt. The Senior Secured Loan Notes were repaid in full on November 3, 2016.

        Unamortized debt discount at the date of extinguishment of $508 has been recorded as loss on extinguishment of debt in the year ended December 31, 2016. Unamortized financing costs at the date of extinguishment of $1,270 have been recorded as loss on extinguishment of debt in the year ended December 31, 2016.

First and Second Lien Loans

        On April 29, 2014 the Company issued $280,425 of First and Second Lien Loans. On issuance, $150,000 was ranked as First Lien Loan and $130,425 as Second Lien Loan. The ranking was determined by the Senior Leverage Ratio of the Senior Secured Notes Indenture. The Company is required, at each quarter end, to promote Second Lien Loan to First Lien Loan in accordance with the Senior Leverage Ratio. Through December 31, 2016, no such promotions have been made.

        The fair value of the First and Second Lien Loans was $245,910, including the fair value of warrants of $6,610. On November 3, 2016, the maturity date of the loans was extended to April 29,

ENVIGO INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED STATEMENTS (Continued)

DECEMBER 31, 2016 AND 2015

DOLLARS IN (000's)

NOTE 11—LONG-TERM DEBT: (Continued)

2020. The annual interest rate is 2.5% above LIBOR until the fourth anniversary, and thereafter is 5.75% and 7.75% above LIBOR on the First and Second Lien Loans, respectively.

        The warrants issued in respect of the First and Second Lien Loans of $6,610 are being amortized to interest expense using the effective interest method over the term of the loans. For consolidated financial statement presentation purposes, the unamortized value of the warrants have been offset against long-term debt.

Second Lien Liquidity Facility

        On April 29, 2014, the Company secured a $30,000 new Second Lien Liquidity Facility maturing on April 29, 2020. No principal payments are required until maturity and optional prepayments are allowed without penalty. The Company's obligations under the terms of the Second Lien Liquidity Facility are guaranteed by substantially all of the Company's subsidiaries located in the US and UK. The Second Lien Liquidity Facility is secured by all property and assets of the Company and certain of its subsidiaries, subject to certain exceptions and permitted liens. The annual interest rate is 7.75% above LIBOR (subject to a minimum of 1.00%).

        The warrants issued in respect of the Second Lien Liquidity Facility of $7,930 are being amortized to interest expense using the effective interest method over the term of the loan. For consolidated financial statement presentation purposes, the unamortized value of the warrants has been offset against long-term debt.

Long-Term Financing—Related Parties

Third Lien Debt

        On March 15, 2012, the Company issued $22,389 of Second Lien Debt in a dollar-for-dollar exchange with an existing loan (the "Second Financing Agreement") with related entities (including individuals and/or entities who are stockholders of the Company), for the outstanding principal amount of $21,600 plus capitalized interest of $789. On April 29, 2014, in connection with the acquisition of Harlan, the Second Lien Debt was converted to Third Lien Debt with no modifications to the terms of the agreement other than to extend the maturity date to July 30, 2020 and to subordinate the Third Lien Debt to the debt issued under the Credit Agreements. On November 3, 2016, in connection with the new First Lien Credit Agreement, the Third Lien debt was modified to extend the maturity date to November 7, 2022 and to amend the interest payment provisions to eliminate the cash interest component and make interest payments 100% payment in kind.

        The annual interest rate is 15% per annum, payable semi-annually in arrears. All of the interest payable on each interest payment date is capitalized. A total of $20,805 and $14,988 of interest arising on the Third Lien Debt was capitalized as of December 31, 2016 and 2015, respectively. The total principal amount of the Third Lien Debt as of December 31, 2016 and 2015 was $43,194 and $37,377, respectively.

        The Company's obligations under the terms of the First Lien Credit Agreement, First Lien Loan, Second Lien Loan, Second Lien Liquidity Facility and Third Lien Debt are guaranteed by substantially

ENVIGO INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED STATEMENTS (Continued)

DECEMBER 31, 2016 AND 2015

DOLLARS IN (000's)

NOTE 11—LONG-TERM DEBT: (Continued)

all of the Company's subsidiaries located in the US and UK. The terms require the Company to maintain certain financial ratios and covenants. The First Lien Credit Agreement and First Lien Loan are secured by a first priority lien on substantially all of the assets of the Company and certain of its subsidiaries located in the US and UK, subject to certain exceptions and permitted liens. The Second Lien Loan and Second Lien Liquidity Facility are secured by a second priority lien on substantially all of the assets of the Company and certain of its subsidiaries located in the US and UK, subject to certain exceptions and permitted liens and the Third Lien Debt is secured by a third priority lien on substantially all of the assets of the Company and certain of its subsidiaries located in the US and UK, subject to certain exceptions and permitted liens.

Financial instruments not recorded at fair value on a recurring basis

        On a quarterly basis, the Company measures the fair value of its short-term debt and long-term debt carried at amortized cost. The book value of the Company's term loans, which are variable rate loans carried at amortized cost, approximate their fair value based on current market pricing of similar debt.

NOTE 12—OTHER OPERATING EXPENSE:

        Other operating expense consists of the following:

	Year ended December 31, 2016	Year ended December 31, 2015
Reduction in force	$2,889	$—
Integration and transition expenses	3,583	10,438
Restructuring costs	4,210	—
Expenses in relation to issuance of equity	—	669
Other expenses	1,434	250
Business interruption	(5,250)	—

	$6,866	$11,357

        Integration and transition expenses for the years ended December 31, 2016 and 2015 relates to professional fees and restructuring costs specific to the integration following the acquisition of Harlan in 2014. Restructuring costs and reduction if force for the year ended December 31, 2016 relates to the restructuring of the European business and senior management.

NOTE 13—FIRE AND INSURANCE PROCEEDS

        On September 9, 2015, the Company experienced a laboratory fire at its Princeton, New Jersey, US facility. The Company minimized the business impact by moving some work to other buildings and outsourcing business to third parties when appropriate. The Company's losses included the assets destroyed by the fire, fire and smoke damage to property, temporary costs of subcontracting work, business interruption and other items.

ENVIGO INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED STATEMENTS (Continued)

DECEMBER 31, 2016 AND 2015

DOLLARS IN (000's)

NOTE 13—FIRE AND INSURANCE PROCEEDS (Continued)

        The Company's property insurance covers casualty losses, temporary incremental costs and business interruption, including lost business. The Company received total proceeds of $10,500 from business interruption and casualty insurance. Because the Company received the insurance proceeds in 2016, the gain contingencies were determined to be resolved and the proceeds were recorded as a recovery of the losses incurred in the 2016 and 2015 consolidated statement of operations as follows:

Year ended December 31, 2016	Other operating expense	Costs of sales	Other expense
Proceeds for lost business	$5,250	$—	$—
Recovery of temporary costs	—	883	—
Gain from casualty insurance	—	—	2,376

	$5,250	$883	$2,376

Year ended December 31, 2015	Other operating expense	Costs of sales	Other expense
Proceeds for lost business	$—	$—	$—
Recovery of temporary costs	—	1,991	—
Gain from casualty insurance	—	—	—

	$—	$1,991	$—

NOTE 14—OTHER INCOME (EXPENSE):

        Other income (expense) for the year ended December 31, 2016 includes loss on sale of assets in Switzerland of $3,193 and loss on sale of assets of $1,998 related to the sale of the non-core food testing business offset by $2,376 gain from casualty insurance proceeds and other miscellaneous items. Other income for the year ended December 31, 2015 consists primarily of miscellaneous items and casualty insurance proceeds.

NOTE 15—COMMITMENTS AND CONTINGENCIES:

Commitments

        The Company leases certain equipment under various non-cancellable operating and capital leases. Minimum commitments in effect at December 31, 2016 are as follows:

	Total	2017	2018	2019	2020	2021	Thereafter
Operating leases	$21,524	$6,211	$4,930	$4,042	$2,886	$2,113	$1,342
Capital leases	19	6	6	6	1	—	—

	$21,543	$6,217	$4,936	$4,048	$2,887	$2,113	$1,342

ENVIGO INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED STATEMENTS (Continued)

DECEMBER 31, 2016 AND 2015

DOLLARS IN (000's)

NOTE 15—COMMITMENTS AND CONTINGENCIES: (Continued)

Employment Contracts

        The services of Mr. Baker are provided to the Company via a management services contract with a company controlled by him. The Company has also entered into service agreements with other current or former executive officers. In the case of Messrs. Baker, Cass, Hardy and Bibi, the amount payable by the Company on termination of the contract 'without cause' in the event of 'change of control' (as defined in the relevant contract) is equivalent to 2.99 times the officer's annual salary plus all incentive compensation earned in the 12 months prior to termination. The total amount of remuneration for the years ended December 31, 2016 and 2015 were $5,630 and $4,310, respectively. In addition, the Company has entered into employment agreements with other officers and key employees on substantially similar terms.

Leases

        The following is a schedule of future minimum lease payments under capital leases together with the present value of net minimum lease payments as of December 31, 2016:

Total payments due	$19
Less: amounts representing interest	—

Present value of net minimum lease payments	19
Less: current portion of capital lease obligations	(6)

Non-current portion of capital lease obligations	$13

        Operating lease expenses were as follows:

	Year ended December 31, 2016	Year ended December 31, 2015
Plant and equipment	$2,799	$3,984
Property leases	4,186	5,113
Other operating leases	19	59
Related party operating leases	168	176

	$7,172	$9,332

        Future minimum lease payments for the next five years and thereafter are disclosed under commitments above.

Contingencies

        The Company is party to certain legal actions arising out of the normal course of its business. In management's opinion, none of these actions will have a material effect on the Company's operations, financial condition or liquidity. No form of proceedings has been brought, instigated or is known to be contemplated against the Company by any government agency.

ENVIGO INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED STATEMENTS (Continued)

DECEMBER 31, 2016 AND 2015

DOLLARS IN (000's)

NOTE 16—STOCKHOLDERS EQUITY:

Common Stock

        Holdings is authorized to issue 20,000,000 shares of $0.01 par value Voting Common Stock. Each share of the Company's common stock, par value $.01 per share, entitles its holder to one vote per share. All shareholders are party to an Amended and Restated Shareholders Agreement, dated as of April 29, 2014, which imposes certain rights and restrictions on the shares.

        In June 2015, the Company issued 909,091 shares, the net proceeds after expenses amounted to $24,710. In July 2016, the Company issued 663,756 shares on the exercise of warrants, the net proceeds amounted to $7. The number of shares issued and outstanding at December 31, 2016 and 2015 was 16,957,850 and 16,294,094 respectively. Paid in capital at December 31, 2016 and 2015 was $199,955.

Warrants

        During 2014, the Company issued warrants for the purchase of shares at a price of $.01 per share. These warrants were issued in connection with the Second Lien Loan (Series A and Series B Warrants) and the Liquidity Facility (Liquidity Warrants). The warrants are all fully vested and non-forfeitable but have certain transfer and exercise restrictions. All warrants may be settled only in shares. The warrants allow for a cashless exercise of the warrants and the agreements include certain anti-dilution provisions. The warrants have a contractual life of 10 years.

        At December 31, 2016 there are 454,695 warrants (Series A and Liquidity Warrants) outstanding and fully exercisable and there are 729,016 warrants (Series B warrants) outstanding and exercisable beginning April 29, 2018.

        The total fair value of the Series A Warrants, Series B Warrants and Liquidity Facility Warrants was $6,610, $0 and $7,930, respectively, at the date of grant. The fair values were determined using a weighted average of the indicated enterprise value of the Company using the market and income approaches.

NOTE 17—EMPLOYEE BENEFITS:

Stock Appreciation Rights

        Certain of the Company's officers and employees have been granted stock appreciation rights ("SARs") in Holdings. Stock compensation expense related to these grants is recognized by the Company. Upon exercise, each SAR entitles the holder to receive an amount in cash equal to the

ENVIGO INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED STATEMENTS (Continued)

DECEMBER 31, 2016 AND 2015

DOLLARS IN (000's)

NOTE 17—EMPLOYEE BENEFITS: (Continued)

difference between the notional fair market value of one share in the Parent on exercise date and the notional fair market value of one share in the Parent on the grant date.

Date of Grant	Number Granted	Exercise price	Term	Date 1st 50% became exercisable	No. of SARs exercisable— 1st 50%	Date 2nd 50% became exercisable	No. of SARs exercisable— 2nd 50%
December 3, 2010	1,397,878	$8.50	10 years	November 24, 2011*	698,939	November 24, 2011*	698,939
May 11, 2011	20,000	$8.50	10 years	May 11, 2012	10,000	May 11, 2013	10,000
September 15, 2011	5,000	$8.50	10 years	September 15, 2012	2,500	September 15, 2013	2,500
July 31, 2012	20,000	$8.50	10 years	July 31, 2013	10,000	July 31, 2014	10,000
July 31, 2012	10,000	$8.50	10 years	July 31, 2012	5,000	December 3, 2012	5,000
October 1, 2012	25,000	$8.50	10 years	October 1, 2013	12,500	October 1, 2014	12,500
March 1, 2013	20,000	$8.50	10 years	March 1, 2014	10,000	March 1, 2015	10,000

*
The SARs granted on December 3, 2010 became 100% exercisable on November 24, 2011

        14,900 SARs were forfeited in the year ended December 31, 2016 and 25,200 SARs were forfeited in the year ended December 31, 2015.

        The fair value of the SARs is calculated using the Black-Scholes option pricing model and the following assumptions:

	Year ended December 31, 2016	Year ended December 31, 2015
Expected dividend yield of stock	0%	0%
Expected volatility of stock	30.0%	30.0%
Risk-free interest rate	1.91% - 2.17%	1.22% - 1.43%
Expected term of SARs	2.0 - 3.1 years	2.5 - 3.5 years

        The expected life is the number of years that the Company estimates, based upon history, that the SARs will be outstanding prior to exercise or forfeiture. The stock volatility factor is based on an assessment of the volatility rate of entities providing similar services. The Company did not use the volatility rate for the Company's common stock, as the Company's common stock does not trade on an exchange or market.

        The SARs generally vest over a two-year period. All of the SARs listed above have fully vested. The value of the SARs was recognized as compensation expense on a straight-line basis over the vesting period which ended in March 2015 for the most recent awards. The liability is re-measured at the end of each reporting period until final settlement occurs with the change in fair value recorded in the Consolidated Statement of Operations. The accrued liability related to the unexercised SARs amounted to $14,005 and $18,552 at December 31, 2016 and 2015, respectively, and included in "Other liabilities" in the consolidated balance sheet.

ENVIGO INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED STATEMENTS (Continued)

DECEMBER 31, 2016 AND 2015

DOLLARS IN (000's)

NOTE 17—EMPLOYEE BENEFITS: (Continued)

        Once vested, the SARs may only be exercised on March 31 and September 30 of each year. The holders may only exercise 50% of the rights granted to them at any one time. The SARs have a term of ten years.

	Number of SARs	Weighted Average Fair Value per SAR
SARs outstanding as of 12/31/2015	1,432,129	$12.94
SARs forfeited	(14,900)

SARs outstanding as of 12/31/2016	1,417,229	$9.88

SARs exercisable as of 12/31/2015	1,432,129
SARs exercisable as of 12/31/2016	1,417,229

        The Company had unvested SARs compensation expense of $0 at December 31, 2016 and 2015, respectively, with a total weighted average remaining term of 0 years for the years ended December 31, 2016 and 2015, respectively. Stock-based compensation gain associated with the change in fair value of the SARs amounted to $4,503 for the year ended December 31, 2016 and an expense of $8,597 for the year ended December 31, 2015.

        The Company has not recorded any tax benefit relating to this expense as the majority of the compensation will be paid to employees that are located outside of the US and the deduction is disallowed in that taxing jurisdiction. Accordingly, no tax benefit is expected to be realized by the Company.

Liquidity SARs

        The Company has also issued Liquidity SARs to senior management. These SARs are only exercisable if there is a liquidity event, defined as a change of control, an Initial Public Offering with a value greater than $75.0 million or a Dividend Recapitalization of more than $15 per share.

Number of SARs
SARs outstanding as of 12/31/2015	963,200
SARs issued	173,746
SARs forfeited	(40,000)

SARs outstanding as of 12/31/2016	1,096,946

        The SARs vest on January 1, 2018 or sooner if there is a liquidity event. No liability has been recognized as there has been no liquidity event as of December 31, 2016 and 2015, respectively.

ENVIGO INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED STATEMENTS (Continued)

DECEMBER 31, 2016 AND 2015

DOLLARS IN (000's)

NOTE 17—EMPLOYEE BENEFITS: (Continued)

Defined Benefit Plan

        The Company operated the LSR Pension and Life Assurance Scheme (the "LSR Plan") through to December 31, 2002. The LSR Plan has been closed to new entrants since April 5, 1997. As of December 31, 2002, the accumulation of plan benefits of employees in the LSR Plan was permanently suspended, and therefore, the LSR Plan was curtailed.

        As part of the acquisition of Harlan, the Company has an additional benefit plan in the UK, the Harlan Laboratories UK Scheme (the "Harlan UK Plan") which operated through to April 2012. As of April 30, 2012, the accumulation of plan benefits of employees in the Harlan UK Plan was permanently suspended and therefore the Harlan UK Plan was curtailed. The Company also operates a defined benefit plan in Switzerland (the "Switzerland Plan"). In December 2014, following the decision to cease the operations in Switzerland, a curtailment of benefits resulted.

        The following tables summarize the changes in the benefit obligation funded status of the Company's defined benefit plans and amounts reflected in the Company's consolidated balance sheets as of December 31, 2016 and 2015.

	2016
	LSR Plan	Harlan UK Plan	Switzerland Plan	Total
Change in projected benefit obligation:
Projected benefit obligation, beginning of period	$200,779	$18,511	$52,871	$272,161
Service cost	—	—	355	355
Interest cost	6,436	598	373	7,407
Contributions by plan participants	—	—	127	127
Benefits paid	(6,209)	(466)	(1,583)	(8,258)
Foreign currency translation adjustment	(32,791)	(3,023)	(925)	(36,739)
Settlements	—	—	(10,292)	(10,292)
Curtailment	—	—	(133)	(133)
Actuarial loss	25,111	2,965	3,915	31,991

Projected benefit obligation at end of year	$193,326	$18,585	$44,708	$256,619

Change in fair value of plan assets:
Fair value of plan assets, beginning of period	$161,308	$16,074	$41,548	$218,930
Actual return on plan assets	14,538	530	813	15,881
Employer contributions	7,218	819	236	8,273
Employee contributions	—	—	127	127
Foreign currency translation adjustment	(26,343)	(2,625)	(718)	(29,686)
Settlements	—	—	(5,704)	(5,704)
Benefits paid-recurring	(6,209)	(466)	(1,583)	(8,258)

Fair value of plan assets, end of year	$150,512	$14,332	$34,719	$199,563

Funded status	$(42,814)	$(4,253)	$(9,989)	$(57,056)

ENVIGO INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED STATEMENTS (Continued)

DECEMBER 31, 2016 AND 2015

DOLLARS IN (000's)

NOTE 17—EMPLOYEE BENEFITS: (Continued)

	2015
	LSR Plan	Harlan UK Plan	Switzerland Plan	Total
Change in projected benefit obligation:
Projected benefit obligation, beginning of period	$211,527	$20,479	$71,340	$303,346
Service cost	—	—	1,297	1,297
Prior service cost	—	—	1,785	1,785
Interest cost	7,113	700	907	8,720
Contributions by plan participants	—	—	594	594
Benefits paid	(7,174)	(529)	(1,961)	(9,664)
Foreign currency translation adjustment	(10,733)	(1,039)	(602)	(12,374)
Settlements	—	—	(24,787)	(24,787)
Curtailment	—	—	(222)	(222)
Actuarial loss (gain)	46	(1,100)	4,520	3,466

Projected benefit obligation at end of year	$200,779	$18,511	$52,871	$272,161

Change in fair value of plan assets:
Fair value of plan assets, beginning of period	$170,237	$16,700	$60,142	$247,079
Actual return on plan assets	472	(229)	(392)	(149)
Employer contributions	6,414	979	1,092	8,485
Employee contributions	—	—	594	594
Foreign currency translation adjustment	(8,641)	(847)	(513)	(10,001)
Settlements	—	—	(17,414)	(17,414)
Benefits paid-recurring	(7,174)	(529)	(1,961)	(9,664)

Fair value of plan assets, end of year	$161,308	$16,074	$41,548	$218,930

Funded status	$(39,471)	$(2,437)	$(11,323)	$(53,231)

        The net periodic benefit costs under the Company's defined benefit plans for the years ended December 31, 2016 and 2015 were as follows:

	LSR Plan
	2016	2015
Components of net periodic benefit expense:
Interest cost	$7,070	$7,373
Expected return on assets	(7,497)	(7,980)
Amortization of prior loss	3,103	3,211

Net periodic benefit cost	$2,676	$2,604

ENVIGO INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED STATEMENTS (Continued)

DECEMBER 31, 2016 AND 2015

DOLLARS IN (000's)

NOTE 17—EMPLOYEE BENEFITS: (Continued)

	Harlan UK Plan
	2016	2015
Components of net periodic benefit expense:
Interest cost	$657	$726
Expected return on assets	(694)	(1,015)
Amortization of prior loss	163	180

Net periodic benefit cost (gain)	$126	$(109)

	Switzerland Plan
	2016	2015
Components of net periodic benefit expense:
Service cost	$355	$1,297
Interest cost	386	907
Expected return on assets	(1,090)	(1,499)
Settlements	(446)	(1,965)
Amortization of prior service cost	1,223	—

Net periodic benefit cost (gain)	$428	$(1,260)

        The major assumptions used in determining the net periodic benefit costs for the years ended December 31, 2016 and 2015:

	LSR Plan		Harlan UK Plan		Switzerland Plan
	2016	2015	2016	2015	2016	2015
Discount rate	3.90%	3.60%	3.90%	3.60%	0.60%	0.80%
Expected return on plan assets	5.03%	4.77%	4.61%	6.06%	2.40%	2.80%
Rate of compensation increases	—	—	—	—	0.50%	0.50%

        The expected returns on plan assets were based on market yields at the measurement date. Expected returns on the equity and other assets allowed for expected economic growth.

        The weighted-average assumptions used in determining benefit obligations were as follows:

	LSR Plan		Harlan UK Plan		Switzerland Plan
	2016	2015	2016	2015	2016	2015
Weighted-average assumptions as of December 31:
Discount rate	2.70%	3.90%	2.70%	3.90%	0.60%	0.80%
Rate of compensation increases	—	—	—	—	0.00%	0.00%

        Discount rates were determined for each defined benefit retirement plan at their measurement date to reflect the yield of a portfolio of high quality bonds matched against the timing and amounts of projected future benefit payments.

ENVIGO INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED STATEMENTS (Continued)

DECEMBER 31, 2016 AND 2015

DOLLARS IN (000's)

NOTE 17—EMPLOYEE BENEFITS: (Continued)

        The Company's expected long-term return on plan assets assumption is based on a periodic review and modelling of the plans' asset allocation over a long-term horizon. Expectations of returns for each asset class are the most important of the assumptions used in the review and modelling, based on reviews of historical data and economic/financial market theory. The expected long-term rate of return on assets was selected from within the range of rates determined by (1) historical actual returns, net of inflation, for the asset classes covered by the investment policy, and (2) projections of inflation over the long-term period during which benefits are payable to plan participants.

	LSR Plan		Harlan UK Plan		Switzerland Plan
	2016	2015	2016	2015	2016	2015
Plan assets as of December 31:
Equity securities	26%	35%	12%	19%	35%	—
Debt securities	64%	55%	69%	67%	28%	27%
Real estate	9%	10%	5%	—	28%	—
Other (including cash)	1%	—	14%	14%	9%	73%

Total	100%	100%	100%	100%	100%	100%

        The Company maintains target allocation percentages among various asset categories based on an investment policy designed to achieve long-term objectives of return, while mitigating downside risk and considering expected cash flows. The Company's investment policy is reviewed from time to time to ensure consistency with long-term objectives. The Company's target allocation percentages were materially consistent with the actual percentages above at December 31, 2016 and 2015.

        The fair value of total plan assets as of December 31, 2016 and 2015 by asset category is as follows:

		Fair Value Measurements at Reporting Date Using:
	Fair value as of December 31, 2016	Quoted Prices in Active Market for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Cash	$4,191	$4,191	$—	$—
Equity securities:
Common stock	40,226	40,226	—	—
Fixed income securities:
Investment grade corporate bonds	105,511	32,441	73,070	—
Other types of investments:
Deposit with Foundation	34,719	34,719	—	—
Real estate	13,986	730	13,256	—
Other	930	930	—	—

Total	$199,563	$113,237	$86,326	$—

ENVIGO INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED STATEMENTS (Continued)

DECEMBER 31, 2016 AND 2015

DOLLARS IN (000's)

NOTE 17—EMPLOYEE BENEFITS: (Continued)

		Fair Value Measurements at Reporting Date Using:
	Fair value as of December 31, 2015	Quoted Prices in Active Market for Identical Assets (Level1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Cash	$34,105	$34,105	$—	$—
Equity securities:
Common stock	51,044	51,044	—	—
Fixed income securities:
Investment grade corporate bonds	115,533	21,906	93,627	—
Other types of investments:
Real estate	17,169	847	16,322	—
Other	1,079	1,079	—

Total	$218,930	$108,981	$109,949	$—

        During the year ended December 31, 2016, the Company contributed $8,272 to the pension plans and expects to contribute $9,599 to its pension plans in 2017.

        Expected benefit payments are estimated using the same assumptions used in determining the Company's benefit obligations as of December 31, 2016. Estimated pension benefit payments expected to be paid in cash in each of the next five years and in the aggregate for the following five years thereafter are as follows:

	LSR Plan	Harlan UK Plan	Switzerland Plan	Total
2017	$6,501	$342	$1,925	$8,768
2018	7,033	373	1,908	9,314
2019	7,500	439	1,920	9,859
2020	7,989	518	1,881	10,388
2021	8,430	540	1,857	10,827
Thereafter	49,070	3,703	8,769	61,542

Defined Contribution Plan

        On April 6, 1997, the Company established a defined contribution plan, the Group Personal Pension Plan, for Company employees in the UK. Additionally, a defined contribution plan is also available for employees in the US. The retirement benefit expense for 2016 and 2015 was $2,243 and $2,538, respectively.

ENVIGO INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED STATEMENTS (Continued)

DECEMBER 31, 2016 AND 2015

DOLLARS IN (000's)

NOTE 18—DISCONTINUED OPERATIONS

        In October 2014, the Company announced a decision to close its CRS operations in Switzerland. Prior to the announcement, the Company evaluated alternatives for the CRS operations in Switzerland including the sale of the business as a whole or in parts. Certain of the activities being performed in regulatory and archiving will continue to operate and their results and operations have been included in continuing operations.

        The CRS operations in Switzerland are classified as discontinued operations in the consolidated statements of operations and presented as assets and liabilities of discontinued operations in the consolidated balance sheets. These activities ceased in the year ended December 31, 2016.

        The discontinued operations of CRS operations in Switzerland are summarized below:

	Year ended December 31, 2016	Year ended December 31, 2015
Net revenues	$38	$8,538
Cost of sales	(733)	(17,489)

Gross profit	(695)	(8,951)
Selling, general and administrative expenses	(547)	(3,125)
Other operating expense	(207)	(1,878)

Operating loss	(1,449)	(13,954)

Income tax expense	—	—

Loss from discontinued operations, net of income tax	$(1,449)	$(13,954)

        The current and noncurrent assets and liabilities of CRS operations in Switzerland are summarized below:

December 31, 2015
Accounts receivable, net	$2,982
Unbilled receivables	1,336
Prepaid expenses and other	1,042

Current assets of discontinued operations	$5,360

Deferred income taxes	$1,727
Other assets	34

Non-current assets of discontinued operations	$1,761

Accounts payable and accrued expenses	$1,473
Accrued expenses and other liabilities	3,310
Fees invoiced in advance	2,849

Current liabilities of discontinued operations	$7,632

Deferred income taxes	$1,728

Non-current liabilities of discontinued operations	$1,728

ENVIGO INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED STATEMENTS (Continued)

DECEMBER 31, 2016 AND 2015

DOLLARS IN (000's)

NOTE 18—DISCONTINUED OPERATIONS (Continued)

        There were no assets and liabilities of CRS operations in Switzerland held at December 31, 2016.

        Fees invoiced in advance includes amounts invoiced by Switzerland, as the contracting company, on behalf of other subsidiaries. These amounts have been recognized as revenue in the respective subsidiary.

        There were no significant cash flows pertaining to discontinued CRS operations in Switzerland for the year ended December 31, 2016.

        For the year ended December 31, 2015, the impact of discontinued CRS operations in Switzerland on the consolidated statements of cash flows for "Depreciation and amortization" contained in "Cash used in operating activities" was $1,396. The impact on cash flows related to "Property, plant and equipment contained in "cash used in investing activities" was $0 for "Purchase of property, plant and equipment" and $3,534 for "Proceeds from sale of property, plant and equipment."

NOTE 19—OPERATING SEGMENTS:

        The Company determines operating segments based on how its chief operating decision makers manages the business, including making operating decisions, deciding how to allocate resources and evaluating operating performance.

        The Company has two reportable operating segments consisting of Contract Research Services ("CRS") and Research Models and Services ("RMS"). CRS consists of sales of a wide variety of testing services to support customers in product development and registration in the biopharmaceutical, crop protection and chemical industries. The RMS segment consists of sales of research models, research model services, diets and bedding, and other related services. The Company uses operating income excluding amortization and other operating expense to make resource allocation decisions and assess the ongoing performance of the Company's business segments. Amortization, other operating expense, interest income, interest expense and income taxes are excluded from the segment profitability metric as they are not considered in the performance evaluation by the Company's chief operating decision-makers.

        There are certain items are maintained at Corporate and are not allocated to a segment. The corporate costs consist of executive compensation, executive benefit programs, defined benefit pension expense, corporate finance, legal and human resource personnel and certain IT expenditures.

        The table below has been amended to correct the allocation of costs in the year ended December 31, 2015 between the CRS and Corporate costs that have resulted in an increase in CRS Operating income of $5,681 and a corresponding reduction to Corporate Operating expense. Further, there have been immaterial corrections to the depreciation disclosed in relation to each of the segments. The impact to the Consolidated Financial Statements is considered immaterial to the financial statements as a whole and there have been no changes to the Consolidated Statements of Operations and Balance Sheets.

        Asset information on an operating segment basis is not disclosed as this information is not separately identified nor internally reported to the Company's chief operating decision makers.

ENVIGO INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED STATEMENTS (Continued)

DECEMBER 31, 2016 AND 2015

DOLLARS IN (000's)

NOTE 19—OPERATING SEGMENTS: (Continued)

        Operating segment information is as follows:

Year ended December 31, 2016	CRS	RMS	Corporate	Total
Net revenues	$252,504	$162,925	$—	$415,429
Operating income (expense) before amortization and other operating expense	63,758	18,938	(35,748)	46,948
Depreciation expense	8,815	5,266	1,113	15,194

Year ended December 31, 2015	CRS	RMS	Corporate	Total
Net revenues	$260,463	$169,051	$—	$429,514
Operating income (expense) before amortization other operating expense	54,051	14,258	(44,749)	23,560
Depreciation expense	11,011	7,721	1,223	19,955

        Net revenues of the Company are allocated by location based on where the revenues are earned.

        The analysis of the Company's net revenues from continuing operations and total assets, by location, for the years ended December 31, 2016 and 2015 is as follows:

	2016	2015
Net revenues
UK	$196,146	$206,300
US	150,199	154,065
Rest of the world	69,084	69,149

	$415,429	$429,514

Total assets
UK	$302,604	$340,404
US	177,637	166,993
Rest of the world	69,110	88,967

	$549,351	$596,364

NOTE 20—ACCUMULATED OTHER COMPREHENSIVE LOSS:

	Pension	Cumulative translation adjustment	Total
As of January 1, 2015	$3,559	$8,846	$12,405
Other comprehensive loss	6,684	(806)	5,878

As of December 31, 2015	10,243	8,040	18,283
Other comprehensive loss	16,133	(2,387)	13,746

As of December 31, 2016	$26,376	$5,653	$32,029

ENVIGO INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED STATEMENTS (Continued)

DECEMBER 31, 2016 AND 2015

DOLLARS IN (000's)

NOTE 21—SUBSEQUENT EVENTS:

        Subsequent events are defined as those events or transactions that occur after the balance sheet date, but before the financial statements are issued or available to be issued. The Company completed an evaluation of the impact of any subsequent events through November 22, 2017, the date at which the financial statements were available to be issued.

        In August 2017, the Company announced its intention to merge with Avista Healthcare Public Acquisition Corporation ("AHPAC"). The transaction values Envigo at over $900 million, and is expected to close in early 2018.

        On October 31, 2017, the Company completed the sale of its dog breeding business for total consideration of $8 million. The business had operations in the UK and France. Revenue from the business was less than $5 million for the year ended December 31, 2016 and the nine months ended September 30, 2017, respectively.

ENVIGO HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)

FOR THE YEAR ENDED DECEMBER 31, 2014

DOLLARS IN (000's)

Year ended December 31, 2014
Net service revenue	$231,505
Net product revenue	119,494

Total net revenues	350,999
Service cost of sales	(164,798)
Product cost of sales	(95,708)
Selling, general and administrative expenses	(69,462)
Amortization of intangible assets	(6,524)
Other operating expenses	(35,050)

Operating expense	(20,543)
Interest expense, net	(32,303)
Interest expense, related parties	(4,519)
Foreign exchange loss	(14,475)
Other income	1,629

Loss from continuing operations, before income taxes	(70,211)
Income tax benefit	4,842

Loss from continuing operations	(65,369)
Loss from discontinued operations, net of tax	(3,736)

Consolidated net loss	(69,105)
Net loss attributable to non-controlling interests	27

Net loss attributable to the stockholders	$(69,078)

See accompanying notes to unaudited consolidated financial statements

ENVIGO HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF COMPREHENSIVE LOSS (UNAUDITED)

FOR THE YEAR ENDED DECEMBER 31, 2014

DOLLARS IN (000's)

Year ended December 31, 2014
Consolidated net loss	$(69,105)
Other comprehensive loss, net of tax
Foreign currency translation adjustments	(3,478)
Defined benefit plans:
Actuarial gain on plan assets	2,007
Actuarial loss on benefit obligations	(16,156)
Amortization of actuarial losses and prior service costs included in net periodic benefit cost	2,831

Other comprehensive loss, net of tax	(14,796)

Consolidated comprehensive loss	(83,901)
Comprehensive loss attributable to non-controlling interests	156

Comprehensive loss attributable to the stockholders	$(83,745)

See accompanying notes to unaudited consolidated financial statements

ENVIGO HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED)

FOR THE YEAR ENDED DECEMBER 31, 2014

DOLLARS IN (000's)

Year ended December 31, 2014
Cash flows from operating activities:
Consolidated net loss	$(69,105)
Adjustments to reconcile consolidated net loss to net cash (used in) operating activities:
Depreciation and amortization	28,228
Loss on disposal of property, plant and equipment	195
Impairment of trade names	14,208
Non-cash compensation expense associated with employee stock compensation plans	1,881
Non-cash movement on inventory associated with purchase accounting	4,325
Gain on casualty insurance	(1,381)
Foreign exchange loss (gain) on intercompany balances	14,475
Income tax (benefit)	(4,842)
(Recovery of) losses on accounts receivable	(509)
Amortization of debt issue and financing costs included in interest expense	10,282
Capitalization of accrued interest	4,357
Changes in operating assets and liabilities:
Accounts receivable and unbilled receivables	(6,859)
Prepaid expenses and other current assets	(2,389)
Inventories	(1,811)
Research and development credit, net	(6,211)
Accounts payable, accrued expenses and other liabilities	(10,121)
Accrued loan interest	1,908
Fees invoiced in advance	8,856
Defined benefit pension plan liabilities	(4,609)

Net cash (used in) operating activities	(19,122)

Cash flows from investing activities:
Cash from acquisition of business, net	13,762
Purchase of property, plant and equipment	(11,735)
Proceeds from sale of property, plant and equipment	7,877
Proceeds from casualty insurance	610

Net cash provided by investing activities	10,514

Cash flows from financing activities:
Capital contribution from Envigo International Holdings, Inc.	39,400
Proceeds from long-term borrowings	30,000
Repayment of short-term borrowings	(282)
Financing fees	(9,908)

Net cash provided by financing activities	59,210

Effect of exchange rate changes on cash and cash equivalents	(3,733)

Increase in cash and cash equivalents	46,869
Cash and cash equivalents at beginning of year	14,093

Cash and cash equivalents at end of year	$60,962

Supplementary Disclosures:
Interest paid	$20,103
Income taxes paid	$1,165

See accompanying notes to unaudited consolidated financial statements

ENVIGO HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED STATEMENTS

DECEMBER 31, 2014

DOLLARS IN (000's)

        The financial statements for the year ended December 31, 2014 in this proxy statement/prospectus are unaudited.

        All financial information relating to Envigo for the year ended December 31, 2014 in this proxy statement/prospectus is for Envigo Holdings, Inc., a direct wholly-owned subsidiary of Envigo International Holdings, Inc. For the year ended December 31, 2014 and as of December 31, 2014, Envigo International Holdings, Inc. had no material assets or liabilities other than its equity interest in Envigo Holdings, Inc. and conducted no trading operations.

NOTE 1—BPAL AND ITS OPERATIONS:

        Envigo Holdings, Inc. (prior to September 21, 2015 known as BPAL Holdings, Inc. and referred to in this note as "BPAL") was incorporated in the State of Delaware on February 6, 2012. It is a direct wholly owned subsidiary of Envigo International Holdings. BPAL is a global contract research organization, providing laboratory-based, non-clinical testing services for biological safety evaluation to the biopharmaceutical, crop protection and chemical industries. The purpose of this safety evaluation is to identify risks to humans, animals or the environment resulting from the use or manufacture of a wide range of compounds which are essential components of the BPAL's customers' products. The customers are required to perform the safety evaluations offered by BPAL because safety testing is mandated by governments around the world before products can be brought to market. BPAL also provides research models and services and laboratory animal diets and bedding.

        On April 29, 2014, BPAL acquired Harlan Laboratories, Inc. ("Harlan"), a global provider of non-clinical contract research services and research models and services and laboratory animal diets and bedding. The transaction has been accounted for as a business combination under the acquisition method of accounting. The assets and liabilities acquired have been recorded at their estimated fair values at the date of the acquisition, with the excess of the purchase price over these fair values recorded as goodwill. Since September 21, 2015, Harlan has been operating under the name Envigo Holding Corp.

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

        A summary of the significant accounting policies is set out below:

Basis of Presentation

        The consolidated financial statements include the accounts of BPAL and its subsidiaries in which BPAL holds a controlling interest, and are prepared in conformity with accounting principles generally accepted in the United States of America ("GAAP"). These financial statements have not been audited.

        BPAL accounts for non-controlling interests in accordance with Accounting Standard Codification ("ASC") 810, "Consolidation" ("ASC 810"). ASC 810 requires companies with non-controlling interests to disclose such interests clearly as a portion of equity but separate from Envigo International Holdings' equity. The non-controlling interests' portion of net loss is clearly presented on the consolidated statement of operations.

ENVIGO HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED STATEMENTS (Continued)

DECEMBER 31, 2014

DOLLARS IN (000's)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (Continued)

        All intercompany accounts and transactions have been eliminated in the consolidated financial statements.

Business Acquisitions

        BPAL accounts for acquired businesses using the acquisition method of accounting which requires that the assets acquired and liabilities assumed be recorded at the date of acquisition at their respective fair values. The judgments made in determining the estimated fair value assigned to each class of assets acquired and liabilities assumed, as well as asset lives, can materially impact net income. Accordingly, BPAL typically obtains assistance from a third-party valuation expert for significant items.

        The fair values of the net assets acquired are determined using the market and income approaches. The market approach, which indicates value for a subject asset based on available market pricing for comparable assets, was utilized to estimate the fair value of Harlan's freehold and leasehold property, plant and equipment and animal inventory. The market approach included prices and other relevant information generated by market transactions involving comparable assets as well as industry pricing guides and other sources. BPAL considers market comparable transactions, the condition and age of property and the expected proceeds from sale of property and equipment, among other factors. The income approach is used to value intangible assets, including non-contractual customer relationships, trade names and other intellectual property. The income approach indicates a value for a subject asset based on the present value of cash flows projected to be generated or cash expenditures avoided by having the right to use the asset. Projected cash flows are discounted at a weighted average cost of capital that reflects the relative risk of achieving the cash flows and the time value of money.

        Estimating the useful life of an intangible asset also requires judgment. For example, different types of intangible assets will have different useful lives, influenced by the nature of the asset, competitive environment, and rate of change in the industry. Certain assets may even be considered to have indefinite useful lives. All of these judgments and estimates can significantly impact the determination of the amortization period of the intangible asset, and thus net income.

Foreign Currencies

        Transactions in currencies other than the functional currency of each entity are recorded at the rates of exchange at the date of the transaction. Assets and liabilities in currencies other than the functional currency are translated at the rates of exchange at the balance sheet date and the related transaction gains and losses are reported in the consolidated statements of operations, as other income (expense). BPAL records gains and losses from re-measuring intercompany loans as a component of other income (expense).

        Upon consolidation, the results of operations of subsidiaries whose functional currency is other than the US dollar are translated into US dollars at the average exchange rate, assets and liabilities are translated at year-end exchange rates, capital accounts are translated at historical exchange rates, and retained earnings are translated at the weighted average of historical rates. Translation adjustments are excluded from the determination of net income and are recorded as a separate component of equity within accumulated other comprehensive loss in the consolidated financial statements.

ENVIGO HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED STATEMENTS (Continued)

DECEMBER 31, 2014

DOLLARS IN (000's)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (Continued)

Use of Estimates

        The preparation of consolidated financial statements in conformity with GAAP requires BPAL to make estimates and judgements that may affect the reported amounts of assets, liabilities, revenues, and expenses, and related disclosures of contingent assets and liabilities. These include management estimates in the calculation and timing of revenue recognition, pension liabilities, deferred tax assets and liabilities and the related valuation allowance. Although estimates are based upon management's best estimate using historical experience, current events, and actions, actual results could differ from those estimates. Changes in estimates are reflected in reported results in the period in which they become known.

Revenue Recognition

  Net Service Revenues

        Net service revenues are earned under contractual arrangements, which generally range in duration from a few days to three years. Net revenue from these contracts is generally recognized over the term of the contracts as services are rendered using the proportional performance method of accounting.

        Revenue is recognized under these arrangements based on the ratio of outputs or performance obligations completed to the total contractual outputs or performance obligations to be provided. Contracts may contain provisions for re-negotiation in the event of cost overruns due to changes in the level of work scope.

        Renegotiated amounts are included in net revenue when earned and realization is assured. Most service contracts may be terminated for a variety of reasons by BPAL's customers either immediately or upon notice at a future date. The contracts generally require payments to BPAL to recover costs incurred, including costs to wind down the study, and payment of fees earned to date, and in some cases to provide BPAL with a portion of the fees or income that would have been earned under the contract had the contract not been terminated early.

        Unbilled receivables are recorded for net service revenue recognized to date that is currently not billable to the customer pursuant to contractual terms. In general, amounts become billable upon the achievement of certain aspects of the contract or in accordance with predetermined payment schedules. Unbilled receivables are billable to customers within one year from the respective balance sheet date. Fees in advance are recorded for amounts billed to customers for whom net revenue has not been recognized at the balance sheet date (such as upfront payments upon contract authorization, but prior to the actual commencement of the study).

  Net Product Revenues

        BPAL recognizes revenue in relation to its products, which include research models, research model diets, bedding and biomedical products, when title and risk have been transferred, which usually occurs at the time of delivery to the customer. Product sales are recorded net of discounts to customers.

ENVIGO HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED STATEMENTS (Continued)

DECEMBER 31, 2014

DOLLARS IN (000's)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (Continued)

        BPAL accounts for shipping and handling costs billed to the customer as revenue. Shipping and handling costs incurred are recorded in cost of sales. BPAL accounts for the sale of containers used to ship products as revenue. Costs related to containers are recorded in cost of sales.

Accounts Receivables and Allowance for Uncollectible Accounts

        BPAL records accounts receivables net of an allowance for doubtful accounts. BPAL establishes an allowance for uncollectible accounts which it believes is adequate to cover anticipated losses on the collection of all outstanding trade receivables, which is based on historical information, a review of customer accounts and related receivables, and management's assessment of current economic conditions. BPAL reassesses the allowance for uncollectible accounts at the end of each quarter. Provisions to the allowance for doubtful accounts were $36 in 2014. Net recoveries and write-offs of provisions against the allowance for doubtful accounts were $545 in 2014.

Inventories

        Inventories consist primarily of research models stock, biomedical products and research model diets and bedding, and are stated at the lower of cost or market using average costing methodology. The determination of market value is assessed using the selling price of the products. Provisions are recorded to reduce the carrying value of inventory determined to be unsalable. Materials and supplies inventories are valued on a FIFO (first-in, first out) method at the lower of cost or market value.

Income Taxes

        BPAL recognizes deferred tax assets and liabilities for estimated future tax consequences of events attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted rates in effect for the year in which the differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of changes in tax rates is recognized in the statement of operations in the period in which the enactment rate changes. Deferred tax assets and liabilities are reduced through the establishment of a valuation allowance at such time as, based on available evidence, it is more likely than not the deferred tax assets will not be realized.

        BPAL accounts for uncertainties in income taxes using a "more-likely-than-not" threshold for recognizing and resolving uncertain tax positions. BPAL evaluates uncertain tax positions on a quarterly basis. BPAL also accrues for potential interest and penalties related to unrecognized tax benefits in income tax expense.

Cash and Cash Equivalents

        Cash and cash equivalents include all highly liquid investments with an original maturities of three months or less and consist primarily of amounts invested in money market funds and bank deposits.

ENVIGO HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED STATEMENTS (Continued)

DECEMBER 31, 2014

DOLLARS IN (000's)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (Continued)

Fair Value of Financial Instruments

        Fair value is the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining fair value, BPAL considers the principal or most advantageous market in which BPAL would transact, and the assumptions that market participants would use when pricing the asset or liability.

        BPAL's financial assets are measured and recorded at cost. BPAL's liabilities are measured and recorded at cost or amortized cost.

        BPAL utilizes the three-level valuation hierarchy for the recognition and disclosure of fair value measurements. The categorization of assets and liabilities within this hierarchy is based upon the lowest level of input that is significant to the measurement of fair value. The three levels of hierarchy consist of the following:

  •
  Level 1—Inputs to the valuation methodology are unadjusted quoted prices in active markets for identical assets or liabilities that BPAL has the ability to access at the measurement date.

  •
  Level 2—Inputs to the valuation methodology are quoted prices for similar assets and liabilities in active markets, quoted prices in markets that are not active or inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the instrument.

  •
  Level 3—Inputs to the valuation methodology are unobservable inputs based upon management's best estimate of inputs market participants could use in pricing the asset or liability at the measurement date, including assumptions about risk.

Concentration of Risk

        BPAL maintains cash and cash equivalents with various financial institutions. These financial institutions are located primarily in the US, UK and Switzerland and BPAL's policy is designed to limit exposure with any one institution. Balances in these accounts, at times, may be in excess of insured limits. BPAL has not experienced any losses in such accounts.

        Financial instruments that also potentially subject BPAL to concentrations of credit risk consist primarily of trade receivables from customers in the biopharmaceutical chemical, academic, and governmental sectors. BPAL believes its exposure to credit risk is minimal, as the customers are predominantly well established and viable. Additionally, BPAL maintains allowances for potential credit losses. Credit losses incurred have not historically exceeded management's expectations. BPAL's exposure to credit loss in the event that payment is not received for revenue recognized equals the outstanding accounts receivable and unbilled receivables less fees invoiced in advance.

        BPAL has a wide range of customers and suppliers and therefore, believes its concentration risk to any one customer or supplier is minimal. In the year ended December 31, 2014 no customer accounted for more than 10% of sales and no supplier accounted for more than 10% of purchases of goods and services.

        An analysis of BPAL's net revenues from continuing operations are included in Note 16.

ENVIGO HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED STATEMENTS (Continued)

DECEMBER 31, 2014

DOLLARS IN (000's)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (Continued)

Property, Plant and Equipment

        Property, plant and equipment are stated at cost and depreciated over its estimated useful lives on a straight-line basis.

        Estimated useful lives of respective assets are as follows:

Asset	Estimated Useful Lives
Land	Indefinite
Land improvements	5 - 13 years
Freehold buildings	10 - 45 years
Plant and equipment	3 - 25 years
Vehicles	3 - 5 years
Computers and software	3 - 5 years
Large animal breeding stock	5 years

        Leasehold buildings and improvements are depreciated over the lesser of its estimated useful life or remaining lease term. Repairs and maintenance expenses on these assets arising from the normal course of business are expensed in the period incurred.

Goodwill

        Goodwill represents the difference between the purchase price and the fair value of net tangible and identifiable net intangible assets acquired in business combinations when accounted for using the purchase method of accounting.

        Goodwill is not amortized, but is tested for impairment at the reporting unit level on an annual basis. Where a reporting unit had a positive carrying value, BPAL performed the quantitative impairment test by comparing, at the reporting unit level, the carrying value of the reporting unit to its fair value. Where a reporting unit had a negative carrying value, BPAL performed a qualitative impairment test. BPAL assesses fair value based upon its estimate of the present value of the future cash flows that it expects to be generated by the reporting unit. BPAL concluded there were no impairments of goodwill at December 31, 2014.

Long-Lived and Intangible Assets

        Long-lived and intangible assets are stated at cost or fair value acquired and amortized over their estimated useful lives on a straight-line basis. Estimated useful lives are as follows:

Asset	Estimated Useful Lives
Customer contracts	2 - 20 years
Customer relationships	11 - 20 years
Trade name	2 years
Intellectual property—animal strains	30 years

ENVIGO HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED STATEMENTS (Continued)

DECEMBER 31, 2014

DOLLARS IN (000's)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (Continued)

        Long-lived and intangible assets subject to amortization, to be held and used, are reviewed for impairment whenever events or changes in circumstances indicate that the related carrying amount may be impaired. BPAL records an impairment loss if the undiscounted future cash flows are found to be less than the carrying amount of the asset group. If an impairment loss has occurred, a charge is recorded to reduce the carrying amount of the asset to fair value. Long-lived and intangible assets subject to amortization to be disposed of are reported at the lower of carrying amount or fair value less cost to sell. No events or changes in circumstances have occurred that caused an evaluation of the recoverability of long-lived and intangible assets subject to amortization at December 31, 2014 other than the impairment of trade names (see Note 8).

        As of December 31, 2014, there were no intangible assets with indefinite useful lives.

Leased Assets

        Assets held under the terms of capital leases are included in property and equipment and are depreciated on a straight-line basis over the lesser of the useful life of the asset or the term of the lease. Obligations for future lease payments under capital leases, less attributable finance charges, are shown within liabilities and are presented between amounts falling due within and after one year.

        Operating leases are expensed on a straight-line basis over the lease term, and BPAL records the difference between amounts charged to operations and amounts paid within accrued expenses.

Pension Costs

        BPAL has a number of defined contribution plans, as well as three defined benefit plans, of which two are in UK subsidiaries and one in Switzerland.

        The projected benefit obligations and funded position of the defined benefit plans are estimated by actuaries and BPAL recognizes the funded status of its defined benefit plan on its consolidated balance sheet and recognizes gains, losses and prior service costs or credits that arise during the period that are not recognized as components of net periodic benefit cost as a component of accumulated other comprehensive income (loss), net of tax. BPAL measures plan assets and obligations as of the date of BPAL's year-end consolidated balance sheet making assumptions to anticipate future events.

        Additional information about certain effects on net periodic benefit cost for the next fiscal year that arise from delayed recognition of the gains or losses, prior service costs or credits, and transition assets or obligations are disclosed in the notes to the consolidated financial statements (see Note 14—Employee Benefits).

Debt, Issuance Costs and Stock Warrants

        In accordance with accounting guidance for debt, debt issued with stock warrants are recorded at their pro-rata fair values in relation to the proceeds received with the portion allocable to the warrants accounted for as a debt discount and paid-in-capital. Fees incurred related to the issuance of debt are capitalized and are amortized to interest expense using the effective interest method over the term of the loans.

ENVIGO HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED STATEMENTS (Continued)

DECEMBER 31, 2014

DOLLARS IN (000's)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (Continued)

        Costs charged by the lender, including the pro-rata fair value relating to issuance of stock warrants to the lender, are netted against the related debt and are amortized to interest expense using the effective interest method over the term of the debt. Other financing costs, other than costs charged directly by the lender, are capitalized as an asset and reflected in other assets as a deferred cost and are also amortized to interest expense using the effective interest method over the term of the debt.

Comprehensive Loss

        Comprehensive loss for the years presented is comprised of consolidated net loss plus the change in the cumulative translation adjustment equity account and the adjustments, net of tax, for the current year actuarial gains (losses) and prior service costs in connection with BPAL's defined benefit plans.

NOTE 3—RECENT ACCOUNTING PRONOUNCEMENTS:

        Please refer to Note 3 in the audited financial statements of Envigo International Holdings on page F-54.

NOTE 4—HARLAN ACQUISITION AND RELATED MATTERS:

        On April 29, 2014 (the "Acquisition Date"), BPAL acquired, pursuant to an Agreement and Plan of Merger, 100 percent of the outstanding common stock and voting interests of Harlan, a long established business offering full service, non-clinical, contract research services ("CRS") and research models and services and laboratory animal diets and bedding ("RMS").

        The acquisition involved no cash payments to Harlan's equity holders. The existing Harlan debt of $280,425 was refinanced pursuant to a Consent and Exchange Agreement, under which BPAL delivered new loans and warrants to Harlan lenders in full satisfaction of Harlan's indebtedness. The fair value of the long-term debt issued amounted to $245,910, including the fair value of warrants issued by Envigo International Holdings.

        The transaction has been accounted for using the acquisition method of accounting which requires, among other things, that assets acquired and liabilities assumed be recognized at their fair values as of

ENVIGO HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED STATEMENTS (Continued)

DECEMBER 31, 2014

DOLLARS IN (000's)

NOTE 4—HARLAN ACQUISITION AND RELATED MATTERS: (Continued)

the Acquisition Date. The following table summarizes the final allocation of assets acquired and liabilities assumed as of the Acquisition Date at estimated fair value:

April 29, 2014
Cash and cash equivalents	$13,762
Receivables and other current assets	65,634
Inventories	14,574
Property and equipment held for sale	7,050
Property and equipment	128,531
Intangible assets	50,520
Other assets	1,450
Long-term deferred income taxes	4,627

Total identifiable assets acquired	286,148
Long-term debt and capital leases	(598)
Long-term deferred income taxes	(30,510)
Retirement benefits	(13,606)
Current liabilities	(70,960)

Total liabilities assumed	(115,674)
Net identifiable assets acquired, excluding goodwill	170,474
Non-controlling interests	(1,488)
Goodwill	76,924

Net assets acquired	$245,910

        The fair values of the net assets acquired were determined using the market and income approaches. The market approach, which indicates value for a subject asset based on available market pricing for comparable assets, was utilized to estimate the fair value of Harlan's freehold and leasehold property, plant and equipment and animal inventory. The market approach included prices and other relevant information generated by market transactions involving comparable assets as well as industry pricing guides and other sources. BPAL considered market comparable transactions, the condition and age of property and the expected proceeds from sale of the property and equipment, among other factors. The income approach was used to value intangible assets, including non-contractual customer relationships, the Harlan trade name and other intellectual property related to animal strains. The income approach indicates a value for a subject asset based on the present value of cash flows projected to be generated or cash expenditures avoided by having the right to use the asset. Projected cash flows are discounted at a weighted average cost of capital that reflects the relative risk of achieving the cash flows and the time value of money.

        The fair value of debt has been determined using the market approach, using an appropriately required yield and comparing against the stated interest rate on the debt. The fair value of warrants were determined using the income approach, taking into consideration historical and future earnings, as well as the market prices and stock price volatility of comparable companies, to establish multiples.

ENVIGO HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED STATEMENTS (Continued)

DECEMBER 31, 2014

DOLLARS IN (000's)

NOTE 4—HARLAN ACQUISITION AND RELATED MATTERS: (Continued)

        The purchase price for the acquisition was allocated to the fair value of the assets acquired and liabilities assumed based on the estimates of the fair values at the Acquisition Date, with the amount exceeding the estimated fair values being recorded as goodwill.

        Harlan's results of operations have been included in BPAL's operating results for the period subsequent to the acquisition on April 29, 2014. Harlan contributed revenues of $191,019 from the date of acquisition through December 31, 2014 and a net loss attributable to BPAL of $12,335 from the date of acquisition through December 31, 2014.

Non-controlling interests

        BPAL recognizes non-controlling interests as equity in the consolidated financial statements separate from Envigo International Holdings' equity. The non-controlling interests were recorded at fair value at the date of the acquisition and subsequently adjusted for profit or loss attributable to the non-controlling interest. The amount of net income or loss attributable to non-controlling interests is included in consolidated net income on the face of the consolidated statement of operations. The fair value of non-controlling interests was determined by reference to the fair value of net assets acquired and the proportion attributable to the non-controlling interests.

Inventories

        The fair value of acquired inventories of $14,574 is valued at the estimated selling price less the cost of disposal and reasonable profit for the selling effort. The fair value write-up of acquired finished goods inventory was $4,325, the amount of which will be amortized over the expected turn of the acquired inventory. Accordingly, a $4,325 incremental cost of sales charge associated with the fair value write-up of inventory acquired in the merger was recorded for the year ended December 31, 2014.

Property, plant and equipment

        The fair value of acquired property, plant and equipment of $128,531 has been determined by a third-party valuation firm and is valued at its value-in-use, unless there was a known plan to dispose of an asset.

Property and equipment held for sale

        In connection with the acquisition of Harlan, BPAL classified $7,050 of acquired real estate as property and equipment held for sale at the Acquisition Date. The asset was recorded at the estimated fair value less estimated costs to sell.

        The property and equipment held for sale comprised of certain land and buildings located in Fullinsdorf, Switzerland. As of the Acquisition Date and through November, 2014, the real estate assets were being marketed for sale. The sale was consummated in December of 2014 resulting in net proceeds of $7,651.

ENVIGO HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED STATEMENTS (Continued)

DECEMBER 31, 2014

DOLLARS IN (000's)

NOTE 4—HARLAN ACQUISITION AND RELATED MATTERS: (Continued)

Intangible assets

        The identifiable intangible assets summarized in the table below have been amortized from the Acquisition Date based on their average useful lives. The aggregate amortization expense for the year ended December 31, 2014 was $1,580. The fair values and useful lives of the identified intangible assets are as follows:

	Fair value	Useful life
Trade name	$1,430	2 years
Intellectual property—animal strains	28,810	30 years
Customer relationships	20,280	20 years

	$50,520

Goodwill

        Goodwill in the amount of $76,924 has been recorded for the acquisition of Harlan, none of which is expected to be deductible for income tax purposes. Goodwill is calculated as the excess of the consideration transferred over the fair value of net assets recognized and represents the future economic benefits arising from other assets acquired that could not be individually identified and separately recognized such as the Harlan trained and assembled workforce as well as the synergies and other benefits that are expected to result from combining the operations of the two companies. Goodwill will not be amortized but tested for impairment at least annually.

        All of the goodwill is allocated to BPAL's RMS segment.

NOTE 5—CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS:

        BPAL and its subsidiaries are parties to a number of transactions with related parties.

Financing

        BPAL has an outstanding loan of $32,343 from related parties (including individuals and/or entities who are stockholders of Envigo International Holdings). The loan matures on November 7, 2022, and is payable in full on this date. This debt bears interest at a rate of 15% per annum, payable semi-annually in arrears. BPAL recorded interest expense of $4,357 for the year ended December 31, 2014. All of the interest payable on each interest payment date is capitalized and added to the principal amount of the loan. A total of $9,954 of interest arising on the loan was capitalized as of December 31, 2014.

Management Agreement

        BPAL is party to a management agreement (the "Management Agreement") with certain of its indirect shareholders (the "Providers"), under which the Providers are obligated to: (a) provide general monitoring and management services; (b) identify, support, negotiate and analyze acquisitions and

ENVIGO HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED STATEMENTS (Continued)

DECEMBER 31, 2014

DOLLARS IN (000's)

NOTE 5—CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS: (Continued)

dispositions by BPAL or its subsidiaries; (c) support, negotiate and analyze financing alternatives including in connection with acquisitions, capital expenditures, refinancing of existing indebtedness and equity issuances; (d) monitor finance functions, including assisting with the preparation of financial projections and compliance with financing agreements; (e) identify and develop growth strategies; and (f) other monitoring services that the Providers and BPAL agree upon. In consideration for the above mentioned services, the Providers are entitled to compensation in the aggregate amount of $2,250 per annum, plus expenses. In addition the Providers are entitled to fees and expenses relating to various financing transactions, which amounted to $5,256 in 2014.

        The Management Agreement remains in full force and effect so long as Baker, Jermyn Street and Savanna (the "Providers") and their respective affiliates collectively own at least 20% of the voting membership or other equity interests in BPAL; provided that (i) the Management Agreement terminates upon the sale of all or substantially all of BPAL's assets, and (ii) the Providers may terminate the agreement upon 30 days' notice to BPAL. Under the Management Agreement, BPAL indemnifies the Providers against all claims, liabilities, losses, damages and expenses as a result of any action, suit, proceeding or demand against the Providers by a third party, other than those resulting from the gross negligence or willful misconduct of the Providers.

Other

        On April 29, 2014, Hal Harlan, a founder and significant equity holder in Harlan Laboratories Holding Corp ("Harlan"), which was acquired by BPAL in April 2014, and an equity holder in Envigo International Holdings, became a director of Envigo International Holdings. Harlan had entered into lease agreements with entities owned by Hal Harlan at certain of its research model facilities under which BPAL paid rent of $219 in the year ended December 31, 2014. Hal Harlan receives annual fees of $250 for his services as a director of Envigo International Holdings.

        BPAL purchases medicated diets and bedding from an entity owned by Hal Harlan. Purchases from this entity were $1,959 during the year ended December 31, 2014. BPAL also sold $162 of diets to this entity during the year ended December 31, 2014.

        As described in Note 13—Commitments and Contingencies, the services of Andrew Baker are provided to BPAL via a management services contract with a company controlled by him, employed under a service agreement. Andrew Baker received payments of £712,726 during the year ended December 31, 2014. This agreement carries rights to termination payments.

NOTE 6—PROPERTY, PLANT AND EQUIPMENT:

        Depreciation expense totaled $21,704, in 2014. Depreciation expense on these capital leases amounted to $51 for 2014. Of the depreciation expense in the year ended December 31, 2014, $2,918 was included in discontinued operations.

        Acquisitions of property, plant and equipment aggregated $11,735 in 2014.

        Included within operating income is a loss on disposal of property, plant and equipment of $(195) in 2014.

ENVIGO HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED STATEMENTS (Continued)

DECEMBER 31, 2014

DOLLARS IN (000's)

NOTE 7—GOODWILL:

        Goodwill is not amortized, but is tested annually for impairment at the reporting unit level. BPAL reports its results in two operating segments: CRS and RMS. BPAL aggregates reporting units into operating segments if they are similar in the nature of the products or services, and the aggregation helps users better understand BPAL's performance. BPAL has three reporting units, CRS, RMS North America and RMS Rest of World.

        Goodwill is not amortized, but is tested annually for impairment at the reporting unit level. Where a reporting unit had a positive carrying value BPAL performed the quantitative impairment test by comparing, at the reporting unit level, the carrying value of the reporting unit to its fair value.

        Where a reporting unit had a negative carrying value, BPAL performed the qualitative impairment test. BPAL assesses fair value based upon its estimate of the present value of the future cash flows that it expects to be generated by the reporting unit. There were no impairments of goodwill as of December 31, 2014.

NOTE 8—INTANGIBLE ASSETS:

        Identifiable intangible assets are amortized over the period of their expected benefit, unless they were determined to have indefinite lives.

        Amortization expense for acquired intangibles for 2014 was $6,524.

        During the year ended December 31, 2014, BPAL assessed the useful life of the trade names as, following the acquisition of Harlan, a decision has been taken to adopt a new trade name for the combined business. Accordingly, the useful lives of the existing trade names have been assessed as two years and an impairment charge has been made based on the present value of future cash flows in the amount of $14,208, which was recorded in other operating expense for the CRS segment.

        Amortization expense for BPAL's intangible assets expected to be recorded for each of the next five years is as follows:

Year Ending December 31,	Intangible Assets Amortization
2015	$6,524
2016	7,739
2017	6,821
2018	6,821
2019	6,821
2020	6,821

ENVIGO HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED STATEMENTS (Continued)

DECEMBER 31, 2014

DOLLARS IN (000's)

NOTE 9—INCOME TAXES:

        An analysis of the components of the loss from operations before income tax benefit is presented below:

Year ended December 31, 2014
Loss before taxes:
US	$35,980
Non-US	37,930

73,910
Discontinued operations (non-US)	3,699

Total loss before taxes	$70,211

        The benefit for income taxes from continuing operations by location of the taxing jurisdiction consisted of the following:

Year ended December 31, 2014
Current taxation:
US-Federal	$(41)
US-State	288
Non-US	(2,386)

Total current	$(2,139)
Deferred Taxation:
US-Federal	4,124
US-State	905
Non-US	1,952

Total deferred	6,981
Income tax benefit	$4,842

        All income taxes relate to the continuing operations.

ENVIGO HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED STATEMENTS (Continued)

DECEMBER 31, 2014

DOLLARS IN (000's)

NOTE 9—INCOME TAXES: (Continued)

        Reconciliation between the US statutory rate and the effective rate is as follows:

Year ended December 31, 2014
US statutory rate	35%
Foreign rate differential	(13)%
Non-deductible items	(8)%
Valuation allowance	(12)%
State taxes	1%
US taxes on unremitted earnings	3%

Effective tax rate	6%

        BPAL conducts business in various international and domestic tax jurisdictions. As a result, BPAL is subject to tax examinations on a regular basis including, but not limited to, such major jurisdictions as the US, UK, Switzerland, the Netherlands and Spain.

        With few exceptions, BPAL is no longer subject to US federal and state income tax examinations for the years prior to 2006. The most significant US jurisdictions in which BPAL is required to file income tax returns includes the states of New Jersey, Maryland, Indiana, California and Wisconsin. In addition, with few exceptions, BPAL is no longer subject to foreign tax examinations for years prior to 2011.

        BPAL made cash payments for income taxes in the amount of $1,165 for the year ended December 31, 2014.

        At December 31, 2014, BPAL has Federal net operating losses in its US entities of $80,881 of which $126 expires in 2018, $523 expires in 2019, $1,087 expires in 2021, $414 expires in 2022, $1,784 expires in 2024, $5,892 expires in 2026, $1,504 expires in 2027, $6,841 expires in 2028, $16,241 expires in 2029, $18,673 expires in 2030, $6,934 expires in 2031, $7,667 expires in 2032, $6,627 expires in 2033, and $6,569 expires in 2034. Additionally BPAL has State net operating losses in its US entities at December 31, 2014 of $28,280 which will begin to expire in 2017. The utilization of these net operating losses is subject to limitations based on past changes in ownership of BPAL pursuant to Internal Revenue Code ("IRC") Section 382. BPAL has determined that an ownership change as defined by the IRC occurred on the Merger Date and the Acquisition Date.

        The gross amount of net operating losses at December 31, 2014 in the UK is $122,388 and has no expiration date. BPAL has provided a valuation allowance on the net operating loss carry forwards because it believes that it is more likely than not that those amounts will not be realized through taxable income in the foreseeable future. A full valuation allowance has been recorded for the total benefit of capital losses incurred in prior years, as BPAL does not anticipate that the benefit will be realized in the foreseeable future through the recognition of capital gains. At December 31, 2014, BPAL has net operating losses other foreign jurisdictions of $21,409 which will begin to expire in 2017, although many jurisdictions have no expiration date.

ENVIGO HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED STATEMENTS (Continued)

DECEMBER 31, 2014

DOLLARS IN (000's)

NOTE 9—INCOME TAXES: (Continued)

        BPAL evaluates its deferred income taxes to determine if valuation allowances are required or should just be adjusted. US GAAP requires that valuation allowances should be established against their deferred tax assets based on consideration of all available evidence, both positive and negative, using a "more likely than not" standard.

        This assessment considers, among other matters, the nature, frequency and amount of recent losses, the duration of statutory carryforward periods, and tax planning strategies. In making such judgments, significant weight is given to evidence that can be objectively verified.

        BPAL provides income taxes on the earnings of foreign subsidiaries to the extent those earnings are taxable or expected to be remitted. BPAL's historical policy has been to leave its unremitted foreign earnings invested indefinitely outside the United States and intends to continue this policy. It is not practical to estimate the amount of additional tax that might be payable if such accumulated earnings were remitted.

        Additionally, if such accumulated earnings were remitted, certain countries impose withholding taxes that, subject to certain limitations, would be available for use as a tax credit against any Federal income tax liability arising from such remittance.

        BPAL recognizes a tax benefit from uncertain tax positions only if BPAL believes it is "more likely than not" to be sustained upon examinations based on the technical merits of the position. The amount of the accrual for which an exposure exists is measured as the largest amount of benefit determined on a cumulative probability basis that BPAL believes is "more likely than not" to be realized upon ultimate settlement of the position. BPAL accrues interest and penalties in relation to previously unrecognized tax benefits as a component of income tax expense.

        As of December 31, 2014, the balance of the reserve for previously unrecognized tax benefits was $707, which is recorded in accrued expenses and other liabilities on the consolidated balance sheet. This balance is comprised entirely of interest and penalty amounts as of December 31, 2014. BPAL anticipates no significant increase in the previously unrecognized benefit during the next 12 months. The only changes in this balance during the year ended December 31, 2014 are due to currency fluctuations. All other unrecognized tax benefits as of December 31, 2014, if recognized, would favorably affect the income tax expense in future years. In accordance with accounting for income taxes, BPAL nets all current and non-current assets and liabilities by tax jurisdiction.

ENVIGO HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED STATEMENTS (Continued)

DECEMBER 31, 2014

DOLLARS IN (000's)

NOTE 10—OTHER OPERATING EXPENSE:

        Other operating expense consists of the following:

Year ended December 31, 2014
Reduction in force (see Note 11)	$1,691
Transaction related expenses	11,611
Integration and transition expenses	7,540
Impairment of trade names (see Note 8)	14,208

$35,050

        Integration and transition expenses for the year ended December 31, 2014 comprises $7,540 related to professional fees and restructuring costs specific to the integration following the acquisition of Harlan in 2014.

        Transaction related expenses for the year ended December 31, 2014 primarily consist of financial and legal advisory fees and consulting related to the acquisition of Harlan.

NOTE 11—REDUCTION IN FORCE:

        Included within other operating expenses for the year ended December 31, 2014 is an amount of $1,691 in relation to reduction in force programs that were enacted through the year as part of the integration of Harlan. These programs reduced annualized labor cost by approximately $5,500.

NOTE 12—OTHER INCOME:

        Other income for the year ended December 31, 2014, consists primarily of casualty insurance proceeds.

NOTE 13—COMMITMENTS AND CONTINGENCIES:

Employment Contracts

        The services of Mr. Baker are provided to BPAL via a management services contract with a company controlled by him. BPAL has also entered into service agreements with four other executive officers. In each case, the amount payable by BPAL on termination of the contract 'without cause' in the event of 'change of control' (as defined in the relevant contract) is equivalent to 2.99 times the officer's annual salary plus all incentive compensation earned in the 12 months prior to termination. The total amount of these executive officers' remuneration for the year ended December 31, 2014 was $5,412. In addition, BPAL has entered into employment agreements with other officers and key employees on substantially similar terms.

ENVIGO HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED STATEMENTS (Continued)

DECEMBER 31, 2014

DOLLARS IN (000's)

NOTE 13—COMMITMENTS AND CONTINGENCIES: (Continued)

Leases

        Operating lease expenses were as follows:

Year ended December 31, 2014
Plant and equipment	$5,085
Property leases	5,628
Other operating leases	69
Related party operating leases	219

$11,001

Contingencies

        BPAL is party to certain legal actions arising out of the normal course of its business. In management's opinion, none of these actions will have a material effect on BPAL's operations, financial condition or liquidity. No form of proceedings has been brought, instigated or is known to be contemplated against BPAL by any government agency.

NOTE 14—EMPLOYEE BENEFITS:

Stock Appreciation Rights

        Certain of BPAL's officers and employees have been granted stock appreciation rights ("SARs") in Envigo International Holdings. Stock compensation expense related to these grants is recognized by BPAL. Upon exercise, each SAR entitles the holder to receive an amount in cash equal to the difference between the notional fair market value of one share in Envigo International Holdings on exercise date and the notional fair market value of one share in Envigo International Holdings on the grant date.

Date of Grant	Number Granted	Exercise price	Terms	Date 1st 50% became exercisable	No of SARs exercisable— 1st 50%	Date 2nd 50% became exercisable	No of SAR's exercisable— 2nd 50%
December 3, 2010	1,397,878	$8.50	10 years	November 24, 2011	698,939	November 24, 2011	698,939
May 11, 2011	20,000	$8.50	10 years	May 11, 2012	10,000	May 11, 2013	10,000
September 15, 2011	5,000	$8.50	10 years	September 15, 2012	2,500	September 15, 2013	2,500
July 31, 2012	20,000	$8.50	10 years	July 31, 2013	10,000	July 31, 2014	10,000
July 31, 2012	10,000	$8.50	10 years	July 31, 2012	5,000	December 3, 2012	5,000
October 1, 2012	25,000	$8.50	10 years	October 1, 2013	12,500	October 1, 2014	12,500
March 1, 2013	20,000	$8.50	10 years	March 1, 2014	10,000	March 1, 2015	10,000

        11,563 SARs were forfeited in the year ended December 31, 2014.

ENVIGO HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED STATEMENTS (Continued)

DECEMBER 31, 2014

DOLLARS IN (000's)

NOTE 14—EMPLOYEE BENEFITS: (Continued)

        The fair market value of the SARs is calculated using the Black-Scholes option pricing model and the following assumptions:

Year ended December 31, 2014
Expected dividend yield of stock	0%
Expected volatility of stock	32.0%
Risk-free interest rate	1.35% - 1.66%
Expected term of SARs	3.0 - 5.0 years

        The expected life is the number of years that BPAL estimates, based upon history, that the SARs will be outstanding prior to exercise or forfeiture. Expected life is determined using the "simplified method". The stock volatility factor is based on an average volatility rate of entities providing similar services. BPAL did not use the volatility rate for BPAL's common stock, as BPAL's common stock does not trade on an exchange or market.

        The SARs generally vest over a two-year period. The value of the SARs is recognized as compensation expense on a straight-line basis over the vesting period. The liability is re-measured at the end of each reporting period until final settlement occurs with the change in fair value recorded in the Consolidated Statement of Operations.

        Once vested, the SARs may only be exercised on March 31 and September 30 of each year. The holders may only exercise 50% of the rights granted to them at any one time. The SARs have a term of ten years.

        BPAL had unvested SARs compensation expense of $19 at December 31, 2014, with a total weighted average remaining term of 8.19 years for the year ended December 31, 2014. Stock-based compensation expense associated with the change in fair value of the SARs amounted to $1,881 for the year ended December 31, 2014. The exercise price of the SARs was below the market value as of December 31, 2014.

        BPAL has not recorded any tax benefit relating to this expense as the majority of the compensation will be paid to employees that are located outside of the US and the deduction is disallowed in that taxing jurisdiction. Accordingly, no tax benefit is expected to be realized by BPAL.

Liquidity SARs

        BPAL has also issued Liquidity SARs to senior management. These SARs are only exercisable if there is a liquidity event, defined as a change of control, an Initial Public Offering with a value greater than $75.0 million or a Dividend Recapitalization of more than $15 per share. The SARs vest on January 1, 2018 or sooner if there is a liquidity event. No liability has been recognized as there has been no liquidity event as of December 31, 2014.

ENVIGO HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED STATEMENTS (Continued)

DECEMBER 31, 2014

DOLLARS IN (000's)

NOTE 14—EMPLOYEE BENEFITS: (Continued)

Defined Benefit Plan

        BPAL operated the LSR Pension and Life Assurance Scheme (the "LSR Plan") through to December 31, 2002. The LSR Plan has been closed to new entrants since April 5, 1997. As of December 31, 2002, the accumulation of plan benefits of employees in the LSR Plan was permanently suspended, and therefore, the LSR Plan was curtailed.

        As part of the acquisition of Harlan, BPAL has an additional benefit plan in the UK, the Harlan Laboratories UK Scheme (the "Harlan UK Plan") which operated through to April 2012. As of April 30, 2012, the accumulation of plan benefits of employees in the Harlan UK Plan was permanently suspended and therefore the Harlan UK Plan was curtailed. BPAL also operates a defined benefit plan in Switzerland (the "Switzerland Plan"). In December 2014, following the decision to cease the operations in Switzerland a curtailment of benefits resulted.

        The accumulated benefit obligation is the same as the projected benefit obligation for the LSR and Harlan UK Plans as they have been curtailed, and for the portion of the Switzerland Plan that has been curtailed. The accumulated benefit obligation for the Switzerland Plan is $52,649.

        The following tables summarize the changes in the benefit obligation funded status of BPAL's defined benefit plans and amounts reflected in BPAL's consolidated balance sheet as of December 31,

ENVIGO HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED STATEMENTS (Continued)

DECEMBER 31, 2014

DOLLARS IN (000's)

NOTE 14—EMPLOYEE BENEFITS: (Continued)

2014. All assets and liabilities have been converted from British Pounds and Swiss Francs to US Dollars using year-end exchange rates.

	LSR Plan	Harlan UK Plan	Switzerland Plan	Total
Change in projected benefit obligation:
Projected benefit obligation, beginning of period	$209,700	$—	$—	$209,700
Projected benefit obligation, on acquisition	—	19,986	84,595	104,581
Service cost	—	—	1,511	1,511
Interest cost	8,706	573	1,095	10,374
Contributions by plan participants	—	—	753	753
Benefits paid	(6,968)	(317)	(8,677)	(15,962)
Foreign currency translation adjustment	(13,054)	(1,727)	(8,986)	(23,767)
Actuarial loss	13,143	1,964	1,049	16,156

Projected benefit obligation at end of year	$211,527	$20,479	$71,340	$303,346

Change in fair value of plan assets:
Fair value of plan assets, beginning of period	$170,187	$—	$—	$170,187
Fair value of plan assets, on acquisition		16,711	74,264	90,975
Actual return on plan assets	12,376	998	188	13,562
Employer contributions	5,234	727	1,333	7,294
Employee contributions	—	—	753	753
Foreign currency translation adjustment	(10,592)	(1,419)	(7,719)	(19,730)
Benefits paid-recurring	(6,968)	(317)	(8,677)	(15,962)

Fair value of plan assets, end of year	170,237	16,700	60,142	247,079

Funded status	$(41,290)	$(3,779)	$(11,198)	$(56,267)

        The net periodic benefit costs under BPAL's defined benefit plans for the year ended December 31, 2014, were as follows:

LSR Plan
Components of net periodic benefit expense:
Interest cost	$8,760
Expected return on assets	(9,162)
Amortization of prior loss	2,915

Net periodic benefit cost	$2,513

ENVIGO HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED STATEMENTS (Continued)

DECEMBER 31, 2014

DOLLARS IN (000's)

NOTE 14—EMPLOYEE BENEFITS: (Continued)

Harlan UK Plan
Components of net periodic benefit expense:
Interest cost	$573
Expected return on assets	(673)
Amortization of prior loss	15

Net periodic benefit cost	$(85)

Switzerland Plan
Components of net periodic benefit expense:
Service cost	$1,511
Interest cost	1,095
Expected return on assets	(1,593)
Amortization of prior service (credit)	(572)

Net periodic benefit cost	$441

        The major assumptions used in determining the net periodic benefit costs for the year ended December 31, 2014 were as follows:

	LSR Plan	Harlan UK Plan	Switzerland Plan
Discount rate	4.50%	3.60%	1.40%
Expected return on plan assets	5.74%	6.10%	2.80%
Rate of compensation increases	—	—	0.50%

        The expected returns on plan assets were based on market yields at the measurement date. Expected returns on the equity and other assets allowed for expected economic growth.

        The weighted-average assumptions used in determining benefit obligations for the year ended December 31, 2014 were as follows:

	LSR Plan	Harlan UK Plan	Switzerland Plan
Discount rate	3.60%	3.60%	1.40%
Rate of compensation increases	—	—	0.00%

        Discount rates were determined for each defined benefit retirement plan at their measurement date to reflect the yield of a portfolio of high quality bonds matched against the timing and amounts of projected future benefit payments.

        BPAL's expected long-term return on plan assets assumption is based on a periodic review and modelling of the plans' asset allocation over a long-term horizon. Expectations of returns for each asset class are the most important of the assumptions used in the review and modelling, based on reviews of historical data and economic/financial market theory. The expected long-term rate of return on assets

ENVIGO HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED STATEMENTS (Continued)

DECEMBER 31, 2014

DOLLARS IN (000's)

NOTE 14—EMPLOYEE BENEFITS: (Continued)

was selected from within the range of rates determined by (1) historical actual returns, net of inflation, for the asset classes covered by the investment policy, and (2) projections of inflation over the long-term period during which benefits are payable to plan participants.

        During the year ended December 31, 2014, BPAL contributed $7,294 to the pension plans.

        Expected benefit payments are estimated using the same assumptions used in determining BPAL's benefit obligations as of December 31, 2014. Benefit payments will depend on future employment and compensation levels, among other factors, and changes in any of these factors could significantly affect these estimated future benefit payments. Estimated pension benefit payments expected to be paid in cash in each of the next five years and in the aggregate for the following five years thereafter are as follows:

	LSR Plan	Harlan UK Plan	Switzerland Plan	Total
2015	$5,902	$371	$2,009	$8,282
2016	6,951	387	1,980	9,318
2017	7,727	430	2,036	10,193
2018	8,504	469	2,204	11,177
2019	9,280	553	2,516	12,349
2020 - 2024	42,208	4,500	12,971	59,679

Defined Contribution Plan

        On April 6, 1997, BPAL established a defined contribution plan, the Group Personal Pension Plan, for BPAL employees in the UK. Additionally, a defined contribution plan is also available for employees in the US. The retirement benefit expense for 2014 was $2,090.

NOTE 15—DISCONTINUED OPERATIONS

        In October 2014, BPAL announced a decision to close its CRS operations in Switzerland. Prior to the announcement, BPAL evaluated alternatives for the CRS operations in Switzerland including the sale of the business as a whole or in parts. As this was not considered viable, there will be a gradual reduction in services as customer studies are completed over an 18 month period. Certain of the activities being performed in regulatory and archiving will continue to operate and their results and operations have been included in continuing operations.

        The CRS operations in Switzerland are classified as discontinued operations in the consolidated statements of operations and presented as assets and liabilities of discontinued operations in the consolidated balance sheets in order to conform with the presentation in 2015 as discontinued operations.

ENVIGO HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED STATEMENTS (Continued)

DECEMBER 31, 2014

DOLLARS IN (000's)

NOTE 15—DISCONTINUED OPERATIONS (Continued)

        The discontinued operations of CRS operations in Switzerland are summarized below:

Year ended December 31, 2014
Net revenues	$23,075
Cost of sales	(22,279)

Gross profit	796
Selling, general and administrative expenses	(4,076)
Other operating expense	(419)

Operating loss	(3,699)

Income tax expense	(37)

Loss from discontinued operations, net of income tax	$(3,736)

Consolidated Statement of Cash Flows

        For the year ended December 31, 2014, the impact of discontinued CRS operations in Switzerland on the Consolidated Statements of Cash Flows for "Depreciation and amortization" contained in "Cash used in operating activities" was $3,024. For the year ended December 31, 2014, the impact on cash flows related to "Property, plant and equipment contained in "cash used in investing activities" was $673 for "Purchase of property, plant and equipment" and $7,752 for "Proceeds from sale of property, plant and equipment.".

NOTE 16—OPERATING SEGMENTS:

        Operating segments are components of an enterprise for which separate financial information is available that is evaluated regularly by chief operating decision makers in deciding how to allocate resources and in assessing performance. BPAL identifies operating segments based on management responsibility and believes it meets the criteria for aggregating its operating segments into two reporting units.

        Effective with the acquisition of Harlan, BPAL now has two reportable operating segments consisting of Contract Research Services ("CRS") and Research Models and Services ("RMS"). CRS consists of sales of a wide variety of testing services to support customers in product development and registration in the biopharmaceutical, crop protection and chemical industries. The RMS segment consists of sales of research models, research model services, diets and bedding, and other related services. BPAL uses operating income excluding amortization and other operating expense to make resource allocation decisions and assess the ongoing performance of BPAL's business segments. Amortization, other operating expense, interest income, interest expense and income taxes are excluded from the segment profitability metric as they are not considered in the performance evaluation by BPAL's chief operating decision-makers.

ENVIGO HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED STATEMENTS (Continued)

DECEMBER 31, 2014

DOLLARS IN (000's)

NOTE 16—OPERATING SEGMENTS: (Continued)

        There are certain items are maintained at Corporate and are not allocated to a segment. The corporate costs consist of executive compensation, executive benefit programs, defined benefit pension expense, corporate finance, legal and human resource personnel and certain IT expenditures.

        Asset information on an operating segment basis is not disclosed as this information is not separately identified nor internally reported to BPAL's chief operating decision makers.

        Operating segment information is as follows:

Year ended December 31, 2014	CRS	RMS	Corporate	Total
Net revenues	$231,505	119,494	$—	350,999
Operating income (expense) before other operating expense and amortization	43,030	6,894	(28,893)	21,031

        Net revenues of BPAL are allocated by location based on where the revenues are earned.

        The analysis of BPAL's net revenues from continuing operations, by location, for the year ended December 31, 2014 is as follows:

2014
Net Revenues
UK	$193,310
US	108,132
Rest of the world	49,557

$350,999

NOTE 17—SUBSEQUENT EVENTS:

        Please refer to Note 21 in the audited financial statements of Envigo International Holdings on page F-82.

Annex A

EXECUTION VERSION

TRANSACTION AGREEMENT

AMONG

ENVIGO INTERNATIONAL HOLDINGS, INC.,

AVISTA HEALTHCARE PUBLIC ACQUISITION CORP.,

AVISTA HEALTHCARE MERGER SUB,  INC.,

AVISTA HEALTHCARE NEWCO, LLC

AND

JERMYN STREET ASSOCIATES LLC,

SOLELY IN ITS CAPACITY AS THE

SHAREHOLDER REPRESENTATIVE HEREIN

Dated as of August 21, 2017

A-i

A-ii

A-iii

INDEX OF DEFINED TERMS

Action	20
Administrative Costs	88
Affiliate	66
Aggregate Cash Election Amount	12
Agreement	1
Alternative Transaction	48
Ancillary Agreements	66
Anti-Corruption Laws	66
Antitrust Approvals	53
Antitrust Authority	54
Antitrust Laws	54
Audited Financial Statements	18
Business Combination	67
Business Combination Proposal	67
Business Day	67
Cash	67
Cash Election SAR/Option	7
Cash Election Share	5
Cash Election Warrant	6
Cayman Law	1
Change in Control	73
Change in Recommendation	52
Change of Control	73
Class A Shares	37
Class B Holders	1
Class B Shares	37
Closing	3
Closing Certificate	14
Closing Date	3
Code	67
Commercial Tax Agreement	21
Company	1
Company By-Laws	15
Company Certificate	15
Company Class A Common Stock	15
Company Class B Common Stock	15
Company Common Stock	15
Company Disclosure Schedule	15
Company Holders	67
Company Intellectual Property	26
Company IT Systems	27
Company Material Adverse Effect	67
Company Option	68
Company Preferred Stock	15
Company Recommendation	2
Company SAR	68
Company Series A Warrants	15
Company Series B Warrants	15
Company Sponsor	68

A-iv

Company Sponsor 1	68
Company Sponsor Fee Shares	61
Company Stock	15
Company Stockholder Approval	2
Company Transaction Expenses	68
Company Warrants	15
Confidentiality Agreement	51
Contract	69
control	66
controlled	66
controlling	66
Credit Agreements	69
DEA	34
Debt Financing	60
DGCL	1
Dissenting Shares	14
DLLCA	2
Domestication	1
Election	12
Election Deadline	13
Election Period	13
employee benefit plan	22
Employee Benefit Plan	22
Encumbrances	69
Environmental Laws	70
Environmental Permits	30
Equity Financing	60
ERISA	22
Exchange Act	70
Exchange Agent	8
Exchange Fund	4
Excluded Options/SARs	7
Excluded Shares	5
Ex-Im Laws	70
Existing 2014 First Lien Credit Agreement	70
Existing 2014 Liquidity Facility Credit Agreement	70
Existing 2014 Second Lien Credit Agreement	70
Existing 2016 First Lien Credit Agreement	70
Existing Third Lien Debt	71
FDA	34
Financial Statements	18
First Certificate of Merger	4
First Merger	1
First Merger Effective Time	4
Foreign Plan	23
Form of Election	13
Forward-Looking Statements	37
fraud	57
Fully Diluted Share Number	71
GAAP	18
Government Official	19

A-v

Governmental Entity	71
Hazardous Materials	71
hereby	80
herein	80
hereof	80
hereunder	80
HHS	35
HIPAA	71
Holder	12
HSR Act	71
including	80
including, without limitation	80
Indebtedness	71
Indebtedness Amount	72
Indemnified Liabilities	55
Indemnified Persons	54
Integrated Transaction	2
Intellectual Property	72
IP Agreement	72
Key Employees	72
Knowledge	72
Law	72
Leased Real Property	29
Leases	73
Lender Consent and Amendment	73
Material Contracts	32
materiality	63
Merger Consideration	9
Merger Sub	1
Mergers	1
Nasdaq	57
New Parent Warrant	74
New Warrant Expense	74
NewCo	1
Non-Recourse Party	84
Obligations	74
OFAC	74
OHRP	35
Organizational Documents	74
Owned Real Property	29
Parent	1
Parent Articles of Association	74
Parent Board	2
Parent Board Recommendation	52
Parent Disclosure Schedule	37
Parent Material Adverse Effect	74
Parent Material Contract	75
Parent Ordinary Shares	37
Parent Preferred Stock	37
Parent SEC Documents	40
Parent Shareholder Approval	40

A-vi

Parent Shareholder Redemption	75
Parent Shareholder Redemption Amount	75
Parent Shareholders Meeting	52
Parent Sponsor	1
Parent Sponsor Letter Agreement	2
Parent Stock	37
Per SAR/Option Cash Consideration	7
Per SAR/Option Stock Consideration	8
Per SAR/Option Total Cash Consideration	7
Per SAR/Option Total Stock Consideration	8
Per Share Cash Consideration	5
Per Share Stock Consideration	5
Per Share Total Cash Consideration	5
Per Share Total Stock Consideration	6
Permits	75
Permitted Encumbrances	29
Person	75
Personal Information	75
personally identifiable information	75
PHI	75
PII	75
Policies	31
Premerger Notification Rules	76
Privacy Laws	76
Private Placement Warrants	38
Privileged Communications	86
Pro Rata Share	76
prohibited transaction	23
Proxy Statement	49
Public Warrants	38
Purchaser Group	76
Real Property	29
Registered Intellectual Property	76
Registration Rights Agreement	3
Related Parties	32
Representatives	50
Restricted Cash	76
Risk Factors	37
Sanctioned Country	76
Sanctioned Person	76
Sanctions Laws	77
Second Certificate of Merger	4
Second Merger	1
Second Merger Effective Time	10
Section 431 Election	9
Securities Act	40
Seller Group	77
Seller Group Law Firm	86
Shareholder Representative	1
Software	77
Sponsor Warrant Purchase	2

A-vii

Subsidiary	77
Surviving Corporation	1
Surviving NewCo	1
Tax	77
Tax Receivable Agreement	3
Tax Returns	77
Terminable Breach	64
Termination Date	64
this Agreement	80
this Section	80
this subsection	80
Trade Secrets	77
Transaction Proposals	52
Transfer Taxes	77
Treasury Regulations	77
Trust Account	78
Trust Agreement	78
Trust Amount	43
Trustee	78
UK Pension Plan	22
Unaudited Financial Statements	18
Waived 280G Benefits	58
Warrants	38
Written Consent	2

A-viii

TRANSACTION AGREEMENT

        This TRANSACTION AGREEMENT, dated as of August 21, 2017 (this "Agreement"), is made by and among Envigo International Holdings, Inc., a Delaware corporation (the "Company"), Avista Healthcare Public Acquisition Corp., a Cayman Islands exempted company ("Parent"), Avista Healthcare Merger Sub, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of Parent ("Merger Sub"), Avista Healthcare NewCo, LLC, a Delaware limited liability company and a direct, wholly-owned subsidiary of Parent ("NewCo") and Jermyn Street Associates LLC, solely in its capacity as Shareholder Representative pursuant to Section 8.6 herein (the "Shareholder Representative").

        WHEREAS, Parent is a blank check company incorporated as a Cayman Islands exempted company and incorporated for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses;

        WHEREAS, immediately prior to the Closing (as defined below) or at any earlier time that is in accordance with Section 2.3(d) and subject to the conditions of this Agreement, Parent shall transfer by way of continuation out of the Cayman Islands into the State of Delaware or domesticate as a Delaware corporation (the "Domestication") in accordance with Section 388 of the Delaware General Corporation Law, as amended (the "DGCL") and the Cayman Islands Companies Law (2016 Revision) (the "Cayman Law");

        WHEREAS, upon the terms and subject to the conditions of this Agreement, at the Closing, Merger Sub will merge with and into the Company, the separate corporate existence of Merger Sub will cease and the Company will be the surviving corporation and a direct, wholly-owned subsidiary of Parent (the "First Merger") (the Company, in its capacity as the surviving corporation in the First Merger, is sometimes referred to as the "Surviving Corporation");

        WHEREAS, upon the terms and subject to the conditions of this Agreement, as part of the Integrated Transaction (as defined below), immediately following the First Merger, the Surviving Corporation will merge with and into NewCo, the separate corporate existence of the Surviving Corporation will cease and NewCo will be the surviving company and a direct, wholly-owned subsidiary of Parent (the "Second Merger", and together with the First Merger, the "Mergers") (NewCo, in its capacity as surviving company of the Second Merger, is sometimes referred to as the "Surviving NewCo");

        WHEREAS, as of the date of this Agreement, Avista Acquisition Corp., a Cayman Islands exempted company ("Parent Sponsor"), and certain directors of Parent (collectively with the Parent Sponsor, the "Class B Holders") own all of the Class B Shares;

        WHEREAS, concurrently with the execution and delivery of this Agreement, the Class B Holders shall enter into a letter agreement substantially in the form attached hereto as Exhibit A (the "Parent Sponsor Letter Agreement") pursuant to which the Class B Holders shall agree to surrender to Parent an aggregate 3,875,000 Class B Shares and Parent agrees to repurchase 4,100,000 Private Placement Warrants (as defined below) for $0.50 per warrant in cash upon the terms and subject to the conditions set forth therein (the "Sponsor Warrant Purchase");

        WHEREAS, the board of directors of the Company unanimously has (a) determined that it is in the best interests of the Company and the shareholders of the Company, and declared it advisable, to enter into this Agreement providing for the First Merger and the Second Merger in accordance with the DGCL and the Delaware Limited Liability Company Act (the "DLLCA"), (b) approved this Agreement and the transactions contemplated hereby including the Mergers in accordance with the DGCL and the DLLCA on the terms and subject to the conditions of this Agreement and (3) adopted a resolution recommending the plan of merger set forth in this Agreement be adopted by the stockholders of the Company;

        WHEREAS, the stockholders of the Company representing at least a majority of the Company's outstanding voting stock, acting by written consent in accordance with Section 228 of the DGCL (the "Written Consent"), will approve and adopt this Agreement, the First Merger and the transactions contemplated hereby in accordance with Section 251 of the DGCL (the "Company Stockholder Approval") as promptly as practicable following the execution and delivery of this Agreement, but in no event later than 5:00 p.m. ET on the first Business Day after the date hereof;

        WHEREAS, the board of directors of Parent (the "Parent Board") unanimously has (a) determined that it is in the best interests of Parent and the stockholders of Parent, and declared it advisable, to effect the Domestication, enter into this Agreement providing for the First Merger and the Second Merger in accordance with the DGCL, the DLLCA and Cayman Law, as applicable, (b) approved this Agreement and the transactions contemplated hereby including the Mergers in accordance with the DGCL, the DLLCA and Cayman Law, as applicable, on the terms and subject to the conditions of this Agreement and (c) adopted a resolution recommending the plan of merger set forth in this Agreement be adopted by the shareholders of Parent (the "Parent Recommendation");

        WHEREAS, for U.S. federal income Tax (as defined below) purposes, each of the parties intends that the Domestication will qualify as a "reorganization" within the meaning of Section 368(a)(1)(F) of the Code and that the First Merger and the Second Merger, taken together, will constitute an integrated plan described in Rev. Rul. 2001-46, 2001-2 C.B. 321 (the "Integrated Transaction") and qualify as a "reorganization" within the meaning of Section 368(a)(1)(A) of the Code and the Treasury Regulations to which each of Parent, Merger Sub, NewCo and the Company are to be parties under Section 368(b) of the Code, and this Agreement is intended to constitute a "plan of reorganization" within the meaning of Section 368 of the Code and the Treasury Regulations;

        WHEREAS, in connection with the consummation of the First Merger, Parent and the Company Holders that are receiving Merger Consideration will enter into (a) a Tax Receivable Agreement (the "Tax Receivable Agreement"), in the form attached hereto as Exhibit B and (b) a Registration Rights Agreement (the "Registration Rights Agreement"), in the form attached hereto as Exhibit C.

        NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties to this Agreement agree as follows:

ARTICLE I

THE CLOSING TRANSACTIONS

        SECTION 1.1    Closing.     Upon the terms and subject to the conditions of this Agreement, the closing of the transactions contemplated hereby (the "Closing") shall take place at 8:00 a.m., New York, New York time, on the third (3rd) Business Day after the satisfaction (or waiver in accordance with this Agreement) of the last to occur of the conditions set forth in Article VI (other than any such conditions which by their nature cannot be satisfied until the Closing Date, which shall be required to be so satisfied or (to the extent permitted by applicable Laws and this Agreement) waived on the Closing Date), at the offices of Weil, Gotshal & Manges LLP in New York, New York, unless another date or place is agreed to in writing by the parties (such date on which the Closing occurs, the "Closing Date").

        SECTION 1.2    Closing Transactions.     At the Closing, the parties hereto shall cause the consummation of the following transactions in the following order, upon the terms and subject to the conditions of this Agreement:

          (a)   The Class B Holders shall surrender to Parent an aggregate 3,875,000 Class B Shares and Parent shall repurchase 4,100,000 Private Placement Warrants, in each case, pursuant to the Parent Sponsor Letter Agreement.

          (b)   The Domestication shall become effective unless the Domestication has previously become effective in accordance with Section 2.3(d).

          (c)   Parent shall make any payments required to be made by Parent in connection with the Parent Shareholder Redemption and the Sponsor Warrant Purchase.

          (d)   Parent shall contribute to Merger Sub the amount of cash remaining in the Trust Account and the proceeds of the Equity Financing (net of underwriting fees) after giving effect to the Parent Shareholder Redemption and Sponsor Warrant Purchase.

          (e)   The certificate of merger with respect to the First Merger shall be prepared and executed in accordance with the relevant provisions of the DGCL (the "First Certificate of Merger") and filed with the Secretary of State of the State of Delaware.

          (f)    The certificate of merger with respect to the Second Merger shall be prepared and executed in accordance with the relevant provisions of the DGCL and the DLLCA (the "Second Certificate of Merger") and filed with Secretary of State of the State of Delaware.

          (g)   Parent shall deposit (or cause to be deposited) with the Exchange Agent the aggregate amount of the cash portion of the Merger Consideration and the aggregate amount of the equity portion of the Merger Consideration, in each case, without regard to any amounts in respect of the Series B Warrants or under the Tax Receivables Agreement (together, the "Exchange Fund").

          (h)   Parent shall (on behalf of the Company) pay, or, to the extent the Surviving NewCo has sufficient immediately available funds at such time, instruct the Surviving NewCo to pay, all Company Transaction Expenses set forth on the statement to be delivered by the Company to Parent prior to the Closing, that are unpaid as of such time, by wire transfer of immediately available funds as directed by the Company.

          (i)    Parent and the Company Holders entitled to receive payments under the Tax Receivables Agreement pursuant to Section 2.1 will enter into the Tax Receivable Agreement, in the form attached hereto as Exhibit B.

          (j)    Parent shall pay, or, to the extent the Surviving NewCo has sufficient immediately available funds at such time, instruct the Surviving NewCo to pay, the applicable Indebtedness Amount required to be paid pursuant to the Debt Financing and/or the Lender Consent and Amendment, if any, set forth on the statement to be delivered by the Company to Parent prior to the Closing, that are unpaid as of such time, by wire transfer of immediately available funds as directed by the Company.

ARTICLE II

EFFECTS OF THE MERGERS

        SECTION 2.1    Effect of the First Merger.

          (a)    First Merger Effective Time.    The First Merger shall become effective at the time specified in the First Certificate of Merger (the "First Merger Effective Time"). At the First Merger Effective Time, the separate existence of Merger Sub shall cease and the Company shall continue its existence under the DGCL as the surviving corporation. The First Merger shall have the effects set forth in the First Certificate of Merger and this Agreement.

          (b)    Conversion of Company Common Stock.    At the First Merger Effective Time, by virtue of the First Merger and without any action on the part of any party or the holder of any Company Common Stock:

              (i)  Each share of Company Common Stock that is owned by Parent, Merger Sub, NewCo or the Company (as treasury stock or otherwise) or any of their respective direct or indirect wholly owned Subsidiaries ("Excluded Shares") shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

             (ii)  Each share of Company Common Stock (other than Excluded Shares and Dissenting Shares) issued and outstanding immediately prior to the First Merger Effective Time with respect to which an election to receive cash has been effectively made and not revoked or deemed revoked pursuant to Section 2.8 and Section 2.9 (a "Cash Election Share"), shall be cancelled and exchanged for the right to receive:

              (A)  an amount in cash equal to the Per Share Merger Value;

              (B)  an amount in cash equal to the product of (1) $10.00 and (2) a number of shares of Parent Common Stock equal to the quotient obtained by dividing (x) 3,875,000 by (y) the Fully Diluted Share Number (collectively, (A) and (B), the "Per Share Cash Consideration");

              (C)  a number of New Parent Warrants equal to the quotient obtained by dividing (x) 4,100,000 by (y) the Fully Diluted Share Number; and

              (D)  such holder's Pro Rata Share of certain payments under the Tax Receivables Agreement, subject to the terms and conditions set forth therein (collectively, (A) through (D), the "Per Share Total Cash Consideration")

            (iii)  Each share of Company Common Stock (other than Excluded Shares, Dissenting Shares and Cash Election Shares) issued and outstanding immediately prior to the First Merger Effective Time shall be cancelled and exchanged for the right to receive:

              (A)  a number of shares of Parent Common Stock equal to the quotient obtained by dividing (x) the Per Share Merger Value by (y) $10.00 (the "Per Share Stock Consideration").;

              (B)  a number of shares of Parent Common Stock equal to the quotient obtained by dividing (x) 3,875,000 by (y) the Fully Diluted Share Number;

              (C)  a number of New Parent Warrants equal to the quotient obtained by dividing (x) 4,100,000 by (y) the Fully Diluted Share Number; and

              (D)  such holder's Pro Rata Share of certain payments under the Tax Receivables Agreement, subject to the terms and conditions set forth therein (collectively, (A) through (D), the "Per Share Total Stock Consideration")

          (c)    Treatment of Company Warrants.    Prior to the Closing Date, each holder of a Company Series A Warrant will be given an opportunity to exchange such Company Series A Warrant, effective at Closing, for the right to receive the Per Share Total Cash Consideration or the Per Share Total Stock Consideration (in each case, net of the exercise price), subject to the adjustment set forth in Sections 2.8 and 2.9; provided, that in the event the holder of Company Series A Warrant elects to exchange such Company Series A Warrant for the Per Share Total Cash Consideration, such Series A Warrant shall be considered a "Cash Election Warrant" for purposes of all calculations under this Agreement. Any such holder that does not exchange its Company Series A Warrant pursuant to the preceding sentence may elect, in accordance with Sections 2.8 and 2.9 and subject to the adjustments set forth therein, to designate such Company Series A

  Warrant as a "Cash Election Warrant", with such election valid upon the subsequent exercise thereof. If the Company Series B Warrants become exercisable, a procedure similar to that described in the two immediately preceding sentences shall apply to the Company Series B Warrants shortly after the date on which the Company Series B Warrants became exercisable, if at all. At the First Merger Effective Time, by virtue of the First Merger and without any action on the part of any party or holder of any of any Company Warrants:

              (i)  Each Company Series A Warrant outstanding and unexercised immediately prior to the First Merger Effective Time with respect to which an election to receive cash has been effectively made and not revoked or deemed revoked pursuant to Section 2.8 and Section 2.9 (a "Cash Election Warrant") shall be amended so that such Company Series A Warrant shall entitle the holder thereof, when exercised, to receive for each share of Company Common Stock subject to such Company Series A Warrant, the Per Share Total Cash Consideration (net of the exercise price).

             (ii)  Each Company Series A Warrant (other than Cash Election Warrants) outstanding and unexercised immediately prior to the First Merger Effective Time shall be amended so that such Company Series A Warrant shall entitle the holder thereof, when exercised, to receive for each share of Company Common Stock subject to such Company Series A Warrant, the Per Share Total Stock Consideration (net of the exercise price).

            (iii)  Each Company Series B Warrant outstanding and unexercised immediately prior to the First Merger Effective Time shall be amended so that such Company Series B Warrant shall entitle the holder thereof (if such Company Series B Warrant becomes exercisable), when exercised, to receive for each share of Company Common Stock subject to such Company Series B Warrant, the Per Share Total Cash Consideration or the Per Share Total Stock Consideration (in each case, net of the exercise price).

          (d)    Treatment of Company Options and Company SARs.    At the First Merger Effective Time, by virtue of the First Merger and without any action on the part of any party or holder of any of any Company Options or Company SARs:

              (i)  Each Company Option and Company SAR outstanding and unexercised immediately prior to the First Merger Effective Time with respect to which the applicable exercise price or base price per share of Company Common Stock underlying such Company Option or Company SAR equals or exceeds the Per Share Merger Value, shall be canceled and no longer be exercisable by the holder thereof ("Excluded Options/SARs").

             (ii)  Each Company Option and Company SAR (other than Excluded Options/SARs) outstanding and unexercised immediately prior to the First Merger Effective Time, with respect to which an election to receive cash has been effectively made and not revoked or deemed revoked pursuant to Section 2.8 and Section 2.9 (a "Cash Election SAR/Option"), shall be cancelled and exchanged for the right to receive for each share of Company Common Stock subject to such Company Option or Company SAR:

              (A)  an amount in cash equal to (x) the Per Share Merger Value minus (y) the applicable exercise price or base price per share of Company Common Stock underlying such Company Option or Company SAR.

              (B)  an amount in cash equal to the product of (1) $10.00 and (2) a number of shares of Parent Common Stock equal to the quotient obtained by dividing (x) 3,875,000 by (y) the Fully Diluted Share Number (collectively, (A) and (B) the "Per SAR/Option Cash Consideration");

              (C)  a number of New Parent Warrants equal to the quotient obtained by dividing (x) 4,100,000 by (y) the Fully Diluted Share Number; and

              (D)  such holder's Pro Rata Share of certain payments under the Tax Receivables Agreement, subject to the terms and conditions set forth therein; provided that, the holder shall not be entitled to receive such payments made later than the fifth anniversary of the Closing Date (collectively, (A) through (D), the "Per SAR/Option Total Cash Consideration").

            (iii)  Each Company Option and Company SAR (other than a Cash Election SAR/ Option or Excluded Options/SARs) outstanding and unexercised immediately prior to the First Merger Effective Time, shall be cancelled and exchanged for the right to receive for each share of Company Common Stock subject to such Company Option or Company SAR:

              (A)  a number of shares of Parent Common Stock equal to the quotient obtained by dividing (x) (A) the Per Share Merger Value minus (B) the applicable exercise price or base price per share of Company Common Stock underlying such Company Option by (y) $10.00 (the "Per SAR/Option Stock Consideration");

              (B)  a number of shares of Parent Common Stock equal to the quotient obtained by dividing (x) 3,875,000 by (y) the Fully Diluted Share Number;

              (C)  a number of New Parent Warrants equal to the quotient obtained by dividing (x) 4,100,000 by (y) the Fully Diluted Share Number; and

              (D)  such holder's Pro Rata Share of certain payments under the Tax Receivables Agreement, subject to the terms and conditions set forth therein; provided that, the holder shall not be entitled to receive such payments made later than the fifth anniversary of the Closing Date (collectively, (A) through (D), the "Per SAR/Option Total Stock Consideration")

          (e)    Conversion of Merger Sub Common Stock.    At the First Merger Effective Time, by virtue of the First Merger and without any action on the part of any party or the holder of any of their securities, each issued and outstanding share of common stock of Merger Sub shall be converted into one (1) validly issued fully paid and nonassessable share of common stock of the Surviving Corporation and all such shares together shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

          (f)    Payment of Merger Consideration.

              (i)  As soon as reasonably practicable after the date of this Agreement, Parent and the Company shall at Parent's expense, jointly appoint and engage, an agent reasonably acceptable to the Company (the "Exchange Agent") for the purpose of, among other things, receiving elections and the exchanges and payments described in this Article II.

             (ii)  Parent, Merger Sub and NewCo shall enter into an exchange agent agreement with the Exchange Agent, which agreement shall set forth the duties, responsibilities and obligations of the Exchange Agent consistent with the terms of this Agreement, including with regard to the exchanges described in this Section 2.1(f).

            (iii)  Any portion of the Exchange Fund (including the proceeds of any investments of the Exchange Fund) that remains unclaimed by the stockholders of the Company for one hundred eighty (180) days after the First Merger Effective Time shall be delivered to Parent. Any Company Holder who has not theretofore complied with this Article II shall thereafter look only to Parent for delivery of such holder's Merger Consideration, as applicable, upon due surrender of their book entry interests (or affidavits of loss in lieu as set forth below), in each case, without any interest thereon. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to any Person in respect of the consideration payable pursuant to this Agreement delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

            (iv)  The amounts payable in respect of Company SARs pursuant to this Agreement shall be made by the Company to the applicable holders thereof through the Company's payroll system (or other system as the Company elects) as soon as reasonably practicable following the Effective Time or, in the case of payments under the Tax Receivables Agreement, as soon as reasonably practicable after such payment becomes payable thereunder. The amounts payable to each Company Holder as described in Section 2.1(d) shall be reduced by the value of any income or employment Tax and social security or National Insurance contributions withholding amounts required to be withheld under the Code or any provision of state, local or foreign Tax law in respect thereof and shall, for the avoidance of doubt, take into account the value of any cash, shares of Parent Common Stock and New Parent Warrants delivered to such Company Holder for purposes of determining the withholding required with respect to such Company Holders. To the extent that amounts are withheld pursuant to the preceding sentence and timely paid to the applicable Government Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the applicable Company Holders. Any Company Holder resident for Tax in the United Kingdom receiving Parent Common Stock shall, unless otherwise dictated in writing by the Parent, be required to enter into an election pursuant to section 431(1) of the Income Tax (Earnings and Pensions) Act 2003 ("Section 431 Election") in respect of the Parent Common Stock.

          (g)    Fractional Shares.    Notwithstanding any other provision hereof, no fractional shares or warrants and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the First Merger. Any holder of Company Common Stock, Company Warrants, Company Options or Company SARs entitled to receive a fractional share of Parent Common Stock or New Parent Warrant but for this Section 2.1(g) shall be entitled to receive a cash payment in lieu thereof, which payment shall be calculated (i) with respect to Company Common Stock, Company Warrants and Company Options, by the Exchange Agent and shall represent such holder's proportionate interest in the net proceeds from the sale by the Exchange Agent on behalf of all such holders, of the aggregate fractional shares of Parent Common Stock or New Parent Warrants that such holders otherwise would be entitled to receive and (ii) with respect to Company SARs, by the Company and such fractional amount shall be calculated based on the average closing price of Parent Common Stock and New Parent Warrants, as applicable, on the NASDAQ for the five days following the Closing Date. Any such sale shall be made by the Exchange Agent within five (5) Business Days after the Closing Date.

          (h)    Merger Consideration.    The aggregate consideration payable with respect to the First Merger (the "Merger Consideration") shall consist of all of the consideration to be paid as set forth in Section 2.1(b), 2.1(c) and 2.1(d).

        SECTION 2.2    Effect of the Second Merger.

          (a)    Second Merger Effective Time.    The Second Merger shall become effective at the time specified in the Second Certificate of Merger (the "Second Merger Effective Time"), which shall be immediately following the First Merger Effective Time. At the Second Merger Effective Time, the separate existence of the Surviving Corporation shall cease and NewCo shall continue its existence under the DLLCA as the surviving company. The Second Merger shall have the effects set forth in the Second Certificate of Merger and this Agreement.

          (b)    Conversion of Surviving Corporation Stock.    At the Second Merger Effective Time, by virtue of the Second Merger and without any action on the part of any party or the holder of any of their securities, each share of common stock of the Surviving Corporation issued and outstanding immediately prior to the Second Merger Effective Time shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

        SECTION 2.3    Tax Treatment of the Mergers.

          (a)   For U.S. federal income tax purposes (and for purposes of any applicable state or local Tax that follows the U.S. federal income tax treatment), the parties shall not take or cause to be taken any action, or knowingly fail to take or cause to be taken any action, which action or failure to act would reasonably be expected to prevent (i) the Domestication from qualifying as a reorganization within the meaning of Section 368(a)(1)(F) of the Code and (ii) the Mergers, taken together, from qualifying as a reorganization within the meaning of Section 368(a)(1)(A) of the Code.

          (b)   For U.S. federal income tax purposes (and for purposes of any applicable state or local Tax that follows the U.S. federal income tax treatment), except in the case of Company Holders for which payments under the Tax Receivables Agreement are treated as compensatory, the portion of any payment to Company Holders under the Tax Receivables Agreement that is not treated as imputed interest shall be treated as additional merger consideration that is taxable in the taxable year in which such payment is received (i.e. "open transaction" treatment shall apply); provided, for the avoidance of doubt, that nothing in this Section 2.3 shall preclude any Company Holder, or any direct or indirect owner of a Company Holder from electing out of the installment method or making determinations required by applicable Tax laws.

          (c)   For U.S. federal income tax purposes (and for purposes of any applicable state or local Tax that follows the U.S. federal income tax treatment), the parties will prepare and file all Tax Returns consistent with the foregoing provisions of this Section 2.3 and will not take any inconsistent position on any Tax Return, or during the course of any audit, litigation or other proceeding with respect to Taxes, except as otherwise required by applicable Laws following a final determination by a court of competent jurisdiction or good-faith administrative settlement with (or final administrative decision by) the relevant Governmental Entity.

          (d)   The parties agree that Parent may cause the Domestication to be consummated at any time prior to the Closing.

        SECTION 2.4    Withholding Taxes.     Notwithstanding anything in this Agreement to the contrary, Parent, the Surviving NewCo (including its payroll agent), the Exchange Agent and their Affiliates shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement, any amount required to be deducted and withheld with respect to the making of such payment under applicable Tax Laws. To the extent that amounts are so properly withheld by Parent, the Surviving NewCo, the Surviving Corporation or their Affiliates, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

        SECTION 2.5    Closing Deliverables.

          (a)   At the Closing, the Company shall deliver to Parent:

              (i)  the resignations of each non-employee director of the Company set forth on Schedule 2.5(a)(i) of the Company Disclosure Schedule;

             (ii)  a duly executed counterpart of each Ancillary Agreement to be executed prior to or at the Closing to which the Company or any of its Subsidiaries is party;

            (iii)  evidence reasonably satisfactory to Parent that the agreements to be terminated pursuant to Section 5.19 have been duly terminated with no liability (of any nature) to Parent, the Company, its Subsidiaries or their successor entities;

            (iv)  a certificate from the Company reasonably acceptable to Parent, dated as of the Closing Date, and signed by a responsible corporate officer of the Company, stating that the interests in the Company are not, and have not been at any time during the five year period described in Section 897(c) of the Code, Unites States real property interests, as defined in Section 897(c)(2) of the Code, and proof reasonably satisfactory to Parent that the Company has provided notice of such certification to the Internal Revenue Service in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2); and

             (v)  Section 431 Elections duly executed by each Holder that is an individual United Kingdom tax payer who is to receive Parent Common Stock.

            (vi)  At the Closing, Parent shall deliver to the Shareholder Representative:

              (A)  the resignations of each officer, director or manager, as the case maybe, of Parent and its Subsidiaries set forth on Schedule Section 2.5(b)(i) of the Parent Disclosure Schedule;

              (B)  a duly executed counterpart of each Ancillary Agreement to be executed prior to or at the Closing to which any of Parent, Merger Sub or NewCo is party;

              (C)  evidence reasonably satisfactory to the Company that the agreements to be terminated pursuant to Section 5.11 have been duly terminated with no liability (of any nature) to Parent; and

              (D)  evidence of the payment of the Merger Consideration (including cash or Parent Common Stock and New Parent Warrants) and the Company Sponsor Fee Shares required by Parent hereunder (including this Article II).

        SECTION 2.6    [RESERVED].

        SECTION 2.7    [RESERVED].

        SECTION 2.8    Cash Consideration Proration.

          (a)   Notwithstanding any other provision contained in this Agreement, if the aggregate amount of cash payments of Per Share Cash Consideration (including in respect of Cash Election Warrants) and Per SAR/Option Cash Consideration with respect to which a Cash Election shall have been made (which, for this purpose, shall be deemed to include the Dissenting Shares as determined as of the Effective Time) (the "Aggregate Cash Election Amount") exceeds the Cash Component, then all of the Company Holder's Cash Elections shall be reduced (rounded down to the nearest whole number) and deemed revoked by a percentage obtained by dividing (x) the Cash Component by (y) the Aggregate Cash Election Amount.

          (b)   The Exchange Agent will make all the computations contemplated by this Section 2.8, including the determination of the number of Cash Elections and the Aggregate Cash Election Amount, after giving effect to the adjustment contemplated hereunder, and all such computations will be conclusive and binding on the former Company Holders absent manifest error.

        SECTION 2.9    Election Procedures.     Each holder of record of shares of Company Common Stock, Company Series A Warrants, Company SARs or Company Options to be converted into the right to receive the Merger Consideration in accordance with, and subject to, this Article II

(a "Holder") shall have the right, subject to the limitations set forth in this Article II, to submit an election in accordance with the following procedures:

          (a)   Each Holder may specify in a request made in accordance with the provisions of this Section 2.9 (herein called a "Cash Election" ") the number of shares of Company Common Stock owned by such Holder (or underlying the Company Series A Warrant, Company SARs or Company Option, as applicable) with respect to which such Holder desires to make a Cash Election. Holders of record of Company Common Stock who hold such Company Common Stock as nominees, trustees or in other representative capacities may submit a separate Form of Election on or before the Election Deadline with respect to each beneficial owner for whom such nominee, trustee or representative holds such Company Common Stock. Any Holder who makes a Cash Election shall be required to waive all appraisal rights in connection with making such Cash Election.

          (b)   Parent shall prepare a form of election reasonably acceptable to the Company, including appropriate and customary transmittal materials in such form as prepared by Parent and reasonably acceptable to the Company, in accordance with the terms of this Agreement (the "Form of Election"), so as to permit Holders to exercise their right to make an Election, and (i) shall direct the Exchange Agent to mail or transmit in electronic form the Form of Election within 5 Business Days (or such later date agreed by the Company and Parent) after the date of engagement of the Exchange Agent, to the record holders of Company Common Stock as of the date hereof, and (ii) following such date, shall use reasonable best efforts to make available as promptly as practicable a Form of Election to any stockholder, warrantholder, or optionholder who requests such Form of Election prior to the Election Deadline, which Form of Election shall be used by each record holder of shares of Company Common Stock who wishes to make an Election. The time period between such mailing date and the Election Deadline is referred to herein as the "Election Period".

          (c)   Any Election shall have been made properly only if the Exchange Agent shall have received, during the Election Period, a Form of Election properly completed and signed (including duly executed transmittal materials included in the Form of Election) any additional documents specified in the procedures set forth in the Form of Election. As used herein, unless otherwise agreed in advance by the parties, "Election Deadline" means 5:00 p.m. local time (in the city in which the principal office of the Exchange Agent is located) on the earliest practicable date which the parties shall agree, but in any event, no less than 10 Business Days preceding the Closing Date.

          (d)   Any Holder may, at any time prior to the Election Deadline, change or revoke such Holder's Election by written notice received by the Exchange Agent prior to the Election Deadline accompanied by a properly completed and signed revised Form of Election or by withdrawal prior to the Election Deadline of such Holder's book entry interests, previously deposited with the Exchange Agent. After a Cash Election is validly made with respect to any shares of Company Common Stock, such Election must be revoked prior to any subsequent transfer of the shares of Company Common Stock as to which such Cash Election relates. Notwithstanding anything to the contrary in this Agreement, all Cash Elections shall be automatically deemed revoked upon receipt by the Exchange Agent of written notification from the Company that this Agreement has been terminated in accordance with Article VII. The Exchange Agent shall have reasonable discretion to determine if any Election is not properly made with respect to any shares of Company Common Stock (none of the parties or the Exchange Agent being under any duty to notify any stockholder of any such defect). In the event the Exchange Agent makes such a determination, such Cash Election shall be deemed to be not in effect, and the shares of Company Common Stock covered by such Cash Election shall, for purposes hereof, be deemed to have not made a Cash Election, unless a proper Cash Election is thereafter timely made with respect to such shares.

          (e)   Subject to the terms of this Agreement and the Form of Election, Parent, in the exercise of its reasonable discretion (in consultation with the Company), shall have the right to make all determinations, not inconsistent with the terms of this Agreement, governing the validity of the Forms of Election and compliance by any Holder with the Cash Election procedures set forth herein.

        SECTION 2.10    Dissenting Shares.     Notwithstanding any provision of this Agreement to the contrary, shares of Company Common Stock that are issued and outstanding immediately prior to the First Merger Effective Time and which are held by holders of such shares of Company Common Stock who properly exercise appraisal rights with respect thereto in accordance with Section 262 of the DGCL (the "Dissenting Shares") shall not be converted into or represent the right to receive the Merger Consideration pursuant to this Article II, and holders of such Dissenting Shares will be entitled only to receive payment of the appraised value of such shares of Company Common Stock in accordance with the provisions of such Section 262 unless and until such holders fail to perfect or effectively withdraw or lose their rights to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, such shares of Company Common Stock will thereupon be treated as if they had been converted into and to have become exchangeable for, at the Effective Time, the right to receive the Merger Consideration as provided in Section 2.1(b) without any interest thereon. The Company shall give Parent (i) prompt notice of any demands received by the Company for appraisals of shares of Company Common Stock and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

        SECTION 2.11    Aggregate Payment Amount.     At least five (5) Business Days prior to Closing, Parent shall have received a certificate of the Company signed by its Chief Executive Officer stating whether the stockholder approval set forth on Schedule 8.1(b) shall have been obtained and, if so, evidence thereof reasonably satisfactory to Parent. At least five (5) Business Days prior to the Closing, the Company shall deliver to Parent in writing a certificate signed by a duly authorized officer of the Company setting forth (i) the Company's good faith calculation of the Company Transaction Expenses, along with reasonable supporting details demonstrating the calculation of each component of Company Transaction Expenses and (ii) the Aggregate Payment Amount, together with reasonable supporting details demonstrating the calculation of each component of the Aggregate Payment Amount, including each component of Leakage (the "Closing Certificate"). The Company shall, and shall cause each of its Subsidiaries to promptly provide reasonable access to the financial records, supporting documents and work papers and personnel of the Company and its Subsidiaries to Parent and its accountants and other representatives during the review by Parent of the Closing Certificate. The Company shall review any comments proposed by Parent with respect to the Closing Certificate (and the components thereof) and will consider in good faith any appropriate changes thereto prior to the Closing. The Closing Certificate and the amounts set forth therein (as revised to include changes proposed by Parent and accepted by the Company in good faith, if any) shall be final upon the Closing for all purposes under this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

        SECTION 3.1    Representations and Warranties of the Company.     Except as set forth on Schedule 3.1 of the disclosure schedule dated as of the date of this Agreement and delivered by the Company to Parent, Merger Sub and NewCo on or prior to the date of this Agreement (the "Company

Disclosure Schedule"), the Company represents and warrants to Parent, Merger Sub and NewCo, as of the date hereof and as of the Closing Date, as follows:

          (a)    Organization, Standing and Power.    Each of the Company and its Subsidiaries is a corporation, partnership or limited liability company or other organization type in a foreign jurisdiction (as applicable) duly incorporated or organized, validly existing and in good standing (to the extent such concept exists in the relevant jurisdiction) under the applicable Laws of its jurisdiction of incorporation or organization, has all requisite corporate, partnership or limited liability company power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the conduct of its business, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than in such jurisdictions where the failure so to qualify or be in good standing would not result in a Company Material Adverse Effect. The Company has heretofore made available to Parent true, correct and complete copies of its certificate of incorporation (the "Company Certificate") and By-laws (the "Company By-Laws"), as well as the similar Organizational Documents of each material Subsidiary of the Company. The Company Certificate, Company By-Laws the Organizational Document of each material Subsidiary of the Company is (i) in full force and effect and (ii) has not been amended in any respect from the copy made available to Parent. The respective jurisdiction of incorporation or organization of the Company and each of its Subsidiaries is identified on Schedule 3.1(a) of the Company Disclosure Schedule.

          (b)    Capital Structure.    As of the date hereof: (i) 20,000,000 shares of Class A common stock of the Company, par value $0.01 per share, are authorized and 16,957,849 are issued and outstanding (the "Company Class A Common Stock"); (ii) 3,000,000 shares of Class B common stock of the Company, par value $0.01 per share, are authorized and none are issued and outstanding (the "Company Class B Common Stock", and collectively with the Company Class A Common Stock, the "Company Common Stock"); (iii) 1,000 shares of preferred stock of the Company, par value $0.01 per share, are authorized and none are issued and outstanding (the "Company Preferred Stock" and, collectively with the Company Common Stock, the "Company Stock"); (iv) options to purchase 55,500 shares of Company Class A Common Stock for $3.30 per share (referred to herein as Company Options), (v) warrants to purchase 2,083,541 shares of Company Class A Common Stock for $0.01 per share (the "Company Series A Warrants") and (v) warrants to purchase 729,016 shares of Company Class B Common Stock for $0.01 per share (the "Company Series B Warrants" and, collectively with the Company Series A Warrants, the "Company Warrants"). All outstanding shares of Company Stock are validly issued, fully paid and non-assessable and are not subject to preemptive rights or any other Encumbrances. As of the date hereof, there are no outstanding equity securities of the Company other than as described in the first sentence of this Section 3.1(b) or on Schedule 3.1(b)(ii) of the Company Disclosure Schedule. Except for the Company Warrants, Company Options and Company SARs, there are no outstanding options, warrants or other rights to subscribe for, purchase or acquire from the Company or any of its Subsidiaries any shares of Company Stock or other equity interests in the Company or securities convertible into or exchangeable or exercisable for shares of Company Stock. Other than set forth in the Company's stockholder agreement, all outstanding shares of capital stock or other equity interests of the Subsidiaries of the Company are owned by the Company, or a direct or indirect wholly-owned Subsidiary of the Company, free and clear of any Encumbrances,. Except as set forth in this Section 3.1(b), there are no: (A) securities of the Company or any Subsidiary of the Company convertible into or exchangeable or exercisable for Company Stock or other voting securities of the Company or any Subsidiary of the Company, (B) stock appreciation, phantom stock, stock-based performance unit, profit participation, restricted stock, restricted stock unit, other equity-based compensation award or similar rights with respect to the Company or (C) options, warrants, rights, convertible or exchangeable securities,

  "phantom" rights, appreciation rights, performance units, calls, rights (including preemptive rights), puts, commitments other agreements obligating either the holders thereof, the Company (including any successor in interest) or any of the Company's Subsidiaries to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, shares of capital stock or any other voting securities of the Company (including any successor in interest) or any Subsidiary of the Company, or otherwise obligating the Company (including any successor in interest) or any Subsidiary of the Company to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. There are not any stockholder agreements, voting trusts, proxies or other agreements or understandings to which the Company is a party or by which it is bound relating to the voting of any Company Stock. Schedule 3.1(b)(i) sets forth (A) the name of each Person that is the registered owner of any Company Stock and the number of shares of Company Stock owned by such Person , (B) the name of each holder of a Company Put Option, the maximum number of shares of Company Stock that are issuable pursuant to such Company Put Option and the exercise price of such Company Put Option and (C) the maximum number of shares of Company Stock that are issuable pursuant to Company Warrants and the exercise price of such Company Warrant.

        Schedule 3.1(b)(ii) of the Company Disclosure Schedule sets forth as of the date hereof, each outstanding Company Option and Company SAR, including the name of the holder, the date of grant, the number and class of shares subject to such Company Option or Company SAR, the exercise price per share for Company Options, the base price for Company SARs, vested status, the vesting schedule and the term and expiration date.

          (c)   Authority; No Violations; Consents and Approvals.

              (i)  The Company has all requisite power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each of the Ancillary Agreements to which it is a party by the Company, and the consummation by the Company of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of the Company. This Agreement and, when executed, each applicable Ancillary Agreement, has been, or shall have been, as applicable, duly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding obligation of the other parties hereto, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms subject, as to enforceability, to the Bankruptcy Exception.

             (ii)  The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, result in any violation of, or default (with or without notice or lapse of time, or both) under, or acceleration of any material obligation or the loss of a material benefit under, or result in the creation of any Encumbrance upon any of the properties or assets of the Company or any of its Subsidiaries under, any provision of (A) the Company Certificate, (B) any provision of the comparable Organizational Documents of any of the Company's Subsidiaries, (C) other than the Credit Agreements and the Existing Third Lien Indenture, any loan or credit agreement, note, bond, mortgage, deed of trust, indenture, contract, lease or other agreement, permit, franchise or license to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or its or their respective properties or assets are bound, or (D) assuming that the consents, approvals, orders, authorizations, registrations, filings or permits referred to in Section 3.1(c)(iii) are duly and timely obtained or made, any Law applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (B), (C) and (D), any such violations, defaults, acceleration, losses, or

    Encumbrances that would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

            (iii)  No consent, approval, order or authorization of, or registration, declaration or filing with, or permit from, any Governmental Entity, is required to be obtained or made by the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for: (A) the filing of a premerger notification report by the Company under the HSR Act and any other applicable Premerger Notification Rules, and the expiration or termination of the applicable waiting period, any required approvals or clearances or compliance with any suspensory obligation with respect thereto; (B) the filing of the First Certificate of Merger and the Second Certificate of Merger with the Secretary of State of the State of Delaware; (C) such filings and approvals as may be required by any applicable state securities or "blue sky" or takeover Laws; (D) such filings and approvals as may be required by any securities, corporate or other applicable Laws set forth on Schedule 3.1(c) of the Company Disclosure Schedule; and (E) any such consent, approval, order, authorization, registration, filing, or permit that the failure to obtain or make would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

          (d)    Information Supplied.    None of the information supplied or to be supplied by or on behalf of the Company related to the Company or its Subsidiaries for inclusion or incorporation by reference in the Proxy Statement will, on the date mailed to shareholders of Parent or at the time of the meeting of such shareholders to be held in connection with the transactions contemplated by this Agreement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that the foregoing shall not apply to any projections or forecasts included in the Proxy Statement and with respect to any such projections or forecasts included therein that were provided by the Company, such projections or forecasts have been prepared in good faith based upon accounting principles consistent with the Company's historical audited financial statements and upon assumptions believed by the Company to be reasonable at the time of the delivery of such projections or forecasts. Notwithstanding the foregoing, the Company and its Subsidiaries make no representation warranty or covenant with respect to statements made or incorporated by reference in the Proxy Statement based on information supplied by Parent, its Affiliates or Subsidiaries (other than such information supplied by or on behalf of Company or its Subsidiaries) for inclusion or incorporation by reference in the Proxy Statement or any Parent SEC Documents.

          (e)    Absence of Certain Changes or Events.    Since December 31, 2016, (i) there has not been (a) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company; (b) a Company Material Adverse Effect; or (c) any material change in the Company's accounting principles, practices or methods except insofar as may have been required by a change in GAAP that makes such change mandatory, and (ii) except as expressly contemplated or permitted by this Agreement, the business of the Company and its Subsidiaries has been conducted in all material respects in the ordinary course of business consistent with past practice.

          (f)    Financial Statements; No Undisclosed Liabilities.

              (i)  Schedule 3.1(f) contains true, correct and complete copies of the following financial statements (the "Financial Statements"): (A) the unaudited consolidated balance sheet of the Company and its Subsidiaries as of June 30, 2017 and the related unaudited consolidated statements of operations, stockholders' equity and cash flows for the six (6)-month period then ended (the "Unaudited Financial Statements"); and (B) the audited consolidated balance sheet of the Company and its Subsidiaries as of the years ended December 31, 2015 and December 31, 2016 and the related consolidated statements of operations, stockholders' equity and cash flows, together with the notes and schedules thereto (the "Audited Financial Statements"). The consolidated balance sheets included in the Financial Statements fairly present, in all material respects, the financial position of the Company and its Subsidiaries as of their respective dates, and the related consolidated statements of operations, stockholders' equity and cash flows of the Company and its Subsidiaries included in the Financial Statements fairly present, in all material respects, the results of their operations and cash flows for the periods indicated, in each case, in accordance with generally accepted accounting principles in the United States ("GAAP") consistently applied in all material respects, with only such deviations from such accounting principles or their consistent application as are referred to in the notes to the Financial Statements or otherwise therein and subject, in the case of the Unaudited Financial Statements, to normal and recurring year-end audit adjustments and the absence of notes. The Financial Statements, including the footnotes thereto, have been prepared from the books and records of the Company and its Subsidiaries.

             (ii)  There are no liabilities of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, that would be required to be presented on the face of (or in the notes thereto) an audited balance sheet prepared in accordance with GAAP, other than: (i) liabilities on the audited consolidated balance sheet of the Company and its Subsidiaries for the year ended December 31, 2016 (including the notes thereto); (ii) liabilities set forth on the unaudited balance sheet for the six months ended June 30, 2017; (iii) liabilities incurred in the ordinary course of business consistent with past practice subsequent to December 31, 2016 and (iv) liabilities for fees and expenses incurred in connection with the transactions contemplated by this Agreement.

          (g)    Compliance with Laws.    The Company and each of its Subsidiaries are, and during the past three (3) years, have been, in compliance with all applicable Laws, Permits and judgments of any Governmental Entity applicable to its businesses or operations, except where the failure to be in compliance would not, individually or in the aggregate, reasonably be expected to (i) be material to the Company and its Subsidiaries, taken as a whole or (ii) prevent or materially delay the consummation of the transactions contemplated by this Agreement. No material investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, threatened.

          (h)    International Trade Matters.    The Company and each of its Subsidiaries, and to the Knowledge of the Company, their respective officers, directors, employees, and agents acting on behalf of the Company or any of its Subsidiaries, are currently, and have for the past three (3) years been, in compliance in all material respects with all applicable Sanctions Laws, Ex-Im Laws, and U.S. anti-boycott Laws and regulations administered by the U.S. Department of Commerce and the U.S. Department of Treasury Internal Revenue Service. Neither the Company nor any of its Subsidiaries, nor to the Knowledge of the Company, any of their respective officers, directors or employees, nor, any agents acting on behalf of the Company or any of its Subsidiaries, are currently, or have been in the last three (3) years: (i) a Sanctioned Person; (ii) organized, resident, or located in a Sanctioned Country; or (iii) operating, conducting business, participating in any transaction, or otherwise engaging in dealings with any Sanctioned Person or in any Sanctioned Country, to the extent such activities violate applicable Sanctions Laws or Ex-Im Laws.

          (i)    Anti-Corruption Matters.    The Company and each of its Subsidiaries, and their respective officers, directors, and to the Knowledge of the Company, employees and any agents acting on behalf of the Company or any of its Subsidiaries, are currently, and have for the past three (3) years been, in compliance in all material respects with all applicable Anti-Corruption Laws. Within the past three (3) years, neither the Company nor any of its Subsidiaries, nor their respective officers, directors, or, to the Knowledge of the Company, employees nor any agents acting on behalf of the Company or any of its Subsidiaries, has, directly or indirectly, offered, paid, given, promised to pay or give, or authorized the payment or giving of any money or anything of value to any officer or employee of any government, or any department, agency or instrumentality thereof, any public international organization (such as the World Bank or the United Nations) or foreign political party, or to any Person acting on behalf of such government, department, agency, instrumentality, public international organization, or foreign political party ("Government Official"), or to any political official or candidate for political office, in order to influence decisions of such Government Official or political official or candidate in violation of applicable Anti-Corruption Laws, or to induce such Government Official or political official or candidate to take or omit to take any action, to secure any improper advantage, or for any other in violation of applicable Anti-Corruption Laws, or to any other Person for a prohibited purpose in violation of applicable Anti-Corruption Laws.

          (j)    Litigation.    Except as would not be reasonably likely to result in, individually or in the aggregate, a liability (of any nature) that would be reasonably likely to be material to the Company and its Subsidiaries, taken as a whole, there is no, (i) suit, action, order, writ, injunction, charge, complaint, arbitration, labor dispute or similar proceeding (each, an "Action") pending, or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries and no such Action has been filed against the Company or any of its Subsidiaries, or any of its or their assets or properties, or (ii) judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any of its Subsidiaries or any of its or their assets or properties. Neither the Company nor any of its Subsidiaries is party to a settlement or similar agreement regarding any of the matters set forth in the preceding sentence that contains any ongoing obligations, restrictions or liabilities (of any nature) that are material to the Company and its Subsidiaries, taken as a whole.

          (k)    Taxes.

              (i)  All material Tax Returns which have been required to be filed by the Company or any of its Subsidiaries have been timely filed;

             (ii)  such Tax Returns are complete and correct in all material respects and were prepared in substantial compliance with all applicable Law;

            (iii)  all material Taxes which have been due for payment by the Company or its Subsidiaries (whether or not shown on any Tax Return) have been timely paid in full;

            (iv)  no outstanding claim, assessment or deficiency against the Company or any of its Subsidiaries for any Taxes has been asserted in writing by any Governmental Entity;

             (v)  no Tax audits or administrative or judicial proceedings with respect to Taxes are being conducted or have been threatened in writing with respect to the Company or any of its Subsidiaries;

            (vi)  no extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Company or any of its Subsidiaries, other than extensions or waivers which have since expired;

           (vii)  there are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company or any of its Subsidiaries;

          (viii)  the Company and its Subsidiaries have withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, equityholder or other third party;

            (ix)  except as contemplated by this Agreement, neither the Company nor any of its Subsidiaries is a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement, excluding, for the avoidance of doubt, any such agreement that is part of an agreement not primarily related to Taxes (such as a Tax gross-up in a financing agreement or a Tax escalation clause in a real estate lease) (a "Commercial Tax Agreement");

             (x)  neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item or deduction from, taxable income for any taxable period beginning after the Closing Date or, in the case of any taxable period beginning on or before and ending after the Closing Date, the portion of such period beginning after the Closing Date, as a result of:

              (A)  any change in a method of accounting under Section 481 of the Code (or any comparable provision of state, local or foreign Tax Laws), or use of any improper method of accounting, for a taxable period ending on or prior to the Closing Date;

              (B)  an installment sale or open transaction occurring prior to the Closing;

              (C)  other than in the ordinary course of business a prepaid amount received prior to the Closing; or

              (D)  any closing agreement under Section 7121 of the Code, or any similar provision of any applicable Law, entered into prior to Closing;

            (xi)  no equity interests in the Company have been described in Section 897(c) of the Code at any time during the five year period specified in Section 897(c) of the Code;

           (xii)  neither the Company nor any of its Subsidiaries has entered into a "listed transaction" within the meaning of Section 6707A of the Code for a taxable period for which the applicable statute of limitations remains open; and

          (xiii)  neither the Company nor any of its Subsidiaries has any liability pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Tax Law) other than in respect of a Tax group of which it is currently a member, or is otherwise liable for the Taxes of a Person other than the Company or any of its Subsidiaries as a transferee or a successor or by contract (other than pursuant to a Commercial Tax Agreement)

          (l)    Compensation; Benefits.

              (i)  Set forth on Schedule 3.1(l) of the Company Disclosure Schedule is a list of all Employee Benefit Plans. "Employee Benefit Plan" means any material "employee benefit plan" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), whether or not subject to ERISA, and any other employee benefit plan, program, policy, contract, arrangement or agreement, including any pension (in the UK, a "UK Pension Plan"), retirement, profit sharing, savings, bonus, commission, deferred compensation, incentive compensation, equity ownership, equity purchase, equity option, phantom equity, vacation, paid time off, employment, consulting, severance, change of control, separation, retention, disability, death benefit, hospitalization or insurance or health or other welfare plan, program, policy, contract, arrangement or agreement, or other benefit or compensation plan, (A) providing benefits to any present or former director, employee or individual independent contractor of the Company or any of its Subsidiaries, (B) maintained, sponsored, contributed or required to be contributed to by the Company or any of its Subsidiaries or (C) with respect to which the Company or any of its Subsidiaries has any current or contingent liability or obligation. True, correct and complete copies of each of the following have been furnished or made available to Parent: (i) all Employee Benefit Plans and related trust and/or insurance documents, including amendments and modifications, (ii) the most recent determination letters from the Internal Revenue Service with respect to each Employee Benefit Plan or similar non-US determination, if applicable, (iii) the most recent report filed on Form 5500 or similar non-US annual report, (iv) summary plan descriptions, summaries of material modifications and annual reports with respect to each Employee Benefit Plan, as applicable, (v) any material communications from a Governmental Entity, and (vi) any corrections made to an Employee Benefit Plan, voluntary or otherwise.

             (ii)  Each Employee Benefit Plan, including any associated trust or fund but excluding any UK Pension Plan, has been established, sponsored, maintained, funded and administered in compliance with its terms, the terms of any applicable collective bargaining agreement and with all applicable Law, except as would not be material to the Company and its Subsidiaries, taken as a whole. To the Knowledge of the Company, each UK Pension Plan has been established, sponsored, maintained, funded and administered in compliance with its terms, the terms of any applicable collective bargaining agreement and with all applicable Law in all material respects. Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code either has received a current favorable determination letter or is a pre-approved plan that is the subject of an advisory letter, from the Internal Revenue Service, and there are no circumstances which would reasonably be expected to (A) adversely affect the qualification of such Employee Benefit Plan or the ability to rely on such determination letter or (B) result in a material Tax, fine, lien, or penalty.

            (iii)  Except as would not be material to the Company and its Subsidiaries, taken as a whole, there are no actions, suits, proceedings, audits, investigations, litigation or claims pending (other than routine claims for benefits) or, to the Knowledge of the Company, threatened against, or with respect to, any of the Employee Benefit Plans, and, to the Knowledge of the Company, there are no facts or circumstances that would give rise to any such actions, suits, proceedings, audits, investigations, litigation or claims and there has been no breach of fiduciary duty (as determined under ERISA) or "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) with respect to any Employee Benefit Plan.

            (iv)  With respect to each Employee Benefit Plan, except as would not be material to the Company and its Subsidiaries, taken as a whole, (A) all contributions, distributions, reimbursements and premium payments that are due have been timely made and (B) all contributions, distributions, reimbursements and premium payments for any period ending on or before the Closing Date that are not yet due have been timely made or properly accrued.

             (v)  [Reserved.]

            (vi)  No Employee Benefit Plan is, and neither the Company nor any of its Subsidiaries (directly or through and ERISA Affiliate) has at any time with the past six years maintained, sponsored, contributed to or has any current or contingent liability or obligation under or with respect to, (A) any plan that is or was subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, (B) a "multiemployer plan" as defined in Section 3(37) of ERISA, (C) any "multiple employer plan" (as defined in Section 210 of ERISA or Section 413(c) of the Code), or (D) any "multiple employer welfare arrangement" (as defined in Section 3(40) of ERISA). Neither the Company nor any of its Subsidiaries has any material current or contingent liability or obligation on account of at any time being considered a single employer with any other Person under Section 414 of the Code.

           (vii)  No Employee Benefit Plan provides, and neither the Company nor any of its Subsidiaries has any obligation to provide, any post-termination or post-employment medical, health, life insurance or other welfare benefits to any current or former employee, director, service providers or any other Person, other than in accordance with Part 6 of Subtitle B of

    Title I of ERISA or Section 4980B of the Code or comparable state Law and for which the covered Person pays the entire premium cost.

          (viii)  With respect to each Employee Benefit Plan maintained outside of the United States (each, a "Foreign Plan"), except as would not be material to the Company and its Subsidiaries, taken as a whole (i) all employer and employee contributions, taxes and expenses due to each Foreign Plan required by Law or by the terms of such Foreign Plan have been made, or, if applicable, accrued in accordance with normal accounting practices; (ii) except in respect of any UK Pension Plan, the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the Closing Date, with respect to all current or former participants in such plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Foreign Plan and no transaction contemplated by this Agreement shall cause such assets or insurance obligations to be less than such benefit obligations; and (iii) each Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities and nothing has been done or omitted to be done which will or could reasonably be expected to result in it ceasing to be registered.

            (ix)  Except as set forth on Schedule 3.1(l)(ix) of the Company Disclosure Schedule, neither the execution of this Agreement, the shareholder approval of this Agreement, nor the consummation of the transactions contemplated hereby (either alone or in combination with any other event) will (A) give rise to any liability or result in any payment becoming due to any current or former director, employee, individual independent contractor or other service provider of the Company or its Subsidiaries, including liability for severance pay, unemployment compensation, termination pay or withdrawal liability, (B) accelerate the time of payment, funding or vesting or increase the amount of compensation or benefits due to any current or former director, employee, individual independent contractor or other service provider of the Company or its Subsidiaries (whether current, former or retired) or their beneficiaries or (C) require any contributions or payments to fund any obligations under any Employee Benefit Plans.

             (x)  Except as would not be material to the Company and its Subsidiaries, taken as a whole, (i) each Employee Benefit Plan that is a "non-qualified deferred compensation plan" (as such term is defined in Section 409A(d)(1) of the Code), is and has been maintained in all material respects in form and operation in compliance with the requirements of Section 409A of the Code and applicable guidance issued thereunder, (ii) each such Employee Benefit Plan is in documentary compliance with Section 409A of the Code and the Treasury Regulations and other official guidance promulgated thereunder, and (iii) no amounts under any such plan, agreement or arrangement are or have been subject to the interest and additional tax set forth under Section 409A(a)(1)(B) of the Code. Neither the Company nor any of its Subsidiaries have any obligation to gross-up or indemnify any individual with respect to any tax imposed under Sections 4999 or 409A of the Code.

          (m)    UK Pension Plans.

              (i)  Except as set forth on Schedule 3.1(m) of the Company Disclosure Schedule:

              (A)  no notifiable event has been reported to the Pensions Regulator by any Subsidiary of the Company organized under the laws of the United Kingdom (a "UK Subsidiary" under section 69 of the Pensions Act 2004 and no breach of the law has been reported to or in respect of any UK Subsidiary under section 70 of the Pensions Act 2004 and to the Company's Knowledge there are no facts or circumstances that could reasonably be expected to give rise to such a notification;

              (B)  no contribution notice or financial support direction has been issued by the Pensions Regulator under section 38 or 43 of the Pensions Act 2004 respectively against any UK Subsidiary and there are no facts or circumstances that could reasonably be expected to give rise to such notice or direction;

              (C)  there has been no unlawful discrimination on the grounds of sex, age, disability, hours of work, permanency of employment, sexual orientation, race, religion or belief in relation to access to or the provision of benefits under the UK Pension Plans;

              (D)  no debt has been triggered or has become due in relation to any UK Subsidiary pursuant to section 75 or 75A of the Pensions Act 1995 and no UK Subsidiary has entered into, consented to, or acted or agreed to act as guarantor under any withdrawal or apportionment arrangement under the Occupational Pension Scheme (Employer Debt) Regulations 2005, or provided any guarantee in relation to liabilities under any registered pension plan;

              (E)  each UK Pension Plan is a registered pension scheme under Chapter 2 of Part 4 of the Finance Act 2004; and

              (F)  neither the execution of this Agreement, the shareholder approval of this Agreement, nor the consummation of the transactions contemplated hereby (either alone or in combination with any other event) will increase or vary the obligations of the UK Subsidiaries under a UK Pension Plan.

          (n)    Labor Matters.

              (i)  Except as set forth on Schedule 3.1(n)(iii) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any labor agreement, memorandum of understanding, collective bargaining agreement, collective bargaining relationship or any other agreement with any trade union, works council or other labor organization, and, as of the date of this Agreement, there is no pending union representation petition or request for the recognition of establishment of any other employee representative body (including any works council) in each case involving employees of the Company or any of its Subsidiaries. To the Company's Knowledge, no union organizing activities are underway or threatened with respect to the Company or any of its Subsidiaries and no such activities have occurred within the past three (3) years.

             (ii)  There is no unfair labor practice charge or grievance arising out of a collective bargaining agreement or other labor grievance proceeding against the Company or any of its Subsidiaries pending, or, to the Knowledge of the Company, threatened before any Governmental Entity, except as would not be reasonably likely to be material to the Company and its Subsidiaries, taken as whole.

            (iii)  There is no strike, material slowdown, work stoppage, lockout or other material labor dispute involving employees of the Company or any of its Subsidiaries that is pending, or, to the Knowledge of the Company, threatened, against or involving the Company or any of its Subsidiaries, and no such dispute has occurred within the past three (3) years.

            (iv)  With respect to the transactions contemplated by this Agreement, any collective bargaining or other information/consultation obligations by the Company or any of its Subsidiaries required under any Law or collectively bargaining agreement has been or will be initiated and completed prior to Closing.

             (v)  Within the past three (3) years, neither the Company nor any of its Subsidiaries has implemented any employee layoffs implicating the Worker Adjustment and Retraining Notification Act of 1988 or any similar applicable Laws. The Company has provided to Parent a true and complete list of employee layoffs, by date and location, implemented by the Company and each of its Subsidiaries in the ninety (90) day period preceding the date hereof.

            (vi)  The Company, except as would not be material to the Company and its Subsidiaries, taken as a whole: (i) is and at all times has been in compliance in all respects with all applicable Laws, and with any order, ruling, decree, judgment or arbitration award of any arbitrator or any court or other Governmental Entity, in respect of employment, employment practices, terms and conditions of employment, wages, hours or other labor-related matters, including Laws, orders, rulings, decrees, judgments and awards relating to discrimination, worker classification (including the proper classification of workers as independent contractors and consultants), plant closing notification, wages and hours, labor relations, leave of absence requirements, occupational health and safety, privacy, harassment, retaliation, immigration, wrongful discharge or violation of the personal rights of employees, former employees or prospective employees; (ii) has withheld and reported all amounts required by any Law or contract to be withheld and reported with respect to wages, salaries and other payments to any employee; and (iii) has no liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity with respect to unemployment compensation benefits, social security or other benefits or obligations for any employee (other than routine payments to be made in the normal course of business and consistent with past practice).

          (o)    Intellectual Property.

              (i)  Schedule 3.1(o)(i) of the Company Disclosure Schedule sets forth a true, correct and complete list, as of the date of this Agreement, of all Registered Intellectual Property owned by the Company and its Subsidiaries, and a list of the owner of record for each such item, the jurisdictions in which each such item has been issued, registered, otherwise arises or in which any such application for such issuance and registration has been filed, the registration or application date, in each case, as applicable. The Company and its Subsidiaries own or have the valid and enforceable right to use all material Intellectual Property used in or necessary for the operation of the businesses of each of the Company and its Subsidiaries as presently conducted and as proposed to be conducted (collectively, the "Company Intellectual Property"), free and clear of any and all Encumbrances, except for Permitted Encumbrances (provided that the foregoing shall not be deemed to constitute a representation concerning the matters addressed in clause (ii) below) The Company Intellectual Property owned by the Company or any of its Subsidiaries is subsisting and in full force and effect and, to the Knowledge of the Company, valid and enforceable. The Company Intellectual Property includes all of the material Intellectual Property necessary and sufficient to enable the Company and its Subsidiaries to conduct the business in the manner in which such business is currently being conducted (provided that the foregoing shall not be deemed to constitute a representation concerning the matters addressed in clause (ii) below).

             (ii)  The use of the Company Intellectual Property by the Company and its Subsidiaries and the operation of the businesses of each of the Company and its Subsidiaries does not conflict with, infringe upon, violate, interfere with or otherwise misappropriate, and has not in the last three (3) years infringed upon, violated, interfered with or otherwise misappropriated, any intellectual property right of any other Person, except as would not be material to the Company and its Subsidiaries taken as a whole.

            (iii)  To the Knowledge of the Company, no Person is infringing upon, violating, interfering with or otherwise misappropriating, or has in the last three (3) years infringed upon, violated, interfered with or otherwise misappropriated, any Company Intellectual Property in any material respect.

            (iv)  Except as would not be material to the Company and its Subsidiaries taken as a whole, the Company or its Subsidiaries own or have a valid right to access and use all computer systems, networks, hardware, Software, databases, websites, and equipment used to process, store, maintain and operate data, information, and functions used in connection with their businesses (the "Company IT Systems"). The Company IT Systems are adequate for, and operate and perform in all material respects as currently used in connection with, the operation of the businesses of the Company and its Subsidiaries as currently conducted, without material disruptions on the functionality of the Company IT Systems, or enabling or assisting any Person to access the Company IT Systems without authorization. The Company and its Subsidiaries have implemented commercially reasonable measures to protect the confidentiality, integrity and security of the Company IT Systems and all information and data stored therein or transmitted thereby (including any sensitive or protected information, including Personal Information and payment card information) against any unauthorized use, access, interruption, modification or corruption. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries have suffered any actual or alleged material unauthorized access to, theft of, breaches of security with respect to or corruption, loss, or destruction of any of the Company IT Systems or the information and data stored therein or transmitted thereby in the past three (3) years.

             (v)  Except as would not be material to the Company and its Subsidiaries, taken as a whole, and, to the Knowledge of the Company, any third parties acting on their behalf have for the past three (3) years and are currently in compliance with all published and internal privacy policies and privacy notices related to information collected by or on behalf of the Company, Privacy Laws and all of their respective contractual commitments with respect to Personal Information collected by or on behalf of the Company. The Company and its Subsidiaries have posted such privacy notices on their respective websites in a manner readily available to individuals whose data is being collected, used, or processed by or on behalf of the Company. Each of the Company, its Subsidiaries and to the Knowledge of the Company, any third parties acting on their behalf has used commercially reasonable efforts to ensure that Personal Information is protected against material loss, damage and unauthorized access, use, modification or other misuse. The Company, its Subsidiaries, and, to the Knowledge of the Company, any third parties acting on their behalf, have not received written notice of, and have no Knowledge of, any material violation of any Privacy Laws or privacy policies through the date hereof and no Person (including any Governmental Entity) has made any claim or commenced any legal proceeding with respect thereto and there is no reasonable basis for any such claim or legal proceeding. To the Knowledge of the Company, there have been no material data breaches or incidents involving any Personal Information, and to the Knowledge of the Company, none of the Company or its Subsidiaries nor any other Person has lost or damaged or made any illegal or unauthorized use, modification, or other misuse or disclosure of Personal Information that was collected and stored by or on behalf of the Company or its Subsidiaries.

            (vi)  The Company and its Subsidiaries have taken commercially reasonable security measures to protect the secrecy, confidentiality and value of all material Trade Secrets of the Company and its Subsidiaries, which measures are reasonable in the industry in which their businesses operate. To the Knowledge of the Company, no Trade Secret material to the Company's business as presently conducted has been authorized to be disclosed or has been actually disclosed by the Company or any Subsidiary to any of their former employees, employees or any third Person other than pursuant to a non-disclosure agreement restricting the disclosure and use of the material Trade Secrets.

           (vii)  The Company and its Subsidiaries have executed valid and enforceable written agreements with each of their past and present employees, consultants and independent contractors, in each case, who develop Intellectual Property for the Company and its Subsidiaries, pursuant to which each such Person (A) has presently assigned to the Company or its Subsidiaries all of such Person's rights, title and interest in and to all material Intellectual Property created or developed for the Company and its Subsidiaries in the course of their employment or engagement and (B) has agreed to hold all material Trade Secrets of the Company and its Subsidiaries in confidence both during and after such Person's employment or retention, as applicable. To the Knowledge of the Company, no party is in material default or breach of any such agreements.

          (viii)  Except as would not be reasonably likely to result in, individually or in the aggregate, a Company Material Adverse Effect, no open source software or freeware has been incorporated into or used in the development of any Software owned (or purported to be owned) by the Company or its Subsidiaries in a manner that subjects any source code or related materials for any Software owned (or purported to be owned) by the Company or its Subsidiaries to any requirement, condition or obligation to publicly disclose, contribute, distribute, license or otherwise make available to any Person (including the open source community) such source code or related materials. None of the source code or related materials for any Software owned (or purported to be owned) by the Company or its Subsidiaries is in escrow or under any obligation to be deposited in escrow.

          (p)    Properties.

              (i)  Set forth on Schedule 3.1(p) of the Company Disclosure Schedule is a true, correct and complete list of all real property and interests in real property (x) owned by the Company or its Subsidiaries ("Owned Real Property") and (y) leased, subleased, or occupied by the Company or its Subsidiaries ("Leased Real Property", and collectively with the Owned Real Property, the "Real Property"). The Company or its Subsidiaries, as applicable, have good and marketable title to all of the Owned Real Property that it or they own except where the failure of which would not, individually or in the aggregate, have a material adverse effect on the Company's or its Subsidiaries' ability to use and occupy the relevant individual property. The Company or its Subsidiaries, as applicable, have a valid and enforceable leasehold interest in all Leased Real Property that it or they lease except where the failure of which would not, individually or in the aggregate, have a material adverse effect on the Company's or its Subsidiaries' ability to use and occupy the relevant individual property. The Company's or Subsidiaries' possession of the Leased Real Property under the Leases has not been disturbed and, to the Knowledge of the Company, there are no material disputes under any of the Leases. All such Real Property is free and clear of all Encumbrances, except for (A) statutory liens for current Taxes not yet due and payable, (B) defects, exceptions, restrictions, easements, rights of way and non-monetary encumbrances that do not, individually or in the aggregate, materially detract from the value or impair the occupancy or use of such Real Property for the purposes for which it is currently used or proposed to be used in connection with the business of the Company or its Subsidiaries, (C) statutory or other inchoate liens securing liabilities incurred in the ordinary course of business consistent with past practice for amounts not yet delinquent (x) that are not material to the business, operations and financial condition of the Real Property so encumbered and (y) that are not resulting from a breach, default or violation by the Company or its Subsidiaries of any contract or Law, (D) zoning, entitlement and other land use and environmental regulations by any Governmental Entity, provided that, to the Knowledge of the Company, such regulations have not been violated by the current or contemplated use or occupancy of such Real Property and (E) non-perpetual, non-exclusive licenses to Real Property granted in the ordinary course of business consistent with past practice (items (A) through (E) collectively, "Permitted Encumbrances"). The Real Property comprises all of the real property used, intended to be used or proposed to be used in connection with the business of the Company and its Subsidiaries as the business is currently conducted, and such Real Property, including all buildings, building systems and equipment, that are located on the Owned Real Property are in good operating condition and repair (subject to ordinary wear and tear, casualty and condemnation). Except as set forth on Schedule 3.1(p) of the Company Disclosure Schedule, (i) neither the Company nor its Subsidiaries have leased, subleased or otherwise granted to any Person the right to use or occupy any Real Property or any portion thereof, and (ii) there are no outstanding options, rights of first offer or rights of first refusal to purchase any Owned Real Property or any portion thereof or interest therein.

             (ii)  To the Knowledge of the Company, no part of any Real Property is subject to any building or use restrictions that would restrict or prevent the present use and operation of such Real Property in any material respect. No Governmental Entity having jurisdiction over any Real Property has issued or, to the Knowledge of the Company, threatened to issue any notice or order that materially adversely affects the use of operation of any Real Property, or requires the payment or deduction of any money, fee, exaction or property.

            (iii)  To the Knowledge of the Company, each of the Leases is in full force and effect. Neither the Company nor any Subsidiary is in material default under any Lease, and to the Knowledge of the Company, no event has occurred which, if not remedied, and whether with or without notice or the passage of time or both, would result in such a material default. Neither the Company nor any Subsidiary has received or given any notice of any material default, and to the Knowledge of the Company no event that with notice or lapse of time or both, would constitute a material default by the Company or any Subsidiary under any of the Leases and, to the Knowledge of the Company, no other party is in material default thereof and no circumstance exists, which if not remedied and with or without notice or the passing of time or both, would result in a material default, and no party to any Lease has exercised any termination rights with respect.

            (iv)  There does not exist any condemnation or eminent domain proceedings that affect any Owned Real Property or any part thereof, and none of the Company or any Subsidiary has received any notice of the intention of any Governmental Entity or other Person to take or use all or any part thereof.

             (v)  Except as would not be expected to be material to the Company and its Subsidiaries, taken as a whole, the Company or its Subsidiaries, as applicable, own or have good and valid title to, free and clear of any and all Encumbrances, except for Permitted Encumbrances, all personal property assets, both tangible and intangible, that it or they own.

          (q)    Environmental Matters.

              (i)  Except as would, individually or in the aggregate, not be expected to be material to the Company and its Subsidiaries, taken as a whole:

              (A)  The Company and its Subsidiaries are, and have been for the past three (3) years, in compliance with all Environmental Laws, which compliance includes obtaining, maintaining and complying with all Permits required under applicable Environmental Laws ("Environmental Permits");

              (B)  Neither the Company nor its Subsidiaries are party to any unresolved, pending or, to the Company's Knowledge, threatened claims, actions, suits, investigations, inquiries, notices, judgments, decrees, injunctions, orders or proceedings arising under or related to Environmental Laws;

              (C)  No conditions currently exist with respect to the Real Property, or any property currently or, to the Knowledge of the Company or its Subsidiaries, formerly owned, leased or operated by the Company or its Subsidiaries, or any property to which the Company or Subsidiaries arranged for the disposal or treatment of Hazardous Materials that would reasonably be expected to result in the Company or its Subsidiaries incurring liabilities or obligations under Environmental Laws; and

              (D)  Neither the Company nor its Subsidiaries has assumed or provided an indemnity with respect to any liability of any other Person relating to Environmental Laws.

             (ii)  No consent, approval or authorization of or registration or filing with any Governmental Entity is required with respect to Environmental Laws or Environmental Permits in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

            (iii)  To the Knowledge of the Company, the Company and the Subsidiaries have made available to Parent copies of all material environmental assessments, studies, audits, analyses or reports relating to Real Property or any property currently or formerly owned, leased or operated by the Company or its Subsidiaries and copies of all material, non-privileged documents relating to any material and outstanding liabilities of the Company or its Subsidiaries under Environmental Law to the extent such are in the possession, custody, or reasonable control of the Company or its Subsidiaries.

          (r)    Insurance.    Set forth on Schedule 3.1(r) of the Company Disclosure Schedule, as of the date of this Agreement, is a true, correct and complete list of all material insurance policies held by the Company and each of its Subsidiaries (the "Policies"). Except for policies that have been, or are scheduled to be, terminated in the ordinary course of business and consistent with past practices of the Company and in accordance with the terms thereof, each of the Policies is in full force and effect and will remain in full force and effect immediately following Closing. The Policies are legal, binding and sufficient for material compliance with all applicable Laws and all Material Contracts to which the Company or one of its Subsidiaries is a party. There are no pending material claims where coverage has been denied, rejected or disputed by any insurer within the past (3) years.

          (s)    Affiliate Transactions.    Schedule 3.1(s) of the Company Disclosure Schedule sets forth a complete and accurate list, as of the date of this Agreement, of each Related Party Agreement. A "Related Party Agreement" means any Contract between the Company or any of its Subsidiaries, on the one hand, and (A) any officer, director, shareholder, equityholder, member, manager, partner, sponsor or Affiliate of the Company or any of its Subsidiaries, (B) to the Knowledge of the Company, any immediate family member of any of the foregoing, or (C) to the Knowledge of the Company, any Affiliate of the foregoing (clauses (A) through (C) collectively, the "Related Parties"). None of the Related Parties, on the one hand, and none of the Company or any of its Subsidiaries, on the other hand, owe any amount to the other and none of the Related Parties own any property or right (tangible or intangible) that is used by the Company and its Subsidiaries.

          (t)    Brokers.    Except as set forth on Schedule 3.1(t), no broker, investment banker, or other Person is entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

          (u)    Material Contracts.    Schedule 3.1(u) of the Company Disclosure Schedule sets forth a true, correct and complete list of (collectively, the "Material Contracts"):

              (i)  each Contract to which the Company or any of its Subsidiaries is a party (other than this Agreement) that is of a type that would be required to be included as an exhibit to a registration statement on Form S-1 pursuant to Items 601(b)(2), (4), (9) or (10) of Regulation S-K of the SEC if such a registration statement was filed by the Company on the date of this Agreement;

             (ii)  any Contract that purports to limit the right of the Company or its Subsidiaries to (A) engage or compete in any line of business or (B) compete with any Person or operate in any location, in the case of each of (A) and (B), that is material to the Company and its Subsidiaries, taken as a whole, including any non-compete agreements or agreements limiting the ability of the Company or any of its Subsidiaries from soliciting customers or employees;

            (iii)  any material Contract that contains any "most favored nation", "take or pay", minimum requirements, right of first refusal or other similar provisions with respect to any transaction engaged in by the Company or its Subsidiaries;

            (iv)  any customer or supply Contract with a remaining duration of one (1) or more years that involves required payments by or to the Company or any of its Subsidiaries of more than $5.0 million;

             (v)  any Contract which contemplates consideration in excess of $5.0 million with respect to the acquisition or disposition of any Person or line of business, whether by way of merger, acquisition of equity securities or acquisition of assets which has continuing material benefits or obligations of or to the Company;

            (vi)  any Contract with respect to the settlement of any litigation, proceeding or claim involving non-monetary relief or monetary relief in excess of $1.0 million that remains unpaid as of the date hereof;

           (vii)  any Contract or agreement relating to the borrowing of money or extension of credit pursuant to which the Company or any of its Subsidiaries has a borrowing capacity of more than $5.0 million or outstanding Indebtedness of more than $5.0 million;

          (viii)  any Contract entered into (A) for the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets, rights or capital stock or other equity interests of another Person pursuant to which the Company or any of its Subsidiaries has continuing indemnification, "earn-out" or other contingent payment obligations or (B) outside the ordinary course of business for aggregate consideration under any such Contract in excess of $5.0 million;

            (ix)  any Contract (A) with a Governmental Entity or (B) that is a Lease with an outstanding payment obligation in excess of $5.0 million over the term of such Lease;

             (x)  any Contract that is a limited liability company agreement, or that is related to the formation, governance or operation of any joint venture, partnership or other similar agreement or arrangement, other than any such Contract solely between or among any of the Company and its Subsidiaries;

            (xi)  any material IP Agreement pursuant to which the Company or any of its Subsidiaries grants to any Person, or is granted, any license or other rights with respect to material Intellectual Property, in each case that is material to the Company and its Subsidiaries, taken as a whole (but excluding non-exclusive licenses granted by the Company, or any licenses incidental to products and services purchased, in the ordinary course of business and licenses for commercially available off-the-shelf Software licensed to the Company or any of its Subsidiaries);

           (xii)  any material Contract that is a currency or interest hedging arrangement;

          (xiii)  any material Contract containing a put, call, right of first refusal or similar right pursuant to which the Company or any of its Subsidiaries would be required to purchase securities of another Person;

          (xiv)  any Contract that includes any Affiliate of the Company (other than a Subsidiary of the Company) as a counterparty;

           (xv)  all employment Contracts which (A) provide for annual base compensation in excess of $200,000, or (B) otherwise restrict the Company or any of its Subsidiaries' ability to terminate the employment or engagement of any employee or consultant at any time for any lawful reason or no reason without liability in excess of $500,000; and

          (xvi)  any collective bargaining agreement or other Contract with any trade union, works council, or labor organization.

        Except as would not be reasonably likely to result in, individually or in the aggregate, a liability (of any nature) that would be reasonably likely to be material to the Company and its Subsidiaries, taken as whole, neither the Company nor any of its Subsidiaries is in breach or default under any Material Contract nor, to the Knowledge of the Company as of the date hereof, is any other party to any such Material Contract in breach or default thereunder. Except as would not be reasonably likely to be material to the Company and its Subsidiaries, taken as a whole, as of the date hereof, (A) neither the Company nor any of its Subsidiaries has received any written claim or written notice of a current material breach of or a current material default under any such Material Contract or any written notice of intent to cancel or terminate any Material Contract, and, (B) to the Knowledge of the Company no event has occurred which individually or together with other events, would reasonably be expected to result in a material breach of or a material default under any Material Contract by the Company or any of its Subsidiaries party thereto (in each case, with or without notice or lapse of time or both).

          (v)    Healthcare Regulatory Matters.

              (i)  To the extent applicable, the Company and its Subsidiaries have conducted and are conducting the respective businesses in compliance with the Federal Food, Drug and Cosmetic Act, the Federal Health Care Program Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b), the Controlled Substances Act, and all guidance and regulations issued by the U.S. Food and Drug Administration ("FDA"), the Animal Welfare Act, 7 U.S. Code § 2131 et seq. and the regulations issued by the US Department of Agriculture, the U.S. Drug Enforcement Administration ("DEA"), or any other Governmental Entity, the International Conference on Harmonization Consolidated Guidance on Good Clinical Practice E6 and Good Distribution Practices, to the extent applicable, and all applicable directives and regulations introduced by the European Commission (including, without limitation, and where applicable, Reg. 726/2004, Dir. 2001/83/EC, Dir. 2001/82/EC, Dir. 2003/94/EC, Dir.2004/9/EC, Dir.2001/20/EC, Dir.2005/28 EC and Dir.2010/63/EC), together with all applicable national legislation of the European Union Member States and applicable foreign, federal, state and local Laws in all places where the Company or its Subsidiaries conduct business (with respect to the activities conducted by the Company or its Subsidiaries in such place), except where failures to comply would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries has received since January 1, 2012 any (i) written notice of any material investigation by any Governmental Entity of the Company or any of its Subsidiaries; (ii) materially adverse inspection report; (iii) FDA Form 483, Warning Letter, or untitled letter, (iv) Notice of Initiation of Disqualification Proceedings and Opportunity to Explain; or (v) any other materially adverse inspection report or finding except, in each case, as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

             (ii)  The Company and its Subsidiaries possess all Permits required for the operation of their business other than those the failure of which to possess would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. The Company and its Subsidiaries are and have been in compliance with such Permits in all material respects. There is no Action pending or, to the Knowledge of the Company, threatened against, and, to the Knowledge of the Company, there is no investigation by or before any Governmental Entity pending against, the Company or any of its Subsidiaries seeking to revoke, suspend, or otherwise limit any such Permit which, if adversely determined, would, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Before engaging in any non-exempt human subjects research in the United States, the Company and its Subsidiaries have confirmed that such non-exempt human subjects research has been submitted for review and approval by an institutional review board, with non-exempt human subjects research defined pursuant to the Common Rule and any guidance regarding the Common Rule issued by the Office of Human Subject Research Protections ("OHRP") of the U.S. Department of Health and Human Services ("HHS"), except such failures to comply as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

            (iii)  Since January 1, 2015, none of the Company, its Subsidiaries, or, to the Knowledge of the Company, any employees or other Representatives acting on behalf of the Company or any of its Subsidiaries have (i) been debarred, excluded or received notice of action or threat of action with respect to debarment, exclusion or other action under the provisions of 21 U.S.C. §§ 335a, 335b, or 335c, 42 U.S.C. § 1320a-7, 45 C.F.R. Part 76, 2 C.F.R. Parts 180 or 376 or any equivalent provisions in any other applicable jurisdiction; (ii) received notice of or been subject, formally or informally, to any other enforcement action involving the FDA, OHRP, the U.S. Drug Enforcement Administration, the Office for Civil Rights of HHS, any state board of pharmacy, or the European Medicines Agency, including any suspension, consent decree, individual integrity agreement, corporate integrity agreement, notice of criminal investigation, indictment, sentencing memorandum, plea agreement, monitoring agreement, order or target or no-target letter; or (iii) received written notice of or been subject, formally or informally, to any suspension or termination of any research study by an institutional review board for actual or alleged failure to comply with institutional review board policies, guidelines, or terms of approval, and none of the foregoing are pending or, to the Knowledge of the Company, threatened, except for such matters as would not individually or in the aggregate reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

            (iv)  Since January 1, 2015, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries have (directly or indirectly) submitted any bills or requests for payment for the provision of healthcare services or products (either for the benefit of the Company or its Subsidiaries or on behalf of a customer) under Title XVIII of the Social Security Act, as amended, and Title XIX of the Social Security Act, as amended or to any commercial insurers or other third party payors, except for any matters as would not individually or in the aggregate reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

             (v)  Since January 1, 2015, all material reports, certifications, declarations, or other technical documentation, applications, claims and notices required to be filed, maintained, or furnished to the FDA, DEA, or any comparable foreign Governmental Entity by the Company and its Subsidiaries have been so filed, maintained or furnished, except where the failure to file, maintain or furnish would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Since January 1, 2015, all material applications, notifications, certifications, declarations, submissions, information, claims, reports, statistics, technical documentation, and other data and conclusions derived therefrom, utilized as the basis for or submitted in connection with any and all requests for a Permit relating to the Company or its Subsidiaries or its business, when submitted by the Company or its Subsidiaries to the FDA, DEA or any comparable foreign Governmental Entity were true, complete and correct in all material respects as of the date of submission and any required updates, changes, corrections or modifications to such applications, submissions, information and data have been submitted by the Company or its Subsidiaries to the FDA, DEA or any comparable foreign Governmental Entity, except where the failure to so file, maintain, submit or furnish would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

            (vi)  Neither the Company nor any of its Subsidiaries, nor to the Knowledge of the Company, any of its agents or subcontractors with respect to the business (i) has been convicted of any crime or engaged in any conduct which has resulted or could result in debarment or disqualification by the FDA or any other Governmental Entity under 21 U.S.C. § 335a or any similar Law or (ii) has failed to disclose a material fact required to be disclosed to any Governmental Entity, and there are no proceedings pending or, to the Knowledge of the Company, threatened that would reasonably be expected to result in criminal or civil liability or debarment or disqualification by the FDA or any other Governmental Entity. Since January 1, 2015, neither the Company nor any of its Subsidiaries, nor to the Knowledge of the Company, nor any of its agents or subcontractors with respect to the business has committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA to invoke its policy with respect to "Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities" Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto, or for any other Governmental Entity to invoke any similar policy.

           (vii)  The Company and its Subsidiaries are and have been in compliance with, and since January 1, 2015, neither the Company nor any of its Subsidiaries has received written notice of failure to comply with, any applicable Laws relating to patient data or protected health information , including without limitation HIPAA, or any contractual obligations related to, or any publicly disclosed Company policies and procedures regarding, data privacy, protection, and security, except, in each case, where the failure to be in compliance would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries has been subject to any Actions or any filed complaint by any Person regarding any actual or alleged non-compliance with HIPAA or similar Laws, and no such Action or complaint is pending or since January 1, 2012 has been threatened in writing, except any Actions as would not reasonably be expected to be material to the Company and its subsidiaries, taken as a whole. Except as disclosed on Schedule 3.1(v), there has been no material unauthorized, or materially impermissible or reportable disclosure or breach of protected health information.

          (w)    Accredited Investors.    No more than an aggregate of thirty-five (35) of the holders of Company Common Stock are not "accredited investors" within the meaning of Regulation D promulgated by the SEC under the Securities Act.

        SECTION 3.2    Representations and Warranties of Parent, Merger Sub and NewCo.     Except as set forth on the disclosure schedule dated as of the date of this Agreement and delivered by Parent, Merger Sub and NewCo to the Company on or prior to the date of this Agreement (the "Parent Disclosure Schedule") and except as disclosed in the Parent SEC Documents filed with the SEC prior to the date of this Agreement (to the extent the qualifying nature of such disclosure is readily apparent from the content of such Parent SEC Documents) and excluding disclosures referred to in "Forward-Looking Statements", "Risk Factors" and any other disclosures therein to the extent they are related to forward-looking statements, Parent, Merger Sub and NewCo jointly and severally represent and warrant to the Company, as of the date hereof and as of the Closing Date, as follows:

          (a)    Organization, Standing and Power.    Each of Merger Sub and NewCo is a corporation or limited liability company, as applicable, duly organized, validly existing and in good standing under the applicable Laws of its state of incorporation or formation, as applicable, and Parent is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands, and as of immediately prior to the Closing, will be a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each of Parent, Merger Sub and NewCo has all requisite corporate or limited liability company power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which it is conducting its business, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than in such jurisdictions where the failure so to qualify or be in good standing would not be reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent, Merger Sub and NewCo each has heretofore made available to the Company complete and correct copies of its Organizational Documents, each as amended to date, and each such document is (i) in full force and effect and (ii) has not been amended in any respect from the copy made available to the Company.

          (b)    Capital Structure.

              (i)  As of the date hereof: (A) 1,000,000 preference shares, par value $0.0001 per share, of Parent ("Parent Preferred Stock") are authorized and no shares are issued and outstanding; (B) 200,000,000 Class A ordinary shares of Parent, par value $0.0001 per share ("Class A Shares"), are authorized and 31,000,000 are issued and outstanding; (C) 20,000,000 Class B ordinary shares, par value $0.0001 per share ("Class B Shares", and together with the Class A Shares, the "Parent Ordinary Shares" and, collectively with the Parent Preferred Stock, the "Parent Stock") are authorized and 7,750,00 are issued and outstanding; (D) 16,400,000 warrants to purchase one-half of one Class A Share (the "Private Placement Warrants" are outstanding and (E) 31,000,000 warrants to purchase one-half of one Class A Share (the "Public Warrants", collectively with the Private Placement Warrants, the "Warrants") are outstanding. All outstanding Class A Shares, Class B Shares, Private Placement Warrants and Public Warrants have been duly authorized, validly issued, fully paid and are non-assessable and are not subject to preemptive rights. All outstanding shares of capital stock of the Subsidiaries of Parent are owned by Parent, or a direct or indirect wholly-owned Subsidiary of Parent, free and clear of all Encumbrances. Except for the Warrants, there are no outstanding options, warrants or other rights to subscribe for, purchase or acquire from Parent or any of its Subsidiaries any shares of Parent Stock or other equity interests in the Parent or securities convertible into or exchangeable or exercisable for shares of Parent Stock. Except as set forth in this Section 3.1(b), there are no: (A) securities of Parent or any Subsidiary of Parent convertible into or exchangeable or exercisable for Parent Stock or other voting securities of Parent or any Subsidiary of Parent, or (B) options, warrants, calls, rights (including preemptive rights), puts, commitments or agreements to which Parent or any Subsidiary of Parent is a party or by which it is bound in any case obligating Parent or any Subsidiary of Parent to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional shares of capital stock or any other voting securities of Parent or of any Subsidiary of Parent, or obligating Parent or any Subsidiary of Parent to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. There are not any stockholder agreements, voting trusts, proxies or other agreements or understandings to which the Company is a party or by which it is bound relating to the voting of any Parent Stock.

             (ii)  The authorized capital stock of Merger Sub consists of 100 shares of Merger Sub common stock. As of the date hereof, 100 shares of Merger Sub common stock are issued and outstanding and are held by Parent. All outstanding shares of Merger Sub common stock have been duly authorized, validly issued, fully paid and are non-assessable and are not subject to preemptive rights, and are held by Parent.

            (iii)  As of the date hereof, all outstanding limited liability company interest in NewCo have been duly authorized, validly issued and are held by Parent.

            (iv)  Subject to approval of the Transaction Proposals, the Parent Common Stock, when delivered in accordance with Article II, shall be duly authorized and validly issued, fully paid and non-assessable, and issued in compliance with all applicable state and federal securities Laws and not subject to, and not issued in violation of, any options, warrants, calls, rights (including preemptive rights), Organizational Documents, commitments or agreements to which Parent or any Subsidiary of Parent is a party or by which it is bound.

          (c)    Authority; No Violations, Consents and Approvals.

              (i)  Each of Parent, Merger Sub and NewCo has all requisite corporate or limited liability company power and authority to execute and deliver this Agreement and each Ancillary Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements by Parent, Merger Sub and NewCo and the consummation by Parent, Merger Sub and NewCo of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate or limited liability company action on the part of each of Parent, Merger Sub and NewCo, other than with respect to Parent the receipt of the Parent Shareholder Approval. This Agreement and, when executed, each Ancillary Agreement, has been duly executed and delivered by each of Parent, Merger Sub and NewCo, and, assuming this Agreement constitutes the valid and binding obligation of the other parties hereto, constitutes a valid and binding obligation of each of Parent, Merger Sub and NewCo, enforceable in accordance with its terms, subject as to enforceability, to the Bankruptcy Exception.

             (ii)  The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not result in any violation of, or default (with or without notice or lapse of time, or both) under, or acceleration of any material obligation or the loss of a material benefit under, or result in the creation of any Encumbrance upon any of the properties or assets of Parent or any of its Subsidiaries under any provision of (A) the Organizational Documents of Parent, Merger Sub or NewCo or any of their respective Subsidiaries, (B) any loan or credit agreement, note, bond, mortgage, deed of trust, indenture, lease or other agreement, permit, franchise or license to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries or their respective properties or assets are bound or (C) assuming the consents, approvals, orders, authorizations, registrations, filings, or permits referred to in Section 3.2(c)(iii) are duly and timely obtained or made, any Law applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (B) and (C), any such violations, defaults, acceleration, losses or Encumbrances that would not be reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

            (iii)  No consent, approval, order or authorization of, or registration, or filing with, or permit from, any Governmental Entity is required to be obtained or made by Parent or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Parent, Merger Sub and NewCo or the consummation by Parent, Merger Sub and NewCo of the transactions contemplated hereby except for: (A) the filing of a premerger notification report by Parent under the HSR Act and any other applicable Premerger Notification Rules, and the expiration or termination of the applicable waiting period, any required approvals or clearances or compliance with any suspensory obligation with respect thereto; (B) the filing with the SEC of such reports under the Exchange Act, and such other compliance with the Exchange Act and the rules and regulations thereunder as may be required in connection with this Agreement and the transactions contemplated hereby; (C) such filings with the Registrar of Companies of the Cayman Islands and the Secretary of State of the State of Delaware as may be required in respect of the Domestication; (D) the filing of the First Certificate of Merger and the Second Certificate of Merger; (E) such filings and approvals as may be required by any foreign premerger notification or competition, securities, corporate or other applicable Laws set forth on Schedule 3.2(c) of the Parent Disclosure Schedule; and (F) any such consent, approval, order, authorization, registration, filing, or permit that the failure to obtain or would not be reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect. The affirmative vote (in person or by proxy) of the holders of a majority or at least a two-thirds majority (as applicable) of the issued and outstanding Parent Ordinary Shares entitled to vote and actually cast thereon in favor of the Transaction Proposals (the "Parent Shareholder Approval") is the only vote of the holders of any class or series of Parent's capital stock necessary to approve the transactions contemplated by this Agreement. The Parent Board (including any required committee thereof) has declared the advisability of the transactions contemplated by this Agreement in accordance with applicable law and as required by Parent's Organizational Documents, and approved this Agreement and the transactions contemplated hereby, and determined that the transactions contemplated by this Agreement are in the best interests of Parent and its shareholders, and has determined to recommend that holders of Parent Ordinary Shares vote in favor of each Transaction Proposal.

          (d)    SEC Documents.

              (i)  Parent has made available to the Company a true, correct and complete copy of each form, report, statement, schedule, prospectus, proxies, registration statement and other documents filed by Parent with the SEC since its initial registration of the Parent Ordinary Shares (the "Parent SEC Documents") and prior to the date of this Agreement. Each of the Parent SEC Documents has been timely filed and, as of their respective dates, each of the Parent SEC Documents, as amended, complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act or any other applicable Law, as the case may be, and the rules and regulations of the SEC thereunder, in each case, to the extent applicable to such Parent SEC Documents, and none of the Parent SEC Documents contained, when filed or, if amended prior to the date of this Agreement, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Parent has timely filed each report, statement, schedule, prospectus, and registration statement that Parent was required to file with the SEC since its inception. Parent has made available (including via the EDGAR system) to the Company all material correspondence between the SEC, on the one hand, and the Company or any of its Subsidiaries, on the other hand, since the initial registration of the Parent Ordinary Shares. As of the date hereof, there are no material outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the Parent SEC Documents. As of the date hereof, (A) none of the Parent SEC Documents is the subject of ongoing SEC review or outstanding SEC comment and (B) to the Knowledge of Parent, neither the SEC nor any other Governmental Entity is conducting any investigation or review of any Parent SEC Document.

             (ii)  The financial statements of Parent included in the Parent SEC Documents complied, and in the case of financial statements filed following the date hereof will comply, as to form in all material respects with Regulation S-X of the SEC, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present, and in the case of financial statements filed following the date hereof will fairly present, in all material respects in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal and recurring year-end audit adjustments) the financial position of Parent and its consolidated Subsidiaries as of their respective dates and the results of operations and the cash flows of Parent and its consolidated Subsidiaries for the periods presented therein.

            (iii)  There are no liabilities of the Parent of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, that would be required to be presented on the face of (or in the notes thereto) an audited balance sheet prepared in accordance with GAAP, as applicable, other than: (i) liabilities adequately provided for on the unaudited consolidated balance sheet of Parent for the quarter ended June 30, 2017, (including the notes thereto); (ii) liabilities incurred in the ordinary course of business subsequent to June 30, 2017; (iii) liabilities for fees and expenses incurred in connection with the transactions contemplated by this Agreement; and (iv) liabilities which would not be reasonably likely to have, individually or in the aggregate, a material adverse effect on the financial position of Parent and its Subsidiaries, taken as a whole.

            (iv)  Parent makes and keeps books, records, and accounts and has devised and maintains a system of internal controls, in each case as required pursuant to Section 13(b)(2) under the Exchange Act. Parent has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act and the applicable listing standards of the Nasdaq. Such disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Parent in the reports that it files under the Exchange Act are recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to its management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder the Sarbanes-Oxley Act.

          (e)    Information Supplied.    None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in the Proxy Statement will, at the date mailed to shareholders of Parent or at the time of the meeting of such shareholders relating thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement (other than with respect to information supplied by Company for inclusion therein) will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

          (f)    Absence of Certain Changes or Events.    Since December 31, 2016, (i) there has not been (a) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of Parent; (b) a Parent Material Adverse Effect; or (c) any material change in Parent's accounting principles, practices or methods except insofar as may have been required by a change in GAAP that makes such change mandatory, and (ii) except as expressly contemplated or permitted by this Agreement, the business of Parent has been conducted in all material respects in the ordinary course of business consistent with past practice.

          (g)    No Default.    Neither Parent nor any of its Subsidiaries is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of (i) the Parent Articles of Association or the comparable charter or organizational documents of any of Parent's Subsidiaries or (ii) any Law applicable to Parent or any of its Subsidiaries, except, in each case, for defaults or violations which would not be materially adverse to Parent.

          (h)    Compliance with Applicable Laws.    Since the date of its incorporation or formation, as applicable, Parent and its Subsidiaries have not been in violation of any applicable Law, except for violations which would not be reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect. Since the date of its incorporation, to the Knowledge of Parent, no investigation or review by any Governmental Entity with respect to Parent or any of its Subsidiaries has been pending or threatened, other than those the outcome of which would not be reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

          (i)    Litigation.    As of the date hereof, there is no (i) suit, action, charge, complaint, arbitration or similar proceeding pending, or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries and no such suit, action, charge, complaint, arbitration or similar proceeding has been filed against Parent or any of its Subsidiaries, or any of its or their assets or properties, or (ii) judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Parent or any of its Subsidiaries or any of its or their assets or properties. Neither Parent nor any of its Subsidiaries is party to a settlement or similar agreement regarding any of the matters set forth in the preceding sentence that contains any ongoing obligations, restrictions or liabilities (of any nature) that are material to Parent and its Subsidiaries.

          (j)    Listing.    The issued and outstanding Parent Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq. There is no suit, action, proceeding or investigation pending or, to the Knowledge of Parent, threatened against Parent by Nasdaq or the SEC with respect to any intention by such entity to deregister the Parent Ordinary Shares or prohibit or terminate the listing of Parent Ordinary Shares on Nasdaq and Parent is and as of the First Merger Effective Time will be in compliance with all Nasdaq continued listing requirements. Except as otherwise set forth in this Agreement, Parent has taken no action that is designed to terminate the registration of Parent Ordinary Shares under the Exchange Act.

          (k)    Trust Account.

              (i)  As of August 18, 2017, Parent had $ 311,207,832 in the Trust Account (the "Trust Amount") and held in trust by the Trustee pursuant to the Trust Agreement for the benefit of its public stockholders.

             (ii)  The Trust Agreement has not been amended or modified, is valid and in full force and effect and is enforceable in accordance with its terms, subject to Bankruptcy Exception. There are no separate contracts, side letters or other understandings (whether written or unwritten, express or implied) (i) between Parent and the Trustee that would cause the description of the Trust Agreement in the Parent SEC Documents to be inaccurate in any material respect, or (ii) to Parent's Knowledge, that would entitle any Person (other than stockholders of Parent holding Parent Ordinary Shares sold in Parent's initial public offering who shall have elected to redeem their shares of Parent Ordinary Shares pursuant to Parent's organizational documents) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except (A) to pay income and franchise taxes from any interest income earned in the Trust Account and (B) to redeem Parent Ordinary Shares in accordance with the provisions of Parent's organizational documents. There are no Actions pending or, to Parent's Knowledge, threatened with respect to the Trust Account.

        (l)    No Business Conduct.     Each of Merger Sub and NewCo was formed on August 17, 2017. Since its respective inception, neither Merger Sub nor NewCo has engaged in any activity, other than such actions in connection with (i) its organization and (ii) the preparation, negotiation and execution of this Agreement and the transactions contemplated hereby. Neither Merger Sub nor NewCo has operations, has generated any revenues or has any assets or liabilities other than those acquired or incurred in connection with the foregoing and in association with the Mergers as provided in this Agreement. NewCo presently is, and has been since the date of its formation, properly classified as an entity disregarded as separate from Parent for U.S. federal income tax purposes Merger Sub presently is, and has been since the date of its formation, a direct, wholly-owned subsidiary of Parent

          (m)    Affiliate Transactions.    Except as described in the Parent SEC Documents, there are no transactions, agreements, arrangements or understandings between any of Parent or any of its Subsidiaries, on the one hand, and any director, officer, employee, stockholder, warrant holder or Affiliate of Parent or any of its Subsidiaries.

          (n)    Parent Material Contracts.    Section 3.2(t) of the Parent Disclosure Schedule sets forth a true, correct and complete list of the Parent Material Contracts (other than any such Parent Material Contract that is listed as an exhibit to Parent's annual report on Form 10-K for the year ended December 31, 2016).

ARTICLE IV

COVENANTS RELATING TO CONDUCT
OF BUSINESS PENDING THE TRANSACTION

        SECTION 4.1    Conduct of Business by the Company and its Subsidiaries Pending the Transaction.     The Company covenants and agrees that, from the date hereof and prior to the Closing, except as set forth on Schedule 4.1 of the Company Disclosure Schedule, as expressly contemplated by this Agreement, as required by any applicable Laws or as otherwise consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned):

          (a)    Ordinary Course.    Each of the Company and its Subsidiaries shall conduct its businesses in the ordinary course and shall use commercially reasonable efforts to preserve intact its present business organization, keep available services of its officers and Key Employees, and preserve its relationships with its material customers and suppliers.

          (b)    Distributions; Changes in Stock.    Except for transactions solely among the Company and its Subsidiaries, the Company shall not and shall not permit any of its Subsidiaries to: (i) split, combine, or reclassify any membership interests, capital stock or any other equity interests, as applicable, in the Company or any Subsidiary of the Company, (ii) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any membership interests, capital stock or any other equity interests, as applicable, in the Company or any Subsidiary of the Company; (iii) grant, issue sell or otherwise dispose, or authorize to issue sell, or otherwise dispose any membership interests, capital stock or any other equity interests (such as stock options, stock units, restricted stock or other contracts for the purchase or acquisition of such capital stock), as applicable, in the Company or any Subsidiary of the Company or (iv) declare, set aside or pay any dividend or make any other distribution.

          (c)    Governing Documents.    The Company shall not amend or propose to amend the Company Certificate and shall not permit any of its Subsidiaries to amend or propose to amend its certificate of incorporation or bylaws or other similar or Organizational Documents.

          (d)    No Acquisitions.    The Company shall not, and shall not permit any of its Subsidiaries to, (i) merge, consolidate, combine or amalgamate with any Person, (ii) acquire or agree to acquire by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, (iii) buy, purchase or otherwise acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses, other than (A) inventory and supplies in the ordinary course of business consistent with past practice, (B) other assets in the ordinary course of business, consistent with past practice, in an amount not to exceed $500,000 individually or $1,000,000 in the aggregate or (iv) make any loans, advances or capital contributions to, or investments in, any Person other than the Company or any wholly owned Subsidiary or joint venture investment of the Company except for loans, advances or capital contributions pursuant to and in accordance with the terms of agreements or legal obligations, in each case (A) existing as of the date of this Agreement or (B) in the ordinary course of business consistent with past practice and not in excess of $500,000 individually or $3.0 million in the aggregate.

          (e)    No Dispositions.    The Company shall not, and shall not permit any of its Subsidiaries to, sell, lease, license, abandon, permit to lapse or expire, dedicate to the public, or otherwise dispose of, or agree to sell, lease, license, abandon, permit to lapse or expire, dedicate to the public, or otherwise dispose of, any portion of its assets or properties, other than any sale, lease or disposition in the ordinary course of business consistent with past practice or pursuant to agreements existing on the date hereof and set forth on Schedule 4.1 of the Company Disclosure Schedule.

          (f)    No Dissolution.    The Company shall not, and shall not permit any of its Subsidiaries to, authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, restructuring, recapitalization, dissolution or winding-up.

          (g)    Accounting.    The Company shall not, and shall not permit any of its Subsidiaries to (i) change in any material respect their material accounting methods or policies, except as required by GAAP or (ii) make any material change to any of the cash management practices of the Company or any of its Subsidiaries, including materially deviating from or materially altering any of its practices, policies or procedures in paying accounts payable or collecting accounts receivable.

          (h)    Tax Matters.    The Company shall not (i) except in the ordinary course of business, make or rescind any material express or deemed election or change any annual accounting period or material method of accounting relating to Taxes (including any such election, period or method for any controlled joint venture, partnership, limited liability company or other investment where the Company has the capacity to make such binding election, but excluding any election that must be made periodically and is made consistent with past practice), (ii) amend any material Tax Return or (iii) settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes.

          (i)    Related Party Agreements.    The Company shall not, and shall not permit its Subsidiaries to, enter into or amend any Related Party Agreement (including the Management Agreement, dated as of November 24, 2009, between Life Sciences Research, Inc. and LAB Holdings LLC, as amended by Amendment No. 1 thereto, dated as of August 4, 2016) other than the terminations provided for in Section 5.19.

          (j)    Compensation and Benefits.    The Company shall not, and shall not permit its Subsidiaries to (i) increase the compensation of any current or former employee, director or individual independent contractor of the Company, except for increases consistent with past practice or required by an Employee Benefit Plans in effect on the date hereof or applicable Law, (ii) merge, terminate or amend any Employee Benefit Plan, or establish or adopt any arrangement that would be an Employee Benefit Plan if in effect on the date of this Agreement, (iii) hire, engage or terminate any employee or individual independent contractor, or change the classification or status in respect of any employee or independent contractor, other than (A) terminations for cause and (B) new hires to fill non-executive vacancies occurring following the date hereof, (iv) except in the ordinary course of business and consistent with past practice, loan or advance any money or other property to any present or former director, officer, employee or consultant of the Company or any of its Subsidiaries, other than an advance to any employee or consultant in the ordinary course of business in connection with reasonable, out-of-pocket expenses related to their employment or service and in accordance with Company policy in effect on the date of this Agreement, (v) grant any severance, except in the ordinary course of business, in connection with new hires, or change in control benefits or (vi) take any action to accelerate the vesting or payment of, otherwise fund or secure the payment of, any compensation or benefits under any Employee Benefit Plan.

          (k)    Indebtedness; Capital Expenditures.    The Company shall not, and shall not permit any of its Subsidiaries to: (i) incur, create or assume any Indebtedness for borrowed money or guarantee any such Indebtedness of another Person or issue or sell any debt securities or rights to acquire any debt securities of the Company or any of its Subsidiaries or guarantee any debt securities of another Person, (ii) except in the ordinary course of business consistent with past practice, create any material Encumbrances on any material property or assets of the Company or any of its Subsidiaries in connection with any Indebtedness thereof other than Permitted Encumbrances, (iii) cancel or forgive any Indebtedness in excess of $100,000 owed to the Company or any of its Subsidiaries or (iv) make or incur any capital expenditures, except for capital expenditures (A) in the ordinary course of business consistent with past practice or (B) other capital expenditures in an amount not to exceed $1,000,000 individually or $10,000,000 in the aggregate.

          (l)    No Modifications.    The Company shall not, and shall not permit any of its Subsidiaries to, (i) enter into any lease of real property or modify, amend or terminate any Lease, except in the ordinary course of business consistent with past practice or (ii) amend in any adverse respect or terminate or extend any Company Material Contract except extensions, renewals and non-renewals of existing Material Contracts in the ordinary course of business consistent with past practice.

          (m)    Litigation.    The Company shall not, and shall not permit its Subsidiaries to, settle or compromise any material litigation, arbitration or other judicial or administrative dispute or proceeding relating to the Company or any of its Subsidiaries, other than settlements or compromises of litigation in the ordinary course of business consistent with past practice, which in any event (i) do not exceed, in any individual case, $250,000 and (ii) would not prohibit or materially restrict the Company or its Subsidiaries from operating their respective businesses substantially as currently conducted or anticipated to be conducted.

          (n)    Agreements.    The Company shall not, and shall not permit any of its Subsidiaries to, agree to take any action that is prohibited by this Section 4.1.

          (o)   Notwithstanding the foregoing, nothing contained in this Agreement shall give to Parent or Merger Sub, directly or indirectly, rights to control or direct the operations of the Company and its Subsidiaries prior to the Closing. In addition, notwithstanding the foregoing, nothing in this Section 4.1 shall restrict the Company and its Subsidiaries from, or require the consent of Parent prior to, engaging in any transaction or entering into any agreement exclusively among the

  Company and its wholly-owned Subsidiaries in the ordinary course of business consistent with past practice.

        SECTION 4.2    Conduct of Business by Parent Pending the Merger.     Parent covenants and agrees that, prior to the Closing, except as set forth on Schedule 4.2 of the Parent Disclosure Schedule, as expressly contemplated by this Agreement, as required by any applicable Laws or as otherwise consented to in writing by the Company (which consent shall not be unreasonably withheld, delayed or conditioned):

          (a)    Ordinary Course.    Each of Parent and its Subsidiaries shall conduct its businesses in the ordinary course consistent with past practice.

          (b)    Distributions; Changes in Stock.    Except for transactions solely among Parent and its Subsidiaries, Parent shall not and shall not permit any of its Subsidiaries to: (i) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding capital stock of, or other equity interests in, Parent or its Subsidiaries; (ii) split, combine or reclassify any capital stock of, or other equity interests in, Parent; or (iii) other than required by any Ancillary Agreement or as otherwise required by Parent's Organizational Documents in order to consummate the transactions contemplated hereby or thereby, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, Parent, except as required by the terms of any capital stock of, or other equity interests in, Parent or any of its Subsidiaries outstanding on the date of this Agreement or as contemplated by any existing director compensation plan, Employee Benefit Plan or employment agreement of Parent.

          (c)    Issuance of Securities.    Parent shall not, and shall not permit any of its Subsidiaries to, offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, Parent or any of its Subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests.

          (d)    Governing Documents.    Other than pursuant to this Agreement, Parent shall not amend or propose to amend the Organizational Documents of Parent and shall not permit any of its Subsidiaries to amend or propose to amend its Organizational Documents.

          (e)    No Acquisitions.    Except as contemplated hereby, Parent shall not, and shall not permit any of its Subsidiaries to, (i) merge, consolidate, combine or amalgamate with any Person other than another wholly owned Subsidiary of Parent, (ii) acquire or agree to acquire by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or (iii) make any loans, advances or capital contributions to, or investments in, any Person other than Parent or any wholly owned Subsidiary.

          (f)    Trust Account.    Parent shall not amend the Trust Agreement or any other agreement related to the Trust Account.

          (g)    No Dissolution.    Parent shall not, and shall not permit any of its Subsidiaries to, authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, dissolution or winding-up.

          (h)    Accounting.    Parent shall not, and shall not permit any of its Subsidiaries to, change in any material respect their material accounting methods or policies, except as required by GAAP.

          (i)    Related Party Agreements.    Parent shall not enter into or amend any contract, agreement or commitment with any former or present director or officer of Parent or any of its Subsidiaries or with any Affiliate of any of the foregoing Persons or any other Person covered under Item 404 of Regulation S-K under the Securities Act.

          (j)    Indebtedness.    Parent shall not, and shall not permit any of its Subsidiaries to, (i) incur, create or assume any Indebtedness for borrowed money (except for trade credit incurred in the ordinary course) or guarantee any such Indebtedness of another Person or issue or sell any debt securities or rights to acquire any debt securities of Parent or any of its Subsidiaries or guarantee any debt securities of another Person or (ii) create any material Encumbrances on any material property or assets of Parent or any of its Subsidiaries in connection with any Indebtedness thereof other than Permitted Encumbrances.

          (k)    Agreements.    Parent shall not, and shall not permit any of its Subsidiaries to, agree to take any action that is prohibited by this Section 4.2.

        SECTION 4.3    No Solicitation.

          (a)   From and after the date of this Agreement until the earlier of the Closing and the termination of this Agreement in accordance with its terms, the Company shall not, and shall cause its Subsidiaries not to, and shall use reasonable best efforts to cause their respective Representatives not to, directly or indirectly: (i) enter into, knowingly solicit, initiate or continue any discussions or negotiations with, or knowingly encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, any Person or other entity or group (other than Parent, its Subsidiaries and their Representatives), concerning any sale of any material assets of the Company or its Subsidiaries or any of the outstanding equity interests in the Company or its Subsidiaries, or any conversion, consolidation, liquidation, dissolution or similar transaction involving the Company or its Subsidiaries, other than with Parent and its Representatives (an "Alternative Transaction"), (ii) enter into any agreement regarding, continue or otherwise participate in any discussions regarding, or furnish to any Person any information with respect to, any Alternative Transaction or (iii) commence, continue or renew any due diligence investigation regarding any Alternative Transaction; provided that the execution, delivery and performance of this Agreement and the other Ancillary Agreements and the consummation of the transactions contemplated by this Agreement shall not be deemed a violation of this Section 4.3. The Company shall, and shall cause its Affiliates and instruct its Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted heretofore with respect to any Alternative Transaction. If the Company, its Subsidiaries or any of their respective Representatives receives any inquiry or proposal with respect to an Alternative Transaction at any time prior to the Closing, then the Company shall promptly (and in no event later than twenty-four (24) hours after the Company becomes aware of such inquiry or proposal) (A) advise Parent orally and in writing of such inquiry or proposal (including the identity of the Person making such inquiry or submitting such proposal, and the terms thereof), (B) provide Parent a copy of such inquiry or proposal, if in writing, and (C) notify such Person in writing that the Company is subject to an exclusivity agreement with respect to the sale of the Company or its Subsidiaries that prohibits the Company from considering such inquiry or proposal. Without limiting the foregoing, parties agree that any violation of the restrictions set forth in this Section 4.3(a) by any of the Company, its Subsidiaries, Affiliates or any of their respective Representatives shall be deemed to be a breach of this Section 4.3(a) by the Company.

          (b)   From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, Parent shall not, and shall cause its Affiliates not to, and shall use reasonable best efforts to cause their respective Representatives not to, directly or indirectly: (i) enter into, knowingly solicit, initiate or continue any discussions or negotiations with, or knowingly encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, any Person or other entity or group (other than Parent, its Subsidiaries and their Representatives), concerning any Business Combination Proposal, (ii) enter into any agreement regarding, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or cooperate in any way that would otherwise reasonably be expected to lead to, any Business Combination Proposal or (iii) commence, continue or renew any due diligence investigation regarding any Business Combination Proposal. Parent shall, and shall cause each of its Affiliates and instruct their respective Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted heretofore with respect to any Business Combination Proposal. If Parent, its Affiliates or any of their respective Representatives receives any inquiry or proposal with respect to a Business Combination Proposal at any time prior to the Closing, then Parent shall promptly (and in no event later than twenty-four (24) hours after Parent becomes aware of such inquiry or proposal) (A) advise the Company orally and in writing of such inquiry or proposal (including the identity of the Person making such inquiry or submitting such proposal, and the terms thereof) and (B) provide the Company a copy of such inquiry or proposal, if in writing. Without limiting the foregoing, the parties agree that any violation of the restrictions set forth in this Section 4.3(b) by any of Parent or its Affiliates or their respective Representatives shall be deemed to be a breach of this Section 4.3(b) by Parent.

ARTICLE V

ADDITIONAL AGREEMENTS

        SECTION 5.1    Preparation of Proxy Statement.

          (a)   As promptly as reasonably practicable after the execution and delivery of this Agreement, Parent shall prepare and file with the SEC under the Exchange Act, and with all other applicable regulatory bodies, a proxy statement ("Proxy Statement") to be used for the purpose of soliciting proxies from holders of Parent Ordinary Shares to vote in favor of the Transaction Proposals. The Proxy Statement will comply as to form and substance with the applicable requirements of the Exchange Act and the rules and regulations hereunder. Parent shall file the definitive Proxy Statement with the SEC and cause the Proxy Statement to be mailed to its shareholders of record, as of the record date to be established by the board of directors of Parent, within five (5) Business Days of (A) in the event the preliminary Proxy Statement is not reviewed by the SEC, the expiration of the waiting period in Rule 14a-6(a) under the Exchange Act, or (B) in the event the preliminary Proxy Statement is reviewed by the SEC, receipt of oral or written notification of the completion of the review by the SEC.

          (b)   Prior to filing with the SEC, Parent will make available to the Company drafts of the Proxy Statement and any other documents to be filed with the SEC, both preliminary and final, and any amendment or supplement to the Proxy Statement or such other document and will provide the Company with a reasonable opportunity to comment on such drafts and shall consider such comments in good faith. Parent shall not file any such documents with the SEC without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed). Parent will advise the Company promptly after it receives notice thereof, of (i) the time when the Proxy Statement has been filed, (ii) in the event the preliminary Proxy Statement is not reviewed by the SEC, the expiration of the waiting period in Rule 14a-6(a) under the Exchange Act, (iii) in the event the preliminary Proxy Statement is reviewed by the SEC, receipt of oral or written notification of the completion of the review by the SEC, (iv) the filing of any supplement or amendment to the Proxy Statement, (v) the issuance of any stop order by the SEC, (vi) any request by the SEC for amendment of the Proxy Statement, (vii) any comments from the SEC relating to the Proxy Statement and responses thereto or (viii) requests by the SEC for additional information. Parent shall promptly respond to any SEC comments on the Proxy Statement and shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC under the Exchange Act as soon after filing as practicable; provided, that prior to responding to any requests or comments from the SEC, Parent will make available to the Company drafts of any such response and provide the Company with a reasonable opportunity to comment on such drafts

          (c)   If at any time prior to the Parent Shareholders Meeting there shall be discovered any information that should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, Parent shall promptly transmit to its shareholders an amendment or supplement to the Proxy Statement containing such information.

          (d)   Parent shall make all necessary filings with respect to the Transaction Proposals under the Securities Act, the Exchange Act and applicable "blue sky" laws, and any rules and regulations thereunder.

          (e)   The Company agrees to promptly provide Parent with all information concerning the Company and the management, operations and financial condition of the Company and its Subsidiaries, in each case, reasonably requested or required by Parent for inclusion in the Proxy Statement.

        SECTION 5.2    Access to Information.

          (a)   From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall afford to Parent and its officers, directors, employees, accountants, consultants, agents, legal counsel, and other representatives (collectively, the "Representatives") reasonable access, at reasonable times upon reasonable prior notice, to the officers, employees, properties, offices and other facilities of the Company and its Subsidiaries and to their books, records, contracts and documents (except that Parent will conduct no physically invasive sampling or testing, including without limitation soil or groundwater sampling), and the Company shall furnish reasonably promptly, to the extent reasonably requested by or on behalf of Parent (including in connection with the preparation of the Proxy Statement), information concerning the Company's and its Subsidiaries' business, properties, contracts, records and personnel; provided, however, that such access (A) shall be conducted at Parent's expense, during normal business hours and under the supervision of Company personnel, (B) shall be done in a manner as not to interfere unreasonably with the business or operations of the Company or its Subsidiaries, and (C) shall comply with all applicable Laws, including those regarding the exchange of competitively sensitive information. Notwithstanding the foregoing provisions of this Section 5.2, the Company shall not be required to, or to cause any of its Subsidiaries to, grant access or furnish information to Parent or any of its Representatives to the extent that (i) such information is subject to an attorney/client or attorney work product privilege, (ii) such access or the furnishing of such information is prohibited by applicable Law or (iii) the Company is required to keep confidential or to prevent access to by reason of any Contract with a third party; and further provided, that, in each case, if such information cannot be disclosed pursuant to the foregoing clauses, such the Company and its Subsidiaries shall disclose as much of such information as is practicable (through redactions, summaries or other appropriate means) to Parent without violating the applicable restrictions on disclosure of such information or waiving such privilege and shall use commercially reasonable efforts to enter into such joint defense agreements or other arrangements, as appropriate, so as to allow for such disclosure in a manner that does not result in the loss of attorney-client privilege.

          (b)   Notwithstanding anything contained herein, from and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, Parent shall not be permitted to contact any of the Company or its Subsidiaries' vendors, employees, customers or suppliers, or any Governmental Entities (except in connection with applications for Permits or filings required to be made prior to the Closing under this Agreement and, in such case, only in accordance with the terms of this Agreement) regarding the operations or legal status of the Company or any of its Subsidiaries without receiving prior written consent from the Company (which consent shall not be unreasonably withheld, conditioned or delayed).

          (c)   Following the Closing, Parent shall, and shall cause its Subsidiaries to, (i) preserve and keep the Tax and accounting records of the Company and its Subsidiaries for a period of six (6) years from the Closing Date and (ii) make such records available to the Seller Group to the extent reasonably requested thereby.

          (d)   The Confidentiality Agreement, dated as of October 21, 2016, between Parent and the Company (the "Confidentiality Agreement") shall survive the execution and delivery of this Agreement and shall apply to all information furnished thereunder or hereunder and any other activities contemplated thereby. The Company acknowledges that, in connection with the equity financing relating to the transactions contemplated by this Agreement, Parent shall be entitled to disclose, pursuant to the Exchange Act, any information contained in any presentation to the equity financing sources, which information may include Confidential Information (as defined in the Confidentiality Agreement); provided, however, that Parent provides the Company with a reasonable opportunity to review and provide comments to such presentation and the Company consents to the contents thereof.

        SECTION 5.3    Parent Shareholders' Meeting; Company Stockholders.

          (a)   Parent shall: (a) take all action necessary under applicable Law and its Organizational Documents to call, give notice of, convene and hold a general meeting of its shareholders (the "Parent Shareholders Meeting") to seek (i) adoption and approval of this Agreement and the transactions contemplated hereby by the holders of Parent Ordinary Shares in accordance with applicable Law and exchange rules and regulations and the approval of the issuance of Parent Ordinary Shares in accordance herewith, (ii) approval of the Domestication, (iii) amendment and restatement of the Parent Organizational Documents, in substantially the forms attached as Exhibits D and E to this Agreement (as may be subsequently amended by mutual written agreement of the Company and Parent at any time before the Proxy Statement is mailed to the Parent's shareholders), and (iv) approval of any other proposals reasonably agreed by Parent and the Company to be necessary or appropriate in connection with the transactions contemplated hereby (such proposals, together, the "Transaction Proposals"), which Parent Shareholders Meeting will be held as promptly as reasonably practicable following the approval for distribution of the Proxy Statement by the SEC (and conditioned upon such approval), and in no event more than 30 days after the date on which Parent mails the Proxy Statement to its shareholders (unless otherwise agreed by Parent and the Company, such consent not to be unreasonably withheld); and (b) submit the Transaction Proposals to, and use its reasonable best efforts to solicit proxies in favor of such Transaction Proposals from, such holders at the Parent Shareholders Meeting. Parent shall, through the Parent Board, include a statement in the Proxy Statement to the effect that the Parent Board recommends that the Parent shareholders vote in favor of the Transaction Proposals (the "Parent Board Recommendation"). The Parent Board (including any committee or subgroup thereof) shall not change, withdraw, withhold, qualify or modify in a manner adverse to the Company, the Parent Board Recommendation (a "Change in Recommendation"); provided, however, that the Parent Board may make a Change in Recommendation if it determines in good faith, after written advice from its outside legal counsel, that a failure to make a Change in Recommendation would reasonably be expected to constitute a breach by the Parent Board of its fiduciary obligations under applicable Law. Notwithstanding anything to the contrary contained in this Agreement, Parent may adjourn or postpone the Parent Shareholder Meeting (x) to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to Parent's shareholders or, if as of the time for which the Parent Shareholders Meeting is scheduled there are insufficient Parent Ordinary Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at such meeting or (y) by no more than five Business Days in order to solicit additional proxies from shareholders of Parent in favor of the adoption of each of the Transaction Proposals, provided, that in the event of a postponement or adjournment pursuant to clause (x) above, the Parent Shareholders Meeting shall be reconvened as promptly as practicable following such time as the matters described in such clauses have been resolved, and in no event shall the Parent Shareholders Meeting be reconvened on a date that is later than five Business Days prior to the Termination Date.

          (b)   Promptly following the date of the Company Stockholder Approval, the Company shall deliver (A) in accordance with Section 228(e) of the DGCL, a notice of written consent to the holders of Company Common Stock who did not execute written consents constituting the approval of the adoption of this Agreement as required by the DGCL for the purpose of informing them of the approval of the adoption of this Agreement and the transactions contemplated hereby, including, without limitation, the First Merger, and (B) in accordance with Section 262(d)(2) of the DGCL, a notice regarding appraisal rights to all holders of Company Common Stock regarding the availability of appraisal rights.

          (c)   As promptly as practicable after the date on which Parent mails the Proxy Statement to its shareholders, the Company shall jointly deliver the Proxy Statement to all holders of Company Common Stock who are not "accredited investors" as defined in Rule 501(a) of Regulation D under the Securities Act.

          (d)   As promptly as reasonably practicable after the date hereof, Parent shall provide and the Company shall distribute to each holder of Company Common Stock an investor questionnaire in form and substance reasonably satisfactory to the Company regarding whether such holder of Company Common Stock is an "accredited investor" as defined in Rule 501(a) of Regulation D under the Securities Act. The Company shall use commercially reasonable efforts to cause each holder of Company Common Stock to return the investor questionnaires by the twentieth Business Day following the date hereof. For the avoidance of doubt, obtaining such investor questionnaires from each holder of Company Common Stock shall not be a condition to the Closing.

        SECTION 5.4    Antitrust Approvals and Other Approvals; Efforts.

          (a)   Except for the filings and notifications made pursuant to the Premerger Notification Rules or other applicable Antitrust Laws to which Sections 5.4(b) and (c), and not this Section 5.4(a), shall apply, promptly following the execution of this Agreement, the parties shall proceed to prepare and file with the appropriate Governmental Entities all authorizations, consents, notifications, certifications, registrations, declarations and filings that are necessary in order to consummate the transactions contemplated by this Agreement and shall diligently and expeditiously pursue, and shall cooperate fully with each other in the pursuit of, such matters.

          (b)   As promptly as reasonably practicable following the execution of this Agreement, but in no event later than ten (10) Business Days (or such other date agreed to by Parent and the Company) following the date of this Agreement, the parties shall make all pre-merger notification filings required under the HSR Act; and the parties shall make all other pre- merger notification filings required under the Premerger Notification Rules as promptly as practicable following the execution of this Agreement. Each of Parent and the Company shall cooperate fully with each other and shall furnish to the other such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of any filings under any Premerger Notification Rules. Unless otherwise agreed, Parent and the Company shall each use its reasonable best efforts to ensure the prompt expiration of any applicable waiting period, termination of any suspensory obligation or the clearance or approval under any Premerger Notification Rules ("Antitrust Approvals"). Parent and the Company shall each use its reasonable best efforts to respond to and comply, as advisable, with any request for information from any Governmental Entity charged with enforcing, applying, administering, or investigating any applicable Laws designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization, restraining trade, lessening of competition or abusing a dominant position (collectively, "Antitrust Laws") or Premerger Notification Rules, including the U.S. Federal Trade Commission, the U.S. Department of Justice, any attorney general of any state of the United States, the European Commission or any other competition authority of any jurisdiction ("Antitrust Authority") or other Governmental Entity. Parent and the Company shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from any Antitrust Authority or other Governmental Entity. Parent, in consultation with the Company, shall be entitled to direct any proceedings or negotiations with any Antitrust Authority, any Governmental Entity or other Person relating to any of the foregoing. Unless expressly prohibited by a Governmental Entity, Parent shall, to the extent practicable, permit the Company to participate in any material meeting or communication with a Governmental Entity with regard to obtaining any Antitrust Approvals. Parent shall pay all filing fees associated with any filing under the HSR Act and any other required Premerger Notification Rules.

          (c)   Subject to the terms and conditions of this Agreement, each of the parties hereto will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law, as determined by each of the parties hereto in their reasonable discretion, to consummate the transactions contemplated by this Agreement, including using reasonable best efforts to (i) cause the conditions precedent set forth in Article VI to be satisfied, (ii) obtain all necessary waivers, consents, approvals, permits, orders or authorizations (including the expiration or termination of any waiting periods) from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any), (iii) obtain all necessary waivers, consents, approvals, permits, orders or authorizations from third parties to the extent required for the consummation of the transactions contemplated hereby, and (iv) execute and deliver additional instruments necessary to consummate the transactions contemplated by this Agreement.

          (d)   Parent shall not, nor shall they permit their respective Subsidiaries to, acquire or agree to acquire any rights, assets, business, person or division thereof (through acquisition, license, joint venture, collaboration or otherwise), if such acquisition, would reasonably be expected to increase the risk of not obtaining any applicable clearance, consent, approval or waiver under any Premerger Notification Rules with respect to this Agreement.

        SECTION 5.5    Indemnification; Directors' and Officers' Insurance.

          (a)   Without limiting any other rights that any Indemnified Person may have pursuant to any employment agreement, indemnification agreement or otherwise, from and after the First Merger Effective Time, Parent shall and shall cause the Surviving Corporation, and from and after the Second Merger Effective Time the Surviving NewCo, to indemnify, defend and hold harmless each Person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the First Merger Effective Time, subject to the terms hereof, a director or officer of the Company or any of its Subsidiaries (the "Indemnified Persons") against all losses, claims, damages, costs, fines, penalties, expenses (including reasonable attorneys' and other professionals' fees and expenses, and including the advancement of such expenses), liabilities or judgments or amounts that are paid in settlement with the approval of the indemnifying party (which approval shall not be unreasonably withheld, delayed or conditioned) of or in connection with any threatened or actual claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such Person is or was a director or officer of the Company or any of its Subsidiaries or by reason of anything done or not done by such Person in any such capacity whether pertaining to any act or omission occurring or existing prior to, at or after the First Merger Effective Time and whether asserted or claimed prior to, at or after the First Merger Effective Time ("Indemnified Liabilities"), including all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to, this Agreement or the transactions contemplated hereby, in each case to the fullest extent permitted under applicable Laws. Any Indemnified Person wishing to claim indemnification under this Section 5.5, upon learning of any such claim, action, suit, proceeding or investigation, shall notify Parent and the Surviving Corporation or the Surviving NewCo, as applicable, (but the failure so to notify shall not relieve a party from any liability that it may have under this Section 5.5 except to the extent such failure materially prejudices such party's position with respect to such claims) and shall deliver to Parent and the Surviving Corporation or the Surviving NewCo, as applicable, any undertaking required by applicable Law.

          (b)   Parent, the Surviving Corporation and the Surviving NewCo shall not amend, repeal or otherwise modify the Organizational Documents of the Surviving Corporation or the Surviving NewCo or any of its Subsidiaries in any manner that would affect adversely the rights thereunder with respect to periods prior to the First Merger Effective Time of individuals who at and at any time prior to the First Merger Effective Time were directors or officers of the Company or any of its Subsidiaries, except to the extent required by Law. Parent shall, and shall cause the Surviving Corporation or the Surviving NewCo to, fulfill and honor any indemnification agreements, or exculpation, indemnification and advancement of expenses provisions of any employment agreement, in each case, between the Company, on the one hand, and any of their respective directors, officers or employees existing as of the date hereof, on the other hand, solely to the extent such indemnification agreements have been provided or made available to Parent prior to the date hereof.

          (c)   Parent agrees that the Company will cause to be put in place and shall fully prepay immediately prior to the First Merger Effective Time a "tail" insurance policies with a claims period of at least six (6) years from the First Merger Effective Time from an insurance carrier with the same or better credit rating as the Company's current insurance carrier with respect to directors' and officers' liability insurance in an amount and scope at least as favorable as the Company's existing policies with respect to matters, acts or omissions existing or occurring at or prior to the First Merger Effective Time; provided, however, that if the aggregate annual premiums for such insurance policies exceed 250% of the per annum rate of premiums currently paid for such insurance policies, then the Company shall purchase and maintain insurance policies or tail insurance providing for the maximum coverage that shall then be available at an annual premium equal to 250% of such rate. For the avoidance of doubt, any costs or expenses of the tail policy or in connection therewith shall not be a Company Transaction Expense.

          (d)   In the event that Parent, the Surviving Corporation, the Surviving NewCo or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, in each such case, proper provisions shall be made so that the successors and assigns of such Person shall assume the obligations set forth in this Section 5.5. The provisions of this Section 5.5 are intended to be for the benefit of, and shall be enforceable by, the parties hereto and each Person entitled to indemnification pursuant to this Section 5.5.

        SECTION 5.6    Public Announcements.     None of the parties will make any public announcement or issue any public communication regarding this Agreement or the Transaction Proposals or any matter related to the foregoing without the prior written consent of the Company (prior to Closing) or the Seller Group (following Closing) in the case of a public announcement by Parent, or Parent, in the case of a public announcement by the Company or Seller Group (such consents, in either case, not to be unreasonably withheld, conditioned or delayed), except (A) if such announcement or other communication is required by applicable Law, in which case the disclosing party shall, to the extent permitted by applicable Law, first allow such other parties to review such announcement or communication and the opportunity to comment thereon and the disclosing party shall consider such comments in good faith, (B) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with this Section 5.6, and (C) announcements and communications to Governmental Entities in connection with filings or Permits relating to the transactions required to be made under this Agreement,.

        SECTION 5.7    Investigation; No Other Representations or Warranties.

          (a)   Each of the parties acknowledges and agrees that it has made its own inquiry and investigation into, and, based thereon has formed an independent judgment concerning, Parent, the Company and their respective Subsidiaries, and, in each case, their businesses and operations, and each such Person has requested such documents and information from each of the other applicable Persons as each such Person considers material in determining whether to enter into this Agreement and to consummate the transactions contemplated in this Agreement. Each such Person acknowledges and agrees that it has had an opportunity to ask all questions of such other Persons with respect to any matter such party considers material in determining whether to enter into this Agreement and to consummate the transactions contemplated in this Agreement. In entering into this Agreement, each party acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any factual representations or opinions of the other party, except as set forth in Section 5.7(b).

          (b)   Each of the parties agrees that, except for the representations and warranties made by the Company that are expressly set forth in Section 3.1 of this Agreement or any certificate delivered pursuant to this Agreement, the representations and warranties of Parent and its Subsidiaries that are expressly set forth in Section 3.2 of this Agreement or any certificate delivered pursuant to this Agreement, and any representations and warranties of such Person expressly set forth in any Ancillary Agreement, no party to this Agreement has made and shall not be deemed to have made any representation or warranty of any kind with respect to the matters contemplated by this Agreement or any materials heretofore or hereafter delivered to or made available to each of the other applicable Persons or their respective representatives or Affiliates. Without limiting the generality of the foregoing, each of Parent, Merger Sub and NewCo agrees that neither the Company nor any of its Affiliates or Representatives, makes or has made any representation or warranty to Parent, Merger Sub, NewCo or any of their Affiliates or Representatives with respect to:

              (i)  any projections, forecasts or other estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Company or any of its Subsidiaries or the future business, operations or affairs of the Company or any of its Subsidiaries heretofore or hereafter delivered to or made available to Parent or any of its Affiliates or Representatives; or

             (ii)  any other information, statement or documents heretofore or hereafter delivered to or made available to Parent or any of its Affiliates or Representatives, except to the extent and as expressly covered by a representation and warranty made by the Company and contained in Section 3.1 of this Agreement or any certificate delivered pursuant to this Agreement.

          (c)   Nothing in this Agreement (including this Section 5.7) shall relieve any party hereto of any liability for or limit any Person's ability to seek any remedy in the event of fraud. For purposes of this Agreement, "fraud" means intentional fraud involving a knowing and intentional misrepresentation of a fact or concealment of a fact made or concealed with the intent of inducing any other party hereto to enter into this Agreement or the Ancillary Agreements and upon which such other party has reasonably relied (and does not include any fraud claim based on constructive knowledge, negligent misrepresentation, recklessness or a similar theory).

        SECTION 5.8    Nasdaq Listing.     From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, Parent shall use reasonable best efforts to (x) ensure that Parent remains listed as a public company on, and for the Parent Common Stock to be tradable over, the Nasdaq Capital Market (the "Nasdaq") and (y) have Parent listed on the Nasdaq as of Closing.

        SECTION 5.9    Transaction Litigation.     Each party hereto shall give the other party the opportunity to participate in the defense, settlement or prosecution of any proceeding commenced following the date hereof related to this Agreement or the transactions contemplated hereby at such party's sole cost and expense. Prior to the Closing Date, no party hereto shall compromise, settle, come to an arrangement regarding or agree to compromise, settle or come to an arrangement regarding any such litigation or consent to the same unless the other party shall have consented in writing (which consent shall not be unreasonably withheld, conditioned or delayed).

        SECTION 5.10    Section 16 Matters.     Prior to the Closing, Parent shall take all such steps as may be required (to the extent permitted under applicable Law and no-action letters issued by the SEC) to cause any acquisition of Parent Common Stock and New Parent Warrants by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent, to be exempt under Rule 16b-3 under the Exchange Act.

        SECTION 5.11    Termination of Certain Agreements.     At or before the Closing, the Company shall cause the agreements set forth on Schedule 5.11 of the Company Disclosure Schedule to be terminated effective as of the Closing.

        SECTION 5.12    Qualification as an Emerging Growth Company.     Each of the Company and Parent shall, at all times from and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, (a) take all actions necessary to continue to qualify as an "emerging growth company" within the meaning of the JOBS Act and (b) not take any action that would cause the Company or Parent, as applicable, to not qualify as an "emerging growth company" within the meaning of the JOBS Act.

        SECTION 5.13    Board of Directors.     The parties hereto shall use commercially reasonable efforts to ensure that the board of directors of Parent at the Closing shall be comprised of seven members, consisting of the individuals set forth on Schedule 5.13.

        SECTION 5.14    280G Approval.     To the extent necessary to avoid the application of Code Section 280G, the Company shall (i) use commercially reasonable efforts to obtain waivers from each Person who has a right to any payments and/or benefits as a result of or in connection with the transactions contemplated herein that would be deemed to constitute "parachute payments" (within the meaning of Code Section 280G) (such waived amounts, the "Waived 280G Benefits") so that all remaining payments and/or benefits applicable to such Person shall not be deemed to be "excess parachute payments" (within the meaning of Code Section 280G), and (ii) following the execution of the waivers described in clause (i), solicit approval by the stockholders of the Company of the Waived

280G Benefits by a vote that satisfies the requirements of Code Section 280G(b)(5)(B) and the regulations thereunder. Prior to, and in no event later than five (5) Business Days prior to soliciting such waivers and approval, the Company shall provide drafts of such waivers and approval materials to Parent for its reasonable review and the Company shall reflect in such waivers and approval materials any changes reasonably requested by Parent. As soon as practicable following the date hereof, and no later than seven (7) Business Days prior to soliciting the waivers, the Company shall provide Parent with the calculations and related documentation required to determine whether and to what extent the vote described in this Section 5.14 is necessary in order to avoid the imposition of Taxes under Code Section 4999. At least one (1) Business Days prior to the Closing Date, the Company shall deliver to Parent evidence that a vote of the stockholders of the Company was solicited in accordance with the foregoing and whether the requisite number of votes of the stockholders of the Company was obtained with respect to the Waived 280G Benefits or that the vote did not pass and the Waived 280G Benefits will not be paid or retained.

        SECTION 5.15    Further Assurances.

          (a)   Subject to the terms and conditions of this Agreement, Parent, Merger Sub, NewCo and the Company agree to use their reasonable best efforts (except where a different efforts standard is specifically contemplated by this Agreement, in which case such different standard shall apply) to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby (including, without limitation, assisting and cooperating with each other and providing information in connection with any related financings, or amendments thereto or waivers thereof).

          (b)   Subject to the terms and conditions of this Agreement, at any time and from time to time after the Closing, at a party's request and without further consideration, the other parties shall execute and deliver to such requesting party such other instruments of sale, transfer, conveyance, assignment and confirmation, provide such materials and information and take such other actions as required in order to consummate the transactions contemplated hereby (including, without limitation, assisting and cooperating with each other in connection with any related financings, or amendments thereto or waivers thereof).

          (c)   From the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms and the Closing, the Company shall give prompt notice to Parent, Merger Sub and NewCo, and Parent, Merger Sub and NewCo shall give prompt notice to the Company, of (i) any notice or other communication received by such party from any Governmental Entity in connection with the transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby, (ii) any actions, suits, claims, investigations or other legal proceeding commenced or threatened against, relating to or involving or otherwise affecting such party or its Subsidiaries which relate to the transactions contemplated hereby, (iii) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, has caused any representation or warranty made by such party contained in this Agreement to be untrue or inaccurate, and (iv) any failure of such party to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder. For the avoidance of doubt, the delivery of any notice pursuant to this Section 5.15(c) shall not (A) cure any breach of, or non-compliance with, any other provision of this Agreement, (B) limit the remedies available to the party receiving such notice, or (C) constitute an acknowledgment or admission of breach of this Agreement.

        SECTION 5.16    Mortgage Release.     The Company shall use commercially reasonable efforts to obtain evidence of the release of that certain mortgage set forth on Schedule 5.16.

        SECTION 5.17    Transfer Taxes.     Upon the Closing, Parent shall pay or cause to be paid all applicable Transfer Taxes in connection with the transaction contemplated by this Agreement and will timely file all Tax Returns applicable thereto, and the parties shall provide any cooperation reasonably requested by Parent in connection with preparing and filing such Tax Returns.

        SECTION 5.18    Trust Account.     Upon satisfaction or waiver of the conditions set forth in Article VI and provision of notice thereof to the Trustee (which notice Parent shall provide to the Trustee in accordance with the terms of the Trust Agreement), (a) in accordance with and pursuant to the Trust Agreement, at the Closing, Parent (i) shall cause the documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (ii) shall use its commercially reasonable efforts to cause the Trustee to, and the Trustee shall thereupon be obligated to (A) pay as and when due the Parent Shareholder Redemption Amount, and (B) immediately thereafter, pay all remaining amounts then available in the Trust Account in accordance with this Agreement and the Trust Agreement and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

        SECTION 5.19    Termination of Related Party Agreements.     Section 5.19 of the Company Disclosure Schedule sets forth the list of Related Party Agreements that the Company and Parent agree shall survive the Closing. The Company and their respective Affiliates and Subsidiaries shall take all actions necessary to terminate all Related Party Agreements of the Company and/or any of its Subsidiaries that are not set forth on Section 5.19 of the Company Disclosure Schedule, with such termination to be effective as of the Closing.

        SECTION 5.20    Additional Equity Financing.     Parent shall use its commercially reasonable efforts to obtain up to $75,000,000 of additional equity financing prior to the Closing on terms reasonably acceptable to the Company, and the Company agrees to, and shall cause its Subsidiaries and Affiliates to, reasonably cooperate with Parent in connection therewith (the "Equity Financing")

        SECTION 5.21    Requisite Stockholder Approval.     Promptly, but in no event later than 5:00 p.m. ET on the first Business Day after the date hereof, the Company shall obtain the Company Stockholder Approval and deliver to Parent the Written Consent, which shall comply in all material respects with the DGCL, including Sections 228 and 262 thereof. If an executed copy of such Written Consent is not delivered to Parent by 5:00 p.m. ET on the first Business Day after the date hereof, Parent shall have the right to terminate this Agreement as set forth in Section 7.1(c)(ii).

        SECTION 5.22    No Waiver.     Parent hereby agrees that it will not waive any obligation of the Class B Holders to vote in favor of the Transaction Proposals or otherwise in connection with the transactions contemplated by this Agreement.

        SECTION 5.23    Management Incentive Plans.     Parent and the Company shall cooperate in good faith to establish an equity-based compensation plan to provide employees of the Company incentive compensation opportunities following the Closing Date.

        SECTION 5.24    Financing.

          (a)   The Company shall use its reasonable best efforts to take, or cause to be taken, all actions necessary to arrange, obtain and consummate either the Lender Consent and Amendment or debt refinancing to refinance all or a part of the Indebtedness Amount on terms reasonably acceptable to Parent and the Company (the "Debt Financing") on or prior to the Closing Date. The Company shall not, and shall not permit any of its Affiliates to, without the prior written consent of the Parent, take or fail to take any action or enter into any transaction that could reasonably be expected to materially impair, delay or prevent the consummation of either the Lender Consent and Amendment or the Debt Financing at Closing. The Company shall keep Parent informed in reasonable detail of the status of its efforts to arrange either the Lender Consent and Amendment or the Debt Financing.

          (b)   The Company shall promptly (and, in any event, within two (2) Business Days) notify the Parent in writing of the receipt by the Company or its Affiliates or Representatives of any written notice from any Debt Financing Source, any lender or any other Person with respect to any actual breach, default or termination of any material portion of the Debt Financing that could reasonably be expected to materially impair or prevent the consummation of the Debt Financing at Closing. As soon as reasonably practicable, but in any event within two (2) Business Days after the Parent delivers to Company a written request, the Company shall provide any information reasonably requested by the Parent relating to any of the circumstances referred to in this Section 5.24(b).

        SECTION 5.25    Company Sponsor Fee.     Parent agrees that with respect to the payment of the Company Sponsor Fees, 50% of such fee to each Company Sponsor, as applicable, will be paid in cash and, with respect to the remaining 50%, Parent will at the First Merger Effective time issue to each Company Sponsor a number of shares of Parent Common Stock equal to the quotient obtained by dividing (x) 50% of the applicable Company Sponsor Fee by (y) $10.00 (collectively, the "Company Sponsor Fee Shares").

ARTICLE VI

CONDITIONS PRECEDENT

        SECTION 6.1    Conditions to Each Party's Obligations.     The respective obligations of each party to effect the transactions contemplated by this Agreement are subject to the satisfaction, or written waiver by both Parent and the Company, at or prior to the Closing Date of the following conditions:

          (a)    Shareholder Approval.    The Parent Shareholder Approval shall have been obtained.

          (b)    Approvals.    The applicable waiting period under the HSR Act shall have expired or been terminated or such approval shall have otherwise been obtained.

          (c)    No Injunctions or Restraints.    No Governmental Entity having jurisdiction over any party hereto shall have issued any order, decree, ruling, injunction or other action (whether temporary, preliminary or permanent) restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby and no Law shall have been adopted that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited.

          (d)    Net Tangible Assets.    Parent shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining.

          (e)    Indebtedness.    Either (i) the Company shall have received a Lender Consent and Amendment with respect to each Credit Agreement and the Existing Third Lien Indenture, (ii) the consummation of a Debt Refinancing on terms reasonably acceptable to Parent) or (iii) a combination of the foregoing which upon the consummation of the transactions contemplated by this Agreement do not result in a Default or Event of Default (as each such term is defined in each Credit Agreement) under any Credit Agreement or the Existing Third Lien Indenture.

        SECTION 6.2    Additional Conditions to Obligations of Parent, Merger Sub and NewCo.     The obligations of Parent, Merger Sub and NewCo to effect the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Closing Date of the following conditions, any or all of which may be waived in writing in whole or in part exclusively by Parent:

          (a)    Representations and Warranties of the Company.    (i) Each of the representations and warranties of the Company set forth in Section 3.1(c)(i) and Section 3.1(t) of this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that, in each case, representations and warranties that speak as of a specified date shall have been true and correct only on such date), (ii) the representations and warranties of Company set forth in Section 3.1(b) and

  Section 3.1(e)(i)(b) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date (except in the case of Section 3.1(b) other than de minimis inaccuracies) as though made on and as of the Closing Date and (iii) all other representations and warranties of Company in this Agreement shall be true and correct (disregarding any qualifiers as to materiality or Company Material Adverse Effect as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that, in each case, representations and warranties that speak as of a specified date shall have been true and correct only on such date) except for failures that would not be reasonably likely to result in a Company Material Adverse Effect.

          (b)    Performance of Obligations of the Company.    The Company shall have performed or complied in all material respects with all obligations required to be performed or complied with by it under this Agreement at or prior to the Closing Date.

          (c)    No Company Material Adverse Effect.    Since the date of this Agreement, there shall not have occurred a Company Material Adverse Effect.

          (d)    Compliance Certificate.    Parent shall have received a certificate of the Company signed by its Chief Executive Officer or Chief Financial Officer, dated the Closing Date, confirming that the conditions in Sections 6.2(a), (b) and (c) have been satisfied.

          (e)    Documents.    The Company shall have executed and delivered to Parent all of the documents required to be delivered pursuant to Section 2.5(a).

          (f)    Related Party Agreements.    The Company and its respective Affiliates and Subsidiaries shall have terminated all Related Party Agreements of the Company and/or any of its Subsidiaries that are not set forth on Section 5.19 of the Company Disclosure Schedule, with such termination to be effective as of the Closing.

        SECTION 6.3    Additional Conditions to Obligations of the Company.     The obligations of the Company to effect the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Closing Date of the following conditions, any or all of which may be waived in writing in whole or in part exclusively by the Company:

          (a)    Representations and Warranties of Parent, Merger Sub and NewCo.    (i) Each of the representations and warranties of Parent, Merger Sub and NewCo set forth in Section 3.2(a) and Section 3.2(c)(i) of this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that, in each case, representations and warranties that speak as of a specified date shall have been true and correct only on such date), (ii) each of the representations and warranties of Parent, Merger Sub and NewCo set forth in Section 3.2(b) of this Agreement shall be true and correct other than de minimis inaccuracies, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that, in each case, representations and warranties that speak as of a specified date shall have been true and correct only on such date), (iii) each of the representations and warranties of Parent, Merger Sub and NewCo set forth in Section 3.2(f) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date and (iv) all other representations and warranties of Parent, Merger Sub and NewCo in this Agreement shall be true and correct (disregarding any qualifiers as to "materiality" or "Parent Material Adverse Effect" as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that, in each case, representations and warranties that speak as of a specified date shall have been true and correct only on such date) except for failures that would not be reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

          (b)    Performance of Obligations of Parent, Merger Sub and NewCo.    Parent, Merger Sub and NewCo each shall have performed or complied in all material respects with all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

          (c)    No Parent Material Adverse Effect.    Since the date of this Agreement, there shall not have occurred a Parent Material Adverse Effect.

          (d)    Compliance Certificate.    The Company shall have received a certificate of Parent signed by its Chief Executive Officer or Chief Financial Officer, dated the Closing Date, confirming that the conditions in Sections 6.3(a), (b), (c) and (f) have been satisfied.

          (e)    Nasdaq Listing.    (i) The Parent Common Stock (including those subject to the New Parent Warrants and the Company Sponsor Fee Shares) to be issued pursuant to this Agreement shall have approved for listing on Nasdaq, subject only to official notice of issuance thereof, (ii) Parent shall be a listed public company on, and for the Parent Common Stock to be tradable over Nasdaq and (iii) immediately following the First Merger Effective Time, Parent shall meet all of the continuing listing requirements of Nasdaq and shall not have received any notice of non-compliance.

          (f)    Minimum Proceeds.    The funds contained in the Trust Account (net of the amount of any Parent Shareholder Redemption Amount) and the proceeds of the Equity Financing, if any, shall together equal or exceed $260,000,000.

          (g)    Documents.    Parent shall have executed and delivered to the Company all of the documents required to be delivered pursuant to Section 2.5(b).

          (h)    Trust Account.    Parent shall have made all necessary arrangements with the Trustee to cause the Trustee to disburse all of the funds contained in the Trust Account available to Parent to be released to Parent at the Closing upon mutual agreement between Parent and the Company.

ARTICLE VII

TERMINATION AND AMENDMENT

        SECTION 7.1    Termination.     This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the First Merger Effective Time, whether before or after adoption of this Agreement by the shareholders of Parent:

          (a)   by mutual written consent of the Company and Parent;

          (b)   by either the Company or Parent:

              (i)  if any Governmental Entity having jurisdiction over any party hereto shall have issued any order, decree, ruling or injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby and such order, decree, ruling or injunction or other action shall have become final and nonappealable or if there shall be adopted any Law that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to any party whose failure to fulfill any obligation or condition under this Agreement proximately caused such order, decree, ruling, injunction or other action; or

             (ii)  if the Mergers shall not have been consummated by January 31, 2018 (the "Termination Date"); provided, however, that the right to terminate this Agreement under this Section 7.1(b)(ii) shall not be available to any party in breach of this Agreement such that the conditions set forth in Sections 6.1, 6.2 or 6.3 hereof are will not be satisfied on or prior to the Closing; or

            (iii)  in the event of a breach by the other party of any representation, warranty, covenant or other agreement contained in this Agreement which (A) would give rise to the failure of a condition set forth in Section 6.2 or Section 6.3, as applicable, and (B) cannot be or has not been cured by the earlier of thirty (30) days after the giving of written notice to the breaching party of such breach and the Termination Date (a "Terminable Breach"); provided that the terminating party is not then in Terminable Breach of any representation, warranty, covenant or other agreement contained in this Agreement.

          (c)   by the Company:

              (i)  the Parent Shareholder Approval shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at the Parent Shareholders Meeting; or

             (ii)  if the Board of Directors of Parent shall have publicly withdrawn, modified or changed, in any manner that is adverse to the Company, its approval or recommendation to the shareholders of Parent with respect to any of the Transaction Proposals (including the Parent Recommendation or the Parent Board Recommendation).

          (d)   by Parent:

              (i)  if and for so long as the Written Consent shall not have been delivered to Parent by 5:00 p.m. ET on the first Business Day after the date hereof.

          (e)   A terminating party shall provide written notice of termination to the other party specifying with particularity the reason for such termination, and any termination, if otherwise in accordance with this Agreement, shall be effective immediately upon delivery of such written notice to the other party.

        SECTION 7.2    Effect of Termination; Limitations on Damages.     In the event of termination of this Agreement by any party hereto as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto except with respect to this Section 7.2, Section 5.2(e), Section 7.3 and Article VIII; provided, however, that no such termination shall relieve any party from liability for damages for fraud or an Intentional Breach of any representation, warranty or obligation hereunder; provided that, notwithstanding anything to the contrary contained herein, no party hereto shall be liable under this Agreement for any consequential (including lost profits) damages, punitive or special damages, irrespective of whether such damages are available under applicable Law. "Intentional Breach" shall mean a material breach or material default that is a consequence of an act knowingly undertaken by the breaching party with the intent of causing a breach of this Agreement.

        SECTION 7.3    Expenses.     Except as otherwise provided in this Agreement, each party hereto shall pay its own expenses incident to preparing for entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby.

        SECTION 7.4    Extension; Waiver.     At any time prior to the First Merger Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors or similar governing bodies, may, to the extent legally allowed: (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto by the other parties hereto; (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; and (c) waive compliance with any of the agreements or conditions contained herein by the other parties hereto. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, and shall not be deemed a waiver of any future obligations or rights, except to the extent expressly set forth in such waiver.

ARTICLE VIII

GENERAL PROVISIONS

        SECTION 8.1    Definitions.     As used in this Agreement, the following terms shall have the meanings set forth below:

          "Administrative Expense Account" means an amount up of up to $100,000, to be funded after Closing by Parent or the Surviving NewCo to the Shareholder Representative, upon request therefore by the Shareholder Representative, to pay any Administrative Costs incurred or to be incurred by the Shareholder Representative in its role as Shareholder Representative pursuant to Section 8.16.

          "Affiliate" means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term "control" means the ownership of a majority of the voting securities of the applicable Person or the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of the applicable Person, whether through ownership of voting securities, by contract or otherwise, and the terms "controlled" and "controlling" have meanings correlative thereto.

          "Aggregate Exercise Amount" means the aggregate dollar amount of the exercise prices or base prices, as applicable, of all of the Company Options, Company SARS, Company Put Option and the Series A Warrants (other than Excluded Options/SARs).

          "Aggregate Payment Amount" means (a) $390,133,441 plus the Aggregate Exercise Amount minus (b) Company Transaction Expenses, minus (c) any Leakage (other than Permitted Leakage), (d) minus any prepayment penalties related to any repayment of the Indebtedness of the Company or any of its Subsidiaries.

          "Ancillary Agreements" means the Parent Sponsor Letter Agreement, the Tax Receivable Agreement and the Registration Rights Agreement.

          "Anti-Corruption Laws" means all U.S. and non-U.S. Laws relating to the prevention of corruption and bribery, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the UK Bribery Act of 2010 to the extent applicable to the Company and its Subsidiaries.

          "Balance Sheet Date" means June 30, 2017.

          "Bankruptcy Exception" means bankruptcy, insolvency, reorganization, moratorium and other applicable Laws of general applicability relating to or affecting creditors' rights and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          "Business Combination Proposal" means any offer, inquiry, proposal or indication of interest, written or oral (whether binding or non-binding and other than an offer, inquiry, proposal or indication of interest) relating to a Business Combination.

          "Business Combination" has the meaning set forth in the Parent Articles of Association.

          "Business Day" means a day, other than Saturday, Sunday or such other day on which commercial banks in New York, New York are authorized or required by applicable Laws to close.

          "Cash" means, as of a specified date, without duplication, all cash and cash equivalents (excluding Restricted Cash) held by, on behalf of or for the benefit of the Company and its Subsidiaries, including (a) deposits in transit and outstanding (uncleared) checks or money orders from third parties, (b) demand deposits, amounts held in money market funds or similar accounts and (c) any highly-liquid investments with original maturities of ninety (90) days or less, and net of any outgoing checks or money orders to a third party, determined in accordance with the U.S. GAAP consistently applied.

          "Cash Component" means (a) $100,000,000, plus (b) the amount of proceeds from the Equity Financing (net of underwriting fees) (if any), minus (c) the excess (if any) of the Parent Shareholder Redemption Amount over $50,000,000, minus (d) an amount, if positive, equal to (x) $20,000,000 minus (y) the amount of estimated pro forma cash on the balance sheet of Parent and its consolidated subsidiaries immediately after the First Merger Effective Time (which may be a negative number) (giving effect to the transactions and payments contemplated by this Agreement).

          "Code" means the Internal Revenue Code of 1986, as amended.

          "Company Holders" means the holders of Company Common Stock, Company Warrants, Company Options and Company SARs.

          "Company Material Adverse Effect" means any occurrence, condition, change, development, event or effect that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the financial condition, business, assets, liabilities or results of operations of the Company and its Subsidiaries, taken as a whole, or that prevents or materially delays or impairs, or would reasonably be expected to prevent or materially delay or impair, the ability of the Company to consummate the transactions contemplated by this Agreement; provided, however, that in no event shall any of the following constitute a Company Material Adverse Effect: (A) any occurrence, condition, change, development, event or effect resulting from or relating to changes in general economic, regulatory or political conditions or conditions in the United States, the markets where the Company and its Subsidiaries operate or anywhere else in the world; (B) any occurrence, condition, change, development, event or effect that affects the industries in which the Company and its Subsidiaries operate generally (including changes in commodity prices, general market prices and regulatory changes); (C) the outbreak or escalation of hostilities, the declaration of a national emergency or war, the issuance of health advisories or the occurrence of any other similar calamity or crisis, including natural disasters and acts of terrorism; (D) any change or proposed change in applicable Law, or the interpretation or enforcement policy thereof; (E) any change or proposed change in GAAP accounting requirements or principles imposed upon the Company, its Subsidiaries or their respective businesses after the date hereof, (F) any occurrence, condition, change, development, event or effect resulting from the announcement of the transactions contemplated by this Agreement, (G) actions or omission of the Company or any of its Subsidiaries taken with the prior written consent of Parent or required by this Agreement; (H) the failure to meet any projections, forecasts, guidance estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position of the Company or its Subsidiaries (provided that the underlying cause of such failure can be considered for purposes hereunder to the extent not otherwise excluded); and further provided that the exceptions in clauses (A) through (H) shall only apply so long as the Company or its Subsidiaries are not, or would not reasonably be expected to be, materially adversely affected in a disproportionate manner relative to other participants in the markets or industries in which the Company and its Subsidiaries operate.

          "Company Option" means the option granted pursuant to the Stock Option Agreement entered into as of November 24, 2009, by and between Lion Holdings, Inc. and Andrew Baker, and as amended by Amendment No. 1, dated as of May 31, 2014.

          "Company Put Option" means the option granted pursuant to the Put and Call Option Agreement, dated as of January 27, 2017, by and among the Company, Envigo RMS (Israel) Ltd, Envigo CRS (Israel) Ltd, Rony Kalman and Nathan Ezon, pursuant to which the Put and Call

  Shareholders (as defined therein) have the right to exercise an option to cause the Company to purchase all of the Put and Call Shareholders' shares of the outstanding equity of Envigo CRS (Israel) Ltd Stock in exchange for Company Common Stock.

          "Company SAR" means a stock appreciation right awarded under the Lion Holdings, Inc. 2010 Omnibus Incentive Plan.

          "Company Sponsor Fees" means the aggregate dollar amount of the fees owed by the Company pursuant to (x) that certain Fee Agreement between the Company and Jermyn Street Capital LLC (the "Company Sponsor 1") dated as of August 21, 2017 and (y) that certain Fee Agreement between the Company and Savanna Holdings LLC (the "Company Sponsor 2" and, together with the Company Sponsor 1, the "Company Sponsors" and, each a "Company Sponsor") dated as of August 21, 2017.

          "Company Transaction Expenses" means, without duplication (whether accrued or not at Closing and whether billed or invoiced on or prior to Closing), the aggregate amount of any and all fees, costs, expenses charges, payments and other obligations (including the Company Sponsor Fees and the amounts set forth on Schedule 8.1(b), if any) incident to the negotiation and preparation of this Agreement and the other documents contemplated hereby (including the Ancillary Agreements) and the performance and compliance with all agreements and conditions contained herein to be performed or complied with at or before the Closing, including the fees, expenses and disbursements of its counsel and accountants, due diligence expenses, advisory and consulting fees and expenses, underwriting and other third-party fees required to consummate the transactions contemplated hereby, in each case, of the Company or any Company Holder, whether paid prior to, at or after the Closing, (other than those that were paid or accrued prior to the Balance Sheet Date), plus (i) the amount of any severance, bonus or other payment payable to any director, officer, contractor or employee of the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement (including the employer's share of any related payroll Taxes with respect to clause (i) herein and in connection with any payments made with respect to Cash Election Options and Company SARs pursuant to Section 2.1(d)(ii) and Section 2.1(d)(iii), respectively) (excluding, for the avoidance of doubt, any amounts with respect to the Merger Consideration payable under any Company SARs or Company Options), and (ii) an amount equal to the New Warrant Expense, in each case, as determined by the Company in good faith and set forth in the Closing Certificate to be delivered by Company to Parent prior to the Closing and subject to determination pursuant to Section 1.2(a); provided, however that Company Transaction Expenses shall not include any costs, fees expense, underwriting fees, waiver fees, amendment fees and other third party fees (including fees, expenses and disbursements of counsel, accountants or other representatives or agents) imposed in respect of the Mergers, as a result of or incident to any (x) amendment, waiver or repayment of the Credit Agreements (including with respect to the Lender Consent and Amendment) and (y) refinancing of the Indebtedness of the Company or any of its Subsidiaries; provided; further, that none of the items in the foregoing proviso shall be included to any extent or in any amounts in the calculation of Indebtedness or Indebtedness Amount. For the avoidance of doubt, Company Transaction Expenses shall not include any amounts taken into account in the calculation of Indebtedness Amount.

          "Contract" means any written (or, to the Knowledge of the Company, oral) contract, agreement, license, lease or other binding instrument, and all amendments, modifications and supplements thereto.

          "Credit Agreements" means each of the Existing 2014 First Lien Credit Agreement, the Existing 2014 Second Lien Credit Agreement, the Existing 2016 First Lien Credit Agreement and the Existing 2014 Liquidity Facility Credit Agreement.

          "Debt Financing Sources" shall mean the Persons that have committed to provide or arrange all or any part of the Debt Financing in connection with transactions contemplated by this Agreement and their respective Affiliates, and their and their Affiliates' officers, directors, employees, controlling persons, agents and representatives involved in the Debt Financing and their respective successors and assigns.

          "Encumbrance" means any lien, pledge, charge, mortgage, deed of trust, security interest, restriction, right of first refusal, license, covenant not to sue or assert, defects in title, or any other burden, option or encumbrance of any kind, but excluding non-exclusive licenses of Intellectual Property.

          "Environmental Laws" means any and all applicable Laws pertaining to health or safety (as related to exposure to hazardous substances), pollution or protection of the environment or natural resources.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          "ERISA Affiliate" means any trade or business (whether or not incorporated) that, together with the Company is treated as a single employer under Section 414 of the Code.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.

          "Ex-Im Laws" means all applicable U.S. and non-U.S. Laws relating to export, re-export, transfer, and import controls, including the Export Administration Regulations administered by the U.S. Department of Commerce, the International Traffic in Arms Regulations administered by the U.S. Department of State, and U.S. customs and import requirements administered by U.S. Customs and Border Protection.

          "Existing 2014 First Lien Credit Agreement" means that certain First Lien Credit Agreement, dated as of April 29, 2014, by and among, inter alios, Envigo Laboratories, Inc. (f/k/a BPA Laboratories Inc.), as borrower, the several guarantors from time to time party thereto, the lenders from time to time party thereto and Wilmington Trust, National Association, as administrative agent, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

          "Existing 2014 Liquidity Facility Credit Agreement" means that certain Second Lien Liquidity Facility Credit Agreement, dated as of April 29, 2014, by and among, inter alios, Envigo Laboratories, Inc. (f/k/a BPA Laboratories Inc.), as borrower, the several guarantors from time to time party thereto, the lenders from time to time party thereto and Wilmington Trust, National Association, as administrative agent, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

          "Existing 2014 Second Lien Credit Agreement" means that certain Second Lien Credit Agreement, dated as of April 29, 2014, by and among, inter alios, Envigo Laboratories, Inc. (f/k/a BPA Laboratories Inc.), as borrower, the several guarantors from time to time party thereto, the lenders from time to time party thereto and Wilmington Trust, National Association, as administrative agent, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

          "Existing 2016 First Lien Credit Agreement" means that certain First Lien Credit Agreement, dated as of November 3, 2016, by and among, inter alios, Envigo Laboratories, Inc., as borrower, the several guarantors from time to time party thereto, the lenders from time to time party thereto and Jefferies Finance LLC, as administrative agent, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

          "Existing Third Lien Indenture" means that certain Indenture, dated as of March 15, 2012 by and among Envigo Laboratories, Inc. (f/k/a BPA Laboratories Inc.), as issuer, and U.S. Bank National Association, as trustee and collateral trustee, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

          "Fully Diluted Share Number" means the sum of (a) the aggregate number of shares of Company Common Stock outstanding immediately prior to the First Merger Effective Time (other than Excluded Shares) plus (b) the aggregate maximum number of shares of Company Common Stock issuable with respect to any outstanding and unexercised Company Series A Warrants, Company Options and Company SARs (other than Excluded Options/SARs) plus (c) the aggregate maximum shares of Company Common Stock issuable with respect to the Company Put Option.

          "Governmental Entity" means any court, governmental, regulatory or administrative agency or commission or other governmental authority or instrumentality, domestic, foreign or supranational (including, without limitation, the European Commission and the European Medicines Agency), or other body having governmental or quasi-governmental or adjudicatory powers or any (public or private) arbitrator or arbitral body.

          "Hazardous Materials" means any substance, material or waste that is listed, classified, characterized or otherwise regulated by a Governmental Entity under Environmental Laws as "toxic," "hazardous" or "radioactive" or as a "pollutant" or "contaminant" or words of similar meaning or effect, including, without limitation asbestos or asbestos containing material, polychlorinated biphenyls or petroleum and petroleum derivatives.

          "HIPAA" shall mean the Health Insurance Portability & Accountability Act of 1996, 42 U.S.C. § 1320d et seq., and Subtitle D of the Health Information Technology for Economic and Clinical Health Act of 2009, 42 U.S.C. § 17921, et seq., as amended, and any Law related thereto.

          "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, 15 U.S.C. §18A, and the rules and regulations promulgated thereunder.

          "Indebtedness" of any Person at any date means, without duplication, (a) all Obligations of such Person for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business consistent with past practice and payable in accordance with customary practices), and including all accrued and unpaid interest, prepayment penalties, penalties, premiums or original issue discount associated therewith, including any other Obligations of such Person that are evidenced by a note, bond, debenture or similar instrument, (b) all Obligations under any letters of credit or surety bonds, in each case, to the extent drawn, (c) all Obligations of such Person as lessee that are capitalized in accordance with GAAP, and (d) all direct or indirect guarantees of any of the foregoing for the benefit of another Person.

          "Indebtedness Amount" means, without duplication, the amount of all Indebtedness of the Company and its Subsidiaries as of 12:01 a.m. on the Closing Date, other than (a) any Company Transaction Expenses and (b) any Indebtedness where the Obligation, guarantee or liability related thereto is owed by the Company solely to one or more Subsidiaries of the Company, by any Subsidiary of the Company solely to one or more of the Company or any other Subsidiary of the Company or is solely the result of the Company or any Subsidiary of the Company, on the one hand, providing a direct or indirect guarantee of any Indebtedness of any of the Company or any of its other Subsidiaries, on the other hand, a good faith calculation of which amount shall be included in the Closing Certificate to be delivered by Company to Parent prior to the Closing and subject to determination pursuant to Section 1.2(a).

          "Indebtedness Repayment Amount" means, the portion of the Indebtedness Amount that is required to be paid in accordance with Schedule 8.1(c) hereto.

          "Intellectual Property" means any and all intellectual property and proprietary rights in any jurisdiction throughout the world, including: (a) patents and invention disclosures (including all reissues, divisionals, reexaminations, revisions, renewals, extensions, provisionals, continuations, and continuations-in-part); (b) trademarks, trade names, service marks, logos, Internet domain names, and other indicia of origin; (c) copyrights, copyrightable works, and works of authorship; (d) proprietary rights in Software (e) Trade Secrets; (f) all applications, registrations, issuances and the like with respect to any of the foregoing; and (g) any similar, corresponding or equivalent rights to any of the foregoing.

          "IP Agreement" means any written agreement, license or contract relating to the licensing, use or development of any Intellectual Property (whether from or by a third party to the Company or any of its Subsidiaries or by the Company or any of its Subsidiaries to a third party), in each case, excluding agreements for unmodified, commercially available off-the-shelf software.

          "Key Employees" means the individuals set forth on Schedule A of the Company Disclosure Schedule.

          "Knowledge" of the Company or Parent, as applicable, means the actual knowledge following reasonable inquiry of the individuals set forth on Schedule A of the Company Disclosure Schedule or Schedule A of the Parent Disclosure Schedule, as applicable.

          "Law" means, in any applicable jurisdiction, any applicable statute or law (including common law), ordinance, rule, treaty, code, directive or regulation and any decree, injunction, judgment, order, ruling, assessment, writ or other legal requirement, in any such case, of any applicable Governmental Entity.

          "Leakage" means, without duplication, any of the following that occur or have occurred since the Balance Sheet Date and prior to the Closing (but in each case excluding (i) any Permitted Leakage, (ii) any amounts included in or taken into account in the determination of Company Transaction Expenses, and (iii) payments to employees, independent contractors or suppliers in the ordinary course of business consistent with past practice): (a) any dividend, distribution, bonus or commission, or any payments in lieu of any dividend, distribution bonus or commission declared, paid or made (or treated as declared, paid or made) or any share repurchase or redemption, or directors' fees, charges or other compensation or in respect of redemption or return of share or loan capital paid or agreed to be paid, by the Company or any of its Subsidiaries to or for the benefit of any of the Company Holders or any of their respective affiliates or any of their direct or indirect equityholders; (b) any payments made, including bonuses, loan repayments, management, monitoring or service payments (or future benefits granted, including management service or monitoring fees) or agreed to be made by the Company or any of its Subsidiaries to or for the benefit of (or assets, rights, values or benefits transferred to or liabilities or obligations assumed, indemnified, or incurred by the Company or any of its Subsidiaries for the benefit of) any of the Company Holders or any of their respective affiliates or any of their direct or indirect equityholders; (c) the waiver or agreement to waive (whether conditional or not) by the Company or any of its Subsidiaries of any amount owed to such Person by any of the Company Holders or any of their respective affiliates any of their direct or indirect equityholders; (d) any liability or obligation assumed or indemnity incurred by the Company or any of its Subsidiaries in favor of or for the benefit of any Company Holders or any of their respective affiliates any of their direct or indirect equityholders; (e) any purchase of goods or services at a price above market rates or the purchase of goods or services not required by the Company or any of its Subsidiaries, in each case, from the Company Holders or any of their respective affiliates or any immediate family member (as such term is defined under Item 404 of Regulation S-K) of any holder of Company Common Stock or holder of Company Options or any affiliate of any holder of Company Common Stock or holder of Company Options or any of their direct or indirect equityholders; (f) any bonuses accrued (whether paid or unpaid) for employees, directors, officers or independent contractors in respect of work performed in fiscal year 2016; (g) any Taxes (including the employer portion of any payroll Taxes) incurred, paid or payable by the Company or any of its Subsidiaries in respect of any of the matters set out in (a) to (f) above; or (h) the agreement or undertaking by the Company or any of its Subsidiaries to do any of the matters set out in (a) to (g) above.

          "Leases" means all leases, subleases, concessions, and other agreements, written or oral, pursuant to which the Company or any Subsidiary holds any Leased Real Property, including the right to all security deposits and other amounts or instruments deposited by or on behalf of the Company or any Subsidiary thereunder.

          "Lender Consent and Amendment" means the consent of the Required Lenders (as defined in the applicable Credit Agreement) and the Requisite Holders (as defined in the Existing Third Lien Indenture), in each case, pursuant to an effective amendment or supplement including (i) the amendment to the definition of "Change of Control" or "Change in Control" , as applicable, in Section 1.01 of each Credit Agreement and (ii) the waiver of the requirement for any "Change of Control" offer pursuant to Section 4.15 of the Existing Third Lien Indenture, in each case of the foregoing clauses (i) and (ii), to permit the transactions contemplated hereby (including the payment on the Closing Date of the applicable Indebtedness Repayment Amount) and make such other amendments reasonably acceptable to the Company and the Parent (including acknowledging that the transactions contemplated hereby would constitute a "qualified IPO" or similar term under each Credit Agreement); provided, that the terms and conditions of each Lender Consent and Amendment, including without limitation the amount of any fees and prepayments in connection therewith, shall be reasonably acceptable to the Parent and the Company.

          "New Warrant Expense" shall mean $2,050,000.

          "New Parent Warrant" shall mean a warrant to purchase one half of one share of Parent Common Stock on substantially equivalent terms and conditions as the Private Placement Warrants.

          "Obligations" means, with respect to any Indebtedness, any principal, accrued but unpaid interest, penalties, fees, guarantees, reimbursements, damages, and other liabilities payable under the documentation governing such Indebtedness.

          "OFAC" means the U.S. Department of Treasury's Office of Foreign Assets Control.

          "Organizational Documents" means the articles of incorporation or association, certificate of incorporation, charter, bylaws, articles of formation, memorandum and articles of association, certificate of formation, regulations, operating agreement, certificate of limited partnership, partnership agreement, and all other similar documents, instruments or certificates executed, adopted, or filed in connection with the creation, formation, or organization of a Person, including any amendments thereto.

          "Parent Articles of Association" means the Amended and Restated Memorandum and Articles of Association of Parent, adopted by special resolution dated October 10, 2016.

          "Parent Common Stock" means Class A common stock, par value $0.0001, of Parent (after the effective time of the Domestication).

          "Parent Material Adverse Effect" means any fact, circumstance, occurrence, condition, change, development, event or effect that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the financial condition, business, assets, liabilities or results of operations of the Parent and its Subsidiaries, taken as a whole, or that prevents or materially delays or impairs, or would reasonably be expected to prevent or materially delay or impair, the ability of the Parent to consummate the transactions contemplated by this Agreement;

  provided, however, that in no event shall any of the following constitute a Parent Material Adverse Effect: (A) any occurrence, condition, change, development, event or effect resulting from or relating to changes in general economic, regulatory or political conditions or conditions in the United States or worldwide capital markets; (B) any occurrence, condition, change, development, event or effect that affects the industries in which Parent and its Subsidiaries operate generally (including changes in commodity prices, general market prices and regulatory changes); (C) the outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war or the occurrence of any other similar calamity or crisis, including natural disasters and acts of terrorism; (D) any change in applicable Law, or the interpretation thereof; and (E) any change in accounting requirements or principles imposed upon Parent, its Subsidiaries or their respective businesses after the date hereof; and further provided that the exceptions in clauses (A) through (D) shall only apply so long as Parent or its Subsidiaries are not, or would not reasonably be expected to be, adversely affected in a disproportionate manner relative to other participants in the markets or industries in which Parent and its Subsidiaries operate.

          "Parent Material Contract" means a material contract, as such term is defined in Regulation S-K of the SEC, to which Parent is party.

          "Parent Shareholder Redemption" means the right of the shareholders of Parent to redeem all or a portion of their Parent Ordinary Shares upon the consummation of a Business Combination, for a per share redemption price of cash equal to (a) the aggregate amount then on deposit in the Trust Account as of two (2) Business Days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to Parent to pay certain Taxes, divided by (b) the number of then outstanding Parent Ordinary Shares issued in connection with Parent's initial public offering.

          "Parent Shareholder Redemption Amount" means the aggregate amount of cash proceeds required to satisfy any exercise by shareholders of Parent of the Parent Shareholder Redemption.

          "Per Share Merger Value" means an amount equal to the quotient obtained by dividing (a) the Aggregate Payment Amount by (b) the Fully Diluted Share Number.

          "Permits" means permits, franchises, grants, easements, variances, exceptions, consents, certificates, approvals, waivers, orders, registrations, accreditations, licenses or other authorizations with any Governmental Entity or any third party.

          "Permitted Leakage" means any item set forth on Section 8.1(a) of the Company Disclosure Schedule.

          "Person" means any individual, partnership, limited liability company, corporation, joint stock company, trust, estate, joint venture, association or unincorporated organization, or any other form of business or professional entity, but shall not include a Governmental Entity.

          "Personal Information" means in addition to any definition provided by the Company or its Subsidiaries for any similar term (e.g., "personally identifiable information" or "PII") in any privacy policy or other public-facing statement of the Company or its Subsidiaries, protected health information ("PHI", as defined under HIPAA), all information that identifies, allows identification of or is otherwise identifiable with an individual Person, including name, physical address, telephone number, email address, financial account number or government issued identifier (including Social Security number and driver's license number), date of birth, and any other data used or intended to be used to identify, contact, or precisely locate an individual , together with other information to the extent collected and associated by the Company or its Subsidiaries with such individual, as so associated. Personal Information may relate to any individual, including a current, prospective or former customer, user of any website, product or service, or employee of any Person. Personal Information includes the foregoing information in any form, including paper, electronic and other forms.

          "Premerger Notification Rules" means any Laws regarding the submission of a filing, clearance or approval or the observation of a waiting period or suspensory obligation under any Antitrust Laws, including the HSR Act and the Council Regulation (EC) No. 139/2004 of 20 January 2004 on the control of concentrations between undertakings (published in the Official Journal of the European Union on January 29, 2004 at L 24/1).

          "Pro Rata Share" means, with respect to any Company Holder, such Company Holder's ownership interest in the Company as of immediately prior to the First Merger Effective Time, determined by dividing (a) the number of shares of Company Common Stock (including Company Common Stock underlying any Company Series A Warrant, Company Option, Company SAR and Company Put Option (other than Excluded Company Options/SARs)) held by such Company Holder as of immediately prior to the First Merger Effective time by (b) the Fully Diluted Share Number.

          "Privacy Laws" means all Laws and self-regulatory principles and guidelines (including without limitation, the Payment Card Industry Data Security Standard and HIPAA) relating to privacy, data protection, data security and breach notification, including with respect to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security, disclosure, data localization or transfer (including cross-border transfer) of Personal Information.

          "Purchaser Group" means Parent, Merger Sub and NewCo, their respective Affiliates, and each of such Person's respective equityholders, managers, officers, directors, employees, agents, successors and assigns.

          "Registered Intellectual Property" means any and all issued patents, pending patent applications, registered trademarks, pending applications for registration of trademarks, registered copyrights and Internet domain names owned by the Company and its Subsidiaries, except those that are not currently active (i.e., abandoned, lapsed, cancelled, expired or not-renewed).

          "Restricted Cash" means any cash restricted as to withdrawal or use by third parties determined in accordance with U.S. GAAP consistently applied.

          "Sanctioned Country" means any country or region that is the subject or target of a comprehensive embargo under Sanctions Laws (including Cuba, Iran, North Korea, Sudan, Syria, and the Crimea region of Ukraine).

          "Sanctioned Person" means any individual or entity that is the subject or target of sanctions or restrictions under Sanctions Laws or Ex-Im Laws, including: (i) any individual or entity listed on any applicable U.S. or non-U.S. sanctions- or export-related restricted party list, including OFAC's Specially Designated Nationals and Blocked Persons List; (ii) any entity that is in the aggregate 50% or greater owned, directly or indirectly, or otherwise controlled by a person or persons described in clause (i); or (iii) any national of a Sanctioned Country with whom dealings are prohibited.

          "Sanctions Laws" means all applicable U.S. and non-U.S. Laws relating to economic or trade sanctions administered or enforced by the United States (including by OFAC or the U.S. Department of State), the United Nations Security Council, the European Union, any EU Member State, or any other relevant Governmental Entity.

          "Seller Group" means the Company Holders and their respective Subsidiaries and Affiliates, and each of such Person's respective equityholders, managers, officers, directors, employees and agents.

          "Software" means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code; and (ii) databases and data compilations, including any and all data and collections of data, whether machine readable or otherwise.

          "Subsidiary" means, with respect to a specified Person, any corporation, partnership, limited liability company, limited liability partnership, joint venture, or other legal entity of which the specified Person (either alone or through or together with any other Subsidiary) owns, directly or indirectly, more than 50% of the voting stock or other equity or partnership interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such legal entity, or of which the specified Person controls the management.

          "Tax" means any tax, levy, or similar assessment, charge or fee imposed by any U.S. federal, state, local or foreign taxing authority, including any excise, property, income, sales, transfer, margin, franchise, or other tax, including any interest, penalties or additions attributable thereto.

          "Tax Returns" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes that is required to be filed with a Governmental Entity, including any schedule or attachment thereto and any amendment thereof.

          "Trade Secrets" means trade secrets, know-how, and other confidential and proprietary information, including technology, inventions (whether or not patentable and whether or not reduced to practice), designs, formulas, algorithms, methods, processes, and schematics.

          "Transfer Taxes" means all transfer, documentary, sales, use, stamp, registration and other similar Taxes (including any associated penalties and interest) imposed in respect of the Mergers.

          "Treasury Regulations" means the regulations promulgated by the U.S. Department of the Treasury pursuant to an in respect of provisions of the Code.

          "Trust Account" has the meaning set forth in the Trust Agreement.

          "Trust Agreement" means the Investment Management Trust Agreement dated as of October 10, 2016 by and between Parent and Continental Stock Transfer & Trust Company, a New York corporation.

          "Trustee" has the meaning set forth in the Trust Agreement.

        SECTION 8.2    Schedule Definitions.     All capitalized terms in the Company Disclosure Schedule and the Parent Disclosure Schedule shall have the meanings ascribed to them herein, unless the context otherwise requires or as otherwise defined.

        SECTION 8.3    Nonsurvival of Representations, Warranties and Agreements.     The representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement (other than the Ancillary Agreements) shall terminate and be of no further force and effect as of the Closing and any liability for breach or violation thereof shall terminate absolutely, except for the agreements contained in Article II, Section 5.2(e), Section 5.5 and this Article VIII.

        SECTION 8.4    Notices.     Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, telegraphed, emailed or telecopied, sent by overnight mail via a reputable overnight carrier, or sent by certified or registered mail, postage prepaid, and shall be deemed to be given and received (a) when so delivered personally, (b) upon receipt of an appropriate electronic answerback or confirmation when so delivered by telegraph or telecopy (to such number specified below or another number or numbers as such Person may subsequently designate by notice given hereunder), (c) when sent, with no mail undeliverable or other rejection notice, if sent by email, or (d) five (5) Business Days after the date of mailing to the address below or to such other address or addresses as such Person may hereafter designate by notice given hereunder:

  (a)
  if to Parent, Merger Sub or NewCo or, following Closing, to the Company, to:

    Avista Healthcare Public Acquisition Corp.
    65 East 55th Street, 18th Floor
    New York, NY 10022
    Attn:            Ben Silbert, Esq.
    Email:           Silbert@avistacap.com

    with a required copy to (which copy shall not constitute notice):

    Weil, Gotshal & Manges LLP
    767 Fifth Avenue
    New York, NY 10153
    Attention:    Michael J. Aiello
                          Jaclyn L. Cohen
    Email:            michael.aiello@weil.com;
                          jackie.cohen@weil.com

  (b)
  prior to Closing, the Company, to:

    Envigo International Holdings, Inc.
    100 Mettlers Road
    East Millstone, NJ 08875
    Attention:    Adrian Hardy
    Email:            Adrian.hardy@envigo.com

    and

    Envigo International Holdings, Inc.
    401 Hackensack Avenue
    Hackensack, NJ 07601
    Attention:    Mark Bibi
    Email:            mark.bibi@envigo.com

    with a required copy to (which copy shall not constitute notice):

    Cahill Gordon & Reindel LLP
    80 Pine Street
    New York, NY 10005
    Attention:    Jonathan A. Schaffzin
                          Kimberly C. Petillo-Décossard
    Email:            jschaffzin@cahill.com
                          kpetillo-decossard@cahill.com

        SECTION 8.5    Rules of Construction.

          (a)   Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with the advice of said independent counsel. Each party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged between the parties shall be deemed the work product of the parties and may not be construed against any party by reason of its preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted it is of no application and is hereby expressly waived.

          (b)   The inclusion of any information in the Company Disclosure Schedule or Parent Disclosure Schedule shall not be deemed an admission or acknowledgment, in and of itself and solely by virtue of the inclusion of such information in the Company Disclosure Schedule or Parent Disclosure Schedule, as applicable, that such information is required to be listed in the Company Disclosure Schedule or Parent Disclosure Schedule, as applicable, or that such items are material to the Company, Parent, Merger Sub or NewCo, as the case may be. The headings, if any, of the individual sections of each of the Parent Disclosure Schedule and Company Disclosure Schedule are inserted for convenience only and shall not be deemed to constitute a part thereof or a part of this Agreement. The Company Disclosure Schedule and Parent Disclosure Schedule are arranged in sections corresponding to those contained in this Agreement merely for convenience, and the disclosure of an item in one section of the Company Disclosure Schedule or Parent Disclosure Schedule as an exception to a particular representation or warranty shall be deemed adequately disclosed as an exception with respect to all other representations or warranties to the extent that the relevance of such item to such representations or warranties is reasonably apparent on the face of such item, notwithstanding the presence or absence of an appropriate section of the Company Disclosure Schedule or Parent Disclosure Schedule with respect to such other representations or warranties or an appropriate cross reference thereto.

          (c)   The specification of any dollar amount in the representations and warranties or otherwise in this Agreement or in the Company Disclosure Schedule or Parent Disclosure Schedule is not intended and shall not be deemed to be an admission or acknowledgment of the materiality of such amounts or items, nor shall the same be used in any dispute or controversy between the parties to determine whether any obligation, item or matter (whether or not described herein or included in any schedule) is or is not material for purposes of this Agreement. With respect to any dollar amount thresholds set forth in the representations and warranties herein for which the Company is making a disclosure with respect to a Contract or other item which is denominated in a currency other than United States Dollars, such non United States Dollar amounts shall be deemed to be converted to United States Dollars for the purposes of this Agreement at an exchange rate determined by the Company in good-faith as of the date of this Agreement and any change in exchange rates after the date hereof shall not result in a breach of such representation or warranty by the Company.

          (d)   All references in this Agreement to Exhibits, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Schedules, Articles, Sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of such Articles, Sections, subsections or other subdivisions, and shall be disregarded in construing the language contained therein. The words "this Agreement", "herein", "hereby", "hereunder" and "hereof" and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words "this Section", "this subsection" and words of similar import, refer only to the Sections or subsections hereof in which such words occur. The word "including" (in its various forms) means "including, without limitation". Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise expressly requires. Unless the context otherwise requires, all defined terms contained herein shall include the singular and plural and the conjunctive and disjunctive forms of such defined terms. Unless the context otherwise requires, all references to a specific time shall refer to New York, New York time.

        SECTION 8.6    Counterparts.     This Agreement may be executed in two (2) or more counterparts (including by electronic means), all of which shall be considered one and the same agreement and shall become effective when signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

        SECTION 8.7    Entire Agreement; No Third Party Beneficiaries.     This Agreement (together with the Confidentiality Agreement, the Ancillary Agreements and any other documents and instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. The provisions of this Section 8.7 and Sections 5.5, 8.11 and 8.12 are intended to be for the benefit of, and shall be enforceable prior to, as of and after the Closing by, the Persons referred to therein (including, with respect to Section 8.12, the Purchaser Group, the Seller Group and the Debt Financing Sources) and their respective successors, assigns and representatives. Except as provided in the immediately preceding sentence, this Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder; provided that the Debt Financing Sources and their Affiliates shall be express third party beneficiaries with respect to this Section 8.7, Section 8.9, Section 8.12 and Section 8.13.

        SECTION 8.8    Remedies.

          (a)   Except as otherwise provided in this Agreement, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy expressly conferred hereby, and the exercise by a party of any one such remedy will not preclude the exercise of any other such remedy.

          (b)   The parties understand and agree that the covenants and undertakings on each of their parts herein contained are uniquely related to the desire of the parties and their respective Affiliates to consummate the transactions contemplated hereby, that the transactions contemplated hereby represent a unique business opportunity at a unique time for each of the parties hereto and their respective Affiliates and further agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its terms and further agree that, although monetary damages may be available for the breach of such covenants and undertakings, monetary damages would be an inadequate remedy therefor. Accordingly, each party hereto agrees, on behalf of itself and its Affiliates, that, in the event of any breach or threatened breach by the Company, on the one hand, or Parent, Merger Sub or NewCo, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, the Company, on the one hand, or Parent, Merger Sub or NewCo, on the other hand, shall be entitled to seek an injunction or injunctions, specific performance and other equitable relief to prevent or restrain breaches or threatened breaches of this Agreement, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other under this Agreement. Any party seeking an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction. In the event that any litigation should be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereto hereby waives the defense, that there is an adequate remedy at law.

          (c)   The remedies available to the parties hereto pursuant to this Section 8.8 shall be in addition to any other remedy to which it is entitled at law or in equity. To the extent any party hereto brings an action, suit or proceeding to enforce specifically the performance of the terms and provisions of this Agreement (other than an action to enforce specifically any provision that expressly survives termination of this Agreement) when expressly available to such party pursuant to the terms of this Agreement, the Termination Date shall automatically be extended to (i) the twentieth (20th) Business Day following the resolution of such action, suit or proceeding or (ii) such other time period established by the court presiding over such action, suit or proceeding.

        SECTION 8.9    Governing Law; Venue; Waiver of Jury Trial.

          (a)   This Agreement, and any claim or cause of action hereunder based upon, arising out of or related to this Agreement (whether based on law, in equity, in contract, in tort or any other theory) or the negotiation, execution, performance or enforcement of this Agreement, shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof. Notwithstanding the foregoing, each of the parties hereto hereby irrevocably agrees (A) that any action, whether in law or in equity, whether in contract or in tort or otherwise, involving any Debt Financing Source or its Affiliates arising out of or relating to the transactions contemplated hereby, the Debt Financing or the performance of services thereunder or related thereto shall be subject to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan in the City of New York (and appellate courts thereof) and each party hereto submits for itself and its property with respect to any such action to the exclusive jurisdiction of such court; (B) not to bring or permit any of their Affiliates to bring or support anyone else in bringing any such action in any other court, (C) that service of process, summons, notice or document by registered mail addressed to them at their respective addresses shall be effective service of process against them for any such action brought in any such court, (D) to waive and hereby waives to the fullest extent permitted by law, any objection which any of them may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such action in any such court and (E) that any such action (whether for breach of contract, tortious conduct or otherwise) shall be governed by, and construed in accordance with, the laws of the State of New York, without reference to its conflicts of law principles.

          (b)   THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, THE SUPREME COURT OF THE STATE OF NEW YORK AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF NEW YORK SOLELY IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND THE DOCUMENTS REFERRED TO IN THIS AGREEMENT AND IN RESPECT OF THE TRANSACTIONS CONTEMPLATED HEREBY, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF OR ANY SUCH DOCUMENT THAT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES HERETO IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED BY SUCH A NEW YORK STATE OR FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 8.3 OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

          (c)   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT

  ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ARISING OUT OF THE DEBT FINANCING OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 8.9.

        SECTION 8.10    No Remedy in Certain Circumstances.     Each party agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof to be null, void or unenforceable, or order any party to take any action inconsistent herewith or not to take an action consistent herewith or required hereby, the validity, legality and enforceability of the remaining provisions and obligations contained or set forth herein shall not in any way be affected or impaired thereby, unless the foregoing inconsistent action or the failure to take an action constitutes a material breach of this Agreement or makes this Agreement impossible to perform, in which case this Agreement shall terminate. Except as otherwise contemplated by this Agreement, to the extent that a party hereto took an action inconsistent herewith or failed to take action consistent herewith or required hereby pursuant to an order or judgment of a court or other competent authority, such party shall not incur any liability or obligation unless such party breached its Obligations under this Agreement that was the proximate cause of such order or judgment or did not in good faith seek to rescind or object to the imposition or entering of such order or judgment.

        SECTION 8.11    Assignment.     Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties; provided, however, that Parent may assign any or all of its rights and obligations under this Agreement to its Affiliates (although no such assignment shall relieve Parent of its obligations to the other parties hereunder) without the prior written consent of the other parties hereto. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns. Any purported assignment in violation of this Section 8.11 shall be void.

        SECTION 8.12    No-Recourse; Release.

          (a)   Except to the extent a named party to this Agreement or any Ancillary Agreement, the parties hereto acknowledge and agree that no past, present or future member of the Purchaser Group, the Seller Group or the Debt Financing Sources and their Affiliates (each a "Non-Recourse Party"), in such capacity, shall have any liability or obligation (whether based on law, in equity, in contract, in tort or any other theory) to any party hereto of any nature whatsoever in connection with or under this Agreement, the Debt Financing or the transactions contemplated hereby, and each of the parties hereto (on behalf of itself, its Affiliates, and its equityholders, managers, officers, directors, employees and agents) hereby waives and releases all claims of any such liability and obligation. This Agreement may only be enforced against, and any action based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein or therein with respect to such party. Each Non-Recourse Party is expressly intended as a third-party beneficiary of this Section 8.12.

          (b)   Effective upon and following the Closing, Parent, on its own behalf and on behalf of each of its Subsidiaries and each of their respective Affiliates and Representatives, generally, irrevocably, unconditionally and completely releases and forever discharges each member of the Seller Group from all disputes, claims, losses, controversies, demands, rights, liabilities, actions and causes of action of every kind and nature, whether known or unknown, arising from any matter concerning the Company or any of its Subsidiaries occurring prior to the Closing Date, including for controlling equityholder liability or breach of any fiduciary duty relating to any pre-Closing actions or failures to act by the members of the Seller Group; provided, however, that nothing in this Section 8.12(b) shall release the Company from its obligations under this Agreement or the Ancillary Agreements.

          (c)   Effective upon and following the Closing, the Company, on its own behalf and on behalf of each of its Subsidiaries and each of their respective Affiliates and Representatives, generally, irrevocably, unconditionally and completely releases and forever discharges each member of the Purchaser Group and Seller Group from all disputes, claims, losses, controversies, demands, rights, liabilities, actions and causes of action of every kind and nature, whether known or unknown, arising from any matter concerning Parent or any of its Subsidiaries or the Seller Group occurring prior to the Closing Date, including for controlling equityholder liability or breach of any fiduciary duty relating to any pre-Closing actions or failures to act by the members of the Purchaser Group; provided, however, that nothing in this Section 8.12(c) shall release the Parent, Merger Sub, NewCo or the Parent Sponsor from its obligations under this Agreement or the Ancillary Agreements.

        SECTION 8.13    Amendment.     This Agreement may be amended by the parties hereto, at any time before or after the receipt of the Parent Shareholder Approval, but, after any such adoption, no amendment shall be made which by Law would require the further approval by such shareholders without first obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed (including by electronic means) on behalf of each of the parties hereto; provided that notwithstanding anything to the contrary set forth herein, this Section 8.13, Section 8.7, Section 8.9 and Section 8.12 (and any related definitions to the extent a modification, waiver or termination of such definitions would modify the substance of any of the foregoing provisions) may not be amended, modified, waived or terminated in a manner that is materially adverse to the Debt Financing Sources without the prior written consent of such Debt Financing Sources.

        SECTION 8.14    Trust Account Waiver.     The Company acknowledges, on behalf of itself, its Subsidiaries and the Seller Group, that Parent is a blank check company with the powers and privileges to effect a Business Combination. The Company further acknowledges that substantially all of Parent's assets consist of the cash proceeds of Parent's initial public offering and private placements of its securities and substantially all of those proceeds have been deposited in the Trust Account for the benefit of Parent, certain of its public shareholders and the underwriters of Parent's initial public offering. For and in consideration of Parent entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, the Company, on behalf of itself, its Subsidiaries and the Seller Group, hereby irrevocably waives any right, title, interest or claim of any kind they have or may have in the future in or to any monies in the Trust Account and agrees not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or arising out of, this Agreement and any negotiations, contracts or agreements with Parent; provided, that (a) nothing herein shall serve to limit or prohibit the Company's (or its Subsidiaries' or the Seller Group's) right to pursue a claim against Parent pursuant to this Agreement for legal relief against monies or other assets of Parent, Merger Sub or Surviving NewCo held outside the Trust Account, for specific performance or other equitable relief in connection with the transactions contemplated hereby or for fraud and (b) nothing herein shall serve to limit or prohibit any claims that the Company (or its Subsidiaries or the Seller Group) may have in the future pursuant to this Agreement against Parent's assets or funds that are not held in the Trust Account.

        SECTION 8.15    Conflict Waiver; Attorney-Client Privilege.

          (a)   Each of the parties hereto acknowledges and agrees, on its own behalf and on behalf of its directors, members, shareholders, partners, officers, employees and Affiliates, that:

              (i)  Cahill Gordon & Reindel LLP has acted as counsel to the Seller Group, and the Company in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. Parent agrees, and shall cause the Company and Surviving NewCo to agree, that, following consummation of the transactions contemplated hereby, such representation and any prior representation of the Company by Cahill Gordon & Reindel LLP (or any successor) (the "Seller Group Law Firm") shall not preclude Seller Group Law Firm from serving as counsel to the Seller Group or any director, member, shareholder, partner, officer or employee of the Seller Group, in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated hereby.

             (ii)  Weil, Gotshal & Manges LLP has acted as counsel to Parent in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. The parties agree that, following consummation of the transactions contemplated hereby, such representation and any prior representation of Parent by Weil, Gotshal & Manges LLP (or any successor) shall not preclude Parent Group Law Firm from serving as counsel to Parent, the Company or Surviving NewCo or any director, member, shareholder, partner, officer or employee of Parent, the Company or Surviving NewCo, in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated hereby.

            (iii)  Parent shall not, and shall cause the Company and Surviving NewCo not to, seek or have Seller Group Law Firm disqualified from any such representation based upon the prior representation of the Company by Seller Group Law Firm. Each of the parties hereto hereby consents thereto and waives any conflict of interest arising from such prior representation, and each of such parties shall cause any of its Affiliates to consent to waive any conflict of interest arising from such representation. Each of the parties acknowledges that such consent and waiver is voluntary, that it has been carefully considered, and that the parties have consulted with counsel or have been advised they should do so in connection herewith. The covenants, consent and waiver contained in this Section shall not be deemed exclusive of any other rights to which the Seller Group Law Firm is entitled whether pursuant to law, contract or otherwise.

          (b)   All communications between the Seller Group or the Company, on the one hand, and Seller Group Law Firm, on the other hand, relating to the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (the "Privileged Communications") shall be deemed to be attorney-client privileged and the expectation of client confidence relating thereto shall belong solely to the Seller Group and shall not pass to or be claimed by Parent or the Company. Immediately prior to the Closing, without need for further action, all right, title and interest of the Company in and to any Privileged Communications, whether in the possession of the Company or the Seller Group Law Firm, shall transfer to and be vested solely in the Seller group. Parent and the Company shall not have access to any Privileged Communications or to the files of Seller Group Law Firm relating to such engagement from and after Closing. Without limiting the generality of the foregoing, from and after the Closing, (i) the Seller Group (and not Parent or the Company) shall be the sole holders of the attorney-client privilege with respect to such engagement, and none of Parent or the Company shall be a holder thereof, (ii) to the extent that files of Seller Group Law Firm in respect of such engagement constitute property of the client, only the Seller Group (and not Parent nor the Company) shall hold such property rights and (iii) Seller Group Law Firm shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to Parent or the Company by reason of any attorney-client relationship between Seller Group Law Firm and the Company or otherwise. Notwithstanding the foregoing, in the event that a dispute arises between Parent or its Affiliates (including the Company), on the one hand, and a third party other than any of the Seller Group, on the other hand, Parent and its Affiliates (including the Company) may assert the attorney-client privilege to prevent disclosure of confidential communications to such third party; provided, however, that neither Parent nor any of its Affiliates (including the Company) may waive such privilege without the prior written consent of the Seller Group, which consent shall not be unreasonably withheld, conditioned or delayed. In the event that Parent or any of its Affiliates (including the Company) is legally required by order of a Governmental Entity or otherwise legally required to access or obtain a copy of all or a portion of the Privileged Communications, to the extent (x) permitted by Applicable Law, and (y) advisable in the opinion of Parent's counsel, then Parent shall immediately (notify Shareholder Representative in writing so that the Shareholder Representative can seek a protective order.

          (c)   This Section is intended for the benefit of, and shall be enforceable by, the Seller Group Law Firm. This Section shall be irrevocable, and no term of this Section may be amended, waived or modified, without the prior written consent of the Seller Group Law Firm.

        SECTION 8.16    Shareholder Representative.

          (a)   By adoption of this Agreement, execution or submission of a Form of Election or the acceptance of any portion of the Merger Consideration, each Company Holder hereby designates the Shareholder Representative to execute any and all instruments or other documents on behalf of such Company Holder, and to do any and all other acts or things on behalf of such Company Holder, which the Shareholder Representative may deem necessary or advisable, or which may be required pursuant to this Agreement, the Ancillary Agreements or otherwise, in connection with the consummation of the transactions contemplated hereby or thereby and the performance of all obligations hereunder or thereunder at or following the Closing, including, but not limited to, the exercise of the power to: (i) execute the Ancillary Agreements on behalf of each Company Holder; (ii) act for each Company Holder with respect to any the Ancillary Agreements; (iii) give and receive notices and communications to or from the Parent relating to this Agreement, the Ancillary Agreements or any of the transactions and other matters contemplated hereby or thereby (except to the extent that this Agreement or any Ancillary Agreement expressly contemplates that any such notice or communication shall be given or received by such Company Holders individually); (iv) to enforce and protect the rights and interests of the Company Holders and to enforce and protect the rights and interests of such Persons arising out of or under or in any manner relating to this Agreement and the transactions provided for herein, from and after the Closing; (v) directing the method of payment for any deferred payments owed to the Company Holders pursuant to Tax Receivables Agreement and coordinating with Parent with respect thereto; (vi) execute a Section 431 Election, to the extent applicable; and (vii) take all actions necessary or appropriate in the judgment of the Shareholder Representative for the accomplishment of the foregoing. The Shareholder Representative shall have authority and power to act on behalf of each Company Holder with respect to the disposition, settlement or other handling of all claims under this Agreement or the Ancillary Agreements and all rights or obligations arising hereunder or thereunder. The Company Holders shall be bound by all actions taken and documents executed by the Shareholders Representative in connection with this Agreement and the Ancillary Agreements, and the Parent and Surviving NewCo and any of their affiliates shall be entitled to rely on any action or decision of the Shareholder Representative. The Shareholder Representative shall receive no compensation for its services. Notices or communications to or from the Shareholder Representative shall constitute notice to or from each Company Holder.

          (b)   In performing the functions specified in this Agreement, the Shareholder Representative shall not be liable to any Company Holder in the absence of gross negligence or willful misconduct on the part of the Shareholder Representative. Each Company Holder shall severally (based on each such Company Holder's Pro Rata Share), and not jointly, indemnify and hold harmless the Shareholder Representative from and against any loss incurred without gross negligence or willful misconduct on the part of the Shareholder Representative and arising out of or in connection with the acceptance or administration of its duties hereunder. The Shareholder Representative may draw at any time, and from time to time, from the Administrative Expense Account to pay any amounts due by the Company Holders hereunder, including, any losses, third-party fees, expenses or costs it incurs in performing its duties and obligations under this Agreement by or on behalf of the Company Holders, including, without limitation, legal and consultant fees, expenses and costs for reviewing, analyzing and defending any claim or process arising under or pursuant to this Agreement or any Ancillary Agreement (collectively, "Administrative Costs"). From and after the Closing, if the Shareholder Representative determines that the amounts in the Administrative Expense Account are insufficient to satisfy current or future (whether realized or potential) Administrative Costs of the Shareholder Representative, it shall be entitled to: (x) collect from the Company Holders on a Pro Rata Basis or (y) withhold on a Pro Rata Basis from amounts otherwise due to the Company Holders under this Agreement or under any Ancillary Agreement amounts as it deems necessary to provide for such Administrative Costs. (c) The grant of authority provided for herein (i) is coupled with an interest and shall be irrevocable and survive the death, incompetency, bankruptcy or liquidation of any Company Holder and (ii) shall survive the consummation of the Mergers, and any action taken by Shareholder Representative pursuant to the authority granted in this Agreement shall be effective and binding on each Company Holder notwithstanding any contrary action of or direction from such Company Holder, except for actions or omissions of Shareholder Representative constituting willful misconduct.

          (c)   The rights and obligations of Shareholder Representative pursuant to this Agreement, and the grant of authority to the Shareholder Representative set forth in this Section 8.16 may be assigned from time to time upon consent of the Company Holder representing a majority of the Pro Rata Share; provided, however, that no such assignment shall be effective unless and until (i) evidence of the consent referred to in the immediately preceding sentence is provided to Parent and (ii) the assignee of such rights and obligations becomes a party to this Agreement by executing a joinder in a form reasonably acceptable to Parent. Upon any such assignment, the Person accepting and assuming the rights and obligations of Shareholder Representative shall become, for all purposes, Shareholder Representative hereunder.

[The remainder of this page is intentionally left blank.]

        IN WITNESS WHEREOF, each party has caused this Agreement to be signed by its respective officer thereunto duly authorized, all as of the date first written above.

ENVIGO INTERNATIONAL HOLDINGS, INC.
By:	/s/ ADRIAN HARDY
	Name:	Adrian Hardy
	Title:	Chief Executive Officer
AVISTA HEALTHCARE PUBLIC ACQUISITION CORP.
By:	/s/ DAVID BURGSTAHLER
	Name:	David Burgstahler
	Title:	President and Chief Executive Officer
AVISTA HEALTHCARE MERGER SUB, INC.
By:	/s/ ROBERT GIRARDI
	Name:	Robert Girardi
	Title:	Vice President, Secretary
AVISTA HEALTHCARE NEWCO, LLC
By:	/s/ ROBERT GIRARDI
	Name:	Robert Girardi
	Title:	Vice President, Secretary
Soley in its capacity as Shareholder Representative herein
JERMYN STREET ASSOCIATES LLC.
By:	/s/ SCOTT CRAGG
	Name:	Scott Cragg
Title:

A-

EXECUTION VERSION

AMENDMENT NO. 1 TO TRANSACTION AGREEMENT

        This AMENDMENT NO. 1 TO TRANSACTION AGREEMENT, dated as of November 22, 2017 (this "Amendment"), is made by and among Envigo International Holdings, Inc., a Delaware corporation (the "Company"), Avista Healthcare Public Acquisition Corp., a Cayman Islands exempted company ("Parent"), Avista Healthcare Merger Sub, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of Parent ("Merger Sub"), Avista Healthcare NewCo, LLC, a Delaware limited liability company and a direct, wholly-owned subsidiary of Parent ("NewCo") and Jermyn Street Associates LLC, solely in its capacity as Shareholder Representative (the "Shareholder Representative"). Capitalized terms used herein but not specifically defined herein shall have the meanings ascribed to such terms in the Transaction Agreement (as defined below).

        WHEREAS, the Company, Parent, Merger Sub and NewCo are parties to the Transaction Agreement, dated as of August 21, 2017 (the "Transaction Agreement");

        WHEREAS, pursuant to Section 8.13 of the Transaction Agreement, the Transaction Agreement may not be amended except by an instrument in writing signed (including by electronic means) on behalf of each of the parties thereto; and

        WHEREAS, each of the parties to the Transaction Agreement agrees to amend the Transaction Agreement as described below.

        NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Amendment agree as follows:

        1.     Effective as of the date of this Amendment, the Transaction Agreement is hereby amended as follows:

          (a)   Section 6.3(e)(iii) of the Transaction Agreement is hereby amended and restated in its entirety to read as follows:

    "(iii) immediately following the First Merger Effective Time, Parent shall meet all of the continuing listing requirements of NASDAQ and shall not have received any notice of non-compliance, other than any notice of non-compliance to the extent related to Parent's failure to hold an annual meeting in 2017."

          (b)   Section 7.1(b)(ii) of the Transaction Agreement is hereby amended and restated in its entirety to read as follows:

    "(ii) if the Mergers shall not have been consummated by March 31, 2018 (the "Termination Date"); provided, however, that the right to terminate this Agreement under this Section 7.1(b)(ii) shall not be available to any party in breach of this Agreement such that the conditions set forth in Sections 6.1, 6.2 or 6.3 hereof will not be satisfied on or prior to the Closing; or"

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        2.     The parties hereto hereby agree that, except as specifically provided in this Amendment, the Transaction Agreement shall remain in full force and effect without any other amendments or modifications.

        3.     The provisions of Sections 8.3 through 8.13 of the Transaction Agreement are hereby incorporated into this Amendment by reference and shall be applicable to this Amendment for all purposes.

        [The remainder of this page is intentionally left blank.]

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        IN WITNESS WHEREOF, each party has caused this Amendment to be signed by its respective officer thereunto duly authorized, all as of the date first written above.

ENVIGO INTERNATIONAL HOLDINGS, INC.
By:	/s/ MARK BIBI
	Name:	Mark Bibi
	Title:	Secretary and General Counsel
AVISTA HEALTHCARE PUBLIC ACQUISITION CORP.
By:	/s/ DAVID BURGSTAHLER
	Name:	David Burgstahler
	Title:	President and Chief Executive Officer
AVISTA HEALTHCARE MERGER SUB, INC.
By:	/s/ ROBERT GIRARDI
	Name:	Robert Girardi
	Title:	Vice President and Secretary
AVISTA HEALTHCARE NEWCO, LLC
By:	/s/ ROBERT GIRARDI
	Name:	Robert Girardi
	Title:	Vice President and Secretary
JERMYN STREET ASSOCIATES LLC, solely in its capacity as Shareholder Representative
By:	/s/ SCOTT CRAGG
	Name:	Scott Cragg
	Title:	Authorized Signatory

[Signature Page to Amendment No. 1]

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AMENDMENT NO. 2 TO TRANSACTION AGREEMENT

        This AMENDMENT NO. 2 TO TRANSACTION AGREEMENT, dated as of December 22, 2017 (this "Amendment"), is made by and among Envigo International Holdings, Inc., a Delaware corporation (the "Company"), Avista Healthcare Public Acquisition Corp., a Cayman Islands exempted company ("Parent"), Avista Healthcare Merger Sub, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of Parent ("Merger Sub"), Avista Healthcare NewCo, LLC, a Delaware limited liability company and a direct, wholly-owned subsidiary of Parent ("NewCo") and Jermyn Street Associates LLC, solely in its capacity as Shareholder Representative (the "Shareholder Representative"). Capitalized terms used herein but not specifically defined herein shall have the meanings ascribed to such terms in the Transaction Agreement (as defined below).

        WHEREAS, the Company, Parent, Merger Sub and NewCo are parties to that certain Transaction Agreement, dated as of August 21, 2017, as amended by that certain Amendment No. 1, dated as of November 22, 2017 (the "Transaction Agreement");

        WHEREAS, pursuant to Section 8.13 of the Transaction Agreement, the Transaction Agreement may not be amended except by an instrument in writing signed (including by electronic means) on behalf of each of the parties thereto; and

        WHEREAS, each of the parties to the Transaction Agreement agrees to amend the Transaction Agreement as described below.

        NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Amendment agree as follows:

        1.     Effective as of the date of this Amendment, the Transaction Agreement is hereby amended as follows:

        (a)   Section 2.1(d) of the Transaction Agreement is hereby amended and restated in its entirety to read as follows:

          "(d)   Treatment of Company Options and Company SARs.    At the First Merger Effective Time, by virtue of the First Merger and without any action on the part of any party or holder of any of any Company Options or Company SARs:

          (i)    Each Company Option and Company SAR outstanding and unexercised immediately prior to the First Merger Effective Time with respect to which the applicable exercise price or base price per share of Company Common Stock underlying such Company Option or Company SAR equals or exceeds the Per Share Merger Value, shall be canceled and no longer be exercisable by the holder thereof ("Excluded Options/SARs").

          (ii)   Each Company SAR (other than Excluded Options/SARs) outstanding and unexercised immediately prior to the First Merger Effective Time, shall be cancelled and exchanged for the right to receive, for each share of Company Common Stock subject to such Company SAR:

            (A)  an amount in cash equal to (x) the Per Share Merger Value minus (y) the applicable base price per share of such Company SAR;

            (B)  an amount in cash equal to the product of (1) $10.00 and (2) a number of shares of Parent Common Stock equal to the quotient obtained by dividing (x) 3,875,000 by (y) the Fully Diluted Share Number;

            (C)  an amount in cash equal to the product of (1) the New Parent Warrant Cash Value and (2) a number of New Parent Warrants equal to the quotient obtained by dividing (x) 4,100,000 by (y) the Fully Diluted Share Number,

A2-1

    (collectively, (A), (B) and (C) the "Per SAR Cash Consideration"); and

            (D)  such holder's Pro Rata Share of certain payments under the Tax Receivables Agreement, subject to the terms and conditions set forth therein; provided that, the holder shall not be entitled to receive such payments made later than the fifth anniversary of the Closing Date.

          (iii)  Each Company Option (other than Excluded Options/SARs) outstanding and unexercised immediately prior to the First Merger Effective Time, with respect to which an election to receive cash has been effectively made and not revoked or deemed revoked pursuant to Section 2.8 and Section 2.9 (a "Cash Election Option"), shall be cancelled and exchanged for the right to receive, for each share of Company Common Stock subject to such Company Option:

            (A)  an amount in cash equal to (x) the Per Share Merger Value minus (y) the applicable exercise price per share of Company Common Stock underlying such Company Option.

            (B)  an amount in cash equal to the product of (1) $10.00 and (2) a number of shares of Parent Common Stock equal to the quotient obtained by dividing (x) 3,875,000 by (y) the Fully Diluted Share Number,

    (collectively, (A) and (B) the "Per Option Cash Consideration");

            (C)  a number of New Parent Warrants equal to the quotient obtained by dividing (x) 4,100,000 by (y) the Fully Diluted Share Number; and

            (D)  such holder's Pro Rata Share of certain payments under the Tax Receivables Agreement, subject to the terms and conditions set forth therein; provided that, the holder shall not be entitled to receive such payments made later than the fifth anniversary of the Closing Date (collectively, (A) through (D), the "Per Option Total Cash Consideration").

          (iv)  Each Company Option (other than a Cash Election Option or Excluded Options/SARs) outstanding and unexercised immediately prior to the First Merger Effective Time, shall be cancelled and exchanged for the right to receive for each share of Company Common Stock subject to such Company Option:

            (A)  a number of shares of Parent Common Stock equal to the quotient obtained by dividing (x) (A) the Per Share Merger Value minus (B) the applicable exercise price per share of Company Common Stock underlying such Company Option by (y) $10.00 (the "Per Option Stock Consideration");

            (B)  a number of shares of Parent Common Stock equal to the quotient obtained by dividing (x) 3,875,000 by (y) the Fully Diluted Share Number;

            (C)  a number of New Parent Warrants equal to the quotient obtained by dividing (x) 4,100,000 by (y) the Fully Diluted Share Number; and

            (D)  such holder's Pro Rata Share of certain payments under the Tax Receivables Agreement, subject to the terms and conditions set forth therein; provided that, the holder shall not be entitled to receive such payments made later than the fifth anniversary of the Closing Date,

    (collectively, (A) through (D), the "Per Option Total Stock Consideration")."

        (b)   Section 2.8(a) of the Transaction Agreement is hereby amended by adding the following new sentence at the end of the clause:

  "For the avoidance of doubt, this clause 2.8(a) shall not reduce the amount of cash that is due to any holder of Company SARs."

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        (c)   The lead-in paragraph of Section 2.9 and Section 2.9(a) of the Transaction Agreement are hereby amended and restated in their entirety to read as follows:

          "SECTION 2.9    Election Procedures.    Each holder of record of shares of Company Common Stock, Company Series A Warrants or Company Options to be converted into the right to receive the Merger Consideration in accordance with, and subject to, this Article II (a "Holder") shall have the right, subject to the limitations set forth in this Article II, to submit an election in accordance with the following procedures:

          (a)   Each Holder may specify in a request made in accordance with the provisions of this Section 2.9 (herein called a "Cash Election") the number of shares of Company Common Stock owned by such Holder (or underlying the Company Series A Warrant or Company Option, as applicable) with respect to which such Holder desires to make a Cash Election. Holders of record of Company Common Stock who hold such Company Common Stock as nominees, trustees or in other representative capacities may submit a separate Form of Election on or before the Election Deadline with respect to each beneficial owner for whom such nominee, trustee or representative holds such Company Common Stock. Any Holder who makes a Cash Election shall be required to waive all appraisal rights in connection with making such Cash Election. For the avoidance of doubt Company Holders of Company SARs shall not be required to make an election with respect to their Company SARs and shall receive the cash consideration such Company Holders are entitled to as set forth in Section 2.1(d)(ii) above."

        (d)   The definition of "Cash Component" in Section 8.1 of the Transaction Agreement is hereby amended and restated in its entirety to read as follows:

        ""Cash Component" means (a) $100,000,000, minus (b) an amount in cash equal to the aggregate Per SAR Cash Consideration payable to all Company Holders of Company SARs, plus (c) the amount of proceeds from the Equity Financing (net of underwriting fees) (if any), minus (d) the excess (if any) of the Parent Shareholder Redemption Amount over $50,000,000, minus (e) an amount, if positive, equal to (x) $20,000,000 minus (y) the amount of estimated pro forma cash on the balance sheet of Parent and its consolidated subsidiaries immediately after the First Merger Effective Time (which may be a negative number) (giving effect to the transactions and payments contemplated by this Agreement)."

        (e)   Section 8.1 of the Transaction Agreement is hereby amended by adding the following definition in alphabetical order:

        ""New Parent Warrant Cash Value" means, the cash value per New Parent Warrant as determined by the Company in good-faith."

        2.     The parties hereto hereby agree that, except as specifically provided in this Amendment, the Transaction Agreement shall remain in full force and effect without any other amendments or modifications.

        3.     The provisions of Sections 8.3 through 8.13 of the Transaction Agreement are hereby incorporated into this Amendment by reference and shall be applicable to this Amendment for all purposes.

[The remainder of this page is intentionally left blank.]

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        IN WITNESS WHEREOF, each party has caused this Amendment to be signed by its respective officer thereunto duly authorized, all as of the date first written above.

ENVIGO INTERNATIONAL HOLDINGS, INC.
By:	/s/ MARK BIBI
	Name:	Mark Bibi
	Title:	Secretary and General Counsel
AVISTA HEALTHCARE PUBLIC ACQUISITION CORP.
By:	/s/ DAVID BURGSTAHLER
	Name:	David Burgstahler
	Title:	President and Chief Executive Officer
AVISTA HEALTHCARE MERGER SUB, INC.
By:	/s/ ROBERT GIRARDI
	Name:	Robert Girardi
	Title:	Vice President and Secretary
AVISTA HEALTHCARE NEWCO, LLC
By:	/s/ ROBERT GIRARDI
	Name:	Robert Girardi
	Title:	Vice President and Secretary
JERMYN STREET ASSOCIATES LLC, solely in its capacity as Shareholder Representative
By:	/s/ SCOTT CRAGG
	Name:	Scott Cragg
	Title:	Authorized Signatory

[Signature Page to Amendment No. 2]

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AMENDMENT NO. 3 TO TRANSACTION AGREEMENT

        This AMENDMENT NO. 3 TO TRANSACTION AGREEMENT, dated as of January 21, 2018 (this "Amendment"), is made by and among Envigo International Holdings, Inc., a Delaware corporation (the "Company"), Avista Healthcare Public Acquisition Corp., a Cayman Islands exempted company ("Parent"), Avista Healthcare Merger Sub, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of Parent ("Merger Sub"), Avista Healthcare NewCo, LLC, a Delaware limited liability company and a direct, wholly-owned subsidiary of Parent ("NewCo") and Jermyn Street Associates LLC, solely in its capacity as Shareholder Representative (the "Shareholder Representative"). Capitalized terms used herein but not specifically defined herein shall have the meanings ascribed to such terms in the Transaction Agreement (as defined below).

        WHEREAS, the Company, Parent, Merger Sub and NewCo are parties to that certain Transaction Agreement, dated as of August 21, 2017, as amended by that certain Amendment No. 1, dated as of November 22, 2017 and as further amended by that certain Amendment No. 2, dated as of December 22, 2017 (the "Transaction Agreement");

        WHEREAS, pursuant to Section 8.13 of the Transaction Agreement, the Transaction Agreement may not be amended except by an instrument in writing signed (including by electronic means) on behalf of each of the parties thereto; and

        WHEREAS, each of the parties to the Transaction Agreement agrees to amend the Transaction Agreement as described below.

        NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Amendment agree as follows:

        1.     Effective as of the date of this Amendment, the Transaction Agreement is hereby amended as follows:

        (a)   The sixth recital of the Transaction Agreement is hereby amended and restated in its entirety to read as follows:

          "WHEREAS, on August 21, 2017, the Class B Holders entered into a letter agreement, as amended and restated on or about the date of this Amendment in the form attached hereto as Exhibit A (the "Parent Sponsor Letter Agreement"), pursuant to which the Class B Holders shall agree to surrender to Parent an aggregate 3,875,000 Class B Shares and 4,100,000 Private Placement Warrants (as defined below) upon the terms and subject to the conditions set forth therein;"

        (b)   Section 1.2(a) of the Transaction Agreement is hereby amended and restated in its entirety to read as follows:

          "(a)    The Class B Holders shall surrender to Parent an aggregate 3,875,000 Class B Shares and 4,100,000 Private Placement Warrants, pursuant to the Parent Sponsor Letter Agreement."

        (c)   Section 1.2(c) of the Transaction Agreement is hereby amended and restated in its entirety to read as follows:

          "(c)    Parent shall make any payments required to be made by Parent in connection with the Parent Shareholder Redemption."

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        (d)   Section 1.2(d) of the Transaction Agreement is hereby amended and restated in its entirety to read as follows:

          "(d)    Parent shall contribute to Merger Sub the amount of cash remaining in the Trust Account and the proceeds of the Equity Financing (net of underwriting fees) after giving effect to the Parent Shareholder Redemption."

        (e)   Section 6.3(f) of the Transaction Agreement is hereby amended and restated in its entirety to read as follows:

          "(f)    Minimum Proceeds. The funds contained in the Trust Account (net of the amount of any Parent Shareholder Redemption Amount) and the proceeds of the Equity Financing, if any, shall together equal or exceed $220,000,000."

        (f)    The definition of "Aggregate Payment Amount" in Section 8.1 of the Transaction Agreement is hereby amended and restated in its entirety to read as follows:

          ""Aggregate Payment Amount" means (a) $363,133,441 plus the Aggregate Exercise Amount minus (b) Company Transaction Expenses, minus (c) any Leakage (other than Permitted Leakage), (d) minus any prepayment penalties related to any repayment of the Indebtedness of the Company or any of its Subsidiaries."

        (g)   The definition of "Cash Component" in Section 8.1 of the Transaction Agreement is hereby amended and restated in its entirety to read as follows:

          ""Cash Component" means (a) $100,000,000, minus (b) an amount in cash equal to the aggregate Per SAR Cash Consideration payable to all Company Holders of Company SARs, plus (c) the amount of proceeds from the Equity Financing (net of underwriting fees) (if any), minus (d) the excess (if any) of the Parent Shareholder Redemption Amount over $90,000,000, minus (e) an amount, if positive, equal to (x) $20,000,000 minus (y) the amount of estimated pro forma cash on the balance sheet of Parent and its consolidated subsidiaries immediately after the First Merger Effective Time (which may be a negative number) (giving effect to the transactions and payments contemplated by this Agreement)."

        (h)   The definition of "Company Transaction Expenses" in Section 8.1 of the Transaction Agreement is hereby amended and restated in its entirety to read as follows:

          ""Company Transaction Expenses" means, without duplication (whether accrued or not at Closing and whether billed or invoiced on or prior to Closing), the aggregate amount of any and all fees, costs, expenses charges, payments and other obligations (including the Company Sponsor Fees and the amounts set forth on Schedule 8.1(b), if any) incident to the negotiation and preparation of this Agreement and the other documents contemplated hereby (including the Ancillary Agreements) and the performance and compliance with all agreements and conditions contained herein to be performed or complied with at or before the Closing, including the fees, expenses and disbursements of its counsel and accountants, due diligence expenses, advisory and consulting fees and expenses, underwriting and other third-party fees required to consummate the transactions contemplated hereby, in each case, of the Company or any Company Holder, whether paid prior to, at or after the Closing, (other than those that were paid or accrued prior to the Balance Sheet Date), plus the amount of any severance, bonus or other payment payable to any director, officer, contractor or employee of the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement (including the employer's share of any related payroll Taxes with respect to the foregoing and in connection with any payments made with respect to Cash Election Options and Company SARs pursuant to Section 2.1(d)(ii) and Section 2.1(d)(iii), respectively) (excluding, for the avoidance of doubt, any amounts with respect to the Merger Consideration payable under any Company SARs or Company Options), as

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  determined by the Company in good faith and set forth in the Closing Certificate to be delivered by Company to Parent prior to the Closing and subject to determination pursuant to Section 1.2(a); provided, however that Company Transaction Expenses shall not include any costs, fees expense, underwriting fees, waiver fees, amendment fees and other third party fees (including fees, expenses and disbursements of counsel, accountants or other representatives or agents) imposed in respect of the Mergers, as a result of or incident to any (x) amendment, waiver or repayment of the Credit Agreements (including with respect to the Lender Consent and Amendment) and (y) refinancing of the Indebtedness of the Company or any of its Subsidiaries; provided, further, that none of the items in the foregoing proviso shall be included to any extent or in any amounts in the calculation of Indebtedness or Indebtedness Amount. For the avoidance of doubt, Company Transaction Expenses shall not include any amounts taken into account in the calculation of Indebtedness Amount."

        (i)    The definition of "New Warrant Expense" in Section 8.1 of the Transaction Agreement is hereby deleted in its entirety.

        (j)    A new Section 8.17 of the Transaction Agreement is hereby added, to read as follows:

          "8.17    Consent to Amendment of Parent Sponsor Letter.    The parties hereto, other than Parent, hereby consent to Parent's entry into the Parent Sponsor Letter Agreement, as amended and restated on or about the date of this Amendment, in the form attached hereto as Exhibit A."

        2.     The parties hereto hereby agree to the following amendments to the items set forth on Schedule 8.1(c) of the Company Disclosure Schedule:

    1.
    The reference to "$260 million" shall be "$220 million".

    2.
    The reference to "$50 million" shall be "$90 million".

        3.     The parties hereto hereby agree that, except as specifically provided in this Amendment, the Transaction Agreement shall remain in full force and effect without any other amendments or modifications.

        4.     The provisions of Sections 8.3 through 8.13 of the Transaction Agreement are hereby incorporated into this Amendment by reference and shall be applicable to this Amendment for all purposes.

[The remainder of this page is intentionally left blank.]

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        IN WITNESS WHEREOF, each party has caused this Amendment to be signed by its respective officer thereunto duly authorized, all as of the date first written above.

ENVIGO INTERNATIONAL HOLDINGS, INC.
By:	/s/ PATRICIA HENAHAN
	Name:	Patricia Henahan
	Title:	Chief Financial Officer
AVISTA HEALTHCARE PUBLIC ACQUISITION CORP.
By:	/s/ DAVID BURGSTAHLER
	Name:	David Burgstahler
	Title:	President and Chief Executive Officer
AVISTA HEALTHCARE MERGER SUB, INC.
By:	/s/ ROBERT GIRARDI
	Name:	Robert Girardi
	Title:	Vice President and Secretary
AVISTA HEALTHCARE NEWCO, LLC
By:	/s/ ROBERT GIRARDI
	Name:	Robert Girardi
	Title:	Vice President and Secretary
JERMYN STREET ASSOCIATES LLC, solely in its capacity as Shareholder Representative
By:	/s/ SCOTT CRAGG
	Name:	Scott Cragg
	Title:	Authorized Signatory

[Signature Page to Amendment No. 3]

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Annex B

FORM OF CERTIFICATE OF INCORPORATION

CERTIFICATE OF INCORPORATION
OF
AVISTA HEALTHCARE PUBLIC ACQUISITION CORP.

        I, the undersigned, for the purposes of incorporating and organizing a corporation under the General Corporation Law of the State of Delaware (the "DGCL"), do execute this certificate of incorporation and do hereby certify as follows:

ARTICLE I

        1.1    Name.     The name of the Corporation is:

          Avista Healthcare Public Acquisition Corp.

ARTICLE II

        2.1    Address.     The address of the Corporation's registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, County of New Castle, Delaware 19808. The name of its registered agent for service of process in the State of Delaware at such address is Corporation Service Company.

ARTICLE III

        3.1    Purpose.     The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized and incorporated under the DGCL. Without limiting the generality of the foregoing, the Corporation shall have all of the powers conferred on corporations by the DGCL and other applicable law. The Corporation is being incorporated in connection with the domestication of Avista Healthcare Public Acquisition Corp., a Cayman Islands exempted company ("Avista Healthcare Cayman"), as a Delaware corporation (the "Domestication"), and this Certificate of Incorporation is being filed simultaneously with the Certificate of Corporate Domestication of Avista Healthcare Cayman.

ARTICLE IV

        4.1    Authorized Shares.     The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Corporation is authorized to issue is 421,000,000 shares, consisting of (a) 420,000,000 shares of common stock ("Common Stock"), including (i) 400,000,000 shares of Class A Common Stock ("Class A Common Stock") and (ii) 20,000,000 shares of Class B Common Stock ("Class B Common Stock"); and (b) 1,000,000 shares of preferred stock ("Preferred Stock"). Upon the effectiveness of the Domestication (the "Effective Time"), any stock certificate that, immediately prior to the Effective Time, represented Original Class A Shares or Original Class B Shares will, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represented an identical number of shares of Class A Common Stock and Class B Common Stock of the Corporation. Notwithstanding anything to the contrary contained herein, the rights and preferences of the Common Stock shall at all times be subject to the rights and preferences of the Preferred Stock as may be set forth in one or more certificates of designations filed with the Secretary of State of the State of Delaware from time to time in accordance with the DGCL and this Certificate. The number of authorized shares of Preferred Stock and Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) from time to time by the affirmative vote of the holders of at least a majority of the voting power of the Corporation's then outstanding shares of stock entitled to vote thereon, voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of any of the Common Stock or the Preferred Stock voting separately as a class or series shall be required therefor.

        4.2    Common Stock.     The Common Stock shall have the following powers, designations, preferences and rights and qualifications, limitations and restrictions:

          (a)    Voting.    Each holder of record of shares of Common Stock shall be entitled to vote at all meetings of the stockholders of the Corporation and shall have one vote for each share of Common Stock held of record by such holder of record as of the applicable record date on any matter that is submitted to a vote of the stockholders of the Corporation; provided, however, that to the fullest extent permitted by law, holders of Common Stock, as such, shall have no voting power with respect to, and shall not be entitled to vote on, any amendment to this Certificate (including any certificate of designations relating to any series or class of Preferred Stock) that relates solely to the terms of one or more outstanding series or class(es) of Preferred Stock if the holders of such affected series or class(es) of Preferred Stock are entitled, either separately or together with the holders of one or more other such series or class(es), to vote thereon pursuant to applicable law or this Certificate (including any certificate of designations relating to any series or class of Preferred Stock); and provided further that the Board of Directors may issue or grant shares of Common Stock that are subject to vesting or forfeiture and that restrict or eliminate voting rights with respect to such shares until any such vesting criteria is satisfied or such forfeiture provisions lapse.

          (b)    Dividends and Distributions.    Subject to the prior rights of all classes or series of stock at the time outstanding having prior rights as to dividends or other distributions, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions in cash, property, or stock as may be declared on the Common Stock by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in all such dividends and other distributions.

          (c)    Liquidation, etc.    Subject to the prior rights of creditors of the Corporation and the holders of all classes or series of stock at the time outstanding having prior rights as to distributions upon liquidation, dissolution or winding up of the Corporation, in the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of shares of Common Stock shall be entitled to receive their ratable and proportionate share of the remaining assets of the Corporation.

          (d)   No holder of shares of Common Stock shall have cumulative voting rights.

          (e)   No holder of shares of Common Stock shall be entitled to preemptive or subscription rights pursuant to this Certificate.

        4.3    Class B Common Stock

          (a)   On the first business day following the consummation of the Business Combination, the issued and outstanding shares of Class B Common Stock shall automatically be converted into shares of Class A Common Stock on a one-for-one basis; provided, however, in the case that additional shares of Class A Common Stock or any other equity-linked securities are issued or deemed issued in excess of the amount sold in the IPO and related to or in connection with the consummation of the Business Combination, all issued and outstanding shares of Class B Common Stock shall automatically convert into shares of Class A Common Stock at a ratio for which:

              (i)  the numerator shall be equal to the sum of (A) 25% of all shares of Class A Common Stock issued or issuable (upon the conversion or exercise of any equity-linked securities or otherwise) by the Corporation, related to or in connection with the consummation of the Business Combination (excluding any securities issued or issuable to any seller in the Business Combination) plus (B) the number of shares of Class B Common Stock issued and outstanding prior to the consummation of the Business Combination; and

             (ii)  the denominator shall be the number of shares of Class B Common Stock issued and outstanding prior to the closing of the Business Combination.

          (b)   The foregoing conversion ratio shall also be adjusted to account for any subdivision (by share split, subdivision, exchange, share dividend, rights issue, reclassification, recapitalization or otherwise) or combination (by reverse share split, share consolidation, exchange, reclassification, recapitalization or otherwise) or similar reclassification or recapitalization of the issued and outstanding shares of Class A Common Stock into a greater or lesser number of shares occurring after October 12, 2016 without a proportionate and corresponding subdivision, combination or similar reclassification or recapitalization of the outstanding shares of Class B Common Stock.

          (c)   Each share of Class B Common Stock shall convert into its pro rata number of shares of Class A Common Stock pursuant to this Section 4.3. The pro rata share for each holder of shares of Class B Common Stock will be determined as follows: each Share of Class B Common Stock shall convert into such number of shares of Class A Common Stock as is equal to the product of 1 multiplied by a fraction, the numerator of which shall be the total number of shares of Class A Common Stock into which all of the issued and outstanding shares of Class B Common Stock shall be converted pursuant to this Certificate and the denominator of which shall be the total number of issued and outstanding shares of Class B Common Stock at the time of conversion.

          (d)   At any time when there are no longer any shares of Class B Common Stock outstanding, this Certificate automatically shall be deemed amended to delete this Section 4.3 in its entirety.

          (e)   Notwithstanding anything to the contrary in this Section 4.3, in no event may any Share of Class B Common Stock convert into shares of Class A Common Stock at a ratio that is less than one-for-one.

        4.4    Preferred Stock.     The Board of Directors is hereby expressly authorized, to the fullest extent as may now or hereafter be permitted by the DGCL, by resolution or resolutions, at any time and from time to time, to provide for the issuance of a share or shares of Preferred Stock in one or more series or classes and to fix for each such series or class (i) the number of shares constituting such series or class and the designation of such series or class, (ii) the voting powers (if any), whether full or limited, of the shares of such series or class, (iii) the powers, preferences, and relative, participating, optional or other special rights of the shares of each such series or class, and (iv) the qualifications, limitations, and restrictions thereof, and to cause to be filed with the Secretary of State of the State of Delaware a certificate of designation with respect thereto. Without limiting the generality of the foregoing, to the fullest extent as may now or hereafter be permitted by the DGCL, the authority of the Board of Directors with respect to the Preferred Stock and any series or class thereof shall include, but not be limited to, determination of the following:

          (a)   the number of shares constituting any series or class, which number the Board of Directors may thereafter increase or decrease (but not below the number of shares thereof then outstanding) and the distinctive designation of that series or class;

          (b)   the dividend rate or rates on the shares of any series or class, the terms and conditions upon which and the periods in respect of which dividends shall be payable, whether dividends shall be cumulative and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series or class;

          (c)   whether any series or class shall have voting rights, in addition to the voting rights provided by applicable law, and, if so, the number of votes per share and the terms and conditions of such voting rights;

          (d)   whether any series or class shall have conversion privileges and, if so, the terms and conditions of conversion, including provision for adjustment of the conversion rate upon such events as the Board of Directors shall determine;

          (e)   whether the shares of any series or class shall be redeemable and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

          (f)    whether any series or class shall have a sinking fund for the redemption or purchase of shares of that series or class, and, if so, the terms and amount of such sinking fund;

          (g)   the rights of the shares of any series or class in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series or class; and

          (h)   any other powers, preferences, rights, qualifications, limitations, and restrictions of any series or class.

        The powers, preferences and relative, participating, optional and other special rights of the shares of each series or class of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series or classes at any time outstanding. Unless otherwise provided in the resolution or resolutions providing for the issuance of such series or class of Preferred Stock, shares of Preferred Stock, regardless of series or class, which shall be issued and thereafter acquired by the Corporation through purchase, redemption, exchange, conversion or otherwise shall return to the status of authorized but unissued Preferred Stock, without designation as to series or class of Preferred Stock, and the Corporation shall have the right to reissue such shares.

        4.5    Power to Sell and Purchase Shares.     Subject to the requirements of applicable law, the Corporation shall have the power to issue and sell all or any part of any shares of any class of stock herein or hereafter authorized to such persons, and for such consideration and for such corporate purposes, as the Board of Directors shall from time to time, in its discretion, determine, whether or not greater consideration could be received upon the issue or sale of the same number of shares of another class, and as otherwise permitted by law. Subject to the requirements of applicable law, the Corporation shall have the power to purchase any shares of any class of stock herein or hereafter authorized from such persons, and for such consideration and for such corporate purposes, as the Board of Directors shall from time to time, in its discretion, determine, whether or not less consideration could be paid upon the purchase of the same number of shares of another class, and as otherwise permitted by law.

ARTICLE V

        5.1    [RESERVED.]

 ARTICLE VI

        6.1    Powers of the Board.     The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by applicable law or by this Certificate (including any certificate of designations relating to any series or class of Preferred Stock) or the Bylaws of the Corporation (the "Bylaws"), the Board of Directors is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, except as otherwise specifically required by law or as otherwise provided in this Certificate (including any certificate of designations relating to any series or class of Preferred Stock).

        6.2    Number of Directors.     Upon the Effective Time, the total number of directors constituting the entire Board of Directors shall be seven (7). Thereafter, the total number of directors constituting the entire Board of Directors shall be such number as may be fixed from time to time exclusively by resolution adopted by the affirmative vote of at least a majority of the directors then in office.

        6.3    Classification.     Subject to the terms of any one or more series or classes of Preferred Stock, and effective upon the Effective Time, the directors of the Corporation shall be divided into three classes designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. The Board of Directors may assign members of the Board of Directors already in office to such classes as of the Effective Time. No director shall be a member of more than one class of directors. The term of office of the initial Class I directors shall expire at the first annual meeting of the stockholders following the Effective Time; the term of office of the initial Class II directors shall expire at the second annual meeting of the stockholders following the Effective Time; and the term of office of the initial Class III directors shall expire at the third annual meeting of the stockholders following the Effective Time. At each annual meeting of stockholders, commencing with the first annual meeting of stockholders following the Effective Time, successors to the class of directors whose term expires at that annual meeting shall be elected to hold office until the third annual meeting next succeeding his or her election and until his or her respective successor shall have been duly elected and qualified. Directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at a meeting and voting for nominees in the election of directors. If the number of directors is changed, any increase or decrease shall be apportioned among the classes in such a manner as the Board of Directors shall determine so as to maintain the number of directors in each class as nearly equal as possible, but in no case will a decrease in the number of directors shorten the term of any incumbent director.

        6.4    Removal of Directors.     Subject to the terms of any one or more series or classes of Preferred Stock, any director or the entire Board of Directors may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of the Corporation's outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class.

        6.5    Term.     A director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement or removal from office. A director may resign at any time upon written notice to the Corporation.

        6.6    Vacancies.     Subject to the terms of any one or more series or classes of Preferred Stock, any vacancies in the Board of Directors for any reason and any newly created directorships resulting by reason of any increase in the number of directors shall be filled only by the Board of Directors (and not by the stockholders), acting by a majority of the remaining directors then in office, even if less than a quorum, or by a sole remaining director, and any directors so appointed shall hold office until the next election of the class of directors to which such directors have been appointed and until their successors are duly elected and qualified.

        6.7    Director Elections by Holders of Preferred Stock.     Notwithstanding the foregoing, whenever the holders of any one or more series or classes of Preferred Stock shall have the right, voting separately by series or class, to elect one or more directors at an annual or special meeting of stockholders, the election, filling of vacancies, removal of directors and other features of such one or more directorships shall be governed by the terms of such one or more series or classes of Preferred Stock to the extent permitted by law.

        6.8    Officers.     Except as otherwise expressly delegated by resolution of the Board of Directors or as set forth in the Bylaws of the Corporation, the Board of Directors shall have the exclusive power and authority to appoint and remove officers of the Corporation.

ARTICLE VII

        7.1    Elections of Directors.     Elections of directors need not be by written ballot except and to the extent provided in the Bylaws of the Corporation.

        7.2    Advance Notice.     Advance notice of nominations for the election of directors or proposals of other business to be considered by stockholders, made other than by the Board of Directors or a duly authorized committee thereof or any authorized officer of the Corporation to whom the Board of Directors or such committee shall have delegated such authority, shall be given in the manner provided in the Bylaws of the Corporation. Without limiting the generality of the foregoing, the Bylaws may require that such advance notice include such information as the Board of Directors may deem appropriate or useful.

        7.3    No Stockholder Action by Consent.     Subject to the terms of any one or more series or classes of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected by a duly called annual or special meeting of such holders and may not be effected by written consent of the stockholders.

        7.4    Postponement, Conduct and Adjournment of Meetings.     Any meeting of stockholders may be postponed by action of the Board of Directors at any time in advance of such meeting. The Board of Directors shall have the power to adopt such rules and regulations for the conduct of the meetings and management of the affairs of the Corporation as they may deem proper and the power to adjourn any meeting of stockholders without a vote of the stockholders, which powers may be delegated by the Board of Directors to the Chairperson of such meeting in either such rules and regulations or pursuant to the Bylaws of the Corporation.

        7.5    Special Meetings of Stockholders.     Subject to the terms of any one or more series or classes of Preferred Stock, special meetings of the stockholders of the Corporation, for any purpose or purposes, may be called at any time, but only by or at the direction of a majority of the directors then in office, the Chairperson of the Board or the Chief Executive Officer of the Corporation, except as otherwise provided in the Corporation's Bylaws.

ARTICLE VIII

        8.1    Limited Liability of Directors.     To the fullest extent permitted by the DGCL, as the same exists or as may hereafter be amended, no director of the Corporation shall have any personal liability to the Corporation or any of its stockholders for monetary damages for any breach of fiduciary duty as a director. If the DGCL is amended hereafter to permit the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended, without further action by the Corporation. Any alteration, amendment, addition to or repeal of this Section 8.1, or adoption of any provision of this Certificate (including any certificate of designations relating to any series or class of Preferred Stock) inconsistent with this Section 8.1, shall not reduce, eliminate or adversely affect any right or protection of a director of the Corporation existing at the time of such alteration, amendment, addition to, repeal or adoption with respect to acts or omissions occurring prior to such alteration, amendment, addition to, repeal or adoption.

        8.2    Indemnification and Advancement.     The Corporation shall indemnify, advance expenses to and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (Indemnitee) who was or is made or is threatened to be made a party or is otherwise involved in any threatened, pending or completed action, suit, arbitration, mediation, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing or any other actual, threatened or completed proceeding, whether brought by or in the right of the Corporation or otherwise and whether of a civil (including intentional or unintentional tort claims), criminal, administrative or investigative (formal or informal) nature, including appeal therefrom, in which Indemnitee was, is, will or might be involved as a party, potential party, non-party witness or otherwise by reason of the fact that Indemnitee is or was a director, officer, employee or agent of the Corporation, by reason of any action (or failure to act) taken by him or her of any action (or failure to act) on his or her part while acting as a director, officer, employee or agent of the Corporation, or by reason of the fact that Indemnitee is or was serving at the request of the Corporation as a director, officer, trustee, general partner, managing member, fiduciary, employee or agent of any other Enterprise, in each case whether or not serving in such capacity at the time any liability or expense is incurred for which indemnification, reimbursement, or advancement of expenses can be provided under this Section 7.2. "Enterprise" means the Corporation and any other corporation, constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger to which the Corporation (or any of their wholly owned subsidiaries) is a party, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise, of which Indemnitee is or was serving at the request of the Corporation as a director, officer, trustee, general partner, managing member, fiduciary, employee or agent.

        8.3    Nonexclusivity of Rights; Sponsors Directors.

          (a)   The rights conferred on any Indemnitee by this Article VII shall not be exclusive of any other rights which such Indemnitee may have or hereafter acquire under any statute, provision of this Certificate of Incorporation, the Bylaws, any agreement, or pursuant to any vote of stockholders or disinterested directors or otherwise.

          (b)   The Corporation hereby acknowledges that the directors that are partners or employees of the Sponsors ("Sponsors Directors") have certain rights to indemnification, advancement of expenses and/or insurance provided by the Sponsors and certain affiliates that, directly or indirectly, (i) are controlled by, (ii) control or (iii) are under common control with, the Sponsors (collectively, the "Fund Indemnitors"). The Corporation hereby agrees (i) that it is the indemnitor of first resort (i.e., its obligations to the Sponsors Directors are primary and any obligation of the Fund Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by the Sponsors Directors are secondary), (ii) that it shall be required to advance the full amount of expenses incurred by the Sponsors Directors and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of this paragraph and the bylaws of the Corporation from time to time (or any other agreement between the Corporation and the Sponsors Directors), without regard to any rights the Sponsors Directors may have against the Fund Indemnitors, and (iii) that it irrevocably waives, relinquishes and releases the Fund Indemnitors from any and all claims against the Fund Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Corporation further agrees that no advancement or payment by the Fund Indemnitors on behalf of the Sponsors Directors with respect to any claim for which the Sponsors Directors have sought indemnification from the Corporation shall affect the foregoing and the Fund Indemnitors shall have a right of contribution and/or to be subrogated to the extent of such advancement or payment to all of the rights of recovery of the Sponsors Directors against the Corporation. The Corporation and the Sponsors Directors agree that the Fund Indemnitors are express third party beneficiaries of the terms of this paragraph.

        8.4    Amendment or Repeal.     Any repeal or modification of the foregoing provisions of this Article VIII shall not adversely affect any right or protection hereunder of any Indemnitee in respect of any act or omission occurring prior to the time of such repeal or modification.

        8.5    Other Indemnification and Prepayment of Expenses.     This Article VIII shall not limit the right of the Corporation, to the extent and in the manner permitted by law, to indemnify and to advance expenses to persons other than Indemnitees when and as authorized by appropriate corporate action.

        8.6    Change in Rights.     Neither any amendment nor repeal of this Article VIII, nor the adoption of any provision of this Certificate inconsistent with this Article VIII, shall eliminate or reduce the effect of this Article VIII in respect of any acts or omissions occurring prior to such alteration, amendment, addition to, repeal or adoption.

ARTICLE IX

        9.1    Delaware.     Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the DGCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

ARTICLE X

        10.1    Amendments to Bylaws.     In furtherance and not in limitation of the powers conferred upon it by the laws of the State of Delaware, the Board of Directors is expressly authorized and empowered to make, alter, amend, add to or repeal any and all Bylaws of the Corporation by a majority of the directors then in office. Notwithstanding anything to the contrary contained in this Certificate (including any certificate of designations relating to any series or class of Preferred Stock), the majority in voting power of the then-outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required for the stockholders to make, alter, amend, add to or repeal any or all Bylaws of the Corporation or to adopt any provision inconsistent therewith.

ARTICLE XI

        11.1    Section 203 of the DGCL.     The Corporation shall not be governed by Section 203 of the DGCL ("Section 203"), and the restrictions contained in Section 203 shall not apply to the Corporation.

        11.2    Corporate Opportunities.     To the fullest extent permitted by Section 122(17) of the DGCL and except as may be otherwise expressly agreed in writing by the Corporation and any of the Sponsors, the Corporation, on behalf of itself and its subsidiaries, renounces any interest or expectancy of the Corporation and its subsidiaries in, or in being offered an opportunity to participate in, business opportunities, which are from time to time presented to the Sponsors or any of their managers, officers, directors, agents, stockholders, members, partners, affiliates and subsidiaries (other than the Corporation and its subsidiaries), even if the opportunity is one that the Corporation or its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, and no such person or entity shall be liable to the Corporation or any of its subsidiaries for breach of any fiduciary or other duty, as a director or officer or otherwise, by reason of the fact that such person or entity pursues or acquires such business opportunity, directs such business opportunity to another person or entity or fails to present such business opportunity, or information regarding such business opportunity, to the Corporation or its subsidiaries unless, in the case of any such person who is a director or officer of the Corporation, such business opportunity is expressly offered to such director or officer in writing solely in his or her capacity as a director or officer of the Corporation. Neither the alteration, amendment, addition to or repeal of this Article XI, nor the adoption of any provision of this Certificate (including any certificate of designations relating to any series or class of Preferred Stock) inconsistent with this Article XI, shall eliminate or reduce the effect of this Article XI in respect of any business opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this Article XI, would accrue or arise, prior to such alteration, amendment, addition, repeal or adoption.

        Notwithstanding anything to the contrary in this Certificate or the Bylaws of the Corporation, for as long as the Sponsors and their affiliates collectively beneficially own shares of stock of the Corporation representing more than 50% of the shares of the Corporation owned by the Sponsors on the Business Combination Closing Date, this Section 11.2 shall not be amended, altered or revised, including by merger or otherwise, without the Sponsors' prior written consent.

ARTICLE XII

        12.1    Forum.     Unless the Corporation consents in writing in advance to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (A) any derivative action or proceeding brought on behalf of the Corporation, (B) any action asserting a claim of breach of a fiduciary duty owed by, or any wrongdoing by, any director, officer or employee of the Corporation to the Corporation or the Corporation's stockholders, (C) any action asserting a claim arising pursuant to any provision of the DGCL, this Certificate (including as it may be amended from time to time), or the Bylaws, (D) any action to interpret, apply, enforce or determine the validity of this Certificate or the Bylaws, or (E) any action asserting a claim governed by the internal affairs doctrine, except for, as to each of (A) through (E) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the personal jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten (10) days following such determination). To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XII.

ARTICLE XIII

        13.1    Amendment.     The Corporation reserves the right, at any time and from time to time, to alter, amend, add to or repeal any provision contained in this Certificate (including any certificate of designations relating to any series or class of Preferred Stock) in any manner now or hereafter prescribed by the laws of the State of Delaware, and all rights, preferences, privileges and powers of any nature conferred upon stockholders, directors or any other persons herein are granted subject to this reservation.

ARTICLE XIV

        14.1    Severability.     If any provision (or any part thereof) of this Certificate shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate including, without limitation, each portion of any section of this Certificate containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of this Certificate (including, without limitation, each such containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service or for the benefit of the Corporation to the fullest extent permitted by law.

 ARTICLE XV

        Certain Definitions.    Except as otherwise provided in this Certificate, the following definitions shall apply to the following terms as used in this Certificate:

          "affiliate" shall mean (a) in respect of each of the Sponsors, any Person that, directly or indirectly, is controlled by the Sponsors, controls the Sponsors or is under common control with the Sponsors and shall include any principal, member, director, partner, stockholder, officer, employee or other representative of any of the foregoing (other than the Corporation and any entity that, directly or indirectly, is controlled by the Corporation); and (b) in respect of the Corporation, any Person that, directly or indirectly, is controlled by the Corporation; provided, however, that for the purposes of this definition none of (i) the Corporation, its subsidiaries and any entities (including corporations, partnerships, limited liability companies or other persons) in which the Corporation or its subsidiaries hold, directly or indirectly, an ownership interest, on the one hand, or (ii) the Sponsors and its affiliates (excluding the Corporation, its subsidiaries or other entities described in clause (i)), on the other hand, shall be deemed to be "affiliates" of one another. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with") as applied to any person means the possession, direct or indirect, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of voting securities, by contract, or otherwise.

          "Business Combination" shall mean the transaction contemplated by that certain Transaction Agreement, dated as of August 21, 2017, by and among the Corporation, Envigo International Holdings, Inc., a Delaware corporation, Avista Healthcare Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent and Avista Healthcare NewCo, LLC, a Delaware limited liability company and wholly-owned subsidiary of Parent, including the First Merger (as defined therein) and the Second Merger (as defined therein).

          "Business Combination Closing Date" shall mean [    •    ], 2018.

          "Domestication" shall mean the domestication of the Corporation from a Cayman Islands exempted company to a corporation incorporated in the State of Delaware pursuant to Section 388 of the DGCL.

          "IPO" shall mean the Corporation's initial public offering of securities pursuant to the Corporation's registration statement on Form S-1, as initially filed with the Securities and Exchange Commission on September 2, 2016.

          "Original Class A Shares" shall mean the Class A ordinary shares, par value $0.0001 per share, of the Corporation prior to the Domestication.

          "Original Class B Shares" shall mean the Class B ordinary shares, par value $0.0001 per share, of the Corporation prior to the Domestication.

          "Person" shall mean an individual, a firm, a corporation, a partnership, a limited liability company, an association, a joint venture, a joint stock company, a trust, an unincorporated organization or similar company, or any other entity.

          "Sponsors" shall mean Avista Acquisition Corp., a Cayman Islands exempted company and an affiliate of Avista Capital Holdings, L.P., a Delaware limited partnership, Jermyn Street Associates LLC and Savanna Holdings LLC and their respective affiliates.

[The remainder of this page is intentionally left blank.]

        IN WITNESS WHEREOF, this Certificate has been executed on this            day of [    •    ].

By:
Name:
	Title:	Sole Incorporator

Annex C

FORM OF BYLAWS

BYLAWS

AVISTA HEALTHCARE PUBLIC ACQUISITION CORP.
(a Delaware corporation)

Effective [    •    ]

ARTICLE I

STOCKHOLDERS

        Section 1.01.    Annual Meetings.     The annual meeting of the stockholders of Avista Healthcare Public Acquisition Corp. (the "Corporation") for the election of directors and for the transaction of such other business as properly may come before such meeting shall be held at such place, either within or without the State of Delaware, or, within the sole discretion of the Board of Directors of the Corporation (the "Board of Directors" or "Board"), and subject to such guidelines and procedures as the Board of Directors may adopt, by means of remote communication as authorized by the General Corporation Law of the State of Delaware (the "DGCL"), and at such date and at such time as may be fixed from time to time by resolution of the Board of Directors and set forth in the notice or waiver of notice of the meeting.

        Section 1.02.    Special Meetings.     Subject to the terms of any one or more series or classes of Preferred Stock, special meetings of the stockholders of the Corporation, for any purpose or purposes, may be called at any time, but only by or at the direction of a majority of the directors then in office, the Chairperson of the Board of Directors or the Chief Executive Officer of the Corporation. The ability of stockholders to call a special meeting of stockholders is specifically denied. Any such special meetings of the stockholders shall be held at such places, within or without the State of Delaware, or, within the sole discretion of the Board of Directors, and subject to such guidelines and procedures as the Board of Directors may adopt, by means of remote communication as authorized by the DGCL, as shall be specified in the respective notices or waivers of notice thereof.

        Section 1.03.    No Stockholder Action by Consent.     Any action required or permitted to be taken by the stockholders of the Corporation must be effected by a duly called annual or special meeting of such holders and may not be effected by written consent of the stockholders.

        Section 1.04.    Notice of Meetings; Waiver.

          (a)   Unless otherwise prescribed by statute or the Certificate of Incorporation of the Corporation (as it may be amended from time to time, the "Certificate of Incorporation"), the Secretary of the Corporation or any Assistant Secretary shall cause written notice of the place, if any, date and hour of each meeting of the stockholders, and, in the case of a special meeting, the purpose or purposes for which such meeting is called, and the means of remote communication, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting, to be given personally by mail or by electronic transmission, or as otherwise provided in these Bylaws, not fewer than ten (10) nor more than sixty (60) days prior to the meeting, or in the case of a meeting called for the purpose of acting upon a merger or consolidation not fewer than twenty (20) nor more than sixty (60) days prior to the meeting, to each stockholder of record entitled to vote at such meeting. If such notice is mailed, it shall be deemed to have been given personally to a stockholder when deposited in the United States mail, postage prepaid, directed to the stockholder at his or her address as it appears on the record of stockholders of the Corporation, or, if a stockholder shall have filed with the Secretary of the Corporation a written request that notices to such stockholder be mailed to some other address, then directed to such stockholder at such other address. If such notice is delivered (rather than mailed) to the stockholder's address, the notice shall be deemed to be given when delivered. Such further notice shall be given as may be required by law.

          (b)   A written waiver of any notice of any annual or special meeting signed by the person entitled thereto, or a waiver by electronic transmission by the person entitled to notice, shall be deemed equivalent to notice. Neither the business to be transacted at, nor the purpose of, any annual or special meeting of the stockholders need be specified in a written waiver of notice. Attendance of a stockholder at a meeting of stockholders shall constitute a waiver of notice of such meeting, except when the stockholder attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business on the ground that the meeting is not lawfully called or convened.

          (c)   For notice given by electronic transmission to a stockholder to be effective, such stockholder must consent to the Corporation's giving notice by that particular form of electronic transmission. A stockholder may revoke consent to receive notice by electronic transmission by written notice to the Corporation. A stockholder's consent to notice by electronic transmission is automatically revoked if the Corporation is unable to deliver two consecutive electronic transmission notices and such inability becomes known to the Secretary of the Corporation, any Assistant Secretary, the transfer agent or other person responsible for giving notice.

          (d)   Notices are deemed given (i) if by facsimile, when faxed to a number where the stockholder has consented to receive notice; (ii) if by electronic mail, when mailed electronically to an electronic mail address at which the stockholder has consented to receive such notice; (iii) if by posting on an electronic network (such as a website or chatroom) together with a separate notice to the stockholder of such specific posting, upon the later to occur of (A) such posting or (B) the giving of the separate notice of such posting; or (iv) if by any other form of electronic communication, when directed to the stockholder in the manner consented to by the stockholder.

          (e)   If a stockholder meeting is to be held by means of remote communication and stockholders will take action at such meeting, the notice of such meeting must: (i) specify the means of remote communication, if any, by which stockholders and proxyholders may be deemed to be present and vote at such meeting; and (ii) provide the information required to access the stockholder list. A waiver of notice may be given by electronic transmission.

        Section 1.05.    Quorum.     Except as otherwise required by law or by the Certificate of Incorporation, at each meeting of stockholders the presence in person or by proxy of the holders of record of a majority in voting power of the shares entitled to vote at a meeting of stockholders shall constitute a quorum for the transaction of business at such meeting; it being understood that to the extent the Board of Directors issues or grants any shares that are subject to vesting or forfeiture and restrict or eliminate voting rights with respect to such shares until such vesting criteria is satisfied or such forfeiture provisions lapse, any such unvested shares shall not be considered to have the power to vote at a meeting of stockholders. Where a separate vote by one or more classes or series is required, the presence in person or by proxy of the holders of record of a majority in voting power of the shares entitled to vote shall constitute a quorum entitled to take action with respect to that vote on that matter. Shares of its own stock belonging to the Corporation or to another corporation, if a majority of the shares entitled to vote in the election of directors of such other corporation is held, directly or indirectly, by the Corporation, shall neither be entitled to vote nor be counted for quorum purposes; provided, however, that the foregoing shall not limit the right of the Corporation or any subsidiary of the Corporation to vote stock, including, but not limited to, its own stock, held by it in a fiduciary capacity.

        Section 1.06.    Voting.

          (a)   If, pursuant to Section 5.05 of these Bylaws, a record date has been fixed, every holder of record of shares entitled to vote at a meeting of stockholders shall, subject to the terms of any one or more series or classes of Preferred Stock, be entitled to one (1) vote for each share outstanding in his or her name on the books of the Corporation at the close of business on such record date. If no record date has been fixed, then every holder of record of shares entitled to vote at a meeting of stockholders shall, subject to the terms of any one or more series or classes of Preferred Stock, be entitled to one (1) vote for each share of stock standing in his or her name on the books of the Corporation at the close of business on the day next preceding the day on which notice of the meeting is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held.

          (b)   Except as otherwise required by law, the Certificate of Incorporation or these Bylaws (including Sections 2.12 and 8.02), (i) directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at a meeting and voting for nominees in the election of directors and (ii) all other matters shall be decided by the affirmative vote of a majority of the votes properly cast for or against such matter, and, for the avoidance of doubt, neither abstentions nor broker non-votes shall be counted as votes cast for or against such matter.

        Section 1.07.    Voting by Ballot.     No vote of the stockholders on an election of directors need be taken by written ballot or by electronic transmission unless otherwise provided in the Certificate of Incorporation or required by law. Any vote not required to be taken by ballot or by electronic transmission may be conducted in any manner approved by the Board of Directors prior to the meeting at which such vote is taken.

        Section 1.08.    Postponement and Adjournment.     Any meeting of stockholders may be postponed by action of the Board of Directors at any time in advance of such meeting. If a quorum is not present at any meeting of the stockholders, the Chairperson of such meeting shall have the power to adjourn the meeting without a vote of the stockholders. Notice of any adjourned meeting of the stockholders of the Corporation need not be given if the place, if any, date and hour thereof are announced at the meeting at which the adjournment is taken, provided, however, that if the adjournment is for more than thirty (30) days, or if after the adjournment a new record date for the adjourned meeting is fixed pursuant to Section 5.05 of these Bylaws, a notice of the adjourned meeting, conforming to the requirements of Section 1.04 of these Bylaws, shall be given to each stockholder of record entitled to vote at such meeting. At any adjourned meeting at which a quorum is present, any business may be transacted that might have been transacted on the original date of the meeting.

        Section 1.09.    Proxies.     Any stockholder entitled to vote at any meeting of the stockholders may authorize another person or persons to vote at any such meeting and express such vote on behalf of him or her by proxy. A stockholder may authorize a valid proxy by executing a written instrument signed by such stockholder, or by causing his or her signature to be affixed to such writing by any reasonable means including, but not limited to, by facsimile signature, or by transmitting or authorizing the transmission of a telegram, cablegram or other means of electronic transmission to the person designated as the holder of the proxy, a proxy solicitation firm or a like authorized agent. Such proxy must be filed with the Secretary of the Corporation before or at the time of the meeting at which such proxy will be voted. No such proxy shall be voted or acted upon after the expiration of three (3) years from the date of such proxy, unless such proxy provides for a longer period. A proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest. A proxy may be made irrevocable regardless of whether the interest with which it is coupled is an interest in the stock itself or an interest in the Corporation generally. A stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by filing with the Secretary of the Corporation either an instrument in writing revoking the proxy or another duly executed proxy bearing a later date. Proxies by telegram, cablegram, facsimile or other electronic transmission must either set forth or be submitted with information from which it can be determined that the telegram, cablegram, facsimile or other electronic transmission was authorized by the stockholder. Any copy, facsimile telecommunication or other reliable reproduction of a writing or transmission created pursuant to this section may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used, provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission.

        Section 1.10.    Organization; Procedure.     At every meeting of stockholders, the Chairperson of such meeting shall be the Chairperson of the Board or, if no Chairperson of the Board has been elected or in the event of his or her absence or disability, a Chairperson chosen by the Board of Directors. The Secretary of the Corporation, or in the event of his or her absence or disability, an Assistant Secretary, if any, or if there be no Assistant Secretary, in the absence of the Secretary of the Corporation, an appointee of the Chairperson of the meeting, shall act as Secretary of the meeting. The order of business and all other matters of procedure at every meeting of stockholders may be determined by the Chairperson of such meeting.

        Section 1.11.    Business at Annual and Special Meetings.     No business may be transacted at an annual or special meeting of stockholders other than business that is:

          (a)   specified in a notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors or a duly authorized committee thereof,

          (b)   otherwise brought before the meeting by or at the direction of the Board of Directors or a duly authorized committee thereof or any authorized officer of the Corporation to whom the Board of Directors or such committee shall have delegated such authority, or

          (c)   otherwise brought before the meeting by a "Noticing Stockholder" who complies with the notice procedures set forth in Section 1.12 of these Bylaws.

A "Noticing Stockholder" must be either a "Record Holder" or a "Nominee Holder." A "Record Holder" is a stockholder that holds of record stock of the Corporation entitled to vote at the meeting on the business (including any election of a director) to be appropriately conducted at the meeting. A "Nominee Holder" is a stockholder that holds such stock through a nominee or "street name" holder of record and can demonstrate to the Corporation such indirect ownership of such stock and such Nominee Holder's entitlement to vote such stock on such business. Clause (c) of this Section 1.11 shall be the exclusive means for a Noticing Stockholder to make director nominations or submit other business before a meeting of stockholders (other than proposals brought under Rule 14a-8 under the Exchange Act and included in the Corporation's notice of meeting, which proposals are not governed by these Bylaws). Notwithstanding anything in these Bylaws to the contrary, no business shall be conducted at a stockholders' meeting except in accordance with the procedures set forth in Section 1.11 and Section 1.12 of these Bylaws.

        Section 1.12.    Notice of Stockholder Business and Nominations.     In order for a Noticing Stockholder to properly bring any item of business before a meeting of stockholders, the Noticing Stockholder must give timely notice thereof in writing to the Secretary of the Corporation in compliance with the requirements of this Section 1.12. This Section 1.12 shall constitute an "advance notice provision" for annual meetings for purposes of Rule 14a-4(c)(1) under the Exchange Act.

          (a)   To be timely, a Noticing Stockholder's notice shall be delivered to the Secretary at the principal executive offices of the Corporation:

              (i)  in the case of an annual meeting of stockholders, not earlier than the close of business on the one-hundred twentieth (120th) day and not later than the close of business on the ninetieth (90th) day prior to the first anniversary of the preceding year's annual meeting; provided, however, that in the event the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the one-hundred twentieth (120th) day prior to the date of such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than one hundred (100) days prior to the date of such annual meeting, the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by the Corporation;

             (ii)  in the case of a special meeting of stockholders called for the purpose of electing directors, not earlier than the close of business on the one-hundred twentieth (120th) day prior to such special meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such special meeting or the tenth (10th) day following the date on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made, whichever first occurs;

            (iii)  in no event shall any adjournment or postponement of an annual or special meeting, or the announcement thereof, commence a new time period for the giving of a stockholder's notice as described above; and

            (iv)  notwithstanding anything in Sections 1.12(a)(i) and (ii) to the contrary, in the event that the number of directors to be elected to the Board of Directors is increased and there has been no public announcement naming all of the nominees for director or indicating the increase in the size of the Board of Directors made by the Corporation at least ten (10) days before the last day a Noticing Stockholder may deliver a notice of nomination in accordance with Sections 1.12(a)(i) and (ii), a Noticing Stockholder's notice required by this bylaw shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the Corporation.

          (b)   To be in proper form, whether in regard to a nominee for election to the Board of Directors or other business, a Noticing Stockholder's notice to the Secretary must:

              (i)  set forth, as to the Noticing Stockholder and, if the Noticing Stockholder holds for the benefit of another, the beneficial owner on whose behalf the nomination or proposal is made, the following information together with a representation as to the accuracy of the information:

              (A)  the name and address of the Noticing Stockholder as they appear on the Corporation's books and, if the Noticing Stockholder holds for the benefit of another, the name and address of such beneficial owner (collectively "Holder");

              (B)  the class or series and number of shares of the Corporation that are, directly or indirectly, owned of record or beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by the Holder or any Stockholder Associated Person of the Noticing Stockholder (except that such Holder or Stockholder Associated Person of the Noticing Stockholder shall in all events be deemed to beneficially own any shares of any class or series of the Corporation as to which such Holder or Stockholder Associated Person of the Noticing Stockholder has a right to acquire beneficial ownership at any time in the future) and the date such ownership was acquired;

              (C)  any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Corporation or with a value derived in whole or in part from the price, value or volatility of any class or series of shares of the Corporation, whether or not the instrument or right shall be subject to settlement in the underlying class or series of capital stock of the Corporation or otherwise (a "Derivative Instrument") that is directly or indirectly owned beneficially by the Holder or any Stockholder Associated Person of the Noticing Stockholder and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the price, value or volatility of shares of the Corporation;

              (D)  any proxy, contract, arrangement, understanding or relationship pursuant to which the Holder or Stockholder Associated Person of the Noticing Stockholder has a right to vote or has granted a right to vote any shares of any security of the Corporation;

              (E)  any short interest in any security of the Corporation (for purposes of these Bylaws a person shall be deemed to have a short interest in a security if the Holder or any Stockholder Associated Person of the Noticing Stockholder directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has the opportunity to profit or share in any profit derived from any decrease in the value of the subject security);

              (F)  any rights to dividends on the shares of any security of the Corporation owned beneficially by the Holder or any Stockholder Associated Person of the Noticing Stockholder that are separated or separable from the underlying shares of the Corporation;

              (G)  any proportionate interest in shares of the Corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership or limited liability company or similar entity in which the Holder or any Stockholder Associated Person of the Noticing Stockholder is a general partner or, directly or indirectly, beneficially owns an interest in a general partner, is the manager, managing member or directly or indirectly beneficially owns an interest in the manager or managing member of a limited liability company or similar entity;

              (H)  any performance-related fees (other than an asset-based fee) that the Holder or any Stockholder Associated Person of the Noticing Stockholder is entitled to based on any increase or decrease in the value of shares of the Corporation or Derivative Instruments or short interests, if any;

              (I)   any arrangements, rights, or other interests described in Sections 1.12(b)(i)(C)-(H) held by members of such Holder's immediate family sharing the same household;

              (J)   a representation that the Noticing Stockholder intends to appear in person or by proxy at the meeting to nominate the person(s) named or propose the business specified in the notice and whether or not such stockholder intends to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation's outstanding shares required to approve the nomination(s) or the business proposed and/or otherwise to solicit proxies from stockholders in support of the nomination(s) or the business proposed;

              (K)  a certification regarding whether or not such Holder and any Stockholder Associated Person of the Noticing Stockholder have complied with all applicable federal, state and other legal requirements in connection with such Holder's and/or Stockholder

      Associated Persons' acquisition of shares or other securities of the Corporation and/or such Holder's and/or Stockholder Associated Persons' acts or omissions as a stockholder of the Corporation;

              (L)  any other information relating to the Holder and/or Stockholder Associated Person of the Noticing Stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations thereunder; and

              (M) any other information as reasonably requested by the Corporation.

  Such information shall be provided as of the date of the notice and shall be supplemented by the Holder not later than ten (10) days after the record date for the meeting to disclose such ownership as of the record date.

             (ii)  If the notice relates to any business other than a nomination of a director or directors that the stockholder proposes to bring before the meeting, the notice must set forth:

              (A)  a reasonably detailed description of the business desired to be brought before the meeting (including the text of any resolutions proposed for consideration), the reasons for conducting such business at the meeting, and any material direct or indirect interest of the Holder or any Stockholder Associated Persons in such business; and

              (B)  a reasonably detailed description of all agreements, arrangements and understandings, direct and indirect, between the Holder, and any other person or persons (including their names) in connection with the proposal of such business by the Holder.

            (iii)  set forth, as to each person, if any, whom the Holder proposes to nominate for election or reelection to the Board of Directors:

              (A)  all information with respect to such proposed nominee that would be required to be set forth in a Noticing Stockholder's notice pursuant to this Section 1.12 if such proposed nominee were a Noticing Stockholder;

              (B)  all information relating to the nominee (including, without limitation, the nominee's name, age, business and residence address and principal occupation or employment and the class or series and number of shares of capital stock of the Corporation that are owned beneficially or of record by the nominee) that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations thereunder (including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected);

              (C)  a description of any agreements, arrangements and understandings between or among such stockholder or any Stockholder Associated Person, on the one hand, and any other persons (including any Stockholder Associated Person), on the other hand, in connection with the nomination of such person for election as a director; and

              (D)  a description of all direct and indirect compensation and other material monetary agreements, arrangements, and understandings during the past three years, and any other material relationships, between or among the Holder and respective affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including, without limitation all information that would be required to be disclosed pursuant to Item 404 of Regulation S-K if the Holder making the nomination or on whose behalf the nomination is made, if any, or any affiliate or associate thereof or person acting in concert therewith, were the "registrant" for purposes of Item 404 and the nominee were a director or executive officer of such registrant.

            (iv)  with respect to each nominee for election or reelection to the Board of Directors, the Noticing Stockholder shall include a completed and signed questionnaire, representation, and agreement required by Section 1.13 of these Bylaws. The Corporation may require any proposed nominee to furnish such other information as may reasonably be required by the Corporation to determine the eligibility of the proposed nominee to serve as an independent director of the Corporation or that could be material to a reasonable stockholder's understanding of the independence, or lack thereof, of the nominee.

          (c)   For purposes of these Bylaws:

              (i)  "public announcement" shall mean disclosure in a press release reported by a national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14, or 15(d) of the Exchange Act and the rules and regulations thereunder;

             (ii)  "Stockholder Associated Person" means, with respect to any stockholder, (A) any person acting in concert with such stockholder, (B) any beneficial owner of shares of stock of the Corporation owned of record or beneficially by such stockholder (other than a stockholder that is a depositary) and (C) any person controlling, controlled by or under common control with any stockholder, or any Stockholder Associated Person identified in clauses (A) or (B) above; and

            (iii)  "Affiliate" and "Associate" are defined by reference to Rule 12b-2 under the Exchange Act. An "affiliate" is any "person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified." "Control" is defined as the "possession, direct or indirect, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of voting securities, by contract, or otherwise." The term "associate" of a person means: (i) any corporation or organization (other than the registrant or a majority-owned subsidiary of the registrant) of which such person is an officer or partner or is, directly or indirectly, the beneficial owner of ten (10) percent or more of any class of equity securities, (ii) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity, and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same home as such person or who is a director or officer of the registrant or any of its parents or subsidiaries.

          (d)   Only those persons who are nominated in accordance with the procedures set forth in these Bylaws shall be eligible to serve as directors. Only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in these Bylaws, provided, however, that, once business has been properly brought before the meeting in accordance with Section 1.12, nothing in this Section 1.12(d) shall be deemed to preclude discussion by any stockholder of such business. If any information submitted pursuant to this Section 1.12 by any stockholder proposing a nominee(s) for election as a director at a meeting of stockholders is inaccurate in any material respect, such information shall be deemed not to have been provided in accordance with Section 1.12. Except as otherwise provided by law, the Certificate of Incorporation, or these Bylaws, the Chairperson of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in compliance with the procedures set forth in these Bylaws and, if he or she should determine that any proposed nomination or business is not in compliance with these Bylaws, he or she shall so declare to the meeting and any such nomination or business not properly brought before the meeting shall be disregarded or not be transacted.

          (e)   Notwithstanding the foregoing provisions of these Bylaws, a Noticing Stockholder also shall comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in these Bylaws; provided, however, that any references in these Bylaws to the Exchange Act or the rules thereunder are not intended to and shall not limit the requirements applicable to nominations or proposals as to any other business to be considered pursuant to Section 1.11 or Section 1.12 of these Bylaws.

          (f)    Nothing in these Bylaws shall be deemed to (i) affect any rights of (A) stockholders to request inclusion of proposals in the Corporation's proxy statement pursuant to Rule 14a-8 under the Exchange Act or (B) the holders of any series or class of Preferred Stock, if any, if so provided under any applicable certificate of designation for such Preferred Stock or in the Certificate or Incorporation, or (ii) affect any rights of any holders of common stock pursuant to a stockholders' agreement with the Corporation existing on the date on which these Bylaws were adopted or impose any requirements, restrictions or limitations under Sections 1.11, 1.12 or 1.13 of these Bylaws unless expressly imposed by any such stockholders' agreement.

        Section 1.13.    Submission of Questionnaire, Representation and Agreement.     To be eligible to be a nominee for election or reelection as a director of the Corporation by a Holder, a person must complete and deliver (in accordance with the time periods prescribed for delivery of notice under Section 1.12 of these Bylaws) to the Secretary at the principal executive offices of the Corporation a written questionnaire providing the information requested about the background and qualifications of such person and the background of any other person or entity on whose behalf the nomination is being made and a written representation and agreement (the questionnaire, representation, and agreement to be in the form provided by the Secretary upon written request) that such person:

          (a)   is not and will not become a party to:

              (i)  any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how the person, if elected as a director of the Corporation, will act or vote on any issue or question (a "Voting Commitment") that has not been disclosed to the Corporation, or

             (ii)  any Voting Commitment that could limit or interfere with the person's ability to comply, if elected as a director of the Corporation, with the person's fiduciary duties under applicable law,

          (b)   is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed to the Corporation, and

          (c)   in the person's individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director of the Corporation, and will comply with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Corporation.

        Section 1.14.    Inspectors of Elections.     Preceding any meeting of the stockholders, the Board of Directors shall appoint one (1) or more persons to act as "inspectors" of elections, and may designate one (1) or more alternate inspectors. In the event no inspector or alternate is able to act, the Chairperson of such meeting shall appoint one (1) or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of the duties of an inspector, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspector shall:

          (a)   ascertain the number of shares outstanding and the voting power of each;

          (b)   determine the shares represented at a meeting, the authenticity, validity, and effect of proxies and ballots, and the existence of a quorum;

          (c)   specify the information relied upon to determine the validity of electronic transmissions in accordance with Section 1.09 of these Bylaws;

          (d)   count all votes and ballots;

          (e)   determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors;

          (f)    certify his or her determination of the number of shares represented at the meeting, and his or her count of all votes and ballots;

          (g)   appoint or retain other persons or entities to assist in the performance of the duties of inspector;

          (h)   when determining the shares represented and the validity of proxies and ballots, be limited to an examination of the proxies, any envelopes submitted with those proxies, any information provided in accordance with Section 1.09 of these Bylaws, ballots and the regular books and records of the Corporation. The inspector may consider other reliable information for the limited purpose of reconciling proxies and ballots submitted by or on behalf of banks, brokers or their nominees or a similar person which represent more votes than the holder of a proxy is authorized by the record owner to cast or more votes than the stockholder holds of record. If the inspector considers other reliable information as outlined in this section, the inspector, at the time of his or her certification pursuant to paragraph (f) of this section, shall specify the precise information considered, the person or persons from whom the information was obtained, when this information was obtained, the means by which the information was obtained, and the basis for the inspector's belief that such information is accurate and reliable; and

          (i)    do any other acts that may be proper to conduct the election or vote with fairness to all stockholders.

        Section 1.15.    Opening and Closing of Polls.     The date and time for the opening and the closing of the polls for each matter to be voted upon at a stockholder meeting shall be fixed by the Chairperson of the meeting and announced at the meeting. The inspector shall be prohibited from accepting any ballots, proxies or votes or any revocations thereof or changes thereto after the closing of the polls, unless the Delaware Court of Chancery upon application by a stockholder shall determine otherwise.

        Section 1.16.    List of Stockholders Entitled to Vote.     The officer of the Corporation who has charge of the stock ledger of the Corporation shall prepare and make, at least ten (10) days before every meeting of the stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten (10) days prior to the meeting either, at the Corporation's option, (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the Corporation's principal executive office. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting.

        Section 1.17.    Stock Ledger.     The stock ledger of the Corporation shall be the only evidence as to who are the stockholders entitled to examine the stock ledger, the list required by Section 1.16 of this Article I or the books of the Corporation, or to vote in person or by proxy at any meeting of the stockholders.

ARTICLE II

BOARD OF DIRECTORS

        Section 2.01.    General Powers.     Except as may otherwise be provided by law, the Certificate of Incorporation or these Bylaws, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon it by applicable law, the Certificate of Incorporation or these Bylaws, the Board of Directors is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, except as otherwise specifically required by law or as otherwise provided in the Certificate of Incorporation.

        Section 2.02.    Number, Election and Qualification.     Subject to the terms of any one or more series or classes of Preferred Stock and the Certificate of Incorporation, the total number of directors constituting the Board of Directors shall be such number as may be fixed from time to time exclusively by resolution adopted by the affirmative vote of at least a majority of the directors then in office. No reduction of the authorized number of directors shall have the effect of removing any director before that director's term of office expires. At any meeting of stockholders at which directors are to be elected, directors shall be elected by the plurality vote of the votes cast by the holders of shares present in person or represented by proxy at the meeting and entitled to vote thereon. Election of directors need not be by written ballot. Directors need not be stockholders of the Corporation. To the extent set forth in the Certificate of Incorporation, the directors of the Corporation may be divided into classes with terms set forth therein.

        Section 2.03.    The Chairperson of the Board.     The Board of Directors may elect a Chairperson of the Board from among the members of the Board. If elected, the Board of Directors shall designate the Chairperson of the Board as either a non-executive Chairperson of the Board or an executive Chairperson of the Board. The Chairperson of the Board shall not be deemed an officer of the Corporation, unless the Board of Directors shall determine otherwise. Subject to the control vested in the Board of Directors by statute, by the Certificate of Incorporation, or by these Bylaws, the Chairperson of the Board shall, if present, preside over all meetings of the stockholders and of the Board of Directors and shall have such other duties and powers as from time to time may be assigned to him or her by the Board of Directors, the Certificate of Incorporation or these Bylaws. References in these Bylaws to the "Chairperson of the Board" shall mean the non-executive Chairperson of the Board or executive Chairperson of the Board, as designated by the Board of Directors.

        Section 2.04.    Annual and Regular Meetings.     The annual meeting of the Board of Directors for the purpose of electing officers and for the transaction of such other business as may come before the meeting shall be held after the annual meeting of the stockholders and may be held at such places within or without the State of Delaware and at such times as the Board may from time to time determine, and if so determined notice thereof need not be given. Notice of such annual meeting of the Board of Directors need not be given. The Board of Directors from time to time may by resolution provide for the holding of regular meetings and fix the place (which may be within or without the State of Delaware) and the date and hour of such meetings. Notice of regular meetings need not be given, provided, however, that if the Board of Directors shall fix or change the time or place of any regular meeting, notice of such action shall be mailed promptly, or sent by telephone, including a voice messaging system or other system or technology designed to record and communicate messages, telegraph, facsimile, electronic mail or other electronic means, to each director who shall not have been present at the meeting at which such action was taken, addressed to him or her at his or her usual place of business, or shall be delivered to him or her personally. Notice of such action need not be given to any director who attends the first regular meeting after such action is taken without protesting the lack of notice to him or her, prior to or at the commencement of such meeting, or to any director who submits a signed waiver of notice, whether before or after such meeting.

        Section 2.05.    Special Meetings; Notice.     Special meetings of the Board of Directors for any purpose or purposes shall be held whenever called by the Chairperson of the Board, Chief Executive Officer, President or by the Board of Directors pursuant to the following sentence, at such place (within or without the State of Delaware), date and hour as may be specified in the respective notices or waivers of notice of such meetings. Special meetings of the Board of Directors also may be held whenever called pursuant to a resolution approved by a majority of the Board of Directors then in office. Notice shall be duly given to each director (a) in person or by telephone at least twenty-four (24) hours in advance of the meeting, (b) by sending written notice by reputable overnight courier, telecopy, facsimile or other means of electronic transmission, or delivering written notice by hand, to such director's last known business, home or means of electronic transmission address at least twenty-four (24) hours in advance of the meeting, or (c) by sending written notice by first-class mail to such director's last known business or to such other address as any director may request by notice to the Secretary at least seventy-two (72) hours in advance of the meeting. Notice of any special meeting need not be given to any director who attends such meeting without protesting the lack of notice to him or her, prior to or at the commencement of such meeting, or to any director who submits a signed waiver of notice, whether before or after such meeting, and any business may be transacted thereat.

        Section 2.06.    Quorum; Voting.     At all meetings of the Board of Directors, the presence of at least a majority of the total number of directors shall constitute a quorum for the transaction of business. Except as otherwise required by law, the Certificate of Incorporation or these Bylaws, the vote of at least a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board of Directors. A meeting at which a quorum is initially present may continue to transact business notwithstanding the withdrawal of directors, if any action taken is approved by at least a majority of the required quorum for that meeting.

        Section 2.07.    Adjournment.     A majority of the directors present, whether or not a quorum is present, may adjourn any meeting of the Board of Directors to another time or place. No notice need be given of any adjourned meeting unless the time and place of the adjourned meeting are not announced at the time of adjournment, in which case notice conforming to the requirements of Section 2.05 of these Bylaws shall be given to each Director.

        Section 2.08.    Action Without a Meeting.     Any action required or permitted to be taken at any meeting of the Board of Directors, or any committee thereof, may be taken without a meeting if all members of the Board of Directors or committee, as the case may be, consent thereto in writing or by electronic transmission, and such writing, writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board of Directors or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

        Section 2.09.    Regulations; Manner of Acting.     To the extent consistent with applicable law, the Certificate of Incorporation and these Bylaws, the Board of Directors may adopt by resolution such rules and regulations for the conduct of meetings of the Board of Directors and for the management of the property, affairs and business of the Corporation as the Board of Directors may deem appropriate. The directors shall act only as a Board of Directors and the individual directors shall have no power in their individual capacities unless expressly authorized by the Board of Directors.

        Section 2.10.    Action by Telephonic Communications.     Members of the Board of Directors, or any committee thereof, may participate in a meeting of the Board or committee by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear and communicate with each other, and participation in a meeting pursuant to this provision shall constitute presence in person at such meeting.

        Section 2.11.    Resignations.     Any director may resign at any time by submitting an electronic transmission or by delivering a written notice of resignation, signed by such Director, to the Chairperson of the Board or the Secretary. Unless otherwise specified therein, such resignation shall take effect upon delivery.

        Section 2.12.    Removal of Directors.     Subject to the terms of any one or more series or classes of Preferred Stock, any director or the entire Board of Directors may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of the Corporation's outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class.

        Section 2.13.    Vacancies and Newly Created Directorships.     Subject to the terms of any one or more series or classes of Preferred Stock, any vacancies in the Board of Directors for any reason and any newly created directorships resulting by reason of any increase in the number of directors shall be filled only by the Board of Directors (and not by the stockholders), acting by a majority of the remaining directors then in office, even if less than a quorum, or by a sole remaining director, and any directors so appointed shall hold office until the next election of the class of directors to which such directors have been appointed and until their successors are duly elected and qualified. No decrease in the number of directors shall shorten the term of any incumbent director.

        Section 2.14.    Compensation.     The amount, if any, which each director shall be entitled to receive as compensation for such director's services, shall be fixed from time to time by resolution of the Board of Directors or any committee thereof or as an agreement between the Corporation and any Director. The directors may be reimbursed their out-of-pocket expenses, if any, of attendance at each meeting of the Board of Directors in accordance with the Corporation's policies in effect from time to time and may be paid a fixed sum for attendance at each meeting of the Board of Directors or a stated salary for service as director, payable in cash or securities. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation and reimbursement for service as committee members.

        Section 2.15.    Reliance on Accounts and Reports, Etc.     A director, or a member of any committee designated by the Board of Directors, shall, in the performance of such director's or member's duties, be fully protected in relying in good faith upon the records of the Corporation and upon information, opinions, reports or statements presented to the Corporation by any of the Corporation's officers or employees, or committees designated by the Board of Directors, or by any other person as to the matters the director or the member reasonably believes are within such other person's professional or expert competence and who the director or member reasonably believes or determines has been selected with reasonable care by or on behalf of the Corporation.

        Section 2.16.    Director Elections by Holders of Preferred Stock.     Notwithstanding the foregoing, whenever the holders of any one or more series or classes of Preferred Stock shall have the right, voting separately by series or class, to elect one or more directors at an annual or special meeting of stockholders, the election, filling of vacancies, removal of directors and other features of such one or more directorships shall be governed by the terms of such one or more series or classes of Preferred Stock to the extent permitted by law.

 ARTICLE III

COMMITTEES

        Section 3.01.    Committees.     The Board of Directors, by resolution adopted by the affirmative vote of a majority of directors then in office, may designate from among its members one (1) or more committees of the Board of Directors, each committee to consist of such number of directors as from time to time may be fixed by the Board of Directors. Any such committee shall serve at the pleasure of the Board of Directors. Each such committee shall have the powers and duties delegated to it by the Board of Directors, subject to the limitations set forth in applicable Delaware law. The Board of Directors may appoint a Chairperson of any committee, who shall preside at meetings of any such committee. The Board of Directors may elect one (1) or more of its members as alternate members of any such committee who may take the place of any absent or disqualified member or members at any meeting of such committee, upon request of the Chairperson of the Board or the Chairperson of such committee.

        Section 3.02.    Powers.     Each committee shall have and may exercise such powers of the Board of Directors as may be provided by resolution or resolutions of the Board of Directors or provided in charters or other organization documents of such committee approved by the Board of Directors. No committee shall have the power or authority: to approve or adopt, or recommend to the stockholders, any action or matter expressly required by the General Corporation Law of the State of Delaware to be submitted by the Board of Directors to the stockholders for approval; or to adopt, amend or repeal the Bylaws of the Corporation.

        Section 3.03.    Proceedings.     Except as otherwise provided herein or required by law, each committee may fix its own rules of procedure and may meet at such place (within or without the State of Delaware), at such time and upon such notice, if any, as it shall determine from time to time. Each committee shall keep minutes of its proceedings and shall report such proceedings to the Board of Directors at the meeting of the Board next following any such proceedings.

        Section 3.04.    Quorum and Manner of Acting.     Except as may be otherwise provided in the resolution creating such committee or in the rules of such committee, at all meetings of any committee, the presence of members (or alternate members) constituting a majority of the total authorized membership of such committee shall constitute a quorum for the transaction of business, except that, in the case of one-member committees, the presence of one member shall constitute a quorum and in the case of two-member committees, the presence of two members shall constitute a quorum. The act of the majority of the members present at any meeting at which a quorum is present shall be the act of such committee. Any action required or permitted to be taken at any meeting of any committee may be taken without a meeting, if all members of such committee shall consent to such action in writing or by electronic transmission and such writing, writings or electronic transmission or transmissions are filed with the minutes of the proceedings of the committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form. The members of any committee shall act only as a committee, and the individual members of such committee shall have no power in their individual capacities unless expressly authorized by the Board of Directors.

        Section 3.05.    Action by Telephonic Communications.     Unless otherwise provided by the Board of Directors, members of any committee may participate in a meeting of such committee by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear and communicate with each other, and participation in a meeting pursuant to this provision shall constitute presence in person at such meeting.

        Section 3.06.    Absent or Disqualified Members.     In the absence or disqualification of a member of any committee, if no alternate member is present to act in his or her stead, the member or members thereof present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member.

        Section 3.07.    Resignations.     Any member (and any alternate member) of any committee may resign at any time by submitting an electronic transmission or by delivering a written notice of resignation, signed by such member, to the Board of Directors or the Chairperson of the Board. Unless otherwise specified therein, such resignation shall take effect upon delivery.

        Section 3.08.    Removal.     Any member (and any alternate member) of any committee may be removed at any time, either for or without cause, by resolution adopted by a majority of the total authorized number of directors.

        Section 3.09.    Vacancies.     If any vacancy shall occur in any committee, by reason of disqualification, death, resignation, removal or otherwise, the remaining members (and any alternate members) shall continue to act, and any such vacancy may be filled by the Board of Directors.

ARTICLE IV

OFFICERS

        Section 4.01.    Chief Executive Officer.     The Board of Directors shall select a Chief Executive Officer to serve at the pleasure of the Board of Directors. The Chief Executive Officer shall (a) supervise the implementation of policies adopted or approved by the Board of Directors, (b) exercise a general supervision and superintendence over all the business and affairs of the Corporation, (c) appoint and remove subordinate officers, agents and employees, except those appointed by the Board of Directors, and (d) possess such other powers and perform such other duties as may be assigned to him or her by these Bylaws, as may from time to time be assigned by the Board of Directors and as may be incident to the office of Chief Executive Officer of the Corporation. The Chief Executive Officer shall have general authority to execute bonds, deeds and contracts in the name of the Corporation and affix the corporate seal thereto, except where required or permitted by law to be otherwise signed and executed and except that the other officers of the Corporation may sign and execute documents when so authorized by these Bylaws, the Board of Directors or the Chief Executive Officer.

        Section 4.02.    Chief Financial Officer of the Corporation.     The Board of Directors shall appoint a Chief Financial Officer of the Corporation to serve at the pleasure of the Board of Directors. The Chief Financial Officer of the Corporation shall (a) have the custody of the corporate funds and securities, except as otherwise provided by the Board of Directors, (b) keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation, (c) deposit all moneys and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors, (d) disburse the funds of the Corporation as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and (e) render to the Chief Executive Officer and the Board of Directors, whenever they may require it, an account of all his or her transactions as Chief Financial Officer and of the financial condition of the Corporation.

        Section 4.03.    Treasurer and Assistant Treasurers.     The Chief Executive Officer or Chief Financial Officer shall appoint a Treasurer of the Corporation and any number of Assistant Treasurers to serve at the pleasure of the Board of Directors. The Treasurer shall perform such duties and shall have such powers as may from time to time be assigned by the Board or the Chief Executive Officer or the Chief Financial Officer. In addition, the Treasurer shall perform such duties and have such powers as are incident to the office of treasurer, including without limitation the duty and power to keep and be responsible for all funds and securities of the Corporation, to deposit funds of the Corporation in depositories selected in accordance with these Bylaws, to disburse such funds as authorized by the

Board or the Chief Executive Officer, to make proper accounts of such funds, and to render as required by the Board statements of all such transactions and of the financial condition of the Corporation.

        The Assistant Treasurers shall perform such duties and possess such powers as the Board, the Chief Executive Officer, the Chief Financial Officer or the Treasurer may from time to time prescribe. In the event of the absence, inability or refusal to act of the Treasurer, the Assistant Treasurer (or if there shall be more than one, the Assistant Treasurers in the order determined by the Board) shall perform the duties and exercise the powers of the Treasurer.

        Section 4.04.    Secretary of the Corporation.     The Board of Directors shall appoint a Secretary of the Corporation to serve at the pleasure of the Board of Directors. The Secretary of the Corporation shall (a) keep minutes of all meetings of the stockholders and of the Board of Directors, (b) authenticate records of the Corporation, (c) give, or cause to be given, notice of all meetings of the stockholders and special meetings of the Board of Directors, and (d) in general, have such powers and perform such other duties as may be assigned to him or her by these Bylaws, as may from time to time be assigned to him or her by the Board of Directors or the Chief Executive Officer and as may be incident to the office of Secretary of the Corporation. If the Secretary shall be unable or shall refuse to cause to be given notice of all meetings of the stockholders and special meetings of the Board of Directors, and if there be no Assistant Secretary, then the Board of Directors may choose another officer to cause such notice to be given. The Secretary shall have custody of the seal of the Corporation and the Secretary or any Assistant Secretary, if there be one, shall have authority to affix the same to any instrument requiring it and when so affixed, it may be attested by the signature of the Secretary or by the signature of any such Assistant Secretary. The Board of Directors may give general authority to any other officer to affix the seal of the Corporation and to attest to the affixing by such officer's signature. The Secretary shall see that all books, reports, statements certificates and other documents and records required by law to be kept or filed are properly kept or filed, as the case may be.

        Section 4.05.    Other Officers Elected by Board of Directors.     At any meeting of the Board of Directors, the Board of Directors may elect a President (who may or may not be the Chief Executive Officer), Vice Presidents, Assistant Secretaries or such other officers of the Corporation as the Board of Directors may deem necessary, to serve at the pleasure of the Board of Directors. Other officers elected by the Board of Directors shall have such powers and perform such duties as may be assigned to such officers by or pursuant to authorization of the Board of Directors or by the Chief Executive Officer. Any number of offices may be held by the same person.

        Section 4.06.    Term of Office.     Each officer shall hold office until his or her successor shall have been duly elected and shall have qualified or until his or her death or until he or she shall resign, but, subject to the requirements of the Certificate of Incorporation, any officer may be removed pursuant to the provisions set forth in Section 4.07.

        Section 4.07.    Removal and Resignation; Vacancies.     Any officer may be removed for or without cause at any time by the Board of Directors. Any officer may resign at any time by delivering a written notice of resignation, signed by such officer, to the Board of Directors, the Chief Executive Officer or the Secretary. Unless otherwise specified therein, such resignation shall take effect upon delivery. Any vacancy occurring in any office of the Corporation by death, resignation, removal or otherwise, shall be filled by or pursuant to authorization of the Board of Directors.

        Section 4.08.    Authority and Duties of Officers.     The officers of the Corporation shall have such authority and shall exercise such powers and perform such duties as may be specified in these Bylaws or pursuant to authorization of the Board of Directors, except that in any event each officer shall exercise such powers and perform such duties as may be required by law.

        Section 4.09.    Salaries of Officers.     The salaries of all officers of the Corporation shall be fixed by the Board of Directors or any duly authorized committee thereof.

ARTICLE V

CAPITAL STOCK

        Section 5.01.    Certificates of Stock.     The Board of Directors may authorize that some or all of the shares of any or all of the Corporation's classes or series of stock be evidenced by a certificate or certificates of stock. The Board of Directors may also authorize the issue of some or all of the shares of any or all of the Corporation's classes or series of stock without certificates. The rights and obligations of stockholders with the same class and/or series of stock shall be identical whether or not their shares are represented by certificates.

          (a)    Shares with Certificates.    If the Board of Directors chooses to issue shares of stock evidenced by a certificate or certificates, each individual certificate shall include the following on its face: (i) the Corporation's name, (ii) the fact that the Corporation is organized under the laws of Delaware, (iii) the name of the person to whom the certificate is issued, (iv) the number of shares represented thereby, (v) the class of shares and the designation of the series, if any, which the certificate represents, and (vi) such other information as applicable law may require or as may be lawful. If the Corporation is authorized to issue different classes of shares or different series within a class, the designations, relative rights, preferences and limitations determined for each series (and the authority of the Board of Directors to determine variations for future series) shall be summarized on the front or back of each certificate. Alternatively, each certificate shall state on its front or back that the Corporation will furnish the stockholder this information in writing, without charge, upon request. Each certificate of stock issued by the Corporation shall be signed (either manually or in facsimile) by any two officers of the Corporation. If the person who signed a certificate no longer holds office when the certificate is issued, the certificate is nonetheless valid.

          (b)    Shares without Certificates.    If the Board of Directors chooses to issue shares of stock without certificates, the Corporation, if required by the Exchange Act, shall, within a reasonable time after the issue or transfer of shares without certificates, send the stockholder a written notice containing the information required to be set forth or stated on certificates pursuant to the laws of the General Corporation Law of the State of Delaware. The Corporation may adopt a system of issuance, recordation and transfer of its shares of stock by electronic or other means not involving the issuance of certificates, provided the use of such system by the Corporation is permitted in accordance with applicable law.

        Section 5.02.    Signatures; Facsimile.     All signatures on the certificate referred to in Section 5.01 of these Bylaws may be in facsimile, engraved or printed form, to the extent permitted by law. In case any officer, transfer agent or registrar who has signed, or whose facsimile, engraved or printed signature has been placed upon a certificate, shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue.

        Section 5.03.    Lost, Stolen or Destroyed Certificates.     Except as provided in this Section 5.03, no new share certificates for shares shall be issued to replace a previously issued certificate unless the latter is surrendered to the Corporation and cancelled at the same time. The Board of Directors may direct that a new certificate be issued in place of any certificate theretofore issued by the Corporation alleged to have been lost, stolen or destroyed, upon delivery to the Corporation of an affidavit of the owner or owners of such certificate, setting forth such allegation. The Corporation may require the owner of such lost, stolen or destroyed certificate, or his or her legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of any such new certificate.

        Section 5.04.    Transfer of Stock.     Upon surrender to the Corporation or the transfer agent of the Corporation of a certificate for shares, duly endorsed or accompanied by appropriate evidence of succession, assignment or authority to transfer, the Corporation shall issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its books. Within a reasonable time after the transfer of uncertificated stock, the Corporation shall send to the registered owner thereof a written notice containing the information required to be set forth or stated on certificates pursuant to the laws of the General Corporation Law of the State of Delaware. Subject to the provisions of the Certificate of Incorporation and these Bylaws, the Board of Directors may prescribe such additional rules and regulations as it may deem appropriate relating to the issue, transfer and registration of shares of the Corporation. No transfer of stock shall be valid against the Corporation for any purpose until it shall have been entered in the stock records of the Corporation by an entry showing the names of the persons from and to whom it was transferred.

        Section 5.05.    Record Date.     In order to determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board of Directors may fix, in advance, a record date, which record date shall not precede the date on which the resolution fixing the record date is adopted by the Board of Directors, and which shall not be more than sixty (60) nor fewer than ten (10) days before the date of such meeting (or less than twenty (20) days if a merger or consolidation is to be acted upon at such a meeting). If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting, provided, however, that the Board of Directors may fix a new record date for the adjourned meeting. In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights of the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty (60) days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

        Section 5.06.    Registered Stockholders.     Prior to due surrender of a certificate for registration of transfer of any certificated shares, the Corporation may treat the registered owner as the person exclusively entitled to receive dividends and other distributions, to vote, to receive notice and otherwise to exercise all the rights and powers of the owner of the shares represented by such certificate, and the Corporation shall not be bound to recognize any equitable or legal claim to or interest in such shares on the part of any other person, whether or not the Corporation shall have notice of such claim or interests. Whenever any transfer of shares shall be made for collateral security, and not absolutely, it shall be so expressed in the entry of the transfer if, when the certificates are presented to the Corporation for transfer or uncertificated shares are requested to be transferred, both the transferor and transferee request the Corporation to do so.

        Section 5.07.    Transfer Agent and Registrar.     The Board of Directors may appoint one (1) or more transfer agents and one (1) or more registrars, and may require all certificates representing shares to bear the signature of any such transfer agents or registrars.

 ARTICLE VI

INDEMNIFICATION

        Section 6.01.    Mandatory Indemnification and Advancement of Expenses.     The Corporation shall indemnify and provide advancement to any Indemnitee to the fullest extent permitted by law, as such may be amended from time to time. The rights to indemnification and advancement conferred in this Section shall be contract rights. In furtherance of the foregoing indemnification and advancement obligations, and without limiting the generality thereof:

          (a)    Proceedings Other Than Proceedings by or in the Right of the Corporation.    Any Indemnitee shall be entitled to the rights of indemnification and advancement provided in this Section 6.01(a) if, by reason of his or her Corporate Status (as defined below), Indemnitee is, or is threatened to be made, a party to or participant in any Proceeding other than a Proceeding by or in the right of the Corporation. Pursuant to this Section 6.01(a), any Indemnitee shall be indemnified against all Expenses, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him or her, or on his or her behalf, in connection with such Proceeding or any claim, issue or matter therein, if Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of the Corporation, and with respect to any criminal Proceeding, had no reasonable cause to believe Indemnitee's conduct was unlawful. The termination of any Proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that Indemnitee did not act in good faith and in a manner which Indemnitee reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that Indemnitee's conduct was unlawful.

          (b)    Proceedings by or in the Right of the Corporation.    Any Indemnitee shall be entitled to the rights of indemnification and advancement provided in this Section 6.01(b) if, by reason of his or her Corporate Status, Indemnitee is, or is threatened to be made, a party to or participant in any Proceeding brought by or in the right of the Corporation. Pursuant to this Section 6.01(b), any Indemnitee shall be indemnified against all Expenses actually and reasonably incurred by Indemnitee, or on Indemnitee's behalf, in connection with such Proceeding if Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of the Corporation; provided, however, if applicable law so provides, no indemnification against such Expenses shall be made in respect of any claim, issue or matter in such Proceeding as to which Indemnitee shall have been finally adjudged to be liable to the Corporation unless and to the extent that the Court of Chancery of the State of Delaware or the court in which such Proceeding was brought shall determine that such indemnification may be made.

          (c)   The Corporation hereby acknowledges that Indemnitees may have certain rights to indemnification, advancement of expenses and/or insurance provided by sources other than the Corporation ("Third Party Indemnitors"). The Corporation hereby agrees (i) that it is the indemnitor of first resort (i.e., its obligations to the Indemnitees are primary and any obligation of the Third Party Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by the Indemnitees are secondary), (ii) that it shall be required to advance the full amount of Expenses incurred by the Indemnitees and shall be liable for the full amount of all Expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of this paragraph and the Bylaws of the Corporation from time to time (or any other agreement between the Corporation and the Indemnitees), without regard to any rights the Indemnitees may have against the Third Party Indemnitors, and (iii) that it irrevocably waives, relinquishes and releases the Third Party Indemnitors from any and all claims against the Third Party Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Corporation further agrees that no advancement or payment by the Third Party Indemnitors on behalf of the Indemnitees with respect to any claim for which the Indemnitees have sought indemnification from the Corporation shall affect the foregoing and the Third Party Indemnitors shall have a right of contribution and/or to be subrogated to the extent of such advancement or payment to all of the rights of recovery of the Indemnitees against the Corporation. The Corporation and the Indemnitees agree that the Third Party Indemnitors are express third party beneficiaries of the terms of this paragraph.

        Section 6.02.    Indemnification for Expenses of a Party Who is Wholly or Partly Successful.     Notwithstanding any other provision of this Article VI, to the extent that any Indemnitee is, by reason of his or her Corporate Status, a party to and is successful, on the merits or otherwise, in any Proceeding, he or she shall be indemnified to the fullest extent permitted by law, as such may be amended from time to time, against all Expenses actually and reasonably incurred by him or her or on his or her behalf in connection therewith. If such Indemnitee is not wholly successful in such Proceeding but is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such Proceeding, the Corporation shall indemnify Indemnitee against all Expenses actually and reasonably incurred by him or her or on his or her behalf in connection with each successfully resolved claim, issue or matter. For purposes of this Section 6.02 and without limitation, the termination of any claim, issue or matter in such a Proceeding by dismissal, with or without prejudice, shall be deemed to be a successful result as to such claim, issue or matter.

        Section 6.03.    Employees and Agents.     This Section VI shall not limit the right of the Corporation, to the extent and in the manner permitted by law, to indemnify and to advance expenses to persons other than Indemnitees when and as authorized by appropriate corporate action. Without limiting the generality of the foregoing, the Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and advancement of expenses to employees and agents of the Corporation.

        Section 6.04.    Advancement of Expenses.     Notwithstanding any other provision of this Article VI, the Corporation shall advance all Expenses incurred by or on behalf of any Indemnitee in connection with any Proceeding by reason of Indemnitee's Corporate Status within thirty (30) days after the receipt by the Corporation of a statement or statements from Indemnitee requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding, and regardless of such Indemnitee's ability to repay any such amounts in the event of an ultimate determination that Indemnitee is not entitled thereto. Such statement or statements shall reasonably evidence the Expenses incurred by Indemnitee and shall include or be preceded or accompanied by a written undertaking by or on behalf of Indemnitee to repay any Expenses advanced if it shall ultimately be determined that Indemnitee is not entitled to be indemnified against such Expenses. Any advances and undertakings to repay pursuant to this Section 6.04 shall be unsecured and interest free.

        Section 6.05.    Non-Exclusivity.     The rights to indemnification and to the payment of Expenses incurred in defending a Proceeding in advance of the final disposition of such Proceeding conferred in this Article VI shall not be exclusive of any other rights which any person may have or hereafter acquire under applicable law, the Certificate of Incorporation, these Bylaws, any agreement, vote of stockholders, resolution of directors or otherwise. The assertion or employment of any right or remedy in this Article VI, or otherwise, shall not prevent the concurrent assertion or employment of any other right or remedy.

        Section 6.06.    Insurance.     The Corporation shall have the power to purchase and maintain insurance, at its expense, to the fullest extent permitted by law, as such may be amended from time to time. Without limiting the generality of the foregoing, the Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was or has agreed to become a director, officer, employee or agent of the Corporation, or who is serving, was serving, or has agreed to serve at the request of the Corporation as a director, officer, trustee, general partner, managing member, fiduciary, employee or agent of any other Enterprise, against any liability asserted against him or her and incurred by him or her or on his or her behalf in such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability.

        Section 6.07.    Exception to Rights of Indemnification and Advancement.     Notwithstanding any provision in this Article VI, the Corporation shall not be obligated by this Article VI to make any indemnity or advancement in connection with any claim made against an Indemnitee:

          (a)   subject to Section 6.01(c), for which payment has actually been made to or on behalf of such Indemnitee under any insurance policy or other indemnity provision, except with respect to any excess beyond the amount paid under any insurance policy or other indemnity provision;

          (b)   for an accounting of profits made from the purchase and sale (or sale and purchase) by such Indemnitee of securities of the Corporation within the meaning of Section 16(b) of the Exchange Act or similar provisions of state statutory law or common law;

          (c)   for reimbursement to the Corporation of any bonus or other incentive-based or equity based compensation or of any profits realized by Indemnitee from the sale of securities of the Corporation in each case as required under the Exchange Act; or

          (d)   in connection with any Proceeding (or any part of any Proceeding) initiated by such Indemnitee, including any Proceeding (or any part of any Proceeding) initiated by such Indemnitee against the Corporation or its directors, officers, employees or other Indemnitees, unless (i) the Corporation has joined in or, prior to such Proceeding's initiation, the Board of Directors authorized such Proceeding (or any part of such Proceeding), (ii) the Corporation provides the indemnification or advancement, in its sole discretion, pursuant to the powers vested in the Corporation under applicable law, or (iii) the Proceeding is one to enforce such Indemnitee's rights under this Article VI, Article VII of the Certificate of Incorporation or any other indemnification, advancement or exculpation rights to which Indemnitee may at any time be entitled under applicable law or any agreement.

        Section 6.08.    Definitions.     For purposes of this Article VI:

          (a)   "Corporate Status" describes the status of an individual who is or was or has agreed to become a director or officer of the Corporation or who is serving, was serving, or has agreed to serve at the request of the Corporation as a director, officer, trustee, general partner, managing member, fiduciary, employee or agent of any Subsidiary of the Coporation or any other Enterprise.

          (b)   "Enterprise" shall mean the Corporation and any other corporation, constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger to which the Corporation (or any of their wholly owned subsidiaries) is a party, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise, of which Indemnitee is or was serving at the request of the Corporation as a director, officer, trustee, general partner, managing member, fiduciary, employee or agent.

          (c)   "Expenses" shall include all direct and indirect costs, fees and expenses of any type or nature whatsoever, including, without limitation, all attorneys' fees and costs, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, fees of private investigators and professional advisors, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, fax transmission charges, secretarial services, any federal, state, local or foreign taxes imposed on Indemnitee as a result of the actual or deemed receipt of any payments under this Article VI, ERISA excise taxes and penalties, and all other disbursements, obligations or expenses in connection with prosecuting, defending, preparing to prosecute or defend, investigating, being or preparing to be a witness in, settlement or appeal of, or otherwise participating in, a Proceeding, including, without limitation, reasonable compensation for time spent by the Indemnitee for which he or she is not otherwise compensated by the Corporation or any third party. Expenses also shall include Expenses incurred in connection with any appeal resulting from any Proceeding, including without limitation the principal, premium, security for, and other costs relating to any cost bond, supersedeas bond, or other appeal bond or its equivalent.

          (d)   "Indemnitee" means any current or former director or officer of the Corporation; and

          (e)   "Proceeding" shall include any threatened, pending or completed action, suit, arbitration, mediation, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing or any other actual, threatened or completed proceeding, whether brought by or in the right of the Corporation or otherwise and whether of a civil (including intentional or unintentional tort claims), criminal, administrative or investigative (formal or informal) nature, including appeal therefrom, in which Indemnitee was, is, will or might be involved as a party, potential party, non-party witness or otherwise by reason of the fact that Indemnitee is or was a director, officer, employee or agent of the Corporation, by reason of any action (or failure to act) taken by him or of any action (or failure to act) on his part while acting as a director, officer, employee or agent of the Corporation, or by reason of the fact that Indemnitee is or was serving at the request of the Corporation as a director, officer, trustee, general partner, managing member, fiduciary, employee or agent of any other Enterprise, in each case whether or not serving in such capacity at the time any liability or expense is incurred for which indemnification, reimbursement, or advancement of expenses can be provided under this Article VI. If the Indemnitee believes in good faith that a given situation may lead to or culminate in the institution of a Proceeding, this shall be considered a Proceeding under this Article VI.

        Section 6.09.    Right of Indemnitee to Bring Suit.     If a claim under this Article VI is not paid in full by the Corporation within thirty (30) days after a written claim has been received by the Corporation, Indemnitee may at any time thereafter bring suit against the Corporation in the Court of Chancery of the State of Delaware or any other court of competent jurisdiction in the State of Delaware to recover the unpaid amount of the claim. In any such action, the Corporation shall have the burden of proving that Indemnitee was not entitled to the requested indemnification, advancement or payment of Expenses. It shall be a defense to any such action (other than an action brought to enforce a claim for Expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that Indemnitee has not met the standards of conduct which make it permissible under these Bylaws, the Certificate of Incorporation or the DGCL for the Corporation to indemnify Indemnitee for the amount claimed. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification or advancement is proper in the circumstances because Indemnitee has met the applicable standard of conduct set forth in these Bylaws, the Certificate of Incorporation or the DGCL, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that Indemnitee has not met any applicable standard of conduct. If successful, in whole or in part, Indemnitee shall also be entitled to be paid the Expenses of prosecuting such action.

        Section 6.10.    Survival of Indemnification and Advancement of Expenses.     The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VI shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person.

        Section 6.11.    Change in Rights.     Neither any amendment nor repeal of this Article VI, nor the adoption of any provision in these Bylaws inconsistent with this Article VI, shall eliminate or reduce the effect of this Article VI in respect of any acts or omissions occurring prior to such alteration, amendment, addition to, repeal or adoption.

ARTICLE VII

GENERAL PROVISIONS

        Section 7.01.    Dividends.     Subject to any applicable provisions of law or the Certificate of Incorporation, dividends upon the shares of capital stock of the Corporation may be declared by the Board of Directors at any regular or special meeting of the Board of Directors and any such dividend may be paid in cash, property or shares of the Corporation's capital stock. A member of the Board of Directors, or a member of any committee designated by the Board of Directors, shall be fully protected in relying in good faith upon the records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of its officers or employees, or committees of the Board of Directors, or by any other person as to matters the director reasonably believes are within such other person's professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation, as to the value and amount of the assets, liabilities and/or net profits of the Corporation, or any other facts pertinent to the existence and amount of surplus or other funds from which dividends might properly be declared and paid.

        Section 7.02.    Execution of Instruments.     The Board of Directors may authorize, or provide for the authorization of, officers, employees or agents to enter into any contract or execute and deliver any instrument in the name and on behalf of the Corporation. Any such authorization must be in writing or by electronic transmission and may be general or limited to specific contracts or instruments.

        Section 7.03.    Voting as Stockholder.     Unless otherwise determined by resolution of the Board of Directors, the Chief Executive Officer, the President, if any, the Chief Financial Officer, any Executive Vice President or any other person authorized by the Board of Directors shall have full power and authority on behalf of the Corporation to attend any meeting of stockholders of any corporation in which the Corporation may hold stock, and to act, vote (or execute proxies to vote) and exercise in person or by proxy all other rights, powers and privileges incident to the ownership of such stock. Such officers acting on behalf of the Corporation shall have full power and authority to execute any instrument expressing consent to or dissent from any action of any such corporation without a meeting. The Board of Directors may by resolution from time to time confer such power and authority upon any other person or persons.

        Section 7.04.    Corporate Seal.     The corporate seal shall be in such form as the Board of Directors shall prescribe. The Corporation may use the corporate seal by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.

        Section 7.05.    Fiscal Year.     The fiscal year of the Corporation shall be fixed, and shall be subject to change, by the Board of Directors.

        Section 7.06.    Notices.     If mailed, notice to a stockholder shall be deemed given when deposited in the mail, postage prepaid, directed to the stockholder at such stockholder's address as it appears on the records of the corporation. Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders may be given by electronic transmission in the manner provided in Section 232 of the General Corporation Law of the State of Delaware. An affidavit of the Secretary or an Assistant Secretary or of the transfer agent or other agent of the Corporation that the notice has been given in writing or by a form of electronic transmission shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

        Section 7.07.    Form of Records.     Any records maintained by the Corporation in the regular course of its business, including its stock ledger, books of account and minute books, may be kept on or by means of, or be in the form of, any information storage device or method, provided that the records so kept can be converted into clearly legible paper form within a reasonable time. The Corporation shall so convert any records so kept upon the request of any person entitled to inspect such records pursuant to any provision of the General Corporation Law of the State of Delaware.

        Section 7.08.    Time Periods.     In applying any provision of these Bylaws which requires that an act be done or not be done a specified number of days prior to an event or that an act be done during a period of a specified number of days prior to an event, calendar days shall be used, the day of the doing of the act shall be excluded and the day of the event shall be included.

        Section 7.09.    Severability.     If any provision (or any part thereof) of these Bylaws shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of these Bylaws (including, without limitation, each portion of any section of these Bylaws containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of these Bylaws (including, without limitation, each such containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service or for the benefit of the Corporation to the fullest extent permitted by law.

        Section 7.10.    Forum.     Unless the Corporation consents in writing in advance to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (A) any derivative action or proceeding brought on behalf of the Corporation, (B) any action asserting a claim of breach of a fiduciary duty owed by, or any wrongdoing by, any director, officer or employee of the Corporation to the Corporation or the Corporation's stockholders, (C) any action asserting a claim arising pursuant to any provision of the DGCL, the Certificate of Incorporation (including as it may be amended from time to time), or these Bylaws, (D) any action to interpret, apply, enforce or determine the validity of the Certificate of Incorporation or these Bylaws, or (E) any action asserting a claim governed by the internal affairs doctrine, except for, as to each of (A) through (E) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the personal jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten (10) days following such determination).

ARTICLE VIII

AMENDMENT OF BYLAWS

        Section 8.01.    By the Board.     Subject to the provisions of the Certificate of Incorporation, the Board of Directors may make, alter, amend, add to or repeal any and all of these Bylaws by resolution adopted by a majority of the directors then in office or by the affirmative vote of a majority of directors present at any regular or special meeting of the Board at which a quorum is present.

        Section 8.02.    By the Stockholders.     Subject to the provisions of the Certificate of Incorporation, the affirmative vote of the holders of a majority in voting power of the then-outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required for the stockholders to make, alter, amend, add to or repeal any or all Bylaws of the Corporation or to adopt any provision inconsistent therewith.

 ARTICLE IX

CONSTRUCTION

        In the event of any conflict between the provisions of these Bylaws as in effect from time to time and the provisions of the Certificate of Incorporation of the Corporation as in effect from time to time, the provisions of such Certificate of Incorporation shall be controlling. Unless the context requires otherwise, the general provisions, rules of construction and definitions in the DGCL shall govern the construction of these Bylaws. Without limiting the generality of this provision, the singular number includes the plural, the plural number includes the singular, and the term "person" includes corporations, other business entities, and natural persons.

Annex D

FORM OF AGREEMENT

TAX RECEIVABLE AGREEMENT

by and among

AVISTA HEALTHCARE PUBLIC ACQUISITION CORP.,

ENVIGO HOLDINGS, INC.,

and

JERMYN STREET ASSOCIATES LLC,
as Shareholders' Representative

Dated as of [    •    ]

TAX RECEIVABLE AGREEMENT

        This TAX RECEIVABLE AGREEMENT (this "Agreement"), dated as of [CLOSING DATE], is hereby entered into by and among Avista Healthcare Public Acquisition Corp., a Delaware corporation (the "Company"), Envigo Holdings, Inc., a Delaware corporation ("Holdings"), and JERMYN STREET ASSOCIATES LLC, solely in the capacity of the shareholders' representative thereunder (the "Shareholders' Representative").

RECITALS

        WHEREAS, the Shareholders listed on Schedule A are the record owners of the issued and outstanding Common Stock, Company SARs, Warrants and Options of Envigo International Holdings, Inc., a Delaware corporation ("Envigo") listed on Schedule A;

        WHEREAS, on August 21, 2017, Envigo, the Company, Avista Healthcare Merger Sub, Inc., a Delaware corporation and wholly-owned direct subsidiary of the Company ("Merger Sub"), and Avista Healthcare Newco, LLC, a Delaware limited liability company and wholly-owned direct subsidiary of the Company ("NewCo") entered into the certain Transaction Agreement (the "Transaction Agreement"), pursuant to which Merger Sub merged with and into Envigo, the separate corporate existence of Merger Sub ceased and Envigo as the surviving corporation became a wholly-owned subsidiary of the Company (the "First Merger") and, as part of an integrated transaction, immediately following the First Merger, Envigo merged with and into NewCo, the separate corporate existence of Envigo ceased and NewCo as the surviving company continued as a wholly-owned subsidiary of the Company (the "Second Merger", and together with the First Merger, the "Mergers");

        WHEREAS, for U.S. federal income tax purposes, each of the parties to the Transaction Agreement intend that the First Merger and the Second Merger, taken together, constituted an integrated plan and qualified as a "reorganization" within the meaning of Section 368(a)(1)(A) of the Code;

        WHEREAS, the Subsidiaries of Envigo incorporated under the laws of England and Wales (collectively, the "U.K. Group") have generated U.K. NOLs (as defined herein) that the U.K. Group will be entitled to utilize following the Mergers;

        WHEREAS, Envigo and its Subsidiaries incorporated under the laws of the United States, any State thereof or the District of Columbia (collectively, the "U.S. Group") have generated U.S. NOLs (as defined herein) that the U.S. Group will be entitled to utilize following the Mergers;

        WHEREAS, the parties to this Agreement desire to make certain arrangements with respect to the effect of the NOLs on the actual liability for Taxes of the Company and its Subsidiaries and certain related matters;

        WHEREAS, this Agreement is intended to provide payments to the Shareholders in an amount equal to eighty-five percent (85%) of each of the U.S. Realized Tax Benefit (as defined below) and U.K. Realized Tax Benefit (as defined below) from the utilization of the NOLs;

        NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

        Section 1.01    Definitions.

        As used in this Agreement, the terms set forth in this Article I shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

        "Advisory Firm" means any law or accounting firm that is (A) nationally recognized as being expert in Tax matters and (B) that is agreed to by the Company and the Shareholders' Representative.

        "Advisory Firm Letter" shall mean a letter from the Advisory Firm stating that the relevant schedule, notice or other information to be provided by the Company to the Shareholders' Representative and all supporting schedules and work papers were prepared in a manner consistent with the terms of this Agreement and, to the extent not expressly provided in this Agreement, on a reasonable basis in light of the facts and applicable law in existence on the date on which such letter is delivered.

        "Affected Portion" is defined in Section 3.01(b) of this Agreement.

        "Affiliate" means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by or is under common Control with, such first Person.

        "Aggregate Tax Benefit Payment" is defined in Section 3.01(b) of this Agreement.

        "Agreed Rate" means LIBOR plus 500 basis points.

        "Agreement" is defined in the preamble of this Agreement.

        "Amended Schedule" is defined in Section 2.03(b) of this Agreement.

        "Applicable Percentage" with respect to any Shareholder means the quotient, expressed as a percentage set forth opposite such Shareholder's name on Schedule A, as amended from time to time to reflect any permitted assignment.(1)

        "Board" means the board of directors of the Company.

        "Boot" is defined in Section 3.03(b) of this Agreement.

        "Business Day" means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of New York shall not be regarded as a Business Day.

        "Change of Control" means:

            (i)  a merger, reorganization, consolidation or similar form of business transaction directly involving the Company or indirectly involving the Company through one or more intermediaries unless, immediately following such transaction, more than fifty percent (50%) of the voting power of the then outstanding voting stock of the Company resulting from consummation of such

(1)
Note to Draft: The Applicable Percentage to be calculated on a fully diluted basis as if the Options and Class A Warrants are "converted" to Common Stock immediately prior to the Closing Date, and adjusted after the fifth anniversary of the Closing Date to account for holders of Options and Company SARs no longer receiving any ITR Payments under this Agreement.

  transaction (including, without limitation, any parent or ultimate parent of such Person that as a result of such transaction owns directly or indirectly the Company and all or substantially all of the Company's assets) is held by the existing Company equity holders (determined immediately prior to such transaction and related transactions);

           (ii)  a transaction in which the Company, directly or indirectly, sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to another Person other than an Affiliate;

          (iii)  a transaction in which there is an acquisition of control of the Company by a Person or group of Persons (other than one or more of the Shareholders). The term "control" for purposes of this (iii) shall mean the possession, directly or indirectly, of the power to either (i) vote more than fifty percent (50%) of the securities having ordinary voting power for the election of directors (or comparable positions in the case of partnerships and limited liability companies), or (ii) direct or cause the direction of the management and policies of such Person whether by contract or otherwise;

          (iv)  the liquidation or dissolution of the Company; or

           (v)  a transaction in which individuals who constitute the Board of the Company (the "Incumbent Directors") cease for any reason to constitute at least a majority of the Board of the Company, provided that any Person becoming a director subsequent to the effective date of this Agreement, whose election or nomination for election (A) is contemplated by a written agreement among equity holders of the Company on the effective date of this Agreement, (B) was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such Person is named as a nominee for director, without written objection to such nomination) or (C) was nominated or approved by a majority in interest of the shareholders of the Company immediately after the Closing, shall be an Incumbent Director, provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board shall be deemed to be an Incumbent Director.

        "Class A Market Value" means the volume weighted average (or, if lower, the simple average) trading price of Class A Shares on the Nasdaq for the trading day immediately prior to the date on which the Transaction Agreement was signed.

        "Class A Shares" means Class A ordinary shares of the Company, par value $0.0001 per share.

        "Closing" means the closing of the transactions contemplated by the Transaction Agreement.

        "Closing Date" means the date on which the Closing occurs.

        "Code" means the U.S. Internal Revenue Code of 1986, as amended.

        "Common Stock" is the issued and outstanding shares of Class A and Class B common stock of Envigo.

        "Company" is defined in the preamble of this Agreement.

        "Company Return" means any U.S. federal, state, local or U.K. income or corporation tax return of the Company or any of its Subsidiaries filed with respect to Taxes of any Taxable Year.

        "Company SARs" means a stock appreciation right awarded under the Lion Holdings, Inc. 2010 Omnibus Incentive Plan.

        "Control" means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

        "CPR" means the International Institute for Conflict Prevention and Resolution.

        "Default Rate" means LIBOR plus 500 basis points.

        "Determination" has the meaning ascribed to such term in Section 1313(a) of the Code or similar provision of U.S. state and local and non-U.S. tax law, as applicable, or any other event (including the execution of a Form 870-AD or any settlement or agreement with, or closure notice issued by, any Taxing Authority) that finally, fully and conclusively establishes the amount of any liability for Tax.

        "Divestiture" means the disposition of all or a material portion of the equity of any member of the U.K. Group or U.S. Group (or of all or a material portion of the assets of any such entity, other than sales in the ordinary course of business), or a material reduction in the Company's (or the U.K. Group's or U.S. Group's) direct or indirect percentage (by vote or value) equity ownership in any member of the U.K. Group or U.S. Group or any other action (such as the discontinuance of a material line of business of any member of the U.K. Group or U.S. Group) if, in any case, such action would materially impair the ability of the U.K. Group or U.S. Group to utilize a material portion of the U.K. NOL or the U.S. NOL, as applicable.

        "Divestiture Acceleration Payment" is defined in Section 4.03(c) of this Agreement.

        "Early Termination Date" means, (i) in the event of an early termination pursuant to Section 4.01(b) of this Agreement, the date of the Early Termination Notice, (ii) in the event of a breach of this Agreement to which Section 4.01(c) applies, the date of such breach, (iii) in the event of a Change of Control, the effective date of such Change of Control, and (iv) in the event of a Divestiture, the effective date of such Divestiture.

        "Early Termination Notice" is defined in Section 4.02 of this Agreement.

        "Early Termination Payment" is defined in Section 4.03(b) of this Agreement.

        "Early Termination Rate" means LIBOR plus 500 basis points.

        "Early Termination Schedule" is defined in Section 4.02 of this Agreement.

        "Envigo" is defined in the recitals to this Agreement.

        "Expert" is defined in Section 6.09 of this Agreement.

        "First Merger" is defined in the recitals to this Agreement.

        "HMRC" means Her Majesty's Revenue and Customs.

        "Holdings" is defined in the preamble of this Agreement.

        "Imputed Interest" is defined in Section 3.03(a) of this Agreement.

        "IRS" means the U.S. Internal Revenue Service.

        "ITR Payment" means any Tax Benefit Payment, Early Termination Payment, or Divestiture Acceleration Payment required to be made by the Company to the Shareholders under this Agreement.

        "LIBOR" means, for each month (or portion thereof) during any period, an interest rate per annum equal to the rate per annum reported, on the date two (2) days prior to the first day of such month, on the Telerate Page 3750 (or if such screen shall cease to be publicly available, as reported on Reuters Screen page "LIBO" or by any other publicly available source of such market rate) for London interbank offered rates for U.S. dollar deposits for such month (or portion thereof).

        "Mergers" is defined in the recitals to this Agreement.

        "Merger Sub" is defined in the recitals to this Agreement.

        "Net Tax Benefit" is defined in Section 3.01(b) of this Agreement.

        "NewCo" is defined in the recitals to this Agreement.

        "NOLs" means the U.K. NOLs and the U.S. NOLs.

        "Objection Notice" is defined in Section 2.03(a) of this Agreement.

        "Options" means the issued and outstanding options to purchase common stock of Envigo.

        "Person" means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity or other entity.

        "Reconciliation Dispute" is defined in Section 6.09 of this Agreement.

        "Reconciliation Procedures" means those procedures set forth in Section 6.09 of this Agreement.

        "Repatriation Costs" means, in the case of a distribution from the U.K. Group to the U.S. Group needed to fund all or any portion of a Tax Benefit Payment resulting from a U.K. NOL, the actual current net cash Tax cost that would be incurred by the U.S. Group as a result of such distribution, determined using a "with and without" methodology (and taking into account available exemptions (e.g., for previously taxed earnings or returns of capital) and available foreign tax credits); provided, for the avoidance of doubt, that the use of a U.S. NOL shall be treated for this purpose as a cash Tax cost (equal to the tax savings resulting from such U.S. NOL) but (if such U.S. NOL is actually used) will not preclude such U.S. NOL utilization from giving rise to a Tax Benefit Payment in respect of such U.S. NOL.

        "Rules" is defined in Section 6.08(a) of this Agreement.

        "Schedule" means any Tax Benefit Schedule and the Early Termination Schedule.

        "Second Merger" is defined in the recitals to this Agreement.

        "Shareholders" means the Common Stock holders, Company SARs holders, Option holders and Warrant holders of Envigo listed on Schedule A on the date hereof.

        "Shareholders' Representative" is defined in the preamble of this Agreement.

        "Subsidiaries" means, with respect to any Person, as of any date of determination, any other Person as to which such Person, owns, directly or indirectly, or otherwise controls more than fifty percent (50%) of the voting power or other similar interests or the sole general partner interest or managing member or similar interest of such Person.

        "Tax Benefit Payment" is defined in Section 3.01(b) of this Agreement.

        "Tax Benefit Schedule" is defined in Section 2.02 of this Agreement.

        "Tax Return" means any return, self-assessment, declaration, report or similar statement required to be filed with respect to Taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax.

        "Taxable Year" means (i) in the case of the U.S., a taxable year as defined in Section 441(b) of the Code, or (ii) in the case of the U.K., an accounting period as defined in Chapter 2 of Part 2 of the UK Corporation Tax Act 2009 (and, therefore, in each case, for the avoidance of doubt, may include a period of less than twelve months for which a Company Return is made) (or any analogous provision of law), ending on or after the date hereof.

        "Taxes" means all U.S. federal, state, local or U.K. taxes, assessments or similar charges measured with respect to net income or profits (or any other taxes that may be reduced by U.K. NOLs or U.S. NOLs) and any interest related to such taxes.

        "Taxing Authority" means any U.S., non-U.S., federal, national, state, county or municipal or other local government (including, HMRC), any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any taxing authority or any other authority exercising regulatory authority with respect to Taxes.

        "Transaction Agreement" is defined in the recitals to this Agreement.

        "Transferred NOLs" means, with respect to a Divestiture, the portion of any NOLs the use of which (to the U.K. Group or U.S. Group), as a result of such Divestiture, has been materially impaired.

        "Treasury Regulations" means the final, temporary and proposed regulations under the Code promulgated from time to time (including corresponding provisions and succeeding provisions) as in effect for the relevant taxable period.

        "U.K." means the United Kingdom.

        "U.K. Group" is defined in the recitals to this Agreement.

        "U.K. NOLs" means the net operating losses or net operating loss carryforwards of any member of the U.K. Group in existence as of the end of the Closing Date (for the avoidance of doubt, taking into account any deductions or losses arising as a result of or in connection with the Mergers), assuming that the Taxable Year of each member closes at the end of the Closing Date.

        "U.K. Non-NOL Tax Liability" means, with respect to any Taxable Year, the liability for U.K. Taxes of the U.K. Group using the same methods, elections, conventions and similar practices used on the relevant Company Return, but assuming that there were no U.K. NOLs in any relevant Taxable Year. If all or any portion of the liability for U.K. Taxes for any applicable Taxable Year arises as a result of an audit, or is otherwise open to enquiry, by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the U.K. Non-NOL Tax Liability unless and until there has been a Determination.

        "U.K. Realized Tax Benefit" means, for a Taxable Year, the sum of (a) the excess, if any, of (i) the U.K. Non-NOL Tax Liability over (ii) the actual liability for U.K. Taxes of the U.K. Group for such Taxable Year, and (b) the reduction, if any, in the U.K. Tax liability of the U.K. Group for such Taxable Year resulting from any deduction attributable to Imputed Interest. If all or a portion of the actual liability for Taxes for any applicable Taxable Year arises as a result of an audit, by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the U.K. Realized Tax Benefit unless and until there has been a Determination.

        "U.S." means the United States.

        "U.S. Group" is defined in the recitals to this Agreement.

        "U.S. NOLs" means the net operating losses or net operating loss carryforwards of any member of the U.S. Group in existence as of the end of the Closing Date (for the avoidance of doubt, taking into account any deductions or losses arising as a result of or in connection with the Mergers), assuming that the Taxable Year of each member closes at the end of the Closing Date.

        "U.S. Non-NOL Tax Liability" means, with respect to any Taxable Year, the liability for U.S. federal and applicable state and local Taxes of the U.S. Group using the same methods, elections, conventions and similar practices used on the relevant Company Return, but assuming that there were no U.S. NOLs in any relevant Taxable Year. If all or any portion of the liability for U.S. federal and applicable state and local Taxes for any applicable Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the U.S. Non-NOL Tax Liability unless and until there has been a Determination.

        "U.S. Realized Tax Benefit" means, for a Taxable Year, the sum of (a) the excess, if any, of (i) the U.S. Non-NOL Tax Liability over (ii) the actual liability for U.S. federal and applicable state and local Taxes of the U.S. Group for such Taxable Year, and (b) the reduction, if any, in the U.S. federal and applicable state and local Tax liability of the U.S. Group for such Taxable Year resulting from any deduction attributable to Imputed Interest. If all or a portion of the actual liability for Taxes for any applicable Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the U.S. Realized Tax Benefit unless and until there has been a Determination.

        "Valuation Assumptions" means, as of an Early Termination Date, the assumptions that (i) in each Taxable Year ending on or after such Early Termination Date, the Company and each Subsidiary will generate an amount of taxable income in accordance with management's preexisting projections at such time (or, in the absence of such preexisting projections, as projected at such time in good faith by management in a manner consistent with their projections for other purposes), (ii) the utilization of the NOLs, and Imputed Interest for each such Taxable Year or future Taxable Years, as applicable, will be determined based on the Tax laws in effect on such Early Termination Date, (iii) the U.S. federal, state and local and U.K. Tax rates that will be in effect for each such Taxable Year will be those specified for each such Taxable Year by the Code and other laws in effect on such Early Termination Date (or, with respect to any Taxable Year for which such U.S. federal, state, or local, or U.K. Tax rates are not specified by the Code or other laws as in effect on such Early Termination Date, such U.S. federal, state, or local, or U.K. Tax rates that are in effect on such Early Termination Date). For purposes of clause (i) of this definition, the taxable income projections made by the management of the Company shall be subject to the Reconciliation Procedures. Such assumptions shall relate only to the projected income and loss of the Company and its Subsidiaries (extending the same beyond the years of projection, as applicable, at the same imputed growth rate), and shall include only the utilization of NOLs and not any anticipated future net operating losses or other tax attributes that might result from acquisitions, dispositions, recapitalizations or refinancings. For the avoidance of doubt, in the event of a Change of Control or Divestiture, such assumptions shall not take into account any changes in the Company's or relevant Subsidiary's, stand-alone tax position that might result from the transaction giving rise to the Change of Control or Divestiture.

        "Warrants" means issued and outstanding warrants to purchase common stock of Envigo.

ARTICLE II
DETERMINATION OF REALIZED TAX BENEFIT

        Section 2.01    NOL Utilization.    The Company, on the one hand, and the Shareholders, on the other hand, acknowledge that the Company and its Subsidiaries may utilize the NOLs to reduce the amount of Taxes that the Company or its Subsidiaries would otherwise be required to pay in the future.

        Section 2.02    Tax Benefit Schedule.    Within ninety (90) calendar days after the filing of any Company Return for any Taxable Year, the Company shall provide to the Shareholders' Representative a schedule showing, in reasonable detail, (i) the calculation of the U.S. Realized Tax Benefit and/or U.K. Realized Tax Benefit, as applicable, for such Taxable Year, if any, (ii) the calculation of any payment to be made to the Shareholders pursuant to Article III with respect to such Taxable Year, and (iii) all supporting information (including work papers and valuation reports) reasonably necessary to support the calculation of such payment (a "Tax Benefit Schedule"). The Schedule will become final as provided in Section 2.03(a) and may be amended as provided in Section 2.03(b) (subject to the procedures set forth in Section 2.03(a)).

        Section 2.03    Procedures, Amendments.

          (a)   Procedure. Every time the Company delivers to the Shareholders' Representative an applicable Schedule under this Agreement, including any Amended Schedule delivered pursuant to Section 2.03(b), and including any Early Termination Schedule or amended Early Termination Schedule, the Company shall also (x) deliver to the Shareholders' Representative work papers providing reasonable detail regarding the preparation of the Schedule and an Advisory Firm Letter with respect to such Schedule and (y) allow the Shareholders' Representative and its advisors reasonable access at no cost to the appropriate representatives at each of the Company and the Advisory Firm in connection with a review of such Schedule. The applicable Schedule shall become final and binding on all parties unless the Shareholders' Representative, within thirty (30) calendar days after receiving any Schedule or amendment thereto, provides the Company with notice of a material objection to such Schedule ("Objection Notice") made in good faith, or unless the parties agree in writing that such Schedule shall have become final and binding prior to such 30-day period. If the parties, for any reason, are unable to successfully resolve the issues raised in any notice within thirty (30) calendar days of receipt by the Company of such notice, the Company and the Shareholders' Representative shall employ the Reconciliation Procedures.

          (b)   Amended Schedule. The Schedule for any Taxable Year shall be amended by the Company (i) in connection with a Determination affecting such Schedule, (ii) to correct material inaccuracies in the Schedule identified as a result of the receipt of additional factual information relating to a Taxable Year after the date the Schedule was provided to the Shareholders' Representative, (iii) to comply with the Expert's determination under the Reconciliation Procedures, (iv) to reflect a material change (relative to the amounts in the original Schedule or any prior Amended Schedule) in the U.S. Realized Tax Benefit or U.K. Realized Tax Benefit for such Taxable Year attributable to a carryback or carryforward of a loss or other tax item to such Taxable Year, or (v) to reflect a material change (relative to the amounts in the original Schedule or any prior Amended Schedule) in the U.S. Realized Tax Benefit or U.K. Realized Tax Benefit for such Taxable Year attributable to an amended Tax Return filed for such Taxable Year (such Schedule, an "Amended Schedule"); provided, however, that such a change under clause (i) attributable to an audit of a Tax Return by an applicable Taxing Authority shall not be taken into account on an Amended Schedule unless and until there has been a Determination with respect to such change. The Company shall provide any Amended Schedule to the Shareholders' Representative within thirty (30) calendar days of the occurrence of an event referred to in clauses (i) through (v) of the preceding sentence (or, to the extent such event occurs in connection with a Company Return filing described in Section 2.02, concurrently with the delivery of the Tax Benefit Schedule pursuant to Section 2.02) and any such Amended Schedule shall be subject to approval procedures similar to those described in Section 2.03(a).

        Section 2.04    Certain Pre-Closing Tax Benefits.    If the U.K. Group or the U.S. Group realizes any tax benefit in respect of any U.K. NOL or any U.S. NOL, as applicable, with respect to any taxable period (or portion thereof) ending on or prior to the Closing Date as a result of any voluntary carryback not resulting from a Tax audit adjustment, then the principles of this Agreement shall apply mutatis mutandis to such pre-closing tax benefit realized in respect of such pre-closing taxable period.

ARTICLE III
TAX BENEFIT PAYMENTS

        Section 3.01    Payments.

          (a)   Timing of Payments to the Shareholders. Within five (5) Business Days of any Tax Benefit Schedule with respect to any Taxable Year becoming final in accordance with Section 2.03(a), the Company shall pay to each of the Shareholders the Tax Benefit Payments for such Taxable Year determined pursuant to Section 3.01(b). Each such Tax Benefit Payment shall be made by wire transfer of immediately available funds to a bank account previously designated by the applicable Shareholder to the Company or as otherwise agreed by the Company and the applicable Shareholder. For the avoidance of doubt, no Tax Benefit Payment shall be made in respect of estimated tax payments, including, without limitation, estimated U.S. federal income tax and/or U.K. corporation tax payments.

          (b)   The "Tax Benefit Payment" with respect to any Shareholder means an amount equal to such Shareholder's Applicable Percentage of the Aggregate Tax Benefit Payment. The "Aggregate Tax Benefit Payment" means an amount, not less than zero, equal to eighty-five percent (85%) of the Net Tax Benefit (as defined below). The "Net Tax Benefit" with respect to a Taxable Year shall equal (i) the U.S. Realized Tax Benefit and U.K. Realized Tax Benefit, if any, for such Taxable Year, plus (ii) for each prior Taxable Year, the excess, if any, of the U.S. Realized Tax Benefit or U.K. Realized Tax Benefit reflected on an Amended Schedule delivered during such Taxable Year in respect of such prior Taxable Year, over the U.S. Realized Tax Benefit or U.K. Realized Tax Benefit, as applicable, reflected on the original Tax Benefit Schedule for such prior Taxable Year, minus (iii) for each prior Taxable Year, the excess, if any, of the U.S. Realized Tax Benefit or U.K. Realized Tax Benefit reflected on the original Tax Benefit Schedule for such prior Taxable Year, over the U.S. Realized Tax Benefit or U.K. Realized Tax Benefit, as applicable, reflected on the Amended Schedule delivered during such Taxable Year in respect of such previous Taxable Year; provided, however, that to the extent any of the adjustments described in 3.01(b)(ii) or (iii), above, was previously reflected in the calculation of the Aggregate Tax Benefit Payment for any prior Taxable Year, such adjustments shall not be taken into account in determining the Aggregate Tax Benefit Payment for any subsequent Taxable Year; provided, further, that in the case of any Shareholder that is a Shareholder as a result of being a holder of an Option or Company SAR, such holder shall not be entitled to receive any ITR Payments made later than the fifth anniversary of the Closing Date; and provided, further, that for the avoidance of doubt, the Shareholders shall not be required to return any portion of any previously made Tax Benefit Payment. Notwithstanding anything to the contrary in this Section 3.01(b), to the extent that (A) a Tax Benefit Payment relates to U.K. NOLs and the U.S. Group does not have sufficient cash to make such Tax Benefit Payment without a cash distribution from the U.K. Group (as determined in good faith by the Board) and (B) such cash distribution from the U.K. Group to the U.S. Group would result in Repatriation Costs, then (I) at least fourteen (14) calendar days prior to the date on which such Tax Benefit Payment is otherwise due and payable, the Company shall give the Shareholders' Representative written notice of the portion of such Tax Benefit Payment that cannot be made without the incurrence of Repatriation Costs (the "Affected Portion") and the amount of such Repatriation Costs (along with a reasonably detailed description of such items) and (II) at least seven (7) calendar days prior to the date on which such Tax Benefit Payment is otherwise due and payable, the Shareholders' Representative shall notify the Company in writing that either (x) the Shareholders' Representative elects to receive such Affected Portion currently, in which case the Company may reduce such Affected Portion by the amount of such Repatriation Costs or (y) the Shareholders' Representative elects to defer the receipt of the Affected Portion, in which case such Affected Portion will be deferred until such time as the U.S. Group has sufficient cash to pay such Affected Portion without a cash distribution from the U.K. Group (as determined in good faith by the Board) or the U.K. Group can make a cash distribution to fund any shortfall without the incurrence of any Repatriation Costs; provided that, if any portion of an Affected Portion can later be paid by the Company out of available cash (as determined in good faith by the Board) or through a distribution from the U.K. Group that can be made without the incurrence of any Repatriation Costs, such portion shall then become due and payable. Any amount deferred pursuant to the preceding sentence shall accrue interest at the Agreed Rate, from the date that such amount originally became due and payable (without regard to the preceding sentence) through the actual payment date, compounded annually.

        Section 3.02    No Duplicative Payments; Intent.    It is intended that the provisions of this Agreement will not result in duplicative payment of, or duplicative credit being given in respect of, any amount (including interest) required under this Agreement. It is also intended that, except as specifically provided in the case of a Divestiture or Early Termination Payment, the provisions of this Agreement provide that eighty-five percent (85%) of each of the U.S. Realized Tax Benefit and U.K. Realized Tax Benefit for all years less certain Repatriation Costs (to the extent expressly provided in Section 3.01(b)) be paid to the Shareholders pursuant to this Agreement. Such amount shall be determined using a "with and without" methodology. Carryovers or carrybacks of any tax item shall be considered to be subject to the rules of the Code (or any successor U.S. federal income tax statute) and the Treasury Regulations or the appropriate provisions of Tax law in the relevant jurisdiction, as applicable, governing the use, limitation and expiration of carryovers or carrybacks of the relevant type. If a carryover or carryback of any Tax item includes a portion that is attributable to the NOLs and another portion that is not, such portions shall be considered to be used in the order determined using such "with and without" methodology. The provisions of this Agreement shall be construed in the appropriate manner so that such intentions are realized.

        Section 3.03    Tax Treatment; Limitation.

          (a)   The principles of Sections 1272, 1274, or 483 of the Code, as applicable, and the principles of any similar provision of U.S. state and local law, will apply to cause a portion of any ITR Payment payable by the Company to a Shareholder under this Agreement to be treated as imputed interest ("Imputed Interest"). Except in the case of Shareholders for which payments under this Agreement are treated as compensatory, the portion of any ITR Payment payable by the Company to a Shareholder under this Agreement that is not Imputed Interest shall be treated for U.S. federal, state, local, and non-U.S. income Tax purposes as additional merger consideration under the Transaction Agreement that is taxable in the year in which such payment is received (i.e., "open transaction" treatment shall apply); provided, for the avoidance of doubt, that nothing in this Section 3.03 shall preclude a Shareholder, or any direct or indirect owner of a Shareholder, from electing out of the installment method or making determinations required by applicable Tax law.

          (b)   It is intended that the First Merger and the Second Merger, taken together, will constitute an integrated plan and qualify as a "reorganization" within the meaning of Section 368(a)(1)(A) of the Code and pursuant to such intention, and notwithstanding anything to the contrary in the Agreement, to the extent that the portion of any ITR Payment that is treated as Boot (as defined below) would, when taken together with any other merger consideration paid with respect to Envigo Common Stock under the Transaction Agreement or this Agreement that is treated as Boot, exceed an amount equal to 60% of the sum of (x) the fair market value of the Class A Shares to be issued to the Shareholders (determined by using the Class A Market Value) and (y) the cumulative amount of cash and other consideration (other than Class A Shares) paid to the Shareholders pursuant to this Agreement and the Transaction Agreement (with any Warrants valued by reference to the Class A Market Value), to the extent treated as Boot, then a portion of such excess cash amount shall instead be paid to the Shareholders in the form of a number of Class A Shares (with each such share to be valued at the Class A Market Value) such that the foregoing percentage does not exceed 60%. For purposes of this Section 3.03(b), the term "Boot" shall mean any merger consideration paid under the Transaction Agreement or this Agreement with respect to Envigo Common Stock other than stock of the Company, including, for the avoidance of doubt, the payment of cash, warrants, and the portion of any Tax Benefit Payment that is not treated as Imputed Interest.

          (c)   For U.S. federal income tax purposes (and for purposes of any applicable state or local Tax that follows the U.S. federal income tax treatment), the parties shall prepare and file all Tax Returns consistent with the foregoing provisions of this Section 3.03 and will not take any inconsistent position on any Tax Return, or during the course of any audit, litigation or other proceeding with respect to Taxes, except as otherwise required by applicable law following a final determination by a court of competent jurisdiction or good faith administrative settlement with (or final administrative decision by) the relevant governmental authority.

          (d)   Company shall determine after consultation with the Advisory Firm and the Shareholders' Representative the extent to which it is permitted by law to utilize any NOLs, and such NOLs shall be taken into account in computing the U.S. Realized Tax Benefit and U.K. Realized Tax Benefit, as applicable, so long as the Advisory Firm agrees at a "more likely than not" or higher level of comfort that such utilization is available.

        Section 3.04    Late Payments by the Company.    The amount of any portion of any ITR Payment not made to the Shareholders when due under the terms of this Agreement shall be payable together with any interest thereon, computed at the Default Rate and commencing from the date on which such ITR Payment was due and payable.

ARTICLE IV
TERMINATION

        Section 4.01    Termination.

          (a)    Termination.    This Agreement shall terminate on the date on which all required ITR Payments have been made under this Agreement.

          (b)    Early Termination.    Notwithstanding Section 4.01(a), the Company may elect to terminate this Agreement early by paying to the Shareholders the Early Termination Payment. Upon payment of the Early Termination Payment, neither the Company nor any Shareholder shall have any further payment obligations under this Agreement, other than any (i) ITR Payment agreed to by the Company and the Shareholders' Representative as due and payable but unpaid as of the Early Termination Notice, and (ii) ITR Payment due for a Taxable Year ending prior to, with or including the date of the Early Termination Notice (except to the extent that such amount is included in the Early Termination Payment).

          (c)    Breach of Agreement.    In the event that the Company breaches any of its material obligations under this Agreement, whether as a result of a failure to make any payment when due (as described below), failure to honor any other material obligation required hereunder or by operation of law as a result of the rejection of this Agreement in a case commenced under the Bankruptcy Code or otherwise, then all obligations hereunder shall be accelerated, and such obligations shall be calculated pursuant to this Article IV as if an Early Termination Notice had been delivered on the date of such breach and shall include, but not be limited to, (1) the Early Termination Payment calculated as if an Early Termination Notice had been delivered on the date of such breach, (2) any Tax Benefit Payment agreed by the Company and the Shareholders' Representative as due and payable but unpaid as of the Early Termination Date, and (3) any Tax Benefit Payment due for the Taxable Year ending prior to, with or including such Early Termination Date. Notwithstanding the foregoing, in the event that the Company breaches this Agreement, the Shareholders shall be entitled to elect to receive the amounts set forth in (1), (2) and (3) above or to seek specific performance of the terms hereof. The parties agree that, subject to Section 6.13, the failure to make any payment due pursuant to this Agreement within three (3) months of the date such payment is due shall be deemed to be a breach of a material obligation under this Agreement for all purposes of this Agreement, and that it will not be considered to be a breach of a material obligation under this Agreement to make a payment due pursuant to this Agreement within three (3) months of the date such payment is due; provided, however, that in the event that payment is not made within three (3) months of the date such payment is due, the Shareholders (through the Shareholders' Representative) shall be required to give written notice to the Company that the Company has breached its material obligations, and so long as such payment is made within five (5) Business Days of the delivery of such notice to the Company, the Company shall no longer be deemed to be in breach of such material obligation under this Agreement.

          (d)    Change of Control.    In the event of a Change of Control, all obligations hereunder shall be accelerated, and such obligations shall be calculated pursuant to this Article IV as if an Early Termination Notice had been delivered on the date of the Change of Control and shall include, but not be limited to, (1) the Early Termination Payment calculated as if an Early Termination Notice had been delivered on the effective date of the Change of Control, (2) any ITR Payment agreed to by the Company and the Shareholders' Representative as due and payable but unpaid as of the Early Termination Date, and (3) any ITR Payment due for any Taxable Year ending prior to, with or including the Early Termination Date (except to the extent that such amount is included in the Early Termination Payment). No later than three (3) months after such Change of Control, the Company shall deliver to the Shareholders' Representative an Early Termination Schedule (which, for the avoidance of doubt, shall be deemed to have been delivered on the date of the Change of Control), and the Shareholders' Representative shall have thirty (30) calendar days after actually receiving the Early Termination Schedule to provide the Company with an Objection Notice in accordance with the procedures set forth in Section 4.02, below. In the event of a Change of Control, the Early Termination Payment shall be calculated utilizing the Valuation Assumptions, substituting in each case the phrase "effective date of a Change of Control" for the phrase "Early Termination Date."

          (e)    Divestiture Acceleration Payment.    In the event of a Divestiture, the Company shall pay to the Shareholders the Divestiture Acceleration Payment with respect to such Divestiture, which shall be calculated utilizing the Valuation Assumptions.

        Section 4.02    Early Termination Notice.    If the Company chooses to exercise its right of early termination under Section 4.01(b), above, the Company shall deliver to the Shareholders' Representative notice of such intention to exercise such right (an "Early Termination Notice") and a schedule (the "Early Termination Schedule") specifying the Company's intention to exercise such right and showing in reasonable detail the information required pursuant to Section 2.02 and the calculation of the Early Termination Payment. The decision for the Company to exercise its rights of early termination under Section 4.01(b), above, shall be valid only upon the adoption and approval of a special resolution by the Board (such approval for these purposes shall require a vote in favor of such action by a majority of the Company's independent directors) authorizing the Company to exercise its right of early termination under Section 4.01(b), above. The Early Termination Payment shall become final and binding on all parties unless the Shareholders' Representative, within thirty (30) calendar days after receiving the Early Termination Schedule, provides the Company with an Objection Notice. If the parties, for any reason, are unable to successfully resolve the issues raised in such Objection Notice within thirty (30) calendar days after receipt by the Company of the Objection Notice, the Company and the Shareholders' Representative shall employ the Reconciliation Procedures.

        Section 4.03    Payment Upon Early Termination or Divestiture.

          (a)   Within five (5) Business Days after agreement is reached between the Shareholders' Representative and the Company concerning the Early Termination Schedule, the Company shall pay to each Shareholder its share (based on such Shareholder's Applicable Percentage) of an amount equal to the Early Termination Payment. Such payment shall be made by wire transfer of immediately available funds to a bank account designated by the Shareholders, or as otherwise agreed by the Company and the Shareholders.

          (b)   The "Early Termination Payment" means, as of the date of the delivery of an Early Termination Schedule, the present value, discounted at the Early Termination Rate as of such date, of all Tax Benefit Payments that would be required to be paid by the Company to the Shareholders from and after the Early Termination Date, assuming the Valuation Assumptions are applied. For purposes of calculating, pursuant to this Section 4.03(b), the present value of all Tax Benefit Payments that would be required to be paid, it shall be assumed that, absent the Early Termination Notice, all Tax Benefit Payments would be paid on the due date (without extensions) for filing the relevant Tax Return with respect to such Taxes for each Taxable Year. The computation of the Early Termination Payment is subject to the Reconciliation Procedures.

          (c)   The "Divestiture Acceleration Payment" means, as of the date of any Divestiture, the present value, discounted at the Early Termination Rate as of such date, of all Tax Benefit Payments resulting solely from the Transferred NOLs that would be required to be paid by the Company to the Shareholders from and after the date of such Divestiture assuming the Valuation Assumptions are applied, provided that the Divestiture Acceleration Payment shall be calculated without giving effect to any limitation on the use of the Transferred NOLs resulting from the Divestitures. For purposes of calculating the present value pursuant to this Section 4.03(c) of all Tax Benefit Payments that would be required to be paid, it shall be assumed that, absent the Divestiture, all Tax Benefit Payments would be paid on the due date (without extensions) for filing the relevant Tax Return with respect to such Taxes for each Taxable Year. The computation of the Divestiture Acceleration Payment is subject to the Reconciliation Procedures.

ARTICLE V
COMPANY TAX MATTERS; CONSISTENCY; COOPERATION

        Section 5.01    Shareholders' Representative Participation in Company Tax Matters.    Except as otherwise provided herein, the Company shall have full responsibility for, and sole discretion over, all Tax matters concerning the Company and its Subsidiaries including without limitation the preparation, filing or amending of any Tax Return and defending, contesting or settling any issue pertaining to Taxes, subject to a requirement that the Company act in good faith in connection with its control of any matter which is reasonably expected to affect the Shareholders' rights and obligations under this Agreement. Notwithstanding the foregoing, the Company shall act in good faith with respect to the foregoing and will not take any action, or authorize or permit any of its Affiliates to take any action, primarily for the purpose of reducing the amount of any ITR Payment or delaying the timing of any ITR Payment, including making any material change in accounting policies or practices (except for any such change required by GAAP or by applicable Tax law). Notwithstanding the foregoing, the Company shall notify the Shareholders' Representative of, and keep the Shareholders' Representative reasonably informed with respect to, the portion of any audit of the Company by a Taxing Authority the outcome of which is reasonably expected to affect the Shareholders' rights and obligations under this Agreement, and shall give the Shareholders' Representative reasonable opportunity to provide information and participate in the applicable portion of such audit.

        Section 5.02    Consistency.    Except upon the written advice of an Advisory Firm, the Company shall report and cause to be reported for all purposes, including U.S. federal, state, local and non-U.S. tax purposes and financial reporting purposes, all Tax-related items (including without limitation the Tax Benefit Payments) in a manner consistent with that specified by the Company in any Schedule or statement provided or required to be provided by or on behalf of the Company under this Agreement or under applicable Tax law. If any advice of an Advisory Firm described above is inconsistent with any treatment specified by the Company in any Schedule or statement described above, the Company shall promptly notify the Shareholders' Representative and any dispute concerning such advice shall be subject to the Reconciliation Procedures; provided, however, that only the Shareholders' Representative shall have the right to object to such advice pursuant to this Section 5.02. In the event that an Advisory Firm is replaced with another firm acceptable to the Company and the Shareholders' Representative pursuant to the definition of "Advisory Firm," such replacement Advisory Firm shall be required to perform its services under this Agreement using procedures and methodologies consistent with those used by the previous Advisory Firm, unless otherwise required by law (or the Company and the Shareholders' Representative agree to the use of other procedures and methodologies).

        Section 5.03    Cooperation.    Each of the Company, on the one hand, and the Shareholders' Representative, on the other hand, shall (a) furnish to the other party in a timely manner such information, documents and other materials in its possession as the other party may reasonably request for purposes of making or approving any determination or computation necessary or appropriate under this Agreement, preparing any Tax Return or contesting or defending any audit, examination or controversy with any Taxing Authority, (b) make itself available to the other party and its representatives to provide explanations of documents and materials and such other information as the requesting party or its representatives may reasonably request in connection with any of the matters described in clause (a) above, and (c) reasonably cooperate in connection with any such matter, and the requesting party shall reimburse the other party for any reasonable third-party costs and expenses incurred pursuant to this Section 5.03.

ARTICLE VI
MISCELLANEOUS

        Section 6.01    Notices.    All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed duly given and received (a) on the date of delivery if delivered personally, or by email upon confirmation of transmission by the sender's server if sent on a Business Day (or otherwise on the next Business Day) or (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

  If to the Company or the Independent Directors, to:

  [    •    ]

  With a copy (which shall not constitute notice) to:

  Weil, Gotshal & Manges LLP
  767 Fifth Avenue
  New York, NY 10153
  Attention:    Michael J. Aiello
                        Jaclyn L. Cohen
                        Mark Schwed
  Email:           michael.aiello@weil.com;
                        jackie.cohen@weil.com;
                        mark.schwed@weil.com

  If to the Shareholders' Representative:

  [    •    ]

  and

        If to a Shareholder, to the name and address specified on Schedule A.

        Any party may change its address or email address by giving the other party written notice of its new address or email address in the manner set forth above.

        Section 6.02    Counterparts.    This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

        Section 6.03    Entire Agreement; Third Party Beneficiaries.    This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns. The parties to this Agreement agree that the Shareholders are expressly made third party beneficiaries to this Agreement. Except as otherwise provided in the preceding sentence and the Transaction Agreement, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

        Section 6.04    Governing Law.    This Agreement, and any claim or cause of action hereunder based upon, arising out of or related to this Agreement (whether based on law, in equity, in contract, in tort or any other theory) or the negotiation, execution, performance or enforcement of this Agreement, shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the principles of conflicts of law thereof.

        Section 6.05    Severability.    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of such term or other provision as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

        Section 6.06    Successors; Assignment; Amendments; Waivers.

          (a)   The Shareholders' Representative may not assign this Agreement to any person; provided, however, that the Shareholders' Representative may assign this Agreement to any of its Affiliates, permitted successors or replacements under the Transaction Agreement, as long as such transferee has executed and delivered, or, in connection with such transfer, executes and delivers, a joinder to this Agreement, in form and substance reasonably satisfactory to the Company agreeing to be bound by all provisions of this Agreement and acknowledging specifically the last sentence of Section 6.06(c).

          (b)   No Shareholder may transfer this Agreement or its rights to ITR Payments under this Agreement; provided, that any Shareholder may transfer this Agreement and its rights to ITR Payments under this Agreement to its direct or indirect owners or other Affiliates or, with the prior written consent of the Shareholders' Representative (which may be granted or withheld in the sole discretion of the Shareholders' Representative), to other Shareholders or their direct or indirect owners or other Affiliates.

          (c)   The Company may not assign this Agreement to any person.

          (d)   No provision of this Agreement may be amended unless such amendment is approved in writing by the Company and the Shareholders' Representative, whereupon all Shareholders shall be bound. No provision of this Agreement may be waived unless such waiver is in writing and signed by the party against whom the waiver is to be effective.

          (e)   All of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the parties hereto and their respective successors, assigns, heirs, executors, administrators and legal representatives. The Company shall require and cause any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company, by written agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

        Section 6.07    Titles and Subtitles.    The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

        Section 6.08    Resolution of Disputes.

          (a)   Any and all disputes which cannot be settled amicably, including any ancillary claims of any party, arising out of, relating to or in connection with the validity, negotiation, execution, interpretation, performance or non-performance of this Agreement (including the validity, scope and enforceability of this arbitration provision) shall be finally settled by arbitration conducted by a single arbitrator in accordance with the CPR Rules for Non-Administered Arbitration then in effect (the "Rules"). The place of arbitration shall be New York, New York. The parties shall jointly select a single arbitrator who shall have the authority to hold hearings and to render a decision in accordance with the Rules. If the parties to the dispute fail to agree on the selection of an arbitrator within thirty (30) calendar days of the receipt of the request for arbitration, the arbitrator shall be selected by the CPR. The arbitrator shall be a former judge. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. Section 1, et seq., and judgment on the award may be entered by any court having jurisdiction thereof.

        Performance under this Agreement shall continue if reasonably possible during any arbitration proceedings.

          (b)   Notwithstanding the provisions of paragraph (a), either party may bring an action or special proceeding in a court of competent jurisdiction in accordance with Section 6.08(c) solely for the purpose of compelling a party to arbitrate, seeking temporary or preliminary relief in aid of an arbitration hereunder, and/or enforcing an arbitration award and, for the purposes of this paragraph (b), each Shareholder (through the Shareholders' Representative) (i) expressly consents to the application of paragraph (c) of this Section 6.08 to any such action or proceeding, and (ii) irrevocably appoints the Company as its agent for service of process in connection with any such action or proceeding and agrees that service of process upon such agent, who shall promptly advise the Shareholders' Representative of any such service of process, shall be deemed in every respect effective service of process upon all Shareholders in any such action or proceeding.

          (c)   (i) THE COMPANY, THE SHAREHOLDERS' REPRESENTATIVE AND THE SHAREHOLDERS (THROUGH THE SHAREHOLDERS' REPRESENTATIVE) HEREBY IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, THE SUPREME COURT OF THE STATE OF NEW YORK AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF NEW YORK FOR THE PURPOSE OF ANY ACTION OR JUDICIAL PROCEEDING BROUGHT IN ACCORDANCE WITH THE PROVISIONS OF PARAGRAPH (B) OF THIS SECTION 6.08 AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY SUCH ACTION OR JUDICIAL PROCEEDING, THAT SUCH ACTION OR JUDICIAL PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE, (ii) THE PARTIES HERETO IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION OR JUDICIAL PROCEEDING SHALL BE HEARD AND DETERMINED BY SUCH A NEW YORK STATE OR FEDERAL COURT AND

  (iii) THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH ACTION OR JUDICIAL PROCEEDING AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION OR JUDICIAL PROCEEDING IN THE MANNER PROVIDED IN SECTION 6.01OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

        Section 6.09    Reconciliation.    Notwithstanding the provisions of Section 6.08, in the event that the Company and the Shareholders' Representative are unable to resolve a disagreement with respect to the matters governed by this Agreement within the relevant period designated in this Agreement ("Reconciliation Dispute"), the Reconciliation Dispute shall be submitted for determination to a nationally recognized expert (the "Expert") in the particular area of disagreement mutually acceptable to both parties. The Expert shall be a partner in a nationally recognized accounting firm or a law firm (other than the Advisory Firm), and the Expert shall not, and the firm that employs the Expert shall not, have any material relationship with the Company or any Shareholders' Representative or other actual or potential conflict of interest. If the parties are unable to agree on an Expert within fifteen (15) days of receipt by the respondent(s) of written notice of a Reconciliation Dispute, the Expert shall be appointed by the International Chamber of Commerce Centre for Expertise. The Expert shall resolve any matter relating to the Early Termination Schedule or an amendment thereto within thirty (30) calendar days and shall resolve any matter relating to a Tax Benefit Schedule or an amendment thereto within fifteen (15) calendar days or as soon thereafter as is reasonably practicable, in each case after the matter has been submitted to the Expert for resolution. Notwithstanding the preceding sentence, if the matter is not resolved before any payment that is the subject of a disagreement is due or any Tax Return reflecting the subject of a disagreement is due, such payment shall be made on the date prescribed by this Agreement and such Tax Return may be filed as prepared by the Company, subject to adjustment or amendment upon resolution. The costs and expenses relating to the engagement of such Expert or amending any Tax Return shall be borne by the Company, except as provided in the next sentence. Each of the Company and the Shareholders' Representative shall bear its own costs and expenses of such proceeding. Any dispute as to whether a dispute is a Reconciliation Dispute within the meaning of this Section 6.09 shall be decided by the Expert. The Expert shall finally determine any Reconciliation Dispute and the determinations of the Expert pursuant to this Section 6.09 shall be binding on the Company and all Shareholders and may be entered and enforced in any court having jurisdiction.

        Section 6.10    Withholding.    Notwithstanding any other provision of this Agreement (but subject to Section 3.03(a)), the Company shall be entitled to deduct and withhold, or cause to be deducted or withheld, from any payment payable pursuant to this Agreement such amounts as the Company is required to deduct and withhold with respect to the making of such payment under any provision of U.S. federal, state, local or non-U.S. Tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Shareholder in respect of whom such withholding was made. Each Shareholder shall promptly provide the Company with any applicable tax forms and certifications reasonably requested by the Company in connection with determining whether any such deductions and withholdings are required under any provision of U.S. federal state, local or non-U.S. tax law.

        Section 6.11    Affiliated Corporations; Admission of the Company into a Consolidated Group; Transfers of Corporate Assets.    If the Company is or becomes a member of an affiliated or consolidated group of corporations that files a consolidated income tax return pursuant to Sections 1501 et seq. of the Code or any corresponding provisions of state, local or non-U.S. law, other than in a manner that gives rise to a Change in Control: (i) the provisions of this Agreement relating to the Company shall be applied with respect to the group as a whole; and (ii) Tax Benefit Payments shall be computed with reference to the consolidated taxable income of the group as a whole.

        Section 6.12    Headings.    The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

        Section 6.13    Certain Permitted Payment Deferral.    For the avoidance of doubt, no Tax Benefit Payment shall be required to be made by the Company to the extent that the Company does not have available cash to make such payment absent a distribution from other members of the U.S. Group or members of the U.K. Group (as determined in good faith by the Board) and such other U.S. Group members or U.K. Group members are prohibited, by the terms of then outstanding indebtedness for borrowed money, from making such required distributions to the Company; provided, that the Company shall make any such payment (or portion thereof) as soon as the Company has available cash to make such payment or portion thereof (as determined in good faith by the Board) or such distribution (or portion thereof) is no longer prohibited by the terms of any such outstanding indebtedness. Any Tax Benefit Payment deferred under this Section 6.13 shall accrue interest at the Agreed Rate, from the date that such Tax Benefit Payment originally became due and payable (without regard to this Section 6.13) though the actual payment date, compounded annually, and such deferred amounts shall not be treated as late payments or as a breach of any obligation under this Agreement.

        Section 6.14    Obligations of Holdings.    If requested by the Company, Holdings shall promptly distribute to the Company any cash needed by the Company to make any ITR Payment.

(Signatures on following pages)

        IN WITNESS WHEREOF, the Company and the Shareholders' Representative have duly executed this Agreement as of the date first written above.

Avista Healthcare Public Acquisition Corp.
By:
Name:
Title:
Envigo Holdings, Inc.
By:
Name:
Title:
Jermyn Street Associates LLC
By:
Name:
Title:

Annex E

FORM OF AGREEMENT

AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

        THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this "Agreement"), dated as of [    •    ] is made and entered into by and among Avista Healthcare Public Acquisition Corp., a Cayman Islands exempted company (the "Company"), Avista Acquisition Corp., a Cayman Islands exempted company (the "Sponsor"), the undersigned parties listed under Existing Holders on the signature page hereto (each such party, together with the Sponsor and any person or entity deemed an "Existing Holder" who hereafter becomes a party to this Agreement pursuant to Section 5.2 of this Agreement, an "Existing Holder" and collectively the "Existing Holders"), the undersigned parties listed under New Holders on the signature page hereto (each such party, together with any person or entity deemed an "New Holder" who hereafter becomes a party to this Agreement pursuant to Section 5.2 of this Agreement, a "New Holder" and collectively, the "New Holders").

RECITALS

        WHEREAS, on October 10, 2016 (the "Original Execution Date"), the Company and the Existing Holders entered into that certain Registration Rights Agreement (the "Existing Registration Rights Agreement"), pursuant to which the Company granted the Existing Holders certain registration rights with respect to certain securities of the Company;

        WHEREAS, the Company has entered into that certain Transaction Agreement (the "Transaction Agreement"), dated as of August 21, 2017, by and among Envigo International Holdings, Inc., Avista Healthcare Merger Sub, Inc., Avista Healthcare NewCo, LLC and Jermyn Street Associates, LLC, solely in its capacity as Shareholder Representative (as defined therein);

        WHEREAS, upon the closing of the transactions contemplated by the Transaction Agreement and subject to the terms and conditions set forth therein, (a) the New Holders will hold shares of Class A common stock, par value $0.0001, of the Company ("Class A Common Stock") and warrants to purchase shares of Class A Common Stock ("New Holder Warrants") and (b) the Existing Holders will hold shares of Class B common stock, par value $0.0001, of the Company ("Class B Common Stock") and warrants to purchase shares of Class A Common Stock (the "Private Placement Warrants"), in each case, in such amounts and subject to such terms and conditions as set forth in the Transaction Agreement;

        WHEREAS, pursuant to Section 5.5 of the Existing Registration Rights Agreement, the provisions, covenants and conditions set forth therein may be amended or modified upon the written consent of the Company and the Existing Holders of a majority-in-interest of the "Registrable Securities" (as such term was defined in the Existing Registration Rights Agreement) at the time in question; and

        WHEREAS, the Company and all of the Existing Holders desire to amend and restate the Existing Registration Rights Agreement in order to provide the Existing Holders and the New Holders certain registration rights with respect to certain securities of the Company, as set forth in this Agreement.

        NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I
DEFINITIONS

        1.1    Definitions.     The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

          "Adverse Disclosure" shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer or principal financial officer of the Company, after consultation with counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, and (iii) the Company has a bona fide business purpose for not making such information public.

          "Affiliate" shall mean, with respect to any Person, any other Person who, directly or indirectly, controls, is controlled by, or is under direct or indirect common control with, such Person. For the purposes of this definition "control," when used with respect to any specified Person, shall mean the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through ownership of voting securities or partnership or other ownership interests, by contract or otherwise; and the terms "controlling" and "controlled" shall have correlative meanings.

          "Agreement" shall have the meaning given in the Preamble.

          "Blackout Period" shall have the meaning given in Section 3.4.

          "Board" shall mean the Board of Directors of the Company.

          "Class A Common Stock" shall have the meaning given in the Recitals hereto.

          "Class B Common Stock" shall have the meaning given in the Recitals hereto.

          "Commission" shall mean the Securities and Exchange Commission.

          "Company" shall have the meaning given in the Preamble.

          "Demand Registration" shall have the meaning given in subsection 2.1.1.

          "Demanding Holder" means, as applicable, the Holders making a written demand for the Registration of Registrable Securities pursuant to subsection 2.1.1.

          "Exchange Act" shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

          "Existing Holders" shall have the meaning given in the Preamble.

          "Existing Registration Rights Agreement" shall have the meaning given in the Recitals hereto.

          "Family Group" shall mean, with respect to any Person, such Person, such Person's spouse, such Person's or his/her spouse's mother, father, descendants, sisters, brothers, aunts, uncles, first cousin, spouses of such Person's descendants, sisters, brothers, aunts, uncles, first cousin and any trust, foundation or other legal entity controlled by such Person or any of such Person's spouse or descendants, sisters, brothers, aunts, uncles, first cousin, and estate planning (or similar) vehicles for the benefit of any of the foregoing Persons. Family Group members include Persons who are such by birth or adoption.

          "Form S-1" shall have the meaning given in subsection 2.1.1.

          "Form S-3" shall have the meaning given in Section 2.3.

          "Founder Lock-up Period" shall mean, with respect to the Founder Stock held by the Existing Holders or their Permitted Transferees, the period ending on the earlier of (a) one year after the date hereof, (b) the first date the closing price of the Class A Common Stock equals or exceeds $12.00 per share (as adjusted for share splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the date hereof and (c) the date on which the Company completes a liquidation, merger, stock exchange, reorganization or other similar transaction which results in all of the Company's stockholders having the right to exchange their Class A Common Stock for cash, securities or other property.

          "Founder Stock" shall mean all shares of Class B Common Stock that are issued and outstanding as of the date hereof and all shares of Class A Common Stock issued upon conversion thereof.

          "Holders" means the Existing Holders, the New Holders and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 5.2.

          "Maximum Number of Securities" shall have the meaning given in subsection 2.1.4.

          "Misstatement" shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus or necessary to make the statements in a Registration Statement or Prospectus (in the case of a Prospectus in the light of the circumstances under which they were made) not misleading.

          "New Holders" shall have the meaning given in the Preamble.

          "New Holder Lock-Up Period" shall mean, with respect to the Restricted Shares that are held by the New Holders (other than the Savanna New Holder or its Permitted Transferees) or their Permitted Transferees, the period ending six months after the date hereof.

          "Original Execution Date" shall have the meaning given in the Recitals hereto.

          "Permitted Transferees" shall mean a person or entity to whom a Holder of Registrable Securities is permitted to transfer such Registrable Securities prior to the expiration of the Founder Lock-up Period, Private Placement Lock-up Period, New Holder Lock-Up Period, Savanna New Holder Three-Month Lock-Up Period or Savanna New Holder Six-Month Lock-Up Period, as applicable, in accordance with this Agreement and any other agreement between the Company and such Holder.

          "Piggyback Registration" shall have the meaning given in subsection 2.2.1.

          "Private Placement Lock-up Period" shall mean, with respect to Private Placement Warrants that are held by the initial purchasers of such Private Placement Warrants or their Permitted Transferees, and any of the shares of Class A Common Stock issued or issuable upon the exercise or conversion of the Private Placement Warrants and that are held by the initial purchasers of the Private Placement Warrants or their Permitted Transferees, the period ending 30 days after the date hereof.

          "Private Placement Warrants" shall have the meaning given in the Recitals hereto.

          "Prospectus" shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

          "Registrable Security" shall mean (a) the shares of Class A Common Stock issued upon the conversion of Class B Common Stock, (b) the Private Placement Warrants (including any shares of Class A Common Stock issued or issuable upon the exercise of any such Private Placement Warrants), (c) any outstanding shares of Class A Common Stock or any other equity security (including the shares of Class A common Stock issued or issuable upon the exercise of any other equity security) held by an Existing Holder as of the date of this Agreement, (d) any equity securities (including the shares of Class A Common Stock issued or issuable upon the exercise of any such equity security) of the Company issuable upon conversion of any working capital loans in an amount up to $1,500,000 made to the Company by an Existing Holder, (e) any outstanding shares of Class A Common Stock or any other equity security (including the shares of Class A common Stock issued or issuable upon the exercise of any other equity security) held by a New Holder as of the date of this Agreement, (g) the New Holder Warrants (including any shares of Class A Common Stock issued or issuable upon the exercise of any such New Holder Warrants) and (h) any other equity security of the Company issued or issuable with respect to any shares of Class A Common Stock described in the foregoing clauses (a) through (g) by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities when: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (B) such securities shall have been otherwise transferred, new certificates for such securities not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (C) such securities shall have ceased to be outstanding; (D) except with respect to Registrable Securities held by the Savanna New Holder, such securities may be sold without registration pursuant to Rule 144 promulgated under the Securities Act (or any successor rule promulgated by the Commission) (but with no volume or other restrictions or limitations); or (E) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

          "Registration" shall mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

          "Registration Expenses" shall mean the out-of-pocket expenses of a Registration, including, without limitation, the following:

            (A)  all registration, listing and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any securities exchange on which the shares of Class A Common Stock are then listed;

            (B)  fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

            (C)  printing, messenger, telephone and delivery expenses (including the cost of distributing prospectuses in preliminary and final form as well as any supplements thereto);

            (D)  reasonable fees and disbursements of counsel for the Company;

            (E)  reasonable fees and disbursements of all independent registered public accountants of the Company (including any fees and expenses arising from any special audits or "comfort letters") and any other Persons retained by the Company in connection with or incident to any registration of Registrable Securities pursuant to this Agreement;

            (F)  reasonable fees and expenses of one (1) legal counsel selected by the majority-in-interest of the Demanding Holders initiating a Demand Registration to be registered for offer and sale in the applicable Registration;

            (G)  all transfer agent's and registrar's fees;

            (H)  customary fees and expenses incurred in connection with any "road show" for underwritten offerings; and

            (I)   customary fees and expenses of underwriters (other than Selling Expenses) customarily paid by the issuers of securities.

          "Registration Statement" shall mean any registration statement that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

          "Restricted Shares" shall have the meaning given in Section 3.6.

          "Requesting Holder" shall have the meaning given in subsection 2.1.1.

          "Savanna New Holder" shall mean those certain New Holders designated as a "Savannah New Holder" on the signature page hereto.

          "Savanna New Holder Six-Month Lock-Up Period" shall mean, with respect to the Savanna New Holder Six-Month Restricted Shares, the period ending six months after the date hereof.

          "Savanna New Holder Six-Month Restricted Shares" shall mean 25% of the Restricted Shares that are held by the Savanna New Holder or its Permitted Transferees as of the date hereof.

          "Savanna New Holder Three- Month Lock-Up Period" shall mean, with respect to the Savanna New Holder Three-Month Restricted Shares, the period ending three months after the date hereof.

          "Savanna New Holder Three- Month Restricted Shares" shall mean 75% of the Restricted Shares that are held by the Savanna New Holder or its Permitted Transferees as of the date hereof.

          "Securities Act" shall mean the Securities Act of 1933, as amended from time to time.

          "Sponsor" shall have the meaning given in the Recitals hereto.

          "Suspension Period" shall have the meaning given in Section 3.4.

          "Transfer" shall have the meaning given in Section 3.6.

          "Underwriter" shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer's market-making activities.

          "Underwritten Offering" shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

ARTICLE II
REGISTRATIONS

        2.1    Demand Registration.

          2.1.1    Request for Registration.    Subject to the provisions of subsection 2.1.4 and Section 2.4 hereof, (a) the Existing Holders of at least a majority-in-interest of then then-outstanding number of Registrable Securities held by the Existing Holders, (b) the New Holders of at least a majority-in-interest of the then-outstanding number of Registrable Securities held by the New Holders, or (c) the Savanna New Holder, (the "Demanding Holders"), in each case, may make a written demand for Registration of all or a part of their Registrable Securities, which written demand shall describe the amount and type of securities to be included in such Registration and the intended method(s) of distribution thereof (such written demand a "Demand Registration"); provided that no Holder (other than the Savanna New Holder) may make a Demand Registration during the period starting on the date hereof and ending on the date six months after the date hereof (the "Savanna New Holder Exclusivity Period"). The Company shall, within ten (10) days of the Company's receipt of the Demand Registration, notify, in writing, all other Holders of Registrable Securities of such demand, and each Holder of Registrable Securities who thereafter wishes to include all or a portion of such Holder's Registrable Securities in a Registration pursuant to a Demand Registration (each such Holder that includes all or a portion of such Holder's Registrable Securities in such Registration, a "Requesting Holder") shall so notify the Company, in writing, within five (5) days after the receipt by the Holder of the notice from the Company; provided, that during the Savanna New Holder Exclusivity Period, no Holder other than the Savanna New Holder shall have the right to include any portion of such Holder's Registrable Securities in a Registration. Upon receipt by the Company of any such written notification from a Requesting Holder(s) to the Company, such Requesting Holder(s) shall be entitled to have their Registrable Securities included in a Registration pursuant to a Demand Registration and the Company shall effect, as soon thereafter as practicable, but not more than forty five (45) days immediately after the Company's receipt of the Demand Registration, the Registration of all Registrable Securities requested by the Demanding Holders and Requesting Holders pursuant to such Demand Registration. Under no circumstances shall the Company be obligated to effect more than (x) an aggregate of three (3) Registrations pursuant to a Demand Registration by the Existing Holders under this subsection 2.1.1 with respect to any or all Registrable Securities held by such Existing Holders and (y) an aggregate of three (3) Registrations pursuant to a Demand Registration by the New Holders under this subsection 2.1.1 with respect to any or all Registrable Securities held by such New Holders; provided, however, that a Registration shall not be counted for such purposes unless a Form S-1 or any similar long-form registration statement that may be available at such time ("Form S-1") has become effective and all of the Registrable Securities requested by the Demanding Holders and the Requesting Holders to be registered on behalf of the Demanding Holders and the Requesting Holders in such Form S-1 Registration have been sold, in accordance with Section 3.1. Notwithstanding the foregoing, the Company shall not be required to give effect to a Demand Registration from a Demanding Holder if the Company has registered Registrable Securities pursuant to a Demand Registration from such Demanding Holder (except if such Demanding Holder is the Savanna New Holder) in the preceding one-hundred and fifty (150) days.

          2.1.2    Effective Registration.    Notwithstanding the provisions of subsection 2.1.1 above or any other part of this Agreement, a Registration pursuant to a Demand Registration shall not count as a Registration unless and until (i) the Registration Statement filed with the Commission with respect to a Registration pursuant to a Demand Registration has been declared effective by the Commission and (ii) the Company has complied with all of its obligations under this Agreement with respect thereto; provided, further, that if, after such Registration Statement has been declared effective, an offering of Registrable Securities in a Registration pursuant to a Demand Registration is subsequently interfered with by any stop order or injunction of the Commission, federal or state court or any other governmental agency the Registration Statement with respect to such Registration shall be deemed not to have been declared effective, unless and until, (i) such stop order or injunction is removed, rescinded or otherwise terminated, and (ii) a majority-in-interest of the Demanding Holders initiating such Demand Registration thereafter affirmatively elect to continue with such Registration and accordingly notify the Company in writing, but in no event later than five (5) days, of such election; provided, further, that the Company shall not be obligated or required to file another Registration Statement until the Registration Statement that has been previously filed with respect to a Registration pursuant to a Demand Registration becomes effective or is subsequently terminated.

          2.1.3    Underwritten Offering.    Subject to the provisions of subsection 2.1.5 and Section 2.4 hereof, if a majority-in-interest of the Demanding Holders so advise the Company as part of their Demand Registration that the offering of the Registrable Securities pursuant to such Demand Registration shall be in the form of an Underwritten Offering, then the right of such Demanding Holder or Requesting Holder (if any) to include its Registrable Securities in such Registration shall be conditioned upon such Holder's participation in such Underwritten Offering and the inclusion of such Holder's Registrable Securities in such Underwritten Offering to the extent provided herein. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.1.3 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the majority-in-interest of the Demanding Holders initiating the Demand Registration.

          2.1.4    Reduction of Underwritten Offering.    If the managing Underwriter or Underwriters in an Underwritten Offering pursuant to a Demand Registration, in good faith, advises the Company, the Demanding Holders and the Requesting Holders (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other shares of Class A Common Stock or other equity securities that the Company desires to sell and the shares of Class A Common Stock, if any, as to which a Registration has been requested pursuant to separate written contractual piggy-back registration rights held by any other stockholders who desire to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in such Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the "Maximum Number of Securities"), then the Company shall include in such Underwritten Offering, as follows: (i) first, the Registrable Securities of the Demanding Holders and, if the Demanding Holders are Existing Holders, the Requesting Holders that are Existing Holders (if any) or, if the Demanding Holders are New Holders, the Requesting Holders that are New Holders (if any) (in each case pro rata based on the respective number of Registrable Securities that each Demanding Holder and Requesting Holder (if any) has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Demanding Holders and Requesting Holders have requested be included in such Underwritten Offering (such proportion is referred to herein as "Pro Rata")) that can be sold without exceeding the Maximum Number of Securities; provided, that until such time as the Savanna New Holder no longer holds any Registrable Securities, the pro rata allocation of Registrable Securities shall be adjusted so that the Registrable Securities to be allocated to the Savanna New Holder (if the Savanna New Holder is a Demanding Holder or Requesting Holder) pursuant to this clause (i) shall include the maximum number of Registrable Securities that the Savanna New Holder has requested to be included in such Underwritten Offering, (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Registrable Securities of any other Holders (pro rata, based on the respective numbers of Registrable Securities that each Holder has so requested exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1 hereof) without exceeding the Maximum Number of Securities; and (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the shares of Class A Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (iv) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i), (ii) and (iii), the shares of Class A Common Stock or other equity securities of other persons or entities that the Company is obligated to register in a Registration pursuant to separate written contractual arrangements with such persons and that can be sold without exceeding the Maximum Number of Securities.

          2.1.5    Demand Registration Withdrawal.    Any of the Demanding Holders initiating a Demand Registration or any of the Requesting Holders (if any), pursuant to a Registration under subsection 2.1.1 shall have the right to withdraw from a Registration pursuant to such Demand Registration pursuant to subsection 2.1.1 for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Registration prior to (x) in the case of a Demand Registration not involving any Underwritten Offering, the effectiveness of the applicable Registration Statement or (y) in the case of any Demand Registration involving an Underwritten Offering, prior to the pricing of such Underwritten Offering; provided, however, that upon withdrawal by a majority-in-interest of the Demanding Holders initiating a Demand Registration, the Company shall cease all efforts to secure effectiveness of the applicable Registration Statement or complete the Underwritten Offering, as applicable. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Registration pursuant to a Demand Registration prior to its withdrawal under this subsection 2.1.5.

        2.2    Piggyback Registration.

          2.2.1    Piggyback Rights.    If the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of stockholders of the Company (or by the Company and by the stockholders of the Company including, without limitation, pursuant to Section 2.1 hereof), other than a Registration Statement (i) filed in connection with any employee stock option or other benefit plan, (ii) for an exchange offer or offering of securities solely to the Company's existing stockholders, (iii) for an offering of debt that is convertible into equity securities of the Company or (iv) for a dividend reinvestment plan, then the Company shall give written notice of such proposed filing to all of the Holders of Registrable Securities as soon as practicable but not less than ten (10) days before the anticipated filing date of such Registration Statement, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to register the sale of such number of Registrable Securities as such Holders may request in writing within five (5) days after receipt of such written notice (such Registration a "Piggyback Registration"). The Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and shall use its best efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable Securities requested by the Holders pursuant to this subsection 2.2.1 to be included in a Piggyback Registration on the same terms and conditions as any similar securities of the Company included in such Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.2.1 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company.

          2.2.2    Reduction of Piggyback Registration.    If the managing Underwriter or Underwriters in an Underwritten Offering that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of the shares of Class A Common Stock that the Company desires to sell, taken together with (i) the shares of Class A Common Stock, if any, as to which Registration has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder (ii) the Registrable Securities as to which registration has been requested pursuant Section 2.2 hereof, and (iii) the shares of Class A Common Stock, if any, as to which Registration has been requested pursuant to separate written contractual piggy-back registration rights of other stockholders of the Company, exceeds the Maximum Number of Securities, then:

            (a)   If the Registration is undertaken for the Company's account, the Company shall include in any such Registration (i) first, the shares of Class A Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1 hereof, pro rata, based on the respective number of Registrable Securities that each Holder has requested to be included in such Piggyback Registration and the aggregate number of Registrable Securities that the Holders have requested be included in such Piggyback Registration, which can be sold without exceeding the Maximum Number of Securities; provided, that until such time as the Savanna New Holder no longer holds any Registrable Securities, the pro rata allocation of Registrable Securities shall be adjusted so that the Registrable Securities to be allocated to the Savanna New Holder (if the Savanna New Holder has elected to participate in the Piggyback Registration) pursuant to this clause (ii) shall include the maximum number of Registrable Securities that the Savanna New Holder has requested to be included in such Piggyback Registration, and (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the shares of Class A Common Stock, if any, as to which Registration has been requested pursuant to written contractual piggy-back registration rights of other stockholders of the Company, which can be sold without exceeding the Maximum Number of Securities;

            (b)   If the Registration is pursuant to a request by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration (i) first, the shares of Class A Common Stock or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1, pro rata, based on the respective number of Registrable Securities that each Holder has so requested to be registered, which can be sold without exceeding the Maximum Number of Securities; provided, that until such time as the Savanna New Holder no longer holds any Registrable Securities, the pro rata allocation of Registrable Securities shall be adjusted so that the Registrable Securities to be allocated to the Savanna New Holder (if the Savanna New Holder has elected to participate in the Piggyback Registration) pursuant to this clause (ii) shall include the maximum number of Registrable Securities that the Savanna New Holder has requested to be included in such Piggyback Registration, third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the shares of Class A Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (iv) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i), (ii) and (iii), the shares of Class A Common Stock or other equity securities for the account of other persons or entities that the Company is obligated to register pursuant to separate written contractual arrangements with such persons or entities, which can be sold without exceeding the Maximum Number of Securities.

          2.2.3    Piggyback Registration Withdrawal.    Any Holder of Registrable Securities shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to (x) in the case of a Piggyback

  Registration not involving an Underwritten Offering, prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration or (y) in the case of any Piggyback Registration involving an Underwritten Offering, prior to the pricing of such Underwritten Offering. The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this subsection 2.2.3.

          2.2.4    Unlimited Piggyback Registration Rights.    For purposes of clarity, any Registration effected pursuant to Section 2.2 hereof shall not be counted as a Registration pursuant to a Demand Registration effected under subsection 2.1.1 hereof.

        2.3    Registrations on Form S-3.     The Holders of Registrable Securities may at any time, and from time to time, request in writing that the Company, pursuant to Rule 415 under the Securities Act (or any successor rule promulgated thereafter by the Commission), register the resale of any or all of their Registrable Securities on Form S-3 or any similar short-form registration statement that may be available at such time ("Form S-3"). Within five (5) days of the Company's receipt of a written request from a Holder or Holders of Registrable Securities for a Registration on Form S-3, the Company shall promptly give written notice of the proposed Registration on Form S-3 to all other Holders of Registrable Securities, and each Holder of Registrable Securities who thereafter wishes to include all or a portion of such Holder's Registrable Securities in such Registration on Form S-3 shall so notify the Company, in writing, within ten (10) days after the receipt by the Holder of the notice from the Company. As soon as practicable thereafter, but not more than twelve (12) days after the Company's initial receipt of such written request for a Registration on Form S-3, the Company shall register all or such portion of such Holder's Registrable Securities as are specified in such written request, together with all or such portion of Registrable Securities of any other Holder or Holders joining in such request as are specified in the written notification given by such Holder or Holders; provided, however, that the Company shall not be obligated to effect any such Registration pursuant to Section 2.3 hereof if (i) a Form S-3 is not available for such offering; or (ii) the Holders of Registrable Securities, together with the Holders of any other equity securities of the Company entitled to inclusion in such Registration, propose to sell the Registrable Securities and such other equity securities (if any) at any aggregate price to the public of less than $5,000,000.

        2.4    Restrictions on Registration Rights.     If (A) during the period starting with the date sixty (60) days prior to the Company's good faith estimate of the date of the filing of, and ending on a date one hundred and twenty (120) days after the effective date of, a Company initiated Registration and provided that the Company has delivered written notice to the Holders prior to receipt of a Demand Registration pursuant to subsection 2.1.1 and it continues to actively employ, in good faith, all reasonable efforts to cause the applicable Registration Statement to become effective; (B) the Holders have requested an Underwritten Offering and the Company and the Holders are unable to obtain the commitment of underwriters to firmly underwrite the offer; or (C) in the good faith judgment of the Board such Registration would be seriously detrimental to the Company and the Board concludes as a result that it is essential to defer the filing of such Registration Statement at such time, then in each case the Company shall furnish to such Holders a certificate signed by the Chairman of the Board stating that in the good faith judgment of the Board it would be seriously detrimental to the Company for such Registration Statement to be filed in the near future and that it is therefore essential to defer the filing of such Registration Statement. In such event, the Company shall have the right to defer such filing for a period of not more than thirty (30) days; provided, however, that the Company shall not defer its obligation in this manner more than once in any 12-month period. Notwithstanding anything to the contrary contained in this Agreement, no Registration shall be effected or permitted and no Registration Statement shall become effective, with respect to any Registrable Securities held by any applicable Holders, until after the expiration of the Founder Lock-up Period, the Private Placement Lock-up Period, the New Holder Lock-Up Period, the Savanna New Holder Three-Month Lock-Up Period or the Savanna New Holder Six-Month Lock-Up Period, as applicable; provided, however, that this shall not prevent any Holder from making a Demand Registration or other Registration hereunder prior to the expiration of such lock-up such that such Registration Statement is only effective on or after the expiration of the Founder Lock-up Period, the Private Placement Lock-up Period, the New Holder Lock-Up Period, the Savanna New Holder Three-Month Lock-Up Period or the Savanna New Holder Six-Month Lock-Up Period.

ARTICLE III
COMPANY PROCEDURES

        3.1    General Procedures.     If the Company is required to effect the Registration of Registrable Securities, the Company shall use its best efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, as expeditiously as possible:

          3.1.1  prepare and file with the Commission as soon as practicable a Registration Statement with respect to such Registrable Securities and use its reasonable best efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement have been sold;

          3.1.2  prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be requested by the Holders or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;

          3.1.3  prior to filing a Registration Statement or prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and to such Holders' legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the one legal counsel for such Holders may request in order to facilitate the disposition of the Registrable Securities owned by such Holders (and in each case shall consider in good-faith any comments provided by such persons);

          3.1.4  prior to any public offering of Registrable Securities, use its best efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or "blue sky" laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

          3.1.5 cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed;

          3.1.6 provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

          3.1.7 advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of comments by the Commission, any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

          3.1.8 at least five (5) days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus or, to the extent practicable, any document that is to be incorporated by reference into such Registration Statement or Prospectus, furnish a copy thereof to each seller of such Registrable Securities or one counsel on behalf of such sellers;

          3.1.9 notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4 hereof;

          3.1.10  permit a representative of the Holders, the Underwriters, if any, and any attorney or accountant retained by such Holders or Underwriter to participate, at each such person's own expense, in the preparation of the Registration Statement, and cause the Company's officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, attorney or accountant in connection with the Registration and the underwriters due diligence responsibilities and ; provided, however, that such representatives or Underwriters enter into a confidentiality agreement, in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;

          3.1.11  obtain a "cold comfort" letter from the Company's independent registered public accountants in the event of an Underwritten Offering, in customary form and covering such matters of the type customarily covered by "cold comfort" letters as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;

          3.1.12  if such offering is an underwritten offering, use its reasonable best efforts to provide legal opinions of the Company's outside counsel, addressed to the underwriters, dated the effective date of, or the date of the final receipt issued for, such Registration Statement (the date of the closing under the underwriting agreement for such offering), each amendment and supplement thereto, with respect to the Registration Statement, each amendment and supplement thereto (including the preliminary prospectus) and such other documents relating thereto in customary form and covering such matters of the type customarily covered by legal opinions of such nature;

          3.1.13  on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the Holders, the placement agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the Holders, placement agent, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to a majority-in-interest of the participating Holders;

          3.1.14  in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriter of such offering and take all such appropriate and reasonable other actions as the Holders or the underwriters, if any, reasonably request in order to expedite or facilitate the disposition of such Registrable Securities;

          3.1.15  make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company's first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated by the Commission);

          3.1.16  if the Registration involves the Registration of Registrable Securities involving gross proceeds in excess of $[25,000,000], use its reasonable efforts to make available senior executives of the Company to participate in customary "road show" presentations that may be reasonably requested by the Underwriter in any Underwritten Offering; and

          3.1.17  otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with such Registration.

        3.2    Registration Expenses.     The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters' commissions and discounts and brokerage fees, and, other than as set forth in the definition of "Registration Expenses," all reasonable fees and expenses of any legal counsel representing the Holders.

        3.3    Requirements for Participation in Underwritten Offerings.     No person may participate in any Underwritten Offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person (i) agrees to sell such person's securities on the basis provided in any underwriting arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements.

        3.4    Suspension of Sales; Adverse Disclosure.     Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until it is advised in writing by the Company that the use of the Prospectus may be resumed (any such period, a "Suspension Period"). If the filing, initial effectiveness or continued use of a (including in connection with any Underwritten Offering) Registration Statement in respect of any Registration at any time would require the Company to make an Adverse Disclosure or would require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company's control, the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of (including in connection with any Underwritten Offering), such Registration Statement for the shortest period of time, but in no event more than thirty (30) days, determined in good faith by the Company to be necessary for such purpose (any such period, a "Blackout Period") and in no event shall (i) the Company deliver notice of a Blackout Period to the Holders more than two times in any calendar year (or more than once in a six month period) or (ii) Blackout Periods be in effect for an aggregate of forty-five (45) days or more in any calendar year. In the event the Company exercises its rights under the preceding sentence, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities. The Company shall immediately notify the Holders of the expiration of any period during which it exercised its rights under this Section 3.4.

        3.5    Reporting Obligations.     As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings (the delivery of which will be satisfied by the Company's filing of such reports on the Commission's EDGAR system). The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell shares of Class A Common Stock held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule promulgated by the Commission), including providing any legal opinions. Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

        3.6    Transfer Restrictions.

          3.6.1  During the New Holder Lock-Up Period, the Savanna New Holder Three-Month Lock-Up Period or the Savanna New Holder Six-Month Lock-Up Period, as applicable, no New Holder shall offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of or distribute ("Transfer") any shares of Class A Common Stock, any New Holder Warrants or shares of Class A Common Stock issued with respect thereto or any other options or warrants to purchase any shares of Class A Common Stock or any securities convertible into, exercisable for, exchangeable for or that represent the right to receive shares of Class A Common Stock, whether now owned or hereinafter acquired, that is owned directly by such New Holder (including securities held as a custodian) or with respect to which such New Holder has beneficial ownership within the rules and regulations of the Commission (collectively, the "Restricted Shares"); provided, that, for the avoidance of doubt, the foregoing restrictions shall only apply to (i) the Savanna New Holder Three-Month Lock-Up Restricted Shares during the Savanna New Holder Three-Month Lock-Up Period and (ii) the Savanna New Holder Six-Month Lock-Up Restricted Shares during the Savanna New Holder Six-Month Lock-Up Period. The foregoing restriction is expressly agreed to preclude each New Holder from engaging in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of the Restricted Shares even if such Restricted Shares would be disposed of by someone other than such New Holder. Such prohibited hedging or other transactions include any short sale or any purchase, sale or grant of any right (including any put or call option) with respect to any of the Restricted Shares of the applicable New Holder or with respect to any security that includes, relates to, or derives any significant part of its value from such Restricted Shares.

          3.6.2  Each New Holder hereby represents and warrants that it now has, and, except as contemplated by this subsection 3.6.2, for the duration of the New Holder Lock-Up Period, the Savanna New Holder Three-Month Lock-Up Period or the Savanna New Holder Six-Month Lock-Up Period, as applicable, will have, good and marketable title to its Restricted Shares, free and clear of all liens, encumbrances, and claims that could impact the ability of such New Holder to comply with the foregoing restrictions. Each New Holder agrees and consents to the entry of stop transfer instructions with the Company's transfer agent and registrar against the transfer of any Restricted Shares during the New Holder Lock-Up Period, the Savanna New Holder Three-Month Lock-Up Period or the Savanna New Holder Six-Month Lock-Up Period, as applicable, except in compliance with the foregoing restrictions.

          3.6.3  Notwithstanding anything to the contrary set forth herein, a Holder may Transfer Restricted Shares, Founder Stock or Private Placement Warrants (including shares of Class A Common Stock issued in exchange thereof) prior to the expiration of the applicable lock-up period to (a) an Affiliate of such Holder or, in the case of a Holder who is a natural person, such Holder's Family Group, (b) in the case of an entity, to its direct or indirect beneficial owners in accordance with their pro rata ownership share in such entity, (c) any other Holder or an Affiliate of any other Holder, or (d) such other Peron upon the prior written consent of the Company; provided that, in each case, it shall be a condition to any such Transfer, that the transferee execute and deliver a joinder to this Agreement in a form reasonably satisfactory to the Company whereby such transferee shall agree to be bound by the terms of this Agreement and shall thereupon be deemed an Existing Holder or New Holder hereunder, as applicable.

ARTICLE IV
INDEMNIFICATION AND CONTRIBUTION

        4.1    Indemnification.

          4.1.1  The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, their affiliates and their respective officers, directors, employees and partners and each person who is a "controlling person" such Holder (within the meaning of the Securities Act) against, and pay and reimburse such persons for all losses, claims, damages, liabilities and expenses (including attorneys' fees) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Company by such Holder expressly for use therein and the Company will pay and reimburse any Holder and each such affiliate, director, officer, employee, partner and controlling person for any legal or any other expenses actually and reasonably incurred by them in connection with investigating, defending or settling any such loss, claim, liability, action or proceeding. The Company shall indemnify the Underwriters, their officers and directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder or as is reasonable and customary in an underwritten offering.

          4.1.2  In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by law, shall indemnify the Company, its directors and officers and agents and each person who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including without limitation reasonable attorneys' fees) resulting from any untrue statement of material fact contained in the Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.

          4.1.3  Any person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person's right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party's reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement unless (i) such settlement is to be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) (ii) such settlement includes as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation and (iii) such settlement does not include an admission of fault by such indemnified party.

          4.1.4  The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company's or such Holder's indemnification is unavailable for any reason.

          4.1.5  If the indemnification provided under Section 4.1 hereof from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party's and indemnified party's relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this subsection 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in subsections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this subsection 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this subsection 4.1.5. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this subsection 4.1.5 from any person who was not guilty of such fraudulent misrepresentation.

ARTICLE V
MISCELLANEOUS

        5.1    Notices.     Any notice or communication under this Agreement must be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery, or (iii) transmission by hand delivery, electronic mail, telecopy, telegram or facsimile. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third business day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery, electronic mail, telecopy, telegram or facsimile, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed, if to the Company to: 65 East 55th St., 18th Floor, New York, NY 10022 or by facsimile at (212) 593-6901, and, if to any Holder, at such Holder's address or facsimile number as set forth in the Company's books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 5.1.

        5.2    Assignment; No Third Party Beneficiaries.

          5.2.1  This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.

          5.2.2  Prior to the expiration of the Founder Lock-up Period, the Private Placement Lock-up Period, the New Holder Lock-Up Period, the Savanna New Holder Three-Month Lock-Up Period or the Savanna New Holder Six-Month Lock-Up Period, as the case may be, no Holder may assign or delegate such Holder's rights, duties or obligations under this Agreement, in whole or in part, in violation of the applicable lock-up period, except in connection with a transfer of Registrable Securities by such Holder to another Holder or a Permitted Transferee but only if such Permitted Transferee agrees to become bound by the transfer restrictions set forth in this Agreement.

          5.2.3  This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders, which shall include Permitted Transferees.

          5.2.4  This Agreement shall not confer any rights or benefits on any persons that are not parties hereto, other than as expressly set forth in this Agreement and Section 5.2 hereof.

          5.2.5  No assignment by any party hereto of such party's rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 5.1 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 5.2 shall be null and void.

        5.3    Counterparts.     This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.

        5.4    Governing Law; Venue.     NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK AS APPLIED TO AGREEMENTS AMONG NEW YORK RESIDENTS ENTERED INTO AND TO BE PERFORMED ENTIRELY WITHIN NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAW PROVISIONS OF SUCH JURISDICTION. ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OR THE COURTS OF THE STATE OF NEW YORK IN EACH CASE LOCATED IN THE CITY OF NEW YORK, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING.

        5.5    Amendments and Modifications.     Upon the written consent of (i) the Company and (ii) Holders of at least a majority-in-interest of the Registrable Securities held by the Holders at the time in question at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects either the Existing Holders as a group, the New Holders as group or the Savanna New Holder with respect to rights or obligations specific to the Savanna New Holder, respectively, in a manner that is materially adversely different from Existing Holders, New Holders or Savanna New Holder, as applicable shall require the consent of at least a majority-in-interest of the Registrable Securities held by such Existing Holders, a majority-in-interest of the Registerable Securities held by such New Holders or the Savanna New Holder, as applicable, at the time in question so affected, provided, further, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Holder, solely in its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

        5.6    Other Registration Rights.     The Company represents and warrants that no person, other than a Holder of Registrable Securities, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration filed by the Company for the sale of securities for its own account or for the account of any other person. Further, the Company represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail. The Company agrees that it will not enter into, any agreement with respect to its securities that violates or subordinates or is otherwise inconsistent with the rights granted to the Holders of Registrable Securities under this Agreement without the written consent of a majority-in-interest of the Registrable Securities held by the Holders at the time in question. For the term of this Agreement, the Company shall not grant to any Person the right to require the Company to register any equity securities of the Company, or any securities convertible or exchangeable into or exercisable for such securities, without written consent of the majority-in-interest of the Holders, unless such rights are explicitly made subordinate to all rights granted hereunder.

        5.7    Term.     This Agreement shall terminate upon the earlier of (i) the tenth anniversary of the date of this Agreement or (ii) the date as of which (A) all of the Registrable Securities have been sold pursuant to a Registration Statement (but in no event prior to the applicable period referred to in Section 4(a)(3) of the Securities Act and Rule 174 thereunder) or (B) the Holders of all Registrable Securities are permitted to sell the Registrable Securities under Rule 144 (or any similar provision) under the Securities Act without limitation on the amount of securities sold or the manner of sale. The provisions of Section 3.5 and Article IV shall survive any termination.

        5.8    Interpretation.     The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The word "herein" and similar references mean, except where a specific Section or Article reference is expressly indicated, the entire Agreement rather than any specific Section or Article. The table of contents and the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Unless expressly indicated otherwise in this Agreement, all references in this Agreement to "the date hereof" or "the date of this Agreement" shall refer to [    •    ] and shall not be deemed to refer to the Original Execution Date.

        5.9    Listing.     The Company agrees to use commercially reasonable efforts to cause the Class A Common Stock to continue to be listed on the NASDAQ Stock Market or another national securities exchange

[Signature Page Follows]

        IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY:
AVISTA HEALTHCARE PUBLIC ACQUISITION CORP
By:
Name:
Title:
EXISTING HOLDERS:
AVISTA ACQUISITION CORP
By:
Name:
Title:
HÅKAN BJÖRKLUND:
By:
	Name:	Håkan Björklund
CHARLES HARWOOD
By:
	Name:	Charles Harwood
BRIAN MARKISON
By:
	Name:	Brian Markison
ROBERT O'NEIL
By:
	Name:	Robert O'Neil

[Signature Page to Registration Rights Agreement]

NEW HOLDERS:
[NEW HOLDER]
By:
Name:
Title:

Annex F

January 21, 2018

Avista Healthcare Public Acquisition Corp.
65 East 55th Street
18th Floor
New York, NY 10022

        RE: Surrender of Class B Shares and Private Placement Warrants

        Reference is made to the letter agreement dated as of August 21, 2017 (the "Letter Agreement"), entered into and delivered by Parent, Avista Acquisition Corp., a Cayman Islands exempt company ("Parent Sponsor"), and certain directors of Parent that are signatories hereto (collectively with the Parent Sponsor, the "Class B Holders") in connection with the transactions contemplated by the Transaction Agreement dated as of August 21, 2017, by and among Envigo International Holdings, Inc., a Delaware corporation, Avista Healthcare Public Acquisition Corp., a Cayman Islands exempted company ("Parent"), Avista Healthcare Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent, Avista Healthcare NewCo, LLC, a Delaware limited liability company and wholly-owned subsidiary of Parent, and Jermyn Street Associates LLC, solely in its capacity as Shareholder Representative, as amended on November 22, 2017 and as further amended on December 22, 2017 (the "Transaction Agreement"). This letter (the "Restated Letter") is being entered into and delivered by Parent, Parent Sponsor and the Class B Holders in connection with the transactions contemplated by the Transaction Agreement and serves to amend and restate the Letter Agreement. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Transaction Agreement.

        In consideration of the amendment of the Transaction Agreement of even date herewith and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the Class B Holders hereby (a) represents and warrants that the Class B Holders collectively hold all of the issued and outstanding Private Placement Warrants and Class B Shares, in each case, as of the date of this Restated Letter; (b) agrees that, subject to the satisfaction or waiver of each of the conditions to Closing set forth in Sections 6.1 and 6.2 of the Transaction Agreement, and immediately prior to the Domestication, the Class B Holders shall collectively (pro rata among the Class B Holders) (i) surrender 3,875,000 Class B Shares to Parent for no consideration and (ii) surrender 4,100,000 Private Placement Warrants to Parent for no consideration; (c) agrees that, until the consummation of the transactions contemplated by the Transaction Agreement, the Class B Holders shall not modify, amend or terminate that certain Letter Agreement, dated October 10, 2016, by and among Parent and the Class B Holders, waive or release any claims or rights thereunder or otherwise consent to any of the foregoing; and (d) waives any and all rights such Class B Holder has or will have under the Parent Organizational Documents to receive, with respect to each share of Class B common stock of Parent, par value $0.0001, held by such Class B Holder immediately following the Domestication, more than one share of Parent Common Stock upon conversion thereof in accordance with the Parent Organizational Documents. Subject to the terms and conditions of this Restated Letter, the Class B Holders agree to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Restated Letter.

        This Restated Letter shall terminate, and have no further force and effect, if the Transaction Agreement is terminated in accordance with its terms prior to the First Merger Effective Time. This Restated Letter, and any claim or cause of action hereunder based upon, arising out of or related to this Restated Letter (whether based on law, in equity, in contract, in tort or any other theory) or the negotiation, execution, performance or enforcement of this Restated Letter, shall be governed by and construed in accordance with the Laws of the State of New York, without giving effect to any principles

F-1

of conflicts of law. This Restated Letter may be executed in two (2) or more counterparts (including by electronic means), all of which shall be considered one and the same agreement and shall become effective when signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart.

[The remainder of this page left intentionally blank.]

F-2

        Please indicate your agreement to the terms of this Letter Agreement by signing where indicated below.

Very truly yours,
Avista Acquisition Corp.
	By:	/s/ DAVID BURGSTAHLER
		Name:	David Burgstahler
		Title:	President and Chief Executive Officer
Solely in their capacity as a holder of Class B Shares and Private Placement Warrants:
/s/ Håkan Björklund Håkan Björklund
/s/ CHARLES HARWOOD Charles Harwood
/s/ BRIAN MARKISON Brian Markison
/s/ ROBERT O'NEIL Robert O'Neil
Acknowledged and agreed as of the date of this Letter Agreement:
Avista Healthcare Public Acquisition Corp.

By:	/s/ DAVID BURGSTAHLER
	Name:	David Burgstahler
	Title:	President and Chief Executive Officer

F-3

 PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of directors and officers.

        The Companies Law of the Cayman Islands does not limit the extent to which a company's memorandum and articles of association may provide for indemnification of officers and directors. However, such provision may be held by the Cayman Islands courts to be unenforceable, to the extent it seeks to indemnify or exculpate a fiduciary in respect of their actual fraud or willful default, or for the consequences of committing a crime. The Registrant's amended and restated memorandum and articles of association provides for indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such, except through their own actual fraud or willful default.

        Such limitation of liability and indemnification does not affect the availability of equitable remedies. In addition, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, or the SEC, indemnification for liabilities arising under the Securities Act of 1933, as amended, or the Securities Act, is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 21.    Exhibits And Financial Statements Schedules.

(a)    Exhibits.

        The Exhibit Index following the signature page is incorporated herein by reference.

(b)    Financial Statements.

        The financial statements filed with this registration statement on Form S-4 are set forth on the Financial Statement Index and is incorporated herein by reference.

Item 22.    Undertakings.

        1.     The undersigned Registrant hereby undertakes:

          (a)   To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

              (i)  To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

             (ii)  To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

          (b)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (d)   That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

          (e)   That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

              (i)  Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

             (ii)  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

            (iii)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

            (iv)  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

        2.     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

        3.     The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

        4.     The registrant undertakes that every prospectus: (1) that is filed pursuant to the immediately preceding paragraph, or (2) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        5.     The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this Registration Statement through the date of responding to the request.

        6.     The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning this transaction that was not the subject of and included in this Registration Statement when it became effective.

 EXHIBIT INDEX

Exhibit Number		Description
2.1	†	Agreement and Plan of Merger, dated as of August 21, 2017, by and among AHPAC, Envigo, Merger Sub and NewCo (attached as Annex A to the proxy statement/prospectus which forms part of this registration statement).

2.2	†	Amendment No. 1 to the Transaction Agreement, dated as of November 22, 2017, by and among AHPAC, Envigo, Merger Sub and NewCo (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K of AHPAC, filed with the SEC on November 22, 2017).

2.3	†	Amendment No. 2 to the Transaction Agreement, dated as of December 22, 2017, by and among AHPAC, Envigo, Merger Sub and NewCo (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K of AHPAC, filed with the SEC on December 26, 2017).

2.4	†	Amendment No. 3 to the Transaction Agreement, dated as of January 21, 2018, by and among AHPAC, Envigo, Merger Sub and NewCo (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K of AHPAC, filed with the SEC on January 22, 2018).

3.1	†	Proposed Certificate of Incorporation of AHPAC (attached as Annex B to the proxy statement/prospectus which forms part of this registration statement).

3.2	†	Proposed Bylaws of AHPAC (attached as Annex C to the proxy statement/prospectus which forms part of this registration statement).

4.1	†	Form of Tax Receivable Agreement to be entered into by AHPAC and the shareholder representative on behalf of the Selling Equityholders (attached as Annex D to the proxy statement/prospectus which forms part of this registration statement).

4.2	†	Form of Amended and Restated Registration Rights Agreement to be entered into by AHPAC, the sponsor and the restricted stockholders (attached as Annex E to the proxy statement/prospectus which forms part of this registration statement).

4.3	†	Parent Sponsor Letter Agreement, dated as of August 21, 2017, as amended and restated on January 21, 2018 by the sponsor and the Class B Holders and agreed by AHPAC (attached as Annex F to the proxy statement/prospectus which forms part of this registration statement).

5.1	†	Form of Legal opinion of Weil, Gotshal & Manges LLP

8.1	†	Form of Tax opinion of Weil, Gotshal & Manges LLP

8.2	†	Form of Tax opinion of Maples and Calder

23.1	†	Form of Consent of Weil, Gotshal & Manges LLP (included in Exhibit 5.1)

23.2	†	Form of Consent of Weil, Gotshal & Manges LLP (included in Exhibit 8.1)

23.3	†	Form of Consent of Maples and Calder (included in Exhibit 8.2)

23.4	†	Consent of Marcum LLP relating to AHPAC's financial statements

23.5	†	Consent of KPMG, LLP relating to Envigo's financial statements

24.1	†	Powers of Attorney

99.1	†	Form of AHPAC Proxy Card

99.2	†	Consent of Dr. Adrian Hardy to be named as a director

Exhibit Number		Description
99.3	†	Consent of Brian Cass to be named as a director

99.4	†	Consent of Richard Cimino to be named as a director

99.5	†	Consent of Scott Cragg to be named as a director

99.6	†	Consent of William Klitgaard to be named as a director

101.INS	†	XBRL Instance Document

101.SCH	†	XBRL Taxonomy Extension Schema

101.CAL	†	XBRL Taxonomy Extension Calculation Linkbase

101.DEF	†	XBRL Taxonomy Extension Definition Linkbase

101.LAB	†	XBRL Taxonomy Extension Label Linkbase

101.PRE	†	XBRL Taxonomy Extension Presentation Linkbase

*
To be filed by amendment.

†
Previously filed.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York City, New York, on the 5th day of February, 2018.

Avista Healthcare Public Acquisition Corp.
By	/s/ JOHN CAFASSO John Cafasso Chief Financial Officer (Principal Financial and Accounting Officer)

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated:

Signature	Title	Date

* Thompson Dean	Director	February 5, 2018
* David Burgstahler	Director, President and Chief Executive Officer (Principal Executive Officer)	February 5, 2018
* Håkan Björklund	Director	February 5, 2018
* Charles Harwood	Director	February 5, 2018
* Robert O'Neil	Director	February 5, 2018
* Brian Markison	Director	February 5, 2018

*By:	/s/ JOHN CAFASSO John Cafasso (as attorney-in-fact)